Filed pursuant to Rule 424(b)(4)
Registration No. 333-177985

PROSPECTUS

22,339,143 Shares

Caesars Entertainment Corporation

Common Stock

This prospectus relates solely to the resale of up to an aggregate of 22,339,143 shares of our common stock by the selling stockholders identified in this prospectus (which term as used in this prospectus includes pledgees, donees, transferees or other successors-in-interest). We are registering the offer and sale of the shares, which were acquired by the selling stockholders in the Acquisition (as defined below). See “Prospectus Summary—Our Company” on page 1 of this prospectus for a discussion of the Acquisition.

The selling stockholders may offer the shares from time to time as they may determine through public or private transactions or through other means described in the section entitled “Plan of Distribution” at prevailing market prices, at prices different than prevailing market prices or at privately negotiated prices. The prices at which the selling stockholders may sell the shares may be determined by the prevailing market price for the shares at the time of sale, may be different than such prevailing market prices or may be determined through negotiated transactions with third parties.

We will not receive any of the proceeds from the sale of these shares by the selling stockholders. We have agreed to pay all expenses relating to registering the securities. The selling stockholders will pay any brokerage commissions and/or similar charges incurred for the sale of these shares.

Prior to the date of this prospectus, there was not a public market for our shares. Because all of the shares offered under this prospectus are being offered by the selling stockholders, we cannot currently determine the price or prices at which our shares may be sold under this prospectus.

Our common stock has been approved for listing on the Nasdaq Global Select Market under the symbol “CZR.”

Investing in our common stock involves risks. You should read the section entitled “Risk Factors” beginning on page 21 for a discussion of certain risks that you should consider before investing in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Prospectus dated February 7, 2012.

You should rely only on the information contained in this prospectus or to which we have referred you. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

We have proprietary rights to a number of trademarks used in this prospectus that are important to our business, including, without limitation, Caesars Entertainment, Caesars Palace, Harrah’s, Total Rewards, World Series of Poker, Horseshoe, Paris Las Vegas, Bally’s Las Vegas and Flamingo Las Vegas. We have omitted the ® and ™ trademark designations for such trademarks named in this prospectus.

Dealer Prospectus Delivery Obligation

Until March 2, 2012, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to unsold allotments or subscriptions.

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PROSPECTUS SUMMARY

The following summary contains information about Caesars Entertainment Corporation and its common stock. It does not contain all of the information that may be important to you in making a decision to participate in the offering. For a more complete understanding of Caesars Entertainment Corporation, we urge you to read this prospectus carefully, including the sections entitled “Risk Factors,” “Cautionary Statements Concerning Forward Looking Statements” and “Where You Can Find Additional Information.” In connection with the reclassification of our common stock in 2010, we changed our name from Harrah’s Entertainment, Inc. to Caesars Entertainment Corporation, and the name of our operating company, Harrah’s Operating Company, Inc., to Caesars Entertainment Operating Company, Inc. Unless otherwise noted or indicated by the context, the term “Caesars” refers to Caesars Entertainment Corporation, “we,” “us” and “our” refer to Caesars and its consolidated subsidiaries, and “CEOC” refers to Caesars Entertainment Operating Company, Inc. Except for the financial statements included elsewhere in this prospectus and as stated otherwise herein, the share data set forth in this prospectus reflects a 1.742-for-one split of our common stock that we expect to effect prior to consummation of the IPO (as defined below).

Our Company

We are the world’s most diversified casino-entertainment provider and the most geographically diverse U.S. casino-entertainment company. As of September 30, 2011, we owned, operated or managed, through various subsidiaries, 52 casinos in 12 U.S. states and seven countries. The vast majority of these casinos operate in the United States and England, primarily under the Caesars, Harrah’s and Horseshoe brand names in the United States. As of September 30, 2011, our facilities had an aggregate of approximately three million square feet of gaming space and approximately 42,000 hotel rooms. Our industry-leading customer loyalty program, Total Rewards, has over 40 million members. We use the Total Rewards System to market promotions and to generate customer play across our network of properties. In addition, we own an online gaming business, providing for “real money” casino, bingo and poker in the United Kingdom, alliances with online gaming providers in Italy and France, “play for fun” offerings in other jurisdictions, social games on Facebook and other social media websites, and mobile application platforms. We also own and operate the World Series of Poker tournament and brand.

We derive the majority of our revenues and Property EBITDA (as defined under “—Summary Historical Consolidated Financial Data of Caesars Entertainment Corporation”) from gaming sources. However, we also generate significant revenues and Property EBITDA from other sources, such as sales of lodging, food, beverages, and entertainment.

We have grown rapidly over the years through growth in our core operating business and through a series of strategic acquisitions that have strengthened our scale, geographic diversity and market leading position. In 1998, we completed our acquisition of Showboat, Inc., and in 1999 we purchased Rio Hotel & Casino, Inc. In 2000, we completed the purchase of Players International. During the next five years, we acquired Harveys Casino Resorts (2001), Horseshoe Gaming Holding Corp. (2004), the rights to the World Series of Poker (2004) and the Imperial Palace Hotel & Casino in Las Vegas (2005). We also acquired Caesars Entertainment, Inc. in 2005 for $9.3 billion, which was, at the time, the largest acquisition in the history of the gaming industry. In 2010, we acquired Planet Hollywood Resort and Casino, or Planet Hollywood, in Las Vegas. Additionally, we have expanded internationally, completing the acquisitions of London Clubs International plc, or London Clubs, in 2006 and Macau Orient Golf, which operates a golf course on 175 acres of prime real estate through a land concession on the Cotai strip in Macau, in 2007.

We revolutionized the approach our industry takes with respect to marketing by introducing our Total Rewards loyalty program in 1997. Continual improvements have been made throughout the years enabling our system to remain the most effective in the industry and enabling us to grow and sustain revenues more efficiently than our largest competitors and generate cross-market play, which we define as play by a guest in one of our properties outside the home market of their primary gaming property. In support of our Total Rewards loyalty program, we created the Winner’s Information Network, or WINet, the industry’s first sophisticated nationwide customer database. In combination, these systems supported the first technology-based customer relationship management strategy implemented in the gaming industry and have enabled our management teams to enhance overall operating results and outperform our competition.

We have established a rich history of industry leading growth and expansion since we commenced casino operations in 1937 and became a publicly listed company in 1971. We were the first gaming company to be listed on the New York Stock Exchange, or NYSE. In 1980, we were acquired by Holiday Inns, Inc. and were delisted from the NYSE. In 1995, we again became a stand-alone company and resumed trading on the NYSE.

On December 19, 2006, we entered into a definitive merger agreement with Hamlet Holdings LLC, a Delaware limited liability company (“Hamlet Holdings”), and Hamlet Merger Inc., a Delaware corporation and a wholly owned subsidiary of Hamlet Holdings (“Merger Sub”). Hamlet Holdings and Merger Sub were formed and are controlled by affiliates of Apollo Global Management, LLC (“Apollo”) and affiliates of TPG Capital, L.P. (“TPG”) which we refer to as the Sponsors. Pursuant to the merger agreement, on January 28, 2008, Merger Sub merged with and into us, which we refer to as the Acquisition. Upon completion of the Acquisition, Hamlet Holdings, funds affiliated with and controlled by the Sponsors, certain co-investors and certain members of management became the owners of all of the outstanding Caesars equity interests. Following the IPO and the Co-Investors Transaction (as defined below), 70.1% of Caesars outstanding common stock will be subject to an irrevocable proxy that gives Hamlet Holdings, the members of which are comprised of an equal number of individuals affiliated with each of the Sponsors, sole voting and sole dispositive power with respect such shares.

Our Industry

Based on 2010 reported gaming revenues, we estimate the size of the global casino gaming industry in major gaming markets worldwide to be approximately $120 billion. Revenues in the United States are split among commercial casinos (including racetrack casinos) and tribal casinos at approximately $31 billion and approximately $27 billion, respectively. Domestic casino gaming revenues had steadily grown on an annualized basis to approximately $34 billion in 2007 until the last three years when, during the global economic recession, they contracted to $30.7 billion in 2009 and increased slightly to $30.9 billion in 2010.

The following key trends are currently affecting the U.S. gaming industry:

Liberalization of existing and new jurisdictions. Domestically, several states are in the process of either liberalizing existing gaming offerings or legalizing gaming activities where they are currently illegal. These locations are generally regional in nature and should increase overall gaming spending and open up new opportunities for ownership and management of casinos. For example, in 2010, Pennsylvania began allowing table games in casinos and in Ohio a voter referendum in November 2009 amended the state constitution to allow casinos in four cities.

Limited supply expansion in established gaming markets. We estimate there will be limited supply introduced into established markets in the foreseeable future, in part due to limited availability of construction financing and the limited number of available licenses in certain jurisdictions. The lack of additional supply being introduced should provide stability for established enterprises and lead to increased revenues and profit. For example, in the Las Vegas market there are no planned large-scale casino projects expected to open in the near term.

Favorable travel industry trends. Our industry is heavily dependent upon both the leisure and business traveler. The trends in both of these areas have turned positive since 2010, as evidenced by increasing hotel occupancy, visitor counts and convention space booking.

Potential legalization of online gaming. Globally, online gaming is currently only legal in a limited number of jurisdictions, but additional jurisdictions, including the United States, are considering legalizing and regulating online gaming, most notably poker. Prior to the Unlawful Internet Gambling Enforcement Act being passed in 2006, published reports estimated that the United States online poker industry generated $1.5 billion in revenues.

Our Competitive Strengths

We attribute our operating success and historical industry outperformance to the following key strengths that differentiate us from our competition:

One of the industry’s largest operators with leading market positions in numerous jurisdictions. We are one of the world’s largest gaming companies (as measured by net revenues and individual casinos) and the most geographically diverse U.S. casino operator. As of September 30, 2011, we owned, managed or operated 52 casinos in 12 U.S. states and seven countries. In addition, our casino properties operate as market leaders, having the #1 or #2 market share, based on revenue, in almost every major U.S. gaming market, including Las Vegas, the largest gaming market in the U.S. We use our scale and market leading position, in combination with our proprietary marketing technology and customer loyalty programs, to foster revenue growth and encourage repeat business.

Superior business model based on nationwide customer database and loyalty program. Our strategy is to generate same store gaming revenue growth and cross-market play through superior marketing and technological capabilities in combination with our nationwide casino network. The systems that we use to generate our same store gaming revenue growth and cross-market play consist of proprietary tools including Total Rewards and the WINet database. We believe these marketing tools, coupled with the industry’s broadest geographic reach, provide us with a significant competitive advantage that enables us to efficiently market our products to a large and recurring customer base, and generate profitable revenue growth.

Portfolio of the most highly recognized brand names in the gaming industry. We own, operate or manage casinos that bear many of the most highly recognized brand names in the gaming industry, including Caesars, Harrah’s, Horseshoe, Rio, Paris, Bally’s, Flamingo and Planet Hollywood. We also own the Total Rewards loyalty program and the World Series of Poker brand. Many of these brands have a strong identity and enjoy widespread customer recognition. This diverse collection of brands allows us to appeal to a wide range of customer preferences and capture multiple visits through our ability to offer differentiated gaming experiences. In casino brand awareness studies, our key brands consistently achieve higher rates of recognition overall, as compared to our competitors.

Leading innovator in the gaming industry. We have a proven record of innovation, including revolutionizing our industry’s approach to marketing with the introduction of our Total Rewards loyalty program in 1997 and applying this program nationwide and across multiple brands. We believe that our industry will continue to evolve into additional areas of gaming and entertainment, including online gaming, and we have expended resources designed to put us on the forefront of these areas. We are not aware of another U.S. land-based casino company that owns an online gaming business. In addition, we are exploring additional online entertainment offerings that capitalize on our recognized brand names, particularly our World Series of Poker and Caesars brands. We believe that we are better positioned than our competitors to take advantage of new opportunities in the gaming industry due to our history of innovation, strong brand names and current online business, and we plan to continue to invest in developing areas of the gaming industry.

Long-dated capital structure with no near-term maturities and significant liquidity. Recent capital market transactions have improved our liquidity and maturity profile and have better positioned us to grow and create value. These transactions have included two debt-for-debt exchange offers, tender offers, open market repurchases, the issuance of new first and second lien notes, an amendment to our commercial mortgage-backed securities, or CMBS, financing (the “CMBS Financing”), including a two-year maturity extension, subject to certain conditions, and an amendment to our senior secured credit facilities pursuant to which a portion of the loan was extended by three years. Through these transactions, we have reduced the amount of our debt maturing from 2012 through 2014 from $7,000.6 million to $125.8 million. These debt maturities assume that we will exercise extension options on the CMBS Financing, moving its maturity from 2013 to 2015. We have also reduced our annual interest expense through these transactions by approximately $94.0 million. Further, these transactions have enhanced our liquidity. As of September 30, 2011, we had approximately $1.2 billion of cash and cash equivalents, excluding $544.0 million in restricted cash, and $1.1 billion available under our revolving credit facility. Although we have $22,513.6 million face value of total debt outstanding at September 30, 2011, only $45.5 million of this debt is due within the next 12 months, with minimal near-term maturities thereafter, after taking into account our exercise of the extension options with respect to the CMBS Financing and the Planet Hollywood debt. Therefore, we believe that our significant liquidity combined with our debt maturity profile positions us well to capitalize on growth opportunities and an extended rebound in the broader economy. See “Risk Factors—Risks Related to Our Indebtedness” for a discussion of the risks concerning our indebtedness.

Experienced and highly motivated management team with proven track record. Our management team, led by CEO Gary W. Loveman, has built Caesars into an industry leader by geographically diversifying our operations and introducing technology-based tools to loyalty programs. A former associate professor at the Harvard University Graduate School of Business Administration, Mr. Loveman joined us as Chief Operating Officer in 1998 and drew on his extensive background in retail marketing and service-management to enhance Total Rewards. Mr. Loveman has been named “Best CEO” in the gaming and lodging industry by Institutional Investor magazine four times. In addition, our senior management operations team has an average of 27 years of industry experience. Other senior management team members possess significant experience in government and a variety of consumer industries. In addition, a significant portion of our management team’s compensation is in the form of equity and stock options, the value of which depends on our overall results and motivates our senior management to focus on maximizing our long-term earnings and equity value.

Our Business Strategy

Leverage our unique scale and proprietary loyalty programs to generate superior revenue growth and fair share. We plan to continue to aggressively leverage our nationwide distribution platform and superior marketing and technological capabilities to generate same store gaming revenue growth and cross-market play. Our Total Rewards and WINet systems include over 40 million program members with 184% growth in tracked players since 2000. Through these systems, we promote cross-market play and target our efforts and marketing expenditures on areas and customer segments that generate the highest return. This system, coupled with our vast footprint in the U.S., enables us to profitably stimulate substantial cross-market play. We offer a unique value proposition to loyal players whereby they get the best service and product in their local market, and as a reward for their loyalty, they get especially attentive and customized services in our destination markets. This two-part value proposition is unique to us and an important source of our competitive advantage. For example, a number of financial measures have improved significantly at our Planet Hollywood property since we acquired it in 2010, in large part due to our ability to stimulate cross-market play. Cross market play represents 70% and 60% of the gross gaming revenues we generate in Las Vegas and Atlantic City, respectively. The data that we collect indicates that individual customers play more with Caesars when they visit multiple properties, either during the same trip or on different occasions. Our wins per position at both destination and regional markets, as well as in our local markets, were on average 25% higher than the industry average in those markets for the first nine months of 2011. Our extensive historical knowledge and refined decision modeling procedures enable us to distribute best practices to ensure our marketing expenditures are being used to their utmost efficiency. Given our historical investments in information technology and our broad geographic footprint, we believe we have a competitive advantage with regards to stimulating revenues.

Continue to evolve our integrated marketing programs to maximize returns and maintain our competitive advantage. We have established a marketing organization that is designed to adhere to the scientific method of test and control, which we believe is the optimal approach to continued advancement and innovation. The structure and procedures embedded in our organization enable individual creativity to flourish while simultaneously ensuring impartial evaluations and the rapid transfer of best practices. The evolution of our structure has enabled us to respond more quickly to changes in customer elasticity and to have confidence in our approach with respect to our offers and incentives.

Maximize our core business profitability upon a rebound in net revenues. We operate businesses that have inherently low variable costs such that positive change in revenues should drive relatively large improvements in Income from Operations. A key determinant of hotel revenues is the average daily hotel rate, or ADR, that is charged. Increases in ADR would drive nearly a dollar for dollar improvement in Income from Operations and on our room base of 42,000 rooms, we anticipate that a $5 increase in ADR on an annual basis would equate to an improvement to annual Income from Operations of approximately $65 million. Our average system-wide ADR was $111 in 2007, compared to $91 during the last twelve months ended September 30, 2011. Likewise, we anticipate that a $5 improvement in spend per rated customer gaming trip would equate to an improvement to annual Income from Operations of approximately $95 million, and a $5 improvement per unrated customer gaming trip would equate to an improvement to annual Income from Operations of approximately $79 million. Average spending per rated customer gaming trip declined from $178 in 2007 to $162 during the last twelve months ended September 30, 2011. While we use 2007 as a measurement for our financial performance and the gaming industry in general, we may not attain those financial levels in the near term, or at all.

In addition to the inherently high variable margin nature of our businesses, we have and will continue to dedicate significant efforts towards positioning our business and cost structure to ensure we generate the maximum incremental profitability when core industry revenue growth returns. Over the last several years, our management team has instituted operational concepts, such as LEAN service operations and Kaizen activities (operational practices that consider work from the perspective of the customer and endeavor to provide service and product in the most efficient way possible) as well as dynamic volume based scheduling, with the intention to achieve consistently high efficiency rates. For example, our Kaizen efforts help our operations teams to identify more efficient ways to operate their respective businesses and provide direct management with the tools to monitor progress and to assist in the early identification of variances to the planned processes.

Additionally, we consolidated activities, refined our target marketing efforts, and drove procurement efficiencies. Moreover, we have achieved these cost savings while achieving record customer satisfaction levels since the cost savings initiatives were implemented. To further ensure that our operating structure is designed in the most effective and efficient way, in the fourth quarter of 2010, we embarked on a reorganization we refer to as “Project Renewal.” Under Project Renewal, our management team was challenged to review all of our key decision making procedures and lines of business and to identify the optimum way of structuring them given our breadth and scale of product offerings. As a result of the process, in the third quarter of 2011, we designed a unique shared services organization that will enable more efficient decision making and sharing of best practices. This organization includes business analytics, meetings and conventions, retail, database marketing, VIP marketing, our flight program, and other key areas of our operations. We anticipate that our company will have a permanently lower cost structure and will benefit from greater concentration of specified talent and quicker decision making. We will continue to make progress on Project Renewal and anticipate reaching our $400 million target and full implementation run rate at the end of 2012. To ensure that the impact from Project Renewal is reflected in our financial performance and that each planned initiative is executed, we track our progress centrally and in a detailed fashion. The savings value for each initiative is calculated by predicting the change in the expense level compared to the current expense level under constant business volumes and conditions.

As of September 30, 2011, we have realized approximately $135 million in savings associated with Project Renewal. We classify initiatives that are identified and are in the process of being implemented as “yet to be realized identified estimated cost savings.” For the purposes of our senior secured leverage ratio under our credit agreement, this amount can be added back into the EBITDA calculation to calculate Adjusted EBITDA. As of September 30, 2011, the yet to be realized identified estimated cost savings was $202.5 million. This figure increases as new initiatives that are part of Project Renewal are identified and get implemented, and decrease as the actual results become reflected in our cost structure. See “Risk Factors—Risks Related to our Business—We may not realize any or all of our projected cost savings, which would have the effect of reducing our LTM Adjusted EBITDA—Pro Forma, which would have a negative effect on our results of operations and negatively impact our covenant calculation and could have a negative effect on our stock price” on page 29 of this prospectus.

Pursue opportunistic domestic acquisitions and development opportunities. We believe our brand portfolio and recognition, coupled with the power of the Total Rewards loyalty program, uniquely positions us to capitalize on expansion into underdeveloped regional markets or to pursue opportunistic acquisitions of distressed assets. We intend to pursue these acquisitions from time to time. We believe our operating expertise and network synergies enable us to create value above and beyond what other operators can provide. Our geographically broad-based experience gives us a superior understanding of a property’s revenue potential and enables us to be the optimal partner or purchaser for select assets. For example, we executed a definitive agreement in December 2010 with Rock Gaming LLC to jointly develop, and for us to manage, two of four authorized casinos in Ohio, Horseshoe Cleveland and Horseshoe Cincinnati. As part of our investment, we agreed to contribute Thistledown Racetrack, a non-casino racetrack located outside Cleveland, to the venture, subject to certain conditions. The venture obtained financing for the casinos in August 2011 and we expect Horseshoe Cleveland to open in the second quarter of 2012 and Horseshoe Cincinnati to open in the second quarter of 2013. Commencement of operations of Horseshoe Cleveland and Horseshoe Cincinnati is subject to the receipt of gaming licenses. Along with Rock Gaming LLC and local investors in Maryland, in September 2011, a Caesars’ led group submitted a bid for a license to develop a video lottery terminal facility in Baltimore. Completion of the Baltimore license bid is subject to a number of conditions, including, without limitation, the negotiation of definitive documentation, receipt of required regulatory approvals, receipt of acceptable financing, and other terms and conditions. In addition, we intend to apply for a video lottery terminal license in Ohio in connection with our contribution of Thistledown Racetrack to Rock Gaming LLC. We believe there will be expansion opportunities in newly created U.S. regional markets due to continued legalization of gaming in new jurisdictions. Further, we believe that due to the continued global economic downturn, there will be opportunities to acquire assets at attractive valuations, such as our 2010 acquisition of Planet Hollywood, due to the fragmented nature of our industry and the benefits inherent in our scale. See “Risk Factors—Risks Related to Our Business—The acquisition, development and construction of new hotels, casinos and gaming and non-gaming venues and the expansion of existing ones could have an adverse effect on our business, financial condition and results of operations due to various factors including delays, cost overruns and other uncertainties” and “Risk Factors—Risks Related to Our Business—We may not realize all of the anticipated benefits of current or potential future acquisitions” for a discussion of the risks relating to pursuing development and expansion opportunities.

Pursue opportunities to further expand into international markets. We currently own, operate or manage 15 casino properties in international gaming markets across Europe, North America, South America and Africa. In addition, in Asia, we operate a golf course on 175 acres of prime real estate through a land concession on the Cotai strip in Macau. We believe that we remain well-positioned for international gaming growth and legalization in Asia and Europe. We are investigating various opportunities to own, operate or manage international resorts and casinos. These opportunities are at varying stages of development, such as due diligence investigations, executed confidentiality agreements, and other discussions regarding potential projects, which may or may not come to fruition. We will continue to evaluate and pursue opportunities to own, operate or manage international casinos and resorts. Our Caesars brand remains the most recognized casino brand in the world, and we plan to leverage the power of this brand, and our other brands, as we expand into international markets. In addition to international gaming opportunities, we are also actively pursuing non-gaming management, branding, and development opportunities in Asia and other parts of the world where our brands and reputation are already well-recognized assets. In 2011, we formed a group to focus on this opportunity called Caesars Global Life. In September 2011, we announced our first project, a management and branding agreement for a development, whose equity will be provided by a third party, that will be called Caesars Palace Longmu Bay. Located in Hainan, China, and at a projected cost to the owner of $470 million, it is expected to open in 2014 and will contain a 1,000-room, five-star hotel with a marina, spa, retail, gourmet dining and other amenities, including 36 holes of golf. This project will be the foundation for our expansion in China and throughout the entire Asia-Pacific region, where we expect to participate in the development of a total of 25 hotels and resorts over the next five years. See “Risk Factors—Risks Related to Our Business—The acquisition, development and construction of new hotels, casinos and gaming and non-gaming venues and the expansion of existing ones could have an adverse effect on our business, financial condition and results of operations due to various factors, including delays, cost overruns and other uncertainties” and “Risk Factors—Risks Related to Our Business—The risks associated with international operations could reduce our profits” for a discussion of the risks relating to this strategy.

Continue to grow our online business. Our globally recognized World Series of Poker and Caesars brands and our dedicated online gaming management team position us to take advantage of opportunities in the global online gaming market and to continue to develop the infrastructure to support larger scale real money online gaming as it becomes legalized and licensed in new jurisdictions. In late 2009, we launched our real money World Series of Poker and Caesars-branded poker, bingo and casino online sites in the United Kingdom. We also have alliances with online gaming providers in Italy and France. As part of our online strategy, we will continue to expand our online real money gaming offerings in legally compliant jurisdictions and offer “for fun” online gaming options in those and other jurisdictions. In May 2011, we purchased a majority stake in Playtika Ltd., or Playtika, a social games company located in Israel, and in December 2011 purchased the remaining outstanding shares of Playtika. Playtika develops social games for Facebook and other social networking websites and mobile games. In addition, we will continue to expand our World Series of Poker tournaments to international jurisdictions where we believe there is a likelihood of legalization of online gaming, in order to grow the brand’s awareness. We believe that the expansion of online gaming offerings, for real money, “for fun” and social and mobile games, will benefit our land-based portfolio due to further brand enhancement, customer acquisition in new channels, and marketing arrangements including incorporating our Total Rewards and cash-back for points programs into our online gaming offerings.

We believe that additional jurisdictions will legalize online gaming due to consumer demand, a broader understanding of the need to regulate the industry and to generate income through taxes on gaming revenue. As such, we support efforts to regulate the online gaming industry to ensure that consumers are protected. We believe that the potential for online gaming is substantial and believe that we will command, at a minimum, our fair share in any legal jurisdiction. An H2 Gaming Capital study conducted in 2010 projects that the global online gaming market will grow to $36 billion in revenues by 2012. We believe that the largest opportunity in online gaming in the near term is the potential legalization of online poker in the United States.

Recent Events

Caesars IPO

We are planning to sell our common stock in an initial public offering, or IPO, for net proceeds of approximately $13.0 million based on an offering price of $9.00 per share. We intend to use the net proceeds from the IPO for general corporate purposes, including development projects and maintenance capital expenditures. None of the Sponsor or our affiliates or employees will participate in the IPO as selling stockholders. The registration statement of which this prospectus forms a part also includes a prospectus for the IPO. See “Risk Factors—Risks Related to Our Business—The acquisition, development and construction of new hotels, casinos and gaming and non-gaming venues and the expansion of existing ones could have an adverse effect on our business, financial condition and results of operations due to various factors including delays, cost overruns and other uncertainties” for a discussion of risks relating to pursuing development and expansion opportunities.

Co-Investors Transaction

Caesars entered into a Release and Contribution Agreement, dated as of January 25, 2012 (the “Contribution Agreement”), with certain of its direct and indirect stockholders, pursuant to which Caesars, Hamlet Holdings and entities controlled by the Sponsors have agreed to release the contractual transfer restrictions on the shares of our common stock (the “Released Shares”) beneficially owned by certain indirect stockholders (the “Participating Co-Investors”). The Released Shares comprise 24,150,456 shares of our common stock. In consideration for such release, the Participating Co-Investors have agreed to direct the contribution to Caesars of a portion of the Released Shares beneficially owned by each Participating Co-Investor (the “Delivered Shares”). Caesars agreed to cause the registration for resale (the “Shelf Registration”) under the Securities Act of the remaining Released Shares not constituting Delivered Shares (the “Registered Shares”), which are the shares offered hereby, and the listing of the Registered Shares on the Nasdaq Global Select Market (“Nasdaq”). Upon the effectiveness of the Shelf Registration, which will be concurrent with the listing of our common stock on Nasdaq, 50% of the Registered Shares will be eligible for resale under the Shelf Registration to which this prospectus relates. In connection with the IPO, the Participating Co-Investors will agree not to offer or sell, dispose of or hedge, directly or indirectly, the remaining 50% of the Registered Shares without the permission of certain of the underwriters for the IPO for a period of 180 days from the pricing of the IPO, subject to certain exceptions and automatic extension in certain circumstances. The shares of common stock offered by us in the IPO, excluding any shares issued pursuant to the underwriters’ option to purchase additional shares, will be equal in number to the Delivered Shares contributed to us on behalf of the Participating Co-Investors. We refer to the transaction with the Participating Co-Investors as the “Co-Investors Transaction.”

The Sponsors are not selling their shares in the IPO or this offering. The shares held by certain affiliates of Paulson & Co. Inc. (the “Paulson Investors”) are currently eligible for resale.

Chester Bond Offering

On January 27, 2012, Chester Downs and Marina, LLC (“Chester Downs”), a majority-owned subsidiary of CEOC, priced an offering of $330 million aggregate principal amount of 9.25% senior secured notes due 2020 through a private placement. Chester Downs intends to use the proceeds of the notes to repay its existing term loan, make a distribution to Chester Downs’ managing member, Harrah’s Chester Downs Investment Company, LLC, and for other general corporate purposes. The offering is expected to close on February 3, 2012.

Amendment of Senior Secured Credit Facilities and Related Financing

On February 2, 2012, CEOC, a wholly-owned subsidiary of Caesars, announced its intent to seek amendments to its senior secured credit facilities to, among other things: (i) extend the maturity of up to $4.0 billion aggregate principal amount of B-1, B-2 and B-3 term loans held by consenting lenders (“Extending Term Lenders”) from January 28, 2015 to January 28, 2018 and increase the interest rate with respect to such extended term loans (“Extended Term Loans”); (ii) convert original maturity revolver commitments held by consenting lenders to Extended Term Loans and promptly following such conversion, repay Extended Term Loans held by any consenting lender in an amount equal to 10% of the amount of revolver commitments that such lender elected to convert; (iii) extend the maturity of original maturity revolver commitments held by consenting lenders who elect not to convert their commitments to term loans, from January 28, 2014 to January 28, 2017 and increase the interest rate and the undrawn commitment fee with respect to such extended revolver commitments and upon the effectiveness of such extension, terminate 20% of extended revolver commitments on a pro rata basis; and (iv) modify certain other provisions of the credit facilities. In connection with the proposed amendment, CEOC intends to raise up to $1.25 billion of senior secured indebtedness and use up to $1.0 billion of the net cash proceeds to repay a portion of the term loans held by each Extending Term Lender on a pro rata basis, with such repayment being applied, first, to such Extending Term Lender’s non-extended B-1, B-2 and B-3 term loans and, second, to such Extending Term Lender’s Extended Term Loans. This indebtedness would have a maturity and bear an interest rate that is higher than that of the term loans being repaid. The proposed amendment of the senior secured credit facilities and related transactions are subject to market and other conditions, and may not occur as described or at all.

The Sponsors

Apollo

Founded in 1990, Apollo is a leading global alternative asset manager with offices in New York, Los Angeles, London, Frankfurt, Luxembourg, Singapore, Hong Kong and Mumbai. As of September 30, 2011, Apollo had assets under management of approximately $65 billion in its private equity, capital markets and real estate businesses.

TPG

TPG is a leading global private investment firm founded in 1992 with $48 billion of assets under management and offices in San Francisco, Beijing, Fort Worth, Hong Kong, London, Luxembourg, Melbourne, Moscow, Mumbai, New York, Paris, Shanghai, Singapore and Tokyo. TPG has extensive experience with global public and private investments executed through leveraged buyouts, recapitalizations, spinouts, growth investments, joint ventures and restructurings.

Organizational Structure

The chart below depicts our organizational structure following the consummation of the IPO.

(1)	In connection with the Co-Investors Transaction, Hamlet Holdings has agreed to cause its irrevocable proxy to be terminated with respect to 24,150,456 of the Released Shares held by certain co-investors. Following the IPO and the Co-Investors Transaction, shares held by funds affiliated with and controlled by the Sponsors and their co-investors, representing 70.1% of Caesars outstanding common stock, will be subject to the irrevocable proxy that gives Hamlet Holdings, the members of which are comprised of an equal number of individuals affiliated with each of the Sponsors, sole voting and sole dispositive power with respect to such shares.
(2)	Shares held by Participating Co-Investors, representing 17.9% of Caesars’ common stock, will be eligible for resale upon effectiveness of the registration statement of which this prospectus forms a part and will be listed on the Nasdaq following this offering.
(3)	Consists primarily of captive insurance subsidiaries, Harrah’s BC, Inc., or HBC, and Caesars Interactive Entertainment, Inc., which owns the World Series of Poker brand and our online businesses.
(4)	Consists of Caesars Entertainment Operating Company, Inc. and its subsidiaries, which owned, operated and/or managed 46 of the 52 casinos for Caesars as of September 30, 2011.
(5)	Consists of certain affiliates of Paulson & Co. Inc. Shares held by the Paulson Investors are currently eligible for resale and will be listed on Nasdaq following this offering.
(6)	Consists of Harrah’s Las Vegas, Rio, Flamingo Las Vegas, Harrah’s Atlantic City, Paris Las Vegas and Harrah’s Laughlin. The CMBS Entities and their respective subsidiaries do not guarantee or pledge their assets as security for any indebtedness of CEOC and are not directly liable for any obligations thereunder. CEOC and its subsidiaries do not guarantee or pledge their assets as security for any indebtedness of the CMBS Entities and are not directly liable for any obligations thereunder.

Additional Information

Our principal executive offices are located at One Caesars Palace Drive, Las Vegas, NV 89109, and our telephone number is (702) 407-6000. The address of our internet site is www.caesars.com. This internet address is provided for informational purposes only and is not intended to be a hyperlink. Accordingly no information in this internet address is included or incorporated by reference herein.

The Offering

The following summary describes the principal terms of Caesars’ common stock. The “Description of Capital Stock” section of this prospectus contains more detailed descriptions of the terms and conditions of Caesars’ common stock.

Shares of common stock offered for resale by the Selling Stockholders in this offering	22,339,143 shares

Shares of common stock offered by Caesars in the IPO	1,811,313 shares

Shares to be outstanding upon completion of the IPO	125,025,500 shares

Common stock voting rights	Each share of our common stock will entitle its holder to one vote.

Dividend policy	We intend to retain all future earnings, if any, for use in the operation of our business and to fund future growth. We do not anticipate paying any dividends for the foreseeable future. The decision whether to pay dividends will be made by our board of directors in light of conditions then existing, including factors such as our results of operations, financial condition and requirements, business conditions and covenants under any applicable contractual arrangements, including our indebtedness.

Use of proceeds	We will not receive any proceeds from the sale of the shares of common stock pursuant to this prospectus.

Proposed Nasdaq trading symbol	“CZR”

Risk factors	Please see the section entitled “Risk Factors” included in this prospectus for a discussion of some of the factors you should carefully consider before deciding to invest in our common stock.

Except as otherwise indicated, all information in this prospectus:

•	assumes the IPO has been consummated and that the underwriters for the IPO have not exercised their option to purchase up to 271,697 additional shares of common stock from us;

•

does not give effect to 6,937,285 shares of our common stock issuable upon the exercise of outstanding options as of September 30, 2011, at a weighted-average exercise price of $41.37 per share, or 1,341,057 shares of common stock issuable upon the exercise of options we anticipate issuing prior to the consummation of the IPO;

•

does not give effect to 56,778 shares of our common stock issuable upon the exercise of outstanding warrants as of September 30, 2011, at a weighted-average exercise price of $57.41 per share, or 64,051 shares of common stock issuable upon the exercise of warrants issued subsequent to September 30, 2011 at a weighted-average exercise price of $23.87 per share;

•	does not give effect to 536,452 shares of our common stock reserved for future issuance under the Caesars Entertainment Corporation Management Equity Incentive Plan; and

•	does not give effect to 6,867,018 shares of our common stock reserved for future issuance under the Caesars Entertainment Corporation 2012 Performance Incentive Plan.

Summary Historical Consolidated Financial Data of Caesars Entertainment Corporation

The following tables present our summary historical consolidated financial information as of and for the periods presented. The summary historical consolidated financial information for the periods from January 1, 2008 through January 27, 2008 (Predecessor) and from January 28, 2008 through December 31, 2008, and for the years ended December 31, 2009 and 2010 (Successor) should be read in conjunction with our audited consolidated financial statements as of December 31, 2010 included elsewhere in this prospectus. The summary historical consolidated financial information as of December 31, 2008 has been derived from our audited consolidated financial statements not included in this prospectus. The summary historical consolidated financial information as of September 30, 2011 and for the nine month periods ended September 30, 2010 and 2011 are derived from, and should be read in conjunction with, our unaudited consolidated condensed financial statements as of September 30, 2011 included elsewhere in this prospectus. The summary historical consolidated financial information as of September 30, 2010 has been derived from our unaudited consolidated condensed financial statements not included in this prospectus. Except as otherwise described herein, our interim unaudited financial statements have been prepared on a basis consistent with our annual audited financial statements and, in the opinion of management, include all adjustments, consisting of normal recurring accruals, considered necessary for a fair presentation of such data. Except as otherwise specified in the tables below, the per share data included in this summary historical financial information does not reflect the 1.742-for-one split of our common stock that we expect to effect prior to consummation of the IPO.

You should read this data in conjunction with the “Selected Historical Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and notes thereto included elsewhere in this prospectus. The audited consolidated financial statements as of December 31, 2009 and 2010, for the periods from January 1, 2008 through January 27, 2008 and from January 28, 2008 through December 31, 2008, and the years ended December 31, 2009 and 2010 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm.

Caesars Entertainment Corporation

Summary Historical Consolidated Financial Data

	Predecessor	Successor
(In millions, except per share data)	January 1, 2008 through January 27, 2008	January 28, 2008 through December 31, 2008	Year Ended December 31, 2009	Year Ended December 31, 2010	Nine Months Ended September 30, 2010	Nine Months Ended September 30, 2011
Consolidated Statement of Operations
Revenues
Casino	$614.6	$7,476.9	$7,124.3	$6,917.9	$5,251.3	$5,029.5
Food and beverage	118.4	1,530.2	1,479.3	1,510.6	1,157.8	1,165.0
Rooms	96.4	1,174.5	1,068.9	1,132.3	858.5	917.2
Management fees	5.0	59.1	56.6	39.1	31.2	27.7
Other	42.7	624.8	592.4	576.3	439.9	473.4
Less: casino promotional allowances	(117.0)	(1,498.6)	(1,414.1)	(1,357.6)	(1,041.1)	(950.7)

Net revenues	760.1	9,366.9	8,907.4	8,818.6	6,697.6	6,662.1

Operating Expenses
Direct
Casino	340.6	4,102.8	3,925.5	3,948.9	2,982.9	2,827.9
Food and beverage	50.5	639.5	596.0	621.3	469.7	500.3
Rooms	19.6	236.7	213.5	259.4	195.5	217.1
Property general and administrative and other	178.2	2,143.0	2,018.8	2,061.7	1,580.0	1,593.0
Depreciation and amortization	63.5	626.9	683.9	735.5	548.1	532.2
Project opening costs	0.7	28.9	3.6	2.1	4.0	4.2
Write-downs, reserves and recoveries	4.7	16.2	107.9	147.6	136.3	82.9
Impairment of intangible assets	—	5,489.6	1,638.0	193.0	144.0	—
(Income)/loss in non-consolidated affiliates	(0.5)	2.1	2.2	1.5	2.1	4.2
Corporate expense	8.5	131.8	150.7	140.9	103.8	115.1
Acquisition and integration costs	125.6	24.0	0.3	13.6	8.3	3.6
Amortization of intangible assets	5.5	162.9	174.8	160.8	121.7	117.7

Total operating expenses	796.9	13,604.4	9,515.2	8,286.3	6,296.4	5,998.2

Income/(loss) from operations	(36.8)	(4,237.5)	(607.8)	532.3	401.2	663.9
Interest expense, net of interest capitalized	(89.7)	(2,074.9)	(1,892.5)	(1,981.6)	(1,471.9)	(1,448.3)
Gains on early extinguishments of debt	—	742.1	4,965.5	115.6	48.7	47.9
Other income, including interest income	1.1	35.2	33.0	41.7	28.2	16.7

Income/(loss) from continuing operations before income taxes	(125.4)	(5,535.1)	2,498.2	(1,292.0)	(993.8)	(719.8)
Benefit/(provision) for income taxes	26.0	360.4	(1,651.8)	468.7	364.5	248.5

Income/(loss) from continuing operations, net of tax	(99.4)	(5,174.7)	846.4	(823.3)	(629.3)	(471.3)
Income from discontinued operations, net of tax	0.1	90.4	—	—	—	—

Net income/(loss)	(99.3)	(5,084.3)	846.4	(823.3)	(629.3)	(471.3)
Less: net (income)/loss attributable to non-controlling interests	(1.6)	(12.0)	(18.8)	(7.8)	(5.1)	4.3

Net income/(loss) attributable to Caesars	(100.9)	(5,096.3)	827.6	(831.1)	(634.4)	(467.0)
Preferred stock dividends	—	(297.8)	(354.8)	—	—	—

Net income/(loss) attributable to common stockholders	$(100.9)	$(5,394.1)	$472.8	$(831.1)	$(634.4)	$(467.0)

Earnings per share—basic
Income/(loss) from continuing operations	$(0.54)	$(134.59)	$11.62	$(14.58)	$(11.70)	$(6.50)
Discontinued operations, net	—	2.22	—	—	—	—

Net income/(loss)	$(0.54)	$(132.37)	$11.62	$(14.58)	$(11.70)	$(6.50)

Earnings per share—diluted
Income/(loss) from continuing operations	$(0.54)	$(134.59)	$6.88	$(14.58)	$(11.70)	$(6.50)
Discontinued operations, net	—	2.22	—	—	—	—

Net income/(loss)	$(0.54)	$(132.37)	$6.88	$(14.58)	$(11.70)	$(6.50)

Basic weighted-average common shares outstanding	188.1	40.8	40.7	57.0	54.2	71.8

Diluted weighted-average common shares outstanding	188.1	40.8	120.2	57.0	54.2	71.8

	Predecessor	Successor
Pro-Forma for stock split (1) (In millions, except per share data)	January 1, 2008 through January 27, 2008	January 28, 2008 through December 31, 2008	Year Ended December 31, 2009	Year Ended December 31, 2010	Nine Months Ended September 30, 2010	Nine Months Ended September 30, 2011

Earnings per share—basic
Income/(loss) from continuing operations		$(77.26)	$6.67	$(8.37)	$(6.72)	$(3.73)
Discontinued operations, net		1.27	—	—	—	—

Net income/(loss)		$(75.99)	$6.67	$(8.37)	$(6.72)	$(3.73)

Earnings per share—diluted
Income/(loss) from continuing operations		$(77.26)	$3.95	$(8.37)	$(6.72)	$(3.73)
Discontinued operations, net		1.27	—	—	—	—

Net income/(loss)		$(75.99)	$3.95	$(8.37)	$(6.72)	$(3.73)

Basic weighted-average common shares outstanding		71.0	70.9	99.3	94.4	125.1

Diluted weighted-average common shares outstanding		71.0	209.4	99.3	94.4	125.1

(1)	As adjusted on a pro-forma basis to reflect the 1.742-for-one split of our common stock. As the Predecessor operated under a different capital structure than the Successor, the earnings per share data, pro-forma for stock split, is not presented for the period from January 1, 2008 through January 27, 2008 (Predecessor).

	Predecessor	Successor
(In millions, except ratio data)	January 1, 2008 through January 27, 2008	January 28, 2008 through December 31, 2008	Year Ended December 31, 2009	Year Ended December 31, 2010	Nine Months Ended September 30, 2010	Nine Months Ended September 30, 2011
Balance Sheet Data (at period end)
Cash and cash equivalents		$650.5	$918.1	$987.0	$1,323.7	$1,150.7
Working capital		(536.4)	(6.6)	207.7	121.7	235.8
Total assets		31,048.6	28,979.2	28,587.7	29,287.9	28,866.1
Total debt		23,208.9	18,943.1	18,841.1	19,717.1	19,620.6
Total stockholders’ equity/(deficit)		(1,360.8)	(867.0)	1,672.6	1,062.6	1,205.9

Other Financial Data
Capital expenditures, net of changes in construction payables	$125.6	$1,181.4	$464.5	$160.7	$124.6	$164.9
EBITDA(1)	35.5	(2,610.3)	5,210.6	1,555.6	1,127.5	1,375.8
Property EBITDA(2)	171.2	2,244.9	2,153.6	1,927.3	1,469.5	1,523.8
Total debt, net of cash and cash equivalents		22,558.4	18,025.0	17,854.1	18,393.4	18,469.9
Ratio of total debt, net of cash and cash equivalents to EBITDA(1)(3)		(8.6):1	3.5:1	11.5:1	8.5:1	10.2:1

			Successor
			Twelve Months Ended December 31, 2009	Twelve Months Ended December 31, 2010	Twelve Months Ended September 30, 2010	Twelve Months Ended September 30, 2011
LTM Adjusted EBITDA—Pro Forma(4)			$2,296.5	$2,094.4	$1,950.4	$2,120.0

(1)	We define EBITDA as net income/(loss) attributable to Caesars before (i) interest expense, net of capitalized interest and interest income, (ii) (benefit)/provision for income taxes, and (iii) depreciation and amortization.

Set forth below is a reconciliation of net income/(loss) attributable to Caesars, our most comparable measure in accordance with accounting principles generally accepted in the United States (“GAAP”), to EBITDA for the periods indicated.

	Predecessor	Successor
(In millions)	January 1, 2008 through January 27, 2008	January 28, 2008 through December 31, 2008	Year Ended December 31, 2009	Year Ended December 31, 2010	Nine Months Ended September 30, 2010	Nine Months Ended September 30, 2011
Net Income/(loss) attributable to Caesars	$(100.9)	$(5,096.3)	$827.6	$(831.1)	$(634.4)	$(467.0)
Interest expense, net of interest capitalized and interest income	89.7	2,041.2	1,859.2	1,947.6	1,448.0	1,432.4
(Benefit)/provision for income taxes	(26.0)	(360.4)	1,651.8	(468.7)	(364.5)	(248.5)
Depreciation and amortization	72.7	805.2	872.0	907.8	678.4	658.9

EBITDA	$35.5	$(2,610.3)	$5,210.6	$1,555.6	$1,127.5	$1,375.8

EBITDA is a non-GAAP financial measure commonly used in our industry and should not be construed as an alternative to net income/(loss) as an indicator of operating performance or as an alternative to cash flow provided by operating activities as a measure of liquidity as determined in accordance with GAAP. We have included EBITDA because we believe it provides management and investors with additional information to measure our performance and liquidity.

EBITDA has important limitations as an analytical tool and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. For example, EBITDA:

•	does not reflect the significant interest expenses, or the cash requirements necessary to service interest or principal payments, on our debt;

•	does not reflect any cash requirements for the assets being depreciated and amortized that may have to be replaced in the future; and

•	excludes tax payments that represent a reduction in cash available to us.

(2)	We present Property EBITDA as a supplemental measure of our performance. We define Property EBITDA as revenues less property operating expenses. Set forth below is a reconciliation of net income/(loss), our most comparable measure in accordance with GAAP, to Property EBITDA. Property EBITDA is comprised of net income/(loss) before (i) interest expense, net of interest capitalized and interest income, (ii) (benefit)/provision for income taxes, (iii) depreciation and amortization, (iv) corporate expenses and (v) certain items that we do not consider indicative of our ongoing operating performance at an operating property level. In evaluating Property EBITDA, you should be aware that in the future we may incur expenses that are the same or similar to some of the adjustments in this presentation. Our presentation of Property EBITDA should not be construed as an inference that our future results will be unaffected by unusual or unexpected items.

Property EBITDA is a non-GAAP financial measure commonly used in our industry and should not be construed as an alternative to net income/(loss) as an indicator of operating performance or as an alternative to cash flow provided by operating activities as a measure of liquidity (as determined in accordance with GAAP). Property EBITDA, as calculated in this prospectus, may not be comparable to similarly titled measures reported by other companies within our industry. We have included Property EBITDA because our management uses Property EBITDA to measure performance and allocate resources, and we believe that Property EBITDA provides investors with additional information consistent with that used by our management.

	Predecessor	Successor
(In millions)	January 1, 2008 through January 27, 2008	January 28, 2008 through December 31, 2008	Year Ended December 31, 2009	Year Ended December 31, 2010	Nine Months Ended September 30, 2010	Nine Months Ended September 30, 2011
Net income/(loss)	$(99.3)	$(5,084.3)	$846.4	$(823.3)	$(629.3)	$(471.3)
Interest expense, net of interest capitalized	$89.7	$2,074.9	$1,892.5	$1,981.6	$1,471.9	$1,448.3
Other income, including interest income	(1.1)	(35.2)	(33.0)	(41.7)	(28.2)	(16.7)
(Benefit)/provision for income taxes	(26.0)	(360.4)	1,651.8	(468.7)	(364.5)	(248.5)
Depreciation and amortization	63.5	626.9	683.9	735.5	548.1	532.2
Amortization of intangible assets	5.5	162.9	174.8	160.8	121.7	117.7
Impairment of intangible assets	—	5,489.6	1,638.0	193.0	144.0	—
Write-downs, reserves and recoveries	4.7	16.2	107.9	147.6	136.3	82.9
Gains on early extinguishments of debt	—	(742.1)	(4,965.5)	(115.6)	(48.7)	(47.9)
Project opening costs	0.7	28.9	3.6	2.1	4.0	4.2
Acquisition and integration costs	125.6	24.0	0.3	13.6	8.3	3.6
Income from discontinued operations, net of tax	(0.1)	(90.4)	—	—	—	—
Income/(loss) in non-consolidated affiliates	(0.5)	2.1	2.2	1.5	2.1	4.2
Corporate expense	8.5	131.8	150.7	140.9	103.8	115.1

Property EBITDA	$171.2	$2,244.9	$2,153.6	$1,927.3	$1,469.5	$1,523.8

Property EBITDA has important limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under GAAP. For example, Property EBITDA:

•	does not reflect the significant interest expenses, or the cash requirements necessary to service interest or principal payments, on our debt;

•	does not reflect any cash requirements for the assets being depreciated and amortized that may have to be replaced in the future;

•	excludes tax payments that represent a reduction in cash available to us;

•	does not reflect our corporate expenses not specifically related to our properties, including, without limitation, management fees that may be paid to our sponsors;

•	does not reflect our capital expenditures, future requirements for capital expenditures or contractual commitments; and

•

does not reflect other amounts such as project opening costs and other items, acquisition and integration costs, and other types of costs that are excluded from management’s performance measurement of its properties.

(3)	The ratio of total debt, net of cash and cash equivalents to EBITDA for the nine-month periods ended September 30, 2010 and 2011 has been calculated using EBITDA on a last twelve months basis as shown in footnote (4) below.

(4)	LTM Adjusted EBITDA—Pro Forma is calculated in accordance with the indentures governing CEOC’s existing notes and the credit agreement governing CEOC’s senior secured credit facilities. LTM Adjusted EBITDA—Pro Forma is net income/(loss) attributable to Caesars adjusted for certain non-cash and other items that are included in net income (loss). We present LTM Adjusted EBITDA—Pro Forma as a supplemental measure of our performance and believe that LTM Adjusted EBITDA—Pro Forma provides investors with additional information and allows a better understanding of the results of operational activities separate from the financial impact of decisions made for the long-term benefit of our company. Our ability to engage in activities such as incurring additional indebtedness, making investments and paying dividends is tied to a fixed charge coverage ratio, a total first priority secured leverage ratio and a consolidated leverage ratio under the senior secured credit facilities based on LTM Adjusted EBITDA—Pro Forma for CEOC and its consolidated restricted subsidiaries. In addition, CEOC is required to maintain a senior secured leverage ratio under its credit agreement. Accordingly, we believe it is useful to provide the calculation of LTM Adjusted EBITDA—Pro Forma for purposes of determining our ability to engage in these activities. We are in compliance with all the covenants under our various debt agreements. For a more detailed discussion of CEOC’s covenant compliance and the required ratios, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Capital Resources.” We also present LTM Adjusted EBITDA—Pro Forma to provide investors with additional information regarding the pro forma impact of properties that are anticipated to be acquired or disposed and of yet-to-be realized savings from our cost savings initiatives.

LTM Adjusted EBITDA—Pro Forma is a non-GAAP financial measure and should not be construed as an alternative to net income/(loss) attributable to Caesars as an indicator of operating performance. LTM Adjusted EBITDA—Pro Forma is not comparable to similarly titled measures reported by other companies. We have included LTM Adjusted EBITDA—Pro Forma because we believe it provides management and investors with additional information to measure our performance and liquidity, consistent with the information also used by our management and certain of our lenders to measure our performance and liquidity.

LTM Adjusted EBITDA—Pro Forma has important limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under GAAP. For example, LTM Adjusted EBITDA—Pro Forma:

•	does not reflect the significant interest expenses, or the cash requirements necessary to service interest or principal payments, on our debt;

•	does not reflect any cash requirements for the assets being depreciated and amortized that may have to be replaced in the future;

•	excludes tax payments that represent a reduction in cash available to us;

•	does not reflect changes in, or cash requirements for, our working capital needs;

•	does not reflect our capital expenditures, future requirements for capital expenditures or contractual commitments; and

•	does not reflect management fees that may be paid to the Sponsors.

LTM Adjusted EBITDA—Pro Forma includes further adjustments for pro forma adjustments for yet-to-be realized cost savings. No assurance can be given that such cost savings will occur. See “Risk Factors—Risks Related to Our Business—We may not realize any or all of our projected cost savings, which would have the effect of reducing our LTM Adjusted EBITDA—Pro Forma, which would have a negative effect on our results of operations and negatively impact our covenant calculation and could have a negative effect on our stock price.”

LTM Adjusted EBITDA—Pro Forma includes the results of our CMBS properties, Planet Hollywood and certain other subsidiary entities, which results would be excluded for purposes of calculating last twelve months’ adjusted EBITDA for CEOC under our debt agreements, as the entities owning those properties are neither obligors nor guarantors under our debt agreements. As a result, LTM Adjusted EBITDA—Pro Forma for Caesars is higher than the same measure for CEOC.

Adjustments similar to the ones reflected in the calculation of LTM Adjusted EBITDA—Pro Forma have been recorded in earlier periods, and similar types of adjustments can reasonably be expected to be recorded in future periods. Our presentation of LTM Adjusted EBITDA—Pro Forma should not be construed as in inference that our future results will be unaffected by unusual or non-recurring items.

Using only the non-GAAP earnings measure would have material limitations because its calculation is based on the subjective determination of management regarding the nature and classification of events and circumstances that investors may find material. Management compensates for these limitations by using both GAAP and non-GAAP earnings measures reflected above to understand and analyze the results of the business. We believe investors find the non-GAAP information helpful in understanding the ongoing performance of operations separate from items that may have a disproportionate positive or negative impact on our financial results in any particular period.

Set forth below is a reconciliation of net income/(loss) attributable to Caesars, our most comparable measure in accordance with GAAP , to LTM Adjusted EBITDA—Pro Forma for the periods indicated:

	Successor	Successor	Successor	Successor
(In millions)	Twelve Months Ended December 31, 2009	Twelve Months Ended December 31, 2010	Twelve Months Ended September 30, 2010	Twelve Months Ended September 30, 2011
Net income/(loss) attributable to Caesars	$827.6	$(831.1)	$(338.8)	$(663.7)
Interest expense, net of interest capitalized and interest income	1,859.2	1,947.6	1,925.7	1,932.0
(Benefit)/provision for income taxes	1,651.8	(468.7)	(303.5)	(352.7)
Depreciation and amortization	872.0	907.8	891.6	888.3

EBITDA	5,210.6	1,555.6	2,175.0	1,803.9
Project opening costs, abandoned projects and development costs(a)	3.5	31.2	31.8	35.3
Acquisition and integration costs(b)	0.3	13.6	8.3	8.9
Gains on early extinguishments of debt(c)	(4,965.5)	(115.6)	(735.0)	(114.8)
Net income/(loss) attributable to non-controlling interests, net of (distributions)(d)	(1.5)	(2.3)	(2.4)	(12.6)
Impairment of intangible assets, including goodwill(e)	1,638.0	193.0	156.3	49.0
Non-cash expense for stock compensation benefits(f)	16.3	18.1	20.3	19.2
Expected recoveries from insurance claims for flood losses(g)	—	—	—	14.0
Other items(h)	169.0	177.6	195.6	114.6

Adjusted EBITDA	2,070.7	1,871.2	1,849.9	1,917.5

Pro forma adjustment for acquired, new or disposed properties(i)	17.0	15.7	14.9	—
Pro forma adjustment for yet-to-be realized cost savings(j)	208.8	207.5	85.6	202.5

LTM Adjusted EBITDA—Pro Forma	$2,296.5	$2,094.4	$1,950.4	$2,120.0

See page 20 for footnotes.

Reconciliation of net income/(loss) attributable to Caesars to LTM Adjusted EBITDA—Pro Forma (continued):

	Successor
(In millions)	Nine Months Ended September 30, 2010	Twelve Months Ended December 31, 2010	Nine Months Ended September 30, 2011	Twelve Months Ended September 30, 2011(1)
Net income/(loss) attributable to Caesars	$(634.4)	$(831.1)	$(467.0)	$(663.7)
Interest expense, net of interest capitalized and interest income	1,448.0	1,947.6	1,432.4	1,932.0
(Benefit)/provision for income taxes	(364.5)	(468.7)	(248.5)	(352.7)
Depreciation and amortization	678.4	907.8	658.9	888.3

EBITDA	1,127.5	1,555.6	1,375.8	1,803.9
Project opening costs, abandoned projects and development costs(a)	31.1	31.2	35.2	35.3
Acquisition and integration costs(b)	8.3	13.6	3.6	8.9
Gains on early extinguishments of debt(c)	(48.7)	(115.6)	(47.9)	(114.8)
Loss attributable to non-controlling interests, net of (distributions)(d)	(0.7)	(2.3)	(11.0)	(12.6)
Impairment of intangible assets, including goodwill(e)	144.0	193.0	—	49.0
Non-cash expense for stock compensation benefits(f)	16.5	18.1	17.6	19.2
Expected recoveries from insurance claims for flood losses(g)	—	—	14.0	14.0
Other items(h)	153.3	177.6	90.3	114.6

Adjusted EBITDA	$1,431.3	$1,871.2	$1,477.6	1,917.5

Pro forma adjustment for yet-to-be realized cost savings(j)				202.5

LTM Adjusted EBITDA—Pro Forma				$2,120.0

(1)	LTM calculated as nine months ended September 30, 2011, plus the twelve months ended December 31, 2010, less the nine months ended September 30, 2010.

See page 20 for footnotes.

Reconciliation of net income/(loss) attributable to Caesars to LTM Adjusted EBITDA—Pro Forma (continued):

	Successor
(In millions)	Nine Months Ended September 30, 2009	Twelve Months Ended December 31, 2009	Nine Months Ended September 30, 2010	Twelve Months Ended September 30, 2010(1)
Net income/(loss) attributable to Caesars	$532.0	$827.6	$(634.4)	$(338.8)
Interest expense, net of interest capitalized and interest income	1,381.5	1,859.2	1,448.0	1,925.7
(Benefit)/provision for income taxes	1,590.8	1,651.8	(364.5)	(303.5)
Depreciation and amortization	658.8	872.0	678.4	891.6

EBITDA	4,163.1	5,210.6	1,127.5	2,175.0
Project opening costs, abandoned projects and development costs(a)	2.8	3.5	31.1	31.8
Acquisition and integration costs(b)	0.3	0.3	8.3	8.3
Gains on early extinguishments of debt(c)	(4,279.2)	(4,965.5)	(48.7)	(735.0)
Net income/(loss) attributable to non-controlling interests, net of (distributions)(d)	0.2	(1.5)	(0.7)	(2.4)
Impairment of intangible assets, including goodwill(e)	1,625.7	1,638.0	144.0	156.3
Non-cash expense for stock compensation benefits(f)	12.5	16.3	16.5	20.3
Other items(h)	126.7	169.0	153.3	195.6

Adjusted EBITDA	$1,652.1	$2,070.7	$1,431.3	1,849.9

Pro forma adjustment for acquired, new or disposed properties(i)				14.9
Pro forma adjustment for yet-to-be realized cost savings(j)				85.6

LTM Adjusted EBITDA—Pro Forma				$1,950.4

(1)	LTM calculated as the nine months ended September 30, 2010, plus the twelve months ended December 31, 2009, less the nine months ended September 30, 2009.

(a)

Amounts represent pre-opening costs incurred in connection with new property openings and expansion projects at existing properties, as well as any non-cash write-offs of abandoned development projects.

(b)

Amounts include certain one-time costs associated with the 2010 acquisition of Planet Hollywood and with development activities in the Ohio and Pennsylvania markets, which are infrequently occurring costs associated with acquisition initiatives.

(c)

Amounts represent the difference between the fair value of consideration paid and the book value, net of deferred financing costs, of debt retired through debt extinguishment transactions, which are capital structure-related, rather than operational-type costs.

(d)

Amounts represent minority owners’ share of income/(loss) from our majority-owned consolidated subsidiaries, net of cash distributions to minority owners, which is a non-cash item as it excludes any cash distributions.

(e)	Amounts represent non-cash charges to impair intangible assets primarily resulting from changes in the business outlook in light of the economic downturns in prior periods.

(f)	Amounts represent non-cash stock-based compensation expense related to stock options granted to our employees.

(g)	Amounts represent the expected cash payments to be received from our insurance carriers to compensate us for lost profits during the floods that occurred in 2011.

(h)

Amounts represent add-backs and deductions from EBITDA, whether permitted and/or required under the indentures governing CEOC’s existing notes and the credit agreement governing CEOC’s senior secured credit facilities, included in arriving at LTM Adjusted EBITDA – Pro Forma but not separately identified. Such add-backs and deductions include litigation awards and settlements, severance and relocation costs, permit remediation costs, gains and losses from disposals of assets, costs incurred in connection with implementing our efficiency and cost-saving programs, our insurance policy deductibles incurred as a result of catastrophic events such as floods and hurricanes, and non-cash equity in earnings of non-consolidated affiliates (net of distributions).

(i)

Amounts represent the estimated annualized impact of operating results related to newly completed construction projects, combined with the estimated annualized EBITDA impact associated with properties acquired or disposed of during the period.

(j)

Amounts represent adjustments to reflect the impact of annualized run-rate cost savings and anticipated future cost savings to be realized from our announced Project Renewal and other profitability improvement programs.

RISK FACTORS

You should carefully consider the risk factors set forth below, as well as the other information contained in this prospectus. Any of the following risks could materially and adversely affect our business, financial condition or results of operations. In such a case, you may lose all or a part of your original investment.

Risks Related to Our Indebtedness

Our substantial indebtedness could adversely affect our ability to raise additional capital to fund our operations, limit our ability to react to changes in the economy or our industry and prevent us from making debt service payments.

We are a highly leveraged company. As of September 30, 2011, we had $22,513.6 million face value of outstanding indebtedness. Assuming constant outstanding balances and interest rates, our debt service obligation for the next twelve months is $1,737.2 million, which includes required interest payments of $1,691.7 million. These amounts do not include up to $1,140.0 million of notes that are held by HBC, all of which are deemed outstanding by CEOC but not by Caesars.

Our substantial indebtedness could:

•	limit our ability to borrow money for our working capital, capital expenditures, development projects, debt service requirements, strategic initiatives or other purposes;

•

make it more difficult for us to satisfy our obligations with respect to our indebtedness, and any failure to comply with the obligations of any of our debt instruments, including restrictive covenants and borrowing conditions, could result in an event of default under the agreements governing our indebtedness;

•

require us to dedicate a substantial portion of our cash flow from operations to the payment of interest and the repayment of our indebtedness thereby reducing funds available to us for other purposes;

•	limit our flexibility in planning for, or reacting to, changes in our operations or business;

•	make us more highly leveraged than some of our competitors, which may place us at a competitive disadvantage;

•	make us more vulnerable to downturns in our business or the economy;

•	restrict us from making strategic acquisitions, developing new gaming facilities, introducing new technologies or exploiting business opportunities;

•	affect our ability to renew gaming and other licenses;

•	limit, along with the financial and other restrictive covenants in our indebtedness, among other things, our ability to borrow additional funds or dispose of assets; and

•	expose us to the risk of increased interest rates as certain of our borrowings are at a variable rate of interest.

Despite our substantial indebtedness, we may still be able to incur significantly more debt. This could intensify the risks described above.

We and our subsidiaries may be able to incur substantial indebtedness at any time, and from time to time, including in the near future. Although the terms of the agreements governing our indebtedness contain restrictions on our ability to incur additional indebtedness, these restrictions are subject to a number of important qualifications and exceptions, and the indebtedness incurred in compliance with these restrictions could be substantial.

For example, as of September 30, 2011, we had $1,080.2 million available for additional borrowing under our senior secured revolving credit facility after giving effect to $126.6 million in outstanding letters of credit thereunder, all of which would be secured. Our senior secured credit facilities allow for one or more future issuances of additional secured notes or loans, which may include, in each case, indebtedness secured on a pari passu basis with the obligations under the senior secured credit facilities and our first lien notes. In addition, Caesars has no restrictions on its ability to incur debt. This indebtedness could be used for a variety of purposes, including financing capital expenditures, refinancing or repurchasing our outstanding indebtedness, including existing unsecured indebtedness, or for general corporate purposes. We have raised and expect to continue to raise debt, including secured debt, to directly or indirectly refinance our outstanding unsecured debt on an opportunistic basis, as well as to finance development and expansion opportunities.

Our debt agreements contain restrictions that limit our flexibility in operating our business.

Our senior secured credit facilities, the CMBS mortgage loan and/or related mezzanine loans the (“CMBS Loans”), the indentures governing most of our existing notes, the senior secured loan related to the development of Octavius Tower at Caesars Palace Las Vegas and Project Linq, the senior secured loan of PHW Las Vegas, LLC and the senior secured loan of Chester Downs contain, and any future indebtedness of ours would likely contain, a number of covenants that impose significant operating and financial restrictions on us, including restrictions on our and our subsidiaries’ ability to, among other things:

•	incur additional debt or issue certain preferred shares;

•	pay dividends on or make distributions in respect of our common stock or make other restricted payments;

•	make certain investments;

•	sell certain assets;

•	create liens on certain assets;

•	consolidate, merge, sell or otherwise dispose of all or substantially all of our assets;

•	enter into certain transactions with our affiliates; and

•	designate our subsidiaries as unrestricted subsidiaries.

As a result of these covenants, we are limited in the manner in which we conduct our business, and we may be unable to engage in favorable business activities or finance future operations or capital needs.

We have pledged and will pledge a significant portion of our assets as collateral under our senior secured credit facilities, our CMBS Loans, our first lien notes, our second lien notes, the senior secured loan of PHW Las Vegas, LLC, or PHW Las Vegas, the senior secured loan related to the development of the Octavius Tower at Caesars Palace Las Vegas, the Octavius Tower or Project Octavius, and a retail, dining and entertainment corridor located between the Imperial Palace Hotel and Casino and the Flamingo Las Vegas on the Las Vegas strip, or Project Linq, or the senior secured loan of Chester Downs. If any of these lenders accelerate the repayment of borrowings, there can be no assurance that we will have sufficient assets to repay our indebtedness.

Under our senior secured credit facilities, we are required to satisfy and maintain specified financial ratios. Our ability to meet those financial ratios can be affected by events beyond our control, and there can be no assurance that we will meet those ratios. A failure to comply with the covenants contained in our senior secured credit facilities or our other indebtedness could result in an event of default under the facilities or the existing agreements, which, if not cured or waived, could have a material adverse affect on our business, financial condition and results of operations. In the event of any default under our senior secured credit facilities or our other indebtedness, the lenders thereunder:

•	will not be required to lend any additional amounts to us;

•	could elect to declare all borrowings outstanding, together with accrued and unpaid interest and fees, to be due and payable and terminate all commitments to extend further credit; or

•	require us to apply all of our available cash to repay these borrowings.

Such actions by the lenders could cause cross defaults under our other indebtedness. If we were unable to repay those amounts, the lenders under our senior secured credit facilities, our CMBS Loans and our first and second lien notes could proceed against the collateral granted to them to secure that indebtedness.

If the indebtedness under our first and second lien notes, senior secured credit facilities, CMBS Loans or our other indebtedness were to be accelerated, there can be no assurance that our assets would be sufficient to repay such indebtedness in full.

We may be unable to generate sufficient cash to service all of our indebtedness, and may be forced to take other actions to satisfy our obligations under our indebtedness that may not be successful. If we are unable to satisfy or refinance our debt obligations as they come due, we cannot assure you that your investment in our company will retain any value.

Our ability to satisfy our debt obligations will depend upon, among other things:

•	our future financial and operating performance, which will be affected by prevailing economic conditions and financial, business, regulatory and other factors, many of which are beyond our control;

•

our future ability to borrow under our senior secured credit facilities, the availability of which depends on, among other things, our complying with the covenants in our senior secured credit facilities; and

•	our ability to refinance our debt, which depends on the condition of the capital markets and our financial condition at such time.

We may be unable to generate sufficient cash flow from operations, or unable to draw under our senior secured credit facilities or otherwise, in an amount sufficient to fund our liquidity needs.

Our ability to restructure or refinance our debt will depend on the condition of the capital markets and our financial condition at such time. As of September 30, 2011, approximately $11.1 billion face value of our indebtedness, including the CMBS Financing (assuming the extension options with respect to such debt are exercised), will mature in 2015, representing approximately 49% of our total debt (at face value) as of September 30, 2011. For a discussion of our debt maturities, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Guarantees of Third-Party Debt and Other Obligations and Commitments—Contractual Obligations.” We do not expect that our cash flow from operations will be sufficient to repay this indebtedness, and we will have to seek a refinancing. We cannot predict at this time whether we will be able to secure any such refinancing, even if market conditions and our financial condition improve between now and then. The market for CMBS financings has substantially decreased since we raised the CMBS financing and it is uncertain whether we will be able to refinance the entire outstanding principal amount of our indebtedness that will be due in 2015, including the CMBS Financing. Even if refinancing alternatives were available to us, we may not find them suitable or at comparable interest rates to the indebtedness being refinanced. In addition, the terms of existing or future debt agreements may restrict us from securing a refinancing on terms that are available to us at that time. In the absence of such operating results and resources, we would face substantial liquidity problems and would likely be required to dispose of material assets or operations to meet our debt service and other obligations. We may not be able to consummate those dispositions for fair market value or at all. Furthermore, any proceeds that we could realize from any such dispositions may not be adequate to meet our debt service obligations then due. We could also be required to reorganize our Company in its entirety. Neither the Sponsors nor any of their respective affiliates has any continuing obligation to provide us with debt or equity financing. Even if we are able to refinance our debt, any refinancing could be at higher interest rates and may require us to comply with more onerous covenants, which could further restrict our business operations. For example, the interest rates on our first and second lien notes are substantially higher than the interest rates under our senior secured credit facility. If we are unable to service our debt obligations generally, and if we are unable to refinance our debt obligations that mature in 2015 or thereafter, we cannot assure you that our company will continue in its current state or that your investment in our company will retain any value.

Risks Related to Our Business

If we are unable to effectively compete against our competitors, our profits will decline.

The gaming industry is highly competitive and our competitors vary considerably in size, quality of facilities, number of operations, brand identities, marketing and growth strategies, financial strength and capabilities, level of amenities, management talent and geographic diversity. For example, our properties in Las Vegas compete with hotel-casinos located on and near the Las Vegas strip, such as the Wynn Las Vegas Resort, the Venetian, and the Mandalay Bay Resort & Casino. Our properties in Las Vegas also compete with casino destinations throughout the world, as well as resort facilities and vacation destinations elsewhere in the United States and around the world. We also compete with other non-gaming resorts and vacation areas, and with various other entertainment businesses. Our competitors in each market that we participate may have substantially greater financial, marketing and other resources than we do, and there can be no assurance that they will not in the future engage in aggressive pricing action to compete with us. Many of our competitors are subsidiaries or divisions of large public companies and may have greater financial and other resources than we have. Although we believe we are currently able to compete effectively in each of the various markets in which we participate, we cannot assure you that we will be able to continue to do so or that we will be capable of maintaining or further increasing our current market share. Our failure to compete successfully in our various markets could adversely affect our business, financial condition, results of operations and cash flow.

In recent years, many casino operators have been reinvesting in existing markets to attract new customers or to gain market share, thereby increasing competition in those markets. As companies have completed new expansion projects, supply has typically grown at a faster pace than demand in some markets, including Las Vegas, our largest market, and competition has increased significantly. For example, CityCenter, a large development of resorts and residences, opened in December 2009 in Las Vegas. The expansion of existing casino entertainment properties, the increase in the number of properties and the aggressive marketing strategies of many of our competitors have increased competition in many markets in which we operate, and this intense competition is expected to continue. These competitive pressures have and are expected to continue to adversely affect our financial performance in certain markets, including Atlantic City.

In particular, our business may be adversely impacted by the additional gaming and room capacity in Nevada, New Jersey, New York, Connecticut, Pennsylvania, Mississippi, Missouri, Maryland, Michigan, Indiana, Iowa, Kansas, Illinois, Ohio, Louisiana, Ontario, South Africa, Uruguay, United Kingdom, Egypt and/or other projects not yet announced which may be competitive in the other markets where we operate or intend to operate. Several states, such as Kentucky, Texas and Massachusetts, and Indian tribes are also considering enabling the development and operation of casinos or casino-like operations in their jurisdictions. In addition, our operations located in New Jersey and Nevada may be adversely impacted by the expansion of Indian gaming in New York and California, respectively.

The recent downturn in economies around the world, the volatility and disruption of the capital and credit markets and adverse changes in the global financial markets could negatively impact our financial performance and our ability to access financing.

The severe economic downturn over the past few years and adverse conditions in the local, regional, national and global markets have negatively affected our operations, and may continue to negatively affect our operations in the future. During periods of economic contraction such as recently experienced, our revenues may decrease while some of our costs remain fixed or even increase, resulting in decreased earnings. Gaming and other leisure activities we offer represent discretionary expenditures and participation in such activities may decline during economic downturns, during which consumers generally earn less disposable income. For example, key determinants of our revenues and operating performance include hotel ADR, number of gaming trips and average spend per trip by our customers. Our average system-wide ADR was $111 in 2007, compared to $91 during the last twelve months ended September 30, 2011. Given that 2007 was the peak year for our financial performance and the gaming industry in the United States in general, we may not attain those financial levels in the near term, or at all. If we fail to increase ADR or any other similar metric in the near term, our revenues may not increase and, as a result, we may not be able to pay down our existing debt, fund our operations, fund planned capital expenditures or achieve expected growth rates, all of which could have a material adverse effect on our business, financial condition and results of operations. Even an uncertain economic outlook may adversely affect consumer spending in our gaming operations and related facilities, as consumers spend less in anticipation of a potential economic downturn. Furthermore, other uncertainties, including national and global economic conditions, terrorist attacks or other global events, could adversely affect consumer spending and adversely affect our operations.

We are subject to extensive governmental regulation and taxation policies, the enforcement of which could adversely impact our business, financial condition and results of operations.

We are subject to extensive gaming regulations and political and regulatory uncertainty. Regulatory authorities in the jurisdictions where we operate have broad powers with respect to the licensing of casino operations and may revoke, suspend, condition or limit our gaming or other licenses, impose substantial fines and take other actions, any one of which could adversely impact our business, financial condition and results of operations. For example, revenues and income from operations were negatively impacted during July 2006 in Atlantic City by a three-day government-imposed casino shutdown. Furthermore, in many jurisdictions where we operate, licenses are granted for limited durations and require renewal from time to time. For example, in Iowa, our ability to continue our gaming operations is subject to a referendum every eight years or at any time upon petition of the voters in the county in which we operate; the most recent referendum which approved our ability to continue to operate our casinos occurred in November 2010. There can be no assurance that continued gaming activity will be approved in any referendum in the future. If we do not obtain the requisite approval in any future referendum, we will not be able to operate our gaming operations in Iowa, which would negatively impact our future performance.

From time to time, individual jurisdictions have also considered legislation or referendums, such as bans on smoking in casinos and other entertainment and dining facilities, which could adversely impact our operations. For example, the City Council of Atlantic City passed an ordinance in 2007 requiring that we segregate at least 75% of the casino gaming floor as a nonsmoking area, leaving no more than 25% of the casino gaming floor as a smoking area. Illinois also passed the Smoke Free Illinois Act which became effective January 1, 2008, and bans smoking in nearly all public places, including bars, restaurants, work places, schools and casinos. The Act also bans smoking within 15 feet of any entrance, window or air intake area of these public places. These smoking bans have adversely affected revenues and operating results at our properties. The likelihood or outcome of similar legislation in other jurisdictions and referendums in the future cannot be predicted, though any smoking ban would be expected to negatively impact our financial performance.

The casino entertainment industry represents a significant source of tax revenues to the various jurisdictions in which casinos operate. From time to time, various state and federal legislators and officials have proposed changes in tax laws, or in the administration of such laws, including increases in tax rates, which would affect the industry. If adopted, such changes could adversely impact our business, financial condition and results of operations.

The acquisition, development and construction of new hotels, casinos and gaming and non-gaming venues and the expansion of existing ones could have an adverse effect on our business, financial condition and results of operations due to various factors including delays, cost overruns and other uncertainties.

We intend to develop, construct and open or acquire new hotels, casinos and other gaming venues, as well as develop and manage non-gaming venues, in response to opportunities that may arise. Future development projects and acquisitions may require significant capital commitments, the incurrence of additional debt, guarantees of third-party debt, the incurrence of contingent liabilities and an increase in amortization expense related to intangible assets, which could have an adverse effect upon our business, financial condition and results of operations.

The development and construction of new hotels, casinos and gaming venues and the expansion of existing ones, such as our recent expansion at Caesars Palace in Las Vegas, as well as the development and construction of non-gaming venues such as Project Linq in Las Vegas and Caesars Palace Longmu Bay, are susceptible to various risks and uncertainties, such as:

•	the existence of acceptable market conditions and demand for the completed project;

•

general construction risks, including cost overruns, change orders and plan or specification modification, shortages of equipment, materials or skilled labor, labor disputes, unforeseen environmental, engineering or geological problems, work stoppages, fire and other natural disasters, construction scheduling problems and weather interferences;

•	changes and concessions required by governmental or regulatory authorities;

•	the ability to finance the projects, especially in light of our substantial indebtedness;

•	delays in obtaining, or inability to obtain, all licenses, permits and authorizations required to complete and/or operate the project; and

•	disruption of our existing operations and facilities.

Moreover, our development and expansion projects are sometimes jointly pursued with third parties or by licensing our brands to third parties. These joint development, expansion projects or license agreements are subject to risks, in addition to those disclosed above, as they are dependent on our ability to reach and maintain agreements with third parties. For example, we made a bid with Rock Gaming LLC and other local investors for a video lottery terminal facility in Baltimore, Maryland and we can give no assurances that the bid will be awarded to us, that we will reach definitive agreements with the other parties that comprise the bid, or that the development project will be undertaken.

Our failure to complete any new development or expansion project, or consummate any joint development, expansion projects or projects where we license our brands, as planned, on schedule, within budget or in a manner that generates anticipated profits, could have an adverse effect on our business, financial condition and results of operations.

We may sell different properties as a result of our evaluation of our portfolio of businesses. Such divestitures would affect our costs, revenues, profitability and financial position.

From time to time, we evaluate our properties and may, as a result, sell or attempt to sell different properties. These divestitures affect our costs, revenues, profitability and financial position.

Divestitures have inherent risks, including possible delays in closing transactions (including potential difficulties in obtaining regulatory approvals), the risk of lower-than-expected sales proceeds for the divested businesses, and potential post-closing claims for indemnification. In addition, current economic conditions and relatively illiquid real estate markets may result in fewer potential bidders and unsuccessful sales efforts. Expected costs savings, which are offset by revenue losses from divested properties, may also be difficult to achieve or maximize due to our fixed cost structure.

We may incur impairments to goodwill, indefinite-lived intangible assets, or long-lived assets which could negatively affect our future profits.

In accordance with the authoritative accounting guidance for goodwill and other intangible assets, we test our goodwill and indefinite-lived intangible assets for impairment annually or if a triggering event occurs. We perform the annual impairment testing for goodwill and indefinite-lived intangible assets during the fourth quarter of each fiscal year based upon September 30 information. The results of our 2011 preliminary annual impairment test of goodwill and indefinite-lived intangible assets did not require us to record an impairment charge during the three and nine months ended September 30, 2011; however, as discussed below, if our estimates of projected cash flows related to these assets are not achieved, we may be subject to a future impairment charge, which could have a material adverse impact on our consolidated financial statements. In addition, in accordance with the provisions of the authoritative accounting guidance for the impairment or disposal of long-lived assets, we test long-lived assets for impairment if a triggering event occurs.

We are dependent upon our properties for future cash flows and our continued success depends on our ability to draw customers to our properties. Significant negative industry or economic trends, reduced estimates of future cash flows, disruptions to our business, slower growth rates or lack of growth in our business have resulted in significant write-downs and impairment charges during the years ended December 31, 2010 and 2009, and during the period from January 28, 2008 through December 31, 2008, and, if one or more of such events occurs in the future, additional impairment charges may be required in future periods. If we are required to record additional impairment charges, this could have a material adverse impact on our consolidated financial statements.

Acts of terrorism and war, natural disasters and severe weather may negatively impact our future profits.

Terrorist attacks and other acts of war or hostility have created many economic and political uncertainties. For example, a substantial number of our customers for our properties in Las Vegas use air travel. On September 11, 2001, acts of terrorism occurred in New York City, Pennsylvania and Washington, D.C. As a result of these terrorist acts, domestic and international travel was severely disrupted, which resulted in a decrease in customer visits to our properties in Las Vegas. We cannot predict the extent to which disruptions in air or other forms of travel as a result of any further terrorist act, security alerts or war, uprisings, or hostilities in places such as Iraq and Afghanistan, other countries throughout the world will continue to directly or indirectly impact our business and operating results. For example, our operations in Cairo, Egypt were negatively affected from the uprising there in January 2011. As a consequence of the threat of terrorist attacks and other acts of war or hostility in the future, premiums for a variety of insurance products have increased, and some types of insurance are no longer available. Given current conditions in the global insurance markets, we are substantially underinsured for losses and interruptions caused by terrorist acts and acts of war. If any such event were to affect our properties, we would likely be adversely impacted.

In addition, natural and man-made disasters such as major fires, floods, hurricanes, earthquakes and oil spills could also adversely impact our business and operating results. For example, four of our properties were closed for an extended period of time due to the damage sustained from Hurricanes Katrina and Rita in August and September 2005, respectively. Such events could lead to the loss of use of one or more of our properties for an extended period of time and disrupt our ability to attract customers to certain of our gaming facilities. If any such event were to affect our properties, we would likely be adversely impacted. Seven of our properties were closed during the first half of 2011 due to flooding and severe weather conditions. Additionally, in August 2011, our casinos in Atlantic City were closed during a busy summer weekend due to Hurricane Irene. These events may intensify over time due to the effects of global climate change.

In most cases, we have insurance that covers portions of any losses from a natural disaster, but it is subject to deductibles and maximum payouts in many cases. Although we may be covered by insurance from a natural disaster, the timing of our receipt of insurance proceeds, if any, is out of our control. In some cases, however, we will receive no proceeds from insurance, such as our August 2011 closing in Atlantic City.

Additionally, a natural disaster affecting one or more of our properties may affect the level and cost of insurance coverage we may be able to obtain in the future, which may adversely affect our financial position.

As our operations depend in part on our customers’ ability to travel, severe or inclement weather can also have a negative impact on our results of operations.

Our business is particularly sensitive to energy prices and a rise in energy prices could harm our operating results.

We are a large consumer of electricity and other energy and, therefore, higher energy prices may have an adverse effect on our results of operations. Accordingly, increases in energy costs may have a negative impact on our operating results. Additionally, higher electricity and gasoline prices which affect our customers may result in reduced visitation to our resorts and a reduction in our revenues. We may be indirectly impacted by regulatory requirements aimed at reducing the impacts of climate change directed at up-stream utility providers, as we could experience potentially higher utility, fuel, and transportation costs.

Our obligation to fund multi-employer pension plans to which we contribute may have an adverse impact on us.

We contribute to and participate in various multi-employer pension plans for employees represented by certain unions. We are required to make contributions to these plans in amounts established under collective bargaining agreements. We do not administer these plans and, generally, are not represented on the boards of trustees of these plans. The Pension Protection Act enacted in 2006, or the PPA, requires under-funded pension plans to improve their funding ratios. Based on the information available to us, we believe that some of the multi-employer plans to which we contribute are either “critical” or “endangered” as those terms are defined in the PPA. We cannot determine at this time the amount of additional funding, if any, we may be required to make to these plans. However, plan assessments could have an adverse impact on our results of operations or cash flows for a given period. Furthermore, under current law, upon the termination of a multi-employer pension plan, or in the event of a withdrawal by us, which we consider from time to time, or a mass withdrawal or insolvency of contributing employers, we would be required to make payments to the plan for our proportionate share of the plan’s unfunded vested liabilities. Any termination of a multi-employer plan, or mass withdrawal or insolvency of contributing employers, could require us to contribute an amount under a plan of rehabilitation or surcharge assessment that would have a material adverse impact on our consolidated financial condition, results of operations and cash flows.

Work stoppages and other labor problems could negatively impact our future profits.

Some of our employees are represented by labor unions. A lengthy strike or other work stoppage at one of our casino properties or construction projects could have an adverse effect on our business and results of operations. From time to time, we have also experienced attempts to unionize certain of our non—union employees. While these efforts have achieved only limited success to date, we cannot provide any assurance that we will not experience additional and more successful union activity in the future. There has been a trend towards unionization for employees in Atlantic City and Las Vegas. The impact of this union activity is undetermined and could negatively impact our profits.

We extend credit to a portion of our customers and we may not be able to collect gaming receivables from our credit players.

We conduct our gaming activities on a credit and cash basis at many of our properties. Any such credit we extend is unsecured. Table games players typically are extended more credit than slot players, and high-stakes players typically are extended more credit than patrons who tend to wager lower amounts. High-end gaming is more volatile than other forms of gaming, and variances in win-loss results attributable to high-end gaming may have a significant positive or negative impact on cash flow and earnings in a particular quarter. We extend credit to those customers whose level of play and financial resources warrant, in the opinion of management, an extension of credit. These large receivables could have a significant impact on our results of operations if deemed uncollectible. While gaming debts evidenced by a credit instrument, including what is commonly referred to as a “marker,” and judgments on gaming debts are enforceable under the current laws of the jurisdictions in which we allow play on a credit basis and judgments in such jurisdictions on gaming debts are enforceable in all states under the Full Faith and Credit Clause of the U.S. Constitution, other jurisdictions may determine that enforcement of gaming debts is against public policy. Although courts of some foreign nations will enforce gaming debts directly and the assets in the U.S. of foreign debtors may be reached to satisfy a judgment, judgments on gaming debts from U.S. courts are not binding on the courts of many foreign nations.

We may be required to pay our future tax obligation on our deferred cancellation of debt income.

Under the American Recovery and Reinvestment Act of 2009, or the ARRA, we received temporary federal tax relief under the Delayed Recognition of Cancellation of Debt Income, or CODI, rules. The ARRA contains a provision that allows for a deferral for tax purposes of CODI for debt reacquired in 2009 and 2010, followed by recognition of CODI ratably from 2014 through 2018. In connection with the debt that we reacquired in 2009 and 2010, we have deferred related CODI of $3.6 billion for tax purposes (net of Original Issue Discount (OID) interest expense, some of which must also be deferred to 2014 through 2018 under the ARRA). We are required to include one-fifth of the deferred CODI, net of deferred and regularly scheduled OID, in taxable income each year from 2014 through 2018. To the extent that our federal taxable income exceeds our available federal net operating loss carry forwards in those years, we will have a cash tax obligation. Our tax obligations related to CODI could be substantial and could materially and adversely affect our cash flows as a result of tax payments. For more information on the debt that we reacquired in 2009 and 2010, see “Management’s Discussion and Analysis of Financial Condition and Results of Operation—Liquidity and Capital Resources—Capital Resources.”

We may not realize all of the anticipated benefits of current or potential future acquisitions.

Our ability to realize the anticipated benefits of acquisitions will depend, in part, on our ability to integrate the businesses of such acquired company with our businesses. The combination of two independent companies is a complex, costly and time consuming process. This process may disrupt the business of either or both of the companies, and may not result in the full benefits expected. The difficulties of combining the operations of the companies, including our acquisitions of Planet Hollywood in Las Vegas and Thistledown Racetrack in Cleveland, Ohio, include, among others:

•	coordinating marketing functions;

•	undisclosed liabilities;

•	unanticipated issues in integrating information, communications and other systems;

•	unanticipated incompatibility of purchasing, logistics, marketing and administration methods;

•	retaining key employees;

•	consolidating corporate and administrative infrastructures;

•	the diversion of management’s attention from ongoing business concerns; and

•	coordinating geographically separate organizations.

We may be unable to realize in whole or in part the benefits anticipated for any current or future acquisitions.

We may not realize any or all of our projected cost savings, which would have the effect of reducing our LTM Adjusted EBITDA—Pro Forma, which would have a negative effect on our results of operations and negatively impact our covenant calculation and could have a negative effect on our stock price.

Beginning in the third quarter of 2008, we initiated a company-wide cost savings plan in an effort to align our expenses with current revenue levels. In addition, we embarked on Project Renewal in the fourth quarter of 2010 to identify the optimum way of structuring our business given our breadth and scale of product offerings. While these efforts have allowed us to realize substantial savings since we initiated our cost savings plan, our continued reduction efforts may fail to achieve similar or continued savings. Although we believe, as of September 30, 2011, there were $202.5 million of estimated cost savings yet-to-be realized from these initiatives, we may not realize some or all of these projected savings without impairing our revenues. Our cost savings plans are intended to increase our effectiveness and efficiency in our operations without impairing our revenues and margins. Our cost savings plan is subject to numerous risks and uncertainties that may change at any time, and, therefore, our actual savings may differ materially from what we anticipate. For example, cutting advertising or marketing expenses may have an unintended negative affect on our revenues. In addition, our expected savings from procurement of goods may be affected by unexpected increases in the cost of raw materials. Furthermore, because we use our projected yet-to-be realized cost savings as a pro forma adjustment to calculate our LTM Adjusted EBITDA—Pro Forma provided in the “Summary Historical Consolidated Financial Data of Caesars Entertainment Corporation,” our actual LTM Adjusted EBITDA—Pro Forma would be reduced to the extent of the cost savings we do not achieve.

Use of the “Caesars” brand name, or any of our other brands, by entities other than us could damage the brands and our operations and adversely affect our business and results of operations.

Our “Caesars” brand remains the most recognized casino brand in the world and our operations benefit from the global recognition and reputation generated by our brands. Generally and through Caesars Global Life, we are actively pursuing gaming and non-gaming management, branding, and development opportunities in Asia and other parts of the world where our brands and reputation are already well-recognized assets. In September 2011, we announced a management and branding agreement for a non-gaming development, whose equity will be provided by a third party, that will be called Caesars Palace Longmu Bay. In addition, we will continue to expand our World Series of Poker tournaments to international jurisdictions where we believe there is a likelihood of legalization of online gaming, in order to grow the brand’s awareness. In connection with such opportunities, we intend to grant third parties licenses to use our brands. Our business and results of operations may be adversely affected by the management or the enforcement of the “Caesars” and the “World Series of Poker” brand names, or any of our other brands, by third parties outside of our exclusive control.

Any failure to protect our trademarks could have a negative impact on the value of our brand names and adversely affect our business.

The development of intellectual property is part of our overall business strategy, and we regard our intellectual property to be an important element of our success. For example, we own and operate the World Series of Poker tournaments, and we license trademarks for a variety of products and businesses related to this brand. While our business as a whole is not substantially dependent on any one trademark or combination of several of our trademarks or other intellectual property, we seek to establish and maintain our proprietary rights in our business operations and technology through the use of patents, copyrights, trademarks and trade secret laws. We file applications for and obtain patents, copyrights and trademarks in the United States and in foreign countries where we believe filing for such protection is appropriate. We also seek to maintain our trade secrets and confidential information by nondisclosure policies and through the use of appropriate confidentiality agreements. Despite our efforts to protect our proprietary rights, parties may infringe our trademarks and use information that we regard as proprietary and our rights may be invalidated or unenforceable. The laws of some foreign countries do not protect proprietary rights to as great an extent as do the laws of the United States. Monitoring the unauthorized use of our intellectual property is difficult. Litigation may be necessary to enforce our intellectual property rights or to determine the validity and scope of the proprietary rights of others. Litigation of this type could result in substantial costs and diversion of resource. We cannot assure you that all of the steps we have taken to protect our trademarks in the United States and foreign countries will be adequate to prevent imitation of our trademarks by others. The unauthorized use or reproduction of our trademarks could diminish the value of our brand and its market acceptance, competitive advantages or goodwill, which could adversely affect our business.

The risks associated with our international operations could reduce our profits.

Some of our properties are located outside the United States, and our 2006 acquisition of London Clubs has increased the percentage of our revenue derived from operations outside the United States. In addition, as we are pursuing opportunities to further expand into international markets through gaming opportunities and Caesars

Global Life, we also expect that the percentage of our revenues derived from operations outside the United States will increase in the future. International operations are subject to inherent risks including:

•	political and economic instability;

•	variation in local economies;

•	currency fluctuation;

•	greater difficulty in accounts receivable collection;

•	trade barriers; and

•	burden of complying with a variety of international laws.

For example, the political instability in Egypt due to the uprisings in January 2011 has negatively affected our properties there.

Any violation of the Foreign Corrupt Practices Act or other similar laws and regulations could have a negative impact on us.

We are subject to risks associated with doing business outside of the United States, which exposes us to complex foreign and U.S. regulations inherent in doing business cross-border and in each of the countries in which it transacts business. We are subject to regulations imposed by the Foreign Corrupt Practices Act, or the FCPA, and other anti-corruption laws that generally prohibit U.S. companies and their intermediaries from offering, promising, authorizing or making improper payments to foreign government officials for the purpose of obtaining or retaining business. Violations of the FCPA and other anti-corruption laws may result in severe criminal and civil sanctions as well as other penalties and the SEC and U.S. Department of Justice have increased their enforcement activities with respect to the FCPA. Internal control policies and procedures and employee training and compliance programs that we have implemented to deter prohibited practices may not be effective in prohibiting our employees, contractors or agents from violating or circumventing our policies and the law. If our employees or agents fail to comply with applicable laws or Company policies governing our international operations, we may face investigations, prosecutions and other legal proceedings and actions which could result in civil penalties, administrative remedies and criminal sanctions. Any determination that we have violated the FCPA could have a material adverse effect on our financial condition. Compliance with international and U.S. laws and regulations that apply to our international operations increases our cost of doing business in foreign jurisdictions. We also deal with significant amounts of cash in our operations and are subject to various reporting and anti-money laundering regulations. Any violation of anti-money laundering laws or regulations by any of our resorts could have a negative effect on our results of operations.

The loss of the services of key personnel could have a material adverse effect on our business.

The leadership of our chief executive officer, Mr. Loveman, and other executive officers has been a critical element of our success. The death or disability of Mr. Loveman or other extended or permanent loss of his services, or any negative market or industry perception with respect to him or arising from his loss, could have a material adverse effect on our business. Our other executive officers and other members of senior management have substantial experience and expertise in our business and have made significant contributions to our growth and success. The unexpected loss of services of one or more of these individuals could also adversely affect us. We are not protected by key man or similar life insurance covering members of our senior management. We have employment agreements with our executive officers, but these agreements do not guarantee that any given executive will remain with us.

If we are unable to attract, retain and motivate employees, we may not be able to compete effectively and will not be able to expand our business.

Our success and ability to grow are dependent, in part, on our ability to hire, retain and motivate sufficient numbers of talented people, with the increasingly diverse skills needed to serve clients and expand our business, in many locations around the world. Competition for highly qualified, specialized technical and managerial, and particularly consulting personnel, is intense. Recruiting, training, retention and benefit costs place significant demands on our resources. Additionally, our substantial indebtedness and the downturn in the gaming sector the past few years has made recruiting executives to our business more difficult. The inability to attract qualified employees in sufficient numbers to meet particular demands or the loss of a significant number of our employees could have an adverse effect on us.

We are or may become involved in legal proceedings that, if adversely adjudicated or settled, could impact our financial condition.

From time to time, we are defendants in various lawsuits or other legal proceedings relating to matters incidental to our business. The nature of our business subjects us to the risk of lawsuits filed by customers, past and present employees, competitors, business partners, Indian tribes and others in the ordinary course of business. As with all legal proceedings, no assurance can be provided as to the outcome of these matters and in general, legal proceedings can be expensive and time consuming. For example, we may have potential liability arising from a class action lawsuit against Hilton Hotels Corporation relating to employee benefit obligations. We may not be successful in the defense or prosecution of these lawsuits, which could result in settlements or damages that could significantly impact our business, financial condition and results of operations.

Risks Related to this Offering

An active trading market for our common stock may not develop.

Prior to the IPO, there has not been a public market for our common stock. We cannot predict the extent to which investor interest in us will lead to the development of an active trading market or how liquid that market might become. In addition, we are offering 1,811,313 shares in the IPO (representing 1.4% of our outstanding shares), which is a smaller percentage of shares than is typical for an initial public offering. After the IPO and this offering our shares may be less liquid than the shares of other newly public companies and there may be imbalances between supply and demand for our shares. As a result our share price may experience significant volatility and may not necessarily reflect the value of our expected performance. If an active trading market does not develop, you may have difficulty selling any of our common stock that you buy. Consequently, you may not be able to sell our common stock at prices equal to or greater than the price you paid in the IPO.

Future sales or the possibility of future sales of a substantial amount of our common stock may depress the price of shares of our common stock.

Future sales or the availability for sale of substantial amounts of our common stock in the public market could adversely affect the prevailing market price of our common stock and could impair our ability to raise capital through future sales of equity securities.

After giving effect to the IPO as if all were to occur on the date hereof, there would be 125,025,500 shares of our common stock outstanding (or 125,297,197 shares if the underwriters’ option to purchase additional shares is exercised in full), all of which will be the same class of voting common stock. All of the outstanding shares of our common stock will be eligible for resale under Rule 144 or Rule 701 of the Securities Act, subject to volume limitations, applicable holding period requirements and the lockup agreements described below or other contractual restrictions. The Sponsors have the ability to cause us to register the resale of its shares, and our management members who hold shares will have the ability to include their shares in such registration.

In connection with the IPO, we have agreed not to offer or sell, dispose of or hedge, directly or indirectly any common stock without the permission of Credit Suisse Securities (USA) LLC and Citigroup Global Markets Inc. for a period of 180 days from the pricing of the IPO, subject to certain exceptions and automatic extension in certain circumstances; provided that, after 30 days from the pricing of the IPO, we will be permitted to issue and sell common stock to retire existing indebtedness and/or for debt for equity exchange transactions. In addition, our named executive officers and certain holders of our outstanding common stock and options to purchase our common stock, including the Sponsors, have agreed not to offer or sell, dispose of or hedge, directly or indirectly, any common stock without the permission of Credit Suisse Securities (USA) LLC and Citigroup Global Markets Inc. for a period of 180 days and 270 days, respectively, from the pricing of the IPO, subject to certain exceptions and automatic extension in certain circumstances. As part of the Co-Investors Transaction, the Participating Co-Investors have agreed not to offer or sell, dispose of or hedge, directly or indirectly 50% of their shares that are being registered pursuant to this prospectus without the permission of Credit Suisse Securities (USA) LLC and Citigroup Global Markets Inc. for a period of 180 days from the pricing of the IPO, subject to certain exceptions and automatic extension in certain circumstances. See “Shares Eligible for Future Sale” for a discussion of the shares of our common stock that may be sold into the public market in the future.

We may issue shares of common stock or other securities from time to time as consideration for future acquisitions and investments or for any other reason that our board of directors, or Board, deems advisable. If any such acquisition or investment is significant, the number of shares of our common stock, or the number or aggregate principal amount, as the case may be, of other securities that we may issue may in turn be substantial. We may also grant registration rights covering those shares of common stock or other securities in connection with any such acquisitions and investments. Upon consummation of the IPO, options to purchase 8,046,424 shares of common stock will be outstanding under our Management Equity Incentive Plan, assuming no changes to the plan, and warrants to purchase 120,829 shares of our common stock will be outstanding. Following the completion of the IPO, we intend to file with the SEC a registration statement on Form S-8 covering the shares issuable under awards we have already granted under our Management Equity Incentive Plan and the shares reserved for issuance under our 2012 Performance Incentive Plan. Assuming effectiveness of the registration statement on Form S-8, such shares will be freely tradable though they will be subject to the lock-up arrangements and the transfer restrictions pursuant to the Management Investors Rights Agreement described herein.

We cannot predict the size of future issuances of our common stock or other securities or the effect, if any, that future issuances and sales of our common stock or other securities, including future sales by the Sponsors, will have on the market price of our common stock. Sales of substantial amounts of common stock (including shares of common stock issued in connection with an acquisition), or the perception that such sales could occur, may adversely affect prevailing market prices for our common stock.

The price and trading volume of our common stock may fluctuate significantly, and you could lose all or part of your investment.

Even if an active trading market develops upon completion of the IPO and listing of our common stock, the market price of our common stock may be highly volatile and could be subject to wide fluctuations. In addition, the trading volume of our common stock may fluctuate and cause significant price variations to occur. Volatility in the market price of our common stock may prevent you from being able to sell your shares at or above the price you paid for your shares of common stock. The market price for our common stock could fluctuate significantly for various reasons, including:

•	our operating and financial performance and prospects;

•	our quarterly or annual earnings or those of other companies in our industry;

•	conditions that impact demand for our products and services;

•	the public’s reaction to our press releases, other public announcements and filings with the SEC;

•	changes in earnings estimates or recommendations by securities analysts who track our common stock;

•	market and industry perception of our success, or lack thereof, in pursuing our growth strategy;

•	strategic actions by us or our competitors, such as acquisitions or restructurings;

•	changes in government and environmental regulation, including gaming taxes;

•	changes in accounting standards, policies, guidance, interpretations or principles;

•	arrival and departure of key personnel;

•	the small percentage of shares to be publicly traded after the IPO;

•	changes in our capital structure;

•	sales of common stock by us or members of our management team;

•	the expiration of contractual lockup agreements; and

•

changes in general market, economic and political conditions in the United States and global economies or financial markets, including those resulting from natural disasters, terrorist attacks, acts of war and responses to such events.

In addition, in recent years, the stock market has experienced significant price and volume fluctuations. This volatility has had a significant impact on the market price of securities issued by many companies, including companies in the gaming, lodging, hospitality and entertainment industries. The changes frequently appear to occur without regard to the operating performance of the affected companies. Hence, the price of our common stock could fluctuate based upon factors that have little or nothing to do with us, and these fluctuations could materially reduce our share price.

Apollo and TPG control us, and their interests may conflict with or differ from your interests as a stockholder.

After giving effect to the IPO and Co-Investors Transaction, Hamlet Holdings, the members of which are comprised of an equal number of individuals affiliated with each of the Sponsors, will beneficially own 70.1% of our common stock pursuant to an irrevocable proxy providing Hamlet Holdings with sole voting and sole dispositive power over those shares. The members of Hamlet Holdings have the power to elect all of our directors. Hamlet Holdings has the ability to vote on any transaction that requires the approval of our Board or our stockholders, including the approval of significant corporate transactions such as mergers and the sale of substantially all of our assets.

The interests of the members of Hamlet Holdings could conflict with or differ from the interests of holders of our common stock. The Sponsors are in the business of making or advising on investments in companies it holds, and may from time to time in the future acquire interests in or provide advice to businesses that directly or indirectly compete with certain portions of our business or are suppliers or customers of ours. One or both of the Sponsors may also pursue acquisitions that may be complementary to our business, and, as a result, those acquisition opportunities may not be available to us.

The concentration of ownership held by the Sponsors and their co-investors could delay, defer or prevent a change of control of us or impede a merger, takeover or other business combination which another stockholder may otherwise view favorably. In addition, a sale of a substantial number of shares of stock in the future by funds affiliated with the Sponsors or their co-investors could cause our stock price to decline.

So long as affiliates of the Sponsors continue to own a significant amount of the outstanding shares of our common stock, they will continue to be able to strongly influence or effectively control our decisions.

In addition, we have an executive committee that serves at the discretion of our Board and is authorized to take such actions as it reasonably determines appropriate. Currently, the executive committee may act by a majority of its members, provided that at least one member designated by Apollo Members (as defined under

“Certain Relationship and Related Party Transactions—Hamlet Holdings Operating Agreement”) and one member designated by TPG Members (as defined under “Certain Relationship and Related Party Transactions—Hamlet Holdings Operating Agreement”) must approve any action of the executive committee. See “Management—Executive Committee” for a further discussion.

Our stockholders are subject to extensive governmental regulation and if a stockholder is found unsuitable by the gaming authority, that stockholder would not be able to beneficially own our common stock directly or indirectly.

In many jurisdictions, gaming laws can require any of our stockholders to file an application, be investigated, and qualify or have his, her or its suitability determined by gaming authorities. Gaming authorities have very broad discretion in determining whether an applicant should be deemed suitable. Subject to certain administrative proceeding requirements, the gaming regulators have the authority to deny any application or limit, condition, restrict, revoke or suspend any license, registration, finding of suitability or approval, or fine any person licensed, registered or found suitable or approved, for any cause deemed reasonable by the gaming authorities. For additional information on the criteria used in making determinations regarding suitability, see “Gaming Regulatory Overview.”

For example, under Nevada gaming laws, each person who acquires, directly or indirectly, beneficial ownership of any voting security, or beneficial or record ownership of any non-voting security or any debt security, in a public corporation which is registered with the Nevada Gaming Commission, or the Gaming Commission, may be required to be found suitable if the Gaming Commission has reason to believe that his or her acquisition of that ownership, or his or her continued ownership in general, would be inconsistent with the declared public policy of Nevada, in the sole discretion of the Gaming Commission. Any person required by the Gaming Commission to be found suitable shall apply for a finding of suitability within 30 days after the Gaming Commission’s request that he or she should do so and, together with his or her application for suitability, deposit with the Nevada Gaming Control Board, or the Control Board, a sum of money which, in the sole discretion of the Control Board, will be adequate to pay the anticipated costs and charges incurred in the investigation and processing of that application for suitability, and deposit such additional sums as are required by the Control Board to pay final costs and charges. Additionally, under Ohio law, an institutional investor, which is broadly defined and includes any corporation, that holds any amount of our stock will be required to apply for and obtain a waiver of suitability determination.

Furthermore, any person required by a gaming authority to be found suitable, who is found unsuitable by the gaming authority, may not hold directly or indirectly the beneficial ownership of any voting security or the beneficial or record ownership of any nonvoting security or any debt security of any public corporation which is registered with the gaming authority beyond the time prescribed by the gaming authority. A violation of the foregoing may constitute a criminal offense. A finding of unsuitability by a particular gaming authority impacts that person’s ability to associate or affiliate with gaming licensees in that particular jurisdiction and could impact the person’s ability to associate or affiliate with gaming licensees in other jurisdictions.

Many jurisdictions also require any person who acquires beneficial ownership of more than a certain percentage of voting securities of a gaming company and, in some jurisdictions, non-voting securities, typically 5%, to report the acquisition to gaming authorities, and gaming authorities may require such holders to apply for qualification or a finding of suitability, subject to limited exceptions for “institutional investors” that hold a company’s voting securities for investment purposes only.

Some jurisdictions may also limit the number of gaming licenses in which a person may hold an ownership or a controlling interest. In Indiana, for example, a person may not have an ownership interest in more than two Indiana riverboat owner’s licenses.

You will suffer an immediate and substantial dilution in the net tangible book value of the common stock you purchase after giving effect to the IPO.

The assumed initial offering price in the IPO is substantially higher than the net tangible book value per share of the outstanding common stock immediately after the IPO. Accordingly, based on the offering price of $9.00 per share, purchasers of common stock in the IPO will experience immediate and substantial dilution of approximately $(64.36) per share in net tangible book value of the common stock after giving effect to the IPO. See “Dilution,” including the discussion of the effects on dilution from a change in the price of the IPO.

Because we have not paid dividends since the Acquisition and do not anticipate paying dividends on our common stock in the foreseeable future, you should not expect to receive dividends on shares of our common stock.

We have no present plans to pay cash dividends to our stockholders and, for the foreseeable future, intend to retain all of our earnings for use in our business. The declaration of any future dividends by us is within the discretion of our Board and will be dependent on our earnings, financial condition and capital requirements, as well as any other factors deemed relevant by our Board.

We will be a “controlled company” within the meaning of the Nasdaq rules and, as a result, will qualify for, and intend to rely on, exemptions from certain corporate governance requirements.

Upon the closing of the IPO, Hamlet Holdings will continue to control a majority of our voting common stock. As a result, we will be a “controlled company” within the meaning of the New York Stock Exchange or Nasdaq corporate governance standards. Under the Nasdaq rules, a company of which more than 50% of the voting power is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain Nasdaq corporate governance requirements, including:

•	the requirement that a majority of the Board consists of independent directors;

•	the requirement that we have a nominating/corporate governance committee that is composed entirely of independent directors;

•	the requirement that we have a compensation committee that is composed entirely of independent directors; and

•	the requirement for an annual performance evaluation of the nominating/corporate governance and compensation committees.

Following the IPO, we intend to utilize these exemptions. As a result, we will not have a majority of independent directors nor will our nominating/corporate governance and compensation committees consist entirely of independent directors and we will not be required to have an annual performance evaluation of the nominating/corporate governance and compensation committees. See “Management.” Accordingly, you will not have the same protections afforded to stockholders of companies that are subject to all of the Nasdaq corporate governance requirements.

Although we already file periodic reports with the Securities and Exchange Commission pursuant to Section 13 of the Exchange Act of 1934, becoming a company with publicly traded common stock will increase our expenses and administrative burden.

As a company with publicly traded common stock, we will incur legal, accounting and other expenses that we did not incur as a company without a publicly traded equity security. In addition, our administrative staff will be required to perform additional tasks. For example, in anticipation of becoming a company with publicly traded common stock, we will need to create or revise the roles and duties of our Board committees and retain a transfer agent. Once our common stock is publicly traded, we will also be required to hold an annual meeting for our stockholders, which will require us to expend resources to prepare, print and mail a proxy statement relating to the annual meeting.

In addition, changing laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act of 2002 and related regulations implemented by the Securities and Exchange Commission and the Dodd-Frank Wall Street Reform and Consumer Protection Act, or Dodd-Frank, which amended Sarbanes-Oxley, among other federal laws, are creating uncertainty for public companies, increasing legal and financial compliance costs and making some activities more time consuming. Dodd-Frank, signed into law on July 21, 2010, effects comprehensive changes to the regulation of financial services in the United States and will subject us to additional federal regulation. We cannot predict with any certainty the requirements of the regulations ultimately adopted or how Dodd-Frank and such regulations will impact the cost of compliance for a company with publicly traded common stock. We are currently evaluating and monitoring developments with respect to Dodd-Frank and other new and proposed rules and cannot predict or estimate the amount of the additional costs we may incur or the timing of such costs. These laws, regulations and standards are subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. We intend to invest resources to comply with evolving laws, regulations and standards, and this investment may result in increased general and administrative expenses and a diversion of management’s time and attention from revenue-generating activities to compliance activities. If our efforts to comply with new laws, regulations and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to practice, regulatory authorities may initiate legal proceedings against us and our business may be harmed. We also expect that being a company with publicly traded common stock and these new rules and regulations will make it more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. These factors could also make it more difficult for us to attract and retain qualified members of our Board, particularly to serve on our audit committee, and qualified executive officers.

Our bylaws and certificate of incorporation will contain provisions that could discourage another company from acquiring us and may prevent attempts by our stockholders to replace or remove our current management.

Provisions of our bylaws and our certificate of incorporation that will be adopted by us prior to the effectiveness of the registration statement of which this prospectus forms a part may delay or prevent a merger or acquisition that stockholders may consider favorable, including transactions in which you might otherwise receive a premium for your shares. In addition, these provisions may frustrate or prevent any attempts by our stockholders to replace or remove our current management by making it more difficult for stockholders to replace or remove our directors. These provisions include:

•	establishing a classified board of directors;

•	establishing limitations on the removal of directors;

•	permitting only an affirmative vote of at least two-thirds of the Board to fix the number of directors;

•	prohibiting cumulative voting in the election of directors;

•	empowering only the Board to fill any vacancy on the Board, whether such vacancy occurs as a result of an increase in the number of directors or otherwise;

•	authorizing the issuance of “blank check” preferred stock without any need for action by stockholders;

•	eliminating the ability of stockholders to call special meetings of stockholders;

•	prohibiting stockholders from acting by written consent if less than 50.1% of our outstanding common stock is controlled by the Sponsors;

•

prohibiting amendments to the bylaws without the affirmative vote of at least two-thirds of the Board or the affirmative vote of at least two-thirds of the total voting power of the outstanding shares entitled to vote;

•

prohibiting amendments to the certificate of incorporation relating to stockholder meetings, amendments to the bylaws or certificate of incorporation, or the election or classification of the Board without the affirmative vote of two-thirds of the shares entitled to vote on any matter; and

•	establishing advance notice requirements for nominations for election to the Board or for proposing matters that can be acted on by stockholders at stockholder meetings.

Our issuance of shares of preferred stock could delay or prevent a change of control of us. Our Board has the authority to cause us to issue, without any further vote or action by the stockholders, shares of preferred stock, par value $0.01 per share, in one or more series, to designate the number of shares constituting any series, and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, voting rights, rights and terms of redemption, redemption price or prices and liquidation preferences of such series. The issuance of shares of preferred stock may have the effect of delaying, deferring or preventing a change in control of our company without further action by the stockholders, even where stockholders are offered a premium for their shares.

Together, these charter and statutory provisions could make the removal of management more difficult and may discourage transactions that otherwise could involve payment of a premium over prevailing market prices for our common stock. Furthermore, the existence of the foregoing provisions, as well as the significant common stock controlled by Hamlet Holdings, could limit the price that investors might be willing to pay in the future for shares of our common stock. They could also deter potential acquirers of our company, thereby reducing the likelihood that you could receive a premium for your common stock in an acquisition.

CAUTIONARY STATEMENTS CONCERNING FORWARD LOOKING STATEMENTS

This prospectus contains “forward looking statements” within the meaning of the federal securities laws, which involve risks and uncertainties. You can identify forward looking statements because they contain words such as “believes,” “project,” “might,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “estimates,” or “anticipates” or similar expressions that concern our strategy, plans or intentions. All statements we make relating to our estimated and projected earnings, margins, costs, expenditures, cash flows, growth rates and financial results are forward looking statements. In addition, we, through our senior management, from time to time make forward looking public statements concerning our expected future operations and performance and other developments. These forward looking statements are subject to risks and uncertainties that may change at any time, and, therefore, our actual results may differ materially from those that we expected. We derive many of our forward looking statements from our operating budgets and forecasts, which are based upon many detailed assumptions. While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and it is impossible for us to anticipate all factors that could affect our actual results.

We disclose important factors that could cause actual results to differ materially from our expectations under “Risk Factors” and elsewhere in this prospectus, including, without limitation, in conjunction with the forward looking statements included in this prospectus. All subsequent written and oral forward looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by the cautionary statements. Some of the factors that we believe could materially affect our results include:

•	the impact of our substantial indebtedness;

•	the impact, if any, of unfunded pension benefits under multi-employer pension plans;

•	the effects of local and national economic, credit and capital market conditions on the economy in general, and on the gaming industry in particular;

•

construction factors, including delays, increased costs of labor and materials, availability of labor and materials, zoning issues, environmental restrictions, soil and water conditions, weather and other hazards, site access matters and building permit issues;

•	the effects of environmental and structural building conditions relating to our properties;

•	our ability to timely and cost-effectively integrate companies that we acquire into our operations;

•	our ability to realize the expense reductions from our cost savings programs;

•	access to available and reasonable financing on a timely basis;

•

changes in laws, including increased tax rates, smoking bans, regulations or accounting standards, third-party relations and approvals, and decisions, disciplines and fines of courts, regulators and governmental bodies;

•	litigation outcomes and judicial and governmental body actions, including gaming legislative action, referenda, regulatory disciplinary actions and fines and taxation;

•	the ability of our customer-tracking, customer loyalty and yield-management programs to continue to increase customer loyalty and same-store or hotel sales;

•	our ability to recoup costs of capital investments through higher revenues;

•	acts of war or terrorist incidents, severe weather conditions, uprisings or natural disasters;

•	access to insurance on reasonable terms for our assets;

•	abnormal gaming holds (“gaming hold” is the amount of money that is retained by the casino from wagers by customers);

•	the potential difficulties in employee retention and recruitment as a result of our substantial indebtedness, the ongoing downturn in the gaming industry, or any other factor;

•	the effects of competition, including locations of competitors and operating and market competition; and

•	the other factors set forth under “Risk Factors.”

We caution you that the foregoing list of important factors may not contain all of the material factors that are important to you. In addition, in light of these risks and uncertainties, the matters referred to in the forward looking statements contained in this prospectus, which speak only as of the date of this prospectus, may not in fact occur. We undertake no obligation to publicly update or revise any forward looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

MARKET AND INDUSTRY DATA AND FORECASTS

Information regarding market share, market position and industry data pertaining to our business contained in this prospectus consists of our estimates based on data and reports compiled by industry sources and professional organizations, including National Indian Gaming Commission, Casino City’s North American Gaming Almanac, 2010 AGA Survey of Casino Entertainment, Las Vegas Convention and Visitors Authority, Smith Travel Research, Nevada State Gaming Control Board—Nevada Gaming Abstract, South Jersey Transportation Authority, New Jersey Casino Control Commission, H2 Gaming Capital, Macau Gaming Inspection and Coordination Bureau, European Casino Association, the public filings with the Securities and Exchange Commission of MGM Resorts International, Las Vegas Sands Corp., Wynn Resorts, Limited, Ameristar Casinos, Inc., Penn National Gaming, Inc. and Pinnacle Entertainment, Inc. and on our management’s knowledge of our business and markets.

Although we believe that the third-party sources are reliable, we have not independently verified the accuracy or completeness of the market industry data provided by third parties or by industry or general publications. Similarly, while we believe our internal estimates with respect to our industry are reliable, our estimates have not been verified by any independent sources. While we are not aware of any misstatements regarding any industry data presented in this prospectus, our estimates, in particular as they relate to market share and our general expectations, involve risks and uncertainties and are subject to change based on various factors, including those discussed under “Risk Factors.”

USE OF PROCEEDS

We are registering these shares of common stock for resale by the selling stockholders, which were acquired in the Acquisition. We will not receive any proceeds from the sale of the shares offered by this prospectus. The net proceeds from the sale of the shares offered by this prospectus will be received by the selling stockholders.

CAPITALIZATION

The following table sets forth our capitalization as of September 30, 2011:

•	on an actual basis;

•

on an as adjusted basis after giving effect to the IPO at an offering price of $9.00 per share and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

You should read this table in conjunction with “Selected Historical Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Description of Indebtedness” and our financial statements and the related notes included elsewhere in this prospectus.

	As of September 30, 2011
	Actual	As adjusted for the IPO
(In millions)
Cash and cash equivalents(1)	$1,150.7	$1,163.7

Debt:(2)
Revolving credit facility(3)	$—	$—
Term loan(4)	7,184.8	7,184.8
First lien notes	2,053.4	2,053.4
CMBS Financing	5,025.7	5,025.7
Second lien notes(5)	3,008.0	3,008.0
PHW Las Vegas senior secured loan	427.5	427.5
Linq/Octavius senior secured loan	445.7	445.7
Chester senior secured loan(6)	224.2	224.2
Subsidiary guaranteed unsecured senior debt(7)	487.2	487.2
Unsecured senior notes(8)	685.0	685.0
Other(9)	79.1	79.1

Total long-term debt, including current portion	$19,620.6	$19,620.6
Equity	1,205.9	1,218.9

Total capitalization	$20,826.5	$20,839.5

(1)	Excludes restricted cash of $544.0 million.
(2)	Does not reflect the planned amendment to CEOC’s senior secured credit facilities and related financing described under “Summary—Recent Events—Amendment of Senior Secured Credit Facilities and Related Financing.”
(3)	Upon the closing of the Acquisition, CEOC entered into the senior secured credit facilities, which included a $2,000.0 million revolving credit facility that was reduced to $1,206.8 million due to debt retirements and the conversion of a portion of the revolving credit facility to an extended term loan subsequent to the closing of the Acquisition. At September 30, 2011, $1,080.2 million of borrowing capacity was available under our revolving credit facility, with an additional $126.6 million committed to back letters of credit. Caesars guarantees this facility, and all of the material wholly owned domestic subsidiaries of CEOC, other than Planet Hollywood, Caesars Octavius and Caesars Linq, have pledged their assets to secure this facility.
(4)

Upon the closing of the Acquisition, CEOC entered into a seven-year $7,250.0 million term loan facility, all of which was drawn at the closing of the Acquisition. The outstanding borrowings under the term loan have been increased by an incremental term loan drawn in October 2009 and $423.3 million of revolver commitments converted to extended term loans. The outstanding borrowings have been reduced by payments made subsequent to the Acquisition. Caesars guarantees this facility, and all of the material wholly owned domestic subsidiaries of CEOC, other than Planet Hollywood, Caesars Octavius and Caesars Linq, have pledged their assets to secure this facility.
(5)	Consists of the book values of $750.0 million face value of 12.75% Second-Priority Notes due 2018, book values of $214.8 million face value of 10.0% Second-Priority Notes due 2015, book values of $847.6 million face value of 10.0% Second-Priority Notes due 2018 issued in connection with the exchange offers that were consummated on December 24, 2008, and book values of $3,705.5 million face value of 10.0% Second-Priority Notes due 2018 issued in connection with the exchange offers that were consummated on April 15, 2009. Such amounts are inclusive of amounts paid in fees in connection with such exchange offers. The aggregate face value of such notes is $5,517.9 million.
(6)	Does not reflect Chester’s $330 million offering of 9.25% senior secured notes due 2020, the proceeds of which are expected to repay the Chester senior secured term loan, make a distribution to Chester Downs’ managing member, Harrah’s Chester Downs Investment Company, LLC, and for other general corporate purposes.
(7)	Consists of $478.6 million of 10.75% Senior Notes due 2016 and $8.6 million of 10.75%/11.5% Senior PIK Toggle Notes due 2018. All of this indebtedness is guaranteed on a joint and several basis by Caesars and all of the material wholly owned domestic subsidiaries of CEOC, other than Planet Hollywood, Caesars Octavius and Caesars Linq, that have pledged their assets to secure the senior secured credit facilities.
(8)	The “Actual” unsecured senior notes consist of the book values of the following notes: $125.2 million face value of 5.375% Senior Notes due 2013, $364.5 million face value of 5.625% Senior Notes due 2015, $153.7 million face value of 5.75% Senior Notes due 2017, $248.7 million face value of 6.5% Senior Notes due 2016, $0.6 million face value of 7% Senior Notes due 2013 and $0.2 million face value of Floating Rate Contingent Convertible Senior Notes due 2024, all of which are obligations of CEOC and guaranteed by Caesars. The aggregate face value of such notes is $892.9 million. As a result of a private placement and open market purchases, HBC holds $427.3 million face value of the outstanding 5.625% Senior Notes due 2015, $385.1 million face value of the outstanding 5.75% Senior Notes due 2017, $324.5 million face value of the outstanding 6.5% Senior Notes due 2016 and $3.1 million face value of the Senior PIK Toggle Notes due 2018. The amounts of the notes held by HBC are eliminated upon consolidation of Caesars.
(9)	Consists of the book values of $65.7 million of principal obligations to fund Clark County, Nevada, Special Improvement District bonds and $13.4 million of miscellaneous other indebtedness.

DILUTION

Dilution is the amount by which the offering price paid by the purchasers of the common stock to be sold in the IPO exceeds the net tangible book value per share of common stock after giving effect to the IPO. Net tangible book value per share is determined at any date by subtracting our total liabilities from the total book value of our tangible assets and dividing the difference by the number of shares of common stock deemed to be outstanding at that date.

Our net tangible book value (deficit) as of September 30, 2011 was $(6,934.4) million, or $(55.46) per share. After giving effect to the receipt and our intended use of approximately $13.0 million of estimated net proceeds from our sale of 1,811,313 shares of common stock in the IPO at an initial offering price of $9.00 per share, our pro forma net tangible book value (deficit) as of September 30, 2011 is approximately $(6,921.4) million, or $(55.36) per share. This represents an immediate increase in pro forma net tangible book value of $0.10 per share to existing stockholders and an immediate dilution of $(64.36) per share to new investors purchasing shares of common stock in the IPO. The following table illustrates this substantial and immediate per share dilution to new investors:

		Per Share
Initial public offering price per share in the IPO		$9.00
Net tangible book value (deficit) before the IPO	$(55.46)
Immediate increase in pro-forma net tangible book value per share attributable to investors in the IPO	0.10

Pro forma net tangible book value (deficit) per share after the IPO		$(55.36)

Dilution per share to new investors		$(64.36)

The following table summarizes on an as adjusted basis as of September 30, 2011, giving effect to:

•	the total number of shares of common stock purchased from us in the IPO;

•

the total consideration paid to us in the IPO, at an initial public offering price of $9.00 per share (before deducting the underwriting discount and commissions and offering expenses payable by us in connection with the IPO); and

•	the average price per share paid by existing shareholders and by new investors purchasing shares in the IPO.

	Shares Purchased		Total Consideration (in millions)		Average Price Per Share
	Number	Percent	Amount	Percent
Existing stockholders	—	—%	$—	—%	$—
Investors in the IPO	1,811,313	100	16.3	100	9.00

Total	1,811,313	100%	$16.3	100%	$9.00

The above tables and calculations do not give effect to:

•

6,937,285 shares of our common stock issuable upon the exercise of outstanding options as of September 30, 2011, at a weighted-average exercise price of $41.37 per share, or 1,341,057 shares of common stock issuable upon the exercise of options we anticipate issuing prior to the consummation of the IPO;

•

56,778 shares of our common stock issuable upon the exercise of outstanding warrants as of September 30, 2011, at a weighted-average exercise price of $57.41 per share or 64,051 shares of common stock issuable upon the exercise of warrants issued subsequent to September 30, 2011 at a weighted-average exercise price of $23.87 per share;

•	271,697 shares of our common stock issuable in the IPO to the underwriters pursuant to an option to purchase additional shares;

•	536,452 shares of our common stock reserved for future issuance under the Management Equity Incentive Plan; and

•	6,867,018 shares of our common stock reserved for future issuance under the Caesars Entertainment Corporation 2012 Performance Incentive Plan.

To the extent any of these options or warrants are exercised or shares of our common stock currently reserved for future issuance are issued, there will be further dilution to new investors.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

The following table presents our selected historical consolidated financial data as of and for the periods presented. The selected historical consolidated financial data as of December 31, 2006 and 2007 and for the periods from January 1, 2008 through January 27, 2008 (Predecessor) and from January 28, 2008 through December 31, 2008 and the years ended December 31, 2009 and 2010 (Successor) have been derived from, and should be read in conjunction with, our audited consolidated financial statements included elsewhere in this prospectus. The selected historical consolidated financial and other data for the periods for the years ended December 31, 2006 and 2007, and as of December 31, 2006, 2007 and 2008 have been derived from our audited consolidated financial statements not included in this prospectus. The selected historical financial information as of September 30, 2011 and for the nine month periods ended September 30, 2010 and 2011, are derived from, and should be read in conjunction with, our unaudited consolidated condensed financial statements included elsewhere in this prospectus. The summary historical consolidated financial information as of September 30, 2010 has been derived from our unaudited consolidated condensed financial statements not included in this prospectus. Except as otherwise described herein, our interim unaudited financial statements have been prepared on a basis consistent with our annual audited financial statements and, in the opinion of management, include all adjustments, consisting of normal recurring accruals, considered necessary for a fair presentation of such data. Except as otherwise specified in the table below, the per share data included in this selected historical financial data does not reflect the 1.742-for-one split of our common stock that we expect to effect prior to consummation of the IPO.

You should read this data in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and the related notes thereto included elsewhere in this prospectus.

Caesars Entertainment Corporation

Selected Historical Consolidated Financial Data

	Predecessor			Successor
	Year Ended December 31,		Jan. 1, 2008 through Jan. 27, 2008	Jan. 28, 2008 through Dec. 31, 2008	Year Ended December 31,		Nine Months Ended September 30,
(In millions, except per share data)	2006	2007			2009	2010	2010	2011
Revenues
Casino	$7,868.6	$8,831.0	$614.6	$7,476.9	$7,124.3	$6,917.9	$5,251.3	$5,029.5
Food and beverage	1,577.7	1,698.8	118.4	1,530.2	1,479.3	1,510.6	1,157.8	1,165.0
Rooms	1,240.7	1,353.6	96.4	1,174.5	1,068.9	1,132.3	858.5	917.2
Management fees	89.1	81.5	5.0	59.1	56.6	39.1	31.2	27.7
Other	611.0	695.9	42.7	624.8	592.4	576.3	439.9	473.4
Less: casino promotional allowances	(1,713.2)	(1,835.6)	(117.0)	(1,498.6)	(1,414.1)	(1,357.6)	(1,041.1)	(950.7)

Net revenues	9,673.9	10,825.2	760.1	9,366.9	8,907.4	8,818.6	6,697.6	6,662.1

Operating Expenses
Direct
Casino	3,902.6	4,595.2	340.6	4,102.8	3,925.5	3,948.9	2,982.9	2,827.9
Food and beverage	697.6	716.5	50.5	639.5	596.0	621.3	469.7	500.3
Rooms	256.6	266.3	19.6	236.7	213.5	259.4	195.5	217.1
Property general and administrative and other	2,206.8	2,421.7	178.2	2,143.0	2,018.8	2,061.7	1,580.0	1,593.0
Depreciation and amortization	667.9	817.2	63.5	626.9	683.9	735.5	548.1	532.2
Project opening costs	20.9	25.5	0.7	28.9	3.6	2.1	4.0	4.2
Write-downs, reserves and recoveries	62.6	(59.9)	4.7	16.2	107.9	147.6	136.3	82.9
Impairment of intangible assets	20.7	169.6	—	5,489.6	1,638.0	193.0	144.0	—
(Income)/loss in non-consolidated affiliates	(3.6)	(3.9)	(0.5)	2.1	2.2	1.5	2.1	4.2
Corporate expense	177.5	138.1	8.5	131.8	150.7	140.9	103.8	115.1
Acquisition and integration costs	37.0	13.4	125.6	24.0	0.3	13.6	8.3	3.6
Amortization of intangible assets	70.7	73.5	5.5	162.9	174.8	160.8	121.7	117.7

Total operating expenses	8,117.3	9,173.2	796.9	13,604.4	9,515.2	8,286.3	6,296.4	5,998.2

Income/(loss) from operations	1,556.6	1,652.0	(36.8)	(4,237.5)	(607.8)	532.3	401.2	663.9
Interest expense, net of interest capitalized	(670.5)	(800.8)	(89.7)	(2,074.9)	(1,892.5)	(1,981.6)	(1,471.9)	(1,448.3)
(Losses)/gains on early extinguishments of debt	(62.0)	(2.0)	—	742.1	4,965.5	115.6	48.7	47.9
Other income, including interest income	10.7	43.3	1.1	35.2	33.0	41.7	28.2	16.7

Income/(loss) from continuing operations before income taxes	834.8	892.5	(125.4)	(5,535.1)	2,498.2	(1,292.0)	(993.8)	(719.8)
(Provision) benefit for income taxes	(295.6)	(350.1)	26.0	360.4	(1,651.8)	468.7	364.5	248.5

Income/(loss) from continuing operations, net of tax	539.2	542.4	(99.4)	(5,174.7)	846.4	(823.3)	(629.3)	(471.3)
Income/(loss) from discontinued operations, net of tax	11.9	92.2	0.1	90.4	—	—	—	—

Net income/(loss)	551.1	634.6	(99.3)	(5,084.3)	846.4	(823.3)	(629.3)	(471.3)
Less: net (income)/loss attributable to non-controlling interests	(15.3)	(15.2)	(1.6)	(12.0)	(18.8)	(7.8)	(5.1)	4.3

Net income/(loss) attributable to Caesars Entertainment Corporation	535.8	619.4	(100.9)	(5,096.3)	827.6	(831.1)	(634.4)	(467.0)
Preferred stock dividends	—	—	—	(297.8)	(354.8)	—	—	—

Net income/(loss) attributable to common stockholders	$535.8	$619.4	$(100.9)	$(5,394.1)	$472.8	$(831.1)	$(634.4)	$(467.0)

Earnings per share—basic
Income/(loss) from continuing operations	$2.85	$2.83	$(0.54)	$(134.59)	$11.62	$(14.58)	$(11.70)	$(6.50)
Discontinued operations, net	0.06	0.50	—	2.22	—	—	—	—

Net income/(loss)	$2.91	$3.33	$(0.54)	$(132.37)	$11.62	$(14.58)	$(11.70)	$(6.50)

Earnings per share—diluted
Income/(loss) from continuing operations	$2.79	$2.77	$(0.54)	$(134.59)	$6.88	$(14.58)	$(11.70)	$(6.50)
Discontinued operations, net	0.06	0.48	—	2.22	—	—	—	—

Net income/(loss)	$2.85	$3.25	$(0.54)	$(132.37)	$6.88	$(14.58)	$(11.70)	$(6.50)

Dividends declared per common share	$1.53	$1.60	$—	$—	$—	$—	$—	$—

Basic weighted-average common shares outstanding	184.0	186.3	188.1	40.8	40.7	57.0	54.2	71.8

Diluted weighted-average common shares outstanding	188.0	190.6	188.1	40.8	120.4	57.0	54.2	71.8

	Predecessor			Successor
Pro-Forma for stock split (1)	Year Ended December 31,		Jan. 1, 2008 through Jan. 27, 2008	Jan. 28, 2008 through Dec. 31, 2008	Year Ended December 31,		Nine Months Ended September 30,
(In millions, except per share data)	2006	2007			2009	2010	2010	2011
Earnings per share—basic
Income/(loss) from continuing operations				$(77.26)	$6.67	$(8.37)	$(6.72)	$(3.73)
Discontinued operations, net				1.27	—	—	—	—

Net income/(loss)				$(75.99)	$6.67	$(8.37)	$(6.72)	$(3.73)

Earnings per share—diluted
Income/(loss) from continuing operations				$(77.26)	$3.95	$(8.37)	$(6.72)	$(3.73)
Discontinued operations, net				1.27	—	—	—	—

Net income/(loss)				$(75.99)	$3.95	$(8.37)	$(6.72)	$(3.73)

Dividends declared per common share				$—	$—	$—	$—	$—

Basic weighted-average common shares outstanding				71.0	70.9	99.3	94.4	125.1

Diluted weighted-average common shares outstanding				71.0	209.4	99.3	94.4	125.1

(1)	As adjusted on a pro-forma basis to reflect the 1.742-for-one split of our common stock. As the Predecessor operated under a different capital structure than the Successor, the earnings per share data, pro-forma for stock split, is not presented for the period from January 1, 2008 through January 27, 2008 and for the years ended December 31, 2006 and 2007 (Predecessor).

	Predecessor			Successor
	Year Ended December 31,		Jan. 1, 2008 through Jan. 27, 2008	Jan. 28, 2008 through Dec. 31, 2008	Year Ended December 31,		Nine Months Ended September 30,
(In millions, except per share data)	2006	2007			2009	2010	2010	2011
Balance Sheet Data (at period end)
Cash and cash equivalents	$799.6	$710.0		$650.5	$918.1	$987.0	$1,323.7	$1,150.7
Working capital	(610.2)	(126.1)		(536.4)	(6.6)	207.7	121.7	235.8
Total assets	22,284.9	23,357.7		31,048.6	28,979.2	28,587.7	29,287.9	28,866.1
Total debt	12,089.9	12,440.4		23,208.9	18,943.1	18,841.1	19,717.1	19,620.6
Total stockholders’ equity/(deficit)	6,123.5	6,679.1		(1,360.8)	(867.0)	1,672.6	1,062.6	1,205.9

Other Financial Data
Capital expenditures, net of change in construction payables	$2,500.1	$1,376.7	$125.6	$1,181.4	$464.5	$160.7	$124.6	$164.9

DIVIDEND POLICY

We intend to retain all future earnings, if any, for use in the operation of its business and to fund future growth. We do not anticipate paying any dividends for the foreseeable future. The decision whether to pay dividends will be made by our Board in light of conditions then existing, including factors such as our results of operations, financial condition and requirements, business conditions and covenants under any applicable contractual arrangements, including our indebtedness.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

We are the world’s most diversified casino-entertainment provider and the most geographically diverse U.S. casino-entertainment company. As of September 30, 2011, we owned, operated or managed, through various subsidiaries, 52 casinos in 12 U.S. states and seven countries. The vast majority of these casinos operate in the United States and England. Our casino entertainment facilities operate primarily under the Caesars, Harrah’s, and Horseshoe brand names in the United States, and include land-based casinos, casino clubs, riverboat or dockside casinos, casinos on Indian reservations, and casinos combined with a greyhound racing facility, a thoroughbred racetrack and a harness racetrack. We are focused on building customer loyalty through a unique combination of customer service, excellent products, unsurpassed distribution, operational excellence and technology leadership and on exploiting the value of our major hotel/casino brands and Total Rewards, our industry leading loyalty program. We believe that the customer-relationship marketing and business-intelligence capabilities fueled by Total Rewards are constantly bringing us closer to our customers so we better understand their preferences, and from that understanding, we are able to improve the entertainment experiences that we offer accordingly.

On January 28, 2008, we were acquired by entities affiliated with Apollo and TPG in an all-cash transaction, which we refer to as the Acquisition valued at $30.7 billion. Holders of Caesars stock received $90.00 in cash for each outstanding share of common stock. As a result of the Acquisition, the issued and outstanding shares of Caesars non-voting common stock and the non-voting preferred stock of Caesars were owned by entities affiliated with Apollo and TPG and certain co-investors and members of management, and the then issued and outstanding shares of voting common stock of Caesars were owned by Hamlet Holdings, which is owned by certain individuals affiliated with Apollo and TPG. During 2010, our shares of non-voting common stock and non-voting preferred stock were converted to a recently issued class of voting common stock, and our existing voting stock was canceled, as more fully described in note 9 to our audited consolidated financial statements, included elsewhere in this prospectus.

Regional Aggregation

Our executive officers review operating results, assess performance and make decisions related to the allocation of resources on a property-by-property basis. We, therefore, believe that each property is an operating segment and that it is appropriate to aggregate and present our operations as one reportable segment. In order to provide more meaningful information than would be possible on either a consolidated basis or an individual property basis, our casino properties (as of September 30, 2011, or as otherwise noted below) have been grouped into regions as follows to facilitate discussion of our operating results:

Las Vegas	Atlantic City	Louisiana/Mississippi	Iowa/Missouri
Caesars Palace	Harrah’s Atlantic City	Harrah’s New Orleans	Harrah’s St. Louis
Bally’s Las Vegas	Showboat Atlantic City	Harrah’s Louisiana Downs	Harrah’s North Kansas City
Flamingo Las Vegas(a)	Bally’s Atlantic City	Horseshoe Bossier City	Harrah’s Council Bluffs
Harrah’s Las Vegas	Caesars Atlantic City	Grand Biloxi	Horseshoe Council Bluffs/Bluffs Run
Paris Las Vegas	Harrah’s Chester(h)	Harrah’s Tunica
Rio		Horseshoe Tunica
Imperial Palace Bill’s Gamblin’ Hall & Saloon Planet Hollywood Resort & Casino(b)		Tunica Roadhouse Hotel & Casino
Hotspot Oasis

Illinois/Indiana	Other Nevada	Managed/International/Other
Horseshoe Southern Indiana	Harrah’s Reno	Harrah’s Ak-Chin(e)
Harrah’s Joliet(d)	Harrah’s Lake Tahoe	Harrah’s Cherokee(e)
Harrah’s Metropolis	Harveys Lake Tahoe	Harrah’s Rincon(e)
Horseshoe Hammond	Harrah’s Laughlin	Conrad Punta del Este(c)
Caesars Windsor(f)
London Clubs International(g)

(a)	Includes O’Shea’s Casino, which is adjacent to this property.
(b)	Acquired February, 2010.
(c)	We have an approximately 95% ownership interest in and manage this property.
(d)	We have an 80% ownership interest in and manage this property.
(e)	Managed.
(f)	We have a 50% interest in Windsor Casino Limited, which operates this property. The province of Ontario owns the complex.
(g)	We own, operate or manage ten casino clubs in the United Kingdom and two in Egypt. We have a 70% ownership interest in and manage one casino club in South Africa.
(h)	We have a 95% ownership interest in and manage this property. On January 20, 2012, we received notice that the minority owners have elected to exercise their put rights under an operating agreement with one of our wholly-owned subsidiaries. As a result, effective as of January 22, 2012, we are required to purchase from the minority owners ninety percent of their interest in Harrah’s Chester. We expect to consummate this purchase in early February 2012. Upon consummation, we will have a 99.5% ownership interest in this property.

Consolidated Operating Results

In accordance with GAAP, we have separated our historical financial results for the periods subsequent to the Acquisition, or the Successor periods, and the period prior to the Acquisition, or the Predecessor period. However, we have also combined results for the Successor and Predecessor periods for 2008 in the presentations below because we believe that it enables a meaningful presentation and comparison of results. As a result of the application of purchase accounting as of the Acquisition date, financial information for the Successor periods and the Predecessor period are presented on different bases and, therefore, are not comparable. We have reclassified certain amounts for prior periods to conform to our 2011 presentation.

Subsequent to the filing of our quarterly report on Form 10-Q for the quarter and nine-months ended September 30, 2011, we identified certain deferred tax liabilities related to transaction costs incurred in connection with the Acquisition, which had been incorrectly recorded in 2008, and not properly adjusted upon the 2009 receipt of the final transaction cost reports. The net impact of correcting for this error is to reduce our deferred tax liabilities by approximately $57 million, reduce goodwill by approximately $11 million, and recognize the difference of approximately $46 million as a reduction to income tax expense. Although we believe the approximately $46 million reduction to income tax expense is correct, this figure will not be finalized until the filing of our Annual Report on Form 10-K for the year ended December 31, 2011. There are no cash impacts or impacts to EBITDA as a result of this correction.

We have evaluated the quantitative and qualitative materiality of this adjustment in the context of our projected financial results for the fourth quarter and full-year 2011, and for the full-years 2008, 2009 and 2010, and believe that the correction will not be material to any of those periods. As a result, we anticipate recording this adjustment during the fourth quarter 2011, which will be reported within our Annual Report on Form 10-K for the year ended December 31, 2011. While we believe it is unlikely, should our actual financial results differ significantly from our current estimates of the fourth quarter and full-year 2011, we may need to reconsider our plan to record the adjustment during the fourth quarter 2011, including evaluating whether to restate our financial statements for 2008 and 2009.

($ in millions)	Nine Months Ended September 30,		Percentage Increase/ (Decrease)
	2011	2010
Casino revenues	$5,029.5	$5,251.3	(4.2)%
Net revenues	6,662.1	6,697.6	(0.5)%
Income from operations	663.9	401.2	65.5%
Net (loss)/income attributable to Caesars	(467.0)	(634.4)	(26.4)%
Operating margin	10.0%	6.0%	4.0 pts

	Successor			Predecessor	Combined 2008
($ in millions)	2010	2009	Jan. 28, 2008 through Dec. 31, 2008	Jan. 1, 2008 through Jan. 27, 2008		Percentage Increase/(Decrease)
						10 vs. 09	09 vs. 08
Casino revenues	$6,917.9	$7,124.3	$7,476.9	$614.6	$8,091.5	(2.9)%	(12.0)%
Net revenues	8,818.6	8,907.4	9,366.9	760.1	10,127.0	(1.0)%	(12.0)%
Income/(loss) from operations	532.3	(607.8)	(4,237.5)	(36.8)	(4,274.3)	N/M	85.8%
Net (loss)/income attributable to Caesars	(831.1)	827.6	(5,096.3)	(100.9)	(5,197.2)	N/M	N/M
Operating margin	6.0%	(6.8)%	(45.2)%	(4.8)%	(42.2)%	12.8 pts	35.4 pts
We measure our performance in part through tracking of trips by rated customers, which means a customer whose gaming activity is tracked through our Total Rewards system, or trips, and spend per rated customer trip, or spend per trip. A trip is created by a Total Rewards card holder engaging in one or more of the following activities while at one of our properties: (1) hotel stay, (2) gaming activity or (3) a comp redemption, which means the receipt of a complimentary item given out by our casinos. In markets where we have multiple properties, customers often make trip generating activities at more than one property in a day. In these instances, we consider the market as a whole and do not create multiple trips. Customer spend means the cumulative rated theoretical spend (which is the amount of money expected to be retained by the casino based upon the mathematics underlying the particular game as a fraction of the amount of money wagered by the customer) across all game types for a specific customer. On a consolidated basis, trips for the nine months ended September 30, 2011 decreased 7.3%, while spend per trip increased 4.0% from the year-ago period. The trip decline was the result of temporary closures in the Atlantic City region due to Hurricane Irene, new competition and reduced access to one of our properties in the Illinois/Indiana region during the third-quarter 2011, temporary closures of seven of our properties in the Illinois/Indiana and Louisiana/Mississippi regions during the first half of 2011 due to flooding and severe weather conditions, and the impact of marketing programs on trip frequency of certain customer segments in all regions. Cash average daily room rates for the nine months ended September 30, 2011 increased to $92 from $87 for the nine months ended September 30, 2010, an increase of 5.7%, and total occupancy percentage increased to 91.9% from 90.3% for the nine months ended September 30, 2010, an increase of 1.6 percentage points.

On a consolidated basis, when compared with 2009, trips for the 2010 year decreased 1.2% and spend per trip decreased 2.3%. Average daily room rates and occupancy were generally flat for 2010 when compared with 2009.

Nine months ended September 30, 2011 compared to nine months ended September 30, 2010

Our revenues for the nine months ended September 30, 2011 were down compared with the nine months ended September 30, 2010. The decline was due to the factors causing the decline in trips discussed above. These declines were partially mitigated by steadily improving fundamentals in the Las Vegas region and the full nine-month impact of Planet Hollywood, which was acquired in February 2010.

Income from operations for the nine months ended September 30, 2011 increased to $663.9 million from $401.2 million in the nine months ended September 30, 2010. Included in income from operations for the nine months ended September 30, 2010 were impairment charges related to goodwill and other non-amortizing intangible assets of $144.0 million. Prior to consideration of the 2010 impairment charges, income from operations for 2011 increased to $663.9 million from $545.2 million in 2010. The increase was attributable to reduced property operating expenses resulting from our cost-reduction efforts, reduced and more focused marketing expenditures, reduced depreciation expense, and the effect of the second quarter 2010 charges of $52.2 million to fully reserve a note-receivable balance related to a venture for development of a casino project in Philadelphia, and $25.0 million relating to a previously disclosed contingency, with no comparable amounts in 2011.

Our net loss for the nine months ended September 30, 2011 was $467.0 million, compared with a net loss of $634.4 million for the nine months ended September 30, 2010. The net losses included gains related to the early extinguishment of debt of $47.9 million ($30.5 million, net of taxes) and $48.7 million ($31.0 million, net of taxes) for the nine months ended September 30, 2011 and 2010, respectively.

Year ended December 31, 2010 compared to December 31, 2009

Our 2010 net revenues decreased 1.0% to $8,818.6 million from $8,907.4 million in 2009, as incremental revenues associated with our February 2010 acquisition of Planet Hollywood were unable to offset the continuing impact of the weak economic environment on customers’ discretionary spending.

Income from operations for the year ended December 31, 2010 was $532.3 million, compared with a loss from operations of $607.8 million for the same period in 2009. Included in income/(loss) from operations for 2010 and 2009 were impairment charges for goodwill and other non-amortizing intangible assets totaling $193.0 million and $1,638.0 million, respectively. Prior to consideration of these impairment charges, income from operations for the year ended December 31, 2010 decreased to $725.3 million from $1,030.2 million in the prior year. The decline was driven by the income impact of reduced revenues and the contingent liability reserve and asset reserve charges recorded during 2010 described above, which were partially offset by a tangible asset impairment charge in 2009 that did not recur in 2010 and the benefit of a $23.5 million property tax accrual adjustment recorded in 2010.

Net loss attributable to Caesars for the year ended December 31, 2010 was $831.1 million compared with net income attributable to Caesars of $827.6 million for the year-ago period. The loss for the year ended December 31, 2010 included (i) the aforementioned impairment charges for intangible assets and (ii) pre-tax gains related to the early extinguishment of debt of $115.6 million. The income for the year ended December 31, 2009 included (i) the aforementioned impairment charges for intangible assets and (ii) pre-tax gains related to the early extinguishment of debt of $4,965.5 million. Gains on early extinguishments of debt in the year ended December 31, 2009 represented discounts related to the exchange of certain outstanding debt for new debt in the second quarter, CMBS debt repurchases in the fourth quarter, and purchases of certain of our debt in the open market during 2009. The gains were partially offset by the write-off of market value premiums and unamortized debt issue costs. These events are discussed more fully in the “Liquidity and Capital Resources” section that follows herein.

Year ended December 31, 2009 compared to December 31, 2008

Revenues for the year ended December 31, 2009 declined as compared to 2008 as a result of reduced trips and spend per trip due to the impact of the recession on customers’ discretionary spending, as well as reduced aggregate demand, which impacted average daily room rates. The earnings impact of the declines in revenue in 2009 as compared to 2008 was partially offset by company-wide cost savings initiatives that began in the third quarter of 2008. The year ended December 31, 2008 included charges of $5,489.6 million related to impairment of goodwill and other non-amortizing intangible assets, and expenses incurred in connection with the Acquisition, primarily related to accelerated vesting of employee stock options, stock appreciation rights (“SARs”) and restricted stock, and higher interest expense. Offsetting a portion of these costs in 2008 were net gains on the early extinguishments of debt and proceeds received from the settlement of insurance claims related to hurricane damage in 2005.

Regional Operating Results

Las Vegas property trips for 2011 rose 3.6% for the nine months from the year-ago period, and spend per trip in the nine months ended September 30, 2011 increased 4.0%. Hotel revenues increased in 2011 by 13.2% for the nine months ended September 30, 2011. Cash average daily room rates for the nine months ended September 30, 2011 increased to $92 from $86 for the nine months ended September 30, 2010, an increase of 7.2%, and total occupancy percentage increased to 96.4% from 92.5% for the nine months ended September 30, 2010, an increase of 3.9 percentage points.

For the Las Vegas region, when compared with 2009, trips in 2010 increased 1.6% and spend per trip decreased 2.3%. Hotel revenues in 2010 increased 9.2% when compared to 2009, as our occupancy increased 1.8 percentage points and our average daily room rates decreased 3.2%. While gaming spend per trip for the nine months ending September 30, 2011 remains approximately 19% below 2007 peak levels, we experienced growth as of the beginning of 2011. We believe that there is a strong correlation between gaming revenue and changes in consumer net worth, which should result in increased gaming spend as the broader economy recovers.

We anticipate that a $5 increase in Las Vegas ADR on an annual basis would equate to an improvement to annual Income from Operations of approximately $28 million. Likewise, we anticipate that a $5 improvement in Las Vegas spend per rated customer gaming trip would equate to an improvement to annual Income from Operations of approximately $11 million.

Atlantic City property trips decreased for the nine-months 2011 by 1.3% for patrons that stay at a hotel in one of our properties, which we refer to as lodgers, and 7.4% for patrons that may play at a casino located in one of our properties but do not stay at a hotel at such property, which we refer to as non-lodgers. Spend per trip for the nine-months ended September 30, 2011 decreased 1.7% for lodgers and 1.3% for non-lodgers. Trip declines were directly impacted by the temporary property closures as a result of Hurricane Irene.

We anticipate that a $5 increase in Atlantic City non-lodger spend per rated customer gaming trip would equate to an improvement to annual Income from Operations of approximately $15 million. Likewise, we anticipate that a $5 improvement in Atlantic City lodger spend per rated customer gaming trip would equate to an improvement to annual Income from Operations of approximately $3 million.

For the Atlantic City region, when compared with 2009, trips in 2010 decreased 4.3% for lodgers and 0.1% for non-lodgers, and spend per trip decreased 3.9% for lodgers and 7.8% for non-lodgers.

On a combined basis, for the remainder of our U.S. markets, trips decreased for the nine-months ended September 30, 2011 by 10.6%, however, spend per trip increased 3.7%. Trip declines can be attributed to the temporary property closures in the first half of 2011 due to flooding and severe weather conditions as well as more focused marketing targeted to certain customer segments.

With respect to the remainder of our U.S. markets, we anticipate that a $5 increase in spend per rated customer gaming trip would equate to an improvement to annual Income from Operations of approximately $46 million.

On a combined basis, for the remainder of our U.S. markets, trips in 2010 were down 3.5% while spend per trip increased 1.3%, when compared to 2009.

Las Vegas Region

	Nine Months Ended September 30,		Percentage Increase/ (Decrease)
($ in millions)	2011	2010
Casino revenues	$1,157.3	$1,127.5	2.6%
Net revenues	2,245.9	2,108.1	6.5%
Income from operations	348.4	249.0	39.9%
Operating margin	15.5%	11.8%	3.7	pts

	Successor			Predecessor
			Jan. 28, 2008 through Dec. 31, 2008	Jan. 1, 2008 through Jan. 27, 2008		Percentage
					Combined 2008	Increase/(Decrease)
($ in millions)	2010	2009				10 vs. 09		09 vs. 08
Casino revenues	$1,544.4	$1,476.0	$1,579.9	$138.7	$1,718.6	4.6%		(14.1)%
Net revenues	2,834.8	2,698.0	3,000.6	253.6	3,254.2	5.1%		(17.1)%
Income/(loss) from operations	349.9	(681.0)	(1,988.0)	51.9	(1,936.1)	N/M		64.8%
Operating margin	12.3%	(25.2)%	(66.3)%	20.5%	(59.5)%	37.5	pts	34.3	pts

In February 2010, CEOC, a wholly-owned subsidiary of Caesars acquired 100% of the equity interests of PHW Las Vegas, which owns Planet Hollywood. Net revenues and income from continuing operations before income taxes (excluding transaction costs associated with the acquisition) of Planet Hollywood subsequent to the date of acquisition are included in our consolidated results from operations.

Net revenues increased 6.5% for the nine months ended September 30, 2011, as a result of increases in both trips and the amount spent per trip. Net revenues were also increased by higher total occupancy percentages and cash average daily room rates for the 2011 nine-month period. These trends demonstrate continued strengthening in the fundamentals for this region. Net revenues for the nine months ended September 30, 2011 also include the full nine-month impact of Planet Hollywood. Income from operations for the nine months ended September 30, 2011 increased significantly from the 2010 period due to the income impact of increased net revenues. Included in income from operations are decreases in property remediation costs of $29.2 million for the nine months ended September 30, 2011.

For the year ended December 31, 2010, hotel occupancy remained above 90%, and net revenues increased 5.1% in the Las Vegas region from 2009 due to the Planet Hollywood acquisition. On a same-store basis, revenues declined 3.5% for the year ended December 31, 2010, resulting primarily from decreased spend per trip. Loss from operations for the year ended December 31, 2009 includes charges of $1,130.9 million related to impairment of intangible assets in the region, with no comparable charge in 2010. Increased labor and depreciation expenses in the region combined with the income impact of reduced same-store revenues resulted in reduced income from operations for 2010, before consideration of the 2009 impairment charges. Income from operations for the year ended December 31, 2010 includes incremental depreciation associated with the Caesars Palace expansions placed into service late in 2009, increased levels of remediation costs during 2010 at two properties within the region, and the write-off of assets associated with certain capital projects.

An expansion and renovation of Caesars Palace Las Vegas was completed in stages during 2009. Three 10,000-square-foot luxury villa suites were completed within a new hotel tower called the Octavius Tower. In addition, an expanded pool and garden area were completed and an additional 110,000 square feet of meeting and convention space was constructed. We deferred completion of the 662 rooms, including 75 luxury suites, in the hotel tower expansion as a result of the economic conditions impacting the Las Vegas tourism sector at that time. On April 25, 2011, financing to complete the Octavius Tower was obtained, along with financing for Project Linq. Subsequently, we resumed work towards the completion of the Octavius Tower and construction on Project Linq has commenced. We opened the remaining rooms and suites in the Octavius Tower in January 2012.

For year ended December 31, 2009, revenues and income from operations before impairment charges were lower than in 2008, driven by lower spend per trip and declines in the group-travel business due to the recession. While hotel occupancy was strong at approximately 90%, average room rates declined due to the impact of reduced aggregate demand. Loss from operations for 2008 included charges of $2,579.4 million recorded for the impairment of goodwill and other non-amortizing intangible assets.

Atlantic City Region

	Nine Months Ended September 30,		Percentage Increase/ (Decrease)
($ in millions)	2011	2010
Casino revenues	$1,227.6	$1,326.2	(7.4)%
Net revenues	1,424.2	1,482.2	(3.9)%
Income from operations	93.6	100.2	(6.6)%
Operating margin	6.6%	6.8%	(0.2	) pts

	Successor			Predecessor	Combined 2008
			Jan. 28, 2008 through Dec. 31, 2008	Jan. 1, 2008 through Jan. 27, 2008		Percentage
						Increase/(Decrease)
($ in millions)	2010	2009				10 vs. 09		09 vs. 08
Casino revenues	$1,696.8	$1,894.5	$2,111.8	$163.4	$2,275.2	(10.4)%		(16.7)%
Net revenues	1,899.9	2,025.9	2,156.0	160.8	2,316.8	(6.2)%		(12.6)%
Income/(loss) from operations	83.7	28.3	(415.4)	18.7	(396.7)	N/M		N/M
Operating margin	4.4%	1.4%	(19.3)%	11.6%	(17.1)%	3.0	pts	18.5	pts

Hurricane Irene, which made landfall in New Jersey in August 2011, caused temporary closures of four of our properties in the Atlantic City region during one of the final weekends of the peak summer season. We estimate that the closures reduced net revenues by approximately $22 million to $27 million and reduced income from operations by approximately $15 million to $20 million. In addition, revenues in the region continued to be affected by competition from new casinos and the mid-2010 introduction of table games in the Pennsylvania market. Income from operations for the nine months ended September 30, 2011 was lower as a result of the income impact of reduced net revenues, partially offset by reduced property operating expenses due to reduced and more focused marketing expenses, lower depreciation expense and reduced payroll-related and property tax expenses.

Reduced spend per trip, declines in overall trip frequency and increased competition from other markets, including the mid-2010 introduction of table games in the Pennsylvania market, led to lower Atlantic City region revenues during the year ended December 31, 2010. Income from operations for the year ended December 31, 2009 included a charge of $178.7 million related to impairment of goodwill and other non-amortizing intangible assets at certain of the region’s properties. Income from operations for the year ended December 31, 2010 was lower than the prior year, prior to consideration of the impairment charge, as cost-saving initiatives were unable to offset the income impact of reduced revenues and increased marketing and labor-related expenses. Income from operations for the year ended December 31, 2010 also included the write-off of assets associated with certain capital projects.

Revenues for 2009 were lower than in 2008 due to reduced trips and spend per trip, as well as competition from slot parlors in Pennsylvania. Income from operations before impairment charges for 2009 was also lower than in 2008 as cost savings initiatives were insufficient to offset the earnings impact of the reduced revenues and increased marketing expenses. These adverse factors were partially offset by the full-year impact of the 2008 expansion of the Harrah’s Atlantic City property.

Louisiana/Mississippi Region

	Nine Months Ended September 30,		Percentage (Decrease)
($ in millions)	2011	2010
Casino revenues	$775.4	$833.0	(6.9)%
Net revenues	845.5	908.8	(7.0)%
Income from operations	106.0	38.2	N/M
Operating margin	12.5%	4.2%	8.3	pts

	Successor			Predecessor
			Jan. 28, 2008 through Dec. 31, 2008	Jan. 1, 2008 through Jan. 27, 2008	Combined 2008	Percentage Increase/ (Decrease)
($ in millions)	2010	2009				10 vs. 09		09 vs. 08
Casino revenues	$1,096.4	$1,140.8	$1,252.7	$99.0	$1,351.7	(3.9)%		(15.6)%
Net revenues	1,193.4	1,245.2	1,340.8	106.1	1,446.9	(4.2)%		(13.9)%
Income from operations	69.9	181.4	28.3	10.1	38.4	(61.5)%		N/M
Operating margin	5.9%	14.6%	2.1%	9.5%	2.7%	(8.7	) pts	11.9	pts

Net revenues in the region decreased for the nine months ended September 30, 2011 due to decreased trips. However, spend per trip increased. Net revenues for the nine months ended September 30, 2011 were further reduced by the temporary closures of three properties in the region in the first half 2011 due to flooding and severe weather conditions. Included in the nine months ended September 30, 2010 income from operations was an impairment charge of $51.0 million related to goodwill and other non-amortizing intangible assets at one of the region’s properties. Prior to the consideration of the 2010 impairment charge, income from operations improved for the nine months ended September 30, 2011 as costs incurred during the flood-related closures, as well as those connected with restoring the affected properties to operating condition, of approximately $21 million have not been expensed, but instead have been recorded as a receivable from third-party insurance providers. The nine months ended September 30, 2010 included a one-time rent adjustment paid to the City of New Orleans in the amount of $6.4 million.

Reduced trips and spend per trip unfavorably impacted the Louisiana/ Mississippi region revenues for the year ended December 31, 2010. Income from operations for the year ended December 31, 2010 included a charge of $51.0 million related to impairment of goodwill and other non-amortizing intangible assets at one of the region’s properties. Income from operations for the year ended December 31, 2009 included a charge of $6.0 million related to impairment of intangible assets at one of the region’s properties. Income from operations for the year ended December 31, 2010 was lower than in 2009, prior to consideration of impairment charges, as cost-saving initiatives were unable to offset the income impact of reduced revenues and increased marketing expenses.

Revenues for 2009 in the region were lower compared to 2008 driven by trip declines due to the economic environment. Included in income from operations for 2008 were $328.9 million of impairment charges for goodwill and other non-amortizing assets of certain properties within the region. Prior to the consideration of impairment charges and the insurance proceeds received in 2008 of $185.4 million from the final settlement of claims related to 2005 hurricane damage at certain properties, income from operations before impairment charges for 2009 improved slightly when compared to 2008 primarily as a result of cost savings initiatives within the region. During December 2009, we rebranded Sheraton Tunica to Tunica Roadhouse. For the rebranding, the property was closed for a minimal amount of time, during a traditionally quiet period, resulting in limited disruptions to operations.

Construction began in third quarter 2007 on a casino and resort in Biloxi. We have halted construction on this project, and continue to evaluate our development options. As of December 31, 2010, approximately $180 million had been spent on this project.

Iowa/Missouri Region

	Nine Months Ended September 30,		Percentage (Decrease)
($ in millions)	2011	2010
Casino revenues	$511.6	$524.3	(2.4)%
Net revenues	546.7	560.3	(2.4)%
Income from operations	137.6	128.6	7.0%
Operating margin	25.2%	23.0%	2.2	pts

	Successor			Predecessor
			Jan. 28, 2008 through Dec. 31, 2008	Jan. 1, 2008 through Jan. 27, 2008	Combined 2008	Percentage Increase/(Decrease)
($ in millions)	2010	2009				10 vs. 09		09 vs. 08
Casino revenues	$688.4	$707.3	$678.7	$52.5	$731.2	(2.7)%		(3.3)%
Net revenues	735.4	756.6	727.0	55.8	782.8	(2.8)%		(3.3)%
Income from operations	171.0	187.5	108.2	7.7	115.9	(8.8)%		61.8%
Operating margin	23.3%	24.8%	14.9%	13.8%	14.8%	(1.5	) pts	10.0	pts

Net revenues in the region decreased for the nine months ended September 30, 2011 due to increased competitive pressures in the region and reduced trips. However, spend per trip increased. Included in the nine months ended September 30, 2010 income from operations was an impairment charge of $9.0 million related to goodwill and other non-amortizing intangible assets at one of the region’s properties. Prior to the consideration of the 2010 impairment charge, income from operations for the nine months ended September 30, 2011 was relatively flat due to reduced property operating expenses as a result of continued focus on effective cost management through the implementation of our efficiency projects, which offset the income impact of net revenue declines.

For the year ended December 31, 2010, revenues in the region declined from 2009 due to new competition in the region and lower spend per trip. Income from operations for the year ended December 31, 2010 included a charge of $9.0 million related to impairment of goodwill and other non-amortizing intangible assets at one of the region’s properties. Income from operations for the year ended December 31, 2010 declined from 2009 primarily due to the income impact of revenue declines.

Revenues for 2009 were slightly lower compared to the same period in 2008 driven by the weak economy that impacted guest visitation. The region was also impacted by severe winter storms during the fourth quarter of 2009 which also affected guest visitation. Income from operations before impairment charges and the operating margin in 2009 were higher than in the prior year due primarily to cost-savings initiatives.

Illinois/Indiana Region

	Nine Months Ended September 30,		Percentage Increase/ (Decrease)
($ in millions)	2011	2010
Casino revenues	$775.5	$880.7	(11.9)%
Net revenues	806.1	881.9	(8.6)%
Income/(loss) from operations	110.2	93.9	17.4%
Operating margin	13.7%	10.6%	3.1	pts

	Successor			Predecessor
			Jan. 28, 2008 through Dec. 31, 2008	Jan. 1, 2008 through Jan. 27, 2008	Combined 2008	Percentage Increase/(Decrease)
($ in millions)	2010	2009				10 vs. 09		09 vs. 08
Casino revenues	$1,152.9	$1,180.7	$1,102.5	$86.9	$1,189.4	(2.4)%		(0.7)%
Net revenues	1,160.1	1,172.3	1,098.7	85.5	1,184.2	(1.0)%		(1.0)%
Income/(loss) from operations	119.0	(35.4)	(505.9)	8.7	(497.2)	N/M		92.9%
Operating margin	10.3%	(3.0)%	(46.0)%	10.2%	(42.0)%	13.3	pts	39.0	pts

Net revenues for the nine months ended September 30, 2011 decreased due to new competition and limited direct access by customers caused by a bridge closure, both of which resulted in decreased trips. Revenues were further reduced by the temporary closures of four properties in the region in the first half of 2011 due to flooding and severe weather conditions. Included in the nine months ended September 30, 2010 income from operations was an impairment charge of $20.0 million related to goodwill and other non-amortizing intangible assets at one of the region’s properties. Prior to consideration of the 2010 impairment charges, the decrease in income from operations for the nine months ended September 30, 2011 was due to the factors impacting net revenues discussed above, but was partially offset as costs incurred during the flood-related closures, as well as those connected with restoring the affected properties to operating condition, of approximately $12 million have not been expensed, but instead have been recorded as a receivable from third-party insurance providers.

Revenues in the region decreased for the year ended December 31, 2010 from 2009 due to decreased spend per trip. Income from operations for the year ended December 31, 2010 included a charge of $58.0 million related to impairment of goodwill and other non-amortizing intangible assets at certain of the region’s properties, partially offset by the benefit of a $23.5 million property tax accrual adjustment recorded in 2010. Loss from operations for the year ended December 31, 2009 included a charge of $180.7 million related to impairment of intangible assets at certain of the region’s properties. Income from operations, prior to consideration of impairment charges, increased for the year ended December 31, 2010 relative to 2009 as a result of reduced marketing expenses and the aforementioned property tax accrual adjustment.

For the year ended December 31, 2009, revenues were relatively unchanged compared to 2008 due to the full year impact of the 2008 expansion of the Horseshoe Hammond property, which offset the revenue declines at other properties in the region. The Horseshoe Hammond renovation and expansion was completed in August 2008. Cost savings initiatives at properties in the region also contributed to the increase in income from operations before impairment charges in 2009.

Other Nevada Region

	Nine Months Ended September 30,		Percentage (Decrease)
($ in millions)	2011	2010
Casino revenues	$274.8	$275.8	(0.4)%
Net revenues	355.1	353.5	0.5%
Income/(loss) from operations	48.4	(12.7)	N/M
Operating margin	13.6%	(3.6)%	17.2	pts

	Successor			Predecessor
			Jan. 28, 2008 through Dec. 31, 2008	Jan. 1, 2008 through Jan. 27, 2008	Combined 2008	Percentage Increase/(Decrease)
($ in millions)	2010	2009				10 vs. 09		09 vs. 08
Casino revenues	$351.0	$372.0	$425.4	$30.2	$455.6	(5.6)%		(18.3)%
Net revenues	447.5	472.6	534.0	38.9	572.9	(5.3)%		(17.5)%
(Loss)/income from operations	(13.9)	47.3	(255.9)	0.5	(255.4)	N/M		N/M
Operating margin	(3.1)%	10.0%	(47.9)%	1.3%	(44.6)%	(13.1	) pts	54.6	pts

Net revenues for the nine months ended September 30, 2011 for the region rose from 2010 due to increased trips. Included in the nine months ended September 30, 2010 loss from operations was an impairment charge of $49.0 million related to goodwill and other non-amortizing intangible assets at one of the region’s properties. Prior to the consideration of the nine months ended September 30, 2010 impairment charge, the nine months ended September 30, 2011 income from operations increased due to the income impact of increased revenues and improved operating margins due to effective cost management.

Results for the year ended December 31, 2010 for the region declined from 2009 due to reduced trips and decreased spend per trip. Also contributing to the decline in income from operations for the year ended December 31, 2010 was a charge of $49.0 million related to the impairment of goodwill and other non-amortizing intangible assets at one of the region’s properties.

For 2009, revenues were lower than in 2008 due to reduced trips and lower spend per trip. Cost-savings initiatives implemented throughout 2009 partially offset the earnings impact of the net revenue declines. During December 2009, we announced the permanent closure of Bill’s Lake Tahoe effective in January 2010, which was later sold in February 2010. The closure and sale were the result of several years of declining business levels at that property.

Managed and International

Managed and international results include income from our managed properties and Thistledown Racetrack, and the results of our international properties.

Managed. We manage three tribal casinos. The table below gives the location and expiration date of the current management contracts for our three tribal casino properties as of September 30, 2011.

Casino	Location	Expiration of Management Agreement
Harrah’s Rincon	near San Diego, California	November 2013
Harrah’s Cherokee	Cherokee, North Carolina	November 2018
Harrah’s Ak-Chin	near Phoenix, Arizona	December 2014

In December 2010, we formed Rock Ohio Caesars LLC, a venture with Rock Gaming LLC, created to pursue casino developments in Cincinnati and Cleveland. We have a minority investment in the venture and will manage the two casinos, Horseshoe Cincinnati and Horseshoe Cleveland, being developed by the venture. As part of our investment, we agreed to contribute Thistledown Racetrack, or Thistledown, a non-casino racetrack located outside Cleveland, Ohio, to the venture, subject to certain conditions. The development of Horseshoe Cincinnati and Horseshoe Cleveland is estimated to cost approximately $470 million and $545 million, respectively.

International. Our international results include the operations of our property in Punta del Este, Uruguay, and our London Clubs International Limited, or London Clubs, entities. As of September 30, 2011, London Clubs owns or manages ten casinos in the United Kingdom, two in Egypt and one in South Africa. During 2009, one of the London Clubs owned properties, Fifty, was closed and liquidated.

	Nine Months Ended September 30,		Percent Increase/ (Decrease)
($ in millions)	2011	2010
Net revenues	$373.1	$349.9	6.6%
Income/(loss) from operations	24.0	14.7	63.3%
Operating margin	6.4%	4.2%	2.2	pts

	Successor			Predecessor
			Jan. 28, 2008 through Dec. 31, 2008	Jan. 1, 2008 through Jan. 27, 2008	Combined 2008	Percentage Increase/(Decrease)
($ in millions)	2010	2009				10 vs. 09		09 vs. 08
Net revenues	$475.0	$460.1	$434.8	$56.2	$491.0	3.2%		(6.3)%
Income/(loss) from operations	22.4	(3.6)	(253.9)	6.2	(247.7)	N/M		98.5%
Operating margin	4.7%	(0.8)%	(58.4)%	11.0%	(50.4)%	5.5	pts	49.6	pts

The increase in net revenue for the nine months ended September 30, 2011 was primarily due to improved performance at our Uruguay and London Club properties and were further increased by the full nine-month impact of our acquisition of Thistledown Racetrack in July 2010. These increases were partially offset by declines experienced by our two properties in Egypt due to uprisings earlier in the year. Included in the nine months ended September 30, 2010 results of operations was an impairment charge of $6.0 million related to the impairment of intangible assets at our international properties. Prior to the consideration of the 2010 impairment charge, income from operations increased due primarily to the income impact of increased net revenues.

Revenues for the year ended December 31, 2010 increased over 2009 primarily due to increased visitation and increased spend per trip at our Uruguay and London Clubs properties. Income from operations for the year ended December 31, 2010 included a charge of $6.0 million related to impairment of goodwill and other non-amortizing intangible assets at our international properties. Income from operations for the year ended December 31, 2009 included a charge of $31.0 million related to impairment of goodwill and other non-amortizing intangible assets. Prior to consideration of impairment charges, income from operations increased slightly for the year ended December 31, 2010 when compared with 2009 due to strong revenue performance and cost-saving initiatives at our international properties, offset in part by lower income from our managed properties.

Revenues decreased in 2009 when compared to 2008 primarily due to an increase in local currency revenues attributable to the full-year impact in 2009 of two new international properties which opened in 2008, which was insufficient to offset the adverse movements in exchange rates. Loss from operations in 2009 was improved compared to 2008 as a result of the $210.8 million impairment charge recorded in 2008 compared to the $31.0 million charged in 2009. Income from operations before impairment in 2009 improved when compared to a loss from operations before impairment in 2008 due to the income impact of increased international revenues and cost-savings initiatives throughout the international properties.

Other Factors Affecting Net Income

Expense/(Income) ($ in millions)	Nine Months Ended September 30,		Percent Increase/ (Decrease)
	2011	2010
Write-downs, reserves and recoveries	$82.9	$136.3	(39.2)%
Impairment of intangible assets, including goodwill	—	144.0	N/M
Corporate expense	115.1	103.8	10.9%
Amortization of intangible assets	117.7	121.7	(3.3)%
Interest expense, net	1,448.3	1,471.9	(1.6)%
Gains on early extinguishments of debt	(47.9)	(48.7)	(1.6)%
Effective income tax rate benefit	34.5%	36.7%	(2.2	) pts

	Successor			Predecessor
	2010	2009	Jan. 28, 2008 through Dec. 31, 2008	Jan. 1, 2008 through Jan. 27, 2008	Combined 2008	Percentage Increase/(Decrease)
Expense/(income) ($ in millions)						10 vs. 09	09 vs. 08

Corporate expense	$140.9	$150.7	$131.8	$8.5	$140.3	(6.5)%	7.4%
Write-downs, reserves and recoveries	147.6	107.9	16.2	4.7	20.9	N/M	N/M
Impairment of goodwill and other non-amortizing intangible assets	193.0	1,638.0	5,489.6	—	5,489.6	N/M	N/M
Acquisition and integration costs	13.6	0.3	24.0	125.6	149.6	N/M	(99.8)%
Amortization of intangible assets	160.8	174.8	162.9	5.5	168.4	(8.0)%	3.8%
Interest expense, net	1,981.6	1,892.5	2,074.9	89.7	2,164.6	4.7%	(12.6)%
(Gains)/losses on early extinguishments of debt	(115.6)	(4,965.5)	(742.1)	—	(742.1)	(97.7)%	N/M
Other income	(41.7)	(33.0)	(35.2)	(1.1)	(36.3)	26.4%	(9.1)%
(Benefit)/provision for income taxes	(468.7)	1,651.8	(360.4)	(26.0)	(386.4)	N/M	N/M
Income attributable to non-controlling interests	7.8	18.8	12.0	1.6	13.6	(58.5)%	38.2%
Income from discontinued operations, net of income taxes	—	—	(90.4)	(0.1)	(90.5)	N/M	N/M

Corporate Expense

Corporate expense decreased in 2010 from the comparable period in 2009 due primarily to expenses incurred in connection with our April 2009 debt exchange transaction that did not recur during 2010 and reduced expense associated with incentive compensation, partially offset by increased labor-related expenses for year ended December 31, 2010 when compared with the same period of 2009.

Corporate expense increased in 2009 from 2008 due to certain non-capitalizable expenses related to the debt exchange offer and other advisory services, partially offset by the continued realization of cost-savings initiatives that began in the third quarter of 2008.

Write-downs, reserves and recoveries

Given the nature of the transactions included within write-downs, reserves and recoveries, these amounts are not expected to be comparable from year-to-year, nor are the amounts expected to follow any particular trend.

Write-downs, reserves and recoveries for the nine months ended September 30, 2011 decreased $53.4 million due to decreases in remediation costs of $29.2 million, and the effect of the second quarter 2010 charges of $52.2 million to fully reserve a note-receivable balance related to a venture for development of a casino project in Philadelphia, and $25.0 million relating to a previously disclosed contingency, with no comparable amounts in 2011. These decreases were offset in part by an increase in costs associated with the implementation of our efficiency projects of $35.2 million.

Write-downs, reserves and recoveries for 2010 were $147.6 million, compared with $107.9 million in 2009. Included in write-downs, reserves and recoveries for the year ended December 31, 2010 with no comparable amounts in 2009 is the contingency accrual of $25.0 million (see note 14 to our audited consolidated financial statements, included elsewhere in this prospectus), and the charge of $52.2 million to fully reserve the note receivable balance described above. Also included in write-downs, reserves and recoveries for the year ended December 31, 2010 were charges of $29.0 million to write-off assets associated with certain capital projects in the Las Vegas and Atlantic City regions.

Amounts incurred during 2010 for remediation costs were $42.7 million, and increased by $3.4 million when compared to 2009.

Write-downs, reserves and recoveries in 2009 of $107.9 million increased when compared with $20.9 million in 2008. Included in the amounts for 2008 are insurance proceeds related to the 2005 hurricanes totaling $185.4 million. Prior to these insurance proceeds, write-downs, reserves and recoveries for 2008 were $206.3 million. Amounts incurred in 2009 for remediation costs were $39.3 million, a decrease of $25.6 million from similar costs in 2008. We recorded $59.3 million in impairment charges for long-lived tangible assets during 2009, an increase of $19.7 million when compared to 2008. The majority of the 2009 charge was related to our Company’s office building in Memphis, Tennessee due to the relocation to Las Vegas, Nevada of those corporate functions formerly performed at that location. We recorded $34.8 million in charges related to efficiency projects that were also a result of the relocation.

Also during 2009, associated with its closure and ultimate liquidation, we wrote off the assets and liabilities on one of our London Club properties. Because the assets and liabilities were in a net liability position, a pre-tax gain of $9.0 million was recognized in the fourth quarter of 2009. The recognized gain was partially offset by charges related to other projects. 2009 also included a reversal of an accrual for approximately $30 million due to a judgment against us that was vacated in third quarter of 2009. This amount was previously charged to write-downs, reserves and recoveries in 2006 and was reversed accordingly upon the vacated judgment.

Impairment of intangible assets

During the fourth quarter of each year, we perform annual assessments for impairment of goodwill and other intangible assets that are not subject to amortization as of September 30. We perform assessments for impairment of goodwill and other non-amortizing intangible assets more frequently if impairment indicators exist.

The Acquisition on January 28, 2008 resulted in us allocating the purchase price to the underlying assets acquired and liabilities assumed of Caeasars, based on their estimated fair values as of the acquisition date. As part of this allocation, we recorded goodwill totaling $9.4 billion at that time.

Our preliminary annual impairment assessment of goodwill and other non-amortizing intangibles assets for the nine months ended September 30, 2011 did not result in any impairment charges. For the nine months ended September 30, 2010, we recorded charges totaling $144 million for impairments of goodwill and other non-amortizing intangible assets.

During 2010, due to the relative impact of weak economic conditions on certain properties in the Other Nevada and Louisiana/Mississippi regions, we performed an interim assessment of goodwill and certain non-amortizing intangible assets for impairment during the second quarter, which resulted in an impairment charge of $100.0 million. During the third quarter, we completed a preliminary annual assessment of goodwill and other non-amortizing intangible assets as of September 30, which resulted in an impairment charge of $44.0 million. We finalized our annual assessment during the fourth quarter, and as a result of the final assessment, we recorded an impairment charge of $49.0 million, which brought the aggregate charges recorded for the year ended December 31, 2010 to $193.0 million.

During 2009, we performed an interim assessment of goodwill and certain non-amortizing intangible assets for impairment during the second quarter, due to the relative impact of weak economic conditions on certain properties in the Las Vegas market, which resulted in an impairment charge of $297.1 million. During the third quarter, we completed a preliminary annual assessment of goodwill and other non-amortizing intangible assets as of September 30, which resulted in an impairment charge of $1,328.6 million. We finalized our annual assessment during the fourth quarter, and as a result of the final assessment, we recorded an impairment charge of $12.3 million, which brought the aggregate charges recorded for the year ended December 31, 2009 to $1,638.0 million.

Our 2008 analysis indicated that certain of our goodwill and other non-amortizing intangible assets were impaired based upon projected performance which reflected factors impacted by the then-current market conditions, including lower valuation multiples for gaming assets, higher discount rates resulting from turmoil in the credit markets, and the completion of our 2009 budget and forecasting process. As a result of our projected deterioration in financial performance, an impairment charge of $5,489.6 million was recorded in the fourth quarter of 2008.

For additional discussion of impairment of intangible assets, refer to note 5 to our audited consolidated financial statements, included elsewhere in this prospectus.

Acquisition and integration costs

Acquisition and integration costs in 2010 include costs incurred in connection with our acquisitions of Planet Hollywood and Thistledown Racetrack, and costs associated with potential development and investment activities.

Acquisition and integration costs in 2008 include costs incurred in connection with the Acquisition, including the expense related to the accelerated vesting of employee stock options, SARs and restricted stock.

Amortization of intangible assets

Amortization of intangible assets was lower in 2010 when compared to 2009 due to lower intangible asset balances as a result of certain contract rights being fully amortized during 2009.

Amortization expense associated with intangible assets for 2009 was slightly higher than the amounts recorded in 2008 due to the amounts in 2008 including only eleven months of amortization of post-Acquisition intangible assets.

Interest Expense

Interest expense decreased $23.6 million for the nine months ended September 30, 2011, compared to the same period in 2010. Interest expense is reported net of capitalized interest of $12.3 million and $1.1 million for the nine months ended September 30, 2011 and 2010, respectively. The majority of the capitalized interest in 2011 relates to the construction that resumed on the Octavius Tower at Caesars Palace Las Vegas. Prior to the consideration of capitalized interest, interest expense decreased by $12.4 million for the nine months ended September 30, 2011, compared to the same period in 2010 due to changes in fair values of derivative instruments, the impact of 2011 swap amendments and lower outstanding debt levels during the nine-month period when compared to the same period in 2010. The decrease was partially offset by additional amortization of deferred losses frozen in Accumulated Other Comprehensive Loss, or AOCL, and additional interest expense associated with new debt issuances. Interest expense for the nine months ended September 30, 2011, as a result of interest rate swap agreements and interest rate cap agreements, includes (i) $74.3 million of gains due to measured ineffectiveness and amounts excluded from effectiveness testing for derivatives designated as hedging instruments; (ii) $11.9 million of expense due to changes in fair value for derivatives not designated as hedging instruments; and (iii) $59.8 million of expense due to amortization of deferred losses frozen in AOCL.

Interest expense increased by $89.1 million for the year ended December 31, 2010, compared to the same period in 2009. Interest expense is reported net of capitalized interest of $1.4 million and $32.4 million for the years ended December 31, 2010 and 2009, respectively. The majority of the capitalized interest in 2009 related to the Caesars Palace expansion in Las Vegas. Prior to the consideration of capitalized interest, interest expense increased by $58.1 million for the year ended December 31, 2010, compared to the same period in 2009 due primarily to (i) debt issuances that occurred in the second quarter of 2010 that resulted in higher debt levels and a higher weighted average interest rate; and (ii) changes in hedging designations related to our $6,500.0 million interest rate cap agreement related to our CMBS Financing and one interest rate swap agreement. Interest expense for the year ended December 31, 2010, as a result of interest rate swap agreements and interest rate cap agreements, included (i) $76.6 million of gains due to measured ineffectiveness for derivatives designated as hedging instruments; (ii) $1.9 million of expense due to changes in fair value for derivatives not designated as hedging instruments; and (iii) $36.3 million of expense due to amortization of deferred losses frozen in AOCL. At December 31, 2010, our variable-rate debt, excluding $5,810.1 million of variable-rate debt for which we entered into interest rate swap agreements, represented approximately 36% of our total debt, while our fixed-rate debt was approximately 64% of our total debt.

Interest expense declined by $272.1 million in the year ended December 31, 2009 compared to the same period in 2008 primarily due to lower debt levels resulting from debt exchanges completed in April 2009 and December 2008 and debt purchases on the open market during 2009. Interest expense for 2009, as a result of interest rate swap agreements and interest rate cap agreement, was (i) reduced $7.6 million due to measured ineffectiveness; (ii) increased $3.8 million due to amortization of deferred losses frozen in AOCL; and (iii) increased $12.1 million due to losses originally deferred in AOCL and subsequently reclassified to interest expense associated with hedges for which the forecasted future transactions were no longer probable of occurring. At December 31, 2009, our variable-rate debt, excluding $5,810.0 million of variable-rate debt for which we entered into interest rate swap agreements, represented approximately 37% of our total debt, while our fixed-rate debt was approximately 63% of our total debt.

For additional discussion of interest expense, refer to note 7 to our audited consolidated financial statements, included elsewhere in this prospectus.

(Gains)/losses on early extinguishments of debt

During the nine months ended September 30, 2011, we recognized a pre-tax gain of $47.9 million on early extinguishments of debt as the result of March and April 2011 CMBS Loan repurchases. During the nine months ended September 30, 2010, we recognized a pre-tax net gain of $48.7 million on early extinguishments of debt as a result of repurchases of CMBS Loans and completion of an offering that retired outstanding senior and senior subordinated notes.

Pre-tax gains on early extinguishments of debt were $115.6 million in the year ended December 31, 2010. In the fourth quarter of 2009, we purchased $948.8 million of face value of CMBS Loans for $237.2 million. Pursuant to the terms of the CMBS Amendment, we agreed to pay lenders selling CMBS Loans during the fourth quarter of 2009 an additional $47.4 million for their loans previously sold. This additional liability was recorded as a pre-tax loss on early extinguishment of debt during the first quarter of 2010 and was paid during the fourth quarter of 2010.

In May 2010, we extinguished $216.8 million face value of bonds and paid down amounts outstanding under our revolving credit facility, recognizing a pre-tax loss on the transaction of $4.7 million.

In June 2010, we purchased $46.6 million face value of CMBS Loans for $22.6 million, recognizing a pre-tax net gain on the transaction of $23.3 million during the second quarter of 2010. In September 2010, in connection with the execution of an amendment to our CMBS Financing (as more fully discussed in “—Liquidity and Capital Resources” below), we purchased $123.8 million face value of CMBS Loans for $37.1 million and recognized a pre-tax gain on the transaction of $77.4 million, net of deferred finance charges.

In December 2010, we purchased $191.3 million face value of CMBS Loans for $95.6 millions, recognizing a pre-tax net gain on the transaction of $66.9 million, net of deferred finance charges and discounts on the CMBS Loans.

Pre-tax gains on early extinguishments of debt of $4,965.5 million in the year ended December 31, 2009 related to multiple debt transactions initiated throughout the year, including (i) the exchange of $3,648.8 million principal amount of new 10% second-priority senior secured notes due in 2018 for $5,470.1 million aggregate principal amount of outstanding debt with maturity dates ranging from 2010 to 2018; (ii) the purchase of $1,601.5 million principal amount of outstanding debt through tender offers or open market purchases; and (iii) the early retirement of $948.8 million principal amount of CMBS Loans represented discounts related to the exchange of certain outstanding debt for new debt in the second quarter, CMBS debt repurchases in the fourth quarter, and purchases of certain of our debt in the open market during 2009. The gains were partially offset by the write-off of market value premiums and unamortized debt issue costs.

Pre-tax gains on early extinguishments of debt of $742.1 million in 2008 represented discounts related to the exchange of certain debt for new debt and purchases of certain of our debt in connection with an exchange offer in December 2008 and in the open market. The gains were partially offset by the write-off of market value premiums and unamortized deferred financing costs.

For additional discussion of extinguishments of debt, refer to note 7 to our audited consolidated financial statements, included elsewhere in this prospectus.

Other income

Other income for all periods presented included interest income on the cash surrender value of life insurance policies.

As a result of the cancellation of our debt investment in certain predecessor entities of PHW Las Vegas in exchange for the equity of PHW Las Vegas, we recognized a gain of $7.1 million to adjust our investment to reflect the estimated fair value of consideration paid for the acquisition. This gain is reflected in Other income, including interest income, in our consolidated statement of operations for the year ended December 31, 2010. In addition, other income for all periods presented included insurance policy proceeds related to our deferred compensation plan.

Income tax (benefit)/provision

For the year ended December 31, 2010, we recorded a tax benefit of $468.7 million on pre-tax loss from operations of $1,292.0 million, compared with an income tax provision of $1,651.8 million on pre-tax income from operations of $2,498.2 million for the year ended December 31, 2009. Income tax benefit for the year ended December 31, 2010 was favorably impacted by the effects of state income tax benefits and other discrete items.

Income tax benefit for the year ended December 31, 2010 was primarily attributable to tax benefits associated with operating losses, partially offset by the non-deductibility of the impairment charges on goodwill and international income taxes. In 2009, income tax expense was primarily attributable to the tax impact of gains on early extinguishments of debt and the non-deductibility of the impairment charges on goodwill and other non-amortizing intangible assets. Refer to note 12 to our audited consolidated financial statements, included elsewhere in this prospectus for more information.

Other items

Discontinued operations for 2008 reflects insurance proceeds of $87.3 million, after taxes, representing the final funds received that were in excess of the net book value of the impacted assets and costs and expenses that were reimbursed under our business interruption claims for a 2005 hurricane that caused damage to our Grand Casino Gulfport property.

Liquidity and Capital Resources

Cost Savings Initiatives

We have undertaken comprehensive cost-reduction efforts to right-size expenses with business levels. During the fourth quarter of 2010, we launched a new initiative to reinvent certain aspects of our functional and operating units in an effort to gain significant further cost reductions and streamline our operations.

For the nine months ended September 30, 2011, we realized cost savings of $237.4 million, and we have estimated cost savings yet-to-be realized of $202.5 million as of that date.

Capital Spending and Development

In addition to the current development and expansion projects discussed in “—Regional Operating Results”, we incur capital expenditures in the normal course of business and we perform ongoing refurbishment and maintenance at our existing casino entertainment facilities to maintain our quality standards. We also continue to pursue development and acquisition opportunities for additional casino entertainment and other hospitality facilities that meet our strategic and return on investment criteria.

Our planned development projects, if they go forward, will require, individually and in the aggregate, significant capital commitments and, if completed, may result in significant additional revenues. The commitment of capital, the timing of completion and the commencement of operations of development projects are contingent upon, among other things, negotiation of final agreements and receipt of approvals from the appropriate political and regulatory bodies. We must also comply with covenants and restrictions set forth in our debt agreements. Our capital spending for the nine months ended September 30, 2011 totaled $196.8 million, which includes an increase of $31.9 million of construction payables. Estimated total capital expenditures for 2011, including 2011 expenditures associated with Project Linq and Project Octavius, are expected to be between $280.0 million and $350.0 million.

Our capital spending in 2010 and 2009 totaled $153.9 million and $409.3 million, which includes a decrease in construction payables of $6.8 million and $55.2 million, respectively. For the combined Predecessor and Successor periods of 2008, capital spending totaled $1,286.7 million, which includes a decrease in construction payables of $20.3 million.

Liquidity

Our cash and cash equivalents totaled $1,150.7 million, excluding restricted cash, at September 30, 2011 compared to $987.0 million at December 31, 2010. Restricted cash totaled $544.0 million at September 30, 2011 compared to $64.9 million at December 31, 2010. Nearly all of the restricted cash consists of cash reserved under loan agreements for development projects and certain expenditures incurred in the normal course of business, such as interest service, real estate taxes, property insurance, and capital improvements.

The following provides a summary of our cash flows for the Successor periods ended December 31, 2010 and 2009, the Successor period from January 28, 2008 through December 31, 2008, and the Predecessor period from January 1, 2008 through January 27, 2008:

	Successor			Predecessor
($ in millions)	2010	2009	Jan. 28, 2008 through Dec. 31, 2008	Jan. 1, 2008 through Jan. 27, 2008	Combined 2008
Cash provided by operating activities	$170.8	$220.2	$522.1	$7.2	$529.3
Capital investments	(160.7)	(464.5)	(1,181.4)	(125.6)	(1,307.0)
Investments in and advances to non-consolidated affiliates	(64.0)	(66.9)	(5.9)	—	(5.9)
Investments in subsidiaries	(44.6)	—	—	—	—
Cash acquired in business acquisitions, net of transaction costs	14.0	—	—	—	—
Insurance proceeds for hurricane losses for continuing operations	—	—	98.1	—	98.1
Insurance proceeds for hurricane losses for discontinued operations	—	—	83.3	—	83.3
Payment for the Acquisition	—	—	(17,490.2)	—	(17,490.2)
Other investing activities	(32.6)	8.1	(18.1)	1.5	(16.6)

Cash flows provided by operating activities less cash flows used in investing activities	(117.1)	(303.1)	(17,992.1)	(116.9)	(18,109.0)
Cash provided by financing activities	187.4	570.7	18,027.0	17.3	18,044.3
Cash provided by discontinued operations	—	—	4.7	0.5	5.2
Effect of deconsolidation of variable interest entities	(1.4)	—	—	—	—

Net increase/(decrease) in cash and cash equivalents	$68.9	$267.6	$39.6	$(99.1)	$(59.5)

We are a highly leveraged company and a significant amount of our liquidity needs are for debt service. As of September 30, 2011, we had $19,620.6 million book value of indebtedness outstanding and cash paid for interest for the nine months ended September 30, 2011 was $1,071.0 million. Payments of short-term debt obligations and other commitments are expected to be made from operating cash flows and from borrowings under our established debt programs. Long-term obligations are expected to be paid through operating cash flows, refinancing of debt, joint venture partners or, if necessary, additional debt or equity offerings. We do not expect that any new financing is required to meet our obligations during the next twelve months.

Our operating cash inflows are used for operating expenses, debt service costs, working capital needs, and capital expenditures in the normal course of business. From time to time, we retire portions of our outstanding debt through open market purchases, privately negotiated transactions or otherwise, using available cash on hand or established debt programs.

In addition to cash flows from operations, available sources of cash include amounts available under our current revolving credit facility. At September 30, 2011, our additional borrowing capacity under the credit facility was $1,080.2 million.

Our ability to fund our operations, pay our debt obligations and fund planned capital expenditures depends, in part, upon economic and other factors that are beyond our control, and disruptions in capital markets and restrictive covenants related to our existing debt could impact our ability to secure additional funds through financing activities. We believe that our cash and cash equivalents balance, our cash flows from operations and the financing sources discussed herein will be sufficient to meet our normal operating requirements during the next twelve months and to fund capital expenditures. We may consider issuing additional debt, or equity, in the future to refinance existing debt or to finance specific capital projects.

We cannot assure you that our business will generate sufficient cash flows from operations, or that future borrowings will be available to us, to fund our liquidity needs and pay our indebtedness. If we are unable to meet our liquidity needs or pay our indebtedness when it is due, we may have to reduce or delay refurbishment and expansion projects, reduce expenses, sell assets or attempt to restructure our debt. Any such actions could negatively impact our competitive position and revenue generation. In addition, we have pledged a significant portion of our assets as collateral under certain of our debt agreements, and if any of those lenders accelerate the repayment of borrowings, there can be no assurance that we will have sufficient assets to repay our indebtedness.

During 2010, in conjunction with filing our 2009 tax return, we implemented several accounting method changes for tax purposes including a method change to deduct currently certain repairs and maintenance expenditures which had been previously capitalized. As a result of the combination of the tax accounting method changes with our net operating loss, we reported a taxable loss for 2009 of $1,248.9 million. Of this loss, $170.9 million was carried back to the 2008 tax year to offset federal taxable income recognized and tax payable from that year. In addition, under a new tax law, we elected to extend our loss carryback period. As a result, $630.3 million of the 2009 taxable loss was carried back to 2006. We received an income tax refund of $220.8 million, net of interest due on the 2008 tax payable, in the fourth quarter 2010.

Capital Resources

A substantial portion of our financing is comprised of credit facility and notes financing obtained by CEOC. The CEOC financings are neither secured nor guaranteed by Caesars’ other wholly-owned subsidiaries, including certain subsidiaries that own properties that secure $5,031.5 million face value, as of September 30, 2011, of the CMBS Loans.

Please refer to note 5 to our unaudited consolidated condensed financial statements included elsewhere in this prospectus for details on our debt outstanding. This detail includes, among other things, a table presenting details on our individual borrowings outstanding as of September 30, 2011 and December 31, 2010, changes in our debt outstanding and certain changes in the terms of existing debt for the nine months ended September 30, 2011. Note 5 also includes details on interest and fees, restrictive covenants related to certain of our borrowings and the use of interest rate swap and interest rate cap derivatives to manage the mix of our debt between fixed and variable rate instruments.

Assuming extensions permitted under the CMBS Financing and the PHW Las Vegas senior secured loan discussed in note 5 to our unaudited consolidated condensed financial statements included elsewhere in this prospectus, the majority of our debt is due in 2015 and beyond. To extend the maturity of the CMBS Financing and PHW Las Vegas senior secured loan, we must meet certain terms and conditions under those loan agreements. With respect to the CMBS Financing, the initial maturity date of this loan is February 13, 2013, with two successive 1-year extension options. The conditions to the first extension of the initial maturity date to February 13, 2014 (the “first extended maturity date”) are (i) no default or event of default on the initial maturity date, (ii) notice of the election of the extension, (iii) delivery of an officer’s certificate reaffirming and restating the representations and warranties in the loan agreements as of the initial maturity date, (iv) if the interest rate cap agreement then in effect is scheduled to mature prior to the first extended maturity date, the borrowers shall have obtained new or extended interest rate cap agreements extending the agreement through the first extended maturity date and (v) the borrowers shall have paid a 50 bps extension fee in respect of such extension. The conditions to the extension of the first extended maturity date to February 13, 2015 (the “second extended maturity date”) are (i) no default or event of default on the first extended maturity date, (ii) notice of the election of the extension, (iii) delivery of an officer’s certificate reaffirming and restating the representations and warranties in the loan agreements as of the first extended maturity date, (iv) if the interest rate cap agreement then in effect is scheduled to mature prior to the second extended maturity date, the borrowers shall have obtained new or extended interest rate cap agreements extending the agreement through the second extended maturity date and (v) the borrowers shall have paid a 50 bps extension fee in respect of such extension.

With respect to the PHW Las Vegas senior secured loan, the initial maturity date of this loan was December 9, 2011, with two successive 2-year extension options. The first election to extend the initial maturity date was made prior to the initial maturity date and the maturity date has been extended to December 9, 2013 (the “first extended maturity date”). The conditions to the extension of the first extended maturity date to April 9, 2015 (the “second extended maturity date”) are (i) no default or event of default on the date that notice of the extension is given and on the first extended maturity date, (ii) notice of the election of the extension, (iii) the purchase of an interest rate cap (or provision of an acceptable alternative letter of credit or other support) with a strike price such that our Debt Service Coverage Ratio is at least 1.10:1.00 as of the first extended maturity date and (iv) the ratio of (a) the Adjusted Net Cash Flow (defined as gross income from operations less operating expenses less 3% of gross income from operations) for the trailing twelve calendar month period to (b) the outstanding principal balance of the loan as of the first extended maturity date is not less than 9%.

Certain of our borrowings have covenants and requirements that include, among other things, the maintenance of specific levels of financial ratios. Failure to comply with these covenants can result in limiting our long-term growth prospects by hindering our ability to incur future indebtedness or grow through acquisitions. Specifically, CEOC’s senior secured credit facilities require CEOC to maintain a senior secured leverage ratio of 4.75 to 1.0, which is the ratio of senior first priority secured debt to LTM Adjusted EBITDA-Pro Forma. This ratio excludes $2,095 million of first priority senior secured notes and up to $350.0 million aggregate principal amount of consolidated debt of subsidiaries that are not wholly owned. This ratio also reduces the amount of senior first priority secured debt by the amount of cash on hand that is not restricted cash (other than cash that is restricted solely by agreements governing permitted indebtedness or “cage cash”). As of September 30, 2011, CEOC’s senior secured leverage ratio was 4.09 to 1.0.

In addition, certain covenants contained in CEOC’s senior secured credit facilities and indentures covering its second priority senior secured notes and first priority senior secured notes restrict our ability to take certain actions such as incurring additional debt or making acquisitions if we are unable to meet a fixed charge coverage ratio (LTM Adjusted EBITDA-Pro Forma to fixed charges) of at least 2.0 to 1.0, a total first priority secured leverage ratio (first priority senior secured debt to LTM Adjusted EBITDA-Pro Forma) of no more than 4.5 to 1.0 and/or a consolidated leverage ratio (consolidated total debt to LTM Adjusted EBITDA-Pro Forma) of no more than 7.25 to 1.0. As of September 30, 2011, CEOC’s total first priority secured leverage ratio and consolidated leverage ratio were 5.55 to 1.0 and 10.84 to 1.0, respectively. As of December 31, 2010, CEOC’s earnings were insufficient to cover fixed charges by $86.7 million. For purposes of calculating the fixed charge coverage ratio, fixed charges includes consolidated interest expense less interest income and any cash dividends paid on preferred stock (other than amounts eliminated in consolidation). For purposes of calculating the total first priority secured leverage ratio and the consolidated leverage ratio, the amounts of first priority senior secured debt and consolidated total debt, respectively, are reduced by the amount of cash on hand that is not restricted cash (other than cash that is restricted solely by agreements governing permitted indebtedness or “cage cash”). The covenants that provide for the fixed charge coverage ratio, total first priority secured leverage ratio and consolidated leverage ratio described in this paragraph are not maintenance covenants.

As outlined above, we believe we are in compliance with CEOC’s senior secured credit facilities and indentures, including the senior secured leverage ratio, as of September 30, 2011. If our LTM Adjusted EBITDA—Pro Forma were to decline significantly from the level achieved at September 30, 2011, it could cause us to exceed the senior secured leverage ratio and could be an event of default under CEOC’s credit agreement. However, we could implement certain actions in an effort to minimize the possibility of a breach of the senior secured leverage ratio, including reducing payroll and other operating costs, deferring or eliminating certain maintenance, delaying or deferring capital expenditures, or selling assets. In addition, under certain circumstances, our senior secured credit facilities allow us to apply cash contributions received by CEOC as a capital contribution to cure covenant breaches. However, there is no guarantee that such contributions will be able to be secured.

Guarantees of Third-Party Debt and Other Obligations and Commitments

The tables below summarize our contractual obligations and other commitments as of December 31, 2010, which were not affected by the IPO.

	Payments due by Period
Contractual Obligations(a)	Total	Less than 1 year	1-3 years	4-5 years	After 5 years
	(In millions)
Debt, face value(c)	$21,838.3	$51.8	$216.0	$12,104.8	$9,465.7
Capital lease obligations	9.4	5.2	4.2	—	—
Estimated interest payments(b)(c)	9,366.1	1,645.4	3,080.0	2,537.6	2,103.1
Operating lease obligations	2,210.6	84.4	142.6	124.1	1,859.5
Purchase orders obligations	49.9	49.9	—	—	—
Guaranteed payments to State of Louisiana(d)	15.0	15.0	—	—	—
Community reinvestment	83.4	6.4	11.7	11.8	53.5
Construction commitments	35.9	35.9	—	—	—
Entertainment obligations(e)	84.8	39.8	41.9	3.1	—
Letters of credit	119.8	119.8	—	—	—
Minimum payments to tribes(f)	16.9	12.8	3.5	0.6	—
Other contractual obligations	578.3	91.2	118.8	92.4	275.9

	$34,408.4	$2,157.6	$3,618.7	$14,874.4	$13,757.7

(a)	In addition to the contractual obligations disclosed in this table, we have unrecognized tax benefits that, based on uncertainties associated with the items, we are unable to make reasonably reliable estimates of the period of potential cash settlements, if any, with taxing authorities. See note 9 to our unaudited consolidated financial statements and note 12 to our audited consolidated financial statements included elsewhere in this prospectus.
(b)	Estimated interest for variable rate debt included in this table is based on rates at December 31, 2010. Estimated interest includes the estimated impact of our interest rate swap and interest rate cap agreements.
(c)	Estimated interest assumes the extension of maturities of the CMBS Loans from 2013 to 2015 and the PHW Las Vegas senior secured loan from 2011 to 2015, resulting in a net increase of interest of $469.1 million.
(d)	In February 2008, we entered into an agreement with the State of Louisiana whereby we extended our guarantee of a $60.0 million annual payment obligation of Jazz Casino Company, LLC, our wholly-owned subsidiary and owner of Harrah’s New Orleans, to the State of Louisiana. The agreement ended March 31, 2011.
(e)	Entertainment obligations represent obligations to pay performers that have contracts for future performances at one or more of our properties.
(f)	The agreements pursuant to which we manage casinos on Indian lands contain provisions required by law that provide that a minimum monthly payment be made to the tribe. That obligation has priority over scheduled repayments of borrowings for development costs and over the management fee earned and paid to the manager. In the event that insufficient cash flow is generated by the operations to fund this payment, we must pay the shortfall to the tribe. Subject to certain limitations as to time, such advances, if any, would be repaid to us in future periods in which operations generate cash flow in excess of the required minimum payment. These commitments will terminate upon the occurrence of certain defined events, including termination of the management contract. Our aggregate monthly commitment for the minimum guaranteed payments pursuant to the contracts for the three managed Indian-owned facilities now open is $1.2 million per month. Each of these casinos currently generates sufficient cash flows to cover all of its obligations, including its debt service.

The Eastern Band of Cherokee Indians renewed our management agreement for Harrah’s Cherokee in North Carolina via an amendment (the “Cherokee amendment”) that includes a seven year term. The Cherokee amendment was approved by the National Indian Gaming Commission in September 2011. Our aggregate monthly commitment for the minimum guaranteed payments pursuant to the contracts for the three managed Indian-owned facilities did not change and extends for periods of up to 85 months from September 30, 2011. The aggregate commitment for the minimum guaranteed payments pursuant to the Cherokee amendment is $84.0 million over the contract term.

Other than the item mentioned above, as of September 30, 2011, there had been no material changes outside the ordinary course of business to our aggregated indebtedness and other known contractual obligations from December 31, 2010.

Competitive Pressures

The gaming industry is highly competitive and our competitors vary considerably in size, quality of facilities, number of operations, brand identities, marketing and growth strategies, financial strength and capabilities, level of amenities, management talent and geographic diversity. We also compete with other non-gaming resorts and vacation areas, and with various other entertainment businesses. Our competitors in each market may have substantially greater financial, marketing and other resources than we do and there can be no assurance that they will not in the future engage in aggressive pricing action to compete with us. Although we believe we are currently able to compete effectively in each of the various markets in which we participate, we cannot make assurances that we will be able to continue to do so or that we will be capable of maintaining or further increasing our current market share. Our failure to compete successfully in our various markets could adversely affect our business, financial condition, results of operations and cash flow.

In recent years, with fewer new markets opening for development, many casino operators have been reinvesting in existing markets to attract new customers or to gain market share, thereby increasing competition in those markets. As companies have completed expansion projects, supply has typically grown at a faster pace than demand in some markets and competition has increased significantly. The expansion of existing casino entertainment properties, the increase in the number of properties and the aggressive marketing strategies of many of our competitors have increased competition in many markets in which we operate, and this intense competition is expected to continue. These competitive pressures have affected, and are expected to continue to adversely affect our financial performance in certain markets.

Several states and Indian tribes are also considering enabling the development and operation of casinos or casino-like operations in their jurisdictions.

Although, historically, the short-term effect of such competitive developments on us generally has been negative, we are not able to determine the long-term impact, whether favorable or unfavorable, that development and expansion trends and events will have on current or future markets. We also cannot determine the long-term impact of the financial crisis on the economy, and casinos specifically. In the short-term, the current financial crisis has stalled or delayed some of our capital projects, as well as those of many of our competitors. In addition, our substantial indebtedness could limit our flexibility in planning for, or reacting to, changes in our operations or business and restrict us from developing new gaming facilities, introducing new technologies or exploiting business opportunities, all of which could place us at a competitive disadvantage. We believe that the geographic diversity of our operations; our focus on multi-market customer relationships; our service training, our rewards and customer loyalty programs; and our continuing efforts to establish our brands as premier brands upon which we have built strong customer loyalty have well-positioned us to face the challenges present within our industry. We utilize the unique capabilities of WINet, a sophisticated nationwide customer database, and Total Rewards, a nationwide loyalty program that allows our customers to earn complimentary items and other benefits for playing at our casinos. We believe these sophisticated marketing tools provide us with competitive advantages, particularly with players who visit more than one market.

Significant Accounting Policies and Estimates

We prepare our financial statements in conformity with GAAP. Certain of our accounting policies, including the estimated lives assigned to our assets, the determination of bad debt, asset impairment, fair value of guarantees and self-insurance reserves, the purchase price allocations made in connection with our acquisitions/merger and the calculation of our income tax liabilities, require that we apply significant judgment in defining the appropriate assumptions for calculating financial estimates. By their nature, these judgments are subject to an inherent degree of uncertainty. Our judgments are based on our historical experience, terms of existing contracts, observance of trends in the industry, information provided by our customers and information available from other outside sources, as appropriate. Actual results may differ from our estimates. For a summary of our significant accounting policies, please refer to the notes to our audited consolidated financial statements included elsewhere in this prospectus. Significant changes to our accounting policies and any new accounting pronouncements are further discussed in note 1, and note 2, respectively, to our unaudited consolidated condensed financial statements as of September 30, 2011, included elsewhere in this prospectus.

We consider accounting estimates to be critical accounting policies when:

•	the estimates involve matters that are highly uncertain at the time the accounting estimate is made; and

•	different estimates or changes to estimates could have a material impact on the reported financial position, changes in financial position, or results of operations

When more than one accounting principle, or method of its application, is generally accepted, we select the principle or method that we consider to be the most appropriate when given the specific circumstances. Application of these accounting principles requires us to make estimates about the future resolution of existing uncertainties. Estimates are typically based upon historical experience, current trends, contractual documentation, and other information, as appropriate. Due to the inherent uncertainty involving estimates, actual results reported in the future may differ from those estimates. In preparing these financial statements, we have made our best estimates and judgments of the amounts and disclosures included in the financial statements, giving regard to materiality.

Property and Equipment

We have significant capital invested in our property and equipment and judgments are made in determining the estimated useful lives of assets, salvage values to be assigned to assets and if or when an asset has been impaired. The accuracy of these estimates affects the amount of depreciation expense recognized in our financial results and whether we have a gain or loss on the disposal of an asset. We assign lives to our assets based on our standard policy, which is established by management as representative of the useful life of each category of asset. We review the carrying value of our property and equipment whenever events and circumstances indicate that the carrying value of an asset may not be recoverable from the estimated future cash flows expected to result from its use and eventual disposition. The factors considered by management in performing this assessment include current operating results, trends and prospects, as well as the effect of obsolescence, demand, competition and other economic factors. In estimating expected future cash flows for determining whether an asset is impaired, assets are grouped at the operating unit level, which for most of our assets is the individual casino.

Goodwill and Other Intangible Assets

The purchase price of an acquisition is allocated to the underlying assets acquired and liabilities assumed based upon their estimated fair values at the date of acquisition. We determine the estimated fair values after review and consideration of relevant information including discounted cash flows, quoted market prices and estimates made by management. To the extent the purchase price exceeds the fair value of the net identifiable tangible and intangible assets acquired and liabilities assumed, such excess is allocated to goodwill.

During the third quarter of each year, we perform a preliminary annual assessment for impairment of goodwill and other intangible assets that are not subject to amortization as of September 30. In the fourth quarter we finalize our preliminary assessment as of September 30, done in the third quarter, once we finalize our 2012 operating plan and certain other assumptions. We perform assessments for impairment of goodwill and other intangible assets more frequently if impairment indicators exist.

There were no impairments indicated or recorded as a result of our preliminary annual assessment for impairment of goodwill and other intangible assets as of September 30, 2011. Changes to the preliminary 2012 operating plan or certain other assumptions could require us to update our assessment, which could result in an impairment charge.

During 2010, due to the relative impact of weak economic conditions on certain properties in the Other Nevada and Louisiana/Mississippi regions, we performed an interim assessment of goodwill and certain intangible assets for impairment during the second quarter, which resulted in an impairment charge of $100.0 million. During the third quarter, we completed a preliminary annual assessment of goodwill and other non-amortizing intangible assets as of September 30, which resulted in an impairment charge of $44.0 million. We finalized our annual assessment during the fourth quarter, and as a result of the final assessment, we recorded a charge of $49.0 million, which brought the aggregate charges recorded for the year ended December 31, 2010 to $193.0 million.

During 2009, we performed an interim assessment of goodwill and certain intangible assets for impairment during the second quarter, due to the relative impact of weak economic conditions on certain properties in the Las Vegas market, which resulted in an impairment charge of $297.1 million. During the third quarter, we completed a preliminary annual assessment of goodwill and other non-amortizing intangible assets as of September 30, which resulted in an impairment charge of $1,328.6 million. We finalized our annual assessment during the fourth quarter, and as a result of the final assessment, we recorded a charge of $12.3 million, which brought the aggregate charges recorded for the year ended December 31, 2009 to $1,638.0 million.

We determine estimated fair value of a reporting unit as a function, or multiple, of EBITDA combined with estimated future cash flows discounted at rates commensurate with our capital structure and the prevailing borrowing rates within the casino industry in general. We determine the estimated fair values of our intangible assets by using the relief from royalty and excess earnings methods under the income approach.

The annual evaluation of goodwill and other non-amortizing intangible assets requires the use of estimates about future operating results, valuation multiples and discount rates of each reporting unit to determine their estimated fair value. Changes in these assumptions can materially affect these estimates. Thus, to the extent the economy deteriorates further in the near future, discount rates increase significantly, or we do not meet our projected performance, we could have additional impairment to record in the next twelve months within our financial statements, and such impairments could be material. This is especially true for our Las Vegas region, which has a significant portion of our total goodwill balance. In accordance with GAAP, once an impairment of goodwill or other intangible asset has been recorded, it cannot be reversed.

Total Rewards Point Liability Program

Our customer loyalty program, Total Rewards, offers incentives to customers who gamble at certain of our casinos throughout the United States. Under the program, customers are able to accumulate, or bank, reward credits over time that they may redeem at their discretion under the terms of the program. The reward credit balance will be forfeited if the customer does not earn a reward credit over the prior six-month period. As a result of the ability of the customer to bank the reward credits, we accrue the expense of reward credits, after consideration of estimated forfeitures (referred to as “breakage”), as they are earned. The value of the cost to provide reward credits is expensed as the reward credits are earned and is included in Casino expense on our Consolidated Statements of Operations. To arrive at the estimated cost associated with reward credits, estimates and assumptions are made regarding incremental costs of the benefits, breakage rates and the mix of goods and services for which reward credits will be redeemed. We use historical data to assist in the determination of estimated accruals.

In addition to reward credits, customers at certain of our properties can earn points based on play that are redeemable in cash (“cash-back points”). In 2007, certain of our properties introduced a modification to the cash-

back program whereby points are redeemable in playable credits at slot machines where, after one play-through, the credits can be cashed out. We accrue the cost of cash-back points and the modified program, after consideration of estimated breakage, as they are earned. The cost is recorded as contra-revenue and included in Casino promotional allowances on our Consolidated Statements of Operations.

Allowance for Doubtful Accounts

We reserve an estimated amount for receivables that may not be collected. Methodologies for estimating allowance for doubtful accounts range from specific reserves to various percentages applied to aged receivables. Historical collection rates are considered, as are customer relationships, in determining specific reserves. As with many estimates, management must make judgments about potential actions by third parties in establishing and evaluating our reserves for allowance for doubtful accounts.

Self-Insurance Accruals

We are self-insured up to certain limits for costs associated with general liability, workers’ compensation and employee health coverage. Insurance claims and reserves include accruals of estimated settlements for known claims, as well as accruals of actuarial estimates of incurred but not reported claims. In estimating these reserves, we consider historical loss experience and make judgments about the expected levels of costs per claim. We also rely on consultants to assist in the determination of certain estimated accruals. These claims are accounted for based on actuarial estimates of the undiscounted claims, including those claims incurred but not reported. We believe the use of actuarial methods to account for these liabilities provides a consistent and effective way to measure these highly judgmental accruals; however, changes in health care costs, accident frequency and severity and other factors can materially affect the estimates for these liabilities. We regularly monitor the potential for changes in estimates, evaluate our insurance accruals and adjust our recorded provisions.

Income Taxes

We are subject to income taxes in the United States (including federal and state) and numerous foreign jurisdictions in which we operate. We record income taxes under the asset and liability method, whereby deferred tax assets and liabilities are recognized based on the expected future tax consequences of temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, and attributable to operating loss and tax credit carryforwards. We will record a reduction of the carrying amounts of deferred tax assets by a valuation allowance if, based on the available evidence, it is more likely than not that such assets will not be realized. Accordingly, the need to establish valuation allowances for deferred tax assets is assessed periodically based on the “more likely than not” realization threshold. This assessment considers, among other matters, the nature, frequency and severity of current and cumulative losses, forecasts of future profitability, the duration of statutory carryforward periods, our experience with operating loss and tax credit carryforwards not expiring unused, and tax planning alternatives.

The effect on the income tax provision and deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. We have previously provided a valuation allowance on foreign tax credits, certain foreign and state net operating losses (“NOLs”), and other deferred foreign and state tax assets. Certain foreign and state NOLs and other deferred foreign and state tax assets were not deemed realizable because they are attributable to subsidiaries that are not expected to produce future earnings.

We adopted the new accounting requirements regarding uncertain income tax positions on January 1, 2007. We classify reserves for tax uncertainties within “Accrued expenses” and “Deferred credits and other” in our Consolidated Balance Sheets, separate from any related income tax payable or deferred income taxes. Reserve amounts for uncertain tax positions relate to any potential income tax liabilities resulting from uncertain tax positions, as well as potential interest or penalties associated with those liabilities.

We file income tax returns, including returns for our subsidiaries, with federal, state, and foreign jurisdictions. We are under regular and recurring audit by the Internal Revenue Service (“IRS”) on open tax positions, and it is possible that the amount of the liability for unrecognized tax benefits could change during the next twelve months.

Derivative Instruments

We record all derivative instruments at fair value in the financial statements. Any changes in fair value are recorded in the statements of operations or in other comprehensive income/(loss) within the equity section of the balance sheets, depending upon whether or not the derivative is designated and qualifies for hedge accounting, the type of hedge transaction and the effectiveness of the hedge. The estimated fair values of our derivative instruments are based on market prices obtained from dealer quotes. Such quotes represent the estimated amounts we would receive or pay to terminate the contracts.

Our derivative instruments contain a credit risk that the counterparties may be unable to meet the terms of the agreements. We minimize that risk by evaluating the creditworthiness of our counterparties, which are limited to major banks and financial institutions. Our derivatives are recorded at their fair values, adjusted for the credit rating of the counterparty if the derivative is an asset, or adjusted for our credit rating if the derivative is a liability.

Quantitative and Qualitative Disclosure About Market Risk

Market risk is the risk of loss arising from adverse changes in market rates and prices, such as interest rates, foreign currency exchange rates and commodity prices. Our primary exposure to market risk is interest rate risk associated with our debt. We attempt to limit our exposure to interest rate risk by managing the mix of our debt between fixed-rate and variable-rate obligations. Of our $22,513.6 million total face value of debt at September 30, 2011, we have entered into interest rate swap agreements to fix the interest rate on $5,750.0 million of variable rate debt, and $7,705.1 million of debt remains subject to variable interest rates, of which $5,549.2 million is subject to interest rate cap agreements.

We use interest rate swaps to manage the mix of our debt between fixed and variable rate instruments. As of September 30, 2011, we have entered into eight interest rate swap agreements for notional amounts totaling $5,750.0 million. The difference to be paid or received under the terms of the interest rate swap agreements is accrued as interest rates change and recognized as an adjustment to interest expense for the related debt. Changes in the variable interest rates to be paid or received pursuant to the terms of the interest rate swap agreements will have a corresponding effect on future cash flows.

In addition to the swap agreements, we entered into an interest rate cap agreement for a notional amount of $6,500.0 million at a LIBOR cap rate of 4.5% and an interest rate cap agreement for a notional amount of $554.3 million at a LIBOR cap rate of 5.0%. Assuming a constant outstanding balance for our variable rate debt for the next twelve months, a hypothetical 1% increase in interest rates would increase interest expense for the next twelve months by approximately $60 million. At September 30, 2011, the weighted average USD LIBOR rate on our variable rate debt was approximately 0.241%. A hypothetical reduction of this rate to 0% would decrease interest expense for the next twelve months by approximately $15 million.

We do not purchase or hold any derivative financial instruments for trading purposes.

The table below provides information as of September 30, 2011, about our financial instruments that are sensitive to changes in interest rates, including the cash flows associated with the principal amounts of debt obligations, the notional amounts of interest rate derivative instruments and related weighted average interest rates by maturity dates. Principal amounts are used to calculate the payments to be exchanged under the related agreement(s) and weighted average variable rates are based on implied forward rates in the yield curve as of September 30, 2011.

	2011	2012	2013	2014	2015	Thereafter	Total	FMV
($ in millions)
Long-term debt
Fixed rate	$9.1	$34.9	$158.6	$28.6	$5,566.6	$10,184.0	$15,981.8	$12,505.5
Average interest rate	7.3%	7.6%	5.8%	7.7%	3.7%	9.5%	7.5%

Variable rate	$2.5	$10.0	$10.0	$10.0	$5,559.2	$940.1	$6,531.8	$4,844.6
Average interest rate	9.5%	9.5%	9.5%	9.5%	4.2%	9.5%	4.2%

Interest Rate Derivatives
Interest rate swaps
Variable to fixed(1)							$5,750.0	$(354.8)
Average pay rate	3.3%	3.3%	3.3%	3.3%	3.3%	—	3.3%
Average receive rate	0.3%	0.5%	0.6%	0.7%	0.9%	—	0.6%

Interest rate cap(2)							$7,054.3	$0.3

(1)	Expires in 2015.
(2)	$554.3 million expired in 2011 and $6,500.0 million expires in 2013.

As of December 31, 2010 and 2009, our long-term variable rate debt reflects borrowings under our senior secured credit facilities provided to us by a consortium of banks with a total capacity of $8,435.1 million and $8,465.1 million, respectively. The interest rates charged on borrowings under these facilities are a function of LIBOR. As such, the interest rates charged to us for borrowings under the facilities are subject to change as LIBOR changes.

Foreign currency translation gains and losses were not material to our results of operations for the nine months ended September 30, 2011 and 2010, the year ended December 31, 2010, and 2009, the Successor period from January 28, 2008 through December 31, 2008, nor the Predecessor period from January 1, 2008 through January 27, 2008. Our only material ownership interests in businesses in foreign countries are London Clubs, Macau Orient Golf and an approximate 95% ownership of a casino in Uruguay. Therefore, we have not been subject to material foreign currency exchange rate risk from the effects that exchange rate movements of foreign currencies would have on our future operating results or cash flows.

From time to time, we hold investments in various available-for-sale equity securities; however, our exposure to price risk arising from the ownership of these investments is not material to our consolidated financial position, results of operations or cash flows.

INDUSTRY

Introduction

Based on 2010 reported gaming revenues, we estimate the size of the global casino gaming industry in major gaming markets worldwide to be approximately $120 billion. Revenues in the United States are split among commercial casinos (including racetrack casinos) and tribal casinos at approximately $31 billion and approximately $27 billion, respectively. Domestic casino gaming revenues had steadily grown on an annualized basis to approximately $34 billion in 2007 until the last three years when, during the global economic recession, they contracted to $30.7 billion in 2009 and increased slightly to $30.9 billion in 2010.

US Commercial Casino Gaming

($ in billions)

Source: 2011 AGA Survey of Casino Entertainment.

The following key trends are currently affecting the U.S. gaming industry:

Liberalization of existing and new jurisdictions. Domestically, several states are in the process of either liberalizing existing gaming offerings or legalizing gaming activities where they are currently illegal. These locations are generally regional in nature and should increase overall gaming spending and open up new opportunities for ownership and management of casinos. For example, in 2010, Pennsylvania began allowing table games in casinos and in Ohio a voter referendum in November 2009 amended the state constitution to allow casinos in four cities.

Limited supply expansion in established gaming markets. We estimate there will be limited supply introduced into established markets in the foreseeable future, in part due to limited availability of construction financing and the limited number of available licenses in certain jurisdictions. The lack of additional supply being introduced should provide stability for established enterprises and lead to increased revenues and profit. For example, in the Las Vegas market there are no planned large-scale casino projects expected to open in the near term

Favorable travel industry trends. Our industry is heavily dependent upon both the leisure and business traveler. The trends in both of these areas have turned positive since 2010, as evidenced by increasing hotel occupancy, visitor counts and convention space booking.

Potential legalization of online gaming. Globally, online gaming is currently only legal in a limited number of jurisdictions, but additional jurisdictions, including the United States, are considering legalizing and regulating online gaming, most notably poker. Prior to the Unlawful Internet Gambling Enforcement Act being passed in 2006, published reports estimated that the United States online poker industry generated $1.5 billion in revenues.

United States Commercial Gaming Industry

Casino gambling was first legalized in the U.S. by the State of Nevada in 1931. Since then, the industry has grown to 438 commercial casinos in 15 states with $30.9 billion of gross gaming revenue, according to the American Gaming Association, or AGA. Additionally, according to the AGA, the relatively recent development of Tribal gaming establishments has created another 456 gaming operations across 28 states. According to Casino City’s North American Gaming Almanac, there are over 735,000 slots and 28,000 table games (including poker) in the U.S., including Tribal casinos.

Historically, the U.S. gaming industry was predominately located in two cities, Las Vegas, NV and Atlantic City, NJ. In 2010, the Las Vegas Strip and Atlantic City generated $9.4 billion of revenue and accounted for approximately 30% of the total commercial casino revenues in the U.S. However, as casinos have gained more recognition as a key source of entertainment, jobs, and income, and as the demand for gaming has increased, there has been an increased proliferation of gaming in other regional markets. The following chart shows total revenues in the top 10 casino markets in the U.S. for 2010:

Top 10 Casino Markets in U.S. Based on Revenue (2010)

($ in billions)

Source: 2011 AGA Survey of Casino Entertainment.

Las Vegas

Las Vegas is the largest and most prominent gaming market in the U.S. with 176 licensed casinos, 126,786 nonrestricted slot machines, 4,440 licensed tables and $8.9 billion of gaming revenue in 2010 for Clark County. Las Vegas’ 148,935 hotel rooms consistently exhibit occupancy rates in the 80% – 90% range and are home to 18 of the 25 largest hotels in the world. During the past 10-15 years, Las Vegas has successfully focused on attracting more than just gamblers as operators have invested in non-gaming amenities. As a result, Las Vegas has become one of the nation’s most popular convention destinations and draws travelers attracted to the city’s fine dining, shopping, and entertainment, as well as the gaming facilities. The city drew 36.4 million and 37.3 million visitors in 2009 and 2010, respectively.

For most of its history, Las Vegas has demonstrated a supply-generated market dynamic. Each new wave of mega-resort openings leading up to the recent recession has expanded the Las Vegas market in terms of visitation and total revenues. Between 1970 and 2007, visitor volumes have increased at a faster pace than the Las Vegas room supply. This in turn generated room demand and led to consistently strong occupancy rates. In addition, the average length of stay and amount spent per trip has increased as Las Vegas has evolved from a one-dimensional casino town into a diversified destination-resort market. Prior to the recent recession, the Las Vegas market has shown consistent growth, both in terms of visitation and expenditures, and has exhibited one of the highest hotel occupancy rates of any major market in the U.S. According to the Las Vegas Convention and Visitors Authority, the number of visitors traveling to Las Vegas increased significantly over the last 19 years, from 21.0 million visitors in 1990 to a peak of 39.2 million visitors in 2007 before declining due to the recent economic downturn.

Las Vegas Hotel Room Supply and Visitation

(1990—LTM (8/30/2011))

Source: LVCVA.

During 2010 and the first half of 2011, visitation trends have been improving and LTM visitation (as of 8/30/2011) of 38.5 million is approaching the 2007 peak. Hotel occupancy rates have also improved from 83.5% in 2010 to 88.5% in 2011 (YTD occupancy rates as of October). In addition, Las Vegas revenue per available room and visitation showed positive year-over-year growth for 2011. Similarly, visitation trends at our Las Vegas properties are gradually improving.

Las Vegas Visitation Growth

(Y-o-Y change in Las Vegas visitation)

Source: LVCVA.

Lower room rates and airfares have drawn leisure travelers and improved the attractiveness of Las Vegas for conventions. This has been the primary generator of recent visitation growth in the market. As the Strip has continued to evolve there has been a substantial shift in revenue mix, with an increased focus on non-gaming amenities. Industry analysts believe that there are three primary influences for this shift in recent years:

(1)	newer, larger and more diverse resorts

(2)	greater focus on the convention market and

(3)	new marketing campaigns targeting a broader customer base.

As the total room inventory in Las Vegas has grown via the increasing presence of mega-resorts, there has been a corresponding impact in non-gaming revenues. According to Nevada State Gaming Control Board—Nevada Gaming Abstract, while gaming revenues have continued to grow in terms of absolute dollars, from $2.3 billion in 1990 to $5.8 billion in 2010 (4.7% compound annual growth rate, or CAGR), the percentage of total Strip casino-hotel resort revenues represented by gaming (casino) has declined substantially over the past 18 years, from 58% of total revenues in 1990 to just 44.9% in 2010.

Las Vegas gaming revenues have been gaining momentum in 2010 and 2011. Excluding baccarat due to volatility, gaming revenues have grown 5.8%, 6.8% and 2.2% in the first, second and third quarter of 2011, respectively. In addition, Las Vegas Strip gaming revenues reached $6.0 billion for the twelve months ended November 30, 2011.

Las Vegas Strip Gaming Revenue Growth

(Y-o-Y growth)

Source: Nevada Gaming Control Board.

Las Vegas continues to be an intensely competitive market with continued increases in new development and expansions. In April 2005, Wynn Resorts opened the first new resort on the Strip since 1999. Along with Wynn’s opening, several other competitors have opened new resorts over the last several years. In early 2008, the Las Vegas Sands opened an adjacent property to the Venetian Resort and Casino, named the Palazzo. Wynn Resorts also completed a new property adjacent to Wynn Las Vegas, called Encore, which opened in late 2008. In December 2009, MGM Resorts International opened CityCenter, a multi-use property on 67 acres of land on the Strip between Bellagio and Monte Carlo. Deutsche Bank opened the Cosmopolitan, a new hotel-casino situated between the Bellagio and CityCenter, in December 2010. However, there are no planned large-scale casino projects expected to open in the near term.

Trends in Las Vegas Continue to Improve

Consistent with these trends, we are investing capital in the Las Vegas market to further bolster our leading market position. The opening of the 662-room Octavius Tower in January 2012 marked the completion of the $860 million Caesars Palace expansion announced in 2007. This project included the addition of 110,000-square-feet of convention and meeting space, the augmentation of the Garden of the Gods, and the renovation of the Forum Tower. In addition, Project Linq, which is scheduled to open in mid to late 2013, will dramatically improve our food and beverage and retail offerings and will further solidify our leading position on the premier corner of the Strip.

Atlantic City

Atlantic City first legalized gaming in 1976 and is now the second largest gaming market in the U.S. Home to 11 casinos and approximately 27,000 slots, the Atlantic City market benefits from attractive demographics with 45 million adults within a 300 mile radius. 2010 brought 29.3 million visitors, according to the South Jersey Transportation Authority.

Atlantic City gaming revenues rose steadily since the introduction of gaming in New Jersey to a peak of $5.2 billion in 2006. Growth from 2001 to 2006 in the Atlantic City market can be attributed primarily to the expansion of select properties (Tropicana, Bally’s) and the opening of the Borgata Hotel, Casino and Spa. The Borgata, a joint venture between Boyd Gaming Corporation and MGM Resorts International, opened in July 2003, in Atlantic City’s Marina District. The Borgata was the first casino to open in Atlantic City since April 1990.

Due to the introduction of competitive gaming options in the northeast region of the U.S. and the recent global economic recession, Atlantic City gaming revenues have fallen to approximately $3.3 billion as of November 30, 2011. Several recent trends have negatively impacted Atlantic City properties. In 2004, Pennsylvania passed legislation to legalize slot machines at seven horse racing tracks, five independent slot parlors and two resort slot parlors, and in July 2010 table games were introduced. Currently, ten facilities are open in Pennsylvania. Three of these casinos are in the Philadelphia area, with one additional scheduled to open in 2012.

Additionally, in 2007 Atlantic City enacted a smoking ban on 75% of the gaming floor space. Revenues have been impacted in the periods following the enactment, in some cases, dramatically.

Competition from Pennsylvania and New York, and the national economy, severely affected the Atlantic City market in 2008 and continued through 2010. While this downward trend in gaming revenues continued through September 2011, gaming revenue achieved year-over-year positive growth in December 2011. We expect gaming revenues in Atlantic City to further stabilize as gaming expansion in the Mid-Atlantic region slows, and the Atlantic City Partnership, with the support of the New Jersey state government, focuses on four key areas to encourage future growth in the city: safety, marketing, regulatory reform and the Community Redevelopment Investment Act.

Revel Atlantic City, a 6.2 million square foot entertainment resort with a 1,090 room hotel and a 150,000 square foot casino, is currently under construction and is scheduled to open in mid-2012.

Regional Markets

Regional gaming markets have grown from $21.9 billion in 2008 to $23.2 billion to date (LTM November 30, 2011) as states continue to liberalize gaming regulations in order to generate increased economic growth and capture tax revenues. Customers are visiting these locations more often due to both their close proximity and as an alternative form of entertainment. States with (or expected to have) regional commercial gaming properties include Colorado, Illinois, Indiana, Iowa, Louisiana, Maryland, Michigan, Mississippi, Missouri, Pennsylvania, South Dakota, West Virginia, Delaware, Florida, Ohio and New York.

Regional Gaming Revenue Growth

(Y-o-Y gaming revenue growth, excludes Nevada and Atlantic City)

Source: State Gaming Control Boards.

Gaming Revenue Growth in Regional Markets Where We Operate

Recently, several states have considered expanding gaming. In 2004, Pennsylvania passed legislation to legalize slot machines and in July 2010 table games were introduced. Ohio authorized full-scale casino gaming in November 2009 by passing an amendment to the Ohio Constitution that allows casino gaming in specific locations in Cleveland, Cincinnati, Columbus and Toledo. Four casinos are under construction, including two

Caesars managed properties (Horseshoe Cincinnati and Horseshoe Cleveland), and all are expected to open by 2013. In June 2011, the Ohio General Assembly passed a bill that would allow the state’s seven racetracks to apply for a $50 million video lottery terminal license. This bill also allows racetracks in the state to relocate with the approval of the State Racing Commission. We intend to apply for a video lottery terminal license in Ohio in connection with our contribution of Thistledown Racetrack to a joint venture with Rock Gaming LLC.

The Illinois casino market grew on July 18, 2011, when Midwest Gaming opened its $450 million casino in Des Plaines, Illinois (approximately 35 minutes north of Chicago and adjacent to O’Hare Airport). Illinois is also considering further gaming expansion, however, details are uncertain. In May 2011, the Illinois Senate passed a significant gaming expansion bill which would allow a new casino in Chicago, four additional riverboat casinos, slot machines at racetracks and state fair grounds, and increase the number of gaming positions at each riverboat casino. Illinois Governor Pat Quinn issued a statement in October 2011 indicating his opposition to the gaming bill, but support for a smaller, more moderate expansion. In response, the bill was scaled back with a reduced number of gaming positions, but kept in slots at racetracks, something Quinn opposes. On November 9, 2011, the revised bill was voted down by the Illinois House of Representatives. Supporters of the bill plan to continue negotiating the expansion details, but the final outcome remains uncertain.

In October 2011, the Florida First District Court of Appeals ruled that lawmakers can authorize slots anywhere in the state. Following this decision, a bill was filed that would allow for three large destination casino resorts in Broward and Miami-Dade Counties. The bill is still being reviewed by the Florida Senate and there is no certainty it will become law.

The Massachusetts House voted in September 2011 to approve an expanded gaming bill that would allow three destination casinos and one slot parlor. A similar bill was approved by the Massachusetts Senate in October 2011. The measure has since gone to a joint Massachusetts House-Senate Conference Committee to reconcile minor differences between the two bills before it is sent to Governor Deval Patrick. Governor Patrick has indicated that the bill includes all of the principals he insisted upon as a condition of his support, though there is no certainty that the bill will become law.

In October 2011, the New Hampshire House Ways and Means Committee voted to recommend that the full New Hampshire House consider a gaming bill that would allow two casinos in the state. The full New Hampshire House is expected vote on the bill sometime early next year.

The Commonwealth of Kentucky is considering proposed legislation legalizing casinos offering both slots and table games at eight racetrack locations throughout the state, including Bluegrass Downs, a harness racetrack that we own and operate, and Turfway Park, a thoroughbred racetrack in which we own a 50% interest.

Many regional casinos directly compete with Tribal gaming properties. Tribal gaming began with the Indian Gaming Regulatory Act of 1988, which permitted states to authorize tribes to operate casinos on Indian reservations. Recently many tribes have built Las Vegas style casinos, with high-end accommodations and different forms of entertainment, such as concerts, as a way to entice younger people to their casinos.

BUSINESS

Overview

We are the world’s most diversified casino-entertainment provider and the most geographically diverse U.S. casino-entertainment company. Our business is primarily conducted through a wholly owned subsidiary, Caesars Entertainment Operating Company, Inc., or CEOC, although certain material properties are not owned by CEOC. As of September 30, 2011, we owned, operated or managed, through various subsidiaries, 52 casinos in 12 U.S. states and seven countries. The vast majority of these casinos operate in the United States and England, primarily under the Caesars, Harrah’s and Horseshoe brand names in the United States. Our casino entertainment facilities include 33 land-based casinos, 12 riverboat or dockside casinos, three managed casinos on Indian lands in the United States, one managed casino in Canada, one casino combined with a greyhound racetrack, one casino combined with a thoroughbred racetrack and one casino combined with a harness racetrack. Our 33 land-based casinos include one in Uruguay, nine in England, one in Scotland, two in Egypt and one in South Africa. As of September 30, 2011, our facilities had an aggregate of approximately three million square feet of gaming space and approximately 42,000 hotel rooms. Our industry-leading customer loyalty program, Total Rewards, has over 40 million members. We use the Total Rewards System to market promotions and to generate customer play across our network of properties. In addition, we own an online gaming business, providing for real money casino, bingo and poker games in the United Kingdom, alliances with online gaming providers in Italy and France, “play for fun” offerings in other jurisdictions, social games on Facebook and other social media websites, and mobile application platforms. We also own and operate the World Series of Poker tournament and brand.

We derive the majority of our revenues and Property EBITDA from gaming sources. However, we also generate significant revenues and Property EBITDA from other sources, such as sales of lodging, food, beverages, and entertainment.

On January 28, 2008, Caesars was acquired by affiliates of the Sponsors in an all-cash transaction valued at $30.7 billion. Holders of Caesars stock received $90.00 in cash for each outstanding share of common stock.

Description of Business

We have established a rich history of industry leading growth and expansion since we commenced casino operations in 1937. We own or manage casino entertainment facilities in more areas throughout the United States than any other participant in the casino industry. In addition to casinos, our facilities typically include hotel and convention space, restaurants and non-gaming entertainment facilities. Set forth below are our net revenues and Property EBITDA by region for the twelve months ended September 30, 2011:

The following chart demonstrates our year-over-year to date property EBITDA performance by region.

In southern Nevada, Harrah’s Las Vegas, Rio All-Suite Hotel & Casino, Caesars Palace, Bally’s Las Vegas, Flamingo Las Vegas, Paris Las Vegas, Imperial Palace Hotel & Casino, Bill’s Gamblin’ Hall & Saloon and Hot Spot Oasis are located in Las Vegas, and draw customers from throughout the United States. On February 19, 2010, we acquired the Planet Hollywood in Las Vegas. Harrah’s Laughlin is located near both the Arizona and California borders and draws customers primarily from the southern California and Phoenix metropolitan areas and, to a lesser extent, from throughout the U.S. via charter aircraft.

In northern Nevada, Harrah’s Lake Tahoe and Harveys Resort & Casino are located near Lake Tahoe and Harrah’s Reno is located in downtown Reno. These facilities draw customers primarily from northern California, the Pacific Northwest and Canada. We previously owned Bill’s Casino in Lake Tahoe but closed the facility on January 4, 2010 and sold the property on February 26, 2010.

Our Atlantic City casinos, Harrah’s Resort Atlantic City, Showboat Atlantic City, Caesars Atlantic City and Bally’s Atlantic City, draw customers primarily from the Philadelphia metropolitan area, New York and New Jersey. In general, our Atlantic City properties generate a considerable percentage of our net revenue. Specifically, three of our top six revenue generating properties are located in Atlantic City. However, margins at these properties generally are lower than those of our properties located in other markets. If we were able to improve our margins at our Atlantic City properties by 3% to match the margins of our operations at our next lowest regional market, this would result in $45 million incremental growth in income from operations.

Harrah’s Chester is a combination harness racetrack and casino located approximately six miles south of Philadelphia International Airport which draws customers primarily from the Philadelphia metropolitan area and Delaware. In June 2009, we acquired an additional interest in this property raising our ownership interest to 95%. On January 20, 2012, we received notice that the minority owners have elected to exercise their put rights under an operating agreement with one of our wholly-owned subsidiaries. As a result, effective as of January 22, 2012, we are required to purchase from the minority owners ninety percent of their interest in Harrah’s Chester. We expect to consummate this purchase in early February 2012. Upon consummation, we will have a 99.5% ownership interest in this property.

Our Chicagoland dockside casinos, Harrah’s Joliet in Joliet, Illinois, and Horseshoe Hammond in Hammond, Indiana, draw customers primarily from the greater Chicago metropolitan area. In southern Indiana, we own Horseshoe Southern Indiana (formerly Caesars Indiana), a dockside casino complex located in Elizabeth, Indiana, which draws customers primarily from northern Kentucky, including the Louisville metropolitan area, and southern Indiana, including Indianapolis.

In Louisiana, we own Harrah’s New Orleans, a land-based casino located in downtown New Orleans, which attracts customers primarily from the New Orleans metropolitan area. In northwest Louisiana, Horseshoe Bossier City, a dockside casino, and Harrah’s Louisiana Downs, a thoroughbred racetrack with slot machines, located in Bossier City, cater to customers in northwestern Louisiana and east Texas, including the Dallas/Fort Worth metropolitan area.

On the Mississippi gulf coast, we own the Grand Casino Biloxi, located in Biloxi, Mississippi, which caters to customers in southern Mississippi, southern Alabama and northern Florida.

Harrah’s North Kansas City and Harrah’s St. Louis, both dockside casinos, draw customers from the Kansas City and St. Louis metropolitan areas, respectively. Harrah’s Metropolis is a dockside casino located in Metropolis, Illinois, on the Ohio River, drawing customers from southern Illinois, western Kentucky and central Tennessee.

Horseshoe Tunica, Harrah’s Tunica and Tunica Roadhouse Hotel & Casino (formerly Sheraton Casino & Hotel Tunica), dockside casino complexes located in Tunica, Mississippi, are approximately 30 miles from Memphis, Tennessee and draw customers primarily from the Memphis area.

Horseshoe Casino and Bluffs Run Greyhound Park, a land-based casino, and Harrah’s Council Bluffs Casino & Hotel, a dockside casino facility, are located in Council Bluffs, Iowa, across the Missouri River from Omaha, Nebraska. At Horseshoe Casino and Bluffs Run Greyhound Park, we own the assets other than gaming equipment, and lease these assets to the Iowa West Racing Association, or IWRA, a nonprofit corporation, and we manage the facility for the IWRA under a management agreement expiring in October 2024. Iowa law requires that a qualified nonprofit corporation hold Bluffs Run’s gaming and pari-mutuel licenses and own its gaming equipment. The license to operate Harrah’s Council Bluffs Casino & Hotel is held jointly with IWRA, the qualified sponsoring organization. The Sponsorship and Operations Agreement between IWRA and us terminates on December 31, 2015, subject to our option to extend the term of the agreement for three succeeding three year terms, provided we are not in default.

Caesars Windsor, located in Windsor, Ontario, draws customers primarily from the Detroit metropolitan area and the Conrad Resort & Casino located in Punta Del Este, Uruguay, draws customers primarily from Argentina and Uruguay.

As part of the acquisition of The London Clubs in December 2006, we own or manage four casinos in London: the Sportsman, the Golden Nugget, The Playboy Club London (formerly known as the Rendezvous), and The Casino at the Empire. Our casinos in London draw customers primarily from the London metropolitan area as well as international visitors. We also own Alea Nottingham, Alea Glasgow, Alea Leeds, Manchester235, Rendezvous Brighton and Rendezvous Southend-on-Sea in the United Kingdom, which primarily draw customers from their local areas. Pursuant to a concession agreement, we also operate two casinos in Cairo, Egypt: The London Club Cairo (which is located at the Ramses Hilton) and Caesars Cairo, which draw customers primarily from other countries in the Middle East. Emerald Safari, located in the province of Gauteng in South Africa, draws customers primarily from South Africa.

We also earn fees through our management of three casinos for Indian tribes:

•

Harrah’s Phoenix Ak-Chin, located near Phoenix, Arizona, which we manage for the Ak-Chin Indian Community under a management agreement that expires in December 2014. Harrah’s Phoenix Ak-Chin draws customers from the Phoenix metropolitan area;

•

Harrah’s Cherokee Casino and Hotel, which we manage for the Eastern Band of Cherokee Indians on their reservation in Cherokee, North Carolina under a management contract that expires in November 2018. Harrah’s Cherokee draws customers from eastern Tennessee, western North Carolina, northern Georgia and South Carolina; and

•

Harrah’s Rincon Casino and Resort, located near San Diego, California, which we manage for the Rincon San Luiseno Band of Mission Indians under a management agreement that expires in November 2013. Harrah’s Rincon draws customers from the San Diego metropolitan area and Orange County, California.

We own and operate Bluegrass Downs, a harness racetrack located in Paducah, Kentucky, Thistledown Racetrack, a thoroughbred racing facility in Cleveland, Ohio, and own a one-half interest in Turfway Park LLC, which is the owner of the Turfway Park thoroughbred racetrack in Boone County, Kentucky. Turfway Park LLC owns a minority interest in Kentucky Downs LLC, which is the owner of the Kentucky Downs racetrack located in Simpson County, Kentucky. We own and operate Thistledown Racetrack which we acquired on July 28, 2010 and agreed as part of our venture with Rock Gaming LLC in Ohio, to contribute Thistledown Racetrack to the venture subject to certain criteria.

We also own and operate the World Series of Poker tournaments, and we license trademarks for a variety of products and businesses related to this brand. We also own an online gaming business, providing for “real money” casino, bingo and poker in the United Kingdom, alliances with online gaming providers in Italy and France, “play for fun” poker offerings in other jurisdictions, social games on Facebook and other social media websites and mobile application platforms. We intend to offer real money gaming in legally compliant jurisdictions going forward.

We also own Macau Orient Golf, which operates a golf course on 175 acres of prime real estate through a land concession on the Cotai strip in Macau.

Additional information about our casino entertainment properties is set forth below in “Properties.”

We were incorporated on November 2, 1989 in Delaware, and prior to such date operated under predecessor companies. Our principal executive offices are located at One Caesars Palace Drive, Las Vegas, Nevada 89109, telephone (702) 407-6000. Until January 28, 2008, our common stock was traded on the NYSE under the symbol “HET.” Our common stock has been approved for listing on Nasdaq and will trade under the symbol “CZR.”

Our Competitive Strengths

We attribute our operating success and historical industry outperformance to the following key strengths that differentiate us from our competition:

One of the industry’s largest operators with leading market positions in numerous jurisdictions. We are one of the world’s largest gaming companies (as measured by net revenues and individual casinos) and the most geographically diverse U.S. casino operator. As of September 30, 2011, we owned, managed or operated 52 casinos in 12 U.S. states and seven countries. In addition, our casino properties operate as market leaders, having the #1 or #2 market share, based on revenue, in almost every major U.S. gaming market, including Las Vegas, the largest gaming market in the U.S. We use our scale and market leading position, in combination with our proprietary marketing technology and customer loyalty programs, to foster revenue growth and encourage repeat business. For example, in most of our markets during the twelve months ended September 30, 2011, our properties exceed the average slot gaming revenue per unit.

Superior business model based on nationwide customer database and loyalty program. Our strategy is to generate same store gaming revenue growth and cross-market play, which we define as play by a guest in one of our properties outside the home market of their primary gaming property, through superior marketing and technological capabilities in combination with our nationwide casino network. The systems that we use to generate our same store gaming revenue growth and cross-market play consist of proprietary tools including Total Rewards and the WINet database. We believe these marketing tools, coupled with the industry’s broadest geographic reach and all time high customer satisfaction scores during the quarter ended September 30, 2011, provide us with a significant competitive advantage that enables us to efficiently market our products to a large and recurring customer base, and generate profitable revenue growth.

Portfolio of the most highly recognized brand names in the gaming industry. We own, operate or manage casinos that bear many of the most highly recognized brand names in the gaming industry, including Caesars, Harrah’s, Horseshoe, Rio, Paris, Bally’s, Flamingo and Planet Hollywood. We also own the Total Rewards loyalty program and the World Series of Poker brand. Many of these brands have a strong identity and enjoy widespread customer recognition. This diverse collection of brands allows us to appeal to a wide range of customer preferences and capture multiple visits through our ability to offer differentiated gaming experiences. In casino brand awareness studies, our key brands consistently achieve higher rates of recognition overall, as compared to our competitors.

Leading innovator in the gaming industry. We have a proven record of innovation, including revolutionizing our industry’s approach to marketing with the introduction of our Total Rewards loyalty program in 1997 and applying this program nationwide and across multiple brands. We believe that our industry will continue to evolve into additional areas of gaming and entertainment, including online gaming, and we have expended resources designed to put us on the forefront of these areas. We are not aware of another U.S. land-based casino company that owns an online gaming business. In addition, we are exploring additional online entertainment offerings that capitalize on our recognized brand names, particularly our World Series of Poker and Caesars brands. We believe that we are better positioned than our competitors to take advantage of new opportunities in the gaming industry due to our history of innovation, strong brand names and current online business, and we plan to continue to invest in developing areas of the gaming industry.

Long-dated capital structure with no near-term maturities and significant liquidity. Recent capital market transactions have improved our liquidity and maturity profile and have better positioned us to grow and create value. These transactions have included two debt-for-debt exchange offers, tender offers, open market repurchases, the issuance of new first and second lien notes, an amendment to our CMBS Financing, including a two-year maturity extension, subject to certain conditions, and an amendment to our senior secured credit facilities pursuant to which a portion of the loan was extended by three years. Through these transactions, we have reduced the amount of our debt maturing from 2012 through 2014 from $7,000.6 million to $125.8 million. These debt maturities assume that we will exercise extension options on the CMBS Financing, moving its maturity from 2013 to 2015. We have also reduced our annual interest expense through these transactions by approximately $94.0 million. Further, these transactions have enhanced our liquidity. As of September 30, 2011, we had approximately $1.2 billion of cash and cash equivalents, excluding $544.0 million in restricted cash, and $1.1 billion available under our revolving credit facility. Although we have $22,513.6 million face value of total debt outstanding at September 30, 2011, only $45.5 million of this debt is due within the next 12 months, with minimal near-term maturities thereafter, after taking into account our exercise of the extension options with respect to the CMBS Financing and the Planet Hollywood debt. Therefore, we believe that our significant liquidity combined with our debt maturity profile positions us well to capitalize on growth opportunities and an extended rebound in the broader economy. See “Risk Factors—Risks Related to Our Indebtedness” for a discussion of the risks concerning our indebtedness.

Experienced and highly motivated management team with proven track record. Our management team, led by CEO Gary W. Loveman, has built Caesars into an industry leader by geographically diversifying our operations and introducing technology-based tools to loyalty programs. A former associate professor at the

Harvard University Graduate School of Business Administration, Mr. Loveman joined us as Chief Operating Officer in 1998 and drew on his extensive background in retail marketing and service-management to enhance Total Rewards. Mr. Loveman has been named “Best CEO” in the gaming and lodging industry by Institutional Investor magazine four times. In addition, our senior management operations team has an average of 27 years of industry experience. Other senior management team members possess significant experience in government and a variety of consumer industries. In addition, a significant portion of our management team’s compensation is in the form of equity and stock options, the value of which depends on our overall results and motivates our senior management to focus on maximizing our long-term earnings and equity value.

Our Business Strategy

Leverage our unique scale and proprietary loyalty programs to generate superior revenue growth and fair share. We plan to continue to aggressively leverage our nationwide distribution platform and superior marketing and technological capabilities to generate same store gaming revenue growth and cross-market play. Our Total Rewards and WINet systems include over 40 million program members with 184% growth in tracked players since 2000. Through these systems, we promote cross-market play and target our efforts and marketing expenditures on areas and customer segments that generate the highest return. This system, coupled with our vast footprint in the U.S., enables us to profitably stimulate substantial cross-market play. We offer a unique value proposition to loyal players whereby they get the best service and product in their local market, and as a reward for their loyalty, they get especially attentive and customized services in our destination markets. This two-part value proposition is unique to us and an important source of our competitive advantage. For example, a number of financial measures have improved significantly at our Planet Hollywood property since we acquired it in 2010, in large part due to our ability to stimulate cross-market play. Cross-market play represents 70% and 60% of the gross gaming revenues we generate in Las Vegas and Atlantic City, respectively. The data that we collect indicates that individual customers play more with Caesars when they visit multiple properties, either during the same trip or on different occasions. Our wins per position at both destination and regional markets, as well as in our local markets, were on average 25% higher than the industry average in those markets for the first nine months of 2011. Our extensive historical knowledge and refined decision modeling procedures enable us to distribute best practices to ensure our marketing expenditures are being used to their utmost efficiency. Given our historical investments in information technology and our broad geographic footprint, we believe we have a competitive advantage with regards to stimulating revenues.

Continue to evolve our integrated marketing programs to maximize returns and maintain our competitive advantage. We have established a marketing organization that is designed to adhere to the scientific method of test and control, which we believe is the optimal approach to continued advancement and innovation. The structure and procedures embedded in our organization enable individual creativity to flourish while simultaneously ensuring impartial evaluations and the rapid transfer of best practices. The evolution of our structure has enabled us to respond more quickly to changes in customer elasticity and to have confidence in our approach with respect to our offers and incentives.

Maximize our core business profitability upon a rebound in net revenues. We operate businesses that have inherently low variable costs such that positive change in revenues should drive relatively large improvements in Income from Operations. A key determinant of hotel revenues is the ADR that is charged. Increases in ADR would drive nearly a dollar for dollar improvement in Income from Operations and on our room base of 42,000 rooms, we anticipate that a $5 increase in ADR on an annual basis would equate to an improvement to annual Income from Operations of approximately $65 million. Our average system-wide ADR was $111 in 2007, compared to $91 during the last twelve months ended September 30, 2011. Likewise, we anticipate that a $5 improvement per rated customer gaming trip would equate to an improvement to annual Income from Operations of approximately $95 million, and a $5 improvement in spend per unrated customer gaming trip would equate to an improvement to annual Income from Operations of approximately $79 million. Average spending per rated customer gaming trip declined from $178 in 2007 to $162 during the last twelve months ended September 30, 2011. While we use 2007 as a measurement for our financial performance and the gaming industry in general, we may not attain those financial levels in the near term, or at all.

In addition to the inherently high variable margin nature of our businesses, we have and will continue to dedicate significant efforts towards positioning our business and cost structure to ensure we generate the maximum incremental profitability when core industry revenue growth returns. As of September 30, 2011, we have achieved a 17% reduction in our full time equivalent labor force, which refers to the aggregate hours worked by our employees assuming a standard eight-hour day, and a 22% increased efficiency in the ratio of occupied rooms in our properties per each full time equivalent employee. For example, the reduction of four hours per week for ten employees yields a reduction of one full time equivalent employee in our labor force per week. Over the last several years, our management team has instituted operational concepts, such as LEAN service operations, Kaizens, and dynamic volume based scheduling, with the intention to achieve consistently high efficiency rates. For example, our Kaizen efforts help our operations teams to identify more efficient ways to operate their respective businesses and provide direct management with the tools to monitor progress and to assist in the early identification of variances to the planned processes.

Additionally, we consolidated activities, refined our target marketing efforts, and drove procurement efficiencies. Moreover, we have achieved these cost savings while achieving record customer satisfaction levels since the cost savings initiatives were implemented. To further ensure that our operating structure is designed in the most effective and efficient way, in the fourth quarter of 2010, we embarked on a reorganization we refer to as “Project Renewal.” Under Project Renewal, our management team was challenged to review all of our key decision making procedures and lines of business and to identify the optimum way of structuring them given our breadth and scale of product offerings. As a result of the process, in the third quarter of 2011, we designed a unique shared services organization that will enable more efficient decision making and sharing of best practices. This organization includes business analytics, meetings and conventions, retail, database marketing, VIP marketing, our flight program, and other key areas of our operations. We anticipate that our company will have a permanently lower cost structure and will benefit from greater concentration of specified talent and quicker decision making. We will continue to make progress on Project Renewal and anticipate reaching our $400 million target and full implementation run rate at the end of 2012. To ensure that the impact from Project Renewal is reflected in our financial performance and that each planned initiative is executed, we track our progress centrally and in a detailed fashion. The savings value for each initiative is calculated by predicting the change in the expense level compared to the current expense level under constant business volumes and conditions.

As of September 30, 2011, we have realized approximately $135 million in savings associated with Project Renewal. We classify initiatives that are identified and are in the process of being implemented as “yet to be realized identified estimated cost savings.” For the purposes of our senior secured leverage ratio under our credit agreement, this amount can be added back into the EBITDA calculation to calculate Adjusted EBITDA. As of September 30, 2011, the yet to be realized identified estimated cost savings was $202.5 million. This figure increases as new initiatives that are part of Project Renewal are identified and get implemented, and decrease as the actual results become reflected in our cost structure. See “Risk Factors—Risks Related to our Business—We may not realize any or all of our projected cost savings, which would have the effect of reducing our LTM Adjusted EBITDA—Pro Forma, which would have a negative effect on our results of operations and negatively impact our covenant calculation and could have a negative effect on our stock price” on page 29 of this prospectus.

Pursue opportunistic domestic acquisitions and development opportunities. We believe our brand portfolio and recognition, coupled with the power of the Total Rewards loyalty program uniquely positions us to capitalize on expansion into underdeveloped regional markets or to pursue opportunistic acquisitions of distressed assets. We intend to pursue these acquisitions from time to time. We believe our operating expertise and network synergies enable us to create value above and beyond what other operators can provide. Our geographically broad-based experience gives us a superior understanding of a property’s revenue potential and enables us to be the optimal partner or purchaser for select assets. For example, we executed a definitive agreement in December 2010 with Rock Gaming LLC to jointly develop, and for us to manage, two of four authorized casinos in the state of Ohio, Horseshoe Cleveland and Horseshoe Cincinnati. As part of our investment, we agreed to contribute Thistledown Racetrack, a non-casino racetrack located outside Cleveland, to the venture, subject to certain conditions. The venture obtained financing for the casinos in August 2011 and we expect Horseshoe Cleveland to open in the second quarter of 2012 and Horseshoe Cincinnati to open in the second quarter of 2013. Commencement of operations of Horseshoe Cleveland and Horseshoe Cincinnati is subject to the receipt of gaming licenses. Along with Rock Gaming LLC and local investors in Maryland, in September 2011, a Caesars’ led group submitted a bid for a license to develop a video lottery terminal facility in Baltimore. Completion of the Baltimore license bid is subject to a number of conditions, including, without limitation, the negotiation of definitive documentation, receipt of required regulatory approvals, receipt of acceptable financing, and other terms and conditions. In addition, we intend to apply for a video lottery terminal license in Ohio in connection with our contribution of Thistledown Racetrack to Rock Gaming LLC. We believe there will be expansion opportunities in newly created U.S. regional markets due to continued legalization of gaming in new jurisdictions. Further, we believe that due to the continued global economic downturn, there will be opportunities to acquire assets at attractive valuations, such as our 2010 acquisition of Planet Hollywood, due to the fragmented nature of our industry and the benefits inherent in our scale. See “Risk Factors—Risks Related to Our Business—The acquisition, development and construction of new hotels, casinos and gaming and non-gaming venues and the expansion of existing ones could have an adverse effect on our business, financial condition and results of operations due to various factors, including delays, cost overruns and other uncertainties” and “Risk Factors—Risks Related to Our Business—We may not realize all of the anticipated benefits of current or potential future acquisitions” for a discussion of the risks relating to pursuing development and expansion opportunities.

Pursue opportunities to further expand into international markets. We currently own, operate or manage 15 casino properties in international gaming markets across Europe, North America, South America and Africa. In addition, in Asia, we operate a golf course on 175 acres of prime real estate through a land concession on the Cotai strip in Macau. We believe that we remain well-positioned for international gaming growth and legalization in Asia and Europe. We are investigating various opportunities to own, operate or manage international resorts and casinos. These opportunities are at varying stages of development, such as due diligence investigations, executed confidentiality agreements, and other discussions regarding potential projects, which may or may not come to fruition. We will continue to evaluate and pursue opportunities to own, operate or manage international casinos and resorts. Our Caesars brand remains the most recognized casino brand in the world, and we plan to leverage the power of this brand, and our other brands, as we expand into international markets. For example, the Macau and Singapore gaming markets generated approximately $33.0 billion and $4.2 billion in gross gaming revenues, respectively, for the twelve months ended November 2011. In addition to international gaming opportunities, we are also actively pursuing non-gaming management, branding, and development opportunities in Asia and other parts of the world where our brands and reputation are already well-recognized assets. Demand in China’s luxury hotel segment grew 27% in 2010 compared to 2009. In order to accommodate such rapid growth, we estimate that the supply of hotel rooms in China would need to grow 800% to match comparable U.S. hotel supply. In 2011, we formed a group to focus on this opportunity called Caesars Global Life. In September 2011, we announced our first project, a management and branding agreement for a development, whose equity will be provided by a third party, that will be called Caesars Palace Longmu Bay. Located in Hainan, China, and at a projected cost to the owner of $470 million, it is expected to open in 2014 and will contain a 1,000-room, five-star hotel with a marina, spa, retail, gourmet dining and other amenities, including 36 holes of golf. This project will be the foundation for our expansion in China and throughout the entire Asia-Pacific region, where we expect to participate in the development of a total of 25 hotels and resorts over the next five years. See “Risk Factors—Risks Related to Our Business—The acquisition, development and construction of new hotels, casinos and gaming and non-gaming venues and the expansion of existing ones could have an adverse effect on our business, financial condition and results of operations due to various factors, including delays, cost overruns and other uncertainties” and “Risk Factors—Risks Related to Our Business—The risks associated with international operations could reduce our profits” for a discussion of the risks relating to this strategy.

Continue to grow our online business. Our globally recognized World Series of Poker and Caesars brands and our dedicated online gaming management team position us to take advantage of opportunities in the global online gaming market and to continue to develop the infrastructure to support larger scale real money online gaming as it becomes legalized and licensed in new jurisdictions. In late 2009, we launched our real money World Series of Poker and Caesars-branded poker, bingo and casino online sites in the United Kingdom. We also have alliances with online gaming providers in Italy and France. As part of our online strategy, we will continue to expand our online real money gaming offerings in legally compliant jurisdictions and offer “for fun” online gaming options in those and other jurisdictions. In May 2011, we purchased a majority stake in Playtika Ltd., or Playtika, a social games company located in Israel, and in December 2011, purchased the remaining outstanding shares of Playtika. Playtika develops social games for Facebook and other social networking websites and mobile games. Playtika’s Slotomania is the second most popular casino game application on Facebook with approximately 1.8 million daily active users. In addition, we will continue to expand our World Series of Poker tournaments to international jurisdictions where we believe there is a likelihood of legalization of online gaming, in order to grow the brand’s awareness. We believe that the expansion of online gaming offerings for real money, “for-fun” and social and mobile games will benefit our land-based portfolio due to further brand enhancement, customer acquisition in new channels, and marketing arrangements including incorporating our Total Rewards and cash-back for points programs into our online gaming offerings.

We believe that additional jurisdictions will legalize online gaming due to consumer demand, a broader understanding of the need to regulate the industry and to generate income through taxes on gaming revenue. As such, we support of efforts to regulate the online gaming industry to ensure that consumers are protected. We believe that the potential for online gaming is substantial and believe that we will command, at a minimum, our fair share in any legal jurisdiction. An H2 Gaming Capital study conducted in 2010 projects that the global online gaming market will grow to $36 billion in revenues by 2012. We believe that the largest opportunity in online gaming in the near term is the legalization of online poker in the United States. Congressional leaders are becoming more aware of the acute need to regulate internet poker, to put in place consumer protections and law enforcement safeguards and to allow U.S. companies to provide these services to Americans. The Internet Gambling Regulation, Consumer Protection and Enforcement Act (HR 2267), currently being deliberated by Congress, contemplates the legalization of online gaming in the United States. If enacted, estimates suggest, as shown on the next chart, that the U.S. online poker market will grow substantially during the next seven years given historical growth rates in active users.

Forecast Regulated U.S. Internet Poker — All States(1) ($bn)

Source: H2 Gambling Capital, “Internet Poker—A Financial Assessment of the Global Marketplace.”

(1)	Assumes online poker is legalized in the U.S.

We plan to proliferate the World Series of Poker brand, and to acquire customers across a number of interactive channels. We continue to be among the leaders in iTunes app downloads with over six million downloads to date. Also, in July 2010, we launched a play for fun site, accessible through WSOP.com, which allows players to learn and play poker for fun and to win seats at the World Series of Poker land-based events. Therefore, by combining the smartphone, internet download and social network platforms, we are positioned to leverage our brands and offline assets to build a database of users which should reasonably be in the millions of players.

Sales and Marketing

We believe that our North American distribution system of casino entertainment facilities provides us the ability to capture a disproportionate share of our customers’ entertainment wallet when they travel among markets, which is core to our cross-market strategy. In addition, we have several critical multi-property markets like Las Vegas, Atlantic City and Tunica, and we have seen increased revenue from customers visiting multiple properties in the same market. We believe our industry-leading customer loyalty program, Total Rewards, in conjunction with our distribution system, allows us to capture a growing share of our customers’ entertainment budget and compete more effectively.

Our Total Rewards program is structured in tiers, providing customers an incentive to consolidate their entertainment spend at our casinos. Total Rewards customers are able to earn Reward Credits at essentially all of our casino entertainment facilities located in the U.S. and Canada for on-property entertainment experiences including gaming, hotel, dining and retail shopping. Total Rewards members can also redeem Reward Credits for on-property amenities, or other off-property items such as merchandise, gift cards and travel. Depending on their level of play with us in a calendar year, customers earn status within the Total Rewards Program—Gold, Platinum, Diamond, or Seven Stars—each with increasing sets of benefits. Separately, customers are provided promotional offers and rewards based on the ways that they choose to engage with us. These benefits encourage new customers to join Total Rewards, and provide existing customers an incentive to consolidate their play at our casinos.

We have developed a database containing information about our customers, aspects of their casino gaming play and their preferred spending choices outside of gaming. We use this information for marketing promotions, including through direct mail campaigns, the use of electronic mail, our website, mobile devices, social media and interactive slot machines, which are slot machines that have interactive marketing capabilities to “talk” to the customers.

Patents and Trademarks

The development of intellectual property is part of our overall business strategy, and we regard our intellectual property to be an important element of our success. While our business as a whole is not substantially dependent on any one patent or combination of several of our patents or other intellectual property, we seek to establish and maintain our proprietary rights in our business operations and technology through the use of patents, copyrights, trademarks and trade secret laws. We file applications for and obtain patents, copyrights and trademarks in the United States and in foreign countries where we believe filing for such protection is appropriate. We also seek to maintain our trade secrets and confidential information by nondisclosure policies and through the use of appropriate confidentiality agreements. We have obtained thirty-two patents in the United States and ten patents in other countries. Our U.S. patents have patent terms that variously expire between 2011 and 2030.

We have not applied for patents or the registration of all of our technology or trademarks, as the case may be, and may not be successful in obtaining the patents and trademarks that we have applied for. Despite our efforts to protect our proprietary rights, parties may infringe our patents and use information that we regard as proprietary and our rights may be invalidated or unenforceable. The laws of some foreign countries do not protect proprietary rights to as great an extent as do the laws of the United States. In addition, others may be able independently to develop substantially equivalent intellectual property.

We hold the following trademarks used in this document: Harrah’s®, Caesars®, Grand CasinoSM, Bally’s®, Flamingo®, Paris®, Caesars Palace®, Rio®, Showboat®, Bill’s®, Harveys®, Total Rewards®, Bluffs Run®, Louisiana Downs®, Reward Credits®, Horseshoe®, Seven Stars®, Tunica RoadhouseSM and World Series of Poker®. Trademark rights are perpetual provided that the mark remains in use by us. In addition, we hold trademark licenses for Planet Hollywood® used in connection with the Planet Hollywood Resort & Casino in Las Vegas, NV, which will expire on February 19, 2045, and for Imperial Palace used in connection with the Imperial Palace Las Vegas hotel and casino, which will expire on December 23, 2012. We consider all of these marks, and the associated name recognition, to be valuable to our business.

Competition

We own, operate or manage land-based, dockside, riverboat and Indian casino facilities in most U.S. casino entertainment jurisdictions. We also own, operate or manage properties in Canada, the United Kingdom, South Africa, Egypt and Uruguay. We compete with numerous casinos and casino hotels of varying quality and size in the market areas where our properties are located. We also compete with other non-gaming resorts and vacation areas, and with various other entertainment businesses. The casino entertainment business is characterized by competitors that vary considerably by their size, quality of facilities, number of operations, brand identities, marketing and growth strategies, financial strength and capabilities, level of amenities, management talent and geographic diversity.

In most markets, we compete directly with other casino facilities operating in the immediate and surrounding market areas. In some markets, we face competition from nearby markets in addition to direct competition within our market areas.

In recent years, with fewer new markets opening for development, competition in existing markets has intensified. Many casino operators, including us, have invested in expanding existing facilities, developing new facilities, and acquiring established facilities in existing markets, such as our acquisition of Caesars Entertainment, Inc. in 2005 and Planet Hollywood in 2010, our renovated and expanded facility in Hammond, Indiana and our expansion at Caesars Palace. This expansion of existing casino entertainment properties, the increase in the number of properties and the aggressive marketing strategies of many of our competitors has increased competition in many markets in which we compete, and this intense competition can be expected to continue.

The expansion of casino entertainment into new markets, such as the expansion of tribal casino opportunities in New York and California and the approval of gaming facilities in Pennsylvania and Florida present competitive issues for us which have had a negative impact on our financial results.

The casino entertainment industry is also subject to political and regulatory uncertainty. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Consolidated Operating Results” and “—Regional Operating Results.”

Developments and Acquisitions

Las Vegas. In July 2007, we announced plans for an expansion and renovation of Caesars Palace Las Vegas. We deferred completion of the planned 662-room hotel tower, the Octavius Tower, due to economic conditions impacting the Las Vegas tourism sector. We completed other aspects of the project in 2009 as planned, including the mid-summer 2009 opening of an additional 110,000 square feet of meeting and convention space, three 10,000 square foot villas and an expanded pool and garden area. We opened the remaining rooms and suites in the Octavius Tower in January 2012. The total capital expenditures for the project, including the Octavius Tower, were approximately $650 million.

On February 19, 2010, we completed the acquisition of the Planet Hollywood Resort and Casino located in Las Vegas, Nevada. Planet Hollywood is adjacent to Paris Las Vegas and gives us seven contiguous resorts on the east side of the Las Vegas Strip.

In June 2010, we announced our plans for Project Linq, a dining, entertainment and retail development between our Flamingo and Imperial Palace casinos, on the east side of the Las Vegas Strip, which is scheduled to open in mid to late 2013. The estimated $489.0 million project anticipates the construction of bars, restaurants, shops and entertainment along a 1,320-foot pedestrian walkway. 16 bars and restaurants opening to the street will be anchored by a giant observation wheel that will reach heights of over 550 feet. We intend to rely on foot traffic in this area to capture an increased share of existing visitors’ entertainment budget. We raised $450.0 million to develop Project Linq and finish the Octavius Tower, of which approximately $344 million will be used for Project Linq.

Ohio. On September 15, 2009, we announced that the United States Bankruptcy Court for the District of Delaware had approved an agreement for the sale of Thistledown Racetrack from Magna Entertainment Corp. to CEOC. The closing of the sale was subject to the satisfaction of certain conditions and receipt of all required regulatory approvals. The conditions to closing were never satisfied, and the agreement was never consummated. As a result the agreement was terminated by the seller on May 17, 2010.

On May 25, 2010, we entered into a new agreement to purchase the assets of Thistledown Racetrack. The acquisition was completed on July 28, 2010. The results of Thistledown Racetrack for periods subsequent to the acquisition are consolidated with our results. In connection with this acquisition, we paid $42.5 million during July 2010 to acquire the assets of Thistledown Racetrack.

In December 2010, we reached definitive agreement with Rock Gaming LLC to jointly develop, and for us to manage, Horseshoe Cleveland and Horseshoe Cincinnati, two casinos located in Cleveland, Ohio and Cincinnati, Ohio, respectively. As part of our investment, we agreed to contribute Thistledown Racetrack to the venture subject to certain conditions.

Maryland. In September 2011, we filed an application with the State of Maryland for the license to operate a video lottery terminal facility in the City of Baltimore. The application was filed on behalf of a venture that includes Caesars as the lead investor and facility manager, Rock Gaming LLC and other local investors.

Macau. In September 2007, we acquired a company with the right to operate a golf course on 175 acres of prime real estate through a land concession on the Cotai strip adjacent to one of two border crossings into Macau from China. Since the acquisition, we have undertaken a redesign of the golf course and opened a Butch Harmon School of Golf at the facility. We have completed renovations of the existing clubhouse to add certain amenities, meeting facilities, and a restaurant.

Employee Relations

We have approximately 70,000 employees through our various subsidiaries. Approximately 28,000 employees are covered by collective bargaining agreements with certain of our subsidiaries, relating to certain casino, hotel and restaurant employees at certain of our properties. Most of our employees covered by collective bargaining agreements are located at our properties in Las Vegas and Atlantic City. Our collective bargaining agreements with employees located at our Atlantic City properties expire at various times throughout 2014 and 2016 and our collective bargaining agreements with our employees located at our Las Vegas properties expire at various times throughout 2012 and 2013.

Properties

The following table sets forth information about our casino entertainment facilities as of September 30, 2011, unless otherwise noted:

Summary of Property Information

Property	Type of Casino	Casino Space– Sq. Ft.(a)	Slot Machines(a)	Table Games(a)	Hotel Rooms and Suites(a)
Atlantic City, New Jersey
Harrah’s Atlantic City	Land-based	177,000	2,870	170	2,590
Showboat Atlantic City	Land-based	120,100	2,600	110	1,330
Bally’s Atlantic City	Land-based	167,200	3,300	210	1,760
Caesars Atlantic City	Land-based	140,800	2,350	180	1,140

Las Vegas, Nevada
Harrah’s Las Vegas	Land-based	90,600	1,400	110	2,530
Rio	Land-based	117,300	1,110	90	2,520
Caesars Palace	Land-based	134,600	1,390	160	3,090
Paris Las Vegas	Land-based	95,300	1,080	90	2,920
Bally’s Las Vegas	Land-based	66,200	1,020	60	2,810
Flamingo Las Vegas(b)	Land-based	91,000	1,340	150	3,350
Imperial Palace	Land-based	118,000	780	50	2,640
Bill’s Gamblin’ Hall & Saloon	Land-based	42,525	370	50	200
Hot Spot Oasis	Land-based	1,000	15	—	—
Planet Hollywood Resort and Casino	Land-based	108,900	1,160	90	2,500

Laughlin, Nevada
Harrah’s Laughlin	Land-based	56,000	880	30	1,510

Reno, Nevada
Harrah’s Reno	Land-based	41,600	810	40	930

Lake Tahoe, Nevada
Harrah’s Lake Tahoe	Land-based	57,500	820	70	510
Harveys Lake Tahoe	Land-based	71,500	780	70	740

Chicago, Illinois area
Harrah’s Joliet (Illinois)(c)	Dockside	38,900	1,140	30	200
Horseshoe Hammond (Indiana)	Dockside	108,200	3,100	150	—

Metropolis, Illinois
Harrah’s Metropolis	Dockside	31,000	1,160	30	260

Southern Indiana
Horseshoe Southern Indiana	Dockside	86,600	1,790	110	500

Council Bluffs, Iowa
Harrah’s Council Bluffs	Dockside	28,000	800	30	250
Horseshoe Council Bluffs(d)	Greyhound racing facility and land- based casino	78,800	1,790	70	—

Tunica, Mississippi
Horseshoe Tunica	Dockside	63,000	1,500	80	510
Harrah’s Tunica	Dockside	136,000	1,380	60	1,360
Tunica Roadhouse Hotel & Casino(e)	Dockside	31,000	760	30	130

Property	Type of Casino	Casino Space– Sq. Ft.(a)	Slot Machines(a)	Table Games(a)	Hotel Rooms and Suites(a)
Mississippi Gulf Coast
Grand Casino Biloxi	Dockside	28,800	740	30	450

St. Louis, Missouri
Harrah’s St. Louis	Dockside	109,000	2,500	90	500

North Kansas City, Missouri
Harrah’s North Kansas City	Dockside	60,100	1,560	60	390

New Orleans, Louisiana
Harrah’s New Orleans	Land-based	125,100	2,000	120	450

Bossier City, Louisiana
Louisiana Downs(f)	Thoroughbred racing facility and land- based casino	14,900	1,070	—	—
Horseshoe Bossier City	Dockside	29,900	1,330	80	610

Chester, Pennsylvania
Harrah’s Chester(k)	Harness racing facility and land-based casino	110,500	2,960	120	—

Phoenix, Arizona
Harrah’s Ak-Chin(h)	Indian Reservation	38,300	1,090	30	300

Cherokee, North Carolina
Harrah’s Cherokee(h)	Indian Reservation	132,700	3,450	50	1,110

San Diego, California
Harrah’s Rincon(h)	Indian Reservation	72,900	1,990	70	660

Punta del Este, Uruguay
Conrad Punta del Este Resort and Casino(g)	Land-based	44,500	500	50	270

Ontario, Canada
Caesars Windsor(i)	Land-based	100,000	2,320	80	760

United Kingdom
Golden Nugget	Land-based	5,100	40	20	—
Playboy London Club	Land-based	6,200	18	20	—
The Sportsman	Land-based	5,200	50	20	—
Rendezvous Brighton	Land-based	7,800	80	30	—
Rendezvous Southend-on-Sea	Land-based	8,700	50	30	—
Manchester235	Land-based	11,500	60	30	—
The Casino at the Empire	Land-based	20,900	100	40	—
Alea Nottingham	Land-based	10,000	50	20	—
Alea Glasgow	Land-based	15,000	50	30	—
Alea Leeds	Land-based	10,300	50	30	—

Egypt
The London Clubs Cairo-Ramses	Land-based	2,700	40	20	—
Caesars Cairo	Land-based	5,500	30	30	—

South Africa
Emerald Safari(j)	Land-based	37,700	660	30	190

(a)	Approximate.
(b)	Information includes O’Shea’s Casino which is adjacent to this property.
(c)	We have an 80% ownership interest in and manage this property.
(d)	The property is owned by us, leased to the operator, and managed by us for the operator for a fee pursuant to an agreement that expires in October 2024. This information includes the Bluffs Run greyhound racetrack that operates at the property.
(e)	Prior to December 2009, this property operated under the Sheraton Tunica name.
(f)	We own a 49% share of a joint venture that owns a 150-room hotel located near the property.
(g)	We have approximately 95% ownership interest in and manage this property.
(h)	Managed.
(i)	We have a 50% interest in Windsor Casino Limited, which operates this property. The Province of Ontario owns the complex.
(j)	We have a 70% interest in and manage this property.
(k)	We have a 95% ownership interest in and manage this property. On January 20, 2012, we received notice that the minority owners have elected to exercise their put rights under an operating agreement with one of our wholly-owned subsidiaries. As a result, effective as of January 22, 2012, we are required to purchase from the minority owners ninety percent of their interest in Harrah’s Chester. We expect to consummate this purchase in early February 2012. Upon consummation, we will have a 99.5% ownership interest in this property.

Legal Proceedings

We are a party to ordinary and routine litigation incidental to our business. We do not expect the outcome of any pending litigation to have a material adverse effect on our operating results, liquidity or financial position.

GAMING REGULATORY OVERVIEW

General

The ownership and operation of casino entertainment facilities are subject to pervasive regulation under the laws, rules and regulations of each of the jurisdictions in which we operate. Gaming laws are based upon declarations of public policy designed to ensure that gaming is conducted honestly, competitively and free of criminal and corruptive elements. Since the continued growth and success of gaming is dependent upon public confidence, gaming laws protect gaming consumers and the viability and integrity of the gaming industry, including prevention of cheating and fraudulent practices. Gaming laws may also be designed to protect and maximize state and local revenues derived through taxation and licensing fees imposed on gaming industry participants and enhance economic development and tourism. To accomplish these public policy goals, gaming laws establish procedures to ensure that participants in the gaming industry meet certain standards of character and fitness, or suitability. In addition, gaming laws require gaming industry participants to:

•	Establish and maintain responsible accounting practices and procedures;

•	Maintain effective controls over their financial practices, including establishment of minimum procedures for internal fiscal affairs and the safeguarding of assets and revenues;

•	Maintain systems for reliable record keeping;

•	File periodic reports with gaming regulators; and

•	Maintain strict compliance with various laws, regulations and required minimum internal controls pertaining to gaming.

Typically, regulatory environments in the jurisdictions in which we operate are established by statute and are administered by a regulatory agency or agencies with interpretive authority with respect to gaming laws and regulations and broad discretion to regulate the affairs of owners, managers, and persons/entities with financial interests in gaming operations. Among other things, gaming authorities in the various jurisdictions in which we operate:

•	Adopt rules and regulations under the implementing statutes;

•	Make appropriate investigations to determine if there has been any violation of laws or regulations;

•	Enforce gaming laws and impose disciplinary sanctions for violations, including fines and penalties;

•	Review the character and fitness of participants in gaming operations and make determinations regarding their suitability or qualification for licensure;

•	Grant licenses for participation in gaming operations;

•	Collect and review reports and information submitted by participants in gaming operations;

•	Review and approve transactions, such as acquisitions or change-of-control transactions of gaming industry participants, securities offerings and debt transactions engaged in by such participants; and

•	Establish and collect fees and/or taxes.

Licensing and Suitability Determinations

Gaming laws require us, each of our subsidiaries engaged in gaming operations, certain of our directors, officers and employees, and in some cases, our stockholders and holders of our debt securities, to obtain licenses or findings of suitability from gaming authorities. Licenses or findings of suitability typically require a determination that the applicant qualifies or is suitable. Gaming authorities have very broad discretion in determining whether an applicant qualifies for licensing or should be deemed suitable. Subject to certain administrative proceeding requirements, the gaming regulators have the authority to deny any application or limit, condition, restrict, revoke or suspend any license, registration, finding of suitability or approval, or fine any person licensed, registered or found suitable or approved, for any cause deemed reasonable by the gaming authorities. Criteria used in determining whether to grant a license or finding of suitability, while varying between jurisdictions, generally include consideration of factors such as:

•

The financial stability, integrity and responsibility of the applicant, including whether the operation is adequately capitalized in the jurisdiction and exhibits the ability to maintain adequate insurance levels;

•	The quality of the applicant’s casino facilities;

•	The amount of revenue to be derived by the applicable jurisdiction through operation of the applicant’s gaming facility;

•	The applicant’s practices with respect to minority hiring and training; and

•	The effect on competition and general impact on the community.

In evaluating individual applicants, gaming authorities consider the individual’s reputation for good character and criminal and financial history and the character of those with whom the individual associates.

Many jurisdictions limit the number of licenses granted to operate gaming facilities within the jurisdiction, and some jurisdictions limit the number of licenses granted to any one gaming operator or the number of gaming licenses in which a person may hold an ownership or controlling interest. For example, in Indiana the state law provides that a person may not have an ownership interest in more than two riverboat licenses, which allows us to only hold two riverboat licenses. Furthermore, in Pennsylvania the state law provides that a person may, hold only an ownership interest in one gaming license and up to one third of another. Licenses under gaming laws are generally not transferable unless the transfer is approved by the requisite regulatory agency. Licenses in many of the jurisdictions in which we conduct gaming operations are granted for limited durations and require renewal from time to time. In Iowa, our ability to continue our casino operations is subject to a referendum every eight years or at any time upon petition of the voters in the county in which we operate; a referendum occurred in 2002 and on November 2, 2010. Our New Orleans casino operates under a contract with the Louisiana gaming authorities which extends until 2014, with a ten—year renewal period. There can be no assurance that any of our licenses or any of the above mentioned contracts will be renewed, or with respect to our gaming operations in Iowa that continued gaming activity will be approved in any referendum.

Most jurisdictions have statutory or regulatory provisions that govern the required action that must be taken in the event that a license is revoked or not renewed. For example, under Indiana law, a trustee approved by gaming authorities will assume complete operational control of our riverboat and related property in the event our license is revoked or not renewed, and will be authorized to take any action necessary to sell the riverboats and related property if we are unable to find a suitable buyer within 180 days.

In addition to us and our direct and indirect subsidiaries engaged in gaming operations, gaming authorities may investigate any individual or entity having a material relationship to, or material involvement with, any of these entities to determine whether such individual is suitable or should be licensed as a business associate of a gaming licensee. Certain jurisdictions require that any change in our directors or officers, including the directors or officers of our subsidiaries, must be approved by the requisite regulatory agency. Our officers, directors and certain key employees must also file applications with the gaming authorities and may be required to be licensed, qualified or be found suitable in many jurisdictions. Gaming authorities may deny an application for licensing for any cause which they deem reasonable. Qualification and suitability determinations require submission of detailed personal and financial information followed by a thorough investigation. The burden of demonstrating suitability is on the applicant, who must pay all the costs of the investigation. Changes in licensed positions must be reported to gaming authorities and in addition to their authority to deny an application for licensure, qualification or a finding of suitability, gaming authorities have jurisdiction to disapprove of a change in a corporate position.

If gaming authorities were to find that an officer, director or key employee fails to qualify or is unsuitable for licensing or unsuitable to continue having a relationship with us, we would have to sever all relationships with such person. In addition, gaming authorities may require us to terminate the employment of any person who refuses to file appropriate applications.

Moreover, in many jurisdictions, any of our stockholders or holders of our debt securities may be required to file an application, be investigated, and qualify or have his, her or its suitability determined. For example, under Nevada gaming laws, each person who acquires, directly or indirectly, beneficial ownership of any voting security, or beneficial or record ownership of any non-voting security or any debt security in a public corporation which is registered with the Nevada Gaming Commission, or the Gaming Commission, such as Caesars may be required to be found suitable if the Gaming Commission has reason to believe that his or her acquisition of that ownership, or his or her continued ownership in general, would be inconsistent with the declared public policy of Nevada, in the sole discretion of the Gaming Commission. Any person required by the Gaming Commission to be found suitable shall apply for a finding of suitability within 30 days after the Gaming Commission’s request that he or she should do so and, together with his or her application for suitability, deposit with the Nevada Gaming Control Board, or the Gaming Board, a sum of money which, in the sole discretion of the Gaming Board, will be adequate to pay the anticipated costs and charges incurred in the investigation and processing of that application for suitability, and deposit such additional sums as are required by the Gaming Board to pay final costs and charges.

Furthermore, any person required by a gaming authority to be found suitable, who is found unsuitable by the gaming authority, shall not be able to hold directly or indirectly the beneficial ownership of any voting security or the beneficial or record ownership of any nonvoting security or any debt security of any public corporation which is registered with the gaming authority, such as Caesars, beyond the time prescribed by the gaming authority. A violation of the foregoing may constitute a criminal offense. A finding of unsuitability by a particular gaming authority impacts that person’s ability to associate or affiliate with gaming licensees in that particular jurisdiction and could impact the person’s ability to associate or affiliate with gaming licensees in other jurisdictions.

Many jurisdictions also require any person who acquires beneficial ownership of more than a certain percentage of our voting securities, typically 5%, to report the acquisition to gaming authorities, and gaming authorities may require such holders to apply for qualification or a finding of suitability. Most gaming authorities, however, allow an “institutional investor” to apply for a waiver that allows the “institutional investor” to acquire, in most cases, up to 15% of our voting securities without applying for qualification or a finding of suitability. An “institutional investor” is generally defined as an investor acquiring and holding voting securities in the ordinary course of business as an institutional investor, and not for the purpose of causing, directly or indirectly, the election of a majority of the members of our Board, any change in our corporate charter, bylaws, management, policies or operations, or those of any of our gaming affiliates, or the taking of any other action which gaming authorities find to be inconsistent with holding our voting securities for investment purposes only. An application for a waiver as an institutional investor requires the submission of detailed information about the company and its regulatory filings, the name of each person that beneficially owns more than 5% of the institutional investor’s voting securities or other equivalent and a certification made under oath or penalty for perjury, that the voting securities were acquired and are held for investment purposes only. Even if a waiver is granted, an institutional investor generally may not take any action inconsistent with its status when the waiver was granted without once again becoming subject to the foregoing reporting and application obligations. A change in the investment intent of an institutional investor must be reported to certain regulatory authorities immediately after its decision.

Although the above describes the process in many jurisdictions, some differ. For example, under Ohio law, an institutional investor, which is broadly defined and includes any corporation, that holds any amount of our stock will be required to apply for and obtain a waiver of suitability determination.

Notwithstanding, each person who acquires directly or indirectly, beneficial ownership of any voting security, or beneficial or record ownership of any debt security in our company may be required to be found suitable if a gaming authority has reason to believe that such person’s acquisition of that ownership would otherwise be inconsistent with the declared policy of the jurisdiction.

Generally, any person who fails or refuses to apply for a finding of suitability or a license within the prescribed period after being advised it is required by gaming authorities may be denied a license or found unsuitable, as applicable. The same restrictions may also apply to a record owner if the record owner, after request, fails to identify the beneficial owner. Any person found unsuitable or denied a license and who holds, directly or indirectly, any beneficial ownership of our securities beyond such period of time as may be prescribed by the applicable gaming authorities may be guilty of a criminal offense. Furthermore, we may be subject to disciplinary action if, after we receive notice that a person is unsuitable to be a stockholder or to have any other relationship with us or any of our subsidiaries, we:

•	pay that person any dividend or interest upon our voting securities;

•	allow that person to exercise, directly or indirectly, any voting right conferred through securities held by that person;

•	pay remuneration in any form to that person for services rendered or otherwise; or

•

fail to pursue all lawful efforts to require such unsuitable person to relinquish his voting securities including, if necessary, the immediate purchase of said voting securities for cash at fair market value.

Although many jurisdictions generally do not require the individual holders of debt securities such as notes to be investigated and found suitable, gaming authorities may nevertheless retain the discretion to do so for any reason, including but not limited to, a default, or where the holder of the debt instruments exercises a material influence over the gaming operations of the entity in question. Any holder of debt securities required to apply for a finding of suitability or otherwise qualify must generally pay all investigative fees and costs of the gaming authority in connection with such an investigation. If the gaming authority determines that a person is unsuitable to own a debt security, we may be subject to disciplinary action, including the loss of our approvals, if without the prior approval of the gaming authority, we:

•	pay to the unsuitable person any dividend, interest or any distribution whatsoever;

•	recognize any voting right by the unsuitable person in connection with those securities;

•	pay the unsuitable person remuneration in any form; or

•	make any payment to the unsuitable person by way of principal, redemption, conversion exchange, liquidation or similar transaction.

Certain jurisdictions impose similar restrictions in connection with debt securities and retain the right to require holders of debt securities to apply for a license or otherwise be found suitable by the gaming authority.

Under New Jersey gaming laws, if a holder of our debt or equity securities is required to qualify, the holder may be required to file an application for qualification or divest itself of the securities. If the holder files an application for qualification, it must place the securities in trust with an approved trustee. If the gaming regulatory authorities approve interim authorization, and while the application for plenary qualification is pending, such holder may, through the approved trustee, continue to exercise all rights incident to the ownership of the securities. If the gaming regulatory authorities deny interim authorization, the trust shall become operative and the trustee shall have the authority to exercise all the rights incident to ownership, including the authority to dispose of the securities and the security holder shall have no right to participate in casino earnings and may only receive a return on its investment in an amount not to exceed the lower of actual cost of the investment (as defined by New Jersey gaming laws or the value of the securities on the date the trust becomes operative). If the security holder obtains interim authorization but the gaming authorities later find reasonable cause to believe that the security holder may be found unqualified, the trust shall become operative and the trustee shall have the authority to exercise all rights incident to ownership pending a determination on such holder’s qualifications. However, during the period the securities remain in trust, the security holder may petition the New Jersey gaming authorities to direct the trustee to dispose of the trust property and distribute proceeds of the trust to the security holder in an amount not to exceed the lower of the actual cost of the investment or the value of the securities on the date the trust became operative. If the security holder is ultimately found unqualified, the trustee is required to sell the securities and to distribute the proceeds of the sale to the applicant in an amount not exceeding the lower of the actual cost of the investment or the value of the securities on the date the trust became operative and to distribute the remaining proceeds to the state. If the security holder is found qualified, the trust agreement will be terminated.

Additionally, the Certificates of Incorporation of Caesars and CEOC contains provisions establishing the right to redeem the securities of disqualified holders if necessary to avoid any regulatory sanctions, to prevent the loss or to secure the reinstatement of any license or franchise, or if such holder is determined by any gaming regulatory agency to be unsuitable, has an application for a license or permit denied or rejected, or has a previously issued license or permit rescinded, suspended, revoked or not renewed. The Certificates of Incorporation also contains provisions defining the redemption price and the rights of a disqualified security holder. In the event a security holder is disqualified, the New Jersey gaming authorities are empowered to propose any necessary action to protect the public interest, including the suspension or revocation of the licenses for the casinos we own in New Jersey.

Many jurisdictions also require that manufacturers and distributors of gaming equipment and suppliers of certain goods and services to gaming industry participants be licensed or registered and require us to purchase and lease gaming equipment, supplies and services only from licensed or registered suppliers.

Violations of Gaming Laws

If we or our subsidiaries violate applicable gaming laws, our gaming licenses could be limited, conditioned, suspended or revoked by gaming authorities, and we and any other persons involved could be subject to substantial fines. Further, a supervisor or conservator can be appointed by gaming authorities to operate our gaming properties, or in some jurisdictions, take title to our gaming assets in the jurisdiction, and under certain circumstances, earnings generated during such appointment could be forfeited to the applicable jurisdictions. Furthermore, violations of laws in one jurisdiction could result in disciplinary action in other jurisdictions. As a result, violations by us of applicable gaming laws could have a material adverse effect on our financial condition, prospects and results of operations.

Reporting and Recordkeeping Requirements

We are required periodically to submit detailed financial and operating reports and furnish any other information about us and our subsidiaries which gaming authorities may require. Under federal law, we are required to record and submit detailed reports of currency transactions of $10,000 or more at our casinos and Suspicious Activity Reports, or SARCs, if the facts presented so warrant. Some state jurisdictions require us to maintain a log that records aggregate cash transactions in the amount of $3,000 or more. We are required to maintain a current stock ledger which may be examined by gaming authorities at any time. We may also be required to disclose to gaming authorities upon request the identities of the holders of our debt or other securities. If any securities are held in trust by an agent or by a nominee, the record holder may be required to disclose the identity of the beneficial owner to gaming authorities. Failure to make such disclosure may be grounds for finding the record holder unsuitable. In Indiana, we, as a riverboat licensee, are required to submit a quarterly report to gaming authorities and to the state election commission disclosing the identity of all persons holding interests of 1% or greater in us as a riverboat licensee. Gaming authorities may also require certificates for our stock to bear a legend indicating that the securities are subject to specified gaming laws. In certain jurisdictions, gaming authorities have the power to impose additional restrictions on the holders of our securities at any time.

Review and Approval of Transactions

Substantially all material loans, leases, sales of securities and similar financing transactions by us and our subsidiaries must be reported to, or approved by, gaming authorities. Neither we nor any of our subsidiaries may make a public offering of securities without the prior approval of certain gaming authorities if the securities or the proceeds therefrom are intended to be used to construct, acquire or finance gaming facilities in such jurisdictions, or to retire or extend obligations incurred for such purposes. Such approval, if given, does not constitute a recommendation or approval of the investment merits of the securities subject to the offering. Changes in control through merger, consolidation, stock or asset acquisitions, management or consulting agreements, or otherwise, require prior approval of gaming authorities, and in some cases require payment of a change in control fee. For example in Pennsylvania, a change in control is an acquisition of more than 20% of the ownership interests of a gaming licensee or its parent company by one person/entity or a group or persons/entities acting in concert, and the acquirer of the ownership interests would be required to qualify for licensure and could be required to pay a new license fee of up to $50.0 million. Entities seeking to acquire control of us or one of our subsidiaries must satisfy gaming authorities with respect to a variety of stringent standards prior to assuming control. Gaming authorities may also require controlling stockholders, officers, directors and other persons having a material relationship or involvement with the entity proposing to acquire control, to be investigated and licensed as part of the approval process relating to the transaction.

Certain gaming laws and regulations in jurisdictions we operate in establish that certain corporate acquisitions opposed by management, repurchases of voting securities and corporate defense tactics affecting us or our subsidiaries may be injurious to stable and productive corporate gaming, and as a result, prior approval may be required before we may make exceptional repurchases of voting securities (such as repurchases which treat holders differently) above the current market price and before a corporate acquisition opposed by management can be consummated. In certain jurisdictions, the gaming authorities also require prior approval of a plan of recapitalization proposed by the board of directors of a publicly traded corporation which is registered with the gaming authority in response to a tender offer made directly to the registered corporation’s stockholders for the purpose of acquiring control of the registered corporation.

Because licenses under gaming laws are generally not transferable, our ability to grant a security interest in any of our gaming assets is limited and may be subject to receipt of prior approval from gaming authorities. A pledge of the stock of a subsidiary holding a gaming license and the foreclosure of such a pledge may be ineffective without the prior approval of gaming authorities. Moreover, our subsidiaries holding gaming licenses may be unable to guarantee a security issued by an affiliated or parent company pursuant to a public offering, or pledge their assets to secure payment of the obligations evidenced by the security issued by an affiliated or parent company, without the prior approval of gaming authorities. We are subject to extensive prior approval requirements relating to certain borrowings and security interests with respect to our New Orleans casino. If the holder of a security interest wishes operation of the casino to continue during and after the filing of a suit to enforce the security interest, it may request the appointment of a receiver approved by Louisiana gaming authorities, and under Louisiana gaming laws, the receiver is considered to have all our rights and obligations under our contract with Louisiana gaming authorities.

Some jurisdictions also require us to file a report with the gaming authority within a prescribed period of time following certain financial transactions and the offering of debt securities. Were they to deem it appropriate, certain gaming authorities reserve the right to order such transactions rescinded.

Certain jurisdictions require the implementation of a compliance review and reporting system created for the purpose of monitoring activities related to our continuing qualification. These plans require periodic reports to senior management of our company and to the regulatory authorities.

Certain jurisdictions require that an independent audit committee oversee the functions of surveillance and internal audit departments at our casinos.

License Fees and Gaming Taxes

We pay substantial license fees and taxes in many jurisdictions, including the counties, cities, and any related agencies, boards, commissions, or authorities, in which our operations are conducted, in connection with our casino gaming operations, computed in various ways depending on the type of gaming or activity involved. Depending upon the particular fee or tax involved, these fees and taxes are payable either daily, monthly, quarterly or annually. License fees and taxes are based upon such factors as:

•	a percentage of the gross revenues received;

•	the number of gaming devices and table games operated;

•	franchise fees for riverboat casinos operating on certain waterways; and

•	admission fees for customers boarding our riverboat casinos.

In many jurisdictions, gaming tax rates are graduated with the effect of increasing as gross revenues increase. Furthermore, tax rates are subject to change, sometimes with little notice, and we have recently experienced tax rate increases in a number of jurisdictions in which we operate. A live entertainment tax is also paid in certain jurisdictions by casino operations where entertainment is furnished in connection with the selling or serving of food or refreshments or the selling of merchandise.

Operational Requirements

In many jurisdictions, we are subject to certain requirements and restrictions on how we must conduct our gaming operations. In many jurisdictions, we are required to give preference to local suppliers and include minority–owned and women–owned businesses in construction projects to the maximum extent practicable.

Some jurisdictions also require us to give preferences to minority–owned and women–owned businesses in the procurement of goods and services. Some of our operations are subject to restrictions on the number of gaming positions we may have and the minimum or maximum wagers allowed by our customers.

Our land–based casino in New Orleans operates under a contract with the Louisiana Gaming Control Board and the Louisiana Economic Development and Gaming Act and related regulations. Under this authority, our New Orleans casino is subject to not only many of the foregoing operational requirements, but also to restrictions on our food and beverage operations, including with respect to the size, location and marketing of eating establishments at our casino entertainment facility. Furthermore, with respect to the hotel tower, we are subject to restrictions on the number of rooms within the hotel, the amount of meeting space within the hotel and how we may market and advertise the rates we charge for rooms.

In Mississippi, we are required to include adequate parking facilities (generally 500 spaces or more) in close proximity to our existing casino complexes, as well as infrastructure facilities, such as hotels, that will amount to at least 25% of the casino cost. The infrastructure requirement was increased to 100% of the casino cost for any new casinos in Mississippi.

The Iowa Racing and Gaming Commission has issued a joint license to Iowa West Racing Association, as the nonprofit qualified sponsoring organization, and Harveys Iowa Management Company, Inc., a subsidiary of Caesars, as the licensed boat operator, for Harrah’s Council Bluffs Casino. Harveys Iowa Management Company Inc. operates the facility pursuant to an operating agreement.

To comply with requirements of Iowa gaming laws, we have entered into a management agreement with Iowa West Racing Association, the licensee and nonprofit qualified sponsoring organization of Horseshoe Council Bluffs Casino at Bluffs Run Greyhound Park. This management agreement has been approved by the Iowa Racing and Gaming Commission.

The United Kingdom Gambling Act of 2005 which became effective in September 2007, replaced the Gaming Act 1968, and removed most of the restrictions on advertising. Though the 2005 Act controls marketing, advertising gambling is now controlled by the Advertising Standards Authority through a series of codes of practise. Known as the CAP codes, the codes offer guidance on the content of print, television and radio advertisements.

Indian Gaming

The terms and conditions of management contracts and the operation of casinos and all gaming on Indian land in the United States are subject to the Indian Gaming Regulatory Act of 1988, or IGRA, which is administered by the National Indian Gaming Commission, or NIGC, the gaming regulatory agencies of tribal governments, and Class III gaming compacts between the tribes for which we manage casinos and the states in which those casinos are located. IGRA established three separate classes of tribal gaming—Class I, Class II and Class III. Class I includes all traditional or social games solely for prizes of minimal value played by a tribe in connection with celebrations or ceremonies. Class II gaming includes games such as bingo, pulltabs, punchboards, instant bingo and non-banked card games, which means games in which a customer’s wins or losses are paid or received by another player, such as poker. Class III gaming includes casino-style gaming such as banked table games, which means games in which a customer’s wins or losses are paid or received by the casino instead of another player, like blackjack, craps and roulette, and gaming machines such as slots and video poker, as well as lotteries and pari-mutuel wagering, which means a betting system in which all bets of a particular type are placed together in a pool, the “house take” is removed, and payoff odds are calculated by sharing the pool among all winning bets. Harrah’s Ak-Chin Phoenix and Rincon provide Class III gaming and poker and bingo, which is Class II gaming. The Eastern Band Cherokee Casino currently provides only Class III gaming.

IGRA prohibits all forms of Class III gaming unless the tribe has entered into a written agreement or compact with the state that specifically authorizes the types of Class III gaming the tribe may offer. These compacts may address, among other things, the manner and extent to which each state will conduct background investigations and certify the suitability of the manager, its officers, directors, and key employees to conduct gaming on tribal lands. We have received our permanent certification from the Arizona Department of Gaming as management contractor for the Ak-Chin Indian Community’s casino, a Tribal-State Compact Gaming Resource Supplier Finding of Suitability from the California Gambling Control Commission in connection with management of the Rincon San Luiseno Band of Mission Indians casino, and have been licensed by the relevant tribal gaming authorities to manage the Ak-Chin Indian Community’s casino, the Eastern Band of Cherokee Indians’ casino and the Rincon San Luiseno Band of Mission Indians’ casino, respectively.

IGRA requires NIGC approval of management contracts for Class II and Class III gaming as well as the review of all agreements collateral to the management contracts. Management contracts which are not so approved are void. The NIGC will not approve a management contract if a director or a 10% stockholder of the management company:

•	is an elected member of the Native American tribal government which owns the facility purchasing or leasing the games;

•	has been or is convicted of a felony gaming offense;

•	has knowingly and willfully provided materially false information to the NIGC or the tribe;

•	has refused to respond to questions from the NIGC; or

•

is a person whose prior history, reputation and associations pose a threat to the public interest or to effective gaming regulation and control, or create or enhance the chance of unsuitable activities in gaming or the business and financial arrangements incidental thereto.

In addition, the NIGC will not approve a management contract if the management company or any of its agents have attempted to unduly influence any decision or process of tribal government relating to gaming, or if the management company has materially breached the terms of the management contract or the tribe’s gaming ordinance, or a trustee, exercising due diligence, would not approve such management contract. A management contract can be approved only after the NIGC determines that the contract provides, among other things, for:

•	adequate accounting procedures and verifiable financial reports, which must be furnished to the tribe;

•	tribal access to the daily operations of the gaming enterprise, including the right to verify daily gross revenues and income;

•	minimum guaranteed payments to the tribe, which must have priority over the retirement of development and construction costs;

•	a ceiling on the repayment of such development and construction costs; and

•

a contract term not exceeding five years and a management fee not exceeding 30% of net revenues (as determined by the NIGC); provided that the NIGC may approve up to a seven year term and a management fee not to exceed 40% of net revenues if NIGC is satisfied that the capital investment required, and the income projections for the particular gaming activity require the larger fee and longer term.

Management contracts can be modified or cancelled pursuant to an enforcement action taken by the NIGC based on a violation of the law or an issue affecting suitability.

Indian tribes are sovereign with their own governmental systems, which have primary regulatory authority over gaming on land within the tribes’ jurisdiction. Therefore, persons engaged in gaming activities, including us, are subject to the provisions of tribal ordinances and regulations on gaming. These ordinances are subject to review by the NIGC under certain standards established by IGRA. The NIGC may determine that some or all of the ordinances require amendment, and that additional requirements, including additional licensing requirements, may be imposed on us. The possession of valid licenses from the Ak-Chin Indian Community, the Eastern Band of Cherokee Indians and the Rincon San Luiseno Band of Mission Indians, are ongoing conditions of our agreements with these tribes.

Riverboat Casinos

In addition to all other regulations applicable to the gaming industry generally, some of our riverboat casinos are also subject to regulations applicable to vessels operating on navigable waterways, including regulations of the U.S. Coast Guard. These requirements set limits on the operation of the vessel, mandate that it must be operated by a minimum complement of licensed personnel, establish periodic inspections, including the physical inspection of the outside hull, and establish other mechanical and operational rules.

Racetracks

We manage a casino which operates in conjunction with a greyhound racetrack in Council Bluffs, Iowa. The casino operation and the greyhound racing operation are regulated by the same state agency and the casino operation is subject to the same regulatory structure established for all Iowa gaming facilities. We also own slot machines at a thoroughbred racetrack in Bossier City, Louisiana, and we own a combination harness racetrack and casino in southeastern Pennsylvania in which we, through various subsidiary entities, owns a 95% interest in the entity licensed by the Pennsylvania Gaming Control Board and the Pennsylvania Harness Racing Commission. Generally, our slot operations at the Iowa racetrack is regulated in the same manner as our other gaming operations in Iowa. In addition, regulations governing racetracks are typically administered separately from our other gaming operations (except in Iowa), with separate licenses and license fee structures. For example, racing regulations may limit the number of days on which races may be held. In Kentucky, we own and operate Bluegrass Downs, a harness racetrack located in Paducah, and hold a one-half interest in Turfway Park LLC, which is the owner of the Turfway Park thoroughbred racetrack in Boone County. Turfway Park LLC also owns a minority interest in Kentucky Downs LLC, which is the owner of the Kentucky Downs racetrack. These Kentucky racetracks are licensed and regulated by the Kentucky Horse Racing Commission and are subject to the same regulatory structure established for all Kentucky racing facilities. As of July 27, 2010, we also own and operate Thistledown Racetrack, a thoroughbred racetrack located in Cleveland, Ohio, which is regulated by the Ohio State Racing Commission and subject to the same regulatory structure established for all Ohio racing facilities.

Internet

One of our subsidiaries engages in lawful online internet gaming activity in the United Kingdom. This internet gaming is offered to residents of the United Kingdom by the third party operators pursuant to licenses issued to these operators by the Gibraltar Regulatory Authority. Gibraltar is a United Kingdom “white listed” jurisdiction which allows operators to legally advertise online gaming services in the United Kingdom. To date, the key gaming regulatory authorities governing online internet gaming are the Gibraltar Regulatory Authority, the Alderney Gambling Control Commission and the Isle of Man Gambling Supervision Commission. Italy and France recently legalized online internet gaming by private companies and, in June 2010, Denmark passed legislation legalizing online internet gaming.

MANAGEMENT

Executive Officers and Directors

The following table provides information regarding our executive officers and members of our board of directors as of February 1, 2012.(1)

Name	Age	Position(s)
Gary W. Loveman	51	Chairman of the Board, President, Chief Executive Officer and Director
Jonathan S. Halkyard	47	Executive Vice President and Chief Financial Officer
Timothy R. Donovan	56	Executive Vice President, General Counsel and Chief Regulatory and Compliance Officer
Thomas M. Jenkin	57	President of Operations
Janis L. Jones	62	Executive Vice President of Communications and Government Relations
John W. R. Payne	43	President of Enterprise Shared Services
Mary H. Thomas	45	Executive Vice President, Human Resources
Steven M. Tight	56	President, International Development
Jeffrey Benjamin	50	Director
David Bonderman	69	Director
Kelvin L. Davis	48	Director
Jeffrey T. Housenbold	42	Director
Karl Peterson	41	Director
Eric Press	46	Director
Marc Rowan	49	Director
Lynn C. Swann	59	Director
Christopher J. Williams	54	Director
David B. Sambur	31	Director
Jinlong Wang	54	Director

(1)	All appointments are subject to required regulatory approvals, where applicable.

Gary W. Loveman has been a Director since 2000; Chairman of the Board since January 1, 2005; Chief Executive Officer since January 2003; President since April 2001. He has over 13 years of experience in retail marketing and service management, and he previously served as an associate professor at the Harvard University Graduate School of Business. He holds a bachelors degree from Wesleyan University and a Ph.D. in Economics from the Massachusetts Institute of Technology. Mr. Loveman also serves as a director of Coach, Inc., a designer and marketer of high-quality handbags and women’s and men’s accessories, and FedEx Corporation, a world-wide provider of transportation, e-commerce and business services, each of which are traded on the New York Stock Exchange. Due to the foregoing experience and qualifications, Mr. Loveman was elected as a member of our Board and Chairman of the Board.

Jonathan S. Halkyard became our Chief Financial Officer in August 2006 and Executive Vice President in November 2011. He served as a Senior Vice President from July 2005 through November 2011. He served as Treasurer from November 2003 through July 2010. He served as a Vice President from November 2002 to July 2005, Assistant General Manager-Harrah’s Las Vegas from May 2002 to November 2002 and Vice President and Assistant General Manager-Harrah’s Lake Tahoe from September 2001 to May 2002. He also serves on the board of directors of Dave & Buster’s, Inc.

Timothy R. Donovan became our Executive Vice President in November 2011, General Counsel in April 2009 and our Chief Regulatory and Compliance Officer in January 2011. He served as a Senior Vice President from April 2009 to November 2011. Prior to joining us, Mr. Donovan served as Executive Vice President, General Counsel and Corporate Secretary of Republic Services, Inc. from December 2008 to March 2009 after a merger with Allied Waste Industries, Inc., where he served in the same capacities from April 2007 to December

2008. Mr. Donovan earlier served as Executive Vice President-Strategy & Business Development and General Counsel of Tenneco, Inc. from July 1999 to March 2007. He serves on the board of directors of John B. Sanfilippo & Son, Inc.

Thomas M. Jenkin became our President of Operations in November 2011. He served as the Western Division President from January 2004 through November 2011. He served as Senior Vice President-Southern Nevada from November 2002 to December 2003 and Senior Vice President and General Manager-Rio from July 2001 to November 2002.

Janis L. Jones became our Executive Vice President of Communications and Government Relations in November 2011. She served as our Senior Vice President of Communications and Government Relations from November 1999 to November 2011. Prior to joining Caesars, Ms. Jones served as Mayor of Las Vegas from 1991 to 1999.

John W. R. Payne became our President of Enterprise Shared Services in July 2011. He served as Central Division President from January 2007 through November 2011. Before becoming President of Enterprise Shared Services and Central Division President, Mr. Payne served as Atlantic City Regional President from January 2006 to December 2006, Gulf Coast Regional President from June 2005 to January 2006, Senior Vice President and General Manager-Harrah’s New Orleans from November 2002 to June 2005 and Senior Vice President and General Manager-Harrah’s Lake Charles from March 2000 to November 2002.

Mary H. Thomas became our Executive Vice President, Human Resources in November 2011. She served as our Senior Vice President, Human Resources from January 2006 to November 2011. Prior to joining us, Ms. Thomas served as Senior Vice President-Human Resources North America for Allied Domecq Spirits & Wines from October 2000 to December 2005.

Steven M. Tight became our President, International Development in July 2011. Prior to joining us, Mr. Tight served as Chief Executive Officer of Aquiva Development from August 2008 to August 2009 and Chief Executive Officer of Al Sharq Investment from December 2004 to July 2008. Mr. Tight earlier served as Senior Vice President of Development for the Walt Disney Company from June 1987 to April 2004.

Jeffrey Benjamin became a member of our Board in January 2008 upon consummation of the Acquisition. He has nearly 25 years of experience in the investment industry and has extensive experience serving on the boards of directors of other public and private companies, including Mandalay Resort Group, another gaming company. He has been senior advisor to Cyrus Capital Partners since June 2008 and serves as a consultant to Apollo Global Management, LLC, with respect to investments in the gaming industry. He was senior advisor to Apollo Global Management, LLC from 2002 to 2008. He holds a bachelors degree from Tufts University and a masters degree from the Massachusetts Institute of Technology Sloan School of Management. He has previously served on the boards of directors of Goodman Global Holdings, Inc., Dade Behring Holdings, Inc., Chiquita Brands International, Inc., McLeod USA, Mandalay Resort Group and Virgin Media Inc. Mr. Benjamin also currently serves on the boards of directors of Spectrum Group International, Inc., Exco Resources, Inc., ImOn Communications, the American Numismatic Society and Chemtura Corporation. Due to the foregoing experience and qualifications, Mr. Benjamin was elected as a member of our Board.

David Bonderman became a member of our Board in January 2008 upon consummation of the Acquisition. Mr. Bonderman is a TPG Founding Partner. Prior to forming TPG in 1993, Mr. Bonderman was Chief Operating Officer of the Robert M. Bass Group, Inc. (now doing business as Keystone Group, L.P.) in Fort Worth, Texas. He holds a bachelors degree from the University of Washington and a law degree from Harvard University. He has previously served on the boards of directors of Gemalto N.V., Burger King Holdings, Inc., Washington Mutual, Inc., IASIS Healthcare LLC and Univision Communications, Inc. Mr. Bonderman currently serves on the boards of directors of JSC VTB Bank, Energy Future Holdings Corp., General Motors Company, Armstrong World Industries, Inc., CoStar Group, Inc. and Ryanair Holdings PLC, of which he is Chairman. Due to the foregoing experience and qualifications, Mr. Bonderman was elected as a member of our Board.

Kelvin L. Davis became a member of our Board in January 2008 upon consummation of the Acquisition. Mr. Davis is a TPG Senior Partner and Head of TPG’s North American Buyouts Group, incorporating investments in all non-technology industry sectors. He also leads TPG’s Real Estate investing activities. Prior to joining TPG in 2000, Mr. Davis was President and Chief Operating Officer of Colony Capital, Inc., a private international real estate-related investment firm which he co-founded in 1991. He holds a bachelors degree from Stanford University and an M.B.A. from Harvard University. Mr. Davis currently serves on the boards of directors of Northwest Investments, LLC, (which is an affiliate of ST Residential), Taylor Morrison, Inc., Univision Communications, Inc., and Catellus Development Corporation. Due to the foregoing experience and qualifications, Mr. Davis was elected as a member of our Board.

Jeffrey T. Housenbold became a member of our Board in November 2011. Mr. Housenbold has served as the President and Chief Executive Officer and a director of Shutterfly, Inc. since January 2005. Prior to joining Shutterfly, Mr. Housenbold served as Vice President of Business Development and Internet Marketing at eBay Inc., an online marketplace for the sale of goods and services, from January 2002 to January 2005. Previously, he was the Vice President & General Manager, Business-to-Consumer Group at eBay from June 2001 to January 2002, and served as Vice President, Mergers & Acquisitions at eBay from March 2001 to June 2001. Mr. Housenbold holds Bachelor of Science degrees in Economics and Business Administration from Carnegie Mellon University and a Master of Business Administration degree from the Harvard Graduate School of Business Administration. Mr. Housenbold currently serves on the Board of Directors of Clover, a mobile payments company, Digital Chocolate, a publisher of social and mobile games and the Children’s Discovery Museum of San Jose. Due to the foregoing experience and qualifications, Mr. Housenbold was elected as a member of our Board.

Karl Peterson became a member of our Board in January 2008 upon consummation of the Acquisition. Mr. Peterson is a TPG Partner where he serves as the Head of Europe and leads TPG’s investments in travel & leisure and media & entertainment sectors. He rejoined TPG in 2004 after serving as President and Chief Executive Officer of Hotwire, Inc. Mr. Peterson led Hotwire, Inc. from inception through its sale to IAC/InterActiveCorp. Before his work at Hotwire, Inc., Mr. Peterson was a principal of TPG in San Francisco. He holds a bachelors degree from the University of Notre Dame and has previously served on the board of directors of Univision Communications, Inc. Mr. Peterson currently serves on the boards of directors of Norwegian Cruise Lines, Sabre Holdings Corporation, and Saxo Bank. Due to the foregoing experience and qualifications, Mr. Peterson was elected as a member of our Board.

Eric Press became a member of our Board in January 2008 upon consummation of the Acquisition. Mr. Press has been a Partner at Apollo Global Management, LLC since 2007 and has been a Partner with other Apollo entities since 1998. Mr. Press has significant experience in making and managing investments for Apollo. He has nearly 20 years of experience in financing, analyzing, investing in and/or advising public and private companies and their board of directors. He holds a bachelors degree in economics from Harvard University and a law degree from Yale University. He has previously served on the board of directors of the Rodeph Sholom School, Innkeepers USA Trust, Wyndham International, Quality Distribution, Inc., AEP Industries, and WMC Finance Corp. Mr. Press also serves on the boards of directors of Prestige Cruise Holdings, Inc., Noranda Aluminum, Affinion Group Holdings, Inc., Metals USA Holdings Corp., Verso Paper Corp., WMC Residco, Inc. Apollo Commercial Real Estate Finance, Inc., and Athene. Due to the foregoing experience and qualifications, Mr. Press was elected as a member of our Board.

Marc Rowan became a member of our Board in January 2008 upon consummation of the Acquisition. Mr. Rowan is a founding partner of Apollo Global Management, LLC. He has more than 25 years experience in financing, analyzing, investing in and/or advising public and private companies and their boards of directors. He holds a bachelors degree from the University of Pennsylvania and an M.B.A, from the Wharton School. currently serves on the boards of directors of the general partner of AP Alternative Assets, L.P., Apollo Global Management, LLC, Athene Re and Norwegian Cruise Lines. He has previously served on the boards of directors of AMC Entertainment, Inc., Culligan Water Technologies, Furniture Brands International, Mobile Satellite Ventures, National Cinemedia, Inc., National Financial Partners, Inc., New World Communications., Quality

Distribution, Inc., Samsonite Corporation, SkyTerra Communications, Inc., Unity Media SCA, The Vail Corporation, Cannondale Bicycle Corp., Riverdale Country School, Cablecom GmbH, Rare Medium, and Wyndham International, Inc. Mr. Rowan also serves on the boards of directors of the general partner of AAA Guernsey Limited, Athene Re, Countrywide plc, Youth Renewal Fund, National Jewish Outreach Program, Inc., Undergraduate Executive Board of the Wharton School, Rowan Family Foundation, Wharton Private Equity Partners and Norwegian Cruise Lines. Due to the foregoing experience and qualifications, Mr. Rowan was elected as a member of our Board.

Lynn C. Swann became a member of our Board in April 2008. Mr. Swann has served as president of Swann, Inc., a consulting firm specializing in marketing and communications since 1976. Mr. Swann was also a broadcaster for the American Broadcasting Company from 1976 to 2005. He holds a bachelors degree from the University of Southern California. Mr. Swann also serves on the boards of directors of Hershey Entertainment and Resorts Company, H. J. Heinz Company and Empower Software Solutions. Mr. Swann holds a Series 7 and Series 63 registration. Due to the foregoing experience and qualifications, Mr. Swann was elected as a member of our Board.

Christopher J. Williams became a member of our Board in April 2008. Mr. Williams has been Chairman of the Board and Chief Executive Officer of Williams Capital Group, L.P., an investment bank, since 1994, and Chairman of the Board and Chief Executive Officer of Williams Capital Management, LLC, an investment management firm, since 2002. He holds a bachelors degree from Howard University and an M.B.A. from the Dartmouth College Tuck School of Business. Mr. Williams was a director of Caesars from November 2003 to January 2008, and was a member of the Audit Committee. Mr. Williams also serves of the boards of directors for The Partnership for New York City, the National Association of Securities Professionals, and Wal-Mart Stores, Inc. Due to the foregoing experience and qualifications, Mr. Williams was elected as a member of our Board.

David B. Sambur became a member of our Board in November 2010. Mr. Sambur joined Apollo in 2004. Mr. Sambur has experience in financing, analyzing, investing in and/or advising public and private companies and their board of directors. Prior to joining Apollo, Mr. Sambur was a member of the Leveraged Finance Group of Salomon Smith Barney Inc. Mr. Sambur also serves on the board of directors of Verso Paper Corp., Momentive Performance Materials Inc. and Momentive Specialty Chemical, Inc. Mr. Sambur graduated summa cum laude and Phi Beta Kappa from Emory University with a BA in Economics. Due to the foregoing experience and qualifications, Mr. Sambur was elected as a member of our Board.

Jinlong Wang became a member of our Board in November 2010. Mr. Wang is currently Senior Vice President of Starbucks Coffee Company and President of Starbucks Asia Pacific region. Prior to his current role from July 2009 to June 2011, Mr. Wang served as Chairman and acting President of Starbucks Greater China; Senior Vice President—Business Development of Starbucks Coffee International Company Limited. From October 2005 to June 2009, Mr. Wang served as Senior Vice President of Starbucks Corporation and President of Starbucks Greater China during which time he was responsible for overseeing all facets of Starbucks activities in the Greater China market including vision and strategy, business development and operations, etc. From January 2003 to August 2005, Mr. Wang served as Vice Chairman and President of Shanghai Buddies CVS Co. Ltd., or Buddies, during which time he and his team created the 2nd generation of the Chinese convenience store. Prior to his time at Buddies from May 1992 to December 2000, Mr. Wang held various positions for different divisions of Starbucks corporation, including Vice President—International Business Development, and Vice President and Director of Starbucks Law and Corporate Affairs department. Before joining Starbucks, Mr. Wang was an attorney at Preston Gates & Ellis LLP and Milbank, Tweed, Hadley & McCloy LLP. Mr. Wang also serves as director, chairman and legal representative at various Starbucks entities including Starbucks holding and investment companies, joint venture companies, etc. in Starbucks Greater China region and Starbucks Asia Pacific region. Due to the foregoing experience and qualifications, Mr. Wang was elected as a member of our Board.

Code of Ethics

Since 2003, we have had a Code of Business Conduct and Ethics, or the Code, that applies to our Chairman, Chief Executive Officer and President, Chief Operating Officer, Chief Financial Officer and Chief Accounting Officer and is intended to qualify as a “code of ethics” as defined by rules of the Securities and Exchange Commission. This Code is designed to deter wrongdoing and to promote:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	full, fair, accurate, timely, and understandable disclosure in reports and documents that we file with, or submit to, the SEC and in other public communications made by us;

•	compliance with applicable governmental laws, rules and regulations;

•	prompt internal reporting to an appropriate person or persons identified in the Code of violations of the Code; and

•	accountability for adherence to the Code.

Following the consummation of the IPO, this Code will be available on our website at www.caesars.com under “Investor Relations—Corporate Governance.”

Statement of Business Principles and Policies

Upon consummation of the IPO, our Board will adopt a Statement of Business Principles and Policies that will apply to all of our directors, officers and employees and is intended to comply with the Nasdaq listing requirement for a code of conduct. The statement contains general guidelines for conducting the business of the company consistent with the highest standards of business ethics. Waivers of the policies set forth in the statement will be granted on a case-by-case basis and only in extraordinary circumstances. Any waivers of the policies for directors or executive officers may be made only by our Board and will be promptly disclosed to the public. Following the consummation of the IPO, the Statement of Business Principles and Policies will be available on our website at www.caesars.com under “Investor Relations—Corporate Governance.”

Staggered Board

Upon the effectiveness of the registration statement that this prospectus forms a part, pursuant to our certificate of incorporation, our Board will be divided into three classes. The members of each class will serve for a staggered, three-year term. Upon the expiration of the term of a class of directors, directors in that class will be elected for three-year terms at the annual meeting of stockholders in the year in which their term expires. The classes will be composed as follows:

•	Jeffrey Benjamin, Jeffrey T. Housenbold, Lynn C. Swann and Jinlong Wang will be Class I directors, whose terms will expire at the fiscal 2013 annual meeting of stockholders;

•	Kelvin L. Davis, Karl Peterson, Eric Press and David Sambur will be Class II directors, whose terms will expire at the fiscal 2014 annual meeting of stockholders; and

•	David Bonderman, Gary W. Loveman, Marc Rowan and Christopher J. Williams will be Class III directors, whose terms will expire at the fiscal 2015 annual meeting of stockholders.

Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of our directors. This classification of our board of directors may have the effect of delaying or preventing changes in control of our company.

Committees of Our Board of Directors

Board Committees

Upon consummation of the IPO, our Board will have six standing committees: an audit committee, a human resources committee, a nominating and corporate governance committee, a finance committee, an executive committee and a 162(m) plan committee. The charters for each of these committees will be available on our website at www.caesars.com under “Investor Relations—Corporate Governance” upon consummation of the IPO. Following the commencement of trading of our common stock on Nasdaq, we intend to avail ourselves of the “controlled company” exception under the Nasdaq rules which exempts us from certain requirements, including the requirements that we have a majority of independent directors on our Board and that we have compensation and nominating and corporate governance committees composed entirely of independent directors. We will, however, remain subject to the requirement that we have an audit committee composed entirely of independent members.

If at any time we cease to be a “controlled company” under the Nasdaq Rules, the board of directors will take all action necessary to comply with the applicable Nasdaq Rules, including appointing a majority of independent directors to our Board and establishing certain committees composed entirely of independent directors, subject to a permitted “phase-in” period.

Audit Committee

Following the commencement of trading of our common stock on Nasdaq, our audit committee will consist of Messrs. Christopher J. Williams, as chairperson, Jinlong Wang and Jeffrey T. Housenbold. Our Board has determined that Mr. Williams qualifies as an “audit committee financial expert” as such term is defined in Item 407(d)(5) of Regulation S-K and that Messrs. Williams, Wang and Housenbold are independent as independence is defined in Rule 10A-3 of the Exchange Act and under the Nasdaq listing standards. The purpose of the audit committee is to oversee our accounting and financial reporting processes and the audits of our financial statements, provide an avenue of communication among our independent auditors, management, our internal auditors and our Board, and prepare the audit-related report required by the SEC to be included in our annual proxy statement or annual report on Form 10-K.

The principal duties and responsibilities of our audit committee are to oversee and monitor the following:

•	preparation of annual audit committee report to be included in our annual proxy statement;

•	our financial reporting process and internal control system;

•	the integrity of our financial statements;

•	the independence, qualifications and performance of our independent auditor;

•	the performance of our internal audit function; and

•	our compliance with legal, ethical and regulatory matters.

The audit committee will have the power to investigate any matter brought to its attention within the scope of its duties. It will also have the authority to retain counsel and advisors to fulfill its responsibilities and duties.

Human Resources Committee

Following the consummation of the IPO, our human resources committee, which we also refer to as the HRC, which serves as our compensation committee, will consist of Messrs. Marc Rowan, Kelvin L. Davis and Lynn C. Swann. The principal duties and responsibilities of the HRC will be as follows:

•

to review, evaluate and make recommendations to the full Board regarding our compensation policies and establish performance-based incentives that support our long-term goals, objectives and interests;

•	to review and approve the compensation of our chief executive officer and all other executive officers;

•	to establish and administer our incentive compensation plans and equity-based compensation plans;

•	to review and recommend to the Board the compensation and reimbursement policies for non-employee members of the Board;

•	to review our compensation arrangements to determine whether they encourage excessive risk taking;

•	to provide oversight concerning selection of officers, management succession planning, expense accounts, indemnification and insurance matters, and separation packages; and

•	to prepare an annual report on compensation, provide regular reports to the board, and take such other actions as are necessary and consistent with the governing law and our organizational documents.

We intend to avail ourselves of the “controlled company” exception under the Nasdaq rules which exempts us from the requirement that we have a compensation committee composed entirely of independent directors.

For a description of the process and procedures to be used by the HRC in making its decisions, please see “—Compensation Discussion and Analysis.”

162(m) Plan Committee

Upon consummation of the IPO, our 162(m) plan committee will consist of Messrs. Lynn C. Swann and Christopher J. Williams. The 162(m) plan committee reviews and approves compensation that is intended to qualify as “performance based compensation” under Section 162(m) of the Internal Revenue Code. For more information about our 162(m) plan committee, please see “—Compensation Discussion and Analysis.”

Nominating and Corporate Governance Committee

Prior to consummation of the IPO, our Board will establish a nominating and corporate governance committee. We expect that the members of the nominating and corporate governance committee will be Messrs. Karl Peterson and David B. Sambur, who will be appointed to the committee promptly following the IPO. The principal duties and responsibilities of the nominating and corporate governance committee will be as follows:

•	to establish criteria for board and committee membership and recommend to our Board proposed nominees for election to the Board and for membership on committees of our Board;

•	to make recommendations regarding proposals submitted by our stockholders; and

•	to make recommendations to our Board regarding board governance matters and practices.

We intend to avail ourselves of the “controlled company” exception under the Nasdaq rules which exempts us from the requirement that we have a nominating and corporate governance committee composed entirely of independent directors.

Finance Committee

Upon consummation of the IPO, our finance committee will consist of Messrs. Karl Peterson, and Marc Rowan. The finance committee has been delegated oversight of our financial matters, primarily relating to indebtedness and financing transactions.

Executive Committee

Upon consummation of the IPO, our executive committee will consist of Messrs. Gary W. Loveman, as chairperson, Kelvin L. Davis and Marc Rowan. The executive committee has all the powers of our Board in the management of our business and affairs, including without limitation, the establishment of additional committees or subcommittees of our Board and the delegation of authority to such committees and subcommittees, and may act on behalf of our Board to the fullest extent permitted under Delaware law and our organizational documents. The executive committee serves at the pleasure of our Board and may act by a majority of its members, provided that at least one member designated by Apollo Members and one member designated by TPG Members must approve any action of the executive committee. This committee and any requirements or voting mechanics or participants may continue or be changed once Apollo and TPG no longer own a controlling interest in us.

Executive Compensation

Compensation Discussion and Analysis

Corporate Governance

Our Human Resources Committee. The HRC serves as our compensation committee with the specific purpose of designing, approving, and evaluating the administration of our compensation plans, policies, and programs. The HRC’s role is to ensure that compensation programs are designed to encourage high performance, promote accountability and align employee interests with the interests of our stockholders. The HRC is also charged with reviewing and approving the compensation of the Chief Executive Officer and our other senior executives, including all of the named executive officers. The HRC operates under our Human Resources Committee Charter. The HRC Charter was last updated on April 15, 2008 and will be updated upon consummation of the IPO, and it is reviewed no less than once per year with any recommended changes presented to our Board for approval.

The HRC currently consists of Messrs. Kelvin L. Davis, Marc Rowan and Lynn C. Swann. The qualifications of the HRC members stem from roles as corporate leaders, private investors, and board members of several large corporations. Their knowledge, intelligence, and experience in company operations, financial analytics, business operations, and understanding of human capital management enables the members to carry out the objectives of the HRC.

In fulfilling its responsibilities, the HRC is entitled to delegate any or all of its responsibilities to a subcommittee of the HRC or to specified executives of Caesars, except that it may not delegate its responsibilities for any matters where it has determined such compensation is intended to comply with the exemptions under Section 16(b) of the Securities Exchange Act of 1934.

In February 2009, our Board formed the 162(m) Plan Committee comprised of two members: Lynn C. Swann and Christopher J. Williams. The purpose of the 162(m) Plan Committee is to administer the Harrah’s Entertainment, Inc. 2009 Senior Executive Incentive Plan.

HRC Consultant Relationships. The HRC has the authority to engage services of independent legal counsel, consultants and subject matter experts in order to analyze, review, recommend and approve actions with regard to Board compensation, executive officer compensation, or general compensation and plan provisions. We provide for appropriate funding for any such services commissioned by the HRC. These consultants are used by the HRC for purposes of executive compensation review, analysis, and recommendations. The HRC has engaged and expects to continue to engage external consultants for the purposes of determining Chief Executive Officer and other senior executive compensation. However, with respect to 2011 compensation, the HRC did not engage any consultants. Rather, consultants were engaged by our Human Resources executives, and these consultants helped formulate information that was then provided to the HRC. See “Role of outside consultants in establishing compensation” below.

2011 HRC Activity

During five meetings in 2011, as delineated in the Human Resources Committee Charter and as outlined below, the HRC performed various tasks in accordance with their assigned duties and responsibilities, including:

•	Chief Executive Officer Compensation: reviewed and approved corporate goals and objectives relating to the compensation of the Chief Executive Officer, evaluated the performance of the Chief Executive

Officer in light of these approved corporate goals and objectives and relative to peer group, evaluated and awarded the equity compensation, annual bonus and bonus under the Project Renewal Incentive Plan of the Chief Executive Officer based on such evaluation.

•

Other Senior Executive Compensation: set base compensation, annual bonus (other than those executives that receive bonuses under the 2009 Senior Executive Incentive Plan), awarded bonuses under the Project Renewal Incentive Plan and equity compensation for all senior executives, which included an analysis relative to our competition peer group.

•

Executive Compensation Plans: reviewed status of various executive compensation plans, programs, and incentives, including the Annual Management Bonus Plan, our various deferred compensation plans, the Revenue Growth Incentive Plan and our various equity plans, and implemented a new bonus plan, the Project Renewal Incentive Plan.

Role of Human Resources Committee. The HRC has sole authority in setting the material compensation of our senior executives, including base pay, incentive pay (other than those executives that receive bonuses under the 2009 Senior Executive Incentive Plan) and equity awards. The HRC receives information and input from our senior executives and outside consultants (as described below) to help establish these material compensation determinations, but the HRC is the final arbiter on these decisions.

Role of Company executives in establishing compensation. When determining the pay levels for the Chief Executive Officer and our other senior executives, the HRC solicits advice and counsel from internal as well as external resources. Internal company resources include the Chief Executive Officer, Executive Vice President of Human Resources and Vice President of Compensation, Benefits and Human Resource Systems and Services. The Executive Vice President of Human Resources is responsible for developing and implementing our business plans and strategies for all company-wide human resource functions, as well as day-to-day human resources operations. The Vice President of Compensation, Benefits and Human Resource Systems and Services is responsible for the design, execution, and daily administration of our compensation, benefits, and human resources shared-services operations. Both of these Human Resources executives attend the HRC meetings, at the request of the HRC, and act as a source of informational resources and serve in an advisory capacity. The Corporate Secretary is also in attendance at each of the HRC meetings and oversees the legal aspects of our executive compensation and benefit plans, updates the HRC regarding changes in laws and regulations affecting our compensation policies, and records the minutes of each HRC meeting. The Chief Executive Officer also attends HRC meetings.

In 2011, the HRC communicated directly with the Chief Executive Officer and top Human Resources executives in order to obtain external market data, industry data, internal pay information, individual and our performance results, and updates on regulatory issues. The HRC also delegated specific tasks to the Human Resources executives in order to facilitate the decision making process and to assist in the finalization of meeting agendas, documentation, and compensation data for HRC review and approval.

The Chief Executive Officer annually reviews the performance of our senior executives and, based on these reviews, recommends to the HRC compensation for all senior executives, other than his own compensation. The HRC, however, has the discretion to modify the recommendations and makes the final decisions regarding material compensation to senior executives, including base pay, incentive pay (other than those executives that receive bonuses under the 2009 Senior Executive Incentive Plan), and equity awards.

Role of outside consultants in establishing compensation. Our internal Human Resources executives regularly engage outside consultants to provide advice related to our compensation policies. Standing consulting relationships are held with several global consulting firms specializing in executive compensation, human capital management, and board of director pay practices. During 2011, the services performed by consultants that resulted in information provided to the HRC are set forth below:

1. Towers Watson provided us with advice regarding our equity compensation plan and other long term incentives on managing our Long Term Incentive (LTI) program. Towers Watson also provided advice in methods of executing a re-pricing of our outstanding equity options. Towers Watson also provided external benchmarking data to compare against current compensation policies.

2. Aon Hewitt provided us with advice regarding our equity compensation plan and provided external benchmarking data to compare against our current equity compensation practices.

3. Mercer Human Resources Consulting was retained by the Savings & Retirement Plan (401k) and Executive Deferred Compensation Plan Investment Committees to advise these Committees on investment management performance, monitoring, investment policy development, and investment manager searches. Mercer also provides plan design, compliance, and operational consulting for our qualified defined contribution plan and non-qualified deferred compensation plans.

The consultants provided the information described above to our Human Resources executives to help formulate information that is then provided to the HRC. The consultants did not interact with each other in 2011, as they each work on discrete areas of compensation. We engaged Mercer Human Resources Consulting to perform consulting services for us regarding our 401(k) Plan and our Executive Deferred Compensation Plans. The fees for these services for 2011 were $506,873 for the 401(k) Plan and $111,210 for the Executive Deferred Compensation Plans.

Objectives of Compensation Programs

Our executive compensation program is designed to achieve the following objectives:

•	Align our rewards strategy with our business objectives, including enhancing stockholder value and customer satisfaction;

•	Support a culture of strong performance by rewarding employees for results;

•	Attract, retain and motivate talented and experienced executives; and

•	Foster a shared commitment among our senior executives by aligning our and their individual goals.

These objectives are ever present and are at the forefront of our compensation philosophy and all compensation design decisions.

Compensation Philosophy

Our compensation philosophy provides the foundation upon which all of our compensation programs are built. Our goal is to compensate our executives with a program that rewards loyalty, results-driven individual performance, and dedication to the organization’s overall success. These principles define our compensation philosophy and are used to align our compensation programs with our business objectives. Further, the HRC specifically outlines in its charter the following duties and responsibilities in shaping and maintaining our compensation philosophy:

•	Assess whether the components of executive compensation support our culture and business goals;

•	Consider the impact of executive compensation programs on stockholders;

•	Consider issues and approve policies regarding qualifying compensation for executives for tax deductibility purposes;

•	Approve the appropriate balance of fixed and variable compensation; and

•	Approve the appropriate role of performance based and retention based compensation.

Our executive compensation programs are structured to reward our executives for their contributions in achieving our mission of providing outstanding customer service and attaining strong financial results, as discussed in more detail below. Our executive compensation policy is designed to attract and retain high caliber executives and motivate them to superior performance for the benefit of our stockholders.

Various company policies are in place to shape our executive pay plans, including:

•	Salaries are linked to competitive factors, internal equity, and can be increased as a result of successful job performance;

•	Our annual bonus programs are competitively based and provide incentive compensation based on our financial performance and customer service scores;

•	Long-term incentives are tied to enhancing stockholder value and to our financial performance; and

•	Qualifying compensation paid to senior executives is designed to maximize tax deductibility, where possible.

The executive compensation practices are intended to compensate executives primarily on performance, with a large portion of potential compensation at risk. In the past, the HRC has set senior executive compensation with two driving principles in mind: (1) delivering financial results to our stockholders and (2) ensuring that our customers receive a great experience when visiting our properties. To that end, historically the HRC has set our senior executive compensation so that at least 50% of our senior executives’ total compensation is at risk based on these objectives.

In 2008, as a result of the Acquisition and there being no public market for our common stock, the HRC deviated from our long-term compensation philosophy by awarding a “megagrant” equity award in lieu of annual equity grants that we had historically awarded like many other public companies. However, the HRC continues to review our equity awards, and has subsequently re-priced existing grants and awarded supplemental equity grants to select senior executives in 2010 and 2011, as more fully described below.

Compensation Program Design

The executive compensation program is designed with our executive compensation objectives in mind and is comprised of fixed and variable pay plans, cash and non-cash plans, and short and long-term payment structures in order to recognize and reward executives for their contributions to our Company today and in the future.

The table below reflects our short-term and long-term executive compensation programs during 2011:

Short-term	Long-term
Fixed and Variable Pay	Variable Pay
Base Salary	Equity Awards
Annual Management Bonus Plan	Executive Supplemental Savings Plan II
2009 Senior Executive Incentive Plan	Revenue Growth Incentive Plan
Cross Market Bonus Plan	Project Renewal Incentive Plan
Customer Service Jackpot Plan
Corporate Expense Jackpot Plan

The variable compensation to be paid to each of our NEOs for 2011 includes annual bonuses under the Annual Management Bonus Plan, for Messrs. Jenkin and Payne, and under the Senior Executive Incentive Plan for Messrs. Loveman and Halkyard and Ms. Thomas. Determination of performance against the goals of the Annual Management Bonus Plan for Messrs. Jenkin and Payne is at the discretion of the HRC, with input from the Chief Executive Officer. Determination of performance against the goals for the Senior Executive Incentive Plan for Messrs. Loveman and Halkyard and Ms. Thomas is at the discretion of the 162(m) Committee, with input from Mr. Loveman for Mr. Halkyard and Ms. Thomas. Determination of 2011 payouts under the Annual Management Bonus Plan and the Senior Executive Incentive Plan are expected to be made by the respective committees in February 2012.

Our variable compensation program also consists of the Revenue Growth Incentive Plan (RGIP), the Project Renewal Incentive Plan (PRIP), the Cross Market Bonus Plan, the Customer Service Jackpot Plan and the Corporate Expense Jackpot Plan. The goals of these plans are discussed in more detail below. No compensation is due under the RGIP until 2013. Partial payout of the PRIP occurred in 2011 and was paid to our NEOs. See “— Summary Compensation Table.” Payout information for the PRIP in 2011 is summarized below, and individual performance was taken into account in determining the size of the payout, though the payout amounts followed a formula in almost all instances.

In addition, variable compensation also consists of our equity award grants, which consist of stock option grants. During 2011, we granted stock options to our NEOs. The number of stock options granted to our NEOs in 2011 was intended to supplement the value of the 2008 “mega-grants”, and also to provide additional future value with a goal of strengthening employee retention. Individual performance was taken into account in determining participation and grant size.

We periodically assess and evaluate the internal and external competitiveness for all components of our executive compensation program. Internally, we look at critical and key positions that are directly linked to our profitability and viability. We review our compensation structure to determine whether the appropriate hierarchy of jobs is in place with appropriate ratios of Chief Executive Officer compensation to other senior executive compensation. We believe the appropriate ratio of Chief Executive Officer compensation compared to other senior executives ranges from 1.67:1 on the low end to 6:1 on the high end. These ratios are merely a reference point for the HRC in setting the compensation of our Chief Executive Officer, and were set after reviewing the job responsibilities of our Chief Executive Officer versus other senior executives and market practice. Internal equity is based on both quantitative and qualitative job evaluation methods, including span of control, required skills and abilities, long-term career growth opportunities as well as relevant comparative financial and non-financial job metrics. Externally, benchmarks are used to provide guidance and to improve our ability to attract, retain, and recruit talented senior executives. Due to the highly competitive nature of the gaming industry, as well as the competitiveness across industries for talented senior executives, it is important for our compensation programs to provide us the ability to internally develop executive talent, as well as recruit highly qualified senior executives.

The overall design of the executive compensation program and the elements thereof is a culmination of years of development and compensation plan design adjustments. Each year the plans are reviewed for effectiveness, competitiveness, and legislative compliance. The current plans have been put into place with the approval of the HRC and in support of the principles of the compensation philosophy and objectives of our pay practices and policies.

In 2009, our Human Resources department conducted a review of compensation practices of competitors in the gaming industry and our Human Resources department continued to review and update the analysis in 2010 and 2011. The review covered a range of senior roles and competitive practices. As a result of this review, the HRC believes that the current compensation program adequately compensates and provides incentive to our executives. The companies comprising our peer group for the 2009 review and 2010-2011 update were:

•	Ameristar Casinos, Inc.

•	Boyd Gaming Corporation

•	Isle of Capri Casinos

•	Las Vegas Sands Corp.

•	MGM Resorts International

•	Penn National Gaming, Inc.

•	Station Casinos, Inc.

•	Trump Entertainment Resorts

•	Wynn Resorts, Limited

In 2011, we engaged Aon Hewitt to provide a review of equity compensation practices. The review covered practices at a broad range of 30 US companies of comparable size and geographic scope to the US and was not limited to peers in the gaming industry. The study included the following companies:

•	Marriott International, Inc.

•	Starwood Hotels and Resorts Worldwide, Inc.

•	Wyndham Hotels and Resorts

•	McDonald’s Corporation

•	Darden Restaurants, Inc.

•	Yum! Brands, Inc.

•	CVS Caremark Corporation

•	The Kroger Co.

•	Home Depot

•	Target Corporation

•	Walgreen Co.

•	Lowe’s Companies, Inc.

•	SuperValu Inc.

•	Staples Inc.

•	Macy’s

•	The TJX Companies, Incorporated

•	J.C. Penney Company, Inc.

•	The Gap, Inc.

•	Genuine Parts Company

•	Starbucks Corporation

•	Nordstrom, Inc.

•	VF Corporation

•	OfficeMax

•	Ross Stores, Inc.

•	AutoZone

•	The Pantry, Inc.

•	PetSmart, Inc.

•	TravelCenters of America

•	RadioShack Corporation

•	Williams-Sonoma, Inc.

Impact of Performance on Compensation

The impact of individual performance on compensation is reflected in base pay merit increases, setting the annual bonus plan payout percentages as compared to base pay, and the amount of equity awards granted. The impact of our financial performance and customer satisfaction is reflected in the calculation of the annual bonus payment and the intrinsic value of equity awards. Supporting a performance-based culture and providing compensation that is directly linked to outstanding individual and overall financial results is at the core of our compensation philosophy and human capital management strategy.

For senior executives, the most significant compensation plans that are directly affected by the attainment of performance goals are our Annual Management Bonus Plan and Senior Executive Incentive Plan. The bonus plan performance criteria, target percentages, and plan awards under our Annual Management Bonus Plan for the bonus payments for fiscal 2011 (to be paid in 2012) were set in February 2011; however, the HRC continued its past practice of periodically reviewing performance criteria against plan. The bonus plan performance criteria, target percentages, and plan awards under the Senior Executive Incentive Plan were set in February 2011. The financial measurements used to determine the bonus under our Annual Management Bonus Plan are Adjusted EBITDA and corporate expense (prior to allocation to our properties). The non-financial measurement used to determine plan payments is customer satisfaction. The financial measure for the Senior Executive Incentive Plan is EBITDA, as more fully described below.

Based on performance goals set by the HRC each year, there are minimum requirements that must be met in order for a bonus plan payment to be provided under the Annual Management Bonus Plan. Just as bonus payments are increased as performance goals are exceeded, results falling short of goals reduce or eliminate bonus payments. In order for participants in our Annual Management Bonus Plan to receive a bonus, a minimum attainment of 90% of financial and customer satisfaction scores approved by the HRC must be met.

Elements of Compensation

Elements of Active Employment Compensation and Benefits

The total direct compensation mix for each named executive officer, or NEO, varies. For our Chief Executive Officer and other NEOs, the percentage allocation for base salary and annual bonuses are not available until such annual bonuses are awarded for fiscal 2011. Each compensation element is considered individually and as a component within the total compensation package. In reviewing each element of our senior executives’ compensation, the HRC reviews peer data, internal and external benchmarks, our performance over the past 12 months (as compared to our internal plan as well as compared to other gaming companies) and the executive’s individual performance. Prior compensation and wealth accumulation is considered when making decisions regarding current and future compensation; however, it has not been a decision point used to cap a particular compensation element.

Peer Group

We and the HRC review the compensation of our NEOs against its peer groups. The table below shows the amounts paid for our NEOs in 2011 (except for Non-Equity Incentive Plan Compensation column, which is 2010 data, as complete 2011 data is currently unavailable) and the Peer Group Median for each category of compensation, as measured in 2010, the latest data available for the peer group.

	Base Salary		Option Awards		Non-Equity Incentive Plan Compensation		All Other Compensation
	Paid($)	Peer Group Median($)	Paid($)	Peer Group Median($)	Paid($)	Peer Group Median($)	Paid($)	Peer Group Median($)
Gary W. Loveman,	1,900,000	1,100,000	13,428,357	1,732,605	2,700,000	2,482,506	1,174,840	333,487
President and Chief Executive Officer

Jonathan S. Halkyard,	700,000	629,808	663,900	247,515	336,000	356,250	24,403	32,427
Executive Vice President and Chief Financial Officer

Thomas M. Jenkin,	1,200,000	1,026,892	1,487,311	654,173	500,000	523,725	32,046	95,949
President of Operations

John W. R. Payne,	1,063,077	1,026,892	1,267,120	654,173	825,000	523,725	36,086	95,949
President of Enterprise Shared Services

Mary H. Thomas,	509,615	392,097	756,992	253,025	235,000	497,963	15,826	—	(1)
Executive Vice President, Human Resources

(1)	Data not available.

Mr. Loveman’s base salary is above the median and is a reflection of our position as one of the world’s largest gaming companies. Additionally, several of Mr. Loveman’s peers are significant shareholders of their respective companies and, therefore, choose to receive a reduced base salary; this does not apply to Mr. Loveman. With respect to options awarded, we awarded one-time “mega-grants” in 2008 following the Acquisition. These grants were intended as a five year equivalent grant value, as opposed to our prior practice of annual option grants. In 2011, we supplemented these grants, as more fully described above. Also in 2011, options were amended as described in “2011 Amendments to Equity Plan and Supplemental Grants—Stock Option Re-Pricing” below, to reduce the exercise price of the outstanding 1.5X performance-based options to $20.09 per share and of outstanding time-based options to $20.09, with the reduced exercise price of the time-based options being phased in between a four to six year period, depending on the grant date and the price. The Option Awards figures in the above table reflect these two events. With respect to non-equity incentive plan compensation, our 2009 Senior Executive Incentive Plan is a discretionary program based on our financial performance. Bonus amounts are determined at the sole discretion of the HRC. With respect to all other compensation, costs above peer group median are related to the costs of Mr. Loveman’s personal security, aircraft usage and hotel lodging expense while in Las Vegas. See Note 5 of “—Summary Compensation Table.”

Messrs. Halkyard’s, Jenkin’s and Payne’s and Ms. Thomas’ base salaries are in line with their peer group median, but where above is a reflection of our position as one of the world’s largest gaming companies. With respect to options awarded, we awarded one-time “mega-grants” in 2008 following the Acquisition. These grants were intended as a five year equivalent grant value, as opposed to our prior practice of annual option grants. In 2011, we supplemented these grants. Also in 2011, options were amended as described in “2011 Amendments to Equity Plan and Supplemental Grants—Stock Option Re-Pricing” below, to reduce the exercise price of the outstanding 1.5X performance-based options to $20.09 per share and of outstanding time-based options to $20.09, with the reduced exercise price of the time-based options being phased in between a four to six year period, depending on the grant date and the price. The Option Awards figures in the above table reflect these two events. With respect to non-equity incentive plan compensation, our 2009 Senior Executive Incentive Plan (for Mr. Halkyard and Ms. Thomas) is a discretionary program based on our financial performance, and the Annual Management Bonus Plan (for Messrs. Jenkin and Payne) is a discretionary program based on our financial performance, corporate expenses and customer service improvement. Bonus amounts are determined at the sole discretion of the HRC, with input from the Chief Executive Officer.

Base Salary

Salaries are reviewed each year and increases, if any, are based primarily on an executive’s accomplishment of various performance objectives and salaries of executives holding similar positions within the peer group, or within our company. Adjustments in base salary may be attributed to one of the following:

•

Merit: increases in base salary as a reward for meeting or exceeding objectives during a review period. The size of the increase is directly tied to pre-defined and weighted objectives (qualitative and quantitative) set forth at the onset of the review period. The greater the achievement in comparison to the goals, generally, the greater the increase.

•	Market: increases in base salary as a result of a competitive market analysis, or in coordination with a long term plan to pay a position at a more competitive level.

•	Promotional: increases in base salary as a result of increased responsibilities associated with a change in position.

•	Additional Responsibilities: increases in base salary as a result of additional duties, responsibilities, or organizational change. A promotion may be, but is not necessarily, involved.

•	Retention: increases in base salary as a result of a senior executive’s being recruited by or offered a position by another employer.

All of the above reasons for base salary adjustments for senior executives must be approved by the HRC and are not guaranteed as a matter of practice or in policy.

Our Chief Executive Officer did not receive an increase in base salary in 2011 due to the general economic environment. In February 2009, we implemented a 5% reduction in base salary for management employees, including the NEOs. Effective January 1, 2010, the 5% base salary reduction was revoked for management employees, with the exception of members of senior management, including the NEOs. In July 2010, the HRC retracted the 5% salary reduction in place for members of our senior management, including the NEOs, with the exception of our Chief Executive Officer. In 2011, the HRC approved increases for Mr. Payne for taking on additional responsibilities and for Ms. Thomas as a merit increase.

2009 Senior Executive Incentive Plan

In December 2008, the Harrah’s Entertainment, Inc. 2009 Senior Executive Incentive Plan was approved by the HRC and our sole voting stockholder, to be effective January 1, 2009. The awards granted pursuant to the Senior Executive Incentive Plan are intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended. Eligibility to participate in the Senior Executive Incentive Plan is limited to senior executives of Caesars and its subsidiaries who are or at some future date may be, subject to Section 16 of the Securities Exchange Act of 1934, as amended. The 162(m) Plan Committee selected the Senior Executive Incentive Plan participants for 2011 in February 2011. In February 2011, the Senior Executive Incentive Plan’s performance goals are based upon our EBITDA. The 162(m) Plan Committee set the bonus target for each participant of the Senior Executive Incentive Plan at 0.5% of the Company’s EBITDA for 2011. Subject to the foregoing and to the maximum award limitations, no awards will be paid for any period unless we achieve positive EBITDA.

Messrs. Loveman and Halkyard, Ms. Thomas and certain other executive officers participated in the Senior Executive Incentive Plan for the year 2011. As noted above, the 162(m) Plan Committee has authority to reduce bonuses earned under the Senior Executive Incentive Plan and also has authority to approve bonuses outside of the Senior Executive Incentive Plan to reward executives for special personal achievement.

It has been the 162(m) Plan Committee’s practice to decrease the bonus target of 0.5% of EBITDA by reference to the achieved performance goals and bonus formulas used under the Annual Management Bonus Plan discussed below.

Bonuses for Messrs. Loveman and Halkyard and Ms. Thomas are expected to be set by the 162(m) Plan Committee at their meeting in February 2012.

Annual Management Bonus Plan

The Annual Management Bonus Plan (the “Bonus Plan”) provides the opportunity for our senior executives and other participants to earn an annual bonus payment based on meeting corporate financial and non-financial goals. These goals are set at the beginning of each fiscal year by the HRC. Beginning in 2009, the HRC approved a change to the Bonus Plan that allowed the HRC to revise financial goals on a semi-annual basis if external economic conditions indicated that the original goals did not correctly anticipate movements of the broader economy. Under the Bonus Plan, the goals can pertain to operating income, pre-tax earnings, return on sales, earnings per share, a combination of objectives, or another objective approved by the HRC. For Messrs. Jenkin and Payne, who participated in the Bonus Plan for 2011, the objectives also include Adjusted EBITDA, customer satisfaction and growth of cross property play for their respective divisions. The goals may change annually to support our short or long-term business objectives. For the 2011 plan year, the Bonus Plan’s goal consisted of a combination of Adjusted EBITDA, corporate expense, and customer satisfaction improvement. Although officers that participated in the Senior Executive Incentive Plan during 2011 do not participate in the Bonus Plan, goals are set for all officers under this plan. The measurement used to gauge the attainment of these goals is called the “corporate score.”

For 2011, financial goals are comprised of these separate measures, representing up to 90% of the corporate score.

•

EBITDA is a common measure of company performance in the gaming industry and as a basis for valuation of gaming companies and, in the case of Adjusted EBITDA, as a measure of compliance with certain debt covenants. Adjusted EBITDA comprised 70% of the corporate score for 2011, and the target was set at $1,987 million for 2011.

•

Corporate Expense: In the current economic environment, it is important for us to manage expenses. Corporate expense, prior to the allocation of expenses to our operations, comprised 20% of the corporate score for 2011, and the target was set at $459 million for 2011. The figure used for this corporate expense target is not a GAAP financial measure and does not correspond to the corporate expense line item in our financial statements.

Non-financial goals consist of one key measurement: customer satisfaction. We believe we distinguish ourselves from competitors by providing excellent customer service. Supporting our property team members who have daily interaction with our external customers is critical to maintaining and improving guest service. Customer satisfaction is measured by surveys of our loyalty program (Total Rewards) customers taken by a third party. These surveys are taken weekly across a broad spectrum of customers. Customers are asked to rate our casinos’ performance using a simple A-B-C-D-F rating scale. The survey questions focus on friendly/helpful and wait time in key operating areas, such as beverage service, slot services, Total Rewards, cashier services and hotel operation services. Each of our casino properties works against an annual baseline defined by a composite of their performance in these key operating areas from previous years. Customer satisfaction comprised 10% of the corporate score for 2011, and the target was set at a 3% change from non-A to A scores for 2011.

Bonus plan payments would not be paid if Adjusted EBITDA was less than 90% of target, if corporate expense exceeded 10% or more of target or if there was less than a one percent shift in non-A to A customer satisfaction scores.

After the corporate score has been determined, a bonus matrix approved by the HRC provides for bonus amounts of participating executive officers and other participants that will result in the payment of a specified percentage of the participant’s salary if the target objective is achieved. This percentage of salary is adjusted upward or downward based upon the level of corporate score achievement.

After the end of the fiscal year, the Chief Executive Officer assesses our performance against the financial and customer satisfaction targets set by the HRC. Taking into account our performance against the targets set by the HRC, the Chief Executive Officer will develop and recommend a performance score of 0 to 1.5 to the HRC.

The HRC has the authority under the Bonus Plan to adjust any goal or bonus points with respect to executive officers, including no payment under the Bonus Plan. These decisions are subjective and based generally on a review of the circumstances affecting results to determine if any events were unusual or unforeseen.

The 2011 corporate score and bonuses for Messrs. Jenkin and Payne are expected to be set by the HRC at their meeting in February 2012.

In February 2011, the HRC approved a change to the Bonus Plan to include a cross market play component for non-corporate employees, including Messrs. Jenkin and Payne.

In February 2011, the HRC approved raising the corporate score ceiling from a maximum of 150 points at 110% of EBITDA plan performance to 200 points at 120% of EBITDA plan performance. This change was made to reward management with increased bonus opportunity for an extraordinary performance against plan. As a result of the change, management could receive a maximum of up to three times their target bonus percentage of annual salary if maximum points are achieved under the Bonus Plan.

Messrs. Jenkin and Payne participated in the Bonus Plan for the year 2011. Bonuses under the Bonus Plan are expected to be awarded to Messrs. Jenkin and Payne by the HRC in February 2012. In addition, as noted above, under the Senior Executive Incentive Plan, performance goals for Messrs. Loveman and Halkyard and Ms. Thomas are expected to be assessed by the HRC for 2011 in February 2012. The 162(m) Plan Committee will then review the HRC’s assessments for purposes of setting bonuses under the Senior Executive Incentive Plan.

Cross Market Bonus Plan

In February 2011, the HRC approved a new incentive plan for all management (including the NEOs) designed to promote cooperation between our properties to increase customer visitation across our properties. The Cross Market Bonus Plan is intended as a supplement to the Bonus Plan for 2011, and is applicable only to employees who do not earn a bonus under the Bonus Plan. Each of our properties has a cross market target equivalent to the cross market target component of the Bonus Plan applicable to non-corporate employees, including Messrs. Jenkin and Payne. However, while the cross market component of the Bonus Plan is subject to the achievement of minimum EBITDA plan results, the Cross Market Bonus Plan is independent of financial results at properties. The combined intent of the Bonus Plan and the Cross Market Bonus Plan was to provide management with incentive to promote cross market play across our entire company, irrespective of property financial performance. Bonuses for our NEOs, if any, under the Cross Market Bonus Plan are expected to be approved by the HRC at their meeting in February 2012.

Customer Service Jackpot Plan

In February 2011, the HRC approved a new incentive plan for all management (including the NEOs) designed to incent greatly enhanced performance against our customer service metric. The Customer Service Jackpot functions as a supplement to the Bonus Plan in 2011, and is measured against the same customer service metric as the Bonus Plan. In order to qualify for an award under the Customer Service Jackpot, a property must have a minimum positive shift of non-A to A customer scores of 6.0%, which is double the shift that earns the maximum customer service bonus points in the Bonus Plan, and we consider the Customer Service Jackpot to be an award for the achievement of two year’s worth of maximum service performance in a single year. Payout of the Customer Service Jackpot is targeted at 5% of an employee’s base salary for all management. Bonuses for our NEOs, if any, under the Customer Service Jackpot Plan are expected to be approved by the HRC at their meeting in February 2012.

Corporate Expense Jackpot Plan

In February 2011, the HRC approved a new incentive plan for all corporate management (including the NEOs) designed to incent our corporate employees to pursue aggressive cost savings. The Corporate Expense Jackpot functions as a supplement to the Bonus Plan, and is measured against the same corporate expense metric as in the Bonus Plan for corporate employees. In order to qualify for an award under the Corporate Expense Jackpot, the final corporate expense figure for 2011 must come in 13% below the target corporate expense figure for 2011. We consider cost savings to be an integral objective in 2011, and believes the Corporate Expense Jackpot incents our corporate employees to be aggressive in order to reach this greatly enhanced savings target. Payout of the Corporate Expense Jackpot is targeted at 5% of an employee’s base salary for all management. Bonuses for our NEOs, if any, under the Corporate Expense Jackpot Plan are expected to be approved by the HRC at their meeting in February 2012.

Revenue Growth Incentive Plan

In February 2010, the HRC approved a new medium-term Revenue Growth Incentive Plan, or RGIP, for certain members of management (including the NEOs) designed to promote incremental revenue growth over a two year period (beginning on January 1, 2010) and bridge the gap between our current compensation (salary, bonus, benefits) and longer-term compensation offering (equity plan). The RGIP is intended as a special, one-time bonus program for the purpose of promoting top-line revenue growth in excess of our currently forecasted revenue growth over the two year bonus period. The HRC believes that after several years of promoting cost cutting it is now an appropriate time to focus on revenue growth. The RGIP will also provide a liquid medium-term incentive program, as it will allow management and NEOs the ability to earn cash in the medium-term, as opposed to our equity plan which is longer term and currently not liquid.

Senior executives and other management employees are eligible to participate in the RGIP; payments will be determined and paid in early 2013. Payout of the RGIP is contingent on achievement of revenue growth at distinct thresholds above current forecasts. To ensure the RGIP is a value added program, payout of the bonus is also subject to the meeting of a minimum EBITDA margin threshold equal to or greater than the final consolidated EBITDA margin for the 2009 calendar year.

For 2010 and 2011, the sole goal of the RGIP is growth in revenue above the rate forecasted by our company. Incremental Revenue Growth is defined as an increase in the percentage of revenue growth year over year above the growth rate forecasted by our company. For the RGIP, payout levels of the bonus have been set at three incremental growth thresholds: 0.75%, 1.0% and 1.5% incremental revenue growth. These thresholds were set by looking at past growth rates and also our current five year predictions.

Achievement of 0.75% incremental revenue growth over the bonus period results in a payout of the RGIP at the target payout rate. The 1.0% and 1.5% incremental growth levels are “stretch” goals for the program and result in payouts at a premium percentage above the target payout. For our senior executives and officers the payout premiums are 125% and 150% of annual salary, respectively.

Subject to the discretion of the HRC, the revenue goals of the RGIP program will be subject to adjustment based on changes in the general economy. The plan review will occur in a manner similar to that included as part of the Annual Management Bonus Plan in which both positive and negative changes in the economy are taken into account. The HRC will have the final determination on the financial goals, and any changes to such goals, under the RGIP.

In July 2010, the HRC determined to modify the time period for the RGIP. The RGIP has been shifted forward six months, and will now run during the two year period from July 1, 2010 through June 30, 2012. The HRC determined to shift the RGIP forward by six months because (a) the plan was not rolled out to employees until March 2010 and (b) the continuing economic downturn in the gaming industry in the first half of 2010.

Project Renewal Incentive Plan

In 2011, the HRC adopted the Project Renewal Incentive Plan, or PRIP, a plan designed to incent our leadership to undertake the cost savings initiatives proposed as part of a comprehensive program to streamline our operations that was launched in the fourth quarter of 2010. PRIP expires on March 1, 2013.

PRIP provides payouts when pre-determined cumulative, run rate savings milestones are achieved and maintained for at least three consecutive months, as certified by the HRC. PRIP includes four savings milestones in the amounts of $100 million, $200 million, $300 million and $400 million. Payout under PRIP is further subject to the maintenance of a minimum EBITDA threshold per $100 million of cost savings to ensure that actual savings flow through to EBITDA.

The maximum payout any participant can receive based on achieving each of the four savings milestones is equal to two times the participant’s annual bonus target. Upon achievement (and maintenance) of each of (i) the first and second savings milestones ($100 million and $200 million, respectively) 33% of the annual bonus target is payable, and (ii) the third and fourth milestones ($300 million and $400 million, respectively) 67% of the annual bonus target is paid. Participants must be employed as of the day bonuses are paid in order to be eligible to receive payment.

The HRC approved that the first $100 million run rate savings milestone has been achieved, sustained for at least three months, and that the EBITDA governor has been achieved as well. Accordingly, on July 27, 2011, the HRC approved the payout for the first milestone, aggregating $7.75 million for all eligible employees, including our NEOs, who received the following amounts pursuant to the Plan and as approved by the HRC: Gary W. Loveman $1,000,000; Thomas M. Jenkin $300,000; John W. R. Payne $256,250; Jonathan S. Halkyard $155,000; and Mary H. Thomas $125,962. See “—Summary Compensation Table” for additional information.

The Senior Executive Incentive Plan, the Bonus Plan, the Cross Market Bonus Plan, the Customer Service Jackpot Plan, the Corporate Expense Jackpot Plan, the Revenue Growth Incentive Plan and the Project Renewal Incentive Plan are discretionary, including making no payments under the plans.

Conversion of Preferred Stock to Common Stock

In connection with the assessment of long-term incentives for the management team, the HRC determined that it would recommend to our Board and our stockholders that (a) the preferred stock dividend be eliminated, (b) the conversion price for non-voting preferred stock be at the original value of our non-voting common stock (in other words, as if the non-voting preferred stock never was entitled to a dividend) and (c) that the non-voting preferred stock be converted to non-voting common stock.

In February 2010, the Board approved (upon recommendation of the HRC) revisions to the Certificate of Designation for the non-voting preferred stock to eliminate dividends (including all existing accrued but unpaid dividends) and to specify that the conversion right of the non-voting preferred stock be at the original value of our non-voting common stock. In March 2010, Hamlet Holdings LLC (the holder of all of our voting common stock) and holders of a majority of our non-voting preferred stock approved the revisions to the Certificate of Designation. Also in March 2010, the holders of a majority of our non-voting preferred stock agreed to convert all of the non-voting preferred stock to non-voting common stock.

Conversion of Non-voting Common Stock to Voting Common Stock

In November 2010, in connection with the private placement with certain affiliates of Paulson & Co. Inc., we converted all non-voting common stock into voting shares of common stock and canceled the existing class of voting common stock.

Equity Awards

Equity Plan

In February 2008, the Board approved and adopted the Harrah’s Entertainment Management Equity Incentive Plan, or the Equity Plan. The purpose of the Equity Plan is to promote our long term financial interests and growth by attracting and retaining management and other personnel and key service providers with the training, experience and ability to enable them to make a substantial contribution to the success of our business; to motivate management personnel by means of growth-related incentives to achieve long range goals; and to further the alignment of interests of participants with those of our stockholders. Except for options awarded under a predecessor plan that were rolled over into the Company by Mr. Loveman, all awards under prior plans were exchanged in the Acquisition.

The Equity Plan provides for the grant of awards that will vest based on continued service only (time-based options) and those that also require attainment of performance criteria (performance-based options). The performance-based options vest based on investment return to our stockholders following the Acquisition. Originally, one-half of the performance based options become eligible to vest upon the stockholders receiving cash proceeds equal to two times their amount invested in the Acquisition, (the “2X options”), and one-half of the performance-based options become eligible to vest upon the stockholders receiving cash proceeds equal to three times their amount invested, (the “3X options”).

The combination of time and performance based vesting of the options is designed to compensate executives for long term commitment to us, while motivating sustained increases in our financial performance and helping ensure the stockholders have received an appropriate return on their invested capital.

Amendments to Equity Plan and Supplemental Grants

On February 23, 2010, the HRC adopted an amendment to the Equity Plan. The amendment provided for an increase in the available number of shares of non-voting common stock for which options may be granted up to 7,955,573 shares.

The amendment also revised the vesting hurdles for performance-based options under the Equity Plan. Previously, performance-based options vested upon a 2X return and upon a 3X return. The triggers were revised to 1.5X and 2.5X, respectively. In addition, a pro-rata portion of the 2.5X options will vest if funds affiliated with the Sponsors achieve a return on their investment that is greater than 2.0X, but less than 2.5X. The pro rata portion will increase on a straight line basis from zero to a participant’s total number of 2.5X options depending upon the level of returns that funds affiliated with the Sponsors realize between 2.0X and 2.5X.

In addition, in March 2010, the HRC approved supplemental equity grants for all of the NEOs and certain other management in an effort to enhance the value of grants under the Equity Plan. The supplemental grants contained solely time-vested options, vesting over 5 years; however, there is no vesting until after the 2nd anniversary from the grant date, and thereafter the options vest at 25% per year.

In March 2010, the HRC approved the following supplemental grants to the NEOs:

Executive	Number of Shares of Time Based Options	Number of Shares of Performance Based Options
Gary W. Loveman	797,833	—
Thomas M. Jenkin	141,411	—
John W. R. Payne	89,717	—
Jonathan S. Halkyard	92,921	—
Mary H. Thomas	30,803	—

2011 Amendments to Equity Plan and Supplemental Grants

Stock Option Re-Pricing

In July 2011, the HRC approved amendments to the Equity Plan and to outstanding stock options which were granted pursuant to the Equity Plan.

As a result of the July 2011 amendments, 2.5X performance-based options were revised to 2.0X, and if the Sponsors and their co-investors realize a return of less than 2.0X but equal to or greater than 1.75X, a pro-rata portion of such performance-based options will vest based on straight line interpolation.

In addition, the exercise price for all outstanding time-based options was reduced to $20.09 per share, with the reduced exercise price being phased in between a four to six year period, depending on grant date, as set forth in each individual award agreement. Prior to the phase in, any vested options may still be exercised at the original exercise price, subject to the terms of the Equity Plan. The exercise price of outstanding 1.5X performance-based options was also reduced to $20.09 per share. The exercise price for the outstanding 2.5X, now 2.0X, performance options was not reduced to $20.09 per share.

The stock option re-pricing and the reduction of the vesting hurdles for performance-based options were intended to strengthen employee retention and provide our NEOs with equity based compensation in line with their peer group.

2011 Supplemental Grant

In 2011, we engaged Aon Hewitt to review equity compensation practices at a broad range of companies of similar size and geographic scope. This review indicated that realizable grant values to our senior executives over the period of 2008-2015 were expected to significantly lag behind our peers. In order to mitigate this difference and ensure employee retention, Management recommended to the HRC a supplemental option grant to a select group of employees, including the NEOs.

On November 29, 2011, the HRC approved an amendment to our Management Equity Incentive Plan providing for an increase in the number of shares of our common stock for which time-based options may be granted from 5,516,446 to 6,143,749, which in turn increased the number of shares under the Plan from 7,955,573 to 8,582,876.

In addition, in November 2011 the HRC approved supplemental equity grants for all of the NEOs and certain other key members of senior leadership. Except for the CEO, the supplemental grants contained solely time-vested options, vesting over 4 years; Mr. Loveman’s supplemental grant included time-vested options, vesting over 4 years, and performance-based options with a 1X vesting hurdle.

The size of the supplemental grants was intended to provide our NEOs with equity based compensation in line with their peer group. Specifically, for each NEO the supplemental grant was determined by using a participant’s then-current total option value and increasing the total to meet the 2008-2015 benchmark value developed by our human resources executives in conjunction with Aon Hewitt. In some cases, individual performance was also taken into account.

In November 2011, the HRC approved the following supplemental grants to the NEOs :

Executive	Number of Shares of Time Based Options	Number of Shares of Performance Based Options(1)
Gary W. Loveman	580,667	290,334
Thomas M. Jenkin	66,359	—
John W. R. Payne	68,635	—
Jonathan S. Halkyard	8,710	—
Mary H. Thomas	55,711	—

(1)	These performance options vest if TPG and Apollo Global Management, LLC and its affiliates achieve the return of capital invested in the Company at a $57.41 stock price.

Employment Agreements

We have entered into employment agreements with each of our NEOs. The HRC and the Board put these agreements in place in order to attract and retain the highest quality executives. At least annually, our compensation department reviews our termination and change in control arrangements against peer companies as part of its review of our overall compensation package for executives to ensure that it is competitive. The compensation department’s analysis is performed by reviewing each of our executives under several factors, including the individual’s role in the organization, the importance of the individual to the organization, the ability to replace the executive if he/she were to leave the organization, and the level of competitiveness in the marketplace to replace an executive while minimizing the affect to our on-going business. The compensation department presents its assessment to the HRC for feedback. The HRC reviews the information and determines if changes are necessary to the termination and severance packages of our executives.
Policy Concerning Tax Deductibility

The HRC’s policy with respect to qualifying compensation paid to its executive officers for tax deductibility purposes is that executive compensation plans will generally be designed and implemented to maximize tax deductibility. However, non-deductible compensation may be paid to executive officers when necessary for competitive reasons or to attract or retain a key executive, or where achieving maximum tax deductibility would be considered disadvantageous to our best interests. Our Senior Executive Incentive Plan is designed to comply with Section 162(m) of the Internal Revenue Code so that annual bonuses paid under these plans, if any, will be eligible for deduction by us. See “—Senior Executive Incentive Plan.”

Stock Ownership Requirements

As a company that does not have a listed equity security, we do not have a policy regarding stock ownership.

Chief Executive Officer’s Compensation

The objectives of our Chief Executive Officer are approved annually by the HRC. These objectives are revisited each year. The objectives for 2011 were to:

•	achieve 2011 Plan revenue, cash flow margin and liquidity, and generally position the company to benefit from a rebound;

•	optimize capital structure;

•	establish a casino, online and non-gaming presence in Asia;

•	develop the company as the leader online for rake and “for fun” gaming;

•	stimulate Las Vegas growth and Atlantic City revitalization; and

•	develop, motivate and incent our employees.

The HRC’s assessment of the Chief Executive Officer’s performance is based on a subjective or objective review (as applicable) of performance against these objectives. Specific weights may be assigned to particular objectives at the discretion of the HRC, and those weightings, or more focused objectives, are communicated to the Chief Executive Officer at the time the goals are set forth. However, no specific weights were set against the Chief Executive Officer’s objectives in 2011.

As Chief Executive Officer, Mr. Loveman’s base salary was based on his performance, his responsibilities and the compensation levels for comparable positions in other companies in the hospitality, gaming, entertainment, restaurant and retail industries. Merit increases in his salary are a subjective determination by the HRC, which bases its decision upon his prior year’s performance versus his objectives as well as upon an analysis of competitive salaries. Although base salary increases are subjective, the HRC reviews Mr. Loveman’s base salary against peer groups, his roles and responsibilities within the company, his contribution to our success and his individual performance against his stated objective criteria.

The 162(m) Plan Committee will use the Senior Executive Incentive Plan to determine the Chief Executive Officer’s bonus for 2011. Under this plan, bonus target is set as a percentage of EBITDA, as more fully described above. The 162(m) Plan Committee has discretion to reduce bonuses (as permitted by Section 162(m) of the Internal Revenue Code), and it is the normal practice of the 162(m) Plan Committee to reduce the Chief Executive Officer’s bonus by reference to the achievement of performance goals and bonus formulas used under the Annual Management Bonus Plan. For 2011, the 162(m) Plan Committee has not made its determination of a bonus award for the Chief Executive Officer but it is expected to be made in February 2012. See “—Summary Compensation Table.”

Mr. Loveman’s salary, bonus and equity awards differ from those of our other named executive officers in order to (a) keep Mr. Loveman’s compensation in line with Chief Executive Officer’s of other gaming, hotel and lodging companies, as well as other consumer oriented companies, (b) compensate him for the role as the leader and public face of our company and (c) compensate him for attracting and retaining our senior executive team.

Personal Benefits and Perquisites

During 2011, all of our NEOs received a financial counseling reimbursement benefit, and were eligible to participate in our deferred compensation plan, the Executive Supplemental Savings Plan II, or ESSP II, and our health and welfare benefit plans, including the Harrah’s Savings and Retirement Plan, or S&RP. In previous years, the NEOs also received matching amounts from us pursuant to the plan documents, which are the same percentages of salary for all employees eligible for these plans. However, in February 2009, Company matching was suspended for the S&RP and ESSP II. A modified matching program with a $600 annual cap was approved by the HRC in November 2011 and will be reinstated for the S&RP exclusively in April 2012.

Additionally, we provided for Mr. Loveman’s personal use of company aircraft at certain times during 2011. Lodging and certain other expenses were incurred by Mr. Loveman for use during his Las Vegas-based residence. We also provided security for Mr. Loveman and his family. The decision to provide Mr. Loveman with the personal security benefit was prompted by the results of an analysis provided by an independent professional consulting firm specializing in executive safety and security. Based on these results, the HRC approved personal security services to Mr. Loveman and his family.

These perquisites are more fully described in “—Summary Compensation Table.”

Our use of perquisites as an element of compensation is limited. We do not view perquisites as a significant element of our comprehensive compensation structure, but we do believe that they can be used in conjunction with base salary to attract, motivate and retain individuals in a competitive environment.

Under our group life insurance program, senior executives, including the NEOs, are eligible for an employer provided life insurance benefit equal to three times their base annual salary, with a maximum benefit of $5.0 million. Mr. Loveman is provided with a life insurance benefit of $3.5 million under our group life insurance program and additional life insurance policies with a benefit of $2.5 million. In addition to group long term disability benefits, which are available to all benefits eligible employees, the Chief Executive Officer and all other NEOs are covered under a Company-paid individual long-term disability insurance policy paying an additional $5,000 monthly benefit and Mr. Loveman receives a supplemental short-term disability policy with a $10,000 monthly benefit.

Elements of Post-Employment Compensation and Benefits

Employment Arrangements

Chief Executive Officer. Mr. Loveman entered into an employment agreement on January 28, 2008 (as amended to date), which provides that Mr. Loveman will serve as Chief Executive Officer and President until January 28, 2013, and the agreement shall extend for additional one year terms thereafter unless terminated by us or Mr. Loveman at least 60 days prior to each anniversary thereafter. Additionally, pursuant to the agreement, Mr. Loveman received a grant of stock options pursuant to the Equity Plan (described above). Mr. Loveman’s annual salary is $2,000,000, subject to annual merit reviews by the HRC. In February 2009, Mr. Loveman agreed to reduce his salary to $1,900,000 as part of a broader management reduction of salaries, and despite the retraction of the reduction of base salary for the other NEOs in July 2010, Mr. Loveman’s annual salary remains at $1,900,000.

Pursuant to his employment agreement, Mr. Loveman is entitled to participate in the annual incentive bonus compensation programs with a minimum target bonus of 1.5 times his annual salary. In addition, the agreement entitles Mr. Loveman to an individual long-term disability policy with a $180,000 annual maximum benefit and an individual long term disability excess policy with an additional $540,000 annual maximum benefit, subject to insurability.

Mr. Loveman is also entitled to life insurance with a death benefit of at least three times the greater of his base annual salary and $2,000,000. In addition, Mr. Loveman is entitled to financial counseling reimbursed by us, up to $50,000 per year. The agreement also requires Mr. Loveman, for security purposes, to use our aircraft, or other private aircraft, for himself and his family for business and personal travel. The agreement also provides that Mr. Loveman will be provided with accommodations while performing his duties in Las Vegas, and we will also pay Mr. Loveman a gross-up payment for any taxes incurred for such accommodations. Our Board can terminate the employment agreement with or without cause, and Mr. Loveman can resign, at any time.

If we terminate the agreement without Cause, or if Mr. Loveman resigns for Good Reason:

•	Mr. Loveman will be paid, in equal installments over a 24 month period, two times the greater of his base annual salary and $2,000,000 plus his target bonus;

•	Mr. Loveman will continue to have the right to participate in our benefit plans (other than bonus and long-term incentive plans) for a period of two years beginning on the date of termination; and

•	his pro-rated bonus (at target) for the year of termination.

“Cause” is defined under the agreement as:

(i)	the willful failure of Mr. Loveman to substantially perform his duties with us or to follow a lawful reasonable directive from our Board (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to Mr. Loveman by our Board which specifically identifies the manner in which our Board believes that Mr. Loveman has willfully not substantially performed his duties or has willfully failed to follow a lawful reasonable directive and Mr. Loveman is given a reasonable opportunity (not to exceed thirty (30) days) to cure any such failure, if curable.

(ii)

(a) any willful act of fraud, or embezzlement or theft by Mr. Loveman, in each case, in connection with his duties under the employment agreement or in the course of his employment or (b) Mr. Loveman’s admission in any court, or conviction of, or plea of nolo contendere to, a felony that could reasonably be expected to result in damage to our business or reputation.

(iii)	Mr. Loveman being found unsuitable for or having a gaming license denied or revoked by the gaming regulatory authorities in Arizona, California, Colorado, Illinois, Indiana, Iowa, Kansas, Louisiana, Mississippi, Missouri, Nevada, New Jersey, New York, or North Carolina.

(iv)	Mr. Loveman’s willful and material violation of, or noncompliance with, any securities laws or stock exchange listing rules, including, without limitation, the Sarbanes-Oxley Act of 2002, provided that such violation or noncompliance resulted in material economic harm to us, or (y) a final judicial order or determination prohibiting Mr. Loveman from service as an officer pursuant to the Securities and Exchange Act of 1934 or the rules of the New York Stock Exchange.

“Good Reason” is defined under the agreement as: without Mr. Loveman’s express written consent, the occurrence of any of the following circumstances unless, in the case of paragraphs (a), (d), (e), (f), or (g), such circumstances are fully corrected prior to the date of termination specified in the written notice given by Mr. Loveman notifying us of his resignation for Good Reason:

(a)	The assignment to Mr. Loveman of any duties materially inconsistent with his status as our Chief Executive Officer or a material adverse alteration in the nature or status of his responsibilities, duties or authority;

(b)	The requirement that Mr. Loveman report to anyone other than our Board;

(c)	The failure of Mr. Loveman to be elected/re-elected as a member of our Board;

(d)	A reduction by us in Mr. Loveman’s annual base salary of $2,000,000.00, as the same may be increased from time to time as approved by the HRC;

(e)	The relocation of our principal executive offices from Las Vegas, Nevada, to a location more than fifty (50) miles from such offices, or our requiring Mr. Loveman either: (i) to be based anywhere other than the location of our principal offices in Las Vegas (except for required travel on our business to an extent substantially consistent with Mr. Loveman’s present business travel obligations); or (ii) to relocate his primary residence from Boston to Las Vegas;

(f)	Our failure to pay to Mr. Loveman any material portion of his current compensation, except pursuant to a compensation deferral elected by Mr. Loveman, or to pay to Mr. Loveman any material portion of an installment of deferred compensation under any of our deferred compensation programs within thirty (30) days of the date such compensation is due;

(g)	Our failure to continue in effect compensation plans (and Mr. Loveman’s participation in such compensation plans) which provide benefits on an aggregate basis that are not materially less favorable, both in terms of the amount of benefits provided and the level of Mr. Loveman’s participation relative to other participants at Mr. Loveman’s grade level, to those in which Mr. Loveman is participating as of January 28, 2008;

(h)	Our failure to continue to provide Mr. Loveman with benefits substantially similar to those enjoyed by him under the Savings and Retirement Plan and the life insurance, medical, health and accident, and disability plans in which Mr. Loveman is participating as of January 28, 2008, the taking of any action by us which would directly or indirectly materially reduce any of such benefits or deprive Mr. Loveman of any material fringe benefit enjoyed by Mr. Loveman as of January 28, 2008, except as permitted by the employment agreement;

(i)	Delivery of a written Notice of our non-renewal of the employment agreement by us to Mr. Loveman; or

(j)	Our failure to obtain a satisfactory agreement from any successor to assume and agree to perform the employment agreement.

Mr. Loveman waived his right to terminate his employment agreement for Good Reason in connection with the 5% reduction of his base annual salary implemented in February 2009.

If we terminate the agreement for Cause or Mr. Loveman terminates without Good Reason, Mr. Loveman’s salary will end as of the termination date.

After his employment with us terminates for any reason, Mr. Loveman will be entitled to participate in our group health insurance plans applicable to corporate executives, including family coverage, for his lifetime. We will pay 80% of the premium on an after-tax basis for this coverage, and Mr. Loveman will incur imputed taxable income equal to the amount of our payment. When Mr. Loveman becomes eligible for Medicare coverage, our group health insurance plan will become secondary, and Mr. Loveman will be eligible for the same group health benefits as normally provided to our other retired management directors. He will incur imputed taxable income equal to the premium cost of this benefit.

If a change in control were to occur during the term of Mr. Loveman’s employment agreement, and his employment was terminated involuntarily or he resigned for Good Reason within two years after the change in control, or if his employment was involuntarily terminated within six months before the change in control by reason of the request of the buyer, Mr. Loveman would be entitled to receive the benefits described above under termination without cause by us or by Mr. Loveman for good reason, except that (a) the multiplier would be three times (in lieu of two times) and (b) the payment would be in a lump sum (as opposed to over a 24 month period). In addition, if the payments are subject to a federal excise tax, or Excise Tax, imposed on Mr. Loveman, the employment agreement requires us to pay Mr. Loveman an additional amount, or the Gross-Up Payment, so that the net amount retained by Mr. Loveman after deduction of any Excise Tax on the change in control payments and all Excise Taxes and other taxes on the Gross-Up Payment, will equal the initial change in control payment, less normal taxes.

The agreement provides that Mr. Loveman will not compete with us or solicit employees to leave us above a certain grade level for a period of two years after termination of his active full time employment (which for this purpose does not include the salary continuation period).

Named Executive Officer Employment Arrangements

We also have employment agreements with our other NEOs and members of our senior management team, which provide for a base salary, subject to merit increases as the HRC may approve. We entered into employment agreements on February 28, 2008 with Jonathan S. Halkyard, Thomas M. Jenkin, John W. R. Payne and Mary H. Thomas. The agreements of Messrs. Jenkin, Halkyard, and Payne were renewed on January 4, 2012 and expire on January 4, 2016; the agreement with Ms. Thomas was renewed on January 31, 2011 and expires January 31, 2015. Below is a description of the material terms and conditions of these employment agreements.

The agreement with each of Messrs. Halkyard, Jenkin and Payne is for a term of four years beginning on January 4, 2012 and is automatically renewed for successive one year terms unless either we or the executive delivers a written notice of nonrenewal at least six (6) months prior to the end of the term. The agreement with Ms. Thomas is for a term of four years beginning January 31, 2011 and is automatically renewed for successive one year terms unless either we or the executive delivers a written notice of nonrenewal at least 60 days prior to the end of the term.

Pursuant to the employment agreements, the executives will receive base salaries as follows: Mr. Halkyard, $700,000; Mr. Jenkin, $1,200,000; Mr. Payne, $1,125,000 and Ms. Thomas $525,000. In addition to her salary, Ms. Thomas is eligible to receive a retention bonus if the terms of the bonus provision specified in her employment agreement are met and she is employed in her current position on the specified payment dates. Ms. Thomas received a retention payment of $100,000 on February 15, 2011, and she is eligible to receive a bonus of $100,000 on February 15, 2012 and a bonus of $75,000 on February 15, 2013.

In February 2009, Messrs. Halkyard, Jenkin, and Payne agreed to reduce their respective base salaries by 5% as part of a broader management reduction of salaries. In August 2009, Mr. Halkyard was given a market based salary increase to $700,000 and took a 5% reduction of that salary to $665,000. In January 2010, Mr. Payne was given a market based salary increase to $1,025,000 and took a 5% reduction of that salary to $973,750. The 5% salary reductions were reinstated for each of the executives discussed above in July 2010. In July 2011, the HRC approved a salary increase for Mr. Payne from $1,025,000 to $1,125,000.

The HRC will review base salaries on an annual basis with a view towards merit increases (but not decreases) in such salary. In addition, each executive will participate in our annual incentive bonus program applicable to the executive’s position and shall have the opportunity to earn an annual bonus based on the achievement of performance objectives.

Each NEO will be entitled to participate in benefits and perquisites at least as favorable to the executive as such benefits and perquisites currently available to the executives, group health insurance, long term disability benefits, life insurance, financial counseling, vacation, reimbursement of expenses, director and officer insurance and the ability to participate in our 401(k) plan. If (a) the executive attains age fifty (50) and, when added to his or her number of years of continuous service with us, including any period of salary continuation, the sum of his or her age and years of service equals or exceeds sixty-five (65), and at any time after the occurrence of both such events executive’s employment is terminated and his or her employment then terminates either (1) without cause or (2) due to non-renewal of the agreement, or (b) the executive attains age fifty-five (55) and, when added to his or her number of years of continuous service with us, including any period of salary continuation, the sum of his or her age and years of service equals or exceeds sixty-five (65) and the executive’s employment is terminated other than for cause, he or she will be entitled to lifetime coverage under our group health insurance plan. The executive will be required to pay 20% of the premium for this coverage and we will pay the remaining premium, which will be imputed taxable income to the executive. This insurance coverage terminates if the executive competes with us.

Upon a termination without cause (as defined in the employment agreement and set forth below), a resignation by the executive for good reason (as defined in the employment agreement and set forth below) or upon our delivery of a non-renewal notice, the executive shall be entitled to his or her accrued but unused vacation, unreimbursed business expenses and base salary earned but not paid through the date of termination. In addition, the executive will receive a cash severance payment equal to 1.5 times his or her base salary payable in equal installments during the 18 months following such termination and pro-rated bonus for the year in which the termination occurs based on certain conditions. In the event that the executive’s employment is terminated by reason of his or her disability, he or she will be entitled to apply for our long term disability benefits, and, if he or she is accepted for such benefits, he or she will receive 18 months of base salary continuation offset by any long term disability benefits to which he or she is entitled during such period of salary continuation. Furthermore, during the time that the executive receives his or her base salary during the period of salary continuation, he or she will be entitled to all benefits. Payment of any severance benefits is contingent upon the execution of a general release in favor of us and our affiliates.

“Cause” under the employment agreements is defined as:

(i)	the willful failure of executive to substantially perform executive’s duties with us or to follow a lawful, reasonable directive from our Board or the Chief Executive Officer (the “CEO”) or such other executive officer to whom executive reports (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to executive by our Board (or the CEO, as applicable) which specifically identifies the manner in which our Board (or the CEO, as applicable) believes that executive has willfully not substantially performed executive’s duties or has willfully failed to follow a lawful, reasonable directive;

(ii)	any willful act of fraud, or embezzlement or theft, by executive, in each case, in connection with executive’s duties hereunder or in the course of executive’s employment hereunder or (B) executive’s admission in any court, or conviction of, or plea of nolo contendere to, a felony;

(iii)	executive being found unsuitable for or having a gaming license denied or revoked by the gaming regulatory authorities in any jurisdiction in which we conduct gaming operations;

(iv)	executive’s willful and material violation of, or noncompliance with, any securities laws or stock exchange listing rules, including, without limitation, the Sarbanes-Oxley Act of 2002, provided that such violation or noncompliance resulted in material economic harm to us, or (B) a final judicial order or determination prohibiting executive from service as an officer pursuant to the Securities and Exchange Act of 1934 or the rules of the NYSE; or

(v)	a willful breach by the executive of non competition provisions or confidentiality provisions of the agreement.

For purposes of definition, no act or failure to act on the part of executive, shall be considered “willful” unless it is done, or omitted to be done, by executive in bad faith and without reasonable belief that executive’s action or omission was in our best interests. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by our Board or based upon the advice of our counsel shall be conclusively presumed to be done, or omitted to be done, by executive in good faith and in our best interests of our Company. The cessation of employment of the executive shall not be deemed to be for Cause unless and until executive has been provided with written notice of the claim(s) against him or her under the above provision(s) and a reasonable opportunity (not to exceed thirty (30) days) to cure, if possible, and to contest said claim(s) before our Board.

“Good Reason” under the employment agreements is defined as:

The occurrence, without executive’s express written consent, of any of the following circumstances unless such circumstances are fully corrected prior to the date of termination specified in the written notice given by executive notifying us of his or her intention to terminate his or her Employment for Good Reason:

(a)	A reduction by us in executive’s annual base salary, other than a reduction in base salary that applies to a similarly situated class of our employees or our affiliates;

(b)	Any material diminution in the duties or responsibilities of executive as of the date of the employment agreement; provided that a change in control of the company that results in our becoming part of a larger organization will not, in and of itself and unaccompanied by any material diminution in the duties or responsibilities of the executive, constitute Good Reason;

(c)	Our failure to pay or provide to the executive any material portion of his or her then current Base Salary or then current benefits under the employment agreement (except pursuant to a compensation deferral elected by the executive) or (ii) the failure to pay executive any material portion of deferred compensation under any of our deferred compensation programs within thirty (30) days of the date such compensation is due and permitted to be paid under Section 409A of the Code, in each case other than any such failure that results from a modification to any compensation arrangement or benefit plan that is generally applicable to similarly situated officers;

(d)	Our requiring executive to be based anywhere other than Atlantic City, New Orleans or Las Vegas, depending on the NEO (except for required travel on company business to an extent substantially consistent with the executive’s present business travel obligations); or

(e)	Our failure to obtain a satisfactory agreement from any successor to assume and agree to perform the employment agreement.

The executives each have covenants to not compete, not to solicit and not to engage in communication in a manner that is detrimental to the business. The executive’s “non-compete period” varies based on the type of termination that the executive has. If the executive has a voluntary termination of employment with us without Good Reason, the non-compete period is six months. If we have terminated the executive’s employment without cause, or the executive has terminated for Good Reason, we have delivered a notice of non-renewal to the executive or if the executive’s employment terminates by reason of disability, the non-compete period is for 18 months. If the executive’s employment is terminated for cause, the non-compete period is for six months. The non-solicitation and non-communication periods last for 18 months following termination. A breach of the non-compete covenant will cause our obligations under the agreement to terminate. In addition, the executives each have confidentiality obligations.

Deferred Compensation Plans

We have one deferred compensation plan, the Executive Supplemental Savings Plan II, or ESSP II, currently active, although there are five other plans that contain deferred compensation assets: Harrah’s Executive Deferred Compensation Plan, or EDCP, the Harrah’s Executive Supplemental Savings Plan, or ESSP, Harrah’s Deferred Compensation Plan, or DCP, the Restated Park Place Entertainment Corporation Executive Deferred Compensation Plan, and the Caesars World, Inc. Executive Security Plan.

Further deferrals into the EDCP were terminated in 2001 when the HRC approved the ESSP, which permitted certain key employees, including executive officers, to make deferrals of specified percentages of salary and bonus. No deferrals were allowed after December 2004 into ESSP, and we approved the ESSP II, which complies with the American Jobs Creation Act of 2004 and allowed deferrals starting in 2005. ESSP II, similar to ESSP, allows participants to choose from a selection of varied investment alternatives and the results of these investments will be reflected in their deferral accounts. To assure payment of these deferrals, a trust fund was established similar to the escrow fund for the EDCP. The trust fund is funded to match the various types of investments selected by participants for their deferrals.

ESSP and ESSP II do not provide a fixed interest rate, as the EDCP and DCP do, and therefore the market risk of plan investments is borne by participants rather than us. To encourage EDCP participants to transfer their account balances to the ESSP thereby reducing our market risk, we approved a program in 2001 that provided incentives to a limited number of participants to transfer their EDCP account balances to the ESSP. Under this program, a currently employed EDCP participant who was five or more years away from becoming vested in the EDCP retirement rate, including any executive officers who were in this group, received an enhancement in his or her account balance if the participant elected to transfer the account balance to the ESSP. The initial enhancement was the greater of (a) twice the difference between the participant’s termination account balance and retirement account balance, (b) 40% of the termination account balance, not to exceed $100,000, or (c) four times the termination account balance not to exceed $10,000. Upon achieving eligibility for the EDCP retirement rate (age 55 and 10 years of service), the participant electing this program will receive an additional enhancement equal to 50% of the initial enhancement. Pursuant to the ESSP, the additional enhancement vested upon the closing of the Acquisition. Mr. Loveman elected to participate in this enhancement program, and therefore no longer has an account in the EDCP.

Mr. Jenkin maintained a balance in the EDCP during 2011. Under the EDCP, the executive earns the retirement rate under the EDCP if he attains (1) specified age and service requirements (55 years of age plus 10 years of service or 60 years of age) or (2) attains specified age and service requirements (is at least 50 years old, and when added to years of service, equals 65 or greater) and if his employment is terminated without cause pursuant to his employment agreement. The executive receives service credit under the EDCP for any salary continuation and non-compete period. Additionally, if an executive is “separated from service” within 24 months of the Acquisition, the executive earns the retirement rate under the EDCP. Mr. Jenkin has met the requirements to earn the retirement rate.

While further deferrals into the EDCP were terminated, and while most EDCP participants transferred their EDCP account balance to the ESSP, amounts deferred pursuant to the EDCP prior to its termination and not transferred to the ESSP remain subject to the terms and conditions of the EDCP and will continue to earn interest as described above.

Under the deferred compensation plans, the Acquisition required that the trust and escrow fund be fully funded.

Summary Compensation Table

The Summary Compensation Table below sets forth certain compensation information concerning our Chief Executive Officer, Chief Financial Officer and our three additional most highly compensated executive officers during 2011.

(a) Name and Principal Position	(b) Year	(c) Salary ($)	(d) Bonus(2) ($)	(e) Stock Awards(1) ($)	(f) Option Awards(1) ($)	(g) Non- Equity Incentive Plan Compen- sation(3) ($)	(h) Change in Pension Value and Nonqualified- Deferred Compen- sation Earnings(4) ($)	(i) All Other Compensation(5) ($)	(j) Total ($)
Gary W. Loveman,	2011	1,900,000	—	—	13,428,357	1,000,000	—	1,174,840	17,503,197
President and Chief Executive Officer	2010	1,900,000	—	—	12,398,006	2,700,000	—	1,268,906	18,266,912
	2009	1,919,231	—	—	—	3,000,000	—	1,047,079	5,966,310

Jonathan S. Halkyard,	2011	700,000	—	—	663,900	155,000	—	24,403	1,543,303
Executive Vice President, Chief Financial Officer	2010	675,365	—	—	1,443,941	336,000	—	18,534	2,473,840
	2009	605,731	—	—	—	349,867	—	25,610	981,208

Thomas M. Jenkin,	2011	1,200,000	—	—	1,487,311	300,000	54,118	32,046	3,073,475
President of Operations	2010	1,157,769	—	—	2,197,461	500,000	17,147	35,898	3,908,275
	2009	1,151,538	—	—	—	767,289	116,834	33,188	2,068,849

John W. R. Payne,	2011	1,063,077	—	—	1,267,120	256,250	—	36,086	2,622,533
President of Enterprise Shared Services	2010	985,274	—	—	1,394,159	825,000	—	34,356	3,238,789
	2009	887,645	—	—	—	904,574	—	22,781	1,815,000

Mary H. Thomas,	2011	509,615	100,000	—	756,992	125,962	—	15,826	1,508,395
Executive Vice President, Human Resources	2010	385,923	—	—	478,652	235,000	—	16,972	1,116,547
	2009	377,692	—	—	88,504	265,718	—	21,990	753,904

(1)	Amounts in this column reflect the grant date fair value of stock awards and option awards granted during the applicable year and was determined as required by Accounting Standards Codification, or ASC, Topic 718, (formerly, Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment” (SFAS No. 123(R))). See Note 18 “Employee Benefit Plans” to our audited consolidated financial statements included elsewhere in this prospectus for details on assumptions used in the valuations for 2010 and 2009. The assumptions used in the valuation of stock options granted in 2011 were as follows: the expected volatility is 65.3%, the dividend yield is zero, the expected term is 4.4 years, the risk-free interest rate is 0.8%, and the weighted-average fair-value per share of options granted is $10.40.

Performance-based awards are valued using a Monte Carlo simulation option pricing model. This model approach provides a probable outcome fair value for these types of awards. The estimated maximum potential values for the performance awards, and the related total Option Award fair values for the 2011 awards, respectively, were $3,018,339 and $9,055,000 for Mr. Loveman. The estimated maximum potential values for the performance awards, and the related total Option Award fair values for the 2009 awards, respectively, were $33,906 and $90,386 for Ms. Thomas.

In July 2011, the HRC approved amendments to outstanding stock options reducing the price of outstanding time-based options to $20.09, with the reduced exercise price being phased in between a four to six year period, depending on the grant date. The exercise price of outstanding 1.5X performance-based options was also reduced to $20.09 per share. Included in the figures in this column is the incremental fair value, computed as of the date of the above amendments in accordance with FASB ASC Topic 718 with respect to such amended stock options. See “—Executive Compensation—Compensation Discussion & Analysis—Elements of Compensation—Stock Option Re-Pricing” for additional information.

(2)	Reflects a special, retention-oriented bonus awarded in February 2011.

(3)	Reflects payment of bonuses related to the Project Renewal Incentive Plan in 2011. Messrs. Jenkin and Payne receive a 2011 bonus pursuant to the Annual Management Bonus Plan. Messrs. Loveman and Halkyard and Ms. Thomas are expected to receive 2011 bonuses pursuant to the Senior Executive Incentive Plan. The bonus amounts related to the Annual Management Bonus Plan, the Cross Market Bonus, the Customer Service Jackpot Plan and the Corporate Expense Jackpot Plan, and the Senior Executive Incentive Plan are expected to be determined and approved by the HRC and the 162(m) Committee, respectively, in February 2012. Amounts paid in both 2010 and 2009 were paid pursuant to the Annual Management Bonus Plan for Messrs. Jenkin and Payne, and the Senior Executive Incentive Plan for Messrs. Loveman and Halkyard, and Ms. Thomas.

(4)	Includes above-market earnings on the balance Mr. Jenkin maintain in the EDCP. Mr. Jenkin has met the requirements to earn the retirement rate of interest. In October 1995, the HRC approved a fixed retirement rate of 15.5% for all account balances under the EDCP as of December 31, 1995 (subject to plan minimum rates contained in the EDCP). The interest rates on post-1995 deferrals continue to be approved each year by the HRC. The retirement rate on post 1995 deferrals during 2011 was the EDCP’s minimum retirement rate of 7.64%.

(5)	All Other Compensation includes the amounts in the following table:

Name	Year	Executive Security ($)	Allocated amount for aircraft usage ($)	Allocated amount for company lodging ($)	Tax Reimbursements ($)
Gary W. Loveman	2011	236,443	539,005	126,710	137,616
	2010	412,890	464,630	133,607	120,681
	2009	394,529	330,618	126,393	58,799

Jonathan S. Halkyard	2011	—	—	—	—
	2010	—	—	—	—
	2009	—	—	—	—

Thomas M. Jenkin	2011	—	—	—	—
	2010	—	—	—	—
	2009	—	—	—	—

John W. R. Payne	2011	—	—	—	—
	2010	—	—	—	—
	2009	—	—	—	—

Mary H. Thomas	2011	—	—	—	—
	2010	—	—	—	—
	2009	—	—	—	—

Perquisites consist of executive security, personal aircraft usage, company lodging, pension matching contributions, life and disability insurance, financial planning, and tax reimbursements. Perquisites are detailed in the above table only to the extent that the amount of any individual item exceeds the greater of $25,000 or 10% of the executive’s total perquisites.

Mr. Loveman is required to have executive security protection. See “Compensation Discussion & Analysis—Personal Benefits and Perquisites” for additional information.

The amount allocated to Mr. Loveman for personal and/or commuting aircraft usage is calculated based on the incremental cost to us of fuel, trip-related maintenance, crew travel expenses, on-board catering, landing fees, trip-related hangar/parking costs, and other miscellaneous variable costs. Since our aircrafts are used primarily for business travel, we do not include the fixed costs that do not change based on usage, such as pilots’ salaries, depreciation of the purchase costs of our aircraft, fractional ownership commitment fees, and the cost of maintenance not specifically related to trips. For security reasons, Mr. Loveman is required to use our aircraft for personal and business travel.

The amount allocated to Mr. Loveman for company lodging while in Las Vegas and the associated taxes are based on respective taxable earnings for such lodging. In addition to tax reimbursements for lodging, Mr. Loveman also receives tax reimbursements for the premiums paid for his life and disability insurance. In 2011, 2010 and 2009, Mr. Loveman received tax reimbursements related to lodging of $90,817, $95,762, and $58,799, respectively. Tax reimbursements for Mr. Loveman’s life and disability insurance premiums were $46,799, $24,919, and zero, for 2011, 2010 and 2009, respectively.

We do not provide a fixed benefit pension plan for our executives but maintain a deferred compensation plan, the Executive Supplemental Savings Plan II, or the ESSP II, under which the executives may defer a portion of their compensation. The ESSP II is a variable investment plan that allows the executives to direct their investments by choosing among several investment alternatives.

Discussion of Summary Compensation Table

Each of our named executive officers has entered into employment agreements with us that relate to the benefits that the named executive officers receive upon termination. See “—Executive Compensation—Compensation Discussion and Analysis—Elements of Post Employment Compensation and Benefits—Employment Arrangements” for additional information.

Grants of Plan-Based Awards

The following table gives information regarding potential incentive compensation for 2011 to our executive officers named in the Summary Compensation Table. Non-Equity Incentive Plan Awards approved for 2011 and 2010 are included in the “Non Equity Incentive Plan Compensation” column in the Summary Compensation Table.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Share Value on Grant Date ($/Sh)	Grant Date Fair Value of Option Awards ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Gary W. Loveman	n/a	—	2,850,000	7,125,000	—	—	—	—	—	—	—
	11/29/2011	—	—	—	—	—	290,334	580,667	20.09	20.09	7,878,331
	7/8/2011(2)						478,375	1,610,875	20.09	20.09	5,550,026	(3)

Jonathan S. Halkyard	n/a	—	420,000	1,260,000	—	—	—	—	—	—	—
	11/29/2011	—	—	—	—	—	—	8,710	20.09	20.09	90,550
	7/8/2011(2)						26,730	182,020	20.09	20.09	573,350	(3)

Thomas M. Jenkin	n/a	—	900,000	2,700,000	—	—	—	—	—	—	—
	11/29/2011	—	—	—	—	—	—	66,359	20.09	20.09	689,864
	7/8/2011(2)						35,947	261,235	20.09	20.09	797,447	(3)

John W. R. Payne	n/a	—	843,750	2,531,250	—	—	—	—	—	—	—
	11/29/2011	—	—	—	—	—	—	68,635	20.09	20.09	713,534
	7/8/2011(2)						25,808	175,744	20.09	20.09	553,586	(3)

Mary H. Thomas	n/a	—	393,750	1,181,250	—	—	—	—	—	—	—
	11/29/2011	—	—	—	—	—	—	55,711	20.09	20.09	579,176
	7/8/2011(2)						8,998	60,792	20.09	20.09	177,816	(3)

(1)	Represents potential threshold, target, and maximum incentive compensation for 2011.
(2)	In July 2011, the HRC approved amendments to outstanding stock options reducing the price of outstanding time-based options to $20.09, with the reduced exercise price being phased in between a four to six year period, depending on the grant date. The exercise price of outstanding 1.5X performance-based options was also reduced to $20.09 per share. See “—Executive Compensation—Compensation Discussion & Analysis—Elements of Compensation—Stock Option Re-Pricing” for additional information.
(3)	The figure in this column represents, with respect to the amended stock options, the incremental fair value, computed as of the date of the option amendments in accordance with FASB ASC Topic 718.

Discussion of Grants of Plan Based Awards Table

In February 2008, the Board approved and adopted the Harrah’s Entertainment Corporation Management Equity Incentive Plan (the “Equity Plan”). The purpose of the Equity Plan is to promote our long-term financial interests and growth by attracting and retaining management and other personnel and key service providers with the training, experience, and ability to enable them to make a substantial contribution to the success of our business; to motivate management personnel by means of growth-related incentives to achieve long-range goals; and to further the alignment of interests of participants with those of our stockholders. Grants to each of our named executive officers under this plan are listed above. For a more detailed discussion of how equity grants are determined, see “—Executive Compensation—Compensation Discussion & Analysis—Elements of Compensation—Equity Awards.”

On January 27, 2008, we entered into a stock option rollover agreement with Mr. Loveman that provides for the conversion of options to purchase our shares prior to the Acquisition into options to purchase our shares following the Acquisition with such conversion preserving the intrinsic “spread value” of the converted option. The rollover option is immediately exercisable with respect to 231,918 shares of our non-voting common stock at an exercise price of $14.35 per share. The rollover options expire on June 17, 2012.

Outstanding Equity Awards at Fiscal Year-End

In February 2008, the Board approved and adopted the Harrah’s Entertainment, Inc. Management Equity Incentive Plan. Grants to each of our named executive officers under this plan are listed below. See “—Executive Compensation—Compensation Discussion and Analysis—Elements of Compensation-Equity Awards” for more information.

	Options
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)		Options Exercise Price ($)	Options Expiration Date
Gary W. Loveman	231,918		—		—		14.35	6/17/2012
	325,218		325,216	(1)	478,375	(2)	57.41	2/27/2018
	162,609	(5)	—		478,375	(2)	20.09	2/27/2018
	—		683,857	(3)	—		32.19	3/1/2020
	—		113,976	(3)			20.09	3/1/2020
	—		580,667	(4)	290,334	(6)	20.09	11/29/2021

Jonathan S. Halkyard	35,640		35,640	(1)	26,730	(2)	57.41	2/27/2018
	17,819	(5)	—		26,730	(2)	20.09	2/27/2018
	—		79,646	(3)	—		32.19	3/1/2020
	—		13,275	(3)	—		20.09	3/1/2020
	—		8,710	(4)	—		20.09	11/29/2021

Thomas M. Jenkin	47,930		47,930	(1)	35,947	(2)	57.41	2/27/2018
	23,965	(5)	—		35,947	(2)	20.09	2/27/2018
	—		121,209	(3)	—		32.19	3/1/2020
	—		20,202	(3)	—		20.09	3/1/2020
	—		66,359	(4)	—		20.09	11/29/2021

John W. R. Payne	34,412		34,410	(1)	25,808	(2)	57.41	2/27/2018
	17,206	(5)	—		25,808	(2)	20.09	2/27/2018
	—		76,901	(3)	—		32.19	3/1/2020
	—		12,816	(3)	—		20.09	3/1/2020
	—		68,635	(4)	—		20.09	11/29/2021

Mary H. Thomas	9,832		9,832	(1)	7,374	(2)	57.41	2/27/2018
	4,916	(5)	—		7,374	(2)	20.09	2/27/2018
	1,262		3,246		1,624	(2)	29.73	2/24/2019
	903	(5)	—		1,624	(2)	20.09	2/24/2019
	—		26,402	(3)	—		32.19	3/1/2020
	—		4,401	(3)	—		20.09	3/1/2020
	—		55,711	(4)	—		20.09	11/29/2021

(1)	One-half of unvested options vest on January 28, 2012 and 2013, respectively.

(2)	Performance options vest if the return on investment in Caesars of the Sponsors and co-investors achieves a specified return. Specifically, 50% of the performance-based options vest upon a 1.5X return and 2X return, respectively. In addition, a pro rata portion of the 2X options vest if the Sponsors and co-investors achieve a return on their investment that is greater than 1.75X, but less than 2X. The pro rata portion increases on a straight-line basis from zero to a participant’s total number of 2X options depending upon the level of return the Sponsors and co-investors realize between 1.75X and 2X. In July 2011, the HRC approved an amendment to all outstanding option grants reducing the strike price of all outstanding 1.5X performance-based options to $20.09. The strike prices of 2X options were not changed from their original issue price.

(3)	One-fourth of unvested options vest on March 1, 2012, 2013, 2014, and 2015, respectively.

(4)	One-fourth of unvested options vest on September 30, 2012, 2013, 2014, and 2015, respectively.

(5)	In July 2011, the HRC approved amendments to the outstanding stock options, which reduced the exercise price for all outstanding, time-based options to $20.09 per share. The reduced exercise price is phased in over a four to six-year period, depending on grant date, as set forth in each individual award agreement. Prior to the phase-in, any vested options may still be exercised at the original exercise price, subject to the terms of the Equity Plan.

(6)	These performance options vest if the Sponsors and their respective affiliates achieve the return of capital invested in Caesars at a $57.41 stock price.

Option Exercises and Stock Vested

The following table gives certain information concerning stock option and stock award exercises and vesting during 2011.

Name	Option Awards Number of Shares Vesting (#)	Stock Awards Number of Shares Vesting (#)	Value Realized on Exercise ($)
Gary W. Loveman	162,609	—	—
Jonathan S. Halkyard	17,819	—	—
Thomas M. Jenkin	23,965	—	—
John W. R. Payne	17,206	—	—
Mary H. Thomas	5,998	—	—

For discussion of how equity grants are determined, see “—Executive Compensation—Compensation Discussion and Analysis—Elements of Compensation—Equity Awards.”

Nonqualified Deferred Compensation

Name	Executive Contributions in 2011 ($)(1)	Registrant Contributions in 2011 ($)(1)	Aggregate Earnings in 2011 ($)(1)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance in 2011 ($)(2)
Gary W. Loveman	—	—	(712)	—	50,445
Jonathan S. Halkyard	303,000	—	(45,091)	—	1,228,244
Thomas M. Jenkin	—	—	599,885	—	5,546,935
John W. R. Payne	—	—	(389)	—	12,570
Mary H. Thomas	107,731	—	(18,213)	—	567,208

(1)	The following deferred compensation contribution and earnings amounts were reported in the 2011 Summary Compensation Table.

Name	Contributions in 2011 ($)	Above Market Earnings in 2011 ($)
Gary W. Loveman	—	—
Jonathan S. Halkyard	303,000	—
Thomas M. Jenkin	—	54,118
John W. R. Payne	—	—
Mary H. Thomas	107,731	—

All other earnings were at market rates from deferred compensation investments directed by the executives.

(2)	The following deferred compensation contribution and earnings amounts were reported in the Summary Compensation Table in previous years.

Name	Prior Year Contributions and Above Market Earnings Amounts ($)
Gary W. Loveman	12,484,249
Jonathan S. Halkyard	932,551
Thomas M. Jenkin	1,008,092
John W. R. Payne	801,986
Mary H. Thomas	107,731

Discussion of Nonqualified Deferred Compensation Table

We do not provide a fixed benefit pension plan for our executives but maintain deferred compensation plans (collectively, DCP) and an ESSP II. During 2011, certain key employees, including executive officers, could defer a portion of their salary and bonus into the ESSP II. The ESSP II is a variable investment plan that allows the executives to direct their investments by choosing among several investment alternatives. The contributions of the executives and the company into the ESSP II during 2011 are reflected in the above table. The earnings of the executives in 2011 on current and prior year deferrals are also reflected in the above table.

The ESSP II replaced our Executive Supplemental Savings Plan, or ESSP, for future deferrals beginning on January 1, 2005. No deferrals were allowed after December 2004 into ESSP. We approved the ESSP II, which complies with the American Jobs Creation Act of 2004 and allowed deferrals starting in 2005. Messrs. Jenkin, Halkyard and Payne and Ms. Thomas maintain a balance in the ESSP II, and Mr. Halkyard maintains a balance in the ESSP. Earnings for 2011 are included in the above table.

Mr. Jenkin currently maintains, a balance in the Executive Deferred Compensation Plan, or the EDCP. Under the EDCP, the executive earns the retirement rate under the EDCP if he attains (a) specified age and service requirements (55 years of age plus 10 years of service or 60 years of age) or (b) attains specified age and service requirements (is at least 50 years old, and when added to years of service, equals 65 or greater) and if his employment is terminated without cause pursuant to his employment agreement. The executive receives service credit under the EDCP for any salary continuation and non-compete period. Additionally, if an executive is “separated from service” within 24 months of the Acquisition, the executive earns the retirement rate under the EDCP. Mr. Jenkin has met the requirements under the EDCP to earn the retirement rate. Deferrals into the EDCP were terminated in 2001. The HRC approves the EDCP retirement rate (which cannot be lower than a specified formula rate) annually. In October 1995, the HRC approved a fixed retirement rate of 15.5% for all account balances under the EDCP as of December 31, 1995 (subject to plan minimum rates contained in the EDCP). The interest rates on post-1995 deferrals continue to be approved each year by the HRC. The retirement rate on post-1995 deferrals during 2011 was the Plan’s minimum retirement rate of 7.64%. Mr. Jenkin’s earnings in 2011 under the EDCP are included in the above table.

The table below shows the investment funds available under the ESSP and the ESSP II and the annual rate of return for each fund for the year ended December 31, 2011:

Name of Fund	2011 Rate of Return
500 Index Trust B	1.86%
Aggressive Growth Lifecycle	(5.10)%
American Growth Trust	(4.63)%
American International Trust	(14.34)%
M International Equity	(13.56)%
Conservative Lifecycle	2.72%
Equity-Income Trust	(0.76)%
Growth Lifecycle	(2.57)%
Inflation Managed	11.85%
Managed Bond	3.84%
Mid Cap Stock Trust	(9.16)%
Mid Value Trust	(4.80)%
Moderate Lifecycle	0.15%
Money Market Trust B	0.08%
Real Estate Securities Trust	6.12%
Small Cap Growth Trust	(6.79)%
Small Cap Value Trust	1.15%
Small Cap Index	(4.51)%
International Equity Index	(13.99)%

Pursuant to the terms of the DCP and ESSP II, any unvested amounts of the participants in the plans became fully vested upon the Acquisition.

Potential Payments Upon Termination or Change of Control

We have entered into employment agreements with the named executive officers that require us to make payments and provide various benefits to the executives in the event of the executive’s termination or a Change in Control. The terms of the agreements are described above under “—Executive Compensation—Compensation Discussion and Analysis— Elements of Post-Employment Compensation and Benefits—Employment Arrangements.” The estimated value of the payments and benefits due to the executives pursuant to their agreements under various termination events are detailed below.

The following tables show the estimated amount of potential cash severance payable to each of the named executive officers, as well as the estimated value of continuing benefits, based on compensation and benefit levels in effect on December 31, 2011.

For each of the NEOs, we have assumed that their employment was terminated on December 31, 2011, and the market value of their unvested equity awards was $20.09 per share, which was the fair market value of our stock (as determined by the HRC) as of December 31, 2011. Due to the numerous factors involved in estimating these amounts, the actual value of benefits and amounts to be paid can only be determined upon an NEOs termination of employment.

Gary W. Loveman	Voluntary Termination ($)	Retirement ($)	Involuntary Not for Cause Termination ($)	For Cause Termination ($)	Involuntary or Good Reason Termination (Change in Control) ($)(1)	Disability ($)(2)	Death ($)
Compensation:
Base Salary	—	—	9,700,000	—	14,550,000	4,000,000	—
Short Term Incentive	—	—	2,850,000	—	2,850,000	—	—

Benefits And Perquisites:
Post-retirement Health Care(3)	315,100	315,100	315,100	315,100	315,100	315,100	—
Medical Benefits	—	—	—	—	—	—	17,161
Life & Accident Insurance And Benefits(4)	—	—	22,520	—	22,520	22,520	6,000,000
Disability Insurance And Benefits(5)	—	—	—	—	—	80,000 per mo.	—

Totals	315,100	315,100	12,887,620	315,100	17,737,620	4,337,620 and 80,000 per mo.	6,017,161

(1)	Amounts do not include amount of any gross up payment for excise taxes under Section 4999 of the Code.
(2)	Base salary payments will be offset by disability payments.
(3)	Reflects the estimated present value of all future premiums under our health plans.
(4)	Reflects the estimated present value of the cost of coverage for life and accident insurance policies and the estimated amount of proceeds payable to the executive’s beneficiaries in the event of the executive’s death.
(5)	Reflects the estimated amount of proceeds payable to the executive in the event of the executive’s disability.

Jonathan S. Halkyard	Voluntary Termination ($)	Retirement ($)	Involuntary Not for Cause Termination ($)	For Cause Termination ($)	Involuntary or Good Reason Termination (Change in Control) ($)	Disability ($)(1)	Death ($)
Compensation:
Base Salary	—	—	1,050,000	—	1,050,000	1,050,000	—
Short Term Incentive	—	—	—	—	—	—	—

Benefits and Perquisites:
Post-retirement Health Care(2)	—	—	—	—	—	382,319	—
Life & Accident Insurance And Benefits(3)	—	—	—	—	—	—	1,995,000
Disability Insurance And Benefits(4)	—	—	—	—	—	30,000 per mo.	—

Totals	—	—	1,050,000	—	1,050,000	1,432,319 and 30,000 per mo.	1,995,000

(1)	Base salary payments will be offset by disability payments.
(2)	Reflects the estimated present value of all future premiums under our health plans.
(3)	Reflects the estimated present value of the cost of coverage for life and accident insurance policies and the estimated amount of proceeds payable to the executive’s beneficiaries in the event of the executive’s death.
(4)	Reflects the estimated amount of proceeds payable to the executive in the event of the executive’s disability.

Thomas M. Jenkin	Voluntary Termination ($)	Retirement ($)	Involuntary Not for Cause Termination ($)	For Cause Termination ($)	Involuntary or Good Reason Termination (Change in Control) ($)	Disability ($)(1)	Death ($)
Compensation:
Base Salary	—	—	1,800,000	—	1,800,000	1,800,000	—
Short Term Incentive	—	—	—	—	—	—	—

Benefits and Perquisites:
Post-retirement Health Care(2)	243,948	243,948	243,948	—	243,948	243,948	—
Life & Accident Insurance and Benefits(3)	—	—	—	—	—	—	3,420,000
Disability Insurance and Benefits(4)	—	—	—	—	—	30,000 per mo.	—

Totals	243,948	243,948	2,043,948	—	2,043,948	2,043,948 and 30,000 per mo.	3,420,000

(1)	Base salary payments will be offset by disability payments.
(2)	Reflects the estimated present value of all future premiums under our health plans.
(3)	Reflects the estimated present value of the cost of coverage for life and accident insurance policies and the estimated amount of proceeds payable to the executive’s beneficiaries in the event of the executive’s death.
(4)	Reflects the estimated present value of the cost of coverage for disability insurance and the amount of proceeds payable to the executive in the event of the executive’s disability.

John W. R. Payne	Voluntary Termination ($)	Retirement ($)	Involuntary Not for Cause Termination ($)	For Cause Termination ($)	Involuntary or Good Reason Termination (Change in Control) ($)	Disability ($)(1)	Death ($)
Compensation:
Base Salary	—	—	1,687,500	—	1,687,500	1,687,500	—
Short Term Incentive	—	—	—	—	—	—	—

Benefits and Perquisites:
Post-retirement Health Care(2)	—	—	—	—	—	434,177	—
Life & Accident Insurance and Benefits(3)	—	—	—	—	—	—	2,922,000
Disability Insurance and Benefits(4)	—	—	—	—	—	30,000 per mo.	—

Totals	—	—	1,687,500	—	1,687,500	2,121,677 and 30,000 per mo.	2,922,000

(1)	Base salary payments will be offset by disability payments.
(2)	Reflects the estimated present value of all future premiums under our health plans.
(3)	Reflects the estimated present value of the cost of coverage for life and accident insurance policies and the estimated amount of proceeds payable to the executive’s beneficiaries in the event of the executive’s death.
(4)	Reflects the estimated present value of the cost of coverage for disability insurance and the amount of proceeds payable to the executive in the event of the executive’s disability.

Mary H. Thomas	Voluntary Termination ($)	Retirement ($)	Involuntary Not for Cause Termination ($)	For Cause Termination ($)	Involuntary or Good Reason Termination (Change in Control) ($)	Disability ($)(1)	Death ($)
Compensation:
Base Salary	—	—	787,500	—	787,500	787,500	—
Short Term Incentive	—	—	—	—	—	—	—

Benefits and Perquisites:
Post-retirement Health Care(2)	—	—	—	—	—	410,454	—
Life & Accident Insurance and Benefits(3)	—	—	—	—	—	—	1,140,000
Disability Insurance and Benefits(4)	—	—	—	—	—	25,000 per mo.	—

Totals	—	—	787,500	—	787,500	1,197,954 and 25,000 per mo.	1,140,000

(1)	Base salary payments will be offset by disability payments.
(2)	Reflects the estimated present value of all future premiums under our health plans.
(3)	Reflects the estimated present value of the cost of coverage for life and accident insurance policies and the estimated amount of proceeds payable to the executive’s beneficiaries in the event of the executive’s death.
(4)	Reflects the estimated amount of proceeds payable to the executive in the event of the executive’s disability.

Compensation of Directors

The following table sets forth the compensation provided by us to non-management directors during 2011:

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Jeffrey Benjamin	—	—	—	—	—
David Bonderman	—	—	—	—	—
Jonathan Coslet(2)	—	—	—	—	—
Kelvin L. Davis	—	—	—	—	—
Jeffrey T. Housenbold(3)	8,889	—	—	—	8,889
Karl Peterson	—	—	—	—	—
Eric Press	—	—	—	—	—
Marc Rowan	—	—	—	—	—
David B. Sambur	—	—	—	—	—
Lynn C. Swann(4)	90,000	33,247	—	—	123,247
Jinlong Wang(5)	100,000	71,952	—	—	171,952
Christopher J. Williams(6)	130,000	20,352	—	—	150,352

(1)	Amounts in this column represent the sum of (i) the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 and (ii) the incremental fair value of options that were repriced in 2011, as of July 8, 2011, the date of the repricing.
(2)	Mr. Coslet resigned from the Board effective November 29, 2011.
(3)	Mr. Housenbold was elected to the Board effective November 29, 2011. His compensation for 2011 was prorated.
(4)	Mr. Swann had a total of 4,690 options outstanding on December 31, 2011.
(5)	Mr. Wang had a total of 4,009 options outstanding on December 31, 2011.
(6)	Mr. Williams also serves on the NJ/PA Audit Committee. For his services on the NJ/PA Audit Committee, Mr. Williams was paid an annual retainer of $30,000 in 2011. He had a total of 4,916 options outstanding on December 31, 2011.

In 2011, only Mr. Williams, Mr. Swann, Mr. Wang, and Mr. Housenbold received compensation for their services as members of our Board. Mr. Williams and Mr. Swann received a one-time option grant on July 1, 2008, which vests ratably over five years from the date of election to our Board. Mr. Williams received an option to purchase 4,916 shares of common stock, and Mr. Swann received an option to purchase 3,688 shares of common stock. In January 2011, Mr. Swann received an option to purchase an additional 1,002 shares of common stock, and Mr. Wang received an option to purchase 4,009 shares of common stock. In July 2011, the HRC approved amendments to outstanding stock options reducing the price of outstanding time-based options to $20.09, with the reduced exercise price being phased in between a four to six year period, depending on the grant date. In addition, each of these directors and Mr. Housenbold receive annual cash compensation paid monthly in arrears. Mr. Williams receives $100,000 annually, Mr. Swann receives $90,000 annually, and Mr. Wang receives $100,000 annually. Mr. Housenbold’s compensation for 2012 shall be $100,000 annually. The remaining directors do not receive compensation for their service as a member of our Board. All of our directors are reimbursed for any expenses incurred in connection with their service.

2012 Performance Incentive Plan

Our Board and stockholders have adopted the 2012 Performance Incentive Plan, or 2012 Incentive Plan, to become effective upon consummation of the IPO. The following is a summary of certain terms and conditions of the 2012 Incentive Plan. This summary is qualified in its entirety by reference to the 2012 Incentive Plan attached as Exhibit 10.89 to this registration statement. You are encouraged to read the full 2012 Incentive Plan.

Eligibility

Directors, employees, officers, and individual consultants or advisors who render services to the Company or its subsidiaries may be selected to receive awards under the 2012 Incentive Plan.

Administration

Our Board or a subcommittee thereof has the authority to administer the 2012 Incentive Plan. The Board or a subcommittee may delegate some or all authority to another committee. In addition, to the extent permitted by applicable law, the Board or subcommittee may delegate to one or more officers of the Company its powers to designate the officers and employees who will receive grants of awards under the 2012 Incentive Plan and to determine the number of shares subject to, and the other terms and conditions of, such awards. Ministerial, non-discretionary functions may be delegated to certain officers, employees and third parties.

For awards intended to satisfy the requirements for performance-based compensation under Section 162(m) of the Internal Revenue Code, the 2012 Incentive Plan will be administered by a committee consisting solely of two or more outside directors. Awards or transactions intended to be exempt under Rule 16b-3 of the Securities Exchange Act, must be authorized by the Board or a committee consisting solely of two or more non-employee directors (as such requirement is applied under Rule 16b-3). And, to the extent required by any applicable listing agency, this 2012 Incentive Plan shall be administered by a committee composed entirely of “independent directors,” within the meaning of the applicable listing agency.

It is currently anticipated that the HRC will administer the 2012 Incentive Plan. The HRC, the Board or any subcommittee administrating the 2012 Incentive Plan is referred to in this summary as the “plan administrator.”

The plan administrator has broad authority, subject to express provisions of the 2012 Incentive Plan, to:

•	select participants and determine the types of awards that they are to receive;

•

determine the number of shares that are to be subject to awards and the terms and conditions of awards (including the price (if any) to be paid for the shares or award, vesting schedules, performance targets and the events of termination of such awards);

•	approve the form of agreements evidencing the awards, which need not be identical as to type of award or among participants;

•	cancel, modify or waive our rights with respect to, or modify, discontinue, suspend or terminate any or all outstanding awards, subject to any required consents;

•	accelerate or extend the vesting or exercisability of, or extend the term of, any or all outstanding awards, subject to the terms of the 2012 Incentive Plan;

•	construe and interpret the 2012 Incentive Plan and any agreements relating to the 2012 Incentive Plan;

•

subject to the other provisions of the 2012 Incentive Plan, make certain adjustments to outstanding awards, including to the number of shares of common stock subject to any award, the price of any award or previously imposed terms and conditions;

•	authorize the termination, conversion, substitution or succession of awards upon the occurrence of certain events;

•

allow the purchase price of an award or shares of our common stock to be paid in the form of cash, check or electronic funds transfer, by the delivery of previously-owned shares of our common stock or by a reduction of the number of shares deliverable pursuant to the award, by services rendered by the recipient of the award, by notice and third party payment or cashless exercise on such terms as the plan administrator may authorize, or any other form permitted by law; and

•

determine the date of grant of awards, which may be after, but not before, the plan administrator’s action and, unless otherwise designated by the plan administrator, will be the date of plan administrator’s action.

The plan administrator will have full discretion to take such actions as it deems necessary or desirable for the administration of the 2012 Incentive Plan. Plan administrator decisions relating to the 2012 Incentive Plan are final and binding.

Number of Shares Authorized and Award Limits

Subject to adjustment in connection with changes in capitalization, the maximum number of shares of our common stock that may be delivered pursuant to awards under the 2012 Incentive Plan is the sum of: (1) 6,867,018 shares of our common stock, (2) 536,452 the number of shares under the Equity Plan that are not subject to stock options granted as of consummation of the IPO and (3) the number of shares subject to stock options granted under the Equity Plan, and outstanding on the date the 2012 Incentive Plan is first approved by its stockholders, which thereafter expire, or for any reason are cancelled or terminated, without being exercised.

As of the date of this prospectus, no awards have been granted under the 2012 Incentive Plan, and the full number of shares authorized under the 2012 Incentive Plan is available for award purposes.

This maximum share reserve will be reduced in accordance with the rules in this paragraph:

•

to the extent an award is settled in cash or a form other than common stock, the shares that would have been delivered had there been no such cash or other settlement will not be counted against the shares available for issuance under the 2012 Incentive Plan;

•	if shares of common stock are delivered in respect of a dividend equivalent right, the actual number of shares delivered with respect to the award will be counted against the share limits;

•

if shares of common stock are delivered pursuant to the exercise of a stock appreciation right or option granted under the 2012 Incentive Plan, the number of underlying shares as to which the exercise related will be counted against the applicable share limits, as opposed to only counting the shares actually issued; and

•

shares that are subject to or underlie awards that expire, are cancelled, terminated or forfeited, fail to vest, or for any other reason are not paid or delivered under the 2012 Incentive Plan shall again be available for subsequent awards under the 2012 Incentive Plan, but shares that are exchanged by a participant or withheld by the Company as full or partial payment in connection with any award under the 2012 Incentive Plan, or to satisfy tax withholding obligations related to any award, will not be available for subsequent awards under the 2012 Incentive Plan.

No fractional shares may be awarded under the 2012 Incentive Plan. The plan administrator may pay cash in lieu of fractional shares.

The 2012 Incentive Plan includes the following additional caps:

•	no more than 6,867,018 shares may be issued with respect to incentive stock options under the 2012 Incentive Plan;

•

the maximum number of shares of common stock subject to those options and stock appreciation rights that are granted during any calendar year to any individual under the 2012 Incentive Plan is 3,433,509 shares;

•

the maximum number of shares of common stock which may be delivered pursuant to performance-based awards (other than options and stock appreciation rights intended to satisfy the requirements for “performance-based compensation” under Internal Revenue Code Section 162(m), and other than cash awards covered by the cap in the following sentence) that are granted to any one participant in any calendar year will not exceed 1,373,404 shares, either individually or in the aggregate;

•

in addition, the aggregate amount of compensation to be paid to any one participant in respect of all performance-based awards payable only in cash and not related to shares of common stock and granted to that participant in any one calendar year will not exceed $25,000,000.00; and

•	awards cancelled during the year will be counted against the limits in the preceding two bullets to the extent required by Section 162(m) of the Internal Revenue Code.

Changes in Capitalization

As is customary in incentive plans of this nature, (1) the number and type of shares of common stock (or other securities) available under the 2012 Incentive Plan, and the specific share limits, maximums and numbers of shares set forth elsewhere in the 2012 Incentive Plan, (2) the number, amount and type of shares of common stock (or other securities or property) subject to outstanding awards, (3) the grant, purchase, base, or exercise price and/or (4) the securities, cash or other property deliverable upon exercise or payment of outstanding awards must be equitably and proportionately adjusted by the plan administrator upon any reclassification, recapitalization, stock split, reverse stock split, merger, combination, consolidation, reorganization, spin-off, split-up, extraordinary dividend distribution in respect of the common stock, any exchange of common stock or other securities of the Company, or any similar, unusual or extraordinary corporate transaction in respect of the common stock. Unless otherwise expressly provided in the applicable award agreement, upon (or, as may be necessary to effect the adjustment, immediately prior to) any change-in-control-type event, the plan administrator shall equitably and proportionately adjust the performance standards applicable to any then-outstanding performance-based awards to the extent necessary to preserve (but not increase) the level of incentives intended by the 2012 Incentive Plan and the then-outstanding performance-based awards.

Awards Available for Grant

Awards under the 2012 Incentive Plan may be in the form of non-qualified and incentive (qualified) stock options, stock appreciation rights, stock bonuses, restricted stock, performance stock, stock units, phantom stock, dividend equivalents, cash awards, rights to purchase or acquire shares, or similar securities with a value related to our common stock. Awards may be made in combination or in tandem with, in replacement of, as alternatives to, or as the payment form for grants or rights under any other employee or compensation plan of the Company or one of its subsidiaries.

Awards under the 2012 Incentive Plan generally will not be transferable other than by will or the laws of descent and distribution, though the plan administrator may permit awards to be exercised by and paid to, or otherwise transferred, under certain conditions or in the plan administrator’s discretion.

Options and Stock Appreciation Rights

Options granted under the 2012 Incentive Plan will be subject to the terms and conditions established by the plan administrator in an award agreement. All options granted under the 2012 Incentive Plan shall be non-qualified unless the applicable award agreement states that the option is intended to be an incentive stock option. The term of an option or stock appreciation right will generally be ten years (or five years for incentive stock options granted to a 10% shareholder) subject to the 2012 Incentive Plan’s and the applicable award agreement’s provisions for earlier expiration upon certain termination from employment.

The exercise price of options and base price of stock appreciation rights will not be less than the fair market value of the common stock at the date of grant; however, incentive stock options granted to a participant who owns shares representing more than 10% of the voting power of all classes of shares of the Company or any subsidiary will have an exercise price that is no less than 110% of the fair market value of our common stock at grant.

Payment of Exercise Price

The purchase or exercise price for an award under the 2012 Incentive Plan may be paid by means of any lawful consideration, as determined by the plan administrator, including: services rendered by the award recipient; cash, check, or electronic funds transfer; notice and third party payment; delivery of previously-owned shares of common stock; a reduction in the number of shares otherwise deliverable pursuant to the award; or pursuant to a “cashless exercise” with a third party who provides financing for the purposes of (or who otherwise facilitates) the purchase or exercise of awards. Shares of common stock used to satisfy the exercise price of an option will be valued at their fair market value on the date of exercise. The Company will not be obligated to deliver any shares until it receives full payment of the exercise or purchase price therefor and any related withholding obligations and other conditions to exercise or purchase have been satisfied. Unless otherwise expressly provided in an applicable award agreement, the plan administrator may at any time eliminate or limit a participant’s ability to pay the purchase or exercise price of any award by any method other than cash. The plan administrator may provide for the deferred payment of awards and may determine the terms applicable to deferrals.

Section 162(m) Performance-Based Awards

Any of the types of awards granted under the 2012 Incentive Plan may be, and options and stock appreciation rights granted to officers and employees typically will be, granted as awards intended to satisfy the requirements for “performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code. If the plan administrator determines that an award other than an option or stock appreciation right is intended to be subject to Section 162(m), the plan administrator shall establish performance criteria based on one or more of the following (as applied under generally accepted accounting principles or in the financial reporting of the Company or of its subsidiaries):

•	earnings per share;
•	cash flow (which means cash and cash equivalents derived from either net cash flow from operations or net cash flow from operations, financing and investing activities);
•	stock price;
•	total stockholder return;
•	net revenue;
•	revenue growth;
•	operating income (before or after taxes);
•	net earnings (before or after interest, taxes, depreciation and/or amortization);
•	return on equity or on assets or on net investment;
•	cost containment or reduction;
•	property earnings (before interest, taxes, depreciation and/or amortization);
•	adjusted earnings (before interest, taxes, depreciation and/or amortization);
•	reduction in corporate expenses;
•	customer service scores; or
•	any combination thereof.

Performance-based awards may provide for performance targets to be adjusted to mitigate the unbudgeted impact of material, unusual or nonrecurring gains and losses, accounting changes or other extraordinary events not foreseen at the time the targets were set. The applicable performance measurement period may not be less than three months nor more than 10 years.

Corporate Transactions

Generally, and subject to limited exceptions set forth in the 2012 Incentive Plan, if we dissolve or undergo certain corporate transactions such as a merger, business combination, consolidation, or other reorganization; an exchange of our common stock; a sale of substantially all of our assets; or any other event in which we are not the surviving entity, all awards then-outstanding under the 2012 Incentive Plan will become fully vested or paid, as applicable, and will terminate or be terminated in such circumstances, unless the plan administrator provides for the assumption, substitution or other continuation of the award. The plan administrator may also make provision for a cash payment in settlement of awards upon such events. The plan administrator may adopt such valuation methodologies for outstanding awards as it deems reasonable in the event of a cash or property settlement and, in the case of options, stock appreciation rights or similar rights, may base such settlement solely upon the excess if any of the per share amount payable upon or in respect of such event over the exercise or base price of the award.

The plan administrator also has the discretion to establish other change in control provisions with respect to awards granted under the 2012 Incentive Plan. For example, the plan administrator could provide for the acceleration of vesting or payment of an award in connection with a corporate event that is not described above and provide that any such acceleration shall be automatic upon the occurrence of any such event.

Amendment

Our Board may amend or terminate the 2012 Incentive Plan at any time, but no amendment or termination may, without participant consent, impair the rights of such participant in any material respect under any award previously granted. Plan amendments will be submitted to stockholders for their approval as required by applicable law or any applicable listing agency.

Clawback/Forfeiture

Unless an award agreement provides otherwise, in the event of an accounting restatement due to material noncompliance by the Company with any financial reporting requirement under the securities laws that reduces the amount payable or due in respect of an award under the 2012 Incentive Plan that would have been earned had the financial results been properly reported (i) the award will be cancelled and the participant will forfeit the cash or shares received or payable on the vesting, exercise or settlement of the award and proceeds of the sale, gain or other value realized on the vesting or exercise of the award or the shares of common stock acquired in respect of the award (and the participant may be required to return or pay such shares or amount to the Company). If, after a termination by a participant from employment or services with the Company and its subsidiaries, the plan administrator determines that the Company or any of its subsidiaries had grounds to terminate such participant for “Cause” (as defined in the 2012 Incentive Plan), then (i) any outstanding award held by such participant may be cancelled without payment therefor and (ii) the plan administrator may require the participant to forfeit and pay over to the Company, on demand, all or any portion of the compensation, gain or other value realized upon the exercise of any option or stock appreciation right, or the subsequent sale of shares of common stock acquired upon exercise of such option or stock appreciation right and the value realized on the vesting, payment or settlement of any other award during the period following the date of the conduct constituting cause. To the extent required by applicable law and/or the rules of any exchange or inter-dealer quotation system on which shares of common stock are listed or quoted, or if so required pursuant to a written policy adopted by the Company (as in effect and/or amended from time to time), awards under the 2012 Incentive Plan shall be subject (including on a retroactive basis) to clawback, forfeiture or similar requirements (and such requirements shall be deemed incorporated by reference into the 2012 Incentive Plan and all outstanding award agreements).

U.S. Federal Income Tax Consequences

The following is a general summary of the material U.S. federal income tax consequences of the grant, exercise and vesting of awards under the 2012 Incentive Plan and the disposition of shares acquired pursuant to exercise or settlement of such awards and is intended to reflect the current provisions of the Internal Revenue

Code and the regulations thereunder. This summary is not intended to be a complete statement of applicable law, nor does it address foreign, state, local and payroll tax considerations. Moreover, the U.S. federal income tax consequences to any particular participant may differ from those described herein by reason of, among other things, the particular circumstances of such participant.

Options

The Internal Revenue Code requires that, for treatment of an option as an incentive stock option, shares acquired through exercise of an incentive stock option cannot be disposed of before the later of (i) two years from grant or (ii) one year from exercise. Holders of incentive stock options will generally incur no federal income tax liability at the time of grant or exercise. However, the spread at exercise will be an “item of tax preference,” which may give rise to “alternative minimum tax” liability for the taxable year in which the exercise occurs. If the holder does not dispose of the shares before the above-mentioned holding periods, the difference between the exercise price and the amount realized upon disposition of the shares will be long-term capital gain or loss. Assuming both holding periods are satisfied, no deduction will be allowed to us for federal income tax purposes in connection with the grant or exercise of the incentive stock option. If the holder of shares acquired through exercise of an incentive stock option disposes of those shares within the holding periods, the participant will generally realize taxable compensation at the time of such disposition equal to the difference between the exercise price and the lesser of the fair market value of the share on the exercise date or the amount realized on the subsequent disposition of the shares, and that amount will generally be deductible by us for federal income tax purposes, subject to the possible limitations on deductibility under Sections 280G and 162(m) of the Code for compensation paid to executives designated in those sections. Finally, if an incentive stock option becomes first exercisable in any year for shares having an aggregate value in excess of $100,000 (based on the grant date value), the portion of the incentive stock option in respect of those excess shares will be treated as a non-qualified share option for federal income tax purposes.

No income will be realized by a participant upon grant of an option that does not qualify as an incentive stock option (“a nonqualified option”). Upon exercise of a non-qualified option, the participant will recognize ordinary compensation income equal to the excess, if any, of the fair market value of the underlying exercised shares over the option exercise price paid at the time of exercise, and the participant’s tax basis will equal the sum of the compensation income recognized and the exercise price. We will be able to deduct this same amount for U.S. federal income tax purposes, but such deduction may be limited under Sections 280G and 162(m) of the Code for compensation paid to certain executives designated in those sections. In the event of a sale of shares received upon the exercise of a non-qualified option, any appreciation or depreciation after the exercise date generally will be taxed as capital gain or loss and will be long-term gain or loss if the holding period for such shares is more than one year.

Stock Appreciation Rights

No income will be realized by a participant upon grant of a stock appreciation right. Upon exercise, the participant will recognize ordinary compensation income equal to the fair market value of the payment received in respect of the stock appreciation right. We will be able to deduct this same amount for U.S. federal income tax purposes, but such deduction may be limited under Sections 280G and 162(m) of the Internal Revenue Code for compensation paid to certain executives designated in those sections.

Restricted Stock. A participant will not be subject to tax upon the grant of an award of restricted stock unless the participant otherwise elects to be taxed at the time of grant pursuant to Section 83(b) of the Code. No election under Section 83(b) of the Code or any similar law shall be made without the prior written consent of the Committee. On the date an award of restricted stock becomes transferable or is no longer subject to a substantial risk of forfeiture, the participant will have taxable compensation equal to the difference between the fair market value of the shares on that date over the amount the participant paid for such shares, if any, unless the participant made an election under Section 83(b) of the Code to be taxed at the time of grant. If the participant made an election under Section 83(b), the participant will have taxable compensation at the time of grant equal to the difference between the fair market value of the shares on the date of grant over the amount the participant paid for such shares, if any. If the election is made, the participant will not be allowed a deduction for amounts subsequently required to be returned to the Company. (Special rules apply to the receipt and disposition of restricted stock received by officers and directors who are subject to Section 16(b) of the Exchange Act). The Company will be able to deduct, at the same time as it is recognized by the participant, the amount of taxable compensation to the participant for U.S. federal income tax purposes, but such deduction may be limited under Sections 280G and 162(m) of the Code for compensation paid to certain executives designated in those Sections.

Restricted Stock Units. A participant will not be subject to tax upon grant of a restricted stock unit. Rather, upon delivery of shares or cash pursuant to an RSU, the participant will have taxable compensation equal to the fair market value of the number of shares (or the amount of cash) the participant actually receives with respect to the restricted stock unit. The Company will be able to deduct the amount of taxable compensation for U.S. federal income tax purposes, but the deduction may be limited under Sections 280G and 162(m) of the Code for compensation paid to certain executives designated in those Sections.

Other Stock-Based Awards. In general, a participant will not be subject to tax on the date of grant of another stock-based award. In general, the compensation that the participant receives pursuant to another stock-based award will be subject to tax on the date that the participant becomes vested in such award at ordinary income tax rates.

Section 162(m)

In general, Section 162(m) of the Internal Revenue Code denies a publicly held corporation a deduction for U.S. federal income tax purposes for compensation in excess of $1,000,000 per year per person to its chief executive officer and three other officers whose compensation is required to be disclosed in its proxy statement (excluding the chief financial officer), subject to certain exceptions. The 2012 Incentive Plan is intended to satisfy an exception from Section 162(m) with respect to grants of options and stock appreciation rights. In addition, the 2012 Incentive Plan is designed to permit certain awards of restricted stocks, stock units and other awards (including cash bonus awards) to qualify under the “performance-based compensation” exception to Section 162(m) of the Code.

Human Resources Committee Interlocks and Insider Participation

The HRC is comprised of three members: Messrs. Davis, Rowan and Swann. None of these individuals is a current or former officer or employee of any of our subsidiaries. During 2011, none of our executive officers served as a director or member of a compensation committee (or other committee serving an equivalent function) of any other entity whose executive officers served as a director or member of the HRC.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table lists the beneficial ownership of our common stock as of February 1, 2012, by Hamlet Holdings LLC, the Sponsors, the Paulson Investors, all current directors and director nominees, our named executive officers and all directors and executive officers as a group, and the percentage of shares beneficially owned by such beneficial owners, after giving effect to the IPO and the Co-Investors Transaction. In connection with the Co-Investors Transaction, Hamlet Holdings agreed to cause its irrevocable proxy to be terminated with respect to 24,150,456 of the Released Shares held by certain co-investors. Following the IPO and the Co-Investors Transaction, all shares held by funds affiliated with and controlled by the Sponsors and their co-investors, representing 70.1% of our outstanding common stock, are subject to an irrevocable proxy that gives Hamlet Holdings sole voting and sole dispositive power with respect to such shares.

	Prior to the IPO and the Co-Investors Transaction		After Giving Effect to the IPO and the Co-Investors Transaction
Name	Shares of Stock Beneficially Owned	Percentage of Shares Beneficially Owned	Shares of Stock Beneficially Owned	Percentage of Shares Beneficially Owned
Apollo Funds(1)(2)	—	—	—	—
TPG Funds(1)(3)(4)	—	—	—	—
Hamlet Holdings(1)(5)	111,755,755	89.4%	87,605,299	70.1%
Paulson Investors(6)	12,372,835	9.9%	12,372,835	9.9%
Jeffrey Benjamin(7)	—	—	—	—
David Bonderman(3)(4)	—	—	—	—
Kelvin L. Davis(8)	—	—	—	—
Jonathan S. Halkyard(10)	124,460	*	124,460	*
Jeffrey T. Housenbold	—	—	—	—
Thomas M. Jenkin(10)	170,016	*	170,016	*
Gary W. Loveman(10)	1,343,110	1.1%	1,343,110	1.1%
John W.R. Payne(10)	109,692	*	109,692	*
Karl Peterson(8)	—	—	—	—
Eric Press(7)	—	—	—	—
Marc Rowan(2)	—	—	—	—
David B. Sambur(7)	—	—	—	—
Lynn C. Swann(10)	2,414	*	2,414	*
Mary H. Thomas	37,579	*	37,579	*
Jinlong Wang(10)	802	*	802	*
Christopher J. Williams(10)	2,950	*	2,950	*
All directors and executive officers as a group(9)(10)	1,867,505	1.5%	1,867,505	1.5%

*	Indicates less than 1%

(1)	Each of Apollo Hamlet Holdings, LLC (“Apollo Hamlet”) and Apollo Hamlet Holdings B, LLC (“Apollo Hamlet B” and together with Apollo Hamlet, the “Apollo Funds”), TPG Hamlet Holdings, LLC (“TPG Hamlet”) and TPG Hamlet Holdings B, LLC (“TPG Hamlet B,” and together with TPG Hamlet, the “TPG Funds”), and Co-Invest Hamlet Holdings B, LLC (“Co-Invest B”) and Co-Invest Hamlet Holdings, Series LLC (“Co-Invest LLC” and together with “Co-Invest B”, the “Co-Invest Funds”), have granted an irrevocable proxy (the “Irrevocable Proxy”) in respect of all of the shares of common stock held by such entity to Hamlet Holdings, irrevocably constituting and appointing Hamlet Holdings, with full power of substitution, its true and lawful proxy and attorney-in-fact to: (i) vote all of the shares of the common stock held by such entity at any meeting (and any adjournment or postponement thereof) of Caesars’ stockholders, and in connection with any written consent of Caesars’ stockholders, and (ii) direct and effect the sale, transfer or other disposition of all or any part of the shares of common stock held by that entity, if, as and when so determined in the sole discretion of Hamlet Holdings.

(2)	Apollo Hamlet, Apollo Hamlet B and the Co-Invest Funds directly hold an aggregate of 61,109,995 shares of common stock, all of which are subject to the Irrevocable Proxy. Each of Apollo Hamlet Holdings, LLC and Apollo Hamlet Holdings B, LLC is an affiliate of, and is controlled by, affiliates of Apollo. Apollo Management VI, L.P., an affiliate of Apollo, is one of two managing members of each of the Co-Invest Funds. Messrs. Black, Harris and Rowan serve as the managers of Apollo Hamlet and Apollo Hamlet B, and also serve as the executive officers and managers of Apollo and its affiliated investment managers and advisors. Messrs. Black, Harris and Rowan are also members of Hamlet Holdings. The Apollo Funds, the Co-Invest Funds, Apollo and each of its affiliates, and Messrs. Black, Harris and Rowan, each disclaim beneficial ownership of any shares of common stock beneficially owned by Hamlet Holdings pursuant to the Irrevocable Proxy, or directly held by Apollo Hamlet, Apollo Hamlet B or the Co-Invest Funds, in which such person does not have a pecuniary interest. The address of the Apollo Funds, Apollo and Apollo’s investment management affiliates, and Messrs. Black, Harris and Rowan is c/o Apollo Global Management, LLC, 9 West 57th Street, 43rd Floor, New York, New York 10019. The address of the Co-Invest Funds is c/o Apollo Global Management, LLC, 9 West 57th Street, 43rd Floor, New York, New York 10019 and c/o TPG Capital, L.P., 301 Commerce Street, Suite 3300, Fort Worth, Texas 76102.

(3)	The TPG Funds and the Co-Invest Funds directly hold an aggregate of 61,109,995 shares of Caesars common stock, all of which are subject to the Irrevocable Proxy. The TPG Funds disclaim beneficial ownership of the common stock held by Hamlet Holdings pursuant to the Irrevocable Proxy. The address of the TPG Funds is c/o TPG Capital, L.P., 301 Commerce Street, Suite 3300, Fort Worth, Texas 76102.

(4)	David Bonderman and James G. Coulter are directors, officers and shareholders of TPG Group Holdings (SBS) Advisors, Inc., which is the general partner of TPG Group Holdings (SBS), L.P., which is the sole member of TPG Holdings I-A, LLC, which is the general partner of TPG Holdings I, L.P. which is the sole member of TPG GenPar V Advisors, LLC, which is the general partner of TPG GenPar V, L.P., which is the general partner of TPG V Hamlet AIV, L.P. which is the managing member of TPG Hamlet. TPG GenPar V, L.P. is also the managing member of TPG Hamlet B and a managing member of each of the Co-Invest Funds. Messrs. Bonderman and Coulter are also members of Hamlet Holdings. Messrs. Bonderman and Coulter disclaim beneficial ownership of the common stock held by Hamlet Holdings pursuant to the Irrevocable Proxy. The address of Messrs. Bonderman and Coulter is c/o TPG Capital, L.P., 301 Commerce Street, Suite 3300, Fort Worth, Texas 76102.

(5)	All shares held by the Apollo Funds, the TPG Funds and the Co-Invest Funds, representing 70.1% of Caesars’ outstanding common stock, are subject to the Irrevocable Proxy granting Hamlet Holdings sole voting and sole dispositive power with respect to such shares. The members of Hamlet Holdings are Leon Black, Joshua Harris and Marc Rowan, each of whom is affiliated with Apollo, and David Bonderman, James G. Coulter and Jonathan Coslet, each of whom is affiliated with the TPG Funds. Each member holds approximately 17% of the limited liability company interests of Hamlet Holdings.

(6)	Includes all of the common stock held by funds and accounts managed by Paulson & Co. Inc., which include Paulson Credit Opportunities Master Ltd., Paulson Recovery Master Fund Ltd., Paulson Advantage Master Ltd. and Paulson Advantage Plus Master Ltd. The address of Paulson & Co. Inc. is 1251 Avenue of the Americas, 50th Floor, New York, NY 10020.

(7)	Jeffrey Benjamin, Eric Press and David B. Sambur are each affiliated with Apollo or its affiliated investment managers and advisors. Messrs. Benjamin, Press and Sambur each disclaim beneficial ownership of the shares of common stock that are beneficially owned by Hamlet Holdings, or directly held by any of the Apollo Funds or the Co-Invest Funds. The address of Messrs. Benjamin, Press and Sambur is c/o Apollo Global Management, LLC, 9 West 57th Street, 43rd Floor, New York, New York 10019.

(8)	Kelvin L. Davis is a TPG Senior Partner and Karl Peterson is a TPG Partner and each is an officer of Hamlet Holdings. TPG is an affiliate of (a) the TPG Funds, (b) the Co-Invest Funds, and (c) Hamlet Holdings. Each of Messrs. Davis and Peterson disclaim beneficial ownership of the securities subject to the Irrevocable Proxy. The address of Messrs. Davis and Peterson is c/o TPG Capital, L.P., 301 Commerce Street, Suite 3300, Fort Worth, Texas 76102.

(9)	Unless otherwise specified, the address of each of our named executive officers is c/o Caesars Entertainment Corporation, One Caesars Palace Drive, Las Vegas, Nevada 89109.
(10)	Includes common stock that may be acquired within 60 days pursuant to outstanding stock options: Mr. Halkyard, 94,508 shares; Mr. Jenkin, 131,212 shares; Mr. Loveman, 1,081,810 shares; Mr. Payne, 91,251 shares; Ms. Thomas, 30,611 shares; Mr. Swann, 2,414 shares; Mr. Wang, 802 shares; Mr. Williams, 2,950 shares; and 1,485,909 shares for all directors and executive officers as a group.

SELLING STOCKHOLDERS

The selling stockholders may from time to time offer and sell any or all shares of our common stock set forth below pursuant to this prospectus. When we refer to “selling stockholders” in this prospectus, we mean the persons listed in the table below, and the pledgees, donees, permitted transferees, assignees, successors and others who later come to hold any of the selling stockholders’ interests in shares of our common stock other than through a public sale.

Certain selling stockholders may be deemed underwriters as defined in the Securities Act. Any profits realized by the selling stockholders may be deemed underwriting commissions.

The following table sets forth, as of the date of this prospectus, the name of the selling stockholders for whom we are registering shares for resale to the public, and the number of shares that each selling stockholder may offer pursuant to this prospectus. The shares offered by the selling stockholders were issued pursuant to exemptions from the registration requirements of the Securities Act. The selling stockholders represented to us that they were qualified institutional buyers or accredited investors and were acquiring shares of our common stock for investment and had no present intention of distributing the shares. We have filed with the SEC, under the Securities Act, a Registration Statement on Form S-1 with respect to the resale of the shares of our common stock from time to time by the selling stockholders, and this prospectus forms a part of that registration statement.

We have been advised that, as noted below in the footnotes to the table, 35 of the selling stockholders are affiliates of broker-dealers. We have been advised that each of such selling stockholders purchased shares of common stock in the ordinary course of business, not for resale, and that none of such selling shareholders had, at the time of purchase, any agreements or understandings, directly or indirectly, with any person to distribute shares of our common stock. All selling stockholders are subject to Rule 105 of Regulation M and are precluded from engaging in any short selling activities prior to effectiveness of the registration of which this prospectus forms a part.

Based on information provided to us by the selling stockholders and as of the date the same was provided to us, assuming that the selling stockholders sell all the shares of our common stock beneficially owned by them that have been registered by us and do not acquire any additional shares during the offering, the selling stockholders will not own any shares other than those appearing in the column entitled “Number of Shares Owned After the Offering.” We cannot advise as to whether the selling stockholders will in fact sell any or all of such shares. In addition, the selling stockholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, the shares in transactions exempt from the registration requirements of the Securities Act after the date on which they provided the information set forth on the table below.

Selling Stockholder(1)	Number of Shares Owned Prior to the Offering	Number of Shares That May Be Sold	Number of Shares Owned After the Offering
1997 Thomas H. Lee Nominee Trust(2)	120,852	120,852	—
2008 Co-Investment Portfolio, L.P.(3)	777,136	777,136	—
Austi HET, LLC(4)	161,135	161,135	—
AXA Co-Investment Fund III LP(5)	402,838	402,838	—
AXA Co-Investment Fund II FCPR(6)	402,838	402,838	—
Bear Growth Capital Partners, LP(7)	322,270	322,270	—
Brederode International Sarl(8)	33,839	33,839	—
California State Teachers’ Retirement System(9)	1,208,513	1,208,513	—
Citigroup Capital Partners II Employee Master Fund, L.P.(10)	872,927	872,927	—
Co-Investment Partners 2005, L.P.(11)	526,831	526,831	—
Co-Investment Partners (NY), L.P.(11)	520,547	520,547	—
CSFB Strategic Partners III, L.P.(12)	181,277	181,277	—
CSFB Strategic Partners Parallel Fund III, L.P.(12)	60,426	60,426	—
CS Strategic Partners Holdings 2009, L.P.(12)	241,703	241,703	—
Deutsche Bank Investment Partners, Inc. (13)	805,675	805,675	—
DuPont Pension Trust(14)	161,135	161,135	—
Fox Family Trust of 1991(15)	32,227	32,227	—
GLCP Harrah’s Investment LLP(16)	1,119,889	1,119,889	—
GoldenTree MultiStrategy Ltd.(17)	118,112	118,112	—
GoldenTree Offshore Intermediate Fund, LP(17)	704,483	704,483	—
GoldenTree Offshore Intermediate Fund II, LP(17)	144,216	144,216	—
Goldman Sachs Distressed Opportunities Fund III, L.P. (18)	16,891	16,891	—
Goldman Sachs Distressed Opportunities Fund III Offshore Holdings, L.P. (18)	344,732	344,732	—
Goldman Sachs Distressed Opportunities III Employee Fund, L.P. (18)	41,216	41,216	—
Goldman Sachs Private Equity Concentrated Employee Fund, L.P. (18)	13,894	13,894	—
Goldman Sachs Private Equity Concentrated Opportunities Fund, L.P. (18)	109,526	109,526	—
Goldman Sachs Private Equity Concentrated Opportunities Fund Offshore Holdings, L.P. (18)	41,739	41,739	—
Goldman Sachs Private Equity Opportunities, L.P.(18)	113,719	113,719	—
Goldman Sachs Private Equity Partners 2004, L.P. (18)	17,719	17,719	—
Goldman Sachs Private Equity Partners 2004 – Direct Investment Fund, L.P. (18)	101,673	101,673	—
Goldman Sachs Private Equity Partners 2004 Employee Fund, L.P. (18)	27,476	27,476	—
Goldman Sachs Private Equity Partners 2004 Offshore Holdings, L.P. (18)	115,206	115,206	—
Goldman Sachs Private Equity Partners 2005, L.P. (18)	42,939	42,939	—
Goldman Sachs Private Equity Partners 2005 – Direct Investment Fund, L.P. (18)	145,235	145,235	—
Goldman Sachs Private Equity Partners 2005 Employee Fund, L.P. (18)	36,847	36,847	—
Goldman Sachs Private Equity Partners 2005 Offshore Holdings, L.P. (18)	145,439	145,439	—
Goldman Sachs Private Equity Partners IX, L.P. (18)	114,261	114,261	—

Selling Stockholder(1)	Number of Shares Owned Prior to the Offering	Number of Shares That May Be Sold	Number of Shares Owned After the Offering
Goldman Sachs Private Equity Partners IX – Direct Investment Fund, L.P. (18)	157,397	157,397	—
Goldman Sachs Private Equity Partners IX Offshore Holdings, L.P. (18)	219,015	219,015	—
Goldman Sachs Private Equity Partners IX PMD QP Fund, L.P. (18)	32,948	32,948	—
Goldman Sachs Private Equity U.S. – Focused II Offshore Holdings, L.P. (18)	30,500	30,500	—
GSO Harrah’s Holdings (Cayman), Ltd.(19)	191,089	191,089	—
GSO Special Situations Fund LP (20)	190,299	190,299	—
GSO Targeted Opportunity Partners LP(21)	21,451	21,451	—
Hartz Capital Investments, LLC(22)	322,270	322,270	—
Highland Capital Partners VII Limited Partnership(23)	202,024	202,024	—
Highland Capital Partners VII-B Limited Partnership(23)	48,955	48,955	—
Highland Subfund VII-HAR Limited Partnership(23)	71,293	71,293	—
KPC Co-Invest LLC(24)	84,596	84,596	—
Lerner Enterprises, LLC(25)	84,016	84,016	—
Louisiana Growth Fund II, LP(26)	80,568	80,568	—
LovShack, LLC(27)	80,568	80,568	—
Magnetar Capital Fund, L.P.(28)	81,889	81,889	—
Magnetar Capital Fund, Ltd.(29)	320,949	320,949	—
Multi-Strategy Holdings, L.P. (18)	33,029	33,029	—
Oak Hill Credit Alpha Fund (Offshore), Ltd.(25)	67,339	67,339	—
Oak Hill Credit Alpha Fund, L.P.(25)	14,035	14,035	—
Oak Hill Credit Opportunities Financing, Ltd.(25)	161,135	161,135	—
OCM Principal Opportunities Fund IV Delaware, L.P. (31)	2,537,957	2,537,957	—
OHA Harrahs Investors, LLC(30)	80,568	80,568	—
OHSF Financing Ltd.(25)	23,333	23,333	—
OHSF II Financing Ltd.(25)	52,982	52,982	—
Perry Partners International Master, Inc.(32)	315,906	315,906	—
Perry Partners L.P.(32)	86,933	86,933	—
Polygon Recovery Fund L.P.(33)	322,270	322,270	—
Pomona ING (US) Holdings Co-Investment, L.P. (34)	322,270	322,270	—
PPM America Private Equity Fund II LP(35)	402,838	402,838	—
SAMC LLC(36)	120,852	120,852	—
Scoggin HLV Ltd(36)	120,852	120,852	—
Silver Point Capital Fund, L.P.(37)	221,561	221,561	—
Silver Point Capital Offshore Master Fund, L.P.(37)	664,682	664,682	—
StepStone Capital Partners II Cayman Holdings, L.P.(3)	493,806	493,806	—
StepStone Capital Partners II Onshore, L.P.(3)	394,090	394,090	—
The Altar Rock Fund Liquidating Trust(38)	5,162	5,162	—
The Raptor Private Portfolio, L.P.(38)	606,655	606,655	—
The Tudor BVI Global Portfolio L.P.(39)	193,860	193,860	—
VF II Holdings, L.L.C.(18)	112,795	112,795	—
VII/SCH HC Holdings LLC (40)	2,417,025	2,417,025	—

Total	22,339,143	22,339,143

(1)	Except as described in footnote 13 below, none of the selling shareholders has had any position, office or other material relationship with Caesars Entertainment Corporation or any of its predecessors or affiliates within the past three years.

(2)

Voting and investment control over the shares held by the 1997 Thomas H. Lee Nominee Trust is exercised by Thomas H. Lee. The address of the stockholder is 767 Fifth Avenue, 6th Floor, New York, NY 10153.

(3)	Voting and investment control over the shares held by StepStone Capital Partners II Onshore, L.P., StepStone Capital Partners II Cayman Holdings, L.P. and 2008 Co-Investment Portfolio, L.P. is exercised by Monte Brem, Tom Keck, Jose Fernandez, Jay Rose, Jim Gamett, Darren Friedman, Johnny Randel and Jason Ment, each of whom disclaims beneficial ownership of the shares. The address of each stockholder is 4350 La Jolla Village Drive, Suite 800, San Diego, CA 92122.
(4)	Voting and investment control over the shares held by Austi HET, LLC is exercised by Gregory K. Wells, Manager. The address for the stockholder is 222 Via Marnell Way, Las Vegas, NV 89119.
(5)	Voting and investment control over the shares held by AXA Co-Investment Fund III LP is exercised by its General Partner, AXA Co-Investment III Ltd. The members of the Board of Directors of the General Partner are: Chris Le Boutillier, Callum Renault, François Chesnay, Alexandre Motte and Michael Ferragamo, each of whom disclaims beneficial ownership of the shares. No single member of the Board of the Directors has the sole capacity to act on behalf of the Board of Directors. The address of the stockholder is 22 Grenville Street, St Helier, Jersey JE4 8PX, Channel Islands.
(6)	Voting and investment control over the shares held by AXA Co-Investment Fund II FCPR is exercised by its Management Company, AXA Investment Managers Private Equity Europe S.A. The members of the Executive Board of the Management Company are: Dominique Senequier, Vincent Gombault, Dominique Gaillard, Christophe Florin and Stephan Illenberger, each of whom disclaims beneficial ownership of the shares. No single member of the Executive Board has the sole capacity to act on behalf of the Executive Board. The address of the stockholder is 20 Place Vendome, 75001 Paris, France.
(7)

Affiliated with a registered broker-dealer. Voting and investment control over the shares held by Bear Growth Capital Partners, L.P. is exercised by Ina Drew, John Wilmot and Ana Capella Gomez-Acebo, who are officers of its general partner BGCP GP, LLC. Each of Ms. Drew, Mr. Wilmot and Ms. Capella Gomez-Acebo disclaims beneficial ownership of such shares. The address of the stockholder is 270 Park Avenue, 10th Floor, New York, NY 10017.

(8)	Luigi Santambrogio and Axel van der Mersch exercise voting and dispositive powers with respect to the shares in their capacity as Executive Directors of Brederode International sarl. The address of the stockholder is 32 Boulevard Joseph II, L-1840 Luxembourg, Luxembourg.
(9)

Voting and investment control over the shares held by the California State Teachers’ Retirement System is exercised by Christopher J. Ailman, who disclaims beneficial ownership of the shares. The address of the stockholder is 100 Waterfront Place, 15th Floor, West Sacramento, CA 95605.

(10)

Affiliated with a registered broker-dealer. Citigroup Private Equity LP, as general partner of Citigroup Capital Partners II Employee Master Fund, L.P., and Robert Grogan, as President of the general partner, and Matthew Coeny, Townsend Weekes, Craig Barrack, Francis Genesi and Robert Neira, as Vice Presidents of the general partner, and Jim Deluise, as Treasurer of the general partner, and Ken Hammer, as Assistant Treasurer of the general partner, and Rakesh Patel, as Secretary of the general partner and Carolyn Luxemburg and Nancy F. Ongley, as Assistant Secretaries of the general partner, may each be deemed to share voting and investment power over the shares owned by Citigroup Capital Partners II Employee Master Fund, L.P. The address of the stockholder is c/o Citi Private Equity, 485 Lexington Avenue, 17th Floor, New York, NY 10017.

(11)

Voting and investment control over the shares held by each of Co-Investment Partners 2005, L.P. and Co-Investment Partners (NY), L.P. is ultimately exercised by Brent R. Nicklas (President of Lexington Advisers, Inc., the managing member of CIP Partners II, LLC, which is the general partner of each of Co-Investment Partners 2005, L.P. and Co-Investment Partners (NY), L.P.) who disclaims beneficial ownership of the shares. The address of the stockholder is 660 Madison Avenue, 23rd Floor, New York, NY 10065.

(12)

Affiliated with a registered broker-dealer. Voting and investment control over the shares held by each of CSFB Strategic Partners III, L.P., CSFB Strategic Partners Parallel Fund III, L.P. and CS Strategic Partners Holdings 2009, L.P. is exercised by an investment committee of the general partner of each of CSFB Strategic Partners III, L.P., CSFB Strategic Partners Parallel Fund III, L.P. and CS Strategic Partners Holdings 2009, L.P., which consists of Nicole Arnaboldi, Stephen Can, A. Jay Baldwin, Vern Perry, Joshua

Blaine, Cari Lodge, Peter Song and David Corey, each of who disclaims beneficial ownership of the shares other than to the extent of such persons pecuniary interest. The address of each stockholder is Eleven Madison Avenue, 16th Floor, New York, NY 10010.
(13)	Affiliated with a registered broker-dealer. Several executives of The Cosmopolitan of Las Vegas, a hotel and casino owned by Deutsche Bank Investment Partners, Inc., formerly served as officers of Caesars Entertainment Corporation or its subsidiaries. Voting and investment control over the shares held by DB Investment Partners, Inc. is exercised by Kevin Sullivan, who disclaims beneficial ownership of the shares. The address of the stockholder is 60 Wall Street, New York, NY 10005.
(14)	The DuPont Pension Trust is a Massachusetts trust holding the assets of the DuPont Pension and Retirement Plan. DuPont Capital Management, a Delaware Corporation, is the investment advisor with voting and dispositive power over the shares held by the DuPont Pension Trust. The President of DuPont Capital Management is Valerie J. Sills. Ms. Sills disclaims beneficial ownership of these shares. The address of the stockholder is c/o State Street Corporation, Lafayette Corporate Center, 2 Avenue de Lafayette – LCC6, Boston, MA 02111.
(15)	Voting and investment control over the shares held by The Fox Family Trust of 1991 is exercised by Michael Fox and Tracy Pollan Fox, as co-trustees. The address of the stockholder is 16030 Ventura Blvd, #380, Encino, CA 91436.
(16)	Affiliated with multiple registered broker-dealers. Voting and investment control over the shares held by GLCP Harrah’s Investment LLP is exercised by Mark W.B. Harms. The address of the stockholder is 20 Balderton Street, London, United Kingdom W1K6TL.
(17)

Steven A. Tananbaum serves as Chief Investment Officer for GoldenTree Asset Management LP, the investment manager for each of GoldenTree Multistrategy Ltd., GoldenTree Offshore Intermediate Fund, LP and GoldenTree Offshore Intermediate Fund II, LP. The address of each stockholder is 300 Park Avenue, 21st Floor, New York, NY 10022.

(18)	Affiliated with a registered broker-dealer. Voting and investment control over the shares held by the selling stockholder is exercised jointly by members of Goldman Sachs Private Equity Group’s investment committee, consisting of Michael Brandmeyer, Michael Miele, Marc Boheim, Tuan Lam, Harold Hope, Christian von Schimmelmann, Upacala Mapatuna, Konnin Tam, Gabriel Mollerberg and Stephen Lessar, each of whom disclaims beneficial ownership of the shares. The address of the stockholder is c/o Goldman, Sachs & Co., 200 West Street, New York, NY 10282.
(19)

Affiliated with multiple registered broker-dealers. Voting and investment control over the shares held by GSO Harrah’s Holdings (Cayman), Ltd. is exercised by its members, GSO Special Situations Overseas Master Fund Ltd. and GSO Targeted Opportunity Overseas Partners L.P. (collectively, the “Members”). GSO Capital Partners LP is the investment manager of each of the Members. In addition, each of Bennett J. Goodman, J. Albert Smith III and Douglas I. Ostrover may have shared voting and dispositive power with respect to the Shares. GSO Advisor Holdings L.L.C. is the general partner of GSO Capital Partners LP. Blackstone Holdings I L.P. is the sole member of GSO Advisor Holdings L.L.C. Blackstone Holdings I/II GP Inc. is the general partner of Blackstone Holdings I L.P. The Blackstone Group L.P. is the controlling shareholder of Blackstone Holdings I/II GP Inc. The general partner of The Blackstone Group L.P. is Blackstone Group Management L.L.C. Blackstone Group Management L.L.C. is controlled by Mr. Stephen A. Schwarzman, one of its founders. Each of the above, other than Harrah’s Holdings (Cayman), Ltd., disclaims beneficial ownership of the shares held by Harrah’s Holdings (Cayman), Ltd., except to the extent of such party’s pecuniary interest therein. The address of the stockholder is 345 Park Avenue, 31st Floor, New York, NY 10154.

(20)

Affiliated with multiple registered broker-dealers. Voting and investment control over the shares held by GSO Special Situations Fund LP is exercised by its investment manager, GSO Capital Partners LP. In addition, each of Bennett J. Goodman, J. Albert Smith III and Douglas I. Ostrover may have shared voting and dispositive power with respect to the Shares. GSO Advisor Holdings L.L.C. is the general partner of GSO Capital Partners LP. Blackstone Holdings I L.P. is the sole member of GSO Advisor Holdings L.L.C. Blackstone Holdings I/II GP Inc. is the general partner of Blackstone Holdings I L.P. The Blackstone Group L.P. is the controlling shareholder of Blackstone Holdings I/II GP Inc. The general partner of The Blackstone Group L.P. is Blackstone Group Management L.L.C. Blackstone Group Management L.L.C. is

controlled by Mr. Stephen A. Schwarzman, one of its founders. Each of the above, other than GSO Special Situations Fund LP, disclaims beneficial ownership of the shares held by GSO Special Situations Fund LP, except to the extent of such party’s pecuniary interest therein. The address of the stockholder is 345 Park Avenue, 31st Floor, New York, NY 10154.
(21)

Affiliated with multiple registered broker-dealers. Voting and investment control over the shares held by GSO Targeted Opportunity Partners LP is exercised by its investment manager, GSO Capital Partners LP. In addition, each of Bennett J. Goodman, J. Albert Smith III and Douglas I. Ostrover may have shared voting and dispositive power with respect to the Shares. GSO Advisor Holdings L.L.C. is the general partner of GSO Capital Partners LP. Blackstone Holdings I L.P. is the sole member of GSO Advisor Holdings L.L.C. Blackstone Holdings I/II GP Inc. is the general partner of Blackstone Holdings I L.P. The Blackstone Group L.P. is the controlling shareholder of Blackstone Holdings I/II GP Inc. The general partner of The Blackstone Group L.P. is Blackstone Group Management L.L.C. Blackstone Group Management L.L.C. is controlled by Mr. Stephen A. Schwarzman, one of its founders. Each of the above, other than GSO Targeted Opportunity Partners LP, disclaims beneficial ownership of the shares held by GSO Targeted Opportunity Partners LP, except to the extent of such party’s pecuniary interest therein. The address of the stockholder is 345 Park Avenue, 31st Floor, New York, NY 10154.

(22)	Voting and investment control over the shares held by Hartz Capital Investments, LLC is exercised by Edward J. Stern, Ronald J. Bangs and Jonathan B. Schindel, of whom Messrs. Bangs and Schindel disclaim beneficial ownership of the shares. The address of the stockholder is c/o Hartz Capital, Inc., 400 Plaza Drive, Secaucus, NJ 07094.
(23)

(i) Highland Capital Partners VII Limited Partnership, a Delaware limited partnership (“Highland Capital VII”); (ii) Highland Capital Partners VII-B Limited Partnership, a Delaware limited partnership (“Highland Capital VII-B”); and (iii) Highland Subfund VII-HAR Limited Partnership, a Delaware limited partnership and a subsidiary of Highland Capital Partners VII-C Limited Partnership, a Delaware limited partnership (“Highland Capital VII-C and together with Highland Capital VII and Highland Capital VII-B, the “Highland Investing Entities”). Highland Management Partners VII Limited Partnership, a Delaware limited partnership (“HMP VII”), is the general partner of the Highland Investing Entities; Highland Management Partners VII, LLC, a Delaware limited liability company (“Highland Management”) is the general partner of HMP VII; Robert F. Higgins (“Mr. Higgins”), Paul A. Maeder (“Mr. Maeder”), Daniel J. Nova (“Mr. Nova”), Sean M. Dalton (“Mr. Dalton”), Robert J. Davis (Mr. Davis”), Fergal J. Mullen (“Mr. Mullen”), Corey M. Mulloy (“Mr. Mulloy”) and Peter W. Bell (“Mr. Bell” and together with Mr. Higgins, Mr. Maeder, Mr. Nova, Mr. Dalton, Mr. Davis, Mr. Mullen and Mr. Mulloy, the “Managing Members”), are each Members of Highland Management. Highland Management, as the general partner of the general partner of the Highland Investing Entities, may be deemed to have beneficial ownership of the shares held by the Highland Investing Entities. The Managing Members of Highland Management have shared power over all investment decisions of Highland Management and therefore may be deemed to share beneficial ownership of the shares held by Highland Investing Entities by virtue of their status as controlling persons of Highland Management. Each Managing Member of Highland Management disclaims beneficial ownership of the shares held by the Highland Investing Entities, except to the extent of each such Managing Member’s pecuniary interest therein. Each of Highland Management and HMP VII disclaims beneficial ownership of the shares held by the Highland Investing Entities, except to the extent of each such entity’s pecuniary interest therein. The address of each stockholder is c/o Highland Capital Partners LLC, One Broadway, 16th Floor, Cambridge, MA 02142.

(24)	Voting and investment control over the shares held by KPC Co-Invest LLC is exercised by William Scalzulli, who disclaims beneficial ownership of the shares. The address of the stockholder is One Patriot Place, Foxborough, MA 03025.
(25)

Voting and investment control over the shares held by Lerner Enterprises, LLC, Oak Hill Credit Alpha Fund, L.P., Oak Hill Credit Alpha Fund (Offshore), Ltd., Oak Hill Credit Opportunities Financing, Ltd., OHSF Financing, Ltd. and OHSF II Financing, Ltd. is exercised by Glenn R. August, Scott D. Krase and Robert B. Okun, each of whom disclaims beneficial ownership of the shares. The address of the stockholder is c/o Oak Hill Advisors, L.P., 1114 Avenue of the Americas, 27th Floor, New York, NY 10036.

(26)

Voting and investment control over the shares held by Louisiana Growth Fund, L.P. is exercised by Thomas D. Berman, David Brett, Jeffrey T. Diehl, Elisha P. Gould, Michael S. Lynn, Robin Murray, Craig D.

Waslin and David S. Welsh, each of who disclaims beneficial ownership of the shares. The address of the stockholder is c/o Adams Street Partners, LLC, One North Wacker Drive, Suite 2200, Chicago, IL 60606.
(27)	Voting and investment control over the shares held by LovShack, LLC is exercised by FC Capital Partners, LLC which in turn is exercised by its Managing Directors, David P. Fialkow and Joel E. Cutler, each of whom disclaim total beneficial ownership of the shares. The address of the stockholder is 20 University Rd., Suite 450, Cambridge, MA 02138.
(28)

Magnetar Financial LLC is the general partner of the stockholder and has voting control and investment discretion over securities held by the stockholder. Alec Litowitz has voting control over Supernova Management LLC, the general partner of Magnetar Capital Partners LP, the sole managing member of Magnetar Financial LLC. As such, Mr. Litowitz may be considered to have voting and/or dispositive powers with respect to the shares held by the stockholder. The address of the stockholder is c/o Magnetar Financial LLC, 13th Floor, 1603 Orrington Ave, Evanston, IL 60201.

(29)

Magnetar Financial LLC is the investment manager of the security holder and has voting control and investment discretion over securities held by the security holder. Alec Litowitz has voting control over Supernova Management LLC, the general partner of Magnetar Capital Partners LP, the sole managing member of Magnetar Financial LLC. As such, Mr. Litowitz may be considered to have voting and/or dispositive powers with respect to the shares held by the stockholder. The address of the stockholder is c/o Magnetar Financial LLC, 13th Floor, 1603 Orrington Ave, Evanston, IL 60201.

(30)

Voting and investment control over the shares held by OHA Harrahs Investors, LLC is exercised by Glenn R. August. The address of each stockholder is c/o Oak Hill Advisors, L.P., 1114 Avenue of the Americas, 27th Floor, New York, NY 10036.

(31)

Affiliated with a registered broker-dealer. OCM Principal Opportunities Fund IV Delaware, L.P. (“Fund IV Delaware”) holds all the shares. The general partner of Fund IV Delaware is OCM Principal Opportunities Fund IV Delaware GP Inc. (“Fund IV Delaware GP”). The sole shareholder of Fund IV Delaware GP is OCM Principal Opportunities Fund IV, L.P. (“Fund IV”). The general partner of Fund IV GP is OCM Principal Opportunities Fund IV GP, L.P. (“Fund IV GP”). The general partner of Fund IV GP is OCM Principal Opportunities Fund IV GP Ltd. (“Fund IV GP Ltd.”). The sole shareholder of Fund IV GP Ltd. is Oaktree Fund GP I, L.P. (“GP I”). The general partner of GP I is Oaktree Capital I, L.P. (“Capital I”). The general partner of Capital I is OCM Holdings I, LLC (“Holdings I”). The managing member of Holdings I is Oaktree Holdings, LLC (“Holdings”). The managing member of Holdings is Oaktree Capital Group, LLC (“OCG”). The majority holder of the voting units of OCG is Oaktree Capital Group Holdings, L.P. (“OCGH”). The managing member of OCGH is Oaktree Capital Group Holdings GP, LLC (“OCGH GP”). The members of OCGH GP are Kevin Clayton, John Frank, Stephen Kaplan, Bruce Karsh, Larry Keele, David Kirchheimer, Howard Marks and Sheldon Stone. Each of the general partners, managing members, unit holders and members described above disclaims beneficial ownership of any shares beneficially or of record owned by Fund IV Delaware, except to the extent of any pecuniary interest therein. The address of the stockholder is 333 S. Grand Ave., 28th Floor, Los Angeles, CA 90071.

(32)	Richard C. Perry is the President, sole director, and sole stockholder of Perry Corp., the managing general partner of Perry Partners L.P. and the investment manager of Perry Partners International Master Inc. Mr. Perry and Perry Corp., in such capacities, may be deemed to have voting and dispositive powers with respect to the securities held by Perry Partners L.P. and Perry Partners International Master Inc. Each of Mr. Perry and Perry Corp. disclaims beneficial ownership of such securities. The address for each of Perry Partners L.P., Perry Partners International Master Inc., Perry Corp. and Mr. Perry is c/o Perry Capital LLC 767 Fifth Avenue, 19th Floor, New York, NY 10153.
(33)

Voting and investment control over the shares held by Polygon Recovery Fund LP is exercised by Polygon Recovery Fund GP, Polygon Management LP, Polygon Management Ltd., Polygon Global Partners LP, Polygon Global Partners LLP and Messrs. Reade Griffith and Paddy Dear, each of whom (other than Polygon Recovery Fund GP) disclaim beneficial ownership of the shares. The address of the stockholder is c/o Polygon Global Partners LP, 399 Park Avenue, 22nd Floor, New York, NY 10022.

(34)

Affiliated with multiple registered broker-dealers. Voting and investment control over the shares held by Pomona ING (US) Holdings Co-Investment, L.P. is exercised by Michael D. Granoff, Frances N. Janis and Stephen M. Futrell, each of who disclaims beneficial ownership of the shares. The address of the stockholder is c/o Pomona Management LLC, 780 Third Avenue, 46th Floor, New York, NY 10017.

(35)	Affiliated with multiple registered broker-dealers. Voting and investment control of the shares held by PPM America Private Equity Fund II LP (the “Fund”) is exercised by its General Partner, PPM America Capital Partners II, LLC (the “General Partner”). The majority in interest of each of Bruce Gorchow Scott Rooth, Champ Raju and Austin Krumpfes, as members of the General Partner, exercise the voting and investment control of the shares. These individuals disclaim beneficial ownership of the shares. The shares are owned directly by the Fund. The shares may be deemed to be owned directly by the General Partner. The General Partner disclaims beneficial ownership of the shares, except to the extent of its pecuniary interest in the Fund. The address of the stockholder is 225 W. Wacker Drive, Suite 1200.
(36)

Voting and investment control over the shares held by each of SAMC LLC and Scoggin HLV Ltd is exercised indirectly by Craig Effron, who disclaims benefical ownership of the shares. The address of each stockholder is 660 Madison Avenue, 20th Floor, New York, NY 10065.

(37)	The shares are held by Silver Point Capital Fund, L.P. (“Fund”) and Silver Point Capital Offshore Master Fund, L.P. (“Offshore Fund”). Silver Point Capital, L.P. (“Silver Point”) is the investment manager of the Fund and the Offshore Fund, and as a result, has sole voting and investment power over the shares held by the Fund and the Offshore Fund. Silver Point Capital Management, LLC (“Management”) is the general partner of Silver Point, and as a result, has sole voting and investment power over the shares held by the Fund and the Offshore Fund. Each of Mr. Edward A. Mulé and Mr. Robert J. O’Shea are members of Management, and as a result, they may be deemed to have voting and investment power over the shares held by the Fund and the Offshore Fund. The address of each stockholder is 2 Greenwich Plaza, Greenwich, CT 06830.
(38)

Ultimate voting and investment control over the shares held by each of The Altar Rock Fund Liquidating Trust and The Raptor Private Portfolio L.P. is exercised by James J. Pallotta, who disclaims beneficial ownership of the shares. The address of each stockholder is 50 Rowes Wharf, 6th Floor, Boston MA, 02110.

(39)	The shares reported herein as beneficially owned are owned directly by The Tudor BVI Global Portfolio L.P. (“BVI Portfolio”). Because Tudor Investment Corporation (“TIC”) provides investment advisory services to BVI Portfolio, TIC may be deemed to beneficially own the shares owned by BVI Portfolio. TIC expressly disclaims such beneficial ownership. In addition, because Paul Tudor Jones II is the controlling shareholder of TIC, Mr. Jones may be deemed to beneficially own the shares deemed beneficially owned by TIC. Mr. Jones expressly disclaims such beneficial ownership. The address of the stockholder is c/o Tudor Investment Corporation, 1275 King St., Greenwich, CT 06831.
(40)	Voting and investment control over the shares held by VII/SCH HC Holdings LLC is exercised by Barry Sternlicht. The address of the stockholder is 591 West Putnam Avenue, Greenwich, CT 06830.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Related Party Transaction Policy

Our Board has a written related party transaction policy and procedures which gives our Audit Committee the power to approve or disapprove potential related party transactions of our directors and executive officers, their immediate family members and entities where they hold a 5% or greater beneficial ownership interest. The Audit Committee is charged with reviewing all relevant facts and circumstances of a related party transaction, including if the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party and the extent of the person’s interest in the transaction.

The policy has pre-approved the following related party transactions:

•	Compensation to an executive officer or director that is reported in our public filings and has been approved by the Human Resources Committee or our Board;

•

Transactions where the interest arises only from (a) the person’s position as a director on the related party’s board; (b) direct or indirect ownership of less than 5% of the related party or (c) the person’s position as a partner with the related party with less than 5% interest and not the general partner of the partnership; and

•	Transactions involving services as a bank depository of funds, transfer agent, registrar, trustee under a trust indenture or similar services.

Related Party Transaction is defined as a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we (including any of our subsidiaries) were, are or will be a participant and the amount involved exceeds $120,000, and in which any related person had, has or will have a direct or indirect interest.

The following discussion reflects our relationships and related party transactions entered into in connection with the Acquisition and does not reflect relationships prior to that time.

Hamlet Holdings Operating Agreement

All holders of Hamlet Holdings’ equity securities are parties to Hamlet Holdings’ limited liability company operating agreement. The operating agreement provides, among other things, for the various responsibilities of the members. The members include Leon Black, Joshua Harris and Marc Rowan, each of whom is affiliated with Apollo (the “Apollo Members”), and David Bonderman, James Coulter and Jonathan Coslet, each of whom is affiliated with TPG (the “TPG Members” and, together with the Apollo Members, the “Members”). The Members have the full and exclusive right to manage Hamlet Holdings and the consent of at least one Apollo Member and one TPG Member is required for all decisions by or on behalf of Hamlet Holdings. The operating agreement also contains customary indemnification rights.

Stockholders’ Agreement

In connection with the Acquisition, Hamlet Holdings, the Sponsors and certain of their affiliates, the co-investors and certain of their affiliates entered into a stockholders’ agreement with us. The stockholders’ agreement contains, among other things, the agreement among the stockholders to restrict their ability to transfer our stock as well as rights of first refusal, tag-along rights and drag-along rights. Pursuant to the stockholders’ agreement, certain of the stockholders have, subject to certain exceptions, preemptive rights on our equity offerings. The stockholders’ agreement also provides the stockholders with certain rights with respect to the designation of nominees to serve on our Board, as well as registration rights of our securities that they own.

Our Board was initially comprised of at least nine (9) directors, (i) four (4) of whom were designated by the Apollo Members and (ii) four (4) of whom were designated by the TPG Members, and (iii) one (1) of whom is the chairman. As ownership in us by either of the Sponsors decreases, the stockholders’ agreement provides for the reduction in the number of directors the relevant Members can designate.

Pursuant to the stockholders’ agreement, approval of our Board and at least two directors (one designated by Apollo Members and one designated by TPG Members) is required for various transactions by us, including, among other things, our liquidation, dissolution, merger, sale of all or substantially all of our assets as well as the issuance of our securities in connection with certain acquisitions and joint ventures.

The stockholders’ agreement will be amended in connection with the IPO to prevent certain rights under the stockholders’ agreement (including certain rights described above) from terminating upon consummation of the IPO.

Proxy

All shares of Caesars held by funds affiliated with and controlled by the Sponsors and their co-investors were made subject to a proxy in favor of Hamlet Holdings effective as of November 22, 2010. The proxy, which is irrevocable, granted Hamlet Holdings sole voting and dispositive control over all such shares. The members of Hamlet Holdings are comprised of an equal number of individuals affiliated with each of the Sponsors. In connection with the Co-Investors Transaction, Hamlet Holdings has agreed to cause its irrevocable proxy to be terminated with respect to 24,150,456 of the Released Shares held by certain co-investors. After giving effect to the IPO and the Co-Investors Transaction, 70.1% of Caesars’ outstanding common stock will be subject to the proxy in favor of Hamlet Holdings.

Management Investor Rights Agreement

In connection with the Acquisition, we entered into a Management Investor Rights Agreement with certain of our holders of securities, including certain members of our management. The agreement governs certain aspects of our relationship with its management securityholders. The agreement, among other things:

•	restricts the ability of management securityholders to transfer our shares of common stock, with certain exceptions, prior to a qualified public offering;

•	allows the Sponsors to require management securityholders to participate in sale transactions in which the Sponsors sell more than 40% of their shares of common stock;

•	allows management securityholders to participate in sale transactions in which the Sponsors sell shares of common stock, subject to certain exceptions;

•	allows management securityholders to participate in registered offerings in which the Sponsors sell their shares of common stock, subject to certain limitations;

•

allows management securityholders below the level of senior vice president to require us to repurchase shares of common stock in the event that a management securityholder below the level of senior vice president experiences an economic hardship prior to an initial public offering, subject to annual limits on our repurchase obligations;

•	allows management securityholders to require us to repurchase shares of common stock upon termination of employment without cause or for good reason; and

•

allows us to repurchase, subject to applicable laws, all or any portion of our common stock held by management securityholders upon the termination of their employment with us or its subsidiaries, in certain circumstances.

The agreement will terminate upon the earliest to occur of the dissolution of Hamlet Holdings or the occurrence of any event that reduces the number of securityholders to one.

Services Agreement

Upon the completion of the Acquisition, the Sponsors and their affiliates entered into a services agreement with us relating to the provision of certain financial and strategic advisory services and consulting services. We paid the Sponsors a one time transaction fee of $200 million for structuring the Acquisition and will pay an annual fee for their management services and advice equal to the greater of $30 million and 1% of our earnings before interest, taxes, depreciation and amortization. Also, under the services agreement, the Sponsors have the right to act, in return for additional fees based on a percentage of the gross transaction value, as our financial advisor or investment banker for any merger, acquisition, disposition, financing or the like if we decide we need to engage someone to fill such a role. We have agreed to indemnify the Sponsors and their affiliates and their directors, officers and representatives for losses relating to the services contemplated by the services agreement and the engagement of affiliates of the Sponsors pursuant to, and the performance by them of the services contemplated by, the services agreement.

Currently, the annual monitoring fee payable under the services agreement would terminate automatically upon an initial public offering of our common stock (among other circumstances), and we would be required to pay to the Sponsors a lump-sum representing the remaining annual fees due to the Sponsors for the remainder of the services agreement term. If this lump-sum fee were due upon the consummation of the IPO, we would be required to pay an approximately $195 million termination fee to the Sponsors. However, the Sponsors have agreed that the IPO will not trigger the termination of the services agreement or cause any termination fee to be due. Following the IPO, the current terms and provisions, including as to periodic and termination fees, of the services agreement will continue to apply.

Sponsor Investment and Exchange Agreement

On June 3, 2010, in connection with a private placement transaction with the Paulson Investors, we entered into an investment and exchange agreement with HBC and affiliates of the Sponsors (the “Sponsor Investment and Exchange Agreement”). Pursuant to the Sponsor Investment and Exchange Agreement, on June 24, 2010, affiliates of the Sponsors acquired approximately $303 million of certain senior notes of CEOC from HBC for aggregate consideration of approximately $200 million. Affiliates of the Sponsors also agreed in the Sponsor Investment and Exchange Agreement to exchange up to a total of $408 million of the notes, including the notes it purchased pursuant to the Sponsor Investment and Exchange Agreement, for 5.7% of Caesars’ equity.

Director Independence

As of January 1, 2012, our Board was comprised of Jeffrey Benjamin, David Bonderman, Kelvin L. Davis, Jeffrey T. Housenbold, Gary W. Loveman, Karl Peterson, Eric Press, Marc Rowan, Lynn C. Swann, Christopher J. Williams, David B. Sambur and Jinlong Wang. Though not formally considered by our Board given that our securities were not then registered or traded on any national securities exchange, based upon the listing standards of the New York Stock Exchange, the national securities exchange upon which our common stock was listed prior to the Acquisition, we do not believe that Messrs. Benjamin, Bonderman, Davis, Loveman, Peterson, Press, Rowan or Sambur would be considered independent because of their relationships with certain affiliates of the funds and other entities which hold 100% of our outstanding voting common stock, and other relationships with us.

DESCRIPTION OF INDEBTEDNESS

Senior Secured Credit Facilities

Overview. In connection with the Acquisition, CEOC entered into the senior secured credit facilities, or the Credit Facilities. This financing is neither secured nor guaranteed by Caesars other direct, wholly owned subsidiaries, including the subsidiaries that own properties that are security for the CMBS Financing and certain of CEOC’s subsidiaries that are unrestricted subsidiaries. In late 2009, CEOC completed cash tender offers for certain of its outstanding debt, and in connection with these tender offers, CEOC borrowed $1,000.0 million of new term loans under its Credit Facilities pursuant to the Incremental Loans. In May 2011, CEOC entered into an amendment agreement to amend the Credit Facilities. Pursuant to the amendment agreement, CEOC extended the maturity of a portion of the term loans held by consenting lenders to January 28, 2018 (the “extended maturity term loans”), converted a portion of the revolver commitments into extended maturity term loans and increased the interest rate with respect to the extended maturity term loans.

As of September 30, 2011, our senior secured Credit Facilities provided for senior secured financing of up to $8,415.9 million, consisting of (i) senior secured term loan facilities in an aggregate principal amount of up to $7,209.1 million, with $5,003.9 million maturing on January 28, 2015 (the “original maturity term loans”), $982.5 million maturing on October 31, 2016 and $1,222.7 million maturing on January 28, 2018, and (ii) a senior secured revolving credit facility in an aggregate principal amount of $1,206.8 million, maturing on January 28, 2014, including both a letter of credit sub-facility and a swingline loan sub-facility. A total of $7,209.1 million face amount of borrowings were outstanding under the Credit Facilities as of September 30, 2011, with an additional $126.6 million committed to letters of credit that were issued under the Credit Facilities. After consideration of these borrowings and letters of credit, $1,080.2 million of additional borrowing capacity was available to us under the Credit Facilities as of September 30, 2011.

The Credit Facilities allow us to request one or more incremental term loan facilities and/or increase commitments under our revolving facility in an aggregate amount of up to $750.0 million, subject to certain conditions and receipt of commitments by existing or additional financial institutions or institutional lenders.

All borrowings under the senior secured revolving credit facility are subject to the satisfaction of customary conditions, including the absence of a default and the accuracy of representations and warranties, and the requirement that such borrowing does not reduce the amount of obligations otherwise permitted to be secured under our new senior secured credit facilities without ratably securing the retained notes.

Proceeds from the term loans drawn on the closing date were used to refinance existing debt and pay expenses related to the Acquisition. Proceeds of the revolving loan draws, swingline and letters of credit will be used for working capital and general corporate purposes. Proceeds from the Incremental Loans were used to refinance or retire existing debt and to provide additional liquidity.

Interest and Fees. Borrowings under the Credit Facilities, other than borrowings under the Incremental Loans, bear interest at a rate equal to the then-current LIBOR rate or at a rate equal to the alternate base rate, in each case plus an applicable margin. The Incremental Loans bear interest at a rate equal to the greater of the then current LIBOR rate subject to a 2.00% floor or at a rate equal to the alternate base rate, in each case plus an applicable margin. In addition, on a quarterly basis, we are required to pay each lender (i) a commitment fee in respect of any unused commitments under the revolving credit facility and (ii) a letter of credit fee in respect of the aggregate face amount of outstanding letters of credit under the revolving credit facility. As of September 30, 2011, the Credit Facilities, other than borrowings under the Incremental Loans, bore interest at LIBOR plus 300 basis points for the original maturity term loans and a portion of the revolver loan, at LIBOR plus 425 basis points for the extended maturity term loans, at alternate base rate plus 150 basis points for the swingline loan and at the alternate base rate plus 200 basis points for the remainder of the revolver loan, and bore a commitment fee for unborrowed amounts of 50 basis points. The borrowings under the Incremental Loans bore interest at the minimum base rate of 2.0% plus 750 basis points as of September 30, 2011.

Collateral and Guarantors. CEOC’s Credit Facilities are guaranteed by Caesars, and are secured by a pledge of CEOC’s capital stock, and by substantially all of the existing and future property and assets of CEOC and its material, wholly owned domestic subsidiaries other than certain unrestricted subsidiaries, including a pledge of the capital stock of CEOC’s material, wholly owned domestic subsidiaries and 65% of the capital stock of the first-tier foreign subsidiaries, in each case subject to exceptions. The following casino properties have mortgages under the Credit Facilities.

Las Vegas	Atlantic City	Louisiana/Mississippi	Iowa/Missouri
Caesars Palace	Bally’s Atlantic City	Harrah’s New Orleans	Harrah’s St. Louis
Bally’s Las Vegas	Caesars Atlantic City	(Hotel only)	Harrah’s Council Bluffs
Imperial Palace	Showboat Atlantic City	Harrah’s Louisiana Downs	Horseshoe Council Bluffs/ Bluffs Run
Bill’s Gamblin’ Hall &		Horseshoe Bossier City
Saloon		Harrah’s Tunica
Horseshoe Tunica
Tunica Roadhouse Hotel & Casino

Illinois/Indiana	Other Nevada
Horseshoe Southern Indiana	Harrah’s Reno
Harrah’s Metropolis	Harrah’s Lake Tahoe
Horseshoe Hammond	Harveys Lake Tahoe

Additionally, certain undeveloped land in Las Vegas also is mortgaged.

Restrictive Covenants and Other Matters. The Credit Facilities require compliance on a quarterly basis with a maximum net senior secured first lien debt leverage test. In addition, the Credit Facilities include negative covenants, subject to certain exceptions, restricting or limiting CEOC’s ability and the ability of its restricted subsidiaries to, among other things: (i) incur additional debt; (ii) create liens on certain assets; (iii) enter into sale and lease-back transactions (iv) make certain investments, loans and advances; (v) consolidate, merge, sell or otherwise dispose of all or any part of its assets or to purchase, lease or otherwise acquire all or any substantial part of assets of any other person; (vi) pay dividends or make distributions or make other restricted payments; (vii) enter into certain transactions with its affiliates; (viii) engage in any business other than the business activity conducted at the closing date of the loan or business activities incidental or related thereto; (ix) amend or modify the articles or certificate of incorporation, by-laws and certain agreements or make certain payments or modifications of indebtedness; and (x) designate or permit the designation of any indebtedness as “Designated Senior Debt”.

Caesars is not bound by any financial or negative covenants contained in CEOC’s credit agreement, other than with respect to the incurrence of liens on and the pledge of its stock of CEOC.

Certain covenants contained in CEOC’s credit agreement require the maintenance of a senior secured leverage ratio, which is the ratio of senior first priority secured debt to last twelve months’ adjusted EBITDA of CEOC, as calculated pursuant to the credit agreement, which differs from the calculation of LTM Adjusted EBITDA—Pro Forma presented under “Prospectus Summary—Summary Historical Consolidated Financial Data of Caesars Entertainment Corporation”. The calculation set forth in the credit agreement excludes from the senior secured leverage ratio (a) the $1,375.0 million first lien notes issued on June 15, 2009 and the $720.0 million first lien notes issued on September 11, 2009 and (b) up to $350.0 million aggregate principal amount of consolidated debt of subsidiaries that are not wholly owned subsidiaries. Certain covenants contained in the credit agreement governing CEOC’s Credit Facilities and the indentures and other agreements governing CEOC’s second lien notes and first lien notes restrict our ability to take certain actions such as incurring additional debt or making acquisitions if we are unable to meet adjusted EBITDA to Fixed Charges, senior secured debt to last twelve months’ adjusted EBITDA and consolidated debt to last twelve months’ adjusted EBITDA ratios, in each case as calculated pursuant to the applicable agreements. The covenants that restrict additional indebtedness and the ability to make certain future acquisitions require a last twelve months’ adjusted EBITDA to Fixed Charges ratio (measured on a trailing four-quarter basis) of

2.0:1.0. Failure to comply with these covenants can result in limiting our long-term growth prospects by hindering our ability to incur future indebtedness or grow through acquisitions.

We believe we are in compliance with CEOC’s Credit Facilities and indentures, including the senior secured leverage ratio, as of September 30, 2011. If CEOC’s last twelve months’ Adjusted EBITDA were to decline significantly from the level achieved at September 30, 2011, it could cause CEOC to exceed the senior secured leverage ratio and could be an event of default under CEOC’s credit agreement. However, we could implement certain actions in an effort to minimize the possibility of a breach of the senior secured leverage ratio, including reducing payroll and other operating costs, deferring or eliminating certain maintenance, delaying or deferring capital expenditures, or selling assets. In addition, under certain circumstances, our Credit Facilities allows us to apply the cash contributions received by CEOC as a capital contribution to cure covenant breaches. However, there is no guarantee that such contributions will be able to be secured.

Retained Notes

As of September 30, 2011, we had an aggregate principal amount of $892.9 million face value of notes that remained outstanding upon the closing of the Acquisition, consisting of the following series:

•	$125.2 million aggregate principal amount of 5.375% Senior Notes due 2013;

•	$0.6 million aggregate principal amount of 7.0% Senior Notes due 2013;

•	$364.5 million aggregate principal amount of 5.625% Senior Notes due 2015;

•	$248.7 million aggregate principal amount of 6.5% Senior Notes due 2016;

•	$153.7 million aggregate principal amount of 5.75% Senior Notes due 2017; and

•	$0.2 million aggregate principal amount of Floating Rate Contingent Convertible Senior Notes that were not tendered in connection with the Acquisition.

These notes contain covenants that limit the amount of secured indebtedness we may incur and our ability to enter into sale/leaseback transactions. CEOC is the issuer of these notes and Caesars is a guarantor of these notes. Subject to the terms of the Credit Facilities and the indenture governing the notes, we may refinance these notes with debt that is guaranteed by our subsidiaries and/or secured by their and our assets.

First Lien Notes

CEOC currently has an aggregate principal amount of face value of $2,095.0 million Senior Secured Notes due 2017. These notes are CEOC’s senior obligations and rank equally and ratably with all of its existing and future senior indebtedness and senior to any of its subordinated indebtedness, and are secured by first-priority liens, subject to permitted liens, by the assets of the subsidiaries that have pledged their assets to secure the Credit Facilities. These notes are guaranteed by Caesars.

Second Lien Notes

CEOC currently has 10.0% Second-Priority Senior Secured Notes with a face value of $214.8 million due 2015, 10.0% Second-Priority Senior Secured Notes with a face value of $4,553.1 million due 2018 and 12.75% Second-Priority Senior Secured Notes with a face value of $750.0 million due 2018. These notes are secured by a second priority security interest in substantially all of CEOC’s and its subsidiaries’ property and assets that secure the Credit Facilities. These liens are junior in priority to the liens on substantially the same collateral securing the Credit Facilities. The notes are guaranteed by Caesars.

Guaranteed Senior Notes

In connection with the Acquisition, CEOC issued unsecured senior indebtedness that was guaranteed by the subsidiaries that have pledged their assets to secure the Credit Facilities. Of this guaranteed senior indebtedness, $487.2 million remains outstanding, consisting of $478.6 million of 10.75% Senior Notes due 2016 and $8.6 million of 10.75%/11.5% Senior Toggle Notes due 2018. These notes do not contain operating covenants.

CMBS Financing

In connection with the Acquisition, the CMBS Entities, and their related assets were spun out of CEOC. The CMBS Entities borrowed $6,500.0 million under the CMBS Financing which is secured by the assets of the CMBS Entities and certain aspects of the financing are guaranteed by Caesars. As of September 30, 2011, there were $5,031.5 million aggregate principal amount of CMBS Loans outstanding.

On August 31, 2010, Caesars subsidiaries that are borrowers and the lenders under our CMBS Financing amended the terms of the CMBS Financing to, among other things, (i) provide our subsidiaries that are borrowers under the CMBS Loans the right to extend the maturity of the CMBS Loans, subject to certain conditions, by up to two years until February 2015, (ii) amend certain terms of the CMBS Loans with respect to reserve requirements, collateral rights, property release prices and the payment of management fees, (iii) provide for ongoing mandatory offers to repurchase CMBS Loans using excess cash flow from the CMBS Entities at discounted prices of thirty to fifty cents per dollar, (iv) provide for the amortization of the mortgage loan in certain minimum amounts upon the occurrence of certain conditions and (v) provide for certain limitations with respect to the amount of excess cash flow from the CMBS Entities that may be distributed to us. Any CMBS Loan purchased pursuant to the amendment will be cancelled.

Restrictive Covenants and Other Matters. The CMBS Financing includes negative covenants, subject to certain exceptions, restricting or limiting the ability of the borrowers and operating companies under the CMBS Financing to, among other things: (i) incur additional debt; (ii) create liens on assets; (iii) make certain investments, loans and advances; (iv) consolidate, merge, sell or otherwise dispose of all or any part of its assets or to purchase, lease or otherwise acquire all or any substantial part of assets of any other person; (v) enter into certain transactions with its affiliates; (vi) engage in any business other than the ownership of the properties and business activities ancillary thereto; and (vi) amend or modify the articles or certificate of incorporation, by-laws and certain agreements.

The CMBS Financing also includes affirmative covenants that require the CMBS Entities to, among other things, maintain the borrowers as “special purpose entities”, maintain certain reserve funds in respect of furniture, fixtures, and equipment, taxes, and insurance, and comply with other customary obligations for CMBS real estate financings. Amounts deposited into the specified reserve funds represent restricted cash. In addition, the CMBS Financing obligates the CMBS Entities to apply excess cash flow in certain specified manners, depending on the outstanding principal amount of various tranches of the CMBS Loans and other factors. These obligations will limit the amount of excess cash flow from the CMBS Entities that may be distributed to Caesars.

Other Indebtedness

As of September 30, 2011, we had other indebtedness in the aggregate principal amount of $1,280.0 million face value as described below.

•	$517.7 million of debt borrowed by PHW Las Vegas under a senior secured term loan;

•	$450.0 million of debt borrowed by subsidiaries of CEOC under a senior secured term facility for Project Linq and Project Octavius;

•	$233.2 million of debt borrowed by a subsidiary of CEOC (Chester Downs) under a senior secured term loan;

•	$65.7 million of principal obligations to fund Clark County, Nevada, Special Improvement District bonds; and

•	$13.4 million of miscellaneous other indebtedness.

On January 27, 2012, Chester Downs priced an offering of $330 million aggregate principal amount of 9.25% senior secured notes due 2020 through private placement. Chester Downs intends to use the proceeds of the notes to repay its existing term loan, make a distribution to Chester Downs’ managing member, Harrah’s Chester Downs Investment Company, LLC, and for other general corporate purposes. The offering is expected to close on February 3, 2012.

DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock consists of 1,250,000,000 shares of common stock, par value $0.01 per share, and 125,000,000 shares of preferred stock, par value $0.01 per share, the rights and preferences of which may be designated by the board of directors.

All of our existing stock is, and the shares of common stock being offered by us in the IPO will be, upon payment therefore, validly issued, fully paid and nonassessable. As of November 1, 2011, there were 147 holders of our common stock. The discussion below describes the most important terms of our capital stock, certificate of incorporation and bylaws. Because it is only a summary, it does not contain all the information that may be important to you. For a complete description refer to our certificate of incorporation and bylaws, copies of which have been filed as exhibits to the registration statement of which this prospectus is a part, and to the applicable provisions of the Delaware General Corporation Law.

Common Stock

Voting Rights. The holders of Caesars common stock are entitled to one vote per share on all matters submitted for action by the stockholders.

Dividend Rights. Subject to any preferential rights of any then outstanding preferred stock, all shares of Caesars common stock are entitled to share equally in any dividends our Board may declare from legally available sources.

Liquidation Rights. Upon liquidation or dissolution of Caesars, whether voluntary or involuntary, after payment in full of the amounts required to be paid to holders of any then outstanding preferred stock, all shares of Caesars common stock are entitled to share equally in the assets available for distribution to stockholders after payment of all of Caesars’ prior obligations.

Other Matters. The holders of Caesars common stock have no preemptive or conversion rights, and Caesars’ common stock is not subject to further calls or assessments by Caesars. There are no redemption or sinking fund provisions applicable to the common stock except those described below under “—Certain Redemption Provisions.” Except as described below under “—Certain Anti-Takeover, Limited Liability and Indemnification Provisions,” a majority vote of common stockholders is generally required to take action under our certificate of incorporation and bylaws. The rights, preferences and privileges of holders of our common stock are subject to the terms of any series of preferred stock that may be issued in the future.

Preferred Stock

Our Board, without further stockholder approval, will be able to issue, from time to time, up to an aggregate of 125,000,000 shares of preferred stock in one or more series and to fix or alter the designations, preferences, rights and any qualifications, limitations or restrictions of the shares of each such series thereof, including the dividend rights, dividend rates, conversion rights, voting rights, terms of redemption (including sinking fund provisions), redemption prices or prices, liquidation preferences and the number of shares constituting any series or designations of such series. Notwithstanding the foregoing, the rights of each holder of preferred stock will be subject at all times to compliance with all gaming and other statutes, laws, rules and regulations applicable to us or such holder at that time. Upon closing of the IPO, there will be no shares of preferred stock outstanding. Our Board may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of common stock. The issuance of preferred stock, while providing flexibility in connection with possible future financings and acquisitions and other corporate purposes could, under certain circumstances, have the effect of delaying, deferring or preventing a change in control of us might harm the market price of our common stock. See “—Certain Anti-Takeover, Limited Liability and Indemnification Provisions.”

Certain Redemption Provisions

Caesars’ certificate of incorporation contains provisions establishing the right to redeem the securities of disqualified holders if necessary to avoid any regulatory sanctions, to prevent the loss or to secure the reinstatement of any license or franchise, or if such holder is determined by any gaming regulatory agency to be unsuitable, has an application for a license or permit denied or rejected, or has a previously issued license or permit rescinded, suspended, revoked or not renewed. The certificate of incorporation will also contain provisions defining the redemption price and the rights of a disqualified security holder.

Registration Rights

The Sponsors each have demand registration rights with respect to the Caesars stock they currently own and both Sponsors and the co-investors can participate in any demand registration initiated by either Sponsor. To the extent the number of securities offered in any such offering has to be limited based upon the opinion of the underwriter or underwriters of such offering, the securities to be offered shall include (i) first, securities to be allocated pro rata among the Sponsors and their co-investors and (ii) second, only if all the securities referred to in clause (i) have been included, securities that Caesars proposes to include in such demand registration.

The Sponsors and their co-investors also have piggyback registration rights for any other offering not covered by a demand registration, provided that the co-investors can only participate if a Sponsor is participating in such offering as a selling stockholder. To the extent the number of securities offered in any such offering has to be limited based upon the opinion of the underwriter or underwriters of such offering, the securities to be offered shall include (i) first, all of the securities proposed to be sold in such offering by Caesars or any person exercising a contractual right to a demand registration, (ii) second, only if all the securities referred to in clause (i) have been included, securities to be allocated pro rata among the Sponsors and their co-investors, and (iii) third, only if all of the securities referred to in clause (ii) have been included, any other securities eligible for inclusion in such registration.

Caesars’ management stockholders also have piggyback registration rights in connection with any registered offering of Caesars stock. To the extent the number of securities offered in any such offering has to be limited based upon the opinion of the underwriter or underwriters of such offering, the securities to be offered shall include (i) first, all of the securities proposed to be sold in such offering by Caesars or any person exercising a contractual right to a demand registration, (ii) second, only if all the securities referred to in clause (i) have been included, securities to be allocated pro rata among the Sponsors and their co-investors, and (iii) third, only if all of the securities referred to in clause (ii) have been included, the securities held by management together with any other securities eligible for inclusion in such registration.

The Paulson Investors have a demand registration right with respect to their shares of common stock, provided that Caesars common stock has not been listed on the New York Stock Exchange or Nasdaq Stock Market, or a Qualified IPO, and Caesars agreed to use its reasonable best efforts to ensure that a Qualified IPO is achieved in connection with any registration statement filed pursuant to such demand registration right. Additionally, the Paulson Investors have piggyback registration rights with respect to any registration statement filed by Caesars with respect to any offering of its common stock on its own behalf, including any Qualified IPO, or on behalf of third parties, in each case subject to the registration rights of other holders discussed above and subject to the expiration of their lock-up agreement.

Certain Anti-Takeover, Limited Liability and Indemnification Provisions

We are governed by the Delaware General Corporation Law. Caesars’ certificate of incorporation and bylaws contain provisions that could make more difficult the acquisition of us by means of a tender offer, a proxy contest or otherwise, or to remove or place our current management.

Requirements for Advance Notification of Stockholder Nominations and Proposals. Caesars’ bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the Board or one of its committees.

Delaware Anti-Takeover Law. Caesars is a Delaware corporation subject to Section 203 of the Delaware General Corporation Law. Under Section 203, certain “business combinations” between a Delaware corporation whose stock generally is publicly traded and an “interested stockholder” are prohibited for a three-year period following the date that such stockholder became an interested stockholder, unless:

•	the corporation has elected in its certificate of incorporation not to be governed by Section 203, which we have elected;

•

the business combination or the transaction which resulted in the stockholder becoming an interested stockholder was approved by the board of directors of the corporation before such stockholder became an interested stockholder;

•

upon consummation of the transaction that made such stockholder an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the commencement of the transaction excluding voting stock owned by directors who are also officers or held in employee benefit plans in which the employees do not have a confidential right to tender stock held by the plan in a tender or exchange offer; or

•	the business combination is approved by the board of directors of the corporation and authorized at a meeting by two-thirds of the voting stock which the interested stockholder did not own.

The three-year prohibition also does not apply to some business combinations proposed by an interested stockholder following the announcement or notification of an extraordinary transaction involving the corporation and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of the corporation’s directors. The term “business combination” is defined generally to include mergers or consolidations between a Delaware corporation and an interested stockholder, transactions with an interested stockholder involving the assets or stock of the corporation or its majority-owned subsidiaries, and transactions which increase an interested stockholder’s percentage ownership of stock. The term “interested stockholder” is defined generally as those stockholders who become beneficial owners of 15% or more of a Delaware corporation’s voting stock, together with the affiliates or associates of that stockholder.

Classified Board and Cumulative Voting. Our certificate of incorporation and bylaws will provide for a classified board of directors, pursuant to which the board of directors will be divided into three classes whose members will serve three-year staggered terms. Our certificate of incorporation will also prohibit cumulative voting by stockholders in connection with the election of directors, which would otherwise allow less than a majority of stockholders to elect director candidates.

Removal of Directors. Our certificate of incorporation and bylaws will provide that a director may be removed from office at any time, but only for cause and only by affirmative vote of at least two-thirds of the shares entitled to vote generally in the election of directors.

Number of Directors and Vacancies. Our bylaws will permit the number of directors to be fixed only by an affirmative vote of at least two-thirds of the members of the board, and any vacancy on our board of directors, including a vacancy resulting from an enlargement of our board of directors, may only be filled by vote of a majority of our directors then in office, whether such vacancy occurs as a result of an increase in the number of directors or otherwise.

“Blank Check” Preferred Stock. Our certificate of incorporation will authorize the issuance of “blank check” preferred stock that could be issued by our board of directors to increase the number of outstanding shares or establish a stockholders rights plan making a takeover more difficult and expensive.

Amendments to Certificate of Incorporation and Bylaws. Our certification of incorporation will provide that any amendment to its bylaws will require the affirmative vote of two-thirds of the shares entitled to vote on any matter or the board of directors. Our certificate of incorporation will also provide that any amendment to the certificate of incorporation relating to stockholder meetings, amendments to our bylaws or certificate of incorporation and the election or classification of our board of directors will require the affirmative vote of two-thirds of the shares entitled to vote on any matter.

Special Meetings of Stockholders. Our bylaws will provide that, except as otherwise required by law, special meetings of stockholders can only be called by our board of directors.

Actions by Written Consent. Our bylaws will prohibit stockholders from acting by written consent if less than 50.1% of our outstanding common stock is owned by the Sponsors.

Limitation of Officer and Director Liability and Indemnification Arrangements. Caesars’ certificate of incorporation limits the liability of our officers and directors to the maximum extent permitted by Delaware law. Delaware law provides that directors will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for:

•	any breach of their duty of loyalty to the corporation or its stockholders;

•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions; or

•	any transaction from which the director derived an improper personal benefit.

This charter provision has no effect on any non-monetary remedies that may be available to Caesars or its stockholders, nor does it relieve Caesars or its officers or directors from compliance with federal or state securities laws. The certificate also generally provides that Caesars shall indemnify, to the fullest extent permitted by law, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit, investigation, administrative hearing or any other proceeding by reason of the fact that he is or was a director or officer of Caesars, or is or was serving at our request as a director, officer, employee or agent of another entity, against expenses incurred by him in connection with such proceeding. An officer or director shall not be entitled to indemnification by Caesars if:

•	the officer or director did not act in good faith and in a manner reasonably believed to be in, or not opposed to, Caesars’ best interests; or

•	with respect to any criminal action or proceeding, the officer or director had reasonable cause to believe his conduct was unlawful.

These charter and bylaw provisions and provisions of Delaware law may have the effect of delaying, deterring or preventing a change of control of Caesars.

Amendments to Certificate of Incorporation or Bylaws

Our certification of incorporation will provide that any amendment to its bylaws will require the affirmative vote of two-thirds of the shares entitled to vote on any matter. Our certificate of incorporation will also provide that any amendment to the certificate of incorporation relating to stockholder meetings, amendments to our bylaws or certificate of incorporation and the election or classification of our board of directors will require the affirmative vote of two-thirds of the shares entitled to vote on any matter.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock will be Computershare Trust Company, N.A., Canton, Massachusetts.

Listing

Our common stock has been approved for listing on Nasdaq under the symbol “CZR.”

SHARES ELIGIBLE FOR FUTURE SALE

Prior to the IPO, there has been no public market for our common stock, and no predictions can be made about the effect, if any, that market sales of shares of our common stock or the availability of such shares for sale will have on the market price prevailing from time to time. Nevertheless, the actual sale of, or the perceived potential for the sale of, our common stock in the public market may have an adverse effect on the market price for the common stock and could impair our ability to raise capital through future sales of our securities. See “Risk Factors—Risks Related to this Offering—Future sales or the possibility of future sales of a substantial amount of our common stock may depress the price of shares of our common stock.”

Sale of Restricted Shares

After the IPO, we will have 125,025,500 shares of our common stock outstanding (or 125,297,197 shares if the underwriters’ option to purchase additional shares in the IPO is exercised in full), all of which will be voting common stock, excluding shares reserved at February 1, 2012 for issuance upon exercise of options that have been granted under our stock option plans (2,015,745 of which were exercisable at such date). Of these shares, the 1,811,313 shares of our common stock to be sold in the IPO (or 2,083,010 shares if the underwriters’ option to purchase additional shares in the IPO is exercised in full), 12,372,835 shares of our common stock held by the Paulson Investors and 22,339,143 shares of our common stock held by the Participating Co-Investors offered hereby will be freely tradable without restriction or further registration under the Securities Act, except for any shares which may be acquired by any of our “affiliates” as that term is defined in Rule 144 under the Securities Act, which will be subject to the resale limitations of Rule 144 and to existing lockup arrangements. The remaining 88,502,209 shares of our common stock outstanding will be restricted securities, as that term is defined in Rule 144, and may in the future be sold without restriction under the Securities Act to the extent permitted by Rule 144 or any applicable exemption under the Securities Act.

Stock Option Plan

Following the completion of the IPO, we intend to file a registration statement on Form S-8 under the Securities Act with the SEC to register 8,582,876 shares of our common stock reserved for issuance under our Management Equity Incentive Plan and 6,867,018 shares of our common stock reserved for issuance under our 2012 Performance Incentive Plan. As of the date of this prospectus, we have granted options to purchase 8,046,424 shares of our common stock under our Management Equity Incentive Plan, of which 2,015,745 shares are vested and exercisable. Subject to the expiration of any lock-up restrictions as described below and following the completion of any vesting periods, shares of our common stock issuable upon the exercise of options granted or to be granted under our plan will be freely tradable without restriction under the Securities Act, unless such shares are held by any of our affiliates.

Rule 144

In general, under Rule 144 under the Securities Act, a person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months (including any period of consecutive ownership of preceding non-affiliated holders) would be entitled to sell those shares, subject only to the availability of current public information about us. A non-affiliated person who has beneficially owned restricted securities within the meaning of Rule 144 for at least one year would be entitled to sell those shares without regard to the provisions of Rule 144.

A person (or persons whose shares are aggregated) who is deemed to be an affiliate of ours and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months would be entitled to sell within any three-month period a number of shares that does not exceed the greater of one percent of the then outstanding shares of our common stock or the average weekly trading volume of our common stock reported through Nasdaq during the four calendar weeks preceding such sale. Such sales are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about us.

Rule 701

In general, under Rule 701 of the Securities Act as currently in effect, any of our employees, consultants or advisors who purchases shares of our common stock from us in connection with a compensatory stock or option plan or other written agreement is eligible to resell those shares 90 days after the effective date of the registration statement of which this prospectus forms a part in reliance on Rule 144, but without compliance with some of the restrictions, including the holding period, contained in Rule 144.

Lock-Up Agreements

In connection with the IPO, we have agreed not to offer or sell, dispose of or hedge, directly or indirectly any common stock without the permission of Credit Suisse Securities (USA) LLC and Citigroup Global Markets Inc. for a period of 180 days from the pricing of the IPO, subject to certain exceptions and automatic extension in certain circumstances; provided that, after 30 days from the pricing of the IPO, we will be permitted to issue and sell common stock to retire existing indebtedness and/or for debt for equity exchange transactions. In addition, our named executive officers and certain holders of our outstanding common stock and options to purchase our common stock, including the Sponsors, have agreed not to offer or sell, dispose of or hedge, directly or indirectly, any common stock without the permission of Credit Suisse Securities (USA) LLC and Citigroup Global Markets Inc. for a period of 180 days and 270 days, respectively, from the pricing of the IPO, subject to certain exceptions and automatic extension in certain circumstances. As part of the Co-Investors Transaction, the Participating Co-Investors have agreed not to offer or sell, dispose of or hedge, directly or indirectly 50% of their shares that are being registered pursuant to the resale prospectus included in the registration statement of which this prospectus forms a part, without the permission of Credit Suisse Securities (USA) LLC and Citigroup Global Markets Inc. for a period of 180 days from the pricing of the IPO, subject to certain exceptions and automatic extension in certain circumstances.

The restricted periods described in the preceding paragraph will be automatically extended if:

•	during the last 17 days of the applicable lock-up period we issue an earnings release or announce material news or a material event; or

•	prior to the expiration of the applicable lock-up period, we announce that we will release earnings results during the 16-day period following the last day of the applicable lock-up period;

in which case, the restrictions described in this paragraph will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the announcement of the material news or material event.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a general discussion of certain U.S. federal income tax considerations with respect to the ownership and disposition of our common stock applicable to non-U.S. holders (as defined below). This discussion is based on current provisions of the Internal Revenue Code of 1986, as amended, or the Code, existing and proposed U.S. Treasury regulations promulgated thereunder, and administrative rulings and court decisions in effect as of the date hereof, all of which are subject to change at any time, possibly with retroactive effect.

This discussion does not address U.S. federal estate tax or the Medicare contribution tax on certain net investment income. A non-U.S. holder should consult with their own tax advisors regarding the possible application of these taxes.

For the purposes of this discussion, the term “non-U.S. holder” means a beneficial owner of our common stock that is, for U.S. Federal income tax purposes, an individual, corporation, estate or trust other than:

•	an individual who is a citizen or resident of the United States;

•

a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in the United States or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•

a trust if (1) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons (as defined in the Code) have the authority to control all substantial decisions of the trust, or (2) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a domestic trust.

It is assumed for purposes of this discussion that a non-U.S. holder holds shares of our common stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all aspects of U.S. federal income taxation that may be important to a non-U.S. holder in light of that holder’s particular circumstances or that may be applicable to non-U.S. holders subject to special treatment under U.S. federal income tax law (including, for example, financial institutions, dealers in securities, traders in securities that elect mark-to-market treatment, insurance companies, tax-exempt entities, holders who acquired our common stock pursuant to the exercise of employee stock options or otherwise as compensation, entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein), holders liable for the alternative minimum tax, controlled foreign corporation, passive foreign investment companies, former citizens or former long-term residents of the United States, and holders who hold our common stock as part of a hedge, straddle, constructive sale or conversion transaction). In addition, this discussion does not address U.S. federal tax laws other than those pertaining to the U.S. federal income tax, nor does it address any aspects of U.S. state, local or non-U.S. taxes.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds shares of our common stock, the tax treatment of a person treated as a partner generally will depend on the status of the partner and the activities of the partnership. Persons that for U.S. federal income tax purposes are treated as a partner in a partnership holding shares of our common stock should consult their own tax advisors.

THIS SUMMARY IS FOR GENERAL INFORMATION ONLY AND IS NOT INTENDED TO CONSTITUTE A COMPLETE DESCRIPTION OF ALL TAX CONSEQUENCES RELATING TO THE OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK. HOLDERS OF OUR COMMON STOCK SHOULD CONSULT WITH THEIR OWN TAX ADVISORS REGARDING THE TAX CONSEQUENCES TO THEM (INCLUDING THE APPLICATION AND EFFECT OF OTHER U.S. FEDERAL TAX LAWS AND ANY STATE, LOCAL, NON-U.S. INCOME AND OTHER TAX LAWS) OF THE OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK.

Dividends

Although we do not anticipate that we will pay any dividends on our common stock, if dividends are paid to non-U.S. holders, such dividends, to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. Federal income tax principles) will be subject to U.S. federal income tax withholding at a rate of 30% (or lower rate provided by an applicable income tax treaty). To obtain a reduced rate of withholding under an applicable income tax treaty, a non-U.S. holder generally will be required to provide us or our paying agent with a properly completed IRS Form W-8BEN certifying the non-U.S. holder’s entitlement to benefits under that treaty. In certain cases, additional requirements may need to be satisfied to avoid the imposition of U.S. withholding tax. See “—Recently Enacted Federal Tax Legislation” below for further details.

Because it will generally not be known, at the time a non-U.S. holder receives any distribution, whether the distribution will be paid out of our current or accumulated earnings and profits, we expect that a withholding agent will deduct and withhold U.S. tax at the applicable rate on all distributions that you receive on our common stock. If it is later determined that a distribution was not a dividend in whole or in part, you may be entitled to claim a refund of the U.S. federal income tax withheld with respect to that portion of the distribution, provided that the required information is timely furnished to the IRS.

If the dividends are effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States, withholding should not apply, so long as the appropriate certifications are made by such non-U.S. holder. See “—Effectively Connected Income” below for additional information on the U.S. federal income tax considerations applicable with respect to such effectively connected dividends.

Gain on Disposition of our Common Stock

Subject to the discussion below under “—Information Reporting and Backup Withholding” and “—Recently Enacted Federal Tax Legislation,” a non-U.S. holder generally will not be subject to U.S. federal income tax or withholding tax on any gain realized upon the sale or other taxable disposition of our common stock unless:

•

the gain is effectively connected with the conduct, by such non-U.S. holder, of a trade or business in the United States, in which case the gain will be subject to tax in the manner described below under “—Effectively Connected Income”;

•

the non-U.S. holder is an individual who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which the sale or disposition occurs and certain other conditions are met, in which case the gain (reduced by any U.S.-source capital losses) will be subject to 30% (or a lower applicable treaty rate) tax; or

•

we are, or have been, a “United States real property holding corporation” for U.S. federal income tax purposes, at any time during the shorter of the five-year period preceding such disposition and the non-U.S. holder’s holding period in our common stock; provided, that so long as our common stock is regularly traded on an established securities market, generally a non-U.S. holder would be subject to taxation with respect to a taxable disposition of our common stock, only if at any time during that five-year or shorter period it owned more than 5% directly or by attribution, of that class of common stock.

It is unclear whether we are, or will be, a U.S. real property holding corporation during the relevant period described in the third bullet point above. Under U.S. federal income tax laws, we will be a United States real property holding corporation if at least 50% of the fair market value of our assets has consisted of “United States real property interests.” If we were treated as a U.S. real property holding corporation during the relevant period described in the third bullet point above, any taxable gains recognized by a non-U.S. holder on the sale or other taxable disposition of our common stock would be subject to tax as if the gain were effectively connected with the conduct of the non-U.S. holder’s trade or business in the United States except the branch profits tax would not apply. See “—Effectively Connected Income.” In addition, if our common stock ceases to be traded on an established securities market the transferee of our common stock would generally be required to withhold tax, under U.S. federal income tax laws, in an amount equal to 10% of the amount realized by the non-U.S. holder on the sale or other taxable disposition of our common stock. The rules regarding U.S. real property interests are complex, and non-U.S. holders are urged to consult with their own tax advisors on the application of these rules based on their particular circumstances.

Effectively Connected Income

If a dividend received on our common stock, or gain from a sale or other taxable disposition of our common stock, is treated as effectively connected with a non-U.S. holder’s conduct of a trade or business in the United States, such non-U.S. holder will generally be exempt from withholding tax on any such dividend and any gain realized on such a disposition, provided such non-U.S. holder complies with certain certification requirements (generally on IRS Form W-8ECI). Instead such non-U.S. holder will generally be subject to U.S. federal income tax on a net income basis on any such gains or dividends in the same manner as if such holder were a U.S. person (as defined in the Code) unless an applicable income tax treaty provides otherwise. In addition, a non-U.S. holder that is a foreign corporation may be subject to a branch profits tax at a rate of 30% (or a lower rate provided by an applicable income tax treaty) on such holder’s earnings and profits for the taxable year that are effectively connected with such holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, are attributable to such holder’s U.S. permanent establishment), subject to adjustments.

Information Reporting and Backup Withholding

Generally, we must report to our non-U.S. holders and the IRS the amount of dividends paid during each calendar year, if any, and the amount of any tax withheld. These information reporting requirements apply even if no withholding is required (e.g., because the distributions are effectively connected with the non-U.S. holder’s conduct of a United States trade or business, or withholding is eliminated by an applicable income tax treaty). This information also may be made available under a specific treaty or agreement with the tax authorities in the country in which the non-U.S. holder resides or is established.

Backup withholding, however, generally will not apply to distributions to a non-U.S. holder of shares of our common stock provided the non-U.S. holder furnishes to us or our paying agent the required certification as to its non-U.S. status, such as by providing a valid IRS Form W-8BEN or IRS Form W-8ECI, or certain other requirements are met. Notwithstanding the foregoing, backup withholding may apply if either we or our paying agent has actual knowledge, or reason to know, that the non-U.S. holder is a U.S. person (as defined in the Code) that is not an exempt recipient.

Backup withholding is not an additional tax but merely an advance payment, which may be refunded to the extent it results in an overpayment of tax and the appropriate information is timely supplied by the non-U.S. holder to the IRS.

Recently Enacted Federal Tax Legislation

On March 18, 2010, President Obama signed the “Hiring Incentives to Restore Employment (HIRE) Act”, or the HIRE Act, which includes a revised version of a bill known as the “Foreign Account Tax Compliance Act of 2009” or “FATCA.” Under FATCA, foreign financial institutions (which include most hedge funds, private equity funds, mutual funds, securitization vehicles and any other investment vehicles regardless of their size) and certain other foreign entities must comply with new information reporting rules with respect to their U.S. account holders and investors or confront a new withholding tax on U.S. source payments made to them (whether received as a beneficial owner or as an intermediary for another party). More specifically, a foreign financial institution or other foreign entity that does not comply with the FATCA reporting requirements will generally be subject to a new 30% withholding tax with respect to any “withholdable payments” made after December 31, 2012. For this purpose, withholdable payments are generally U.S.-source payments otherwise subject to nonresident withholding tax and also include the entire gross proceeds from the sale of any equity or debt instruments of U.S. issuers. The new FATCA withholding tax will apply even if the payment would otherwise not be subject to U.S. nonresident withholding tax (e.g., because it is capital gain treated as foreign source income under the Code). 2011 IRS guidance provides that regulations implementing this legislation will defer this withholding obligation until January 1, 2014 for payments of dividends on U.S. common stock and until January 1, 2015 for gross proceeds from dispositions of U.S. common stock. Treasury is authorized to provide rules for implementing the FATCA withholding regime and coordinating the FATCA withholding regime with the existing nonresident withholding tax rules.

FATCA withholding will not apply to withholdable payments made directly to foreign governments, international organizations, foreign central banks of issue and individuals, and Treasury is authorized to provide additional exceptions.

Non-U.S. holders are urged to consult with their own tax advisors regarding the effect, if any, of the FATCA provisions to them based on their particular circumstances.

PLAN OF DISTRIBUTION

We are registering the shares covered by this prospectus to permit the selling stockholders to conduct public secondary trading of these shares from time to time after the date of this prospectus. We will not receive any of the proceeds of the sale of the shares offered by this prospectus. The aggregate proceeds to the selling stockholders from the sale of the shares will be the purchase price of the shares less any discounts and commissions. Each selling stockholder reserves the right to accept and, together with their respective agents, to reject, any proposed purchases of shares to be made directly or through agents.

The selling stockholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock offered by this prospectus on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling the shares offered by this prospectus:

•	ordinary brokerage transactions and transactions in which the broker dealer solicits purchasers;

•	block trades in which the broker dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker dealer as principal and resale by the broker dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	broker dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

In connection with these sales, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions that in turn may:

•	engage in short sales of shares of the common stock in the course of hedging their positions;

•	sell shares of the common stock short and deliver shares of the common stock to close out short positions;

•	loan or pledge shares of the common stock to broker-dealers or other financial institutions that in turn may sell shares of the common stock;

•

enter into option or other transactions with broker-dealers or other financial institutions that require the delivery to the broker-dealer or other financial institution of shares of the common stock, which the broker-dealer or other financial institution may resell under the prospectus; or

•	enter into transactions in which a broker-dealer makes purchases as a principal for resale for its own account or through other types of transactions.

Broker dealers engaged by the selling stockholders may arrange for other brokers dealers to participate in sales. Broker dealers may receive commissions or discounts from the selling stockholders (or, if any broker dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

To our knowledge, there are currently no plans, arrangements or understandings between any selling stockholder and any underwriter, broker-dealer or agent regarding the sale of the shares by the selling stockholders.

Our common stock has been approved for listing on Nasdaq under the symbol “CZR.” However, we can give no assurances as to the development of liquidity or trading market for the shares.

In compliance with the guidelines of the Financial Industry Regulatory Authority, or FINRA, the aggregate maximum discount, commission or agency fees or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer will not exceed 8% of the proceeds from any offering pursuant to this prospectus and any applicable prospectus supplement.

Any shares covered by this prospectus that qualify for sale under Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than under this prospectus. The shares covered by this prospectus may also be sold to non-U.S. persons outside the U.S. in accordance with Regulation S under the Securities Act rather than under this prospectus. The shares may be sold in some states only through registered or licensed brokers or dealers. In addition, in some states the shares may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification is available and complied with.

LEGAL MATTERS

The validity of the shares of common stock being offered hereby will be passed upon for us by Paul, Weiss, Rifkind, Wharton & Garrison LLP, New York, New York.

EXPERTS

The consolidated financial statements as of December 31, 2010 and 2009, and for the years ended December 31, 2010 and 2009 and for the period January 28, 2008 through December 31, 2008 (Successor Company) and the period January 1, 2008 through January 27, 2008 (Predecessor Company), included in this Prospectus and the related consolidated financial statement schedule included elsewhere in the Registration Statement, and the effectiveness of our internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports appearing herein and elsewhere in the Registration Statement. Such consolidated financial statements and consolidated financial statement schedule have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We are required to file annual and quarterly reports and other information with the SEC. You may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C., 20549. Please call 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Our filings will also be available to the public from commercial document retrieval services and at the web site maintained by the SEC at http://www.sec.gov. Our reports and other information that we have filed, or may in the future file, with the SEC are not incorporated by reference into and do not constitute part of this prospectus.

We have filed with the SEC a registration statement under the Securities Act of 1933, as amended, referred to as the Securities Act, with respect to the shares of our common stock offered by this prospectus. This prospectus, filed as part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules thereto as permitted by the rules and regulations of the SEC. For further information about us and our common stock, you should refer to the registration statement. This prospectus summarizes provisions that we consider material of certain contracts and other documents to which we refer you. Because the summaries may not contain all of the information that you may find important, you should review the full text of those documents.

We have not authorized anyone to give you any information or to make any representations about us or the transactions we discuss in this prospectus other than those contained in this prospectus. If you are given any information or representations about these matters that is not discussed in this prospectus, you must not rely on that information. This prospectus is not an offer to sell or a solicitation of an offer to buy securities anywhere or to anyone where or to whom we are not permitted to offer or sell securities under applicable law.

CAESARS ENTERTAINMENT CORPORATION

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Page
Reports of Independent Registered Public Accounting Firm	F-2
Audited Consolidated Financial Statements
Consolidated Balance Sheets as of December 31, 2010 and 2009	F-4
Consolidated Statements of Operations for the year ended December 31, 2010 and 2009 and the periods from January 1, 2008 through January 27, 2008 and from January 28, 2008 through December 31, 2008	F-5
Consolidated Statements of Stockholders’ Equity/(Deficit) and Comprehensive Income/(Loss)	F-6

Consolidated Statements of Cash Flows for the year ended December  31, 2010 and 2009 and the periods from January 1, 2008 and through January 27, 2008 and from January 28, 2008 through December 31, 2008

F-10
Notes to Consolidated Financial Statements	F-11
Unaudited Consolidated Condensed Financial Statements
Consolidated Condensed Balance Sheets as of September 30, 2011 and December 31, 2010	F-68
Consolidated Condensed Statements of Operations for the quarters and nine months ended September 30, 2011 and 2010	F-69
Consolidated Condensed Statements of Cash Flows for the nine months ended September 30, 2011 and 2010	F-70
Consolidated Condensed Statements of Stockholders’ Equity and Comprehensive Loss as of and for the nine month period ended September 30, 2011	F-71
Notes to Consolidated Condensed Financial Statements	F-72
Consolidated Valuation and Qualifying Accounts	F-106

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

Caesars Entertainment Corporation

Las Vegas, Nevada

We have audited the accompanying consolidated balance sheets of Caesars Entertainment Corporation and subsidiaries (formerly known as Harrah’s Entertainment, Inc.) (the “Company”) as of December 31, 2010 and 2009 (Successor Company), and the related consolidated statements of operations, stockholders’ equity/(deficit) and comprehensive (loss)/income, and cash flows for the years ended December 31, 2010 and 2009, the period January 28, 2008 through December 31, 2008 (Successor Company), and the period January 1, 2008 through January 27, 2008 (Predecessor Company). Our audits also included the consolidated financial statement schedule listed at Item 16(b). These consolidated financial statements and consolidated financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on the consolidated financial statements and consolidated financial statement schedule based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Caesars Entertainment Corporation and subsidiaries as of December 31, 2010 and 2009 (Successor Company), and the results of their operations and their cash flows for the years ended December 31, 2010 and 2009, the period January 28, 2008 through December 31, 2008 (Successor Company), and the period January 1, 2008 through January 27, 2008 (Predecessor Company), in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such consolidated financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company’s internal control over financial reporting as of December 31, 2010, based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission, and our report dated March 4, 2011, expressed an unqualified opinion on the Company’s internal control over financial reporting.

/s/ Deloitte & Touche LLP

Las Vegas, Nevada

March 4, 2011

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

Caesars Entertainment Corporation

Las Vegas, Nevada

We have audited the internal control over financial reporting of Caesars Entertainment Corporation and subsidiaries (formerly known as Harrah’s Entertainment, Inc.) (the “Company”) as of December 31, 2010, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. The Company's management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in Management’s Annual Report on Internal Control Over Financial Reporting appearing in the Annual Report on Form 10-K of Caesars Entertainment Corporation for the year ended December 31, 2010. Our responsibility is to express an opinion on the Company's internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company's internal control over financial reporting is a process designed by, or under the supervision of, the company's principal executive and principal financial officers, or persons performing similar functions, and effected by the company's board of directors, management, and other personnel to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company's internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company's assets that could have a material effect on the financial statements.

Because of the inherent limitations of internal control over financial reporting, including the possibility of collusion or improper management override of controls, material misstatements due to error or fraud may not be prevented or detected on a timely basis. Also, projections of any evaluation of the effectiveness of the internal control over financial reporting to future periods are subject to the risk that the controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2010, based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated financial statements and consolidated financial statement schedule as of and for the year ended December 31, 2010. Our report dated March 4, 2011 expressed an unqualified opinion on those consolidated financial statements and consolidated financial statement schedule.

/s/ Deloitte & Touche LLP

Las Vegas, Nevada

March 4, 2011

CAESARS ENTERTAINMENT CORPORATION

CONSOLIDATED BALANCE SHEETS

(In millions, except share amounts)

	As of December 31,
	2010	2009
Assets
Current assets
Cash and cash equivalents	$987.0	$918.1
Receivables, less allowance for doubtful accounts of $216.3 and $207.1	393.2	323.5
Deferred income taxes	175.8	148.2
Prepayments and other	184.1	156.4
Inventories	50.4	52.7

Total current assets	1,790.5	1,598.9

Land, buildings, riverboats and equipment
Land and land improvements	7,405.9	7,291.9
Buildings, riverboats and improvements	9,449.2	8,896.2
Furniture, fixtures and equipment	2,242.0	2,029.1
Construction in progress	661.0	988.8

	19,758.1	19,206.0
Less: accumulated depreciation	(1,991.5)	(1,281.2)

	17,766.6	17,924.8
Assets held for sale	—	16.7
Goodwill	3,420.9	3,456.9
Intangible assets other than goodwill	4,711.8	4,951.3
Investments in and advances to non-consolidated affiliates	94.0	94.0
Deferred charges and other	803.9	936.6

	$28,587.7	$28,979.2

Liabilities and Stockholders’ Equity/(Deficit)
Current liabilities
Accounts payable	$251.4	$260.8
Interest payable	201.5	195.6
Accrued expenses	1,074.3	1,074.8
Current portion of long-term debt	55.6	74.3

Total current liabilities	1,582.8	1,605.5
Long-term debt	18,785.5	18,868.8
Deferred credits and other	923.1	872.5
Deferred income taxes	5,623.7	5,856.9

	26,915.1	27,203.7

Preferred stock; $0.01 par value; 125,000,000 and 40,000,000 shares authorized, 0 and 19,893,515 shares issued and outstanding (net of 0 and 42,020 shares held in treasury) as of December 31, 2010 and 2009, respectively	—	2,642.5

Stockholders’ equity/(deficit)
Common stock; voting; $0.01 par value; 1,250,000,000 shares authorized; 71,809,719 shares issued and outstanding (net of 154,346 shares held in treasury) as of December 31, 2010 and non-voting and voting; $0.01 par value; 80,000,020 shares authorized; 40,672,302 shares issued and outstanding (net of 85,907 shares held in treasury) as of December 31, 2009	0.7	0.4
Additional paid-in capital	6,906.5	3,480.0
Accumulated deficit	(5,105.6)	(4,269.3)
Accumulated other comprehensive loss	(168.8)	(134.0)

Total Caesars Entertainment Corporation Stockholders’ equity/(deficit)	1,632.8	(922.9)
Non-controlling interests	39.8	55.9

Total stockholders’ equity/(deficit)	1,672.6	(867.0)

	$28,587.7	$28,979.2

The accompanying Notes to Consolidated Financial Statements are an integral part of these consolidated statements.

CAESARS ENTERTAINMENT CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except share and per share amounts)

	Successor			Predecessor
	Year Ended Dec. 31, 2010	Year Ended Dec. 31, 2009	Jan. 28, 2008 through Dec. 31, 2008	Jan. 1, 2008 through Jan. 27, 2008
Revenues
Casino	$6,917.9	$7,124.3	$7,476.9	$614.6
Food and beverage	1,510.6	1,479.3	1,530.2	118.4
Rooms	1,132.3	1,068.9	1,174.5	96.4
Management fees	39.1	56.6	59.1	5.0
Other	576.3	592.4	624.8	42.7
Less: casino promotional allowances	(1,357.6)	(1,414.1)	(1,498.6)	(117.0)

Net revenues	8,818.6	8,907.4	9,366.9	760.1

Operating expenses
Direct
Casino	3,948.9	3,925.5	4,102.8	340.6
Food and beverage	621.3	596.0	639.5	50.5
Rooms	259.4	213.5	236.7	19.6
Property, general, administrative and other	2,061.7	2,018.8	2,143.0	178.2
Depreciation and amortization	735.5	683.9	626.9	63.5
Project opening costs	2.1	3.6	28.9	0.7
Write-downs, reserves and recoveries	147.6	107.9	16.2	4.7
Impairment of goodwill and other non-amortizing intangible assets	193.0	1,638.0	5,489.6	—
Loss/(income) on interests in non-consolidated affiliates	1.5	2.2	2.1	(0.5)
Corporate expense	140.9	150.7	131.8	8.5
Acquisition and integration costs	13.6	0.3	24.0	125.6
Amortization of intangible assets	160.8	174.8	162.9	5.5

Total operating expenses	8,286.3	9,515.2	13,604.4	796.9

Income/(loss) from operations	532.3	(607.8)	(4,237.5)	(36.8)
Interest expense, net of capitalized interest	(1,981.6)	(1,892.5)	(2,074.9)	(89.7)
Gains on early extinguishments of debt	115.6	4,965.5	742.1	—
Other income, including interest income	41.7	33.0	35.2	1.1

(Loss)/income from continuing operations before income taxes	(1,292.0)	2,498.2	(5,535.1)	(125.4)
Benefit/(provision) for income tax	468.7	(1,651.8)	360.4	26.0

(Loss)/income from continuing operations, net of tax	(823.3)	846.4	(5,174.7)	(99.4)

Discontinued operations
Income from discontinued operations	—	—	141.5	0.1
Provision for income taxes	—	—	(51.1)	—

Income from discontinued operations, net	—	—	90.4	0.1

Net (loss)/income	(823.3)	846.4	(5,084.3)	(99.3)
Less: net income attributable to non-controlling interests	(7.8)	(18.8)	(12.0)	(1.6)

Net (loss)/income attributable to Caesars Entertainment Corporation	(831.1)	827.6	(5,096.3)	(100.9)
Preferred stock dividends	—	(354.8)	(297.8)	—

Net (loss)/income attributable to common stockholders	$(831.1)	$472.8	$(5,394.1)	$(100.9)

Earnings per share—basic
(Loss)/income from continuing operations	$(14.58)	$11.62	$(134.59)	$(0.54)
Discontinued operations, net	—	—	2.22	—

Net(loss)/income	$(14.58)	$11.62	$(132.37)	$(0.54)

Earnings per share—diluted
(Loss)/income from continuing operations	$(14.58)	$6.88	$(134.59)	$(0.54)
Discontinued operations, net	—	—	2.22	—

Net (loss)/income	$(14.58)	$6.88	$(132.37)	$(0.54)

Basic weighted-average common shares outstanding	57,016,007	40,684,515	40,749,898	188,122,643

Diluted weighted-average common shares outstanding	57,016,007	120,225,295	40,749,898	188,122,643

The accompanying Notes to Consolidated Financial Statements are an integral part of these consolidated statements.

CAESARS ENTERTAINMENT CORPORATION

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY/(DEFICIT)

AND COMPREHENSIVE (LOSS)/INCOME

(In millions)

	Common Stock		Additional Paid-in- Capital	Retained Earnings/ (Accumulated Deficit)	Accumulated Other Comprehensive Income/(Loss)	Non-controlling Interests	Total	Comprehensive Income/(Loss)
	Shares Outstanding	Amount
Balance at December 31, 2007, Predecessor	188.8	$18.9	$5,395.4	$1,197.2	$15.4	$52.2	$6,679.1
Net loss				(100.9)		1.6	(99.3)	$(99.3)
Foreign currency translation adjustments, net of tax					(1.8)		(1.8)	(1.8)
Non-controlling distributions, net of contributions						(0.6)	(0.6)
Acceleration of predecessor incentive compensation plans, including share-based compensation expense, net of tax			156.0				156.0

2008 Comprehensive Loss, Predecessor								$(101.1)

Balance at January 27, 2008, Predecessor	188.8	$18.9	$5,551.4	$1,096.3	$13.6	$53.2	$6,733.4
Redemption of Predecessor equity	(188.8)	(18.9)	(5,551.4)	(1,096.3)	(13.6)		(6,680.2)
Issuance of Successor common stock	40.7	0.4	4,085.0				4,085.4

Balance at January 28, 2008, Successor	40.7	$0.4	$4,085.0	$—	$—	$53.2	$4,138.6

CAESARS ENTERTAINMENT CORPORATION

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ (DEFICIT)/EQUITY

AND COMPREHENSIVE (LOSS)/INCOME

(In millions)

	Common Stock		Additional Paid-in- Capital	Retained Earnings/ (Accumulated Deficit)	Accumulated Other Comprehensive Income/(Loss)	Non-controlling Interests	Total	Comprehensive Income/(Loss)
	Shares Outstanding	Amount
Balance at January 28, 2008, Successor	40.7	$0.4	$4,085.0	$—	$—	$53.2	$4,138.6
Net (loss)/income				(5,096.3)		12.0	(5,084.3)	$(5,084.3)
Share-based compensation			14.0				14.0
Debt exchange transaction, net of tax			25.7				25.7
Repurchase of treasury shares			(2.1)				(2.1)
Cumulative preferred stock dividends			(297.8)				(297.8)
Pension adjustment related to acquisition of London Clubs International, net of tax					(6.9)		(6.9)	(6.9)
Reclassification of loss on derivative instrument from other comprehensive income to net income, net of tax					0.6		0.6	0.6
Foreign currency translation adjustments, net of tax					(31.2)	1.3	(29.9)	(29.9)
Fair market value of swap agreements, net of tax					(51.9)		(51.9)	(51.9)
Adjustment for ASC 740 tax implications			0.3				0.3
Non-controlling distributions, net of contributions						(16.9)	(16.9)
Fair market value of interest rate cap agreement on commercial mortgage-backed securities, net of tax					(50.2)		(50.2)	(50.2)

2008 Comprehensive Loss, Successor								$(5,222.6)

Balance at December 31, 2008, Successor	40.7	$0.4	$3,825.1	$(5,096.3)	$(139.6)	$49.6	$(1,360.8)

CAESARS ENTERTAINMENT CORPORATION

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ (DEFICIT)/EQUITY

AND COMPREHENSIVE INCOME/(LOSS)

(In millions)

	Common Stock		Additional Paid-in- Capital	Retained Earnings/ (Accumulated Deficit)	Accumulated Other Comprehensive Income/(Loss)	Non-controlling Interests	Total	Comprehensive Income/(Loss)
	Shares Outstanding	Amount
Balance at December 31, 2008, Successor	40.7	$0.4	$3,825.1	$(5,096.3)	$(139.6)	$49.6	$(1,360.8)
Net income				827.6		18.8	846.4	$846.4
Share-based compensation			16.4				16.4
Repurchase of treasury shares	*	*	(1.3)				(1.3)
Cumulative preferred stock dividends			(354.8)				(354.8)
Related party debt exchange transaction, net of tax			80.1				80.1
Pension adjustment, net of tax					(14.1)		(14.1)	(14.1)
Foreign currency translation adjustments, net of tax					19.0	4.8	23.8	23.8
Fair market value of swap agreements, net of tax					(27.7)		(27.7)	(27.7)
Adjustment for ASC 740 tax implications			(2.4)				(2.4)
Purchase of additional interest in subsidiary			(83.7)			(3.3)	(87.0)
Non-controlling distributions, net of contributions						(14.0)	(14.0)
Fair market value of interest rate cap agreements on commercial mortgage backed securities, net of tax					15.7		15.7	15.7
Reclassification of loss on interest rate cap agreement from other comprehensive income to interest expense					12.1		12.1	12.1
Reclassification of loss on interest rate locks from other comprehensive loss to interest expense, net of tax					0.6		0.6	0.6
Other			0.6	(0.6)			—

2009 Comprehensive Income, Successor								$856.8

Balance at December 31, 2009, Successor	40.7	$0.4	$3,480.0	$(4,269.3)	$(134.0)	$55.9	$(867.0)

CAESARS ENTERTAINMENT CORPORATION

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY/(DEFICIT)

AND COMPREHENSIVE (LOSS)/INCOME

(In millions)

	Common Stock		Additional Paid-in- Capital	Retained Earnings/ (Accumulated Deficit)	Accumulated Other Comprehensive Income/(Loss)	Non-controlling Interests	Total	Comprehensive Income/(Loss)
	Shares Outstanding	Amount
Balance at December 31, 2009, Successor	40.7	$0.4	$3,480.0	$(4,269.3)	$(134.0)	$55.9	$(867.0)
Net (loss)/income				(831.1)		7.8	(823.3)	(823.3)
Share-based compensation			17.9			0.2	18.1
Repurchase of treasury shares	*	**	(1.6)				(1.6)
Cumulative preferred stock dividends			(64.6)				(64.6)
Cancellation of cumulative preferred stock dividends in connection with conversion of preferred stock to common stock			717.2				717.2
Conversion of non-voting perpetual preferred stock to non-voting common stock	19.9	0.2	1,989.6				1,989.8
Private Placement	11.3	0.1	768.0				768.1
Post Retirement Medical, net of tax					(1.5)		(1.5)	(1.5)
Pension adjustment, net of tax					(4.6)		(4.6)	(4.6)
Foreign currency translation adjustments, net of tax					8.2	(4.2)	4.0	4.0
Fair market value of swap agreements, net of tax					(30.3)		(30.3)	(30.3)
Fair market value of interest rate cap agreements, net of tax					(0.1)		(0.1)	(0.1)
Fair market value of interest rate cap agreements on commercial mortgage backed securities, net of tax					(8.8)		(8.8)	(8.8)
Reclassification of loss on interest rate locks from other comprehensive loss to interest expense, net of tax					0.7		0.7	0.7
Unrealized gains/losses on investments, net of tax					1.6		1.6
Non-controlling distributions, net of contributions						(10.1)	(10.1)
Effect of deconsolidation of variable interest entities				(5.2)		(9.8)	(15.0)

2010 Comprehensive Loss, Successor								$(863.9)

Balance at December 31, 2010, Successor	71.8	$0.7	$6,906.5	$(5,105.6)	$(168.8)	$39.8	$1,672.6

*	Amount rounds to zero but results in a reduction of 0.1 to the rounded totals.
**	Amount rounds to zero and does not change rounded totals.

The accompanying Notes to Consolidated Financial Statements are an integral part of these consolidated statements.

CAESARS ENTERTAINMENT CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions)

	Successor			Predecessor
	2010	2009	Jan. 28, 2008 through Dec. 31, 2008	Jan. 1, 2008 through Jan. 27, 2008
Cash flows (used in)/provided by operating activities
Net (loss)/income	$(823.3)	$846.4	$(5,084.3)	$(99.3)
Adjustments to reconcile net (loss)/income to cash flows provided by operating activities:
Income from discontinued operations, before income taxes	—	—	(141.5)	(0.1)
Gain on liquidation of LCI—Fifty	—	(9.0)	—	—
Income from insurance claims for hurricane damage	—	—	(185.4)	—
Gains on early extinguishments of debt	(115.6)	(4,965.5)	(742.1)	—
Depreciation and amortization	1,184.2	1,145.2	1,027.3	104.9
Non-cash write-downs, reserves and recoveries, net	108.1	32.0	51.7	(0.1)
Impairment of intangible assets	193.0	1,638.0	5,489.6	—
Share-based compensation expense	18.1	16.4	15.8	50.9
Deferred income taxes	(467.3)	1,541.2	(466.7)	(19.0)
Federal income tax refund received	220.8	—	—	—
Gain on adjustment of investment	(7.1)	—	—	—
Tax benefit from stock equity plans	—	—	—	42.6
Insurance proceeds for business interruption from hurricane losses	—	—	97.9	—
Net change in long-term accounts	(12.3)	74.7	(80.1)	68.3
Net change in working capital accounts	(150.6)	(117.4)	403.4	(167.6)
Other	22.8	18.2	136.5	26.6

Cash flows provided by operating activities	170.8	220.2	522.1	7.2

Cash flows (used in)/provided by investing activities
Land, buildings, riverboats and equipment additions, net of change in construction payables	(160.7)	(464.5)	(1,181.4)	(125.6)
Investments in subsidiaries	(44.6)	—	—	—
Payment made for partnership interest	(19.5)	—	—	—
Payment made for Pennsylvania gaming rights	(16.5)	—	—	—
Cash acquired in business acquisitions, net of transaction costs	14.0	—	—	—
Insurance proceeds for hurricane losses for discontinued operations	—	—	83.3	—
Insurance proceeds for hurricane losses for continuing operations	—	—	98.1	—
Payment for Acquisition	—	—	(17,490.2)	—
Investments in and advances to non-consolidated affiliates	(64.0)	(66.9)	(5.9)	—
Proceeds from other asset sales	21.8	20.0	5.1	3.1
Other	(18.4)	(11.9)	(23.2)	(1.6)

Cash flows used in investing activities	(287.9)	(523.3)	(18,514.2)	(124.1)

Cash flows provided by/(used in) financing activities
Proceeds from issuance of long-term debt	1,332.2	2,259.6	21,524.9	—
Debt issuance costs and fees	(64.6)	(76.4)	(644.5)	—
Borrowings under lending agreements	1,175.0	3,076.6	433.0	11,316.3
Repayments under lending agreements	(1,625.8)	(3,535.1)	(6,760.5)	(11,288.8)
Cash paid in connection with early extinguishments of debt	(369.1)	(1,003.5)	(2,167.4)	(87.7)
Scheduled debt retirements	(237.0)	(45.5)	(6.5)	—
Payment to bondholders for debt exchange	—	—	(289.0)	—
Equity contribution from buyout	—	—	6,007.0	—
Purchase of additional interest in subsidiary	—	(83.7)	—	—
Non-controlling interests’ distributions, net of contributions	(10.1)	(17.2)	(14.6)	(1.6)
Proceeds from exercises of stock options	—	—	—	2.4
Excess tax (provision)/benefit from stock equity plans	—	—	(50.5)	77.5
Repurchase of treasury shares	(1.6)	(3.0)	(3.6)	—
Other	(11.6)	(1.1)	(1.3)	(0.8)

Cash flows provided by financing activities	187.4	570.7	18,027.0	17.3

Cash flows from discontinued operations
Cash flows from operating activities	—	—	4.7	0.5

Cash flows provided by discontinued operations	—	—	4.7	0.5

Effect of deconsolidation of variable interest entities	(1.4)	—	—	—
Net increase/(decrease) in cash and cash equivalents	68.9	267.6	39.6	(99.1)
Cash and cash equivalents, beginning of period	918.1	650.5	610.9	710.0

Cash and cash equivalents, end of period	$987.0	$918.1	$650.5	$610.9

The accompanying Notes to Consolidated Financial Statements are an integral part of these consolidated statements.

CAESARS ENTERTAINMENT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In November 2010, Harrah’s Entertainment Inc. changed its name to Caesars Entertainment Corporation. In these footnotes, the words “Company,” “Caesars Entertainment,” “we,” “our” and “us” refer to Caesars Entertainment Corporation, a Delaware corporation, and its wholly-owned subsidiaries, unless otherwise stated or the context requires otherwise.

Note 1—Summary of Significant Accounting Policies

BASIS OF PRESENTATION AND ORGANIZATION. As of December 31, 2010, we owned, operated or managed 52 casinos, primarily under the Harrah’s, Caesars and Horseshoe brand names in the United States. Our casino entertainment facilities include 33 land-based casinos, 12 riverboat or dockside casinos, three managed casinos on Indian lands in the United States, one managed casino in Canada, one combination thoroughbred racetrack and casino, one combination greyhound racetrack and casino, and one combination harness racetrack and casino. Our 33 land-based casinos include one in Uruguay, nine in England, one in Scotland, two in Egypt and one in South Africa. We view each property as an operating segment and aggregate all operating segments into one reporting segment.

On January 28, 2008, Caesars Entertainment was acquired by affiliates of Apollo Global Management, LLC (“Apollo”) and TPG Capital, LP (“TPG”) in an all cash transaction, hereinafter referred to as the “Acquisition.” Although Caesars Entertainment continued as the same legal entity after the Acquisition, the accompanying Consolidated Statement of Operations, the Consolidated Statement of Cash Flows and the Consolidated Statements of Stockholders’ (Deficit)/Equity and Comprehensive (Loss)/Income for the year ended December 31, 2008 are presented as the Predecessor period for the period prior to the Acquisition and as the Successor period for the period subsequent to the Acquisition. As a result of the application of purchase accounting as of the Acquisition date, the Consolidated Financial Statements for the Successor periods and the Predecessor periods are presented on different bases and are, therefore, not comparable.

PRINCIPLES OF CONSOLIDATION. Our Consolidated Financial Statements include the accounts of Caesars Entertainment and its subsidiaries after elimination of all significant intercompany accounts and transactions.

We consolidate into our financial statements the accounts of all wholly-owned subsidiaries, and any partially-owned subsidiary that we have the ability to control. Control generally equates to ownership percentage, whereby investments that are more than 50% owned are consolidated, investments in affiliates of 50% or less but greater than 20% are generally accounted for using the equity method, and investments in affiliates of 20% or less are accounted for using the cost method.

We also consolidate into our financial statements the accounts of any variable interest entity for which we are determined to be the primary beneficiary. Up through and including December 31, 2010, we analyzed our variable interests to determine if the entity that is party to the variable interest is a variable interest entity in accordance with Accounting Standards Codification (“ASC”) 810, “Consolidation.” Our analysis included both quantitative and qualitative reviews. Quantitative analysis is based on the forecasted cash flows of the entity. Qualitative analysis is based on our review of the design of the entity, its organizational structure including decision-making ability, and financial agreements. Based on these analyses, there were no consolidated variable interest entities that were material to our Consolidated Financial Statements.

As discussed in Note 2, “Recently Issued Accounting Pronouncements,” we adopted the provisions of Accounting Standards Update (“ASU”) 2009-17 (Topic 810), “Improvements to Financial Reporting by Enterprises Involved with Variable Interest Entities,” effective January 1, 2010.

CASH AND CASH EQUIVALENTS. Cash equivalents are highly liquid investments with an original maturity of less than three months and are stated at the lower of cost or market value.

ALLOWANCE FOR DOUBTFUL ACCOUNTS. We reserve an estimated amount for receivables that may not be collected. Methodologies for estimating the allowance for doubtful accounts range from specific reserves to various percentages applied to aged receivables. Historical collection rates are considered, as are customer relationships, in determining specific reserves.

INVENTORIES. Inventories, which consist primarily of food, beverage, retail merchandise and operating supplies, are stated at average cost.

LAND, BUILDINGS, RIVERBOATS AND EQUIPMENT. As a result of the application of purchase accounting, land, buildings, riverboats and equipment were recorded at their estimated fair value and useful lives as of the Acquisition date. Additions to land, buildings, riverboats and equipment subsequent to the Acquisition are stated at historical cost. We capitalize the costs of improvements that extend the life of the asset. We expense maintenance and repair costs as incurred. Gains or losses on the dispositions of land, buildings, riverboats or equipment are included in the determination of income. Interest expense is capitalized on internally constructed assets at our overall weighted-average borrowing rate of interest. Capitalized interest amounted to $1.4 million and $32.4 million for the years ended December 31, 2010 and 2009, respectively, $53.3 million for the period from January 28, 2008 through December 31, 2008 and $2.7 million for the period from January 1, 2008 through January 27, 2008.

We depreciate our buildings, riverboats and equipment for book purposes using the straight-line method over the shorter of the estimated useful life of the asset or the related lease term, as follows:

Land improvements	12 years
Buildings and improvements	5 to 40 years
Riverboats and barges	30 years
Furniture, fixtures and equipment	2 1/2 to 20 years

We review the carrying value of land, buildings, riverboats and equipment for impairment whenever events and circumstances indicate that the carrying value of an asset may not be recoverable from the estimated future cash flows expected to result from its use and eventual disposition. In cases where undiscounted expected future cash flows are less than the carrying value, an impairment loss is recognized equal to an amount by which the carrying value exceeds the estimated fair value of the asset. The factors considered by management in performing this assessment include current operating results, trends and prospects, and the effect of obsolescence, demand, competition and other economic factors. In estimating expected future cash flows for determining whether an asset is impaired, assets are grouped at the operating unit level, which for most of our assets is the individual property.

Assets held for sale at December 31, 2009 primarily consisted of the building in Memphis, Tennessee which previously housed a majority of the corporate functions. The sale of this building closed in January 2010. Also in January 2010, we closed Bill’s Lake Tahoe and later sold the property in February 2010. Neither the financial position of Bill’s Lake Tahoe, nor the results of its operations are material to the Consolidated Financial Statements presented herein. As a result, Bill’s Lake Tahoe has not been included in either assets held for sale or discontinued operations. We have no assets classified as held for sale at December 31, 2010.

GOODWILL AND OTHER INTANGIBLE ASSETS. The purchase price of an acquisition is allocated to the underlying assets acquired and liabilities assumed based upon their estimated fair values at the date of acquisition. We determine the estimated fair values after review and consideration of relevant information including discounted cash flows, quoted market prices and estimates made by management. To the extent the purchase price exceeds the fair value of the net identifiable tangible and intangible assets acquired and liabilities assumed, such excess is recorded as goodwill.

We determine the estimated fair value of each reporting unit as a function, or multiple, of earnings before interest, taxes, depreciation and amortization (“EBITDA”), combined with estimated future cash flows discounted at rates commensurate with the Company’s capital structure and the prevailing borrowing rates within the casino industry in general. Both EBITDA multiples and discounted cash flows are common measures used to value and buy or sell cash-intensive businesses such as casinos. We determine the estimated fair values of our non-amortizing intangible assets other than goodwill by using the relief from royalty and excess earnings methods under the income approach. In estimating expected future cash flows for determining whether an asset is impaired, assets are grouped at the operating unit level, which for most of our assets is the individual casino.

During the fourth quarter of each year, we perform annual assessments for impairment of goodwill and other intangible assets that are not subject to amortization as of September 30. We perform assessments for impairment of goodwill and other intangible assets more frequently if impairment indicators exist. The annual evaluation of goodwill and other non-amortizing intangible assets requires the use of estimates about future operating results, valuation multiples and discount rates of each reporting unit, to determine their estimated fair value. Changes in these assumptions can materially affect these estimates. Once an impairment of goodwill or other intangible assets has been recorded, it cannot be reversed.

See Note 5, “Goodwill and Other Intangible Assets,” for additional discussion of goodwill and other intangible assets.

LONG TERM NOTES RECEIVABLE. Included in Deferred charges and other in the Consolidated Balance Sheets at December 31, 2010 and 2009, is a long term note receivable due in 2012 related to the sale of land in the amount of $10.5 million and $9.9 million, respectively. The note is a non-interest bearing note and is recorded at the present value of the future cash flows, utilizing an imputed interest rate of 6.5%. Also included in 2009 is a note receivable in the amount of $52.2 million related to land and pre-development costs contributed to a venture for development of a casino project in Philadelphia. As more fully described in Note 11, “Write-downs, Reserves and Recoveries,” this note was fully reserved in 2010. Loan amounts are reviewed periodically and those accounts that are judged to be uncollectible are written down to estimated realizable value.

UNAMORTIZED DEBT ISSUE COSTS. Debt discounts or premiums incurred in connection with the issuance of debt are capitalized and amortized to interest expense using the effective interest method. Debt issue costs are amortized to interest expense based on the related debt agreements using the straight-line method, which approximates the effective interest method. Unamortized discounts or premiums are written off and included in our gain or loss calculations to the extent we retire debt prior to its original maturity date. Unamortized debt issue costs are included in Deferred charges and other in our Consolidated Balance Sheets.

DERIVATIVE INSTRUMENTS. We account for derivative instruments in accordance with ASC 815, “Derivatives and Hedging,” which requires that all derivative instruments be recognized in the financial statements at fair value. Any changes in fair value are recorded in the statements of operations or in other comprehensive income/(loss) within the equity section of the balance sheets, depending upon whether or not the derivative is designated and qualifies for hedge accounting, the type of hedge transaction and the effectiveness of the hedge. The estimated fair values of our derivative instruments are based on market prices obtained from dealer quotes. Such quotes represent the estimated amounts we would receive or pay to terminate the contracts.

Our derivative instruments contain a credit risk that the counterparties may be unable to meet the terms of the agreements. We minimize that risk by evaluating the creditworthiness of our counterparties, which are limited to major banks and financial institutions. Our derivatives are recorded at their fair values, adjusted for the credit rating of the counterparty if the derivative is an asset, or adjusted for the credit rating of the Company if the derivative is a liability. See Note 8, “Derivative Instruments,” for additional discussion of our derivative instruments.

TOTAL REWARDS POINT LIABILITY PROGRAM. Our customer loyalty program, Total Rewards, offers incentives to customers who gamble at certain of our casinos throughout the United States. Under the program, customers are able to accumulate, or bank, reward credits over time that they may redeem at their discretion under the terms of the program. The reward credit balance will be forfeited if the customer does not earn a reward credit over the prior six-month period. As a result of the ability of the customer to bank the reward credits, we accrue the expense of reward credits, after consideration of estimated forfeitures (referred to as “breakage”), as they are earned. The value of the cost to provide reward credits is expensed as the reward credits are earned and is included in direct Casino expense in our Consolidated Statements of Operations. To arrive at the estimated cost associated with reward credits, estimates and assumptions are made regarding incremental marginal costs of the benefits, breakage rates and the mix of goods and services for which reward credits will be redeemed. We use historical data to assist in the determination of estimated accruals. At December 31, 2010 and 2009 we had accrued $57.7 million and $53.2 million, respectively, for the estimated cost of Total Rewards credit redemptions. Such amounts are included within Accrued Expenses in the Consolidated Balance Sheets presented herein.

In addition to reward credits, customers at certain of our properties can earn points based on play that are redeemable in cash (“cash-back points”). In 2007, certain of our properties introduced a modification to the cash-back program whereby points are redeemable in playable credits at slot machines where, after one play-through, the credits can be cashed out. We accrue the cost of cash-back points and the modified program, after consideration of estimated breakage, as they are earned. The cost is recorded as contra-revenue and included in Casino promotional allowance in our Consolidated Statements of Operations. At December 31, 2010 and 2009, the liability related to outstanding cash-back points, which is based on historical redemption activity, was $1.2 million and $2.8 million, respectively.

SELF-INSURANCE ACCRUALS. We are self-insured up to certain limits for costs associated with general liability, workers’ compensation and employee health coverage. Insurance claims and reserves include accruals of estimated settlements for known claims, as well as accruals of actuarial estimates of incurred but not reported claims. In estimating our liabilities, we consider historical loss experience and make judgments about the expected levels of costs per claim. We also rely on actuarial consultants to assist in the determination of such accruals. Our accruals are estimated based upon actuarial estimates of undiscounted claims, including those claims incurred but not reported. We believe the use of actuarial methods to account for these liabilities provides a consistent and effective way to measure these highly judgmental accruals; however, changes in health care costs, accident frequency and severity and other factors can materially affect the estimate for these liabilities.

REVENUE RECOGNITION. Casino revenues are measured by the aggregate net difference between gaming wins and losses, with liabilities recognized for funds deposited by customers before gaming play occurs and for chips in the customers’ possession. Food and beverage, rooms, and other operating revenues are recognized when services are performed. Advance deposits on rooms and advance ticket sales are recorded as customer deposits until services are provided to the customer. The Company does not recognize as revenue taxes collected on goods or services sold to its customers.

The retail value of accommodations, food and beverage, and other services furnished to guests without charge is included in gross revenues and then deducted as promotional allowances. The estimated cost of providing such promotional allowances is included in casino expenses as follows:

	Successor			Predecessor
(In millions)	2010	2009	Jan. 28, 2008 through Dec. 31, 2008	Jan. 1, 2008 through Jan. 27, 2008
Food and beverage	$489.5	$473.4	$500.6	$42.4
Rooms	191.3	190.4	168.7	12.7
Other	60.0	70.6	88.6	5.5

	$740.8	$734.4	$757.9	$60.6

ADVERTISING. The Company expenses the production costs of advertising the first time the advertising takes place. Advertising expense was $199.7 million for the year ended December 31, 2010, $188.2 million for the year ended December 31, 2009, $253.7 million for the period from January 28, 2008 through December 31, 2008, and $20.9 million for the period from January 1, 2008 through January 27, 2008, respectively.

INCOME TAXES. We are subject to income taxes in the United States (including federal and state) and numerous foreign jurisdictions in which we operate. We record income taxes under the asset and liability method, whereby deferred tax assets and liabilities are recognized based on the expected future tax consequences of temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, and attributable to operating loss and tax credit carryforwards. ASC 740, “Income Taxes,” requires a reduction of the carrying amounts of deferred tax assets by a valuation allowance if, based on the available evidence, it is more likely than not that such assets will not be realized. Accordingly, the need to establish valuation allowances for deferred tax assets is assessed periodically based on the ASC 740 more likely than not realization threshold. This assessment considers, among other matters, the nature, frequency and severity of current and cumulative losses, forecasts of future profitability, the duration of statutory carryforward periods, our experience with operating loss and tax credit carryforwards not expiring unused, and tax planning alternatives.

The effect on the income tax provision and deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. We have previously provided a valuation allowance on foreign tax credits, certain foreign and state net operating losses (“NOLs”), and other deferred foreign and state tax assets. Certain foreign and state NOLs and other deferred foreign and state tax assets were not deemed realizable because they are attributable to subsidiaries that are not expected to produce future earnings.

We adopted the directives of ASC 740 regarding uncertain income tax positions on January 1, 2007. We classify reserves for tax uncertainties within “Accrued expenses” and “Deferred credits and other” in our Consolidated Balance Sheets, separate from any related income tax payable or deferred income taxes. In accordance with ASC 740’s directives regarding uncertain tax positions, reserve amounts relate to any potential income tax liabilities resulting from uncertain tax positions, as well as potential interest or penalties associated with those liabilities.

We file income tax returns, including returns for our subsidiaries, with federal, state, and foreign jurisdictions. We are under regular and recurring audit by the Internal Revenue Service (“IRS”) on open tax positions, and it is possible that the amount of the liability for unrecognized tax benefits could change during the next twelve months.

RECLASSIFICATION. We have recast certain amounts for prior periods to conform to our 2010 presentation.

USE OF ESTIMATES. The preparation of financial statements in conformity with accounting principles generally accepted in the United States (“U.S. GAAP”) requires that we make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the amounts of revenues and expenses during the reporting periods. Our actual results could differ from those estimates.

Note 2—Recently Issued Accounting Pronouncements

On July 1, 2009 the Financial Accounting Standards Board (“FASB”) launched the Accounting Standards Codification (the “ASC”), a structural overhaul to U.S. GAAP that changes from a standards-based model (with thousands of individual standards) to a topical based model. For final consensuses that have been ratified by the FASB, the ASC is updated with an Accounting Standards Update (“ASU”), which is assigned a number that corresponds to the year and that ASUs spot in the progression (e.g., 2010—1 was be the first ASU issued in 2010). ASUs replace accounting changes that historically were issued as Statement of Financial Accounting Standards (“SFAS”), FASB Interpretations (“FIN,”) FASB Staff Positions (“FSPs,”) or other types of FASB Standards.

The following are accounting standards adopted or issued during 2010 that could have an impact on our Company.

In December 2010, the FASB issued ASU 2010-29, “Disclosure of Supplementary Pro Forma Information for Business Combinations,” (ASC Topic 805, “Business Combinations”). The amendments in this update specify that if a public entity presents comparative financial statements, the entity should disclose revenue and earnings of the combined entity as though the business combination(s) that occurred during the current year had occurred as of the beginning of the comparable prior annual reporting period only. The amendments in this update are effective prospectively for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2010. We have elected not to adopt early application. We do not expect that the adoption of the update will have a significant impact on our consolidated financial position, results of operations, or cash flows.

In December 2010, the FASB issued ASU 2010-28, “When to Perform Step 2 of the Goodwill Impairment Test for Reporting Units with Zero or Negative Carrying Amounts,” (ASC Topic 350, “Intangibles-Goodwill and Other”). The amendment in this update modifies Step 1 of the goodwill impairment test for reporting units with zero or negative carrying amounts. For those reporting units, an entity is required to perform Step 2 of the goodwill impairment test if it is more likely than not that a goodwill impairment exists. In determining whether it is more likely than not that a goodwill impairment exists, an entity should consider whether there are any adverse qualitative factors indicating that an impairment may exist. The amendments in this update are effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2010. We are currently assessing what impact the adoption of the update will have on our consolidated financial position, results of operations and cash flows. As of our 2010 annual assessment of goodwill and other non-amortizing intangible assets for impairment, we did not have any reporting units with zero or negative carrying amounts.

In September 2010, the FASB ratified the final consensus of Emerging Issues Task Force (“EITF”) Issue 10-C (ASU 2010-25, “Plan Accounting—Defined Contribution Pension Plans (Topic 962): Reporting Loans to Participants by Defined Contribution Pension Plans (a consensus of the FASB Emerging Issues Task Force)”). The Task Force concluded that participant loans should be classified as notes receivables and measured at the unpaid principal balance plus any accrued unpaid interest. The update also excludes participant loans from the credit quality disclosure requirements in ASU 2010-20, “Disclosures About the Credit Quality of Financing Receivables and the Allowance for Credit Losses.” The update is effective for fiscal years ending after December 15, 2010, and should be applied retrospectively to all prior periods presented. We are currently assessing what impact the adoption of the update will have on our consolidated financial position, results of operations and cash flows.

On July 21, 2010, the Financial Accounting Standard Board (“FASB”) issued Accounting Standards Updates (“ASU”) 2010-20, “Disclosures About the Credit Quality of Financing receivables and the Allowance for Credit Losses,” (ASC Topic 310, “Receivables”). The amendments in the update require more robust and disaggregated disclosures about the credit quality of an entity’s financing receivables and its allowance for credit losses. The objective of enhancing these disclosures is to improve financial statement users’ understanding of the nature of an entity’s credit risk associated with its financing receivables and the entity’s assessment of that risk in estimating its allowance for credit losses as well as changes in the allowance and the reasons for those changes. The amendments in the update are effective for the first interim or annual reporting period ending on or after December 15, 2010. Because ASU No. 2010-20 applies primarily to financial statement disclosures, it did not have a material impact on our consolidated financial position, results of operations and cash flows.

In April 2010, the FASB issued ASU 2010-16, “Accruals for Casino Jackpot Liabilities,” (ASC Topic 924, “Entertainment—Casinos”). The amendments in this update clarify that an entity should not accrue jackpot liabilities (or portions thereof) before a jackpot is won if the entity can avoid paying that jackpot. Instead, jackpots should be accrued and charged to revenue when an entity has the obligation to pay the jackpot. This update applies to both base and progressive jackpots. The amendments in this update are effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2010. We have elected not to adopt early application. Upon adoption of this standard on January 1, 2011, we reduced our recorded accruals with a corresponding cumulative effect adjustment to Retained Earnings of approximately $19.2 million.

We adopted the provisions of ASU No. 2010-06, “Improving Disclosures About Fair Value Measurements,” on February 1, 2010. This update adds new requirements for disclosure about transfers into and out of Level 1 and Level 2 measurements, and separate disclosures about purchases, sales, issuances, and settlements relating to Level 3 measurements. The ASU also clarifies existing fair value disclosures about the level of disaggregation and about inputs and valuation techniques used to measure fair value. Further, the ASU amends guidance on employers’ disclosures about postretirement benefit plan assets under ASC 715, “Compensation—Retirement Benefits,” to require that disclosures be provided by classes of assets instead of by major categories of assets. Because ASU No. 2010-06 applies only to financial statement disclosures, it did not have a material impact on our consolidated financial position, results of operations and cash flows.

In June 2009, the FASB issued ASU 2009-17 (ASC Topic 810), “Improvements to Financial Reporting by Enterprises Involved with Variable Interest Entities,” which was effective as of January 1, 2010. The new standard amends existing consolidation guidance for variable interest entities and requires a company to perform a qualitative analysis when determining whether it must consolidate a variable interest entity. This analysis identifies the primary beneficiary of a variable interest entity as the company that has both the power to direct the activities of a variable interest entity that most significantly impact the entity’s economic performance and either the obligation to absorb losses or the right to receive benefits from the entity that could potentially be significant to the variable interest entity. As a result of the adoption of ASU 2009-17, we have two joint ventures which were consolidated within our financial statements for all periods prior to December 31, 2009, and are no longer consolidated beginning in January 2010.

Selected financial information for 2009 related to the two joint ventures that were deconsolidated is as follows:

(In millions)	Quarter Ended December 31, 2009	Year Ended December 31, 2009
Net revenues	$8.4	$40.3
(Loss)/income from operations	(0.2)	1.7

Note 3—The Acquisition

The Acquisition was completed on January 28, 2008, and was financed by a combination of borrowings under the Company’s new term loan facility due 2015, the issuance of Senior Notes due 2016 and Senior PIK Toggle Notes due 2018, the CMBS Financing (defined below) due 2013, and equity investments by Apollo and TPG, co-investors and members of management. See Note 7, “Debt,” for a discussion of our debt.

The purchase price was approximately $30.7 billion, including the assumption of $12.4 billion of debt and the incurrence of approximately $1.0 billion of transaction costs. All of the outstanding shares of Caesars Entertainment stock were acquired, with shareholders receiving $90.00 in cash for each outstanding share of common stock.

As a result of the Acquisition, the then issued and outstanding shares of non-voting common stock and the non-voting preferred stock of Caesars Entertainment were owned by entities affiliated with Apollo and TPG and certain co-investors and members of management, and the then issued and outstanding shares of voting common stock of Caesars Entertainment were owned by Hamlet Holdings LLC, which is owned by certain individuals affiliated with Apollo and TPG. As a result of the Acquisition, our stock is no longer publicly traded. During 2010, our shares of non-voting common stock and non-voting preferred stock were converted to a recently issued class of voting common stock, and our existing voting stock was canceled, as more fully described in Note 9, “Preferred and Common Stock”.

The purchase price was allocated to the underlying assets acquired and liabilities assumed based upon their estimated fair values at the date of the Acquisition. We determined the estimated fair values after review and consideration of relevant information including discounted cash flow analyses, quoted market prices and our own estimates. To the extent that the purchase price exceeded the fair value of the net identifiable tangible and intangible assets, such excess was recorded as goodwill.

Goodwill and intangible assets that were determined to have an indefinite life are not being amortized. Patented technology was assigned lives ranging from 1 to 10 years based on the estimated remaining usefulness of that technology for Caesars Entertainment. Amortizing contract rights were assigned lives based on the remaining life of the contract, including any extensions that management is probable to exercise, ranging from 11 months to 11 years. Amortizing customer relationships were given lives of 10 to 14 years based upon attrition rates and computations of incremental value derived from existing relationships.

The following unaudited pro forma consolidated financial information assumes that the Acquisition was completed at the beginning of 2008.

(In millions)	Year Ended December 31, 2008
Net revenues	$10,127.0

Loss from continuing operations, net of tax	$(5,349.7)

Net loss attributable to Caesars Entertainment Corporation	$(5,272.8)

Pro forma results for the year ended December 31, 2008, include non-recurring charges of $82.8 million related to the accelerated vesting of stock options, stock appreciation rights (SARs) and restricted stock and $66.8 million of legal and other professional charges related to the Acquisition.

The unaudited pro forma results are presented for comparative purposes only. The pro forma results are not necessarily indicative of what our actual results would have been had the Acquisition been completed at the beginning of the period, or of future results.

Note 4—Development and Acquisition Activity

Acquisition of Planet Hollywood

On February 19, 2010, Caesars Entertainment Operating Company, Inc. (“CEOC”), a wholly-owned subsidiary of Caesars Entertainment Corporation, acquired 100% of the equity interests of PHW Las Vegas, LLC (“PHW Las Vegas”), which owns the Planet Hollywood Resort and Casino (“Planet Hollywood”) located in Las Vegas, Nevada. PHW Las Vegas is an unrestricted subsidiary of CEOC and therefore not a borrower under CEOC’s credit facilities.

The Company paid approximately $67.2 million, substantially during the second half of 2009, for the combination of i) the Company’s initial debt investment in certain predecessor entities of PHW Las Vegas; and ii) certain interest only participations associated with the debt of certain predecessor entities of PHW Las Vegas. In connection with the cancellation of our debt investment in such predecessor entities of PHW Las Vegas in exchange for the equity of PHW Las Vegas, the Company recognized a gain of $7.1 million to adjust our investments to reflect the estimated fair value of consideration paid for the acquisition. This gain is reflected in Other income, including interest income, in our Statement of Operations for the year ended December 31, 2010. Also, as a result of the acquisition, the Company acquired the net cash balance of PHW Las Vegas, resulting in a positive cash flow for the year ended December 31, 2010 of $12.5 million, net of closing costs.

In connection with this transaction, PHW Las Vegas assumed a $554.3 million, face value, senior secured loan, and a subsidiary of CEOC canceled certain debt issued by PHW Las Vegas’ predecessor entities. In connection with the transaction and the assumption of debt, PHW Las Vegas entered into an amended and restated loan agreement (the “Amended and Restated Loan Agreement”) as discussed in Note 7, “Debt”, below.

Selected financial information related to Planet Hollywood for periods subsequent to our date of acquisition is as follows:

(In millions)	Quarter ended December 31, 2010	Acquisition through December 31, 2010
Net revenues	$71.4	$230.6
Income from operations	10.0	33.4

PHW Las Vegas is not a material subsidiary of the Company and, as a result, pro forma information for periods prior to the acquisition of PHW Las Vegas is not provided.

Purchase Accounting

The Company accounted for the acquisition of PHW Las Vegas in accordance with ASC 805, “Business Combinations,” under which the purchase price of the acquisition has been allocated based upon preliminary estimated fair values of the assets acquired and liabilities assumed, with the excess of estimated fair value over net tangible and intangible assets acquired recorded as goodwill. The preliminary purchase price allocation includes assets and liabilities of PHW Las Vegas as follows:

(In millions)	February 19, 2010
Assets
Current assets
Cash and cash equivalents	$31.3
Accounts receivable	16.2
Prepayments and other	6.1
Inventories	1.9

Total current assets	55.5
Land, buildings, riverboats and equipment	461.0
Goodwill	16.3
Intangible assets other than goodwill	5.4
Deferred charges and other	4.6

542.8

Liabilities
Current liabilities
Accounts payable	(1.9)
Interest payable	(1.1)
Accrued expenses	(28.3)
Current portion of long-term debt	(4.5)

Total current liabilities	(35.8)

Long-term debt, net of discount	(433.3)
Deferred credits and other	(12.6)

Total liabilities	(481.7)

Net assets acquired	$61.1

During the quarter ended December 31, 2010, the Company continued to review its preliminary purchase price allocation and the supporting valuations and related assumptions. Based upon these reviews, the Company made adjustments to its preliminary purchase price allocation (included in the table above) that resulted in an increase to the recorded goodwill of $7.1 million in the quarter ended December 31, 2010. The Company has not finalized its review of the purchase price allocation.

Acquisition of Thistledown Racetrack

On September 15, 2009, we announced that the United States Bankruptcy Court for the District of Delaware had approved an agreement for the sale of Thistledown Racetrack in Cleveland, Ohio from Magna Entertainment Corporation to CEOC. The closing of the sale was subject to the satisfaction of certain conditions and receipt of all required regulatory approvals. The conditions to closing were never satisfied, and the agreement was never consummated. As a result the agreement was terminated by the seller on May 17, 2010.

On May 25, 2010, CEOC entered into a new agreement to purchase the assets of Thistledown Racetrack. The acquisition was completed on July 28, 2010 at a cost of approximately $42.5 million. The results of Thistledown Racetrack for periods subsequent to July 28, 2010 were consolidated with our results.

The Company accounted for the acquisition of Thistledown Racetrack in accordance with ASC 805, “Business Combinations,” under which the purchase price of the acquisition has been allocated based upon preliminary estimated fair values of the assets acquired and liabilities assumed, with the excess of estimated fair value over net tangible and intangible assets acquired recorded as goodwill. The preliminary purchase price allocation includes assets, liabilities and net assets acquired of Thistledown Racetrack of $46.8 million, $4.3 million and $42.5 million, respectively.

The Company has not finalized its purchase price allocation. The most significant of the items not finalized is the determination of deferred tax balances associated with differences between the estimated fair values and the tax bases of assets acquired and liabilities assumed.

Thistledown Racetrack is not a significant subsidiary of the Company and, as a result, pro forma information for periods prior to the acquisition of Thistledown Racetrack is not provided.

Joint Venture with Rock Gaming, LLC

In December 2010, we formed a joint venture, Rock Ohio Caesars LLC, with Rock Gaming, LLC, to pursue casino developments in Cincinnati and Cleveland. Pursuant to the agreements forming the joint venture, we have committed to invest up to $200.0 million for an approximate 30.0% interest in the joint venture. As part of our investment, we also plan to contribute Thistledown Racetrack to the joint venture. The casino developments will be managed by subsidiaries of Caesars Entertainment Corporation.

Completion of the casino developments is subject to a number of conditions, including, without limitation, the joint venture’s ability to obtain financing for development of the projects, the adoption of final rules and regulations by the Ohio casino control commission (once appointed), and receipt of necessary licensing to operate casinos in the State of Ohio.

At December 31, 2010, the Company had invested approximately $64.0 million into its joint venture with Rock Gaming, LLC, which is included in the line “Investments in and advances to nonconsolidated affiliates” in our Consolidated Balance Sheet.

Acquisition of Non-Controlling Interest

During 2009, Chester Downs, a majority-owned subsidiary of CEOC and owner of Harrah’s Chester, entered into an agreement to borrow under a senior secured term loan with a principal amount of approximately $230.0 million and borrowed such amount, net of original issue discount. The proceeds of the term loan were used to pay off intercompany debt due to CEOC and to repurchase equity interests from certain minority partners of Chester Downs. As a result of the purchase of these equity interests, CEOC currently owns approximately 95% of Chester Downs. The purchase was accounted for as an equity transaction and, as a result, is included in the financing section within our Statement of Cash Flows.

Note 5—Goodwill and Other Intangible Assets

We account for our goodwill and other intangible assets in accordance with ASC 350, “Intangible Assets—Goodwill and Other,” which provides guidance regarding the recognition and measurement of intangible assets and requires at least annual assessments for impairment of intangible assets that are not subject to amortization.

The following table sets forth changes in our goodwill:

(In millions)
Balance at December 31, 2008	$4,902.2
Additions or adjustments	—
Impairments of goodwill	(1,445.3)

Balance at December 31, 2009	3,456.9
Additions or adjustments	56.0
Impairments of goodwill	(92.0)

Balance at December 31, 2010	$3,420.9

In March 2010, the Company paid $19.5 million to a former owner of Chester Downs for resolution of the final contingency associated with the Company’s purchase of additional interest in this property. This payment was recorded as goodwill. The acquisitions of Planet Hollywood and Thistledown Racetrack also added $36.5 million in goodwill during 2010.

During the fourth quarter of each year, we perform annual assessments for impairment of goodwill and other intangible assets that are not subject to amortization as of September 30. We perform assessments for impairment of goodwill and other intangible assets more frequently if impairment indicators exist. For our assessment, we determine the estimated fair value of each reporting unit as a function, or multiple, of EBITDA, combined with estimated future cash flows discounted at rates commensurate with the Company’s capital structure and the prevailing borrowing rates within the casino industry in general. Both EBITDA multiples and discounted cash flows are common measures used to value and buy or sell cash-intensive businesses such as casinos. We determine the estimated fair values of our non-amortizing intangible assets by using the relief from royalty and excess earnings methods under the income approach.

In 2010, due to weak economic conditions in certain gaming markets in which we operate, we performed an interim assessment of goodwill and other non-amortizing intangible assets for impairment in the second quarter. This analysis resulted in an impairment charge of $100.0 million. During the third quarter, we completed a preliminary annual assessment of goodwill and other non-amortizing intangible assets as of September 30, which resulted in an impairment charge of $44.0 million. We finalized our annual assessment during fourth quarter, and as a result of the final assessment, we recorded an impairment charge of $49.0 million, which brought the aggregate charges recorded for the year ended December 31, 2010 to $193.0 million. These impairment charges were primarily a result of adjustments to our long-term operating plan.

In 2009, due to the relative impact of weak economic conditions on certain properties in the Las Vegas market, we performed an interim assessment of goodwill and other non-amortizing intangible assets for impairment during the second quarter. This analysis resulted in an impairment charge of $297.1 million. During the third quarter, we completed a preliminary annual assessment of goodwill and other non-amortizing intangible assets as of September 30, which resulted in an impairment charge of $1,328.6 million. We finalized our annual assessment during fourth quarter, and as a result of the final assessment, we recorded an impairment charge of $12.3 million, which brought the aggregate charges recorded for the year ended December 31, 2009 to $1,638.0 million. These impairment charges were primarily a result of adjustments to our long-term operating plan as a result of the then-current economic climate.

Since the date of the Acquisition, we have recorded aggregate impairment charges to goodwill of $6,075.2 million.

The table below summarizes our impairment charges for goodwill and other non-amortizing intangible assets:

	Successor			Predecessor
(In millions)	Year Ended Dec. 31, 2010	Year Ended Dec. 31, 2009	Jan. 28, 2008 through Dec. 31, 2008	Jan. 1, 2008 through Jan. 27, 2008
Goodwill	$92.0	$1,445.3	$4,537.9	$—
Trademarks	20.0	106.7	687.0	—
Gaming rights and other	81.0	86.0	264.7	—

Total impairment of goodwill and other non-amortizing intangible assets	$193.0	$1,638.0	$5,489.6	$—

The following table provides the gross carrying value and accumulated amortization for each major class of intangible assets other than goodwill:

	December 31, 2010				December 31, 2009
(In millions)	Weighted Average Useful Life (in years)	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Amortizing intangible assets
Customer relationships	8.9	$1,456.9	$(366.5)	$1,090.4	$1,454.5	$(240.8)	$1,213.7
Contract rights	3.8	132.5	(85.6)	46.9	130.1	(66.5)	63.6
Patented technology	5.1	93.5	(34.1)	59.4	93.5	(22.4)	71.1
Gaming rights	13.5	42.8	(7.6)	35.2	42.8	(5.0)	37.8
Trademarks	2.1	7.8	(4.6)	3.2	7.8	(3.0)	4.8

		$1,733.5	$(498.4)	1,235.1	$1,728.7	$(337.7)	1,391.0

Non-amortizing intangible assets
Trademarks				1,916.7			1,937.0
Gaming rights				1,560.0			1,623.3

				3,476.7			3,560.3

Total intangible assets other than goodwill				$4,711.8			$4,951.3

In June 2010, the Company paid $16.5 million to the State of Pennsylvania for the right to operate table games at Harrah’s Chester. This payment was recorded as a non-amortizing intangible asset.

The aggregate amortization expense for those intangible assets that continue to be amortized was $160.8 million for the year ended December 31, 2010, $174.8 million for the year ended December 31, 2009, $162.9 million for the period from January 28, 2008 through December 31, 2008, and $5.5 million for the period from January 1, 2008 through January 27, 2008. Estimated annual amortization expense for the years ending December 31, 2011, 2012, 2013, 2014, 2015 and thereafter is $156.2 million, $154.9 million, $152.5 million, $142.3 million, $142.3 million and $486.8 million, respectively.

Note 6—Detail of Accrued Expenses

Accrued expenses consisted of the following as of December 31:

(In millions)	2010	2009
Self-insurance claims and reserves	$215.7	$209.6
Payroll and other compensation	213.6	226.0
Accrued taxes	133.2	149.3
Total Rewards liability	57.7	53.2
Other accruals	454.1	436.7

	$1,074.3	$1,074.8

Note 7—Debt

The following table presents our outstanding debt as of December 31, 2010 and 2009:

Detail of Debt (dollars in millions)	Final Maturity	Rate(s) at Dec. 31, 2010	Face Value at Dec. 31, 2010	Book Value at Dec. 31, 2010	Book Value at Dec. 31, 2009
Credit Facilities and Secured Debt
Term Loans B1 – B3	2015	3.29%-3.30%	$5,815.1	$5,815.1	$5,835.3
Term Loans B4	2016	9.5%	990.0	968.3	975.3
Revolving Credit Facility	2014	3.23%-3.75%	—	—	427.0
Senior Secured Notes	2017	11.25%	2,095.0	2,049.7	2,045.2
CMBS financing	2015*	3.25%	5,189.6	5,182.3	5,551.2
Second-Priority Senior Secured Notes	2018	12.75%	750.0	741.3	—
Second-Priority Senior Secured Notes	2018	10.0%	4,553.1	2,033.3	1,959.1
Second-Priority Senior Secured Notes	2015	10.0%	214.8	156.2	150.7
Secured debt	2010	6.0%	—	—	25.0
Chester Downs term loan	2016	12.375%	248.4	237.5	217.2
PHW Las Vegas senior secured loan	2015**	3.12%	530.5	423.8	—
Other	Various	4.25%-6.0%	1.4	1.4	—
Subsidiary-guaranteed debt
Senior Notes, including senior interim loans	2016	10.75%	478.6	478.6	478.6
Senior PIK Toggle Notes, including senior interim loans	2018	10.75%/11.5%	10.5	10.5	9.4
Unsecured Senior Debt
5.5%	2010	5.5%	—	—	186.9
8.0%	2011	8.0%	—	—	12.5
5.375%	2013	5.375%	125.2	101.6	95.5
7.0%	2013	7.0%	0.6	0.6	0.7
5.625%	2015	5.625%	364.6	273.9	319.5
6.5%	2016	6.5%	248.7	183.8	251.9
5.75%	2017	5.75%	153.9	105.5	151.3
Floating Rate Contingent Convertible Senior Notes	2024	0.51%	0.2	0.2	0.2

Detail of Debt (dollars in millions)	Final Maturity	Rate(s) at Dec. 31, 2010	Face Value at Dec. 31, 2010	Book Value at Dec. 31, 2010	Book Value at Dec. 31, 2009
Unsecured Senior Subordinated Notes
7.875%	2010	7.875%	—	—	142.5
8.125%	2011	8.125%	—	—	11.4
Other Unsecured Borrowings
5.3% special improvement district bonds	2035	5.3%	67.1	67.1	68.4
Other	Various	Various	1.0	1.0	18.1
Capitalized Lease Obligations
6.42%-9.8%	to 2020	6.42%-9.8%	9.4	9.4	10.2

Total debt			21,847.7	18,841.1	18,943.1
Current portion of long-term debt			(57.0)	(55.6)	(74.3)

Long-term debt			$21,790.7	$18,785.5	$18,868.8

*	We are permitted to extend the maturity of the CMBS Loans from 2013 to 2015, subject to satisfying certain conditions, in connection with the amendment to the CMBS Facilities
**	The Planet Hollywood Las Vegas senior secured loan is subject to extension options moving its maturity from 2011 to 2015, subject to certain conditions

Book values of debt as of December 31, 2010 are presented net of unamortized discounts of $3,006.6 million. As of December 31, 2009, book values are presented net of unamortized discounts of $3,108.9 million and unamortized premiums of $0.1 million.

Our current maturities of debt include required interim principal payments on each of our Term Loans, our Chester Downs term loan, and the special improvement district bonds.

As of December 31, 2010, aggregate annual principal maturities for the four years subsequent to 2011 were as follows, assuming all conditions to extending the maturities of the CMBS Financing and the Planet Hollywood Las Vegas senior secured loan are met, and such maturities are extended: 2012, $47.6 million; 2013, $172.6 million; 2014, $45.1 million; and 2015, $12,059.7 million.

Credit Agreement

In connection with the Acquisition, CEOC entered into the senior secured credit facilities (the “Credit Facilities.”) This financing is neither secured nor guaranteed by Caesars Entertainment’s other direct, wholly-owned subsidiaries, including the subsidiaries that own properties that are security for the CMBS Financing.

As of December 31, 2010, our Credit Facilities provide for senior secured financing of up to $8,435.1 million, consisting of (i) senior secured term loan facilities in an aggregate principal amount of $6,805.1 million with $5,815.1 million maturing on January 20, 2015 and $990.0 million maturing on October 31, 2016, and (ii) a senior secured revolving credit facility in an aggregate principal amount of up to $1,630.0 million, maturing January 28, 2014, including both a letter of credit sub-facility and a swingline loan sub-facility. The term loans under the Credit Facilities require scheduled quarterly payments of $7.5 million, with the balance due at maturity. A total of $6,805.1 million face amount of borrowings were outstanding under the Credit Facilities as of December 31, 2010, with $119.8 million of the revolving credit facility committed to outstanding letters of credit. After consideration of these borrowings and letters of credit, $1,510.2 million of additional borrowing capacity was available to the Company under its revolving credit facility as of December 31, 2010.

CMBS Financing

In connection with the Acquisition, eight of our properties (the “CMBS properties”) and their related assets were spun out of Caesars Entertainment Operating Company, Inc., a wholly-owned subsidiary of Caesars Entertainment, to Caesars Entertainment. As of the Acquisition date, the CMBS properties were Harrah’s Las Vegas, Rio, Flamingo Las Vegas, Harrah’s Atlantic City, Showboat Atlantic City, Harrah’s Lake Tahoe, Harveys Lake Tahoe and Bill’s Lake Tahoe. The CMBS properties borrowed $6,500 million of CMBS financing (the “CMBS Financing”). The CMBS Financing is secured by the assets of the CMBS properties and certain aspects of the financing are guaranteed by Caesars Entertainment. On May 22, 2008, Paris Las Vegas and Harrah’s Laughlin and their related operating assets were spun out of CEOC to Caesars Entertainment and became property secured under the CMBS loans, and Harrah’s Lake Tahoe, Harveys Lake Tahoe, Bill’s Lake Tahoe and Showboat Atlantic City were transferred to CEOC from Caesars Entertainment as contemplated under the debt agreements effective pursuant to the Acquisition.

On August 31, 2010, we executed an agreement with the lenders to amend the terms of our CMBS Financing to, among other things, (i) provide our subsidiaries that are borrowers under the CMBS mortgage loan and/or related mezzanine loans (“CMBS Loans”) the right to extend the maturity of the CMBS Loans, subject to certain conditions, by up to 2 years until February 2015, (ii) amend certain terms of the CMBS Loans with respect to reserve requirements, collateral rights, property release prices and the payment of management fees, (iii) provide for ongoing mandatory offers to repurchase CMBS Loans using excess cash flow from the CMBS entities at discounted prices, (iv) provide for the amortization of the mortgage loan in certain minimum amounts upon the occurrence of certain conditions and (v) provide for certain limitations with respect to the amount of excess cash flow from the CMBS entities that may be distributed to us. Any CMBS Loan purchased pursuant to the amendments will be canceled.

In the fourth quarter of 2009, we purchased $948.8 million of face value of CMBS Loans for $237.2 million. Pursuant to the terms of the amendment as initially agreed to on March 5, 2010, we agreed to pay lenders selling CMBS Loans during the fourth quarter 2009 an additional $47.4 million for their loans previously sold, to be paid no later than December 31, 2010. This additional liability was recorded as a loss on early extinguishment of debt during the first quarter of 2010 and was paid during the fourth quarter of 2010.

In June 2010, we purchased $46.6 million face value of CMBS Loans for $22.6 million, recognizing a net gain on the transaction of approximately $23.3 million during the second quarter of 2010. In September 2010, in connection with the execution of the amendment, we purchased $123.8 million face value of CMBS Loans for $37.1 million, of which $31.0 million was paid at the closing of the CMBS amendment, and the remainder of which was paid during fourth quarter 2010. We recognized a pre-tax gain on the transaction of approximately $77.4 million, net of deferred finance charges.

In December 2010, we purchased $191.3 million of face value of CMBS Loans for $95.6 million, recognizing a pre-tax gain of $66.9 million, net of deferred finance charges.

As part of the amended CMBS Loan Agreement, in order to extend the maturity of the CMBS Loans under the extension option, we are required to extend our interest rate cap agreement to cover the two years of extended maturity of the CMBS Loans, with a maximum aggregate purchase price for such extended interest rate cap for $5.0 million. We funded the $5.0 million obligation on September 1, 2010 in connection with the closing of the CMBS Loan Agreement.

PHW Las Vegas senior secured loan

On February 19, 2010, CEOC acquired 100% of the equity interests of PHW Las Vegas, which owns the Planet Hollywood Resort and Casino located in Las Vegas, Nevada. In connection with this transaction, PHW Las Vegas assumed a $554.3 million, face value, senior secured loan, and a subsidiary of CEOC cancelled certain debt issued by PHW Las Vegas’ predecessor entities. The outstanding amount is secured by the assets of PHW Las Vegas, and is non-recourse to other subsidiaries of the Company.

In connection with the transaction and the assumption of debt, PHW Las Vegas entered into the Amended and Restated Loan Agreement with Wells Fargo Bank, N.A., as trustee for The Credit Suisse First Boston Mortgage Securities Corp. Commercial Mortgage Pass-Through Certificates, Series 2007-TFL2 (“Lender”). The maturity date for this loan is December 2011, with two extension options (subject to certain conditions), which, if exercised, would extend maturity until April 2015. At December 31, 2010, the loan has been classified as long-term in our Consolidated Balance Sheet because the Company has both the intent and ability to exercise the extension options. PHW Las Vegas is an unrestricted subsidiary of CEOC and therefore not a borrower under CEOC’s Credit Facilities. A subsidiary of CEOC manages the property for PHW Las Vegas for a fee.

PHW Las Vegas may, at its option, voluntarily prepay the loan in whole or in part upon twenty (20) days prior written notice to Lender. PHW Las Vegas is required to prepay the loan in (i) the amount of any insurance proceeds received by Lender for which Lender is not obligated to make available to PHW Las Vegas for restoration in accordance with the terms of the Amended and Restated Loan Agreement, (ii) the amount of any proceeds received from the operator of the timeshare property adjacent to the Planet Hollywood Resort and Casino, subject to the limitations set forth in the Amended and Restated Loan Agreement and (iii) the amount of any excess cash remaining after application of the cash management provisions of the Amended and Restated Loan Agreement.

Other Financing Transactions

During 2009, Chester Downs and Marina LLC (“Chester Downs”), a majority-owned subsidiary of CEOC and owner of Harrah’s Chester, entered into an agreement to borrow under a senior secured term loan with a principal amount of $230.0 million and borrowed such amount, net of original issue discount. The proceeds of the term loan were used to pay off intercompany debt due to CEOC and to repurchase equity interests from certain minority partners of Chester Downs. As a result of the purchase of these equity interests, CEOC currently owns 95.0% of Chester Downs.

On October 8, 2010, Chester Downs amended its existing senior secured term loan facility to obtain an additional $40.0 million term loan. The additional loan has substantially the same terms as the existing term loan with respect to interest rates, maturity and security. The proceeds of the additional term loans were used for general corporate purposes, including the repayment of indebtedness and capital expenditures.

Exchange Offers, Debt Repurchases and Open Market Purchases

From time to time, we may retire portions of our outstanding debt in open market purchases, privately negotiated transactions or otherwise. These repurchases will be funded through available cash from operations and from our established debt programs. Such repurchases are dependent on prevailing market conditions, the Company’s liquidity requirements, contractual restrictions and other factors.

On April 15, 2009, CEOC completed private exchange offers to exchange approximately $3,648.8 million aggregate principal amount of new 10.0% Second-Priority Senior Secured Notes due 2018 for approximately $5,470.1 million principal amount of its outstanding debt due between 2010 and 2018. The new notes are guaranteed by Caesars Entertainment and are secured on a second-priority lien basis by substantially all of CEOC’s and its subsidiaries’ assets that secure the senior secured credit facilities. In addition to the exchange offers, a subsidiary of Caesars Entertainment paid approximately $96.7 million to purchase for cash certain notes of CEOC with an aggregate principal amount of approximately $522.9 million maturing between 2015 and 2017. The notes purchased pursuant to this tender offer remained outstanding for CEOC but reduce Caesars Entertainment’s outstanding debt on a consolidated basis. Additionally, CEOC paid approximately $4.8 million in cash to purchase notes of approximately $24.0 million aggregate principal amount from retail holders that were not eligible to participate in the exchange offers. As a result of the exchange and tender offers, we recorded a pre-tax gain in the second quarter 2009 of approximately $4,023.0 million.

On October 22, 2009, CEOC completed cash tender offers for certain of its outstanding debt securities with maturities in 2010 and 2011. CEOC purchased $4.5 million principal amount of its 5.5% senior notes due 2010, $17.2 million principal amount of its 7.875% senior subordinated notes due 2010, $19.6 million principal amount of its 8.0% senior notes due 2011 and $4.2 million principal amount of its 8.125% senior subordinated notes due 2011 for an aggregate consideration of approximately $44.5 million.

As a result of the receipt of the requisite consent of lenders having loans made under the Senior Unsecured Interim Loan Agreement (“Interim Loan Agreement”) representing more than 50% of the sum of all loans outstanding under the Interim Loan Agreement, waivers or amendments of certain provisions of the Interim Loan Agreement to permit CEOC, from time to time, to buy back loans at prices below par from specific lenders in the form of voluntary prepayments of the loans by CEOC on a non-pro rata basis are now operative. Included in the exchanged debt discussed above are approximately $296.9 million of 10.0% Second-Priority Senior Secured Notes that were exchanged for approximately $442.3 million principal amount of loans surrendered in the exchange offer for loans outstanding under the Interim Loan Agreement. As a result of these transactions, all loans outstanding under the Interim Loan Agreement have been retired.

As a result of the 2009 exchange and tender offers, the CMBS Financing repurchases, and purchases of our debt on the open market, we recorded a pre-tax gain in 2009 of $4,965.5 million arising from early extinguishment of debt, comprised as follows:

(In millions)	Year Ended Dec 31, 2009

Face value of CEOC Open Market Purchases:
5.50% due 7/01/2010	$68.0
7.875% due 3/15/2010	111.5
8.00% due 02/01/2011	37.7
8.125% due 05/15/2011	178.2
5.375% due 12/15/2013	87.2
10.75% due 1/28/2016	265.0

Face value of other CEC Subsidiary Open Market Purchases:
5.625% due 06/01/2015	$138.0
5.750% due 06/01/2017	169.0
6.50% due 06/01/2016	24.0

Total Face Value of open market purchases	1,078.6

Cash paid for open market purchases	(657.0)

Net cash gain on purchases	421.6
Write-off of unamortized discounts and debt fees	(167.2)
Gain on CMBS repurchases	688.1
Gain on debt exchanges	4,023.0

Aggregate gains on early extinguishments of debt	$4,965.5

Under the American Recovery and Reinvestment Act of 2009, or the ARRA, the Company will receive temporary federal tax relief under the Delayed Recognition of Cancellation of Debt Income, or CODI, rules. The ARRA contains a provision that allows for a deferral for tax purposes of CODI for debt reacquired in 2009 and 2010, followed by recognition of CODI ratably from 2014 through 2018. In connection with the debt that we reacquired in 2009 and 2010, we have deferred related CODI of $3.6 billion for tax purposes (net of Original Issue Discount (OID) interest expense, some of which must also be deferred to 2014 through 2018 under the ARRA). We are required to include one-fifth of the deferred CODI, net of deferred and regularly scheduled OID, in taxable income each year from 2014 through 2018. For state income tax purposes, certain states have conformed to the Act and others have not.

Issuances and Redemptions

During the second quarter of 2010, CEOC completed the offering of $750.0 million aggregate principal amount of 12.75% second-priority senior secured notes due 2018 and used the proceeds of this offering to redeem or repay the following outstanding debt:

Debt (dollars in millions)	Maturity	Interest Rate	Face Value
5.5% Senior Notes	2010	5.5%	$191.6
8.0% Senior Notes	2011	8.0%	13.2
8.125% Senior Subordinated Notes	2011	8.125%	12.0
Revolving Credit Facility	2014	3.23%-3.25%	525.0

In connection with the retirement of the outstanding senior and senior subordinated notes above, CEOC recorded a pre-tax loss of $4.7 million during the second quarter of 2010.

On June 3, 2010, Caesars announced an agreement under which affiliates of each of Apollo, TPG and Paulson & Co. Inc. (“Paulson”) were to exchange approximately $1,118.3 million face amount of debt for approximately 15.7% of the common equity of Caesars Entertainment, subject to regulatory approvals and certain other conditions. In connection with the transaction, Apollo, TPG, and Paulson purchased approximately $835.4 million, face amount, of CEOC notes that were held by another subsidiary of Caesars Entertainment for aggregate consideration of approximately $557.0 million, including accrued interest. The notes that were purchased, together with $282.9 million face amount of notes they had previously acquired, were exchanged for equity in the fourth quarter of 2010. The notes exchanged for equity are held by a subsidiary of Caesars Entertainment and remain outstanding for purposes of CEOC. The exchange was accounted for as an equity transaction. The exchange is further described in Note 9, “Preferred and Common Stock.”

Interest and Fees

Borrowings under the Credit Facilities, other than borrowings under the Incremental Loans, bear interest at a rate equal to the then-current LIBOR rate or at a rate equal to the alternate base rate, in each case plus an applicable margin. As of December 31, 2010, the Credit Facilities, other than borrowings under the Incremental Loans, bore interest at LIBOR plus 300 basis points for the term loans and a portion of the revolver loan and 150 basis points over LIBOR for the swingline loan and at the alternate base rate plus 200 basis points for the remainder of the revolver loan.

Borrowings under the Incremental Loans bear interest at a rate equal to either the alternate base rate or the greater of (i) the then-current LIBOR rate or (ii) 2.0%; in each case plus an applicable margin. At December 31, 2010, borrowings under the Incremental Loans bore interest at the minimum base rate of 2.0%, plus 750 basis points.

In addition, on a quarterly basis, we are required to pay each lender (i) a commitment fee in respect of any unborrowed amounts under the revolving credit facility and (ii) a letter of credit fee in respect of the aggregate face amount of outstanding letters of credit under the revolving credit facility. As of December 31, 2010, the Credit Facilities bore a commitment fee for unborrowed amounts of 50 basis points.

We make monthly interest payments on our CMBS Financing. Our Senior Secured Notes, including the Second-Priority Senior Secured Notes, and our unsecured debt have semi-annual interest payments, with the majority of those payments on June 15 and December 15. Our previously outstanding senior secured notes that were retired as part of the exchange offers had semi-annual interest payments on February 1 and August 1 of every year.

The amount outstanding under the PHW Las Vegas senior secured loan bears interest, payable to third party lenders on a monthly basis, at a rate per annum equal to LIBOR plus 1.530%. Interest only participations of PHW Las Vegas bear interest at a fixed rate equal to $7.3 million per year, payable to a subsidiary of Caesars Entertainment Operating Company, Inc. that owns such participations.

Collateral and Guarantors

CEOC’s Credit Facilities are guaranteed by Caesars Entertainment, and are secured by a pledge of CEOC’s capital stock, and by substantially all of the existing and future property and assets of CEOC and its material, wholly-owned domestic subsidiaries, including a pledge of the capital stock of CEOC’s material, wholly-owned domestic subsidiaries and 65% of the capital stock of the first-tier foreign subsidiaries, in each case subject to exceptions. The following casino properties have mortgages under the Credit Facilities:

Las Vegas	Atlantic City	Louisiana/Mississippi	Iowa/Missouri
Caesars Palace	Bally’s Atlantic City	Harrah’s New Orleans	Harrah’s St. Louis
Bally’s Las Vegas	Caesars Atlantic City	(Hotel only)	Harrah’s Council Bluffs
Imperial Palace	Showboat Atlantic City	Harrah’s Louisiana Downs	Horseshoe Council Bluffs/
Bill’s Gamblin’ Hall & Saloon		Horseshoe Bossier City	Bluffs Run
Harrah’s Tunica
Horseshoe Tunica
Tunica Roadhouse Hotel & Casino

Illinois/Indiana	Other Nevada
Horseshoe Southern Indiana	Harrah’s Reno
Harrah’s Metropolis	Harrah’s Lake Tahoe
Horseshoe Hammond	Harveys Lake Tahoe

Additionally, certain undeveloped land in Las Vegas also is mortgaged.

In connection with PHW Las Vegas’ Amended and Restated Loan Agreement, Caesars Entertainment entered into a Guaranty Agreement (the “Guaranty”) for the benefit of Lender pursuant to which Caesars Entertainment guaranteed to Lender certain recourse liabilities of PHW Las Vegas. Caesars Entertainment’s maximum aggregate liability for such recourse liabilities is limited to $30.0 million provided that such recourse liabilities of PHW Las Vegas do not arise from (i) events, acts, or circumstances that are actually committed by, or voluntarily or willfully brought about by Caesars Entertainment or (ii) event, acts, or circumstances (regardless of the cause of the same) that provide actual benefit (in cash, cash equivalent, or other quantifiable amount) to the Registrant, to the full extent of the actual benefit received by the Registrant. Pursuant to the Guaranty, Caesars Entertainment is required to maintain a net worth or liquid assets of at least $100.0 million.

Restrictive Covenants and Other Matters

The Credit Facilities require compliance on a quarterly basis with a maximum net senior secured first lien debt leverage test. In addition, the Credit Facilities include negative covenants, subject to certain exceptions, restricting or limiting CEOC’s ability and the ability of its restricted subsidiaries to, among other things: (i) incur additional debt; (ii) create liens on certain assets; (iii) enter into sale and lease-back transactions; (iv) make certain investments, loans and advances; (v) consolidate, merge, sell or otherwise dispose of all or any part of its assets or to purchase, lease or otherwise acquire all or any substantial part of assets of any other person; (vi) pay dividends or make distributions or make other restricted payments; (vii) enter into certain transactions with its affiliates; (viii) engage in any business other than the business activity conducted at the closing date of the loan or business activities incidental or related thereto; (ix) amend or modify the articles or certificate of incorporation, by-laws and certain agreements or make certain payments or modifications of indebtedness; and (x) designate or permit the designation of any indebtedness as “Designated Senior Debt.”

Caesars Entertainment is not bound by any financial or negative covenants contained in CEOC’s credit agreement, other than with respect to the incurrence of liens on and the pledge of its stock of CEOC.

All borrowings under the senior secured revolving credit facility are subject to the satisfaction of customary conditions, including the absence of a default and the accuracy of representations and warranties, and the requirement that such borrowing does not reduce the amount of obligations otherwise permitted to be secured under our new senior secured credit facilities without ratably securing the retained notes.

Certain covenants contained in CEOC’s credit agreement require the maintenance of a senior first priority secured debt to last twelve months (LTM) Adjusted EBITDA (“Earnings Before Interest, Taxes, Depreciation and Amortization”), as defined in the agreements, ratio (“Senior Secured Leverage Ratio”). The June 3, 2009 amendment and waiver to our credit agreement excludes from the Senior Secured Leverage Ratio (a) the $1,375.0 million Original First Lien Notes issued June 15, 2009 and the $720.0 million Additional First Lien Notes issued on September 11, 2009 and (b) up to $250.0 million aggregate principal amount of consolidated debt of subsidiaries that are not wholly owned subsidiaries. Certain covenants contained in CEOC’s credit agreement governing its senior secured credit facilities, the indenture and other agreements governing CEOC’s 10.0% Second-Priority Senior Secured Notes due 2015 and 2018, and our first lien notes restrict our ability to take certain actions such as incurring additional debt or making acquisitions if we are unable to meet defined Adjusted EBITDA to Fixed Charges, senior secured debt to LTM Adjusted EBITDA and consolidated debt to LTM Adjusted EBITDA ratios. The covenants that restrict additional indebtedness and the ability to make future acquisitions require an LTM Adjusted EBITDA to Fixed Charges ratio (measured on a trailing four-quarter basis) of 2.0:1.0. Failure to comply with these covenants can result in limiting our long-term growth prospects by hindering our ability to incur future indebtedness or grow through acquisitions.

The indenture governing the 10.75% Senior Notes, 10.75%/11.5% Senior Toggle Notes and the agreements governing the other cash pay debt and PIK toggle debt limit CEOC’s (and most of its subsidiaries’) ability to among other things: (i) incur additional debt or issue certain preferred shares; (ii) pay dividends or make distributions in respect of our capital stock or make other restricted payments; (iii) make certain investments; (iv) sell certain assets; (v) with respect to CEOC only, engage in any business or own any material asset other than all of the equity interest of CEOC so long as certain investors hold a majority of the notes; (vi) create or permit to exist dividend and/or payment restrictions affecting its restricted subsidiaries; (vii) create liens on certain assets to secure debt; (viii) consolidate, merge, sell or otherwise dispose of all or substantially all of its assets; (ix) enter into certain transactions with its affiliates; and (x) designate its subsidiaries as unrestricted subsidiaries. Subject to certain exceptions, the indenture governing the notes and the agreements governing the other cash pay debt and PIK toggle debt will permit us and our restricted subsidiaries to incur additional indebtedness, including secured indebtedness.

We believe we are in compliance with CEOC’s credit agreement and indentures, including the Senior Secured Leverage Ratio, as of December 31, 2010. If our LTM Adjusted EBITDA were to decline significantly from the level achieved in 2010, it could cause us to exceed the Senior Secured Leverage Ratio and could be an Event of Default under CEOC’s credit agreement. However, we could implement certain actions in an effort to minimize the possibility of a breach of the Senior Secured Leverage Ratio, including reducing payroll and other operating costs, deferring or eliminating certain maintenance, delaying or deferring capital expenditures, or selling assets. In addition, under certain circumstances, our credit agreement allows us to apply the cash contributions received by CEOC as a capital contribution to cure covenant breaches. However, there is no guarantee that such contributions will be able to be secured.

The CMBS Financing includes negative covenants, subject to certain exceptions, restricting or limiting the ability of the borrowers and operating companies under the CMBS Financing (collectively, the “CMBS entities”) to, among other things: (i) incur additional debt; (ii) create liens on assets; (iii) make certain investments, loans and advances; (iv) consolidate, merge, sell or otherwise dispose of all or any part of its assets or to purchase, lease or otherwise acquire all or any substantial part of assets of any other person; (v) enter into certain transactions with its affiliates; (vi) engage in any business other than the ownership of the properties and business activities ancillary thereto; and (vi) amend or modify the articles or certificate of incorporation, by-laws and certain agreements. The CMBS Financing also includes affirmative covenants that require the CMBS entities to, among other things, maintain the borrowers as “special purpose entities”, maintain certain reserve funds in respect of FF&E, taxes, and insurance, and comply with other customary obligations for CMBS real estate financings. In addition, the CMBS Financing obligates the CMBS entities to apply excess cash flow from the CMBS properties in certain specified manners, depending on the outstanding principal amount of various tranches of the CMBS loans and other factors. These obligations will limit the amount of excess cash flow from the CMBS entities that may be distributed to Caesars Entertainment Corporation. For example, the CMBS entities are required to use 100% of excess cash flow to make ongoing mandatory offers on a quarterly basis to purchase CMBS mezzanine loans at discounted prices from the holders thereof. To the extent such offers are accepted, such excess cash flow will need to be so utilized and will not be available for distribution to Caesars Entertainment Corporation. To the extent such offers are not accepted with respect to any fiscal quarter, the amount of excess cash flow that may be distributed to Caesars Entertainment Corporation is limited to 85% of excess cash flow with respect to such quarter. In addition, the CMBS Financing provides that once the aggregate principal amount of the CMBS mezzanine loans is less than or equal to $625.0 million, the mortgage loan will begin to amortize on a quarterly basis in an amount equal to the greater of 100% of excess cash flow for such quarter and $31.25 million. If the CMBS mortgage loan begins to amortize, the excess cash flow from the CMBS entities will need to be utilized in connection with such amortization and will not be available for distribution to Caesars Entertainment Corporation.

Note 8—Derivative Instruments

Derivative Instruments—Interest Rate Swap Agreements

We use interest rate swaps to manage the mix of our debt between fixed and variable rate instruments. As of December 31, 2010 we have entered into 13 interest rate swap agreements, three of which have effective dates starting in 2011. As a result of staggering the effective dates, we have a notional amount of $6,500.0 million outstanding through April 25, 2011, and a notional amount of $5,750.0 million outstanding beginning after April 25, 2011. The difference to be paid or received under the terms of the interest rate swap agreements is accrued as interest rates change and recognized as an adjustment to interest expense for the related debt. Changes in the variable interest rates to be paid or received pursuant to the terms of the interest rate swap agreements will have a corresponding effect on future cash flows. The major terms of the interest rate swap agreements as of December 31, 2010 are as follows:

Effective Date	Notional Amount	Fixed Rate Paid	Variable Rate Received as of Dec. 31, 2010	Next Reset Date	Maturity Date
	(In millions)
April 25, 2007	$200	4.898%	0.288%	January 25, 2011	April 25, 2011
April 25, 2007	200	4.896%	0.288%	January 25, 2011	April 25, 2011
April 25, 2007	200	4.925%	0.288%	January 25, 2011	April 25, 2011
April 25, 2007	200	4.917%	0.288%	January 25, 2011	April 25, 2011
April 25, 2007	200	4.907%	0.288%	January 25, 2011	April 25, 2011
September 26, 2007	250	4.809%	0.288%	January 25, 2011	April 25, 2011
September 26, 2007	250	4.775%	0.288%	January 25, 2011	April 25, 2011
April 25, 2008	2,000	4.276%	0.288%	January 25, 2011	April 25, 2013
April 25, 2008	2,000	4.263%	0.288%	January 25, 2011	April 25, 2013
April 25, 2008	1,000	4.172%	0.288%	January 25, 2011	April 25, 2012
April 26, 2011	250	1.351%	—	April 26, 2011	January 25, 2015
April 26, 2011	250	1.347%	—	April 26, 2011	January 25, 2015
April 26, 2011	250	1.350%	—	April 26, 2011	January 25, 2015

The variable rate on our interest rate swap agreements did not materially change as a result of the January 25, 2011 reset.

Prior to February 15, 2008, our interest rate swap agreements were not designated as hedging instruments; therefore, gains or losses resulting from changes in the fair value of the swaps were recognized in interest expense in the period of the change. On February 15, 2008, eight of our interest rate swap agreements for notional amounts totaling $3,500.0 million were designated as cash flow hedging instruments for accounting purposes and on April 1, 2008, the remaining swap agreements were designated as cash flow hedging instruments for accounting purposes.

During October 2009, we borrowed $1,000.0 million under the Incremental Loans and used a majority of the net proceeds to temporarily repay most of our revolving debt under the Credit Facility. As a result, we no longer had a sufficient amount of outstanding debt under the same terms as our interest rate swap agreements to support hedge accounting treatment for the full $6,500.0 million in interest rate swaps. Thus, as of September 30, 2009, we removed the cash flow hedge designation for the $1,000.0 million swap agreement, freezing the amount of deferred losses recorded in Other Comprehensive Income associated with this swap agreement, and reducing the total notional amount on interest rate swaps designated as cash flow hedging instruments to $5,500.0 million. Beginning October 1, 2009, we began amortizing deferred losses frozen in Other Comprehensive Income into income over the original remaining term of the hedged forecasted transactions that are still considered to be probable of occurring. For the year ended December 31, 2010, we recorded $8.7 million as an increase to interest expense, and we will record an additional $8.7 million as an increase to interest expense and other comprehensive income over the next twelve months, all related to deferred losses on the $1,000.0 million interest rate swap.

During the fourth quarter of 2009, we re-designated approximately $310.1 million of the $1,000.0 million swap as a cash flow hedging instrument. Also, on September 29, 2010, we entered into three forward interest rate swap agreements for notional amounts totaling $750.0 million that have been designated as cash flow hedging instruments. As a result, at December 31, 2010, $5,810.1 million of our total interest rate swap notional amount of $7,250.0 million remained designated as hedging instruments for accounting purposes. Any future changes in fair value of the portion of the interest rate swap not designated as a hedging instrument will be recognized in interest expense during the period in which the changes in value occur.

Derivative Instruments—Interest Rate Cap Agreements

On January 28, 2008, we entered into an interest rate cap agreement to partially hedge the risk of future increases in the variable rate of the CMBS Financing. The interest rate cap agreement, which was effective January 28, 2008 and terminates February 13, 2013, is for a notional amount of $6,500 million at a LIBOR cap rate of 4.5%. The interest rate cap was designated as a cash flow hedging instrument for accounting purposes on May 1, 2008.

On November 30, 2009, June 7, 2010, September 1, 2010 and December 13, 2010, we purchased and extinguished approximately $948.8 million, $46.6 million, $123.8 million and $191.3 million, respectively, of the CMBS Financing. The hedging relationship between the CMBS Financing and the interest rate cap has remained effective subsequent to each debt extinguishment. As a result of the extinguishments in the fourth quarter of 2009, second quarter 2010, third quarter 2010, and fourth quarter 2010, we reclassified approximately $12.1 million, $0.8 million, $1.5 million and $3.3 million, respectively, of deferred losses out of Accumulated Other Comprehensive Income and into interest expense associated with hedges for which the forecasted future transactions are no longer probable of occurring.

On January 31, 2010, we removed the cash flow hedge designation for the $6,500.0 million interest rate cap, freezing the amount of deferred losses recorded in Accumulated Other Comprehensive Loss associated with the interest rate cap. Beginning February 1, 2010, we began amortizing deferred losses frozen in Accumulated Other Comprehensive Loss into income over the original remaining term of the hedge forecasted transactions that are still probable of occurring. For the year ending December 31, 2010, we recorded $19.2 million as an increase to interest expense, and we will record an additional $20.9 million as an increase to interest expense and Accumulated Other Comprehensive Loss over the next twelve months, all related to deferred losses on the interest rate cap.

On January 31, 2010, we re-designated $4,650.2 million of the interest rate cap as a cash flow hedging instrument for accounting purposes. Any future changes in fair value of the portion of the interest rate cap not designated as a hedging instrument will be recognized in interest expense during the period in which the changes in value occur.

On April 5, 2010, as required under the PHW Las Vegas Amended and Restated Loan Agreement, we entered into an interest rate cap agreement to partially hedge the risk of future increases in the variable rate of the PHW Las Vegas senior secured loan. The interest rate cap agreement is for a notional amount of $554.3 million at a LIBOR cap rate of 5.0%, and matures on December 9, 2011. To give proper consideration to the prepayment requirements of the PHW Las Vegas senior secured loan, we have designated $525.0 million of the $554.3 million notional amount of the interest rate cap as a cash flow hedging instrument for accounting purposes.

The following table represents the fair values of derivative instruments in the Consolidated Balance Sheets as of December 31, 2010 and 2009:

	Asset Derivatives				Liability Derivatives
	2010		2009		2010		2009
(In millions)	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value

Derivatives designated as hedging instruments
Interest Rate Swaps		$—		$—	Accrued expenses	$(21.6)		$—
Interest Rate Swaps	Deferred charges and other	11.6		—	Deferred credits and other	(305.5)	Deferred credits and other	(337.6)
Interest Rate Cap	Deferred charges and other	3.7	Deferred charges and other	56.8		—		—

Subtotal		15.3		56.8		(327.1)		(337.6)

Derivatives not designated as hedging instruments
Interest Rate Swaps		—		—	Deferred credits and other	(32.2)	Deferred credits and other	(37.6)
Interest Rate Cap	Deferred charges and other	1.5	Deferred charges and other	—		—		—

Subtotal		1.5		—		(32.2)		(37.6)

Total Derivatives		$16.8		$56.8		$(359.3)		$(375.2)

The following table represents the effect of derivative instruments in the Consolidated Statements of Operations for the years ended December 31, 2010 and 2009 for amounts transferred into or out of Accumulated Other Comprehensive Loss:

(In millions)	Amount of (Gain) or Loss on Derivatives Recognized in OCI (Effective Portion)		Location of (Gain) or Loss Reclassified From Accumulated OCI Into Income (Effective Portion)	Amount of (Gain) or Loss Reclassified from Accumulated OCI into Income (Effective Portion)		Location of (Gain) or Loss Recognized in Income on Derivatives (Ineffective Portion)	Amount of (Gain) or Loss Recognized in Income on Derivatives (Ineffective Portion)
Derivatives designated as hedging instruments
	2010	2009		2010	2009		2010	2009
Interest Rate Contracts	$99.2	$20.9	Interest Expense	$36.3	$15.1	Interest Expense	$(76.6)	$(7.6)

Derivatives not designated as hedging instruments	Location of (Gain) or Loss Recognized in Income on Derivatives	Amount of (Gain) or Loss Recognized in Income on Derivatives
		2010	2009
Interest Rate Contracts	Interest Expense	$1.9	$(7.6)

In addition to the impact on interest expense from amounts reclassified from Accumulated Other Comprehensive Loss, the difference to be paid or received under the terms of the interest rate swap agreements is recognized as interest expense and is paid quarterly. This cash settlement portion of the interest rate swap agreements increased interest expense for the years ended December 31, 2010 and 2009 by approximately $265.8 million and $214.2 million, respectively.

A change in interest rates on variable-rate debt will impact our financial results. For example, assuming a constant outstanding balance for our variable-rate debt, excluding the $5,810.1 million of variable-rate debt for which our interest rate swap agreements are designated as hedging instruments for accounting purposes, for the next twelve months, a hypothetical 1% increase in corresponding interest rates would increase interest expense for the twelve months following December 31, 2010 by approximately $62.4 million. At December 31, 2010, our weighted average USD LIBOR rate for our variable rate debt was 0.268%. A hypothetical reduction of this rate to 0% would decrease interest expense for the next twelve months by approximately $16.7 million. At December 31, 2010, our variable-rate debt, excluding the aforementioned $5,810.1 million of variable-rate debt hedged against interest rate swap agreements, represents approximately 36% of our total debt, while our fixed-rate debt is approximately 64% of our total debt.

Note 9—Preferred and Common Stock

Preferred Stock

As of December 31, 2009, the authorized preferred stock shares were 40,000,000, par value $0.01 per share, stated value $100.00 per share. At December 31, 2010, the Company has authorized 125,000,000 shares of preferred stock, par value $0.01 per share, none of which are outstanding.

On January 28, 2008, our Board of Directors adopted a resolution authorizing the creation and issuance of a series of preferred stock known as the Non-Voting Perpetual Preferred Stock. The number of shares constituting such series was 20,000,000.

On a quarterly basis, each share of Non-Voting Perpetual Preferred Stock accrued dividends at a rate of 15.0% per annum, compounded quarterly. Dividends were to be paid in cash, when, if, and as declared by the Board of Directors, subject to approval by the appropriate regulators and were cumulative. As of December 31, 2009, such dividends were in arrears $652.6 million. Non-Voting Perpetual Preferred Stock could be converted into non-voting common stock on a pro rata basis with the consent of the holders of a majority of the Non-Voting Perpetual Preferred Stock. Neither the Non-Voting Perpetual Preferred Stock nor the non-voting common stock had any voting rights.

Upon written notice from the holders of the majority of the outstanding Non-Voting Perpetual Preferred Stock, the Company was to convert each share of Non-Voting Perpetual Preferred Stock into the number of shares of non-voting common stock equal to the stated value plus accumulated dividends, divided by the fair market value of the non-voting common stock as determined by the Board. At December 31, 2009, the conversion rate was equal to 3.99 non-voting common shares per each share of Non-Voting Perpetual Preferred Stock.

In February 2010, the Board of Directors approved revisions to the Certificate of Designation for the Non-Voting Perpetual Preferred Stock to eliminate dividends (including all existing accrued but unpaid dividends totaling $717.2 million at the revision approval date) and to specify that the conversion right of the Non-Voting Perpetual Preferred Stock be at the original value of the Company’s non-voting common stock. In March 2010, Hamlet Holdings LLC (the then holder of all of the Company’s voting common stock) and holders of a majority of our Non-Voting Perpetual Preferred Stock approved the revisions to the Certificate of Designation. Also in March 2010, the holders of a majority of our Non-Voting Perpetual Preferred Stock voted to convert all of the non-voting preferred stock to non-voting common stock at the revised conversion rate (the “Conversion”).

During 2009, we paid approximately $1.7 million to purchase 18,932 shares of our outstanding preferred stock from former employees. During 2010, prior to the Conversion, we paid approximately $0.1 million to purchase 1,642 shares of our outstanding preferred stock from former employees. In connection with the Conversion, all shares of Non-Voting Perpetual Preferred Stock in the treasury were converted to non-voting common stock and are recorded as treasury shares.

Common Stock

As of December 31, 2009, the authorized common stock of the Company totaled 80,000,020 shares, consisting of 20 shares of voting common stock, par value $0.01 per share and 80,000,000 shares of non-voting common stock, par value $0.01 per share. During 2009, we paid approximately $1.3 million to purchase 38,706 shares of our outstanding common stock from former employees. Such shares were recorded as treasury shares as of December 31, 2009.

As disclosed above, in March 2010, the holders of our voting common stock and a majority of the holders of our Non-Voting Perpetual Preferred Stock voted to convert all of the Non-Voting Perpetual Preferred Stock to non-voting common stock. As a result of the Conversion, the Company issued 19,935,534 additional shares of non-voting common stock.

On November 22, 2010, the Company amended its Certificate of Incorporation to (i) convert each share of the economic non-voting common stock into one share of newly-created economic voting common stock, par value $0.01 per share and (ii) cancel each share of non-economic voting common stock (together, the “Reclassification”). As a result of the amendment, and as of December 31, 2010, the total number of shares of capital stock which the Company shall have authority to issue is 1,375,000,000 shares of capital stock, consisting of 1,250,000,000 shares of voting economic common stock, par value $.01 per share and 125,000,000 shares of preferred stock, par value $.01 per share. The holders of common stock shall be entitled to one vote per share on all matters to be voted on by the stockholders of the Company. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, holders of common stock shall receive a pro-rata distribution of any remaining assets after payment of or provision for liabilities and the liquidation preference on preferred stock, if any.

As previously described in Note 7, “Debt”, on November 23, 2010, affiliates of each of Apollo, TPG and Paulson exchanged certain notes for shares of common stock, whereby they each received 10 shares of common stock per $1,000 principal amount of notes they tendered. Accrued and unpaid interest on the notes held by affiliates of each of Apollo and TPG was also paid in shares of common stock at the same exchange ratio. The above exchange resulted in the issuance of 11,270,331 shares of common stock.

During 2010, we paid approximately $1.5 million to purchase 24,777 shares of our outstanding common stock from former employees. Such shares were recorded as treasury shares as of December 31, 2010.

Note 10—Accumulated Other Comprehensive Loss

Accumulated Other Comprehensive Loss consists of the following:

	As of December 31,
(In millions)	2010	2009
Net unrealized losses on derivative instruments, net of tax	$(139.3)	$(100.8)
Unrealized gains/losses on investments, net of tax	1.6	—
Post retirement medical, net of tax	(1.5)	—
Foreign currency translation, net of tax	(4.0)	(12.2)
Minimum pension liability adjustment, net of tax	(25.6)	(21.0)

	$(168.8)	$(134.0)

Note 11—Write-downs, Reserves and Recoveries

Write-downs, reserves and recoveries include various pre-tax charges to record certain long-lived tangible asset impairments, contingent liability or litigation reserves or settlements, project write-offs, demolition costs, remediation costs, recoveries of previously recorded reserves and other non-routine transactions. The components of write-downs, reserves and recoveries for continuing operations were as follows:

	Successor			Predecessor
(In millions)	2010	2009	Jan. 28, 2008 through Dec. 31, 2008	Jan. 1, 2008 through Jan. 27, 2008
Impairment of long-lived tangible assets	$—	$59.3	$39.6	$—
Write-down of long-term note receivable	52.2	—	—	—
Remediation costs	42.7	39.3	60.5	4.4
Efficiency projects	1.4	34.8	29.4	0.6
Demolition costs	0.9	2.5	9.2	0.2
Loss/(gain) on divested or abandoned assets	29.0	(4.0)	34.3	—
Litigation reserves, awards and settlements	20.9	(23.5)	10.1	—
Termination of contracts	—	—	14.4	—
Insurance proceeds in excess of deferred costs	—	—	(185.4)	—
Other	0.5	(0.5)	4.1	(0.5)

	$147.6	$107.9	$16.2	$4.7

For the year ended December 31, 2010, we recorded a $52.2 million write-down on a long-term note receivable related to land and pre-development costs contributed to a venture for development of a casino project in Philadelphia with which we were involved prior to December 2005. In April 2010, the proposed operator for the project withdrew from the project and the Pennsylvania Gaming Control Board commenced proceedings to revoke the license for the project. As a result, we fully reserved the note during the second quarter of 2010.

For the year ended December 31, 2009, we recorded impairment charges related to long-lived tangible assets of $59.3 million. The majority of the charge was related to the Company’s office building in Memphis, Tennessee due to the relocation to Las Vegas, Nevada of those corporate functions formerly performed at that location. The impairment recorded in 2008 represents declines in the market value of certain assets that were held for sale and reserves for amounts that were not expected to be recovered for other non-operating assets.

Remediation costs relate to remediation projects at certain of our Las Vegas properties.

Efficiency projects expenses in 2010, 2009 and 2008 represent costs incurred to identify and implement efficiency projects aimed at stream-lining corporate and operating functions to achieve cost savings and efficiencies. In 2009, the majority of the costs incurred related to the closing of the office in Memphis, Tennessee, which previously housed certain corporate functions.

Loss/(gain) on divested or abandoned assets represents credits or costs associated with various projects that are determined to no longer be viable. These charges for 2010 primarily relate to write-offs of specific assets associated with certain capital projects in the Las Vegas and Atlantic City regions. During the year ended December 31, 2009, associated with its closure and ultimate liquidation, we wrote off the assets and liabilities on one of our London Club properties. Because the assets and liabilities were in a net liability position, a pre-tax gain of $9.0 million was recognized in the fourth quarter of 2009. The recognized gain was partially offset by charges related to other projects.

Litigation reserves, awards and settlements include costs incurred or reversed as a result of the Company’s involvement in various litigation matters, including contingent losses. During 2010, we recorded a $25.0 million charge related to the Hilton matter, which is more fully discussed in Note 14, “Commitments and Contingent Liabilities.” During 2009, an approximate $30.0 million legal judgment against the Company was vacated by court action. This amount was previously charged to write-downs, reserves and recoveries in 2006 and was reversed accordingly upon the vacated judgment. The reversal was partially offset by expenses incurred during 2009 related to other ongoing litigation matters.

Termination of contracts in 2008 represents amounts recognized in connection with concluding long-term lease arrangements.

In first quarter 2008, we entered into a settlement agreement with our insurance carriers related to the remaining unsettled claims associated with damages incurred in Mississippi from Hurricane Katrina in 2005, and the final payment of $338.1 million was received. Insurance proceeds exceeded the net book value of the impacted assets and costs and expenses that were reimbursable under our business interruption policy, and the excess was recorded as income. The income portion included in write-downs, reserves and recoveries was for those properties that we still owned and operated. Income related to properties that were subsequently sold was included in Discontinued operations in our Consolidated Statements of Operations.

Note 12—Income Taxes

The components of income/(loss) from continuing operations before income taxes and the related provision/(benefit) for U.S. and other income taxes were as follows:

	Successor			Predecessor
(Loss)/Income from Continuing Operations, before Income Taxes (In millions)	2010	2009	Jan. 28, 2008 through Dec. 31, 2008	Jan. 1, 2008 through Jan. 27, 2008
United States	$(1,263.7)	$2,533.0	$(5,254.5)	$(102.1)
Outside of the U.S.	(28.3)	(34.8)	(280.6)	(23.3)

	$(1,292.0)	$2,498.2	$(5,535.1)	$(125.4)

Income Tax (Benefit)/Provision	Successor			Predecessor
(In millions)	2010	2009	Jan. 28, 2008 through Dec. 31, 2008	Jan. 1, 2008 through Jan. 27, 2008
United States
Current
Federal	$(215.1)	$—	$113.3	$(11.1)
State	(7.7)	24.4	9.5	(1.2)
Deferred
Federal	(200.6)	1,461.4	(476.4)	(16.3)
State	(56.5)	147.8	4.7	0.4
Outside of the U.S.
Current	10.4	11.6	10.0	2.2
Deferred	0.8	6.6	(21.5)	—

	$(468.7)	$1,651.8	$(360.4)	$(26.0)

Total income taxes were allocated as follows:

Income Tax (Benefit)/Provision	Successor			Predecessor
(In millions)	2010	2009	Jan. 28, 2008 through Dec. 31, 2008	Jan. 1, 2008 through Jan. 27, 2008
Income/loss from continuing operations	(468.7)	1,651.8	(360.4)	(26.0)
Income from discontinued operations	—	—	51.1	—
Accumulated other comprehensive loss	(10.5)	(3.3)	(74.0)	(3.1)
Additional paid in capital	—	54.7	13.6	(65.8)

	$(479.2)	$1,703.2	$(369.7)	$(94.9)

The differences between the statutory federal income tax rate and the effective tax rate expressed as a percentage of income/(loss) from continuing operations before taxes were as follows:

	Successor			Predecessor
	2010	2009	Jan. 28, 2008 through Dec. 31, 2008	Jan. 1, 2008 through Jan. 27, 2008
Statutory tax rate	(35.0)%	35.0%	(35.0)%	(35.0)%
Increases/(decreases) in tax resulting from:
State taxes, net of federal tax benefit (excludes state taxes recorded in reserves for uncertain tax positions)	(5.8)	7.2	0.4	(0.6)
Valuation Allowance	3.4	(3.9)	(0.4)	—
Foreign income taxes, net of credit	(1.0)	0.9	1.1	1.4
Goodwill	2.3	19.8	27.2	(0.1)
Officers’ life insurance/insurance proceeds	(0.2)	(0.3)	(0.1)	1.7
Acquisition and integration costs	—	2.6	0.1	12.0
Reserves for uncertain tax positions	0.1	4.5	0.3	0.2
Other	(0.1)	0.3	(0.1)	(0.4)

Effective tax rate	(36.3)%	66.1%	(6.5)%	(20.8)%

Our 2010 effective tax rate varied from the U.S. statutory rate of 35.0 percent primarily as a result of non-deductible impairments of goodwill (described in Note 5, “Goodwill and Other Intangible Assets”), state income tax, foreign income tax, and other adjustments.

The major components of the deferred tax assets and liabilities in our Consolidated Balance Sheets as of December 31 were as follows:

(In millions)	2010	2009
Deferred tax assets
State net operating losses	$133.7	$92.5
Foreign net operating losses	29.7	30.0
Federal net operating loss	371.9	169.9
Compensation programs	90.3	91.3
Allowance for doubtful accounts	105.5	82.9
Self-insurance reserves	17.9	25.2
Accrued expenses	60.1	45.0
Project opening costs and prepaid expenses	43.7	5.3
Federal tax credits	16.5	24.1
Federal indirect tax benefits of uncertain state tax positions	65.6	66.7
Other	19.5	25.7

Subtotal	954.4	658.6
Less: valuation allowance	122.2	78.6

Total deferred tax assets	832.2	580.0

Deferred tax liabilities
Depreciation and other property-related items	2,517.2	2,358.7
Deferred cancellation of debt income and other debt-related items	2,107.0	2,200.1
Management and other contracts	14.2	20.7
Intangibles	1,640.1	1,701.6
Investments in non-consolidated affiliates	1.6	7.6

	6,280.1	6,288.7

Net deferred tax liability	$5,447.9	$5,708.7

Deferred tax assets and liabilities are presented in our Consolidated Balance Sheets as follows:

(In millions)	Successor 2010	Successor 2009
Assets:
Deferred income taxes (current)	$175.8	$148.2

Liabilities:
Deferred income taxes (non-current)	$5,623.7	$5,856.9

Net deferred tax liability	$5,447.9	$5,708.7

As of December 31, 2010 and 2009, the Company had federal net operating loss (“NOL”) carryforward of $1,358.0 million and $485.4 million, respectively. This NOL will begin to expire in 2029. The federal NOL carryforward per the income tax returns filed included unrecognized tax benefits taken in prior years. Due to application of ASC Topic 740, they are larger than the NOLs for which a deferred tax asset is recognized for financial statement purposes. In addition, the Company had federal general business tax credits carryforward of $11.3 million which will begin to expire in 2029. As of December 31, 2010, no valuation allowance has been established for the Company’s federal NOL carryforward or general business tax credits carryforward deferred tax assets because the Company has sufficient future tax liabilities arising within the carryforward periods. However, the Company will continue to assess the need for an allowance in future periods.

NOL carryforwards for the Company’s subsidiaries for state income taxes were $5,323.2 million and $2,238.3 million as of December 31, 2010 and 2009, respectively. The state NOL carryforwards per the income tax returns filed included unrecognized tax benefits taken in prior years. Due to application of ASC Topic 740, they are larger than the NOLs for which a deferred tax asset is recognized for financial statement purposes. The amount of state NOLs subject to a valuation allowance was $1,078.4 million and $394.0 million at December 31, 2010 and 2009, respectively. We anticipate that state NOLs in the amount of $18.2 million will expire in 2011. The remainder of the state NOLs will expire between 2012 and 2030.

NOL carryforwards of the Company’s foreign subsidiaries were $108.9 million and $107.1 million for the years ended December 31, 2010 and 2009, respectively. The foreign NOLs have an indefinite carryforward period but are subject to a full valuation allowance as the Company believes these assets do not meet the “more likely than not” criteria for recognition under ASC 740.

As of December 31, 2010 and 2009, the Company had foreign tax credit carryforwards of $5.2 million and $24.1 million, respectively. During 2010, the Company amended its 2005 federal tax return to deduct $22.4 million of the foreign tax credits which were projected to expire in 2015. The remaining foreign tax credit carryforward of $5.2 million is projected to expire unused in 2012 as the Company does not project to have sufficient future foreign source income in order to utilize this carryforward.

Under the American Recovery and Reinvestment Act of 2009, or the ARRA, we will receive temporary federal tax relief under the Delayed Recognition of Cancellation of Debt Income, or CODI, rules. The ARRA contains a provision that allows for a deferral for tax purposes of CODI for debt reacquired in 2009 and 2010, followed by recognition of CODI ratably from 2014 through 2018. In connection with the debt that we reacquired in 2009 and 2010, we have deferred related CODI of $3.6 billion for tax purposes (net of Original Issue Discount (OID) interest expense, some of which must also be deferred to 2014 through 2018 under the ARRA). We are required to include one-fifth of the deferred CODI, net of deferred and regularly scheduled OID, in taxable income each year from 2014 through 2018. For state income tax purposes, certain states have conformed to the Act and others have not.

We do not provide for deferred taxes on the excess of the financial reporting over the tax basis in our investments in foreign subsidiaries that are essentially permanent in duration. That excess totaled $28.2 million at December 31, 2010. The determination of the additional deferred taxes that have not been provided is not practicable.

As discussed in Note 1, “Summary of Significant Accounting Policies,” we adopted the provisions of ASC 740 regarding uncertain income tax positions, on January 1, 2007. A reconciliation of the beginning and ending amounts of unrecognized tax benefits are as follows:

(in millions)
Balance at January 1, 2008	$142.0
Additions based on tax positions related to the current year	2.0
Additions for tax positions of prior years	16.0
Reductions for tax positions for prior years	(12.0)
Settlements	(12.0)
Expiration of statutes	—

Balance at December 31, 2008	$136.0
Additions based on tax positions related to the current year	123.0
Additions for tax positions of prior years	139.0
Reductions for tax positions for prior years	(3.0)
Settlements	(13.0)
Expiration of statutes	(20.0)

Balance at December 31, 2009	$362.0
Additions based on tax positions related to the current year	8.8
Additions for tax positions of prior years	224.2
Reductions for tax positions for prior years	(26.5)
Settlements	—
Expiration of statutes	(1.1)

Balance at December 31, 2010	$567.4

We classify reserves for tax uncertainties within “Accrued expenses” and “Deferred credits and other” in our Consolidated Balance Sheets, separate from any related income tax payable or deferred income taxes. In accordance with ASC 740, reserve amounts relate to any potential income tax liabilities resulting from uncertain tax positions as well as potential interest or penalties associated with those liabilities. The increases in the year ended December 31, 2010 and 2009 related to costs associated with the acquisition, cancellation of indebtedness income, cost recovery related to capital and non capital expenditures and other identified uncertain tax positions.

We recognize interest and penalties accrued related to unrecognized tax benefits in income tax expense. We accrued approximately $10 million, $9 million, and $7 million during 2010, 2009, and 2008, respectively. In total, we have accrued balances of approximately $64 million, $54 million, and $45 million for the payment of interest and penalties at December 31, 2010, 2009, and 2008, respectively. Included in the balance of unrecognized tax benefits at December 31, 2010, 2009, and 2008 are $312 million, $255 million, and $108 million, respectively, of unrecognized tax benefits that, if recognized, would impact the effective tax rate.

We file income tax returns, including returns for our subsidiaries, with federal, state, and foreign jurisdictions. We are under regular and recurring audit by the Internal Revenue Service (“IRS”) on open tax positions, and it is possible that the amount of the liability for unrecognized tax benefits could change during the next twelve months. As a result of the expiration of the statute of limitations and closure of IRS audits, our 2004 and 2005 federal income tax years were closed during the year ended December 31, 2009. As discussed previously, we filed amended 2005 income tax returns in 2010. The IRS could reexamine our 2005 federal income tax year with any resultant adjustments limited to the amounted of our amended claim. The IRS audit of our 2006 federal income tax year also concluded during the year ended December 31, 2009. The IRS audit of our 2007 federal income tax year concluded during the quarter ended March 31, 2010. The IRS audit of our 2008 federal income tax year concluded during the quarter ended June 30, 2010. During the quarter ended June 30, 2010, we submitted a protest to the IRS Appeals office regarding several issues from the 2008 IRS audit. We do not believe that it is reasonably possible that these issues will be settled in the next twelve months. The IRS audit of our 2009 federal income tax year commenced early in 2011.

We are also subject to exam by various state and foreign tax authorities. Tax years prior to 2005 are generally closed for foreign and state income tax purposes as the statutes of limitations have lapsed. However, various subsidiaries could be examined by the New Jersey Division of Taxation for tax years beginning with 1999 due to our execution of New Jersey statute of limitation extensions.

It is reasonably possible that our unrecognized tax benefits will increase or decrease within the next twelve months. These changes may be the result of ongoing audits or settlements. We do not expect the accrual for uncertain tax positions to change significantly over the next twelve months. Audit outcomes and the timing of audit settlements are subject to significant uncertainty. Although the Company believes that adequate provision has been made for such issues, there is the possibility that the ultimate resolution of such issues could have an adverse effect on our earnings. Conversely, if these issues are resolved favorably in the future, the related provision would be reduced, thus having a favorable impact on earnings.
Note 13—Fair Value Measurements

We adopted the required provisions of ASC 820, “Fair Value Measurements and Disclosures,” on January 1, 2008. ASC 820 outlines a valuation framework and creates a fair value hierarchy in order to increase the consistency and comparability of fair value measurements and the related disclosures. ASC 820 clarifies that fair value is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based upon assumptions that market participants would use in pricing an asset or liability. As a basis for considering such assumptions, ASC 820 establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value as follows:

Level 1:	Observable inputs such as quoted prices in active markets for identical assets or liabilities that are accessible at the measurement date;

Level 2:	Inputs, other than quoted prices in active markets, that are observable either directly or indirectly; and

Level 3:	Unobservable inputs in which there is little or no market data, which require the reporting entity to develop its own assumptions.

The FASB deferred the effective date of ASC 820 to fiscal years beginning after November 15, 2008, and interim periods within those fiscal years for non-financial assets and non-financial liabilities, except for items that are recognized or disclosed at estimated fair value in an entity’s financial statements on a recurring basis (at least annually). We adopted the provisions of ASC 820 for non-recurring measurements made for non-financial assets and non-financial liabilities on January 1, 2009. Our assessment of goodwill and other intangible assets for impairment includes an assessment using various Level 2 (EBITDA multiples and discount rate) and Level 3 (forecast cash flows) inputs. See Note 5, “Goodwill and Other Intangible Assets,” for more information on the application of ASC 820 to goodwill and other intangible assets.

Under ASC 825, “Financial Instruments,” entities are permitted to choose to measure many financial instruments and certain other items at fair value. We did not elect the fair value measurement option under ASC 825 for any of our financial assets or financial liabilities.

Items Measured at Fair Value on a Recurring Basis

The following table shows the fair value of our financial assets and financial liabilities:

(In millions)	Balance	Level 1	Level 2	Level 3
December 31, 2010
Assets:
Cash equivalents	$175.7	$175.7	$—	$—
Investments	95.4	92.7	2.7	—
Derivative instruments	16.8	—	16.8	—
Liabilities:
Derivative instruments	(359.3)	—	(359.3)	—

December 31, 2009
Assets:
Cash equivalents	$132.7	$132.7	$—	$—
Investments	88.9	73.4	15.5	—
Derivative instruments	56.8	—	56.8	—
Liabilities:
Derivative instruments	(375.2)	—	(375.2)	—

The following section describes the valuation methodologies used to measure fair value, key inputs, and significant assumptions:

Cash equivalents—Cash equivalents are investments in money market accounts and utilize Level 1 inputs to determine fair value.

Investments—Investments are primarily debt and equity securities, the majority of which are traded in active markets, have readily determined market values and use Level 1 inputs. Those debt and equity securities for which there are not active markets or the market values are not readily determinable are valued using Level 2 inputs. All of these investments are included in Prepayments and other and Deferred charges and other in our Consolidated Balance Sheets.

Derivative instruments—The estimated fair values of our derivative instruments are derived from market prices obtained from dealer quotes for similar, but not identical, assets or liabilities. Such quotes represent the estimated amounts we would receive or pay to terminate the contracts. Derivative instruments are included in Deferred charges and other and Deferred credits and other in our Consolidated Balance Sheets. Our derivatives are recorded at their fair values, adjusted for the credit rating of the counterparty if the derivative is an asset, or adjusted for the credit rating of the Company if the derivative is a liability. See Note 8, “Derivative Instruments,” for more information on our derivative instruments.

Items Disclosed at Fair Value

Long-Term Debt—The fair value of the Company’s debt has been calculated based on the borrowing rates available as of December 31, 2010, for debt with similar terms and maturities and market quotes of our publicly traded debt. As of December 31, 2010, the Company’s outstanding debt had a fair value of $20,000.8 million and a carrying value of $18,841.1 million. The Company’s interest rate swaps used for hedging purposes had fair values equal to their carrying values, in the aggregate a liability of $359.3 million for ten of our interest rate swaps and an asset of $11.6 million for three of our interest rate swaps. Our interest rate cap agreements had a fair value equal to their carrying values as an asset of $5.2 million at December 31, 2010. See additional discussion about derivatives in Note 8, “Derivative Instruments.”

Interest-only Participations—Late in 2009, a subsidiary of CEOC acquired certain interest only participations payable by certain predecessor entities of PHW Las Vegas. When the Company assumed the debt in connection with the acquisition of Planet Hollywood, these interest only participations survived the transaction and remain outstanding as an asset of a subsidiary of CEOC as of December 31, 2010. In connection with both the initial acquisition of the interest only participations and the acquisition of Planet Hollywood, the fair value of these participations was determined based upon valuations as of each date. As the Company owns 100% of the outstanding participations, there is no active market available to determine a trading fair value at any point in time. As a result, the Company does not have the ability to update the fair value of the interest only participations subsequent to their acquisition and valuation, other than by estimating fair value based upon discounted future cash flows. Since discounted cash flows were used as the primary basis for valuation upon their acquisition, and are also being used as the method to determine the amortization of the value of such participations into earnings, the Company believes that the book value of the interest only participations at December 31, 2010 approximates their fair value.

Note 14—Commitments and Contingent Liabilities

Contractual Commitments

We continue to pursue additional casino development opportunities that may require, individually and in the aggregate, significant commitments of capital, up-front payments to third parties and development completion guarantees.

The agreements pursuant to which we manage casinos on Indian lands contain provisions required by law that provide that a minimum monthly payment be made to the tribe. That obligation has priority over scheduled repayments of borrowings for development costs and over the management fee earned and paid to the manager. In the event that insufficient cash flow is generated by the operations to fund this payment, we must pay the shortfall to the tribe. Subject to certain limitations as to time, such advances, if any, would be repaid to us in future periods in which operations generate cash flow in excess of the required minimum payment. These commitments will terminate upon the occurrence of certain defined events, including termination of the management contract. Our aggregate monthly commitment for the minimum guaranteed payments, pursuant to these contracts for the three managed Indian-owned facilities now open, which extend for periods of up to 48 months from December 31, 2010, is $1.2 million. Each of these casinos currently generates sufficient cash flows to cover all of its obligations, including its debt service.

In February 2008, we entered into an agreement with the State of Louisiana whereby we extended our guarantee of a $60.0 million annual payment obligation of Jazz Casino Company, LLC, our wholly-owned subsidiary and owner of Harrah’s New Orleans, to the State of Louisiana. The agreement ends March 31, 2011.

In addition to the guarantees discussed above, we had total aggregate non-cancelable purchase obligations of $902.2 million as of December 31, 2010, including construction-related commitments.

Contingent Liability—Nevada Sales and Use Tax

The Supreme Court of Nevada decided in early 2008 that food purchased for subsequent use in the provision of complimentary and/or employee meals is exempt from use tax. Previously, such purchases were subject to use tax and the Company has claimed, but not recognized into earnings, a use tax refund totaling $32.2 million, plus interest, as a result of the 2008 decision. In early 2009, the Nevada Department of Taxation audited our refund claim, but has taken the position that those same purchases are now subject to sales tax; therefore, they subsequently issued a sales tax assessment totaling $27.4 million plus interest after application of our refund on use tax. While we have established certain reserves against possible loss on this matter, we believe that the Nevada Department of Taxation’s position has no merit and we moved the matter to a procedural, administrative hearing before a Nevada Department of Taxation administrative law judge.

On October 21, 2010, the administrative law judge issued a decision and ruled in our favor on a number of key issues. Both the Company and the Nevada Department of Taxation have filed an appeal of the decision with the Nevada Tax Commission.

Contingent Liability—Employee Benefit Obligations

In December 1998, Hilton Hotels Corporation (Hilton) spun-off its gaming operations as Park Place Entertainment Corporation (Park Place). In connection with the spin-off, Hilton and Park Place entered into various agreements, including an Employee Benefits and Other Employment Allocation Agreement dated December 31, 1998 (the Allocation Agreement) whereby Park Place assumed or retained, as applicable, certain liabilities and excess assets, if any, related to the Hilton Hotels Retirement Plan (the Hilton Plan) based on the accrued benefits of Hilton employees and Park Place employees. Park Place changed its name to Caesars Entertainment, Inc. and the Company acquired Caesars Entertainment, Inc. in June 2005. In 1999 and 2005, the United States District Court for the District of Columbia certified two nationwide classes in the lawsuit against Hilton and others alleging that the Hilton Plan’s benefit formula was backloaded in violation of ERISA, and that Hilton and the other defendants failed to properly calculate Hilton Plan participants’ service for vesting purposes. In May 2009, the Court issued a decision granting summary judgment to the plaintiffs. Thereafter, the Court required the parties to attempt to agree on a remedies determination and further required the parties to submit briefs to the Court in support of their positions. On September 7, 2010, the Court issued an opinion resolving certain of Hilton’s and the plaintiffs’ issues regarding a remedies determination and requiring the parties to confer and take other actions in an effort to resolve the remaining issues. The Court may require the parties to submit additional briefs and schedules to support their positions and intends to hold another hearing before issuing a final judgment. Prior to the Court’s latest opinion, we were advised by counsel for the defendants that the plaintiffs have estimated that the damages are in the range of $180.0 million to $250.0 million. Counsel for the defendants further advised that approximately $50.0 million of the damages relates to questions regarding the proper size of the class and the amount, if any, of damages to any additional class members due to issues with Hilton’s record keeping.

The Company received a letter from Hilton dated October 7, 2009 notifying the Company for the first time of this lawsuit and alleging that the Company has potential liability for the above described claims under the terms of the Allocation Agreement. Based on the terms of the Allocation Agreement, the Company believes its maximum potential exposure is approximately 30% to 33% of the amount ultimately awarded as damages. The Company is not a party to the proceedings between the plaintiffs and the defendants and has not participated in the defense of the litigation or in any discussions between the plaintiffs and the defendants about potential remedies or damages. Further, the Company does not have access to information sufficient to enable the Company to make an independent judgment about the possible range of loss in connection with this matter. Based on conversations between a representative of the Company and a representative of the defendants, the Company believes it is probable that damages will be at least $80.0 million and, accordingly, the Company recorded a charge of $25.0 million in accordance with ASC 450, Contingencies, during the second quarter 2010 in relation to this matter. The Company has not changed its belief regarding the damages which may be awarded in this lawsuit as a result of the aforementioned recent opinion of the Court. The Company also continues to believe that it may have various defenses if a claim under the Allocation Agreement is asserted against the Company, including defenses as to the amount of damages. Because the Company has not had access to sufficient information regarding this matter, we cannot at this time predict the ultimate outcome of this matter or the possible additional loss, if any.

Self-Insurance

We are self-insured for various levels of general liability, workers’ compensation, employee medical coverage and other coverage. Insurance claims and reserves include accruals of estimated settlements for known claims, as well as accruals of actuarial estimates of incurred but not reported claims. At December 31, 2010 and 2009, we had total self-insurance accruals reflected in our Consolidated Balance Sheets of $215.7 million and $209.6 million, respectively.

Note 15—Leases

We lease both real estate and equipment used in our operations and classify those leases as either operating or capital leases following the provisions of ASC 840, “Leases.” At December 31, 2010, the remaining lives of our operating leases ranged from one to 83 years, with various automatic extensions totaling up to 87 years.

Rental expense, net of income from subleases, is associated with operating leases for continuing operations and is charged to expense in the year incurred. Net rental expense is included within each line of the Statements of Operations dependent upon the nature or use of the assets under lease. Total net rental expense is as follows:

	Successor			Predecessor
	Year Ended December 31,		Jan. 28, 2008 through Dec. 31, 2008	Jan. 1, 2008 through Jan. 27, 2008
(In millions)	2010	2009
Noncancelable
Minimum	$90.4	$78.7	$81.8	$7.3
Contingent	3.7	4.1	5.5	0.4
Sublease	(1.6)	(0.9)	(1.0)	—
Other	71.5	55.5	32.9	2.9

	$164.0	$137.4	$119.2	$10.6

Our future minimum rental commitments as of December 31, 2010 were as follows:

(In millions)	Noncancelable Operating Leases
2011	$84.4
2012	76.1
2013	66.5
2014	62.2
2015	61.9
Thereafter	1,859.5

Total minimum rental commitments	$2,210.6

In addition to these minimum rental commitments, certain of our operating leases provide for contingent rentals based on a percentage of revenues in excess of specified amounts.

Note 16—Litigation

The Company is party to ordinary and routine litigation incidental to our business. We do not expect the outcome of any pending litigation to have a material adverse effect on our consolidated financial position or results of operations.

Note 17—Supplemental Cash Flow Information

The increase/(decrease) in Cash and cash equivalents due to the changes in long-term and working capital accounts were as follows:

	Successor			Predecessor
(In millions)	2010	2009	Jan. 28, 2008 through Dec. 31, 2008	Jan. 1, 2008 through Jan. 27, 2008
Long-term accounts
Deferred charges and other	$58.2	$(128.7)	$19.3	$14.0
Deferred credits and other	(70.5)	203.4	(99.4)	54.3

Net change in long-term accounts	$(12.3)	$74.7	$(80.1)	$68.3

Working capital accounts
Receivables	$(59.6)	$52.1	$(55.6)	$33.0
Inventories	3.3	9.7	8.9	(1.4)
Prepayments and other	(21.7)	40.0	48.5	(26.5)
Accounts payable	(17.8)	(47.8)	(95.8)	56.9
Accrued expenses	(54.8)	(171.4)	497.4	(229.6)

Net change in working capital accounts	$(150.6)	$(117.4)	$403.4	$(167.6)

Supplemental Disclosure of Cash Paid for Interest and Taxes

The following table reconciles our Interest expense, net of capitalized interest, per the Consolidated Statements of Operations, to cash paid for interest, net of amount capitalized.

	Successor			Predecessor
(In millions)	2010	2009	Jan. 28, 2008 through Dec. 31, 2008	Jan. 1, 2008 through Jan. 27, 2008
Interest expense, net of capitalized interest	$1,981.6	$1,892.5	$2,074.9	$89.7
Adjustments to reconcile to cash paid for interest:
Net change in accruals	(12.8)	248.4	(196.4)	8.7
Amortization of deferred finance charges	(76.4)	(126.8)	(91.8)	(0.8)
Net amortization of discounts and premiums	(163.7)	(128.2)	(129.2)	2.9
Amortization of other comprehensive income	(36.3)	(18.2)	(0.9)	(0.1)
Rollover of Paid in Kind (“PIK”) interest to principal	(1.0)	(62.8)	—	—
Change in accrual (related to PIK interest)	—	(40.1)	(68.4)	—
Change in fair value of derivative instruments	74.7	7.6	(65.0)	(39.2)

Cash paid for interest, net of amount capitalized	$1,766.1	$1,772.4	$1,523.2	$61.2

Cash payments/(receipts) for income taxes, net(a)	$(190.2)	$31.0	$11.0	$1.0

(a)	The 2010 net receipt includes approximately $220.8 million of federal income tax refund received in the fourth quarter, offset by other federal, state and foreign taxes paid during the year.

Significant non-cash transactions in 2010 included the impairment of goodwill and other non-amortizing intangible assets discussed in Note 5, “Goodwill and Other Intangible Assets,” the first quarter 2010 conversion of preferred shares into common shares and the elimination of cumulative dividends on such preferred shares discussed in Note 9, “Preferred and Common Stock,” the second quarter 2010 write-down of long-term note receivable and contingent liability charge discussed in Note 11, “Write-downs, Reserves and Recoveries,” and the fourth quarter 2010 exchange of debt for equity discussed in Note 7, “Debt.”

Significant non-cash transactions in 2009 and 2008 included the Company’s accrued, but unpaid, dividends on its preferred shares of $354.8 million and $297.8 million for the year ended December 31, 2009 and for the period from January 28, 2008 through December 31, 2008, respectively, the impairment of goodwill and other non-amortizing intangible assets discussed in Note 5, “Goodwill and other Intangible Assets,” the April 2009 debt exchange transaction discussed in Note 7, “Debt,” and the impairment of long-lived tangible assets and the litigation reserve adjustment, both of which are discussed in Note 11, “Write-downs, Reserves and Recoveries.”

Note 18—Employee Benefit Plans

We have established a number of employee benefit programs for purposes of attracting, retaining and motivating our employees. The following is a description of the basic components of these programs as of December 31, 2010.

Equity Incentive Awards

Prior to the completion of the Acquisition, the Company granted stock options, SARs and restricted stock for a fixed number of shares to employees and directors under share-based compensation plans. The exercise prices of the stock options and SARs were equal to the fair market value of the underlying shares at the dates of grant. Compensation expense for restricted stock awards was measured at fair value on the dates of grant based on the number of shares granted and the quoted market price of the Company’s common stock. Such value was recognized as expense over the vesting period of the award adjusted for actual forfeitures.

In connection with the Acquisition, on January 28, 2008, outstanding and unexercised stock options and SARs, whether vested or unvested, were cancelled and converted into the right to receive a cash payment equal to the product of (a) the number of shares of common stock underlying the options and (b) the excess, if any, of the Acquisition consideration over the exercise price per share of common stock previously subject to such options, less any required withholding taxes. In addition, outstanding restricted shares vested and became free of restrictions, and each holder received $90.00 in cash for each outstanding share.

The following is a summary of activity under the equity incentive plans that were in effect through the effective date of the Acquisition, when all of the stock options and SARs were cancelled and restricted shares were vested:

	Predecessor
Plan	Outstanding at Jan. 1, 2008	Cancelled	Outstanding at Jan. 27, 2008
Stock options
2004 Equity Incentive Award Plan	7,303,293	7,303,293	—
2001 Broad-Based Stock Incentive Plan	50,097	50,097	—
2004 Long Term Incentive Plan	537,387	537,387	—
1998 Caesars Plans	102,251	102,251	—

Total options outstanding	7,993,028	7,993,028	—

Weighted average exercise price per option	$57.51	$57.51	—
Weighted average remaining contractual term per option	3.5 years	—	—
Options exercisable at January 27, 2008:
Number of options			—
Weighted average exercise price			—
Weighted average remaining contractual term			—
SARs
2004 Equity Incentive Award Plan	3,229,487	3,229,487	—
2004 Long Term Incentive Plan	27,695	27,695	—

Total SARs outstanding	3,257,182	3,257,182	—

Weighted average exercise price per SAR	$69.26	$69.26	—
Weighted average remaining contractual term per SAR	5.7 years	—	—
SARs exercisable at January 27, 2008:
Number of SARs			—
Weighted average exercise price			—
Weighted average remaining contractual term			—

		Vested
Restricted shares
2004 Equity Incentive Award Plan	687,624	687,624	—
2004 Long Term Incentive Plan	36,691	36,691	—

Total restricted shares outstanding	724,315	724,315	—

Weighted Average Grant date fair value per restricted share	$70.71	$70.71	—

Prior to the Acquisition, certain employees were also granted restricted stock or options to purchase shares of common stock under the Caesars Entertainment, Inc. 2001 Broad-based Stock Incentive Plan (the “2001 Plan”). Two hundred thousand shares were authorized for issuance under the 2001 Plan, which was an equity compensation plan not approved by stockholders.

There were no share-based grants during the period January 1, 2008 through January 27, 2008.

The total intrinsic value of stock options cancelled, SARs cancelled and restricted shares vested at the date of the Acquisition was approximately $456.9 million, $225.3 million and $46.9 million, respectively.

The following is a summary of the activity for nonvested stock option and SAR grants and restricted share awards as of January 27, 2008 and the changes for the period January 1, 2008 to January 27, 2008:

	Predecessor
	Stock Options		SARs		Restricted Shares
	Options	Fair Value (1)	SARs	Fair Value (1)	Shares	Fair Value (1)
Nonvested at January 1, 2008	2,157,766	$19.87	2,492,883	$19.51	724,315	$70.71
Grants	—	—	—	—	—	—
Vested	(1,505,939)	19.82	(16,484)	23.71	(724,315)	70.71
Cancelled	(651,827)	20.00	(2,476,399)	19.48	—	—

Nonvested at January 27, 2008	—	$—	—	$—	—	$—

(1)

Represents the weighted-average grant date fair value per share-based unit, using the Black-Scholes option-pricing model for stock options and SARs and the average high/low market price of the Company’s common stock for restricted shares.

The total fair value of stock options and SARs cancelled and restricted shares vested during the period from January 1, 2008, through January 27, 2008, was approximately $42.9 million, $48.6 million and $51.2 million, respectively. The consummation of the Acquisition accelerated the recognition of compensation cost of $82.8 million, which was included in Acquisition and integration costs in the Consolidated Statements of Operations in the period from January 1, 2008 through January 27, 2008.

Share-based Compensation Plans—Successor Entity

In February 2008, the Board of Directors approved and adopted the Harrah’s Entertainment, Inc. Management Equity Incentive Plan (the “Equity Plan”), including the ability to grant awards covering up to 3,733,835 shares of our non-voting common stock in February 2008. The Equity Plan authorizes awards that may be granted to management and other personnel and key service providers. Option awards may be either time-based options or performance-based options, or a combination thereof. Time-based options generally vest in equal increments of 20% on each of the first five anniversaries of the grant date. The performance-based options vest based on the investment returns of our stockholders. One-half of the performance-based options become eligible to vest upon the stockholders receiving cash proceeds equal to two times their amount vested, and one-half of the performance-based options become eligible to vest upon the stockholders receiving cash proceeds equal to three times their amount vested subject to certain conditions and limitations. In addition, the performance-based options may vest earlier at lower thresholds upon liquidity events prior to December 31, 2011, as well as pro rata, in certain circumstances. The Equity Plan was amended in December 2008 to allow grants at a price above fair market value, as defined in the Equity Plan.

On February 23, 2010, the Human Resources Committee of the Board of Directors of the Company adopted an amendment to the Equity Plan. The amendment provides for an increase in the available number shares of the Company’s non-voting common stock for which awards may be granted to 4,566,919 shares.

The amendment also revised the vesting hurdles for performance-based options under the Plan. The performance options vest if the return on investment in the Company of TPG, Apollo, and their respective affiliates (the “Majority Stockholders”) achieve a specified return. Previously, 50% of the performance-based options vested upon a 2x return and 50% vested upon a 3x return. The triggers have been revised to 1.5x and 2.5x, respectively. In addition, a pro-rata portion of the 2.5x options will vest if the Majority Stockholders achieve a return on their investment that is greater than 2.0x, but less than 2.5x. The pro rata portion will increase on a straight line basis from zero to a participant’s total number of 2.5x options depending upon the level of returns that the Majority Stockholders realize between 2.0x and 2.5x.

The following is a summary of share-based option activity for the period from January 28, 2008 through December 31, 2008 and for the years ended December 31, 2009 and 2010:

	Successor Entity
Options	Shares	Weighted Average Exercise Price	Fair Value(1)	Weighted Average Remaining Contractual Term (years)
Outstanding at January 28, 2008	133,133	$25.00	$20.82
Options granted	3,417,770	99.13	35.81
Exercised	—	—	—
Cancelled	(379,303)	100.00	36.68

Outstanding at December 31, 2008	3,171,600	$95.91	$35.07	8.9

Exercisable at December 31, 2008(2)	133,133	$25.00	$20.82	3.5

Outstanding at December 31, 2008	3,171,600	$95.91	$35.07
Options granted	302,496	51.79	17.89
Exercised	—	—	—
Cancelled	(279,921)	97.99	33.98

Outstanding at December 31, 2009	3,194,175	$91.53	$33.45	8.0

Exercisable at December 31, 2009	482,528	$78.49	$31.70	6.4

Outstanding at December 31, 2009	3,194,175	$91.53	$33.45
Options granted	1,362,095	57.55	26.85
Exercised	(244)	51.79	18.19
Cancelled	(314,024)	88.17	33.17

Outstanding at December 31, 2010	4,242,002	$80.75	$31.46	7.7

Exercisable at December 31, 2010	803,130	$84.41	$33.42	6.1

(1)

Represents the weighted-average grant date fair value per option, using the Monte Carlo simulation option-pricing model for performance-based options, and the Black-Scholes option-pricing model for time-based options.

(2)

On January 27, 2008, an executive and the Company entered into a stock option rollover agreement that provides for the conversion of options to purchase shares of the Company prior to the Acquisition into options to purchase shares of the Company following the Acquisition with such conversion preserving the intrinsic “spread value” of the converted option. The rollover option is immediately exercisable with respect to 133,133 shares of non-voting common stock of the Company at an exercise price of $25.00 per share. The rollover options expire on June 17, 2012.

There are no provisions in the Equity Plan for the issuance of SARs or restricted shares.

The weighted-average grant date fair value of options granted during 2010 was $26.85. There were 244 stock options exercised during the year ended December 31, 2010.

The Company utilized historical optionee behavioral data to estimate the option exercise and termination rates used in the option-pricing models. The expected term of the options represents the period of time the options were expected to be outstanding based on historical trends. Expected volatility was based on the historical volatility of the common stock of Caesars Entertainment and its competitor peer group for a period approximating the expected life. The Company does not expect to pay dividends on common stock. The risk-free interest rate within the expected term was based on the U.S. Treasury yield curve in effect at the time of grant.

As of December 31, 2010, there was approximately $53.4 million of total unrecognized compensation cost related to stock option grants. This cost is expected to be recognized over a remaining weighted-average period of 3.1 years. For the years ended December 31, 2010 and 2009 and for the Successor period from January 28, 2008 through December 31, 2008, the compensation cost that has been charged against income for stock option grants was approximately $18.0 million, $16.4 million and $15.8 million, respectively, of which, for the year ended December 31, 2010, $9.4 million was included in Corporate expenses and $8.6 million was included in Property, general, administrative and other in the Consolidated Statements of Operations. For the year ended December 31, 2009, $7.6 million of compensation cost was included in Corporate expense and $8.8 million was included in Property, general, administrative and other in the Consolidated Statements of Operations.

Presented below is a comparative summary of valuation assumptions for the indicated periods:

	2010	2009	2008 Successor
Expected volatility	71.4%	65.9%	35.4%
Expected dividend yield	—	—	—
Expected term (in years)	6.6	6.8	6.0
Risk-free interest rate	2.4%	2.5%	3.3%
Weighted average fair value per share of options granted	$26.85	$17.89	$35.81

Savings and Retirement Plan

We maintain a defined contribution savings and retirement plan, which, among other things, allows pre-tax and after-tax contributions to be made by employees to the plan. Under the plan, participating employees may elect to contribute up to 50% of their eligible earnings. Prior to February 2009, the Company matched 50% of the first six percent of employees’ contributions. In February 2009, Caesars Entertainment announced the suspension of the employer match for all participating employees, where allowed by law or not in violation of an existing agreement. The Acquisition was a change in control under the savings and retirement plan, and therefore, all unvested Company match as of the Acquisition became vested. Amounts contributed to the plan are invested, at the participant’s direction, in up to 19 separate funds. Participants become vested in the matching contribution over five years of credited service. Our contribution expense for this plan was $0.1 million and $3.2 million, respectively, for the years ended December 31, 2010 and 2009, $28.5 million for the period from January 28, 2008 to December 31, 2008, and $2.4 million for the period from January 1, 2008 to January 27, 2008.

Deferred Compensation Plans

The Company has one currently active deferred compensation plan, the Executive Supplemental Savings Plan II (“ESSP II”), although there are five other plans that contain deferred compensation assets: Harrah’s Executive Deferred Compensation Plan (“EDCP”), the Harrah’s Executive Supplemental Savings Plan (“ESSP”), Harrah’s Deferred Compensation Plan (“CDCP”), the Restated Park Place Entertainment Corporation Executive Deferred Compensation Plan, and the Caesars World, Inc. Executive Security Plan. The deferred compensation plans are collectively referred to as “DCP.”

Amounts deposited into DCP are unsecured liabilities of the Company, the EDCP and CDCP earn interest at rates approved by the Human Resources Committee of the Board of Directors. The other plans, including the ESSP II are variable investment plans, which allow employees to direct their investments by choosing from several investment alternatives. In connection with the 2005 acquisition of Caesars Entertainment, Inc., we assumed the outstanding liability for Caesars Entertainment, Inc.’s deferred compensation plan; however, the balance was frozen and former Caesars employees may no longer contribute to that plan. The total liability included in Deferred credits and other for DCP at December 31, 2010 and 2009 was $95.1 million and $98.6 million, respectively. In connection with the administration of one of these plans, we have purchased company-owned life insurance policies insuring the lives of certain directors, officers and key employees.

Beginning in 2005, we implemented the ESSP II for certain executive officers, directors and other key employees of the Company to replace the ESSP. Eligible employees may elect to defer a percentage of their salary and/or bonus under ESSP II. Prior to February 2009, the Company had the option to make matching contributions with respect to deferrals of salary to those participants who are eligible to receive matching contributions under the Company’s 40l(k) plan. In February 2009, the Company eliminated matching contributions with respect to deferrals of salary. Employees immediately vest in their own deferrals of salary and bonus, and vest in Company funded matching and discretionary contributions over five years.

The Acquisition was a change in control under our deferred compensation plans, and therefore, all unvested Company match as of the Acquisition became vested. The change in control also required that the pre-existing trust and escrow funds related to our deferred compensation plans be fully funded.

Subsequent to the Acquisition, contributions by the Company have been segregated in order to differentiate between the fully-funded trusts and escrows prior to the Acquisition and the post-acquisition contributions. In January 2010, the Company funded $5.6 million into the trust in order to increase the security of the participants’ deferred compensation plan benefits.

Multi-employer Pension Plan

We have approximately 26,000 employees covered under collective bargaining agreements, and the majority of those employees are covered by union sponsored, collectively bargained multi-employer pension plans. We contributed and charged to expense $41.9 million for the year ended December 31, 2010, $35.9 million for the year ended December 31, 2009, $34.7 million for the period from January 28, 2008 to December 31, 2008, and $3.0 million for the period from January 1, 2008 to January 27, 2008, for such plans. The plans’ administrators do not provide sufficient information to enable us to determine our share, if any, of unfunded vested benefits.

Pension Commitments

With the acquisition of London Clubs in December 2006, we assumed a defined benefit plan, which provides benefits based on final pensionable salary. The assets of the plan are held in a separate trustee-administered fund, and death-in-service benefits, professional fees and other expenses are paid by the pension plan. The most recent actuarial valuation of the plan showed a deficit of approximately $33.9 million, which is recognized as a liability in our Consolidated Balance Sheet at December 31, 2010. The London Clubs pension plan is not material to our Company.

As discussed within Note 14, “Commitments and Contingent Liabilities”, with our acquisition of Caesars Entertainment, Inc., we assumed certain obligations related to the Employee Benefits and Other Employment Matters Allocation Agreement by and between Hilton Worldwide, Inc. (formerly Hilton Hotels Corporation) and Caesars Entertainment, Inc. dated December 31, 1998, pursuant to which we shall retain or assume, as applicable, all liabilities and excess assets, if any, related to the Hilton Hotels Retirement Plan based on the ratio of accrued benefits of Hilton employees and the Company’s employees covered under the plan. Based on this ratio, our share of any benefit or obligation would be approximately 30 percent of the total. The Hilton Hotels Retirement Plan is a defined benefit plan that provides benefits based on years of service and compensation, as defined. Since December 31, 1996, employees have not accrued additional benefits under this plan. The plan is administered by Hilton Worldwide, Inc. Hilton Worldwide, Inc. has informed the Company that as of December 31, 2010, the plan benefit obligations exceeded the fair value of the plan assets by $79.3 million, of which $25.2 million is our share. No contributions to the plan were required during 2010. Expected contributions for 2011 are $5.1 million, of which $1.6 million is our share.

Note 19—Discontinued Operations

During 2006, we sold Grand Casino Gulfport, however, pursuant to the sales agreement, we retained all insurance proceeds related to that property. Discontinued operations for the period from January 28, 2008 through December 31, 2008 included insurance proceeds of $87.3 million, after taxes, representing the final funds received that were in excess of the net book value of the impacted assets and costs and expenses reimbursed under our business interruption claims for Grand Casino Gulfport.

Summary operating results for discontinued operations is as follows:

	Successor			Predecessor
(In millions)	2010	2009	Jan. 28, 2008 through Dec. 31, 2008	Jan. 1, 2008 through Jan. 27, 2008
Net revenues	$—	$—	$—	$—

Pre-tax income from discontinued operations	$—	$—	$141.5	$0.1

Discontinued operations, net of tax	$—	$—	$90.4	$0.1

Note 20—Non-consolidated Affiliates

During late 2009, we invested approximately $66.9 million to purchase outstanding debt of the Planet Hollywood Resort and Casino (“Planet Hollywood”), located on the Las Vegas strip. This investment was accounted for as a long-term investment recorded at historical cost as of December 31, 2009. The Company converted this investment into equity ownership interests of Planet Hollywood in February 2010, which subsequent to this date is consolidated with the Company, as more fully discussed in Note 4, “Development and Acquisition Activity.”

As of December 31, 2010, our investments in and advances to non-consolidated affiliates consisted of interests in a company that provides management services to a casino in Windsor, Canada, a horse-racing facility in Florence, Kentucky, a joint venture in a hotel at our combination thoroughbred racetrack and casino in Bossier City, Louisiana, a direct train line from New York City Penn Station to Atlantic City Rail Terminal, a restaurant located inside the Flamingo Hotel and Casino in Las Vegas, Nevada, and our investment in Rock Ohio Caesars, LLC in Ohio.

	As of December 31,
(In millions)	2010	2009
Investments in and advances to non-consolidated affiliates
Accounted for under the equity method	$94.0	$20.8
Accounted for at historical cost	—	73.2

	$94.0	$94.0

Note 21—Related Party Transactions

In connection with the Acquisition, Apollo, TPG and their affiliates entered into a services agreement with Caesars Entertainment relating to the provision of financial and strategic advisory services and consulting services. We paid Apollo and TPG a one-time transaction fee of $200 million for structuring the Acquisition and for assisting with debt financing negotiations. This amount was included in the overall purchase price of the Acquisition. In addition, we pay a monitoring fee for management services and advice. Fees for the years ended December 31, 2010 and 2009 and for the period from January 28, 2008 through December 31, 2008 were $28.5 million, $28.7 million and $27.9 million, respectively. Such fees are included in Corporate expense in our Consolidated Statements of Operations for the applicable Successor periods. We also reimburse Apollo and TPG for expenses that they incur related to their management services.

In connection with our debt exchange in April 2009, certain debt held by Apollo and TPG was exchanged for new debt and the related party gain on that exchange totaling $80.1 million, net of deferred tax of $52.3 million, has been recorded to stockholders’ equity.

During the quarter ended June 30, 2009, Apollo and TPG completed their own tender offer and purchased some of our Second Lien Notes.

On June 3, 2010, Caesars announced an agreement under which affiliates of each of Apollo, TPG and Paulson & Co. Inc. (“Paulson”) were to exchange approximately $1,118.3 million face amount of debt for approximately 15.7% of the common equity of Caesars Entertainment, subject to regulatory approvals and certain other conditions. In connection with the transaction, Apollo, TPG, and Paulson purchased approximately $835.4 million, face amount, of CEOC notes that were held by another subsidiary of Caesars Entertainment for aggregate consideration of approximately $557.0 million, including accrued interest. The notes that were purchased, together with $282.9 million face amount of notes they had previously acquired, were exchanged for equity in the fourth quarter of 2010 and the notes exchanged for equity are held by a subsidiary of Caesars Entertainment and remain outstanding for purposes of CEOC. The exchange was 10 shares of common stock per $1,000 principal amount of notes tendered. Accrued and unpaid interest on the notes held by affiliates of each of Apollo and TPG was also paid in shares of common stock at the same exchange ratio. The above exchange resulted in the issuance of 11,270,331 shares of common stock.

Note 22—Subsequent Events

On February 24, 2011, Caesars announced that it has commenced marketing efforts in the pursuit of securing a $400.0 million Senior Secured Term Loan facility, the proceeds of which will be used to complete two Las Vegas development projects: the completion of the Octavius Tower at Caesars Palace and the construction of a Retail, Dining, and Entertainment district known as “the Linq”, between the Imperial Palace and the Flamingo, that will be anchored by the world’s largest observation wheel. The Octavius Tower project will consist of completing the fit-out and remaining construction on approximately 660 rooms and suites, and will also include the design and construction of an additional 3 high-end villas. The Linq will consist of approximately 200,000 square feet of leasable space and will also include a 550 ft observation wheel. The total cost to complete the projects will be approximately $600.0 million. We plan to initiate these development projects in a phased approach, beginning in 2011.

Note 23—Consolidating Financial Information of Guarantors and Issuers

As of December 31, 2010, CEOC is the issuer of certain debt securities that have been guaranteed by Caesars Entertainment and certain subsidiaries of CEOC. The following consolidating schedules present condensed financial information for Caesars Entertainment, the parent and guarantor; CEOC, the subsidiary issuer; guarantor subsidiaries of CEOC; and non-guarantor subsidiaries of Caesars Entertainment and CEOC, which includes the CMBS properties, as of December 31, 2010 and December 31, 2009, and for the years ended December 31, 2010 and 2009, the Successor period from January 28, 2008 through December 31, 2008, and the Predecessor period from January 1, 2008, through January 27, 2008.

In connection with the CMBS financing for the Acquisition, CEOC spun off to Caesars Entertainment the following casino properties and related operating assets: Harrah’s Las Vegas, Rio, Flamingo Las Vegas, Harrah’s Atlantic City, Showboat Atlantic City, Harrah’s Lake Tahoe, Harvey’s Lake Tahoe and Bill’s Lake Tahoe. Upon receipt of regulatory approvals that were requested prior to the closing of the Acquisition, in May 2008, Paris Las Vegas and Harrah’s Laughlin and their related operating assets were spun out of CEOC to Caesars Entertainment and Harrah’s Lake Tahoe, Harvey’s Lake Tahoe, Bill’s Lake Tahoe and Showboat Atlantic City and their related operating assets were transferred to CEOC from Caesars Entertainment. We refer to the May spin-off and transfer as the “Post-Closing CMBS Transaction.” The financial information included in this section reflects ownership of the CMBS properties pursuant to the spin-off and transfer of the Post-Closing CMBS Transaction.

In lieu of providing separate unaudited financial statements for the guarantor subsidiaries, we have included the accompanying condensed consolidating financial statements based on the Securities and Exchange Commission’s interpretation and application of ASC 470-10-S99, (Rule 3-10 of the Securities and Exchange Commission’s Regulation S-X). Management does not believe that separate financial statements of the guarantor subsidiaries are material to our investors. Therefore, separate financial statements and other disclosures concerning the guarantor subsidiaries are not presented.

CAESARS ENTERTAINMENT CORPORATION

(SUCCESSOR ENTITY)

CONDENSED CONSOLIDATING BALANCE SHEET

DECEMBER 31, 2010

(In millions)

	CEC (Parent)	Subsidiary Issuer	Guarantors	Non- Guarantors	Consolidating/ Eliminating Adjustments	Total
Assets
Current assets
Cash and cash equivalents	$136.0	$61.0	$358.2	$431.8	$—	$987.0
Receivables, net of allowance for doubtful accounts	—	18.0	261.4	113.8	—	393.2
Deferred income taxes	—	66.2	92.6	17.0	—	175.8
Prepayments and other	—	29.0	77.2	77.9	—	184.1
Inventories	—	0.4	32.7	17.3	—	50.4
Intercompany receivables	3.7	313.0	161.9	169.1	(647.7)	—

Total current assets	139.7	487.6	984.0	826.9	(647.7)	1,790.5
Land, buildings, riverboats and equipment, net of accumulated depreciation	—	229.8	10,457.8	7,079.0	—	17,766.6
Assets held for sale	—	—	—	—	—	—
Goodwill	—	—	1,646.1	1,774.8	—	3,420.9
Intangible assets other than goodwill	—	5.6	4,052.1	654.1	—	4,711.8
Investments in and advances to non-consolidated affiliates	1,002.3	13,924.4	7.6	914.0	(15,754.3)	94.0
Deferred charges and other	—	408.2	188.4	207.3	—	803.9
Intercompany receivables	500.0	1,106.7	669.5	184.2	(2,460.4)	—

	$1,642.0	$16,162.3	$18,005.5	$11,640.3	$(18,862.4)	$28,587.7

Liabilities and Stockholders’ Equity/(Deficit)
Current liabilities
Accounts payable	$2.1	$87.6	$91.3	$70.4	$—	$251.4
Interest payable	—	191.2	0.5	9.8	—	201.5
Accrued expenses	7.3	208.2	420.2	438.6	—	1,074.3
Current portion of long-term debt	—	30.0	6.7	18.9	—	55.6
Intercompany payables	—	47.9	318.8	281.0	(647.7)	—

Total current liabilities	9.4	564.9	837.5	818.7	(647.7)	1,582.8
Long-term debt	—	13,690.7	71.8	5,825.0	(802.0)	18,785.5
Deferred credits and other	—	646.4	164.2	112.5	—	923.1
Deferred income taxes	(0.2)	1,131.3	2,536.1	1,956.5	—	5,623.7
Intercompany notes	—	598.1	955.2	907.1	(2,460.4)	—

	9.2	16,631.4	4,564.8	9,619.8	(3,910.1)	26,915.1

Preferred stock	—	—	—	—	—	—

Caesars Entertainment Corporation Stockholders’ equity/(deficit)	1,632.8	(469.1)	13,440.7	1,980.7	(14,952.3)	1,632.8
Non-controlling interests	—	—	—	39.8	—	39.8

Total Stockholders’ equity/(deficit)	1,632.8	(469.1)	13,440.7	2,020.5	(14,952.3)	1,672.6

	$1,642.0	$16,162.3	$18,005.5	$11,640.3	$(18,862.4)	$28,587.7

CAESARS ENTERTAINMENT CORPORATION

(SUCCESSOR ENTITY)

CONDENSED CONSOLIDATING BALANCE SHEET

DECEMBER 31, 2009

(In millions)

	CEC (Parent)	Subsidiary Issuer	Guarantors	Non- Guarantors	Consolidating/ Eliminating Adjustments	Total
Assets
Current assets
Cash and cash equivalents	$122.7	$(15.6)	$445.2	$365.8	$—	$918.1
Receivables, net of allowance for doubtful accounts	—	10.2	237.5	75.8	—	323.5
Deferred income taxes	—	60.0	68.4	19.8	—	148.2
Prepayments and other	—	12.5	79.8	64.1	—	156.4
Inventories	—	0.6	33.5	18.6	—	52.7
Intercompany receivables	0.2	478.4	261.3	232.5	(972.4)	—

Total current assets	122.9	546.1	1,125.7	776.6	(972.4)	1,598.9
Land, buildings, riverboats and equipment, net of accumulated depreciation	—	240.3	10,500.2	7,184.3	—	17,924.8
Assets held for sale	—	—	16.7	—	—	16.7
Goodwill	—	—	1,753.0	1,703.9	—	3,456.9
Intangible assets other than goodwill	—	6.3	4,230.2	714.8	—	4,951.3
Investments in and advances to non-consolidated affiliates	1,846.1	15,056.8	70.2	627.3	(17,506.4)	94.0
Deferred charges and other	—	399.0	246.4	291.2	—	936.6
Intercompany receivables	—	1,348.7	1,687.8	706.9	(3,743.4)	—

	$1,969.0	$17,597.2	$19,630.2	$12,005.0	$(22,222.2)	$28,979.2

Liabilities and Stockholders’ (Deficit)/Equity
Current liabilities
Accounts payable	$—	$97.7	$104.6	$58.5	$—	$260.8
Interest payable	—	184.8	1.9	8.9	—	195.6
Accrued expenses	8.6	205.2	449.7	411.3	—	1,074.8
Current portion of long-term debt	—	30.0	6.3	38.0	—	74.3
Intercompany payables	1.8	34.1	412.0	524.5	(972.4)	—

Total current liabilities	10.4	551.8	974.5	1,041.2	(972.4)	1,605.5
Long-term debt	—	13,601.0	98.1	5,747.8	(578.1)	18,868.8
Deferred credits and other	—	642.9	147.8	81.8	—	872.5
Deferred income taxes	—	1,520.1	2,446.5	1,890.3	—	5,856.9
Intercompany notes	239.0	98.1	1,973.5	1,432.8	(3,743.4)	—

	249.4	16,413.9	5,640.4	10,193.9	(5,293.9)	27,203.7

Preferred stock	2,642.5	—	—	—	—	2,642.5

Total Caesars Entertainment Corporation stockholders’ (deficit)/equity	(922.9)	1,183.3	13,989.8	1,755.2	(16,928.3)	(922.9)
Non-controlling interests	—	—	—	55.9	—	55.9

Total Stockholders’ (deficit)/equity	(922.9)	1,183.3	13,989.8	1,811.1	(16,928.3)	(867.0)

	$1,969.0	$17,597.2	$19,630.2	$12,005.0	$(22,222.2)	$28,979.2

CAESARS ENTERTAINMENT CORPORATION

(SUCCESSOR ENTITY)

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2010

(In millions)

	CEC (Parent)	Subsidiary Issuer	Other Guarantors	Non- Guarantors	Consolidating/ Eliminating Adjustments	Total
Revenues
Casino	$—	$67.9	$4,487.6	$2,362.4	$—	$6,917.9
Food and beverage	—	18.6	852.1	639.9	—	1,510.6
Rooms	—	17.8	591.6	522.9	—	1,132.3
Management fees	—	2.6	61.1	1.5	(26.1)	39.1
Other	—	47.2	359.1	335.9	(165.9)	576.3
Less: casino promotional allowances	—	(23.6)	(839.1)	(494.9)	—	(1,357.6)

Net revenues	—	130.5	5,512.4	3,367.7	(192.0)	8,818.6

Operating expenses
Direct
Casino	—	45.3	2,533.7	1,369.9	—	3,948.9
Food and beverage	—	7.8	324.3	289.2	—	621.3
Rooms	—	2.1	121.6	135.7	—	259.4
Property general, administrative and other	—	52.7	1,290.8	859.0	(140.8)	2,061.7
Depreciation and amortization	—	7.3	472.0	256.2	—	735.5
Project opening costs	—	—	0.2	1.9	—	2.1
Write-downs, reserves and recoveries	—	27.9	90.6	29.1	—	147.6
Impairment of intangible assets	—	—	187.0	6.0	—	193.0
Losses/(income) on interests in non-consolidated affiliates	816.5	(295.8)	(30.9)	(0.6)	(487.7)	1.5
Corporate expense	23.3	85.6	21.6	61.6	(51.2)	140.9
Acquisition and integration costs	0.8	1.9	4.4	6.5	—	13.6
Amortization of intangible assets	—	0.7	97.9	62.2	—	160.8

Total operating expenses	840.6	(64.5)	5,113.2	3,076.7	(679.7)	8,286.3

(Loss)/income from operations	(840.6)	195.0	399.2	291.0	487.7	532.3
Interest expense, net of interest capitalized	(3.1)	(1,712.2)	(96.5)	(392.6)	222.8	(1,981.6)
(Losses)/Gains on early extinguishments of debt	—	(4.7)	—	120.3	—	115.6
Other income, including interest income	4.5	93.3	59.8	106.9	(222.8)	41.7

(Loss)/income before income taxes	(839.2)	(1,428.6)	362.5	125.6	487.7	(1,292.0)
Benefit/(provision) for income taxes	8.1	642.2	(131.5)	(50.1)	—	468.7

Net (loss)/income	(831.1)	(786.4)	231.0	75.5	487.7	(823.3)

Less: net income attributable to non-controlling interests	—	—	—	(7.8)	—	(7.8)

Net (loss)/income attributable to Caesars Entertainment Corporation	$(831.1)	$(786.4)	$231.0	$67.7	$487.7	$(831.1)

CAESARS ENTERTAINMENT CORPORATION

(SUCCESSOR ENTITY)

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2009

(In millions)

	CEC (Parent)	Subsidiary Issuer	Guarantors	Non- Guarantors	Consolidating/ Eliminating Adjustments	Total
Revenues
Casino	$—	$76.1	$4,724.9	$2,323.3	$—	$7,124.3
Food and beverage	—	17.3	842.3	619.7	—	1,479.3
Rooms	—	17.2	601.5	450.2	—	1,068.9
Management fees	—	8.5	60.2	1.2	(13.3)	56.6
Other	—	42.6	373.2	317.8	(141.2)	592.4
Less: casino promotional allowances	—	(22.6)	(891.6)	(499.9)	—	(1,414.1)

Net revenues	—	139.1	5,710.5	3,212.3	(154.5)	8,907.4

Operating expenses
Direct
Casino	—	45.9	2,575.6	1,304.0	—	3,925.5
Food and beverage	—	9.5	314.8	271.7	—	596.0
Rooms	—	1.8	111.6	100.1	—	213.5
Property general, administrative and other	—	40.3	1,326.8	770.0	(118.3)	2,018.8
Depreciation and amortization	—	8.3	449.5	226.1	—	683.9
Project opening costs	—	—	2.4	1.2	—	3.6
Write-downs, reserves and recoveries	—	(18.8)	96.7	30.0	—	107.9
Impairment of intangible assets	—	—	1,147.9	490.1	—	1,638.0
(Income)/losses on interests in non-consolidated affiliates	(854.4)	598.1	(49.0)	3.9	303.6	2.2
Corporate expense	40.1	91.5	19.1	36.2	(36.2)	150.7
Acquisition and integration costs	—	0.3	—	—	—	0.3
Amortization of intangible assets	—	0.7	112.4	61.7	—	174.8

Total operating expenses	(814.3)	777.6	6,107.8	3,295.0	149.1	9,515.2

Income/(loss) from operations	814.3	(638.5)	(397.3)	(82.7)	(303.6)	(607.8)
Interest expense, net of interest capitalized	(1.8)	(1,660.4)	(152.3)	(363.2)	285.2	(1,892.5)
Gains on early extinguishments of debt	—	3,929.6	—	1,035.9	—	4,965.5
Other income, including interest income	0.5	96.5	109.8	111.4	(285.2)	33.0

Income/(loss) before income taxes	813.0	1,727.2	(439.8)	701.4	(303.6)	2,498.2
Benefit/(provision) for income taxes	14.6	(1,052.5)	(203.7)	(410.2)	—	(1,651.8)

Net income/(loss)	827.6	674.7	(643.5)	291.2	(303.6)	846.4
Less: net income attributable to non-controlling interest	—	—	—	(18.8)	—	(18.8)

Net income/(loss) attributable to Caesars Entertainment Corporation	$827.6	$674.7	$(643.5)	$272.4	$(303.6)	$827.6

CAESARS ENTERTAINMENT CORPORATION

(SUCCESSOR ENTITY)

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

FOR THE PERIOD

JANUARY 28, 2008 THROUGH DECEMBER 31, 2008

(In millions)

	CEC (Parent)	Subsidiary Issuer	Guarantors	Non- Guarantors	Consolidating/ Eliminating Adjustments	Total
Revenues
Casino	$—	$87.7	$4,963.3	$2,425.9	$—	$7,476.9
Food and beverage	—	20.2	868.8	641.2	—	1,530.2
Rooms	—	18.4	648.6	507.5	—	1,174.5
Management fees	—	8.0	62.1	(0.1)	(10.9)	59.1
Other	—	41.1	415.7	288.5	(120.5)	624.8
Less: casino promotional allowances	—	(24.9)	(973.6)	(500.1)	—	(1,498.6)

Net revenues	—	150.5	5,984.9	3,362.9	(131.4)	9,366.9

Operating expenses
Direct
Casino	—	54.1	2,696.7	1,352.0	—	4,102.8
Food and beverage	—	10.7	334.4	294.4	—	639.5
Rooms	—	1.9	122.3	112.5	—	236.7
Property general, administrative and other	—	57.0	1,410.3	775.1	(99.4)	2,143.0
Depreciation and amortization	—	7.2	432.4	187.3	—	626.9
Project opening costs	—	—	22.5	6.4	—	28.9
Write-downs, reserves and recoveries	9.0	42.4	3,399.0	2,055.3	0.1	5,505.8
Losses/(income) on interests in non-consolidated affiliates	5,072.1	3,006.3	(107.5)	1.2	(7,970.0)	2.1
Corporate expense	31.0	80.6	23.1	29.2	(32.1)	131.8
Acquisition and integration costs	—	24.0	—	—	—	24.0
Amortization of intangible assets	—	0.6	105.2	57.1	—	162.9

Total operating expenses	5,112.1	3,284.8	8,438.4	4,870.5	(8,101.4)	13,604.4

(Loss)/income from operations	(5,112.1)	(3,134.3)	(2,453.5)	(1,507.6)	7,970.0	(4,237.5)
Interest expense, net of interest capitalized	—	(1,673.7)	(187.5)	(520.7)	307.0	(2,074.9)
Gains on early extinguishments of debt	—	742.1	—	—	—	742.1
Other income, including interest income	4.9	117.5	119.0	100.8	(307.0)	35.2

(Loss)/income from continuing operations before income taxes	(5,107.2)	(3,948.4)	(2,522.0)	(1,927.5)	7,970.0	(5,535.1)
Benefit/(provision) for income taxes	10.9	315.0	40.1	(5.6)	—	360.4

(Loss)/income from continuing operations, net of tax	(5,096.3)	(3,633.4)	(2,481.9)	(1,933.1)	7,970.0	(5,174.7)

Discontinued operations
Income from discontinued operations	—	—	141.5	—	—	141.5
Provision for income taxes	—	—	(51.1)	—	—	(51.1)

Income from discontinued operations, net	—	—	90.4	—	—	90.4

Net (loss)/income	(5,096.3)	(3,633.4)	(2,391.5)	(1,933.1)	7,970.0	(5,084.3)
Less: net income attributable to non-controlling interest	—	—	—	(12.0)	—	(12.0)

Net (loss)/income attributable to Caesars Entertainment Corporation	$(5,096.3)	$(3,633.4)	$(2,391.5)	$(1,945.1)	$7,970.0	$(5,096.3)

CAESARS ENTERTAINMENT CORPORATION

(PREDECESSOR ENTITY)

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

FOR THE PERIOD

JANUARY 1, 2008 THROUGH JANUARY 27, 2008

(In millions)

	CEC (Parent)	Subsidiary Issuer	Guarantors	Non- Guarantors	Consolidating/ Eliminating Adjustments	Total
Revenues
Casino	$—	$5.7	$400.5	$208.4	$—	$614.6
Food and beverage	—	1.5	65.7	51.2	—	118.4
Rooms	—	1.3	52.7	42.4	—	96.4
Management fees	—	0.7	6.0	0.1	(1.8)	5.0
Other	—	0.7	26.3	22.0	(6.3)	42.7
Less: casino promotional allowances	—	(1.5)	(76.9)	(38.6)	—	(117.0)

Net revenues	—	8.4	474.3	285.5	(8.1)	760.1

Operating expenses
Direct
Casino	—	4.1	217.8	118.7	—	340.6
Food and beverage	—	1.0	26.0	23.5	—	50.5
Rooms	—	0.2	10.0	9.4	—	19.6
Property general, administrative and other	—	5.6	112.7	68.0	(8.1)	178.2
Depreciation and amortization	—	1.1	41.9	20.5	—	63.5
Project opening costs	—	—	(0.2)	0.9	—	0.7
Write-downs, reserves and recoveries	—	0.6	(0.4)	4.5	—	4.7
Losses/(income) on interests in non-consolidated affiliates	102.3	(1.3)	1.6	(0.2)	(102.9)	(0.5)
Corporate expense	—	7.9	0.6	—	—	8.5
Acquisition and integration costs	—	125.6	—	—	—	125.6
Amortization of intangible assets	—	—	5.2	0.3	—	5.5

Total operating expenses	102.3	144.8	415.2	245.6	(111.0)	796.9

(Loss)/income from operations	(102.3)	(136.4)	59.1	39.9	102.9	(36.8)
Interest expense, net of interest capitalized	—	(89.3)	(7.1)	(27.3)	34.0	(89.7)
Other income, including interest income	—	12.6	9.8	12.7	(34.0)	1.1

(Loss)/income from continuing operations before income taxes	(102.3)	(213.1)	61.8	25.3	102.9	(125.4)
Benefit/(provision) for income taxes	1.4	56.3	(18.9)	(12.8)	—	26.0

(Loss)/income from continuing operations, net of tax	(100.9)	(156.8)	42.9	12.5	102.9	(99.4)

Discontinued operations
Income from discontinued operations	—	—	0.1	—	—	0.1
Provision for income taxes	—	—	—	—	—	—

Income from discontinued operations, net	—	—	0.1	—	—	0.1

Net (loss)/income	(100.9)	(156.8)	43.0	12.5	102.9	(99.3)
Less: net income attributable to non-controlling interests	—	—	—	(1.6)	—	(1.6)

Net (loss)/income attributable to Caesars Entertainment Corporation	$(100.9)	$(156.8)	$43.0	$10.9	$102.9	$(100.9)

CAESARS ENTERTAINMENT CORPORATION

(SUCCESSOR ENTITY)

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

FOR THE YEAR ENDED DECEMBER 31, 2010

(In millions)

	CEC (Parent)	Subsidiary Issuer	Guarantors	Non- Guarantors	Consolidating/ Eliminating Adjustments	Total
Cash flows provided by/(used in) operating activities	$753.9	$(516.6)	$59.6	$(126.1)	$—	$170.8

Cash flows (used in)/provided by investing activities
Land, buildings, riverboats and equipment additions, net of change in construction payables	—	(5.3)	(93.8)	(61.6)	—	(160.7)
Investments in subsidiaries	—	—	(2.1)	(42.5)	—	(44.6)
Payment made for partnership interest	—	—	—	(19.5)	—	(19.5)
Payment made for Pennsylvania gaming rights	—	—	—	(16.5)	—	(16.5)
Cash acquired in business acquisitions, net of transaction costs	—	(18.8)	—	32.8	—	14.0
Investments in and advances to non-consolidated affiliates	—	—	(64.0)	—	—	(64.0)
Proceeds from other asset sales	—	—	21.8	551.3	(551.3)	21.8
Other	—	—	(13.2)	(5.2)	—	(18.4)

Cash flows (used in)/provided by investing activities	—	(24.1)	(151.3)	438.8	(551.3)	(287.9)

Cash flows provided by/(used in) financing activities
Proceeds from issuance of long-term debt	—	740.8	—	40.1	551.3	1,332.2
Debt issuance costs	—	(17.8)	—	(46.8)	—	(64.6)
Borrowings under lending agreements	—	1,175.0	—	—	—	1,175.0
Repayments under lending agreements	—	(1,602.0)	—	(23.8)	—	(1,625.8)
Cash paid in connection with early extinguishments of debt	—	(219.9)	—	(149.2)	—	(369.1)
Scheduled debt retirement	—	(198.5)	—	(38.5)	—	(237.0)
Non-controlling interests’ distributions, net of contributions	—	—	—	(10.1)	—	(10.1)
Repurchase of treasury shares	(1.6)	—	—	—	—	(1.6)
Other	—	(2.3)	—	(9.3)	—	(11.6)
Transfers (to)/from affiliates	(739.0)	742.0	4.7	(7.7)	—	—

Cash flows (used in)/provided by financing activities	(740.6)	617.3	4.7	(245.3)	551.3	187.4

Effect of deconsolidation of variable interest entities	—	—	—	(1.4)	—	(1.4)
Net increase/(decrease) in cash and cash equivalents	13.3	76.6	(87.0)	66.0	—	68.9
Cash and cash equivalents, beginning of period	122.7	(15.6)	445.2	365.8	—	918.1

Cash and cash equivalents, end of period	$136.0	$61.0	$358.2	$431.8	$—	$987.0

CAESARS ENTERTAINMENT CORPORATION

(SUCCESSOR ENTITY)

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

FOR THE YEAR ENDED DECEMBER 31, 2009

(In millions)

	CEC (Parent)	Subsidiary Issuer	Guarantors	Non- Guarantors	Consolidating/ Eliminating Adjustments	Total
Cash flows (used in)/provided by operating activities	$(36.8)	$(1,015.0)	$303.5	$465.4	$503.1	$220.2

Cash flows provided by/(used in) investing activities
Land, buildings, riverboats and equipment additions, net of change in construction payables	—	8.6	(431.0)	(42.1)	—	(464.5)
Investments in and advances to non-consolidated affiliates	—	(66.9)	—	(213.7)	213.7	(66.9)
Proceeds from other asset sales	—	20.0	—	—	—	20.0
Other	—	—	—	(11.9)	—	(11.9)

Cash flows (used in)/provided by investing activities	—	(38.3)	(431.0)	(267.7)	213.7	(523.3)

Cash flows provided by/(used in) financing activities
Proceeds from issuance of long-term debt	—	2,043.5	—	216.1	—	2,259.6
Debt issuance costs	—	(70.5)	—	(5.9)	—	(76.4)
Borrowings under lending agreements	—	3,076.6	—	—	—	3,076.6
Repayments under lending agreements	—	(3,535.1)	—	—	—	(3,535.1)
Cash paid in connection with early extinguishments of debt	—	(544.9)	—	(244.9)	(213.7)	(1,003.5)
Scheduled debt retirement	—	(39.0)	—	(6.5)	—	(45.5)
Purchase of additional interest in subsidiary	—	—	(83.7)	—	—	(83.7)
Non-controlling interests’ distributions, net of contributions	—	—	—	(17.2)	—	(17.2)
Repurchase of treasury shares	(3.0)	—	—	—	—	(3.0)
Other	—	—	(1.1)	—	—	(1.1)
Transfers from/(to) affiliates	162.4	100.0	339.2	(98.5)	(503.1)	—

Cash flows provided by/(used in) financing activities	159.4	1,030.6	254.4	(156.9)	(716.8)	570.7

Net increase/(decrease) in cash and cash equivalents	122.6	(22.7)	126.9	40.8	—	267.6
Cash and cash equivalents, beginning of period	0.1	7.1	318.3	325.0	—	650.5

Cash and cash equivalents, end of period	$122.7	$(15.6)	$445.2	$365.8	$—	$918.1

CAESARS ENTERTAINMENT CORPORATION

(SUCCESSOR ENTITY)

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

FOR THE PERIOD

JANUARY 28, 2008 THROUGH DECEMBER 31, 2008

(In millions)

	CEC (Parent)	Subsidiary Issuer	Guarantors	Non- Guarantors	Consolidating/ Eliminating Adjustments	Total
Cash flows provided by/(used in) operating activities	$106.6	$(911.5)	$1,757.7	$(430.7)	$—	$522.1

Cash flows (used in)/provided by investing activities
Land, buildings, riverboats and equipment additions, net of change in construction payables	—	(27.8)	(945.5)	(208.1)	—	(1,181.4)
Insurance proceeds for hurricane losses from asset recovery	—	—	181.4	—	—	181.4
Payment for Acquisition	(17,490.2)	—	—	—	—	(17,490.2)
Investments in and advances to non-consolidated affiliates	—	—	—	(5.9)	—	(5.9)
Proceeds from other asset sales	—	0.1	4.7	0.3	—	5.1
Other	—	—	(17.4)	(5.8)	—	(23.2)

Cash flows used in investing activities	(17,490.2)	(27.7)	(776.8)	(219.5)	—	(18,514.2)

Cash flows provided by/(used in) financing activities
Proceeds from issuance of long-term debt	—	15,024.9	—	6,500.0	—	21,524.9
Debt issuance costs	—	(474.4)	—	(170.1)	—	(644.5)
Borrowings under lending agreements	—	433.0	—	—	—	433.0
Repayments under lending agreements	—	(6,750.2)	—	(10.3)	—	(6,760.5)
Cash paid in connection with early extinguishments of debt	—	(2,167.4)	—	—	—	(2,167.4)
Scheduled debt retirement	—	—	—	(6.5)	—	(6.5)
Equity contribution from buyout	6,007.0	—	—	—	—	6,007.0
Payment to bondholders for debt exchange	—	(289.0)	—	—	—	(289.0)
Non-controlling interests’ distributions, net of contributions	—	—	—	(14.6)	—	(14.6)
Excess tax provision from stock equity plans	(50.5)	—	—	—	—	(50.5)
Repurchase of treasury shares	(3.6)	—	—	—	—	(3.6)
Other	3.6	(3.4)	(1.3)	(0.2)	—	(1.3)
Transfers from/(to) affiliates	11,424.9	(4,837.7)	(929.0)	(5,658.2)	—	—

Cash flows provided by/(used in) financing activities	17,381.4	935.8	(930.3)	640.1	—	18,027.0

Cash flows provided by discontinued operations
Cash flows provided by operating activities	—	—	4.7	—	—	4.7

Cash flows provided by discontinued operations	—	—	4.7	—	—	4.7

Net (decrease)/increase in cash and cash equivalents	(2.2)	(3.4)	55.3	(10.1)	—	39.6
Cash and cash equivalents, beginning of period	2.3	10.5	263.0	335.1	—	610.9

Cash and cash equivalents, end of period	$0.1	$7.1	$318.3	$325.0	$—	$650.5

CAESARS ENTERTAINMENT CORPORATION

(PREDECESSOR ENTITY)

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

FOR THE PERIOD

JANUARY 1, 2008 THROUGH JANUARY 27, 2008

(In millions)

	CEC (Parent)	Subsidiary Issuer	Guarantors	Non- Guarantors	Consolidating/ Eliminating Adjustments	Total
Cash flows provided by/(used in) operating activities	$43.9	$(106.4)	$(25.3)	$95.0	$—	$7.2

Cash flows (used in)/provided by investing activities
Land, buildings, riverboats and equipment additions, net of change in construction payables	—	(1.4)	(66.3)	(57.9)	—	(125.6)
Payments for businesses acquired, net of cash acquired	—	—	—	0.1	—	0.1
Proceeds from other asset sales	—	—	0.1	3.0	—	3.1
Other	—	—	(1.2)	(0.5)	—	(1.7)

Cash flows used in investing activities	—	(1.4)	(67.4)	(55.3)	—	(124.1)

Cash flows provided by/(used in) financing activities
Proceeds from issuance of long-term debt	—	—	—	—	—	—
Debt issuance costs	—	—	—	—	—	—
Borrowings under lender agreements	—	11,316.3	—	—	—	11,316.3
Repayments under lending agreements	—	(11,288.6)	—	(0.2)	—	(11,288.8)
Cash paid in connection with early extinguishments of debt	—	—	(87.7)	—	—	(87.7)
Non-controlling interests’ distributions, net of contributions	—	—	—	(1.6)	—	(1.6)
Proceeds from exercises of stock options	2.4	—	—	—	—	2.4
Excess tax benefit from stock equity plans	77.5	—	—	—	—	77.5
Other	—	—	(0.7)	(0.1)	—	(0.8)
Transfers (to)/from affiliates	(121.5)	75.4	90.5	(44.4)	—	—

Cash flows (used in)/provided by financing activities	(41.6)	103.1	2.1	(46.3)	—	17.3

Cash flows provided by discontinued operations
Cash flows provided by operating activities	—	—	0.5	—	—	0.5

Cash flows provided by discontinued operations	—	—	0.5	—	—	0.5

Net increase/(decrease) in cash and cash equivalents	2.3	(4.7)	(90.1)	(6.6)	—	(99.1)
Cash and cash equivalents, beginning of period	—	15.2	353.1	341.7	—	710.0

Cash and cash equivalents, end of period	$2.3	$10.5	$263.0	$335.1	$—	$610.9

Note 24—Quarterly Results of Operations (Unaudited)

(In millions)	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Year
2010
Revenues	$2,188.4	$2,220.7	$2,288.5	$2,121.0	$8,818.6
Income/(loss) from operations(a)	225.8	(0.3)	175.7	131.1	532.3
Net loss	(193.6)	(272.5)	(163.2)	(194.0)	(823.3)
Net loss attributable to Caesars Entertainment Corporation	(195.6)	(274.0)	(164.8)	(196.7)	(831.1)
2009
Revenues	2,254.7	2,271.4	2,282.2	2,099.1	8,907.4
Income/(loss) from operations(a)	285.4	6.3	(1,050.2)	150.7	(607.8)
Net (loss)/income(b)	(127.4)	2,296.8	(1,621.0)	298.3	846.4
Net (loss)/income attributable to Caesars Entertainment Corporation	(132.7)	2,289.0	(1,624.3)	295.6	827.6

(a)	Income/(loss) from operations includes the following items on a pre-tax basis:

(In millions)	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Year
2010
Impairment of intangible assets	$—	$100.0	$44.0	$49.0	$193.0
Write-downs, reserves and recoveries	12.5	95.1	28.7	11.3	147.6
2009
Impairment of intangible assets	—	297.1	1,328.6	12.3	1,638.0
Write-downs, reserves and recoveries	27.4	26.9	24.3	29.3	107.9

(b)	The sum of the quarterly amounts do not necessarily equal the annual amount reported, as quarterly amounts are computed independently for each quarter and for the full year. The difference is rounding.

Note 25—Earnings Per Share

The following table reconciles net (loss)/income attributable to Caesars Entertainment Corporation to (loss)/income available to common stockholders used in our calculation of basic earnings per share and to net (loss)/income available to common stockholders used in our calculation of diluted earnings per share. It also reconciles the weighted-average number of common and common equivalent share used in the calculations of basic and diluted earnings per share.

	Successor			Predecessor
(In millions, except share and per share amounts)	Year ended Dec. 31, 2010	Year ended Dec. 31, 2009	Jan. 28, 2008 through Dec. 31, 2008	Jan. 1, 2008 through Jan. 27, 2008
Net (loss)/income attributable to Caesar’s Entertainment Corporation	$(831.1)	$827.6	$(5,096.3)	$(100.9)
Preferred stock dividends	—	(354.8)	(297.8)	—

Net (loss)/income available to common stockholders used to calculate basic earnings per share	(831.1)	472.8	(5,394.1)	(100.9)
Effect of dilutive securities on (loss)/income available to common stockholders	—	354.8	—	—

Net (loss)/income available to common stockholders used to calculate diluted earnings per share	$(831.1)	$827.6	$(5,394.1)	$(100.9)

Weighted-average common shares outstanding used in the calculation of basic earnings per share	57,016,007	40,684,515	40,749,898	188,122,643
Potential dilution from stock options and warrants	—	33,063	—	—
Potential dilution from convertible preferred shares	—	79,507,717	—	—

Weighted-average common and common equivalent shares used in the calculation of diluted earnings per share	57,016,007	120,225,295	40,749,898	188,122,643

Antidilutive stock options, warrants, restricted stock, SARs, convertible debt and convertible preferred shares excluded from the calculation of diluted earnings per share	18,184,555	3,008,504	33,605,549	4,469,335

Earnings per share on net (loss)/income—basic	$(14.58)	$11.62	$(132.37)	$(0.54)

Earnings per share on net (loss)/income—diluted	$(14.58)	$6.88	$(132.37)	$(0.54)

CAESARS ENTERTAINMENT CORPORATION

CONSOLIDATED CONDENSED BALANCE SHEETS

(UNAUDITED)

(In millions, except par value)	September 30, 2011	December 31, 2010
Assets
Current assets
Cash and cash equivalents	$1,150.7	$987.0
Receivables, less allowance for doubtful accounts of $219.9 and $216.3	414.2	393.2
Deferred income taxes	160.1	175.8
Prepayments and other current assets	251.3	184.1
Inventories	49.0	50.4
Assets held for sale	2.4	—

Total current assets	2,027.7	1,790.5

Land, buildings, riverboats and equipment	19,870.0	19,758.1
Less: accumulated depreciation	(2,507.5)	(1,991.5)

	17,362.5	17,766.6
Goodwill	3,473.0	3,420.9
Intangible assets other than goodwill	4,703.2	4,711.8
Investments in and advances to non-consolidated affiliates	99.9	94.0
Restricted cash	465.3	—
Deferred charges and other	734.5	803.9

	$28,866.1	$28,587.7

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$276.2	$251.4
Interest payable	385.5	201.5
Accrued expenses	1,084.7	1,074.3
Current portion of long-term debt	45.5	55.6

Total current liabilities	1,791.9	1,582.8
Long-term debt	19,575.1	18,785.5
Deferred credits and other	908.2	923.1
Deferred income taxes	5,349.0	5,623.7

	27,624.2	26,915.1

Redeemable non-controlling interests	36.0	—

Stockholders’ equity/(deficit)
Common stock; voting; $0.01 par value; 1,250.0 shares authorized; 71.8 and 71.8 shares issued and outstanding (net of 0.2 and 0.2 shares held in treasury) as of September 30, 2011 and December 31, 2010, respectively	0.7	0.7
Additional paid-in capital	6,922.5	6,906.5
Accumulated deficit	(5,561.9)	(5,105.6)
Accumulated other comprehensive loss	(199.4)	(168.8)

Total Caesars Entertainment Corporation Stockholders’ equity	1,161.9	1,632.8
Non-controlling interests	44.0	39.8

Total Stockholders’ equity	1,205.9	1,672.6

	$28,866.1	$28,587.7

See accompanying Notes to Consolidated Condensed Financial Statements.

CAESARS ENTERTAINMENT CORPORATION

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Quarter Ended September 30,		Nine Months Ended September 30,
(In millions, except per share data)	2011	2010	2011	2010
Revenues
Casino	$1,690.2	$1,784.3	$5,029.5	$5,251.3
Food and beverage	403.8	395.0	1,165.0	1,157.8
Rooms	315.0	296.0	917.2	858.5
Management fees	9.7	9.1	27.7	31.2
Other	164.8	155.5	473.4	439.9
Less: casino promotional allowances	(329.5)	(351.4)	(950.7)	(1,041.1)

Net revenues	2,254.0	2,288.5	6,662.1	6,697.6

Operating expenses
Direct
Casino	955.5	1,010.9	2,827.9	2,982.9
Food and beverage	174.5	164.0	500.3	469.7
Rooms	75.0	67.2	217.1	195.5
Property general, administrative and other	551.8	540.8	1,593.0	1,580.0
Depreciation	181.3	181.4	532.2	548.1
Project opening costs	—	1.7	4.2	4.0
Write-downs, reserves and recoveries	39.6	28.7	82.9	136.3
Impairment of intangible assets	—	44.0	—	144.0
Loss on interests in non-consolidated affiliates	1.1	1.7	4.2	2.1
Corporate expense	36.5	32.4	115.1	103.8
Acquisition and integration costs	1.3	0.7	3.6	8.3
Amortization of intangible assets	39.2	39.3	117.7	121.7

Total operating expenses	2,055.8	2,112.8	5,998.2	6,296.4

Income from operations	198.2	175.7	663.9	401.2
Interest expense, net of interest capitalized	(450.3)	(523.6)	(1,448.3)	(1,471.9)
Gains on early extinguishments of debt	—	77.4	47.9	48.7
Other income, including interest income	8.2	9.8	16.7	28.2

Loss before income taxes	(243.9)	(260.7)	(719.8)	(993.8)
Benefit for income tax	70.5	97.5	248.5	364.5

Net loss	(173.4)	(163.2)	(471.3)	(629.3)
Less: net loss/(income) attributable to non-controlling interests	9.4	(1.6)	4.3	(5.1)

Net loss attributable to Caesars Entertainment Corporation	$(164.0)	$(164.8)	$(467.0)	$(634.4)

Loss per share—basic and diluted	$(2.28)	$(2.72)	$(6.50)	$(11.70)

Basic and diluted weighted-average common shares outstanding	71.8	60.6	71.8	54.2

See accompanying Notes to Consolidated Condensed Financial Statements.

CAESARS ENTERTAINMENT CORPORATION

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Nine Months Ended September 30,
(In millions)	2011	2010
Cash flows (used in)/provided by operating activities
Net loss	$(471.3)	$(629.3)
Adjustments to reconcile net loss to cash flows provided by operating activities:
Gains on early extinguishments of debt	(47.9)	(48.7)
Depreciation and amortization	895.9	889.9
Non-cash write-downs, reserves and recoveries	31.6	102.0
Impairment of intangible assets	—	144.0
Share-based compensation expense	17.6	16.5
Deferred income taxes	(263.0)	(176.7)
Gain on investment	—	(7.1)
Change in federal income tax receivable	—	(233.3)
Net change in long-term accounts	(49.1)	(38.1)
Net change in working capital accounts	169.9	263.9
Other	31.2	25.3

Cash flows provided by operating activities	314.9	308.4

Cash flows (used in)/provided by investing activities
Land, buildings, riverboats and equipment additions, net of change in construction payables	(164.9)	(124.6)
Change in restricted cash	(544.0)	—
Payments to acquire a business, net of transaction costs	(19.0)	(44.6)
Payment made for partnership interest	—	(19.5)
Payments to acquire certain gaming rights	(22.7)	(16.5)
Cash acquired in business acquisition, net	—	14.4
Investments in/advances to non-consolidated affiliates and other	(76.0)	(5.0)
Proceeds from other asset sales	1.4	14.3
Other	(10.2)	(14.4)

Cash flows used in investing activities	(835.4)	(195.9)

Cash flows provided by/(used in) financing activities
Proceeds from the issuance of long-term debt	863.8	1,292.2
Debt issuance costs and fees	(17.5)	(58.9)
Borrowings under lending agreements	135.0	1,175.0
Repayments under lending agreements	(135.0)	(1,605.0)
Cash paid in connection with early extinguishments of debt	(125.9)	(273.5)
Scheduled debt retirements	(34.4)	(214.7)
Non-controlling interests’ contributions, net of distributions	4.8	(5.8)
Other	(6.6)	(8.3)

Cash flows provided by financing activities	684.2	301.0

Effect of deconsolidation of variable interest entities	—	(7.9)

Net increase in cash and cash equivalents	163.7	405.6
Cash and cash equivalents, beginning of period	987.0	918.1

Cash and cash equivalents, end of period	$1,150.7	$1,323.7

See accompanying Notes to Consolidated Condensed Financial Statements.

CAESARS ENTERTAINMENT CORPORATION

CONSOLIDATED CONDENSED STATEMENT OF STOCKHOLDERS’ EQUITY AND COMPREHENSIVE LOSS

(UNAUDITED)

	Common Stock		Additional Paid-in- Capital	Accumulated Deficit	Accumulated Other Comprehensive Loss	Non-controlling Interests	Total	Comprehensive Loss
(In millions)	Shares Outstanding	Amount
Balance at December 31, 2010	71.8	$0.7	$6,906.5	$(5,105.6)	$(168.8)	$39.8	$1,672.6
Effect of change in accounting for accruals for casino jackpot liabilities, net of tax				10.7			10.7
Net loss				(467.0)		(4.3)	(471.3)	(471.3)
Share-based compensation			17.5			0.1	17.6
Repurchase of treasury shares	*	*	(1.5)				(1.5)
Defined benefit plan adjustments, net of tax					0.3		0.3	0.3
Foreign currency translation adjustments, net of tax					(26.7)	3.6	(23.1)	(23.1)
Fair market value of derivatives, net of tax					(65.6)		(65.6)	(65.6)
Reclassification of loss on derivative instruments from other comprehensive loss to interest expense, net of tax					59.5		59.5	59.5
Unrealized gains on investments, net of tax					1.9		1.9	1.9
Distributions to non-controlling interests, net of contributions						4.8	4.8

Comprehensive Loss, nine months ended September 30, 2011								$(498.3)

Balance at September 30, 2011	71.8	$0.7	$6,922.5	$(5,561.9)	$(199.4)	$44.0	$1,205.9

*	Amount rounds to zero and does not change rounded total.

See accompanying Notes to Consolidated Condensed Financial Statements.

CAESARS ENTERTAINMENT CORPORATION

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

SEPTEMBER 30, 2011

(UNAUDITED)

Note 1—Organization, Basis of Presentation and Accounting Policy

Organization

Caesars Entertainment Corporation, a Delaware corporation, is the world’s most diversified casino-entertainment company. In this Quarterly Report on Form 10-Q (the “10-Q”) Caesars Entertainment Corporation, together with its consolidated subsidiaries where appropriate, is referred to as “Caesars Entertainment,” the “Company,” “we,” “our” and “us”.

As of September 30, 2011, we owned, operated or managed 52 casinos in 12 U.S. states and seven countries. The vast majority of these casinos operate in the United States and England, primarily under the Caesars, Harrah’s and Horseshoe brand names in the United States. Our casino entertainment facilities include 33 land-based casinos, 12 riverboat or dockside casinos, three managed casinos on Indian lands in the United States, one operated casino in Canada, one combination greyhound racetrack and casino, one combination thoroughbred racetrack and casino, and one combination harness racetrack and casino. Our 33 land-based casinos include one in Uruguay, nine in England, one in Scotland, two in Egypt and one in South Africa. We view each property as an operating segment and aggregate all operating segments into one reporting segment.

In January, 2008, Caesars Entertainment was acquired by affiliates of Apollo Global Management, LLC (“Apollo”) and TPG Capital, LP (“TPG” and, together with Apollo, the “Sponsors”) in an all-cash transaction, hereinafter referred to as the “Acquisition.” As a result of the Acquisition, our stock is no longer publicly traded. Currently, the issued and outstanding shares of common stock of Caesars Entertainment are owned by entities affiliated with the Sponsors, Paulson & Co. Inc. (“Paulson”), certain co-investors and members of management.

Basis of Presentation

The accompanying Unaudited Consolidated Condensed Financial Statements of the Company have been prepared under the rules and regulations of the Securities and Exchange Commission (“SEC”) applicable for interim periods and, therefore, do not include all information and notes necessary for complete financial statements in conformity with generally accepted accounting principles in the United States. The results for the interim periods reflect all adjustments (consisting only of normal recurring adjustments) that management considers necessary for a fair presentation of financial position, operating results and cash flows.

The results of operations for our interim periods are not necessarily indicative of the results of operations that may be achieved for the entire 2011 fiscal year. The financial information as of December 31, 2010 is derived from our audited consolidated financial statements and notes for the year ended December 31, 2010 included in our 2010 Annual Report on Form 10-K (the “2010 10-K”). The information included in this 10-Q should be read in conjunction with the footnotes and management’s discussion and analysis of the Consolidated Financial Statements in the 2010 10-K. We have recast certain amounts for prior periods to conform to our 2011 presentation.

Accounting Policy

RESTRICTED CASH. At September 30, 2011 the Company has $544.0 million of current and non-current restricted cash, which is included in our Consolidated Condensed Balance Sheet as $78.7 million of Prepayments and other current assets and $465.3 million of Restricted cash, respectively.

As more fully described in Note 5, “Debt”, the Company borrowed $450.0 million in a senior secured term facility under an unrestricted subsidiary of Caesars Entertainment Operating Company, Inc (“CEOC”), which is the financing incurred to complete the Octavius Tower at Caesars Palace Las Vegas (“Project Octavius”) and to develop a retail, dining and entertainment corridor located between the Imperial Palace Hotel and Casino and the Flamingo Las Vegas on the Las Vegas strip (“Project Linq” and, together with Project Octavius, the “Development”). The borrowing is secured by the Development assets and funds raised that have not been spent on the Development are deemed restricted and are included in restricted cash. Restricted cash also includes cash reserved under loan agreements for development projects and certain expenditures incurred in the normal course of business, such as interest service, real estate taxes, property insurance, and capital improvements. Specifically, the PHW Las Vegas senior secured loan requires that the Company maintain certain reserve funds in respect of furniture, fixtures, and equipment, capital improvements, interest service, taxes and insurance; and the commercial mortgage-backed securities (“CMBS”) financing includes affirmative covenants that require the properties securing the CMBS financing to maintain certain reserve funds in respect of furniture, fixtures, and equipment, taxes, and insurance, and comply with other customary obligations for CMBS real estate financings.

Subsequent to the filing of our 2010 10-K, in the first quarter of 2011, the Company determined that $64.9 million reported as cash and cash equivalents as of December 31, 2010 should have been reported as either current or non-current restricted cash at that date. The Consolidated Condensed Statement of Cash Flows for the nine months ended September 30, 2011 includes $544.0 million of investing cash outflows for the funding of restricted cash balances. Included in the $544.0 million of investing cash outflows is the $64.9 million of restricted cash funded prior to 2011. Management determined in the first quarter of 2011 that reclassifying the cash balances on the balance sheet and reporting the aggregate investing cash outflows was not a material correction of our 2010 financial statements, and does not materially misstate our 2011 financial statements.

Note 2—Recent Accounting Pronouncements

Effective January 1, 2011, we adopted revised guidance regarding goodwill impairment testing for reporting units with zero or negative carrying amounts. The new guidance modifies Step 1 of the goodwill impairment test for reporting units with zero or negative carrying amounts. For those reporting units, an entity is required to perform Step 2 of the goodwill impairment test if it is more likely than not that a goodwill impairment exists. In determining whether it is more likely than not that a goodwill impairment exists, an entity should consider whether there are any adverse qualitative factors indicating that an impairment may exist. As of our 2011 preliminary annual assessment of goodwill and other non-amortizing intangible assets for impairment, we did not have any reporting units with zero or negative carrying amounts.

Effective January 1, 2011, we adopted new guidance for accounting for accruals for casino jackpot liabilities. The new guidance clarifies that an entity should not accrue jackpot liabilities (or portions thereof) before a jackpot is won if the entity can avoid paying that jackpot. Instead, jackpots should be accrued and charged to revenue when an entity has the obligation to pay the jackpot. This guidance applies to both base and progressive jackpots. Upon adoption, we recorded a decrease to our accrual in the amount of $16.7 million ($10.7 million net of tax) with a corresponding cumulative effect adjustment to Accumulated Deficit.

In April 2011, the Financial Accounting Standards Board (“FASB”) issued guidance related to a creditor’s determination of whether a restructuring is a troubled debt restructuring. The guidance clarifies how to identify restructurings of receivables that constitute troubled debt restructurings for a creditor. This new guidance became effective for us July 1, 2011. This new guidance did not have a material effect on our consolidated financial position, results of operations or cash flows.

In May 2011, the FASB issued updated guidance related to fair value measurement and disclosure requirements. The changes result in common fair value measurement and disclosure requirements between U.S. generally accepted accounting principles (“GAAP”) and International Financial Reporting Standards and change the wording used to describe many of the requirements in GAAP for measuring fair value and for disclosing information about fair value measurements. The changes will be effective for us January 1, 2012. We are currently assessing what impact, if any, this new guidance will have on our consolidated financial position, results of operations and cash flows.

In June 2011, the FASB issued new guidance for the presentation of comprehensive income. The new guidance requires that all nonowner changes in stockholders’ equity be presented either in a single continuous statement of comprehensive income or in two separate but consecutive statements. The new requirements will be effective for us January 1, 2012. As this is a presentation and disclosure requirement, there will be no impact on our consolidated financial position, results of operations or cash flows upon adoption.

In September 2011, the FASB issued updated guidance related to disclosures around employer’s participation in multi-employer benefit plans. The updated guidance increases the quantitative and qualitative disclosures an employer will be required to provide about its participation in significant multi-employer plans that offer pension or other postretirement benefits. The new guidance will be effective for our 2011 Annual Report on Form 10-K. As this relates only to disclosure requirements, there will be no impact on our consolidated financial position, results of operations or cash flows upon adoption.

In September 2011, the FASB issued updated guidance related to goodwill impairment testing. The updated guidance allows an entity to perform a qualitative assessment on goodwill to determine whether it is more likely than not (defined as having a likelihood of more than 50 percent) that the fair value of a reporting unit is less than its carrying amount as a basis for determining whether it is necessary to perform the two-step goodwill impairment test. The new guidance will be effective for us January 1, 2012.

Note 3—Development and Acquisition Activity

Acquisition of Planet Hollywood

In February 2010, CEOC, a wholly-owned subsidiary of Caesars Entertainment, acquired 100 percent of the equity interests of PHW Las Vegas, LLC (“PHW Las Vegas”), which owns the Planet Hollywood Resort and Casino (“Planet Hollywood”) located in Las Vegas, Nevada. PHW Las Vegas is an unrestricted subsidiary of CEOC and therefore not a borrower under CEOC’s credit facilities.

The Company paid approximately $67.2 million, substantially during the second half of 2009, for the combination of i) the Company’s initial debt investment in certain predecessor entities of PHW Las Vegas; and ii) certain interest-only participations associated with the debt of certain predecessor entities of PHW Las Vegas. In connection with the February 2010 cancellation of our debt investment in such predecessor entities of PHW Las Vegas in exchange for the equity of PHW Las Vegas, the Company recognized a gain of $7.1 million to adjust our investments to reflect the estimated fair value of consideration paid for the acquisition. This gain is reflected in Other income, including interest income, in our Consolidated Condensed Statement of Operations for the nine months ended September 30, 2010. Also, as a result of the acquisition, the Company acquired the net cash balance of PHW Las Vegas during the quarter ended March 31, 2010, net of closing costs.

In connection with this transaction, PHW Las Vegas assumed a $554.3 million face value senior secured loan, and a subsidiary of CEOC canceled certain debt issued by PHW Las Vegas’ predecessor entities. In connection with the transaction and the assumption of debt, PHW Las Vegas entered into an amended and restated loan agreement (the “Amended and Restated Loan Agreement”) as discussed in Note 5, “Debt.”

Purchase Accounting

The purchase price of PHW Las Vegas was allocated based upon estimated fair values of the assets acquired and liabilities assumed, with the excess of estimated fair value over net tangible and intangible assets acquired recorded as goodwill. During the first quarter 2011, the Company finalized its purchase price allocation and the supporting valuations and related assumptions. Based upon this finalization, the Company made adjustments to its final purchase price allocation resulting in an increase to the recorded goodwill of $2.4 million and concluding on final assets and liabilities of PHW Las Vegas as follows:

(In millions)	February 19, 2010
Assets
Current assets
Cash and cash equivalents	$31.3
Accounts receivable	13.6
Prepayments and other current assets	5.5
Inventories	1.9

Total current assets	52.3
Land, buildings and equipment	461.0
Goodwill	18.7
Intangible assets other than goodwill	5.4
Deferred charges and other	4.6

542.0

Liabilities
Current liabilities
Accounts payable	(1.9)
Interest payable	(1.1)
Accrued expenses	(27.7)
Current portion of long-term debt	(4.3)

Total current liabilities	(35.0)
Long-term debt, net of discount	(433.3)
Deferred credits and other	(12.6)

Total liabilities	(480.9)

Net assets acquired	$61.1

Acquisition of Thistledown Racetrack

In May, 2010, CEOC entered into an agreement to purchase the assets of Thistledown Racetrack. The acquisition was completed in July, 2010 at a cost of approximately $42.5 million. The results of Thistledown Racetrack for periods subsequent to July, 2010 are consolidated with our results.

The purchase price of Thistledown Racetrack was allocated based upon estimated fair values of the assets acquired and liabilities assumed, with the excess of estimated fair value over net tangible and intangible assets acquired recorded as goodwill. During the third quarter 2011, the Company finalized its purchase price allocation and the supporting valuations and related assumptions. The final purchase price allocation includes assets, liabilities and net assets acquired of Thistledown Racetrack of $46.8 million, $4.3 million and $42.5 million, respectively.

Venture with Rock Gaming, LLC

In December 2010, we formed a venture, Rock Ohio Caesars LLC, with Rock Gaming, LLC (“Rock Gaming”), to pursue casino developments in Cincinnati and Cleveland. Pursuant to the agreements forming the venture, we have committed to invest up to $200.0 million for up to an approximate 30 percent interest in the venture. As part of our investment, we plan to contribute Thistledown Racetrack to the venture. The casino developments will be managed by subsidiaries of CEOC.

On August 17, 2011, Rock Gaming exercised a contractual right to buy down a portion of our interest in the venture. Pursuant to this right, Rock Gaming contributed capital to the venture disproportionately with its existing ownership interest lowering our ownership interest in the venture to 20 percent.

Completion of the casino developments is subject to a number of conditions, including, without limitation, the adoption of final rules and regulations by the Ohio Casino Control Commission and receipt of necessary licensing to operate casinos in the State of Ohio.

During the nine months ended September 30, 2011, the Company contributed an additional $16.0 million into its venture with Rock Gaming, bringing its total cash contribution to the venture to $80.0 million. This contribution is included in Investments in and advances to non-consolidated affiliates in our Consolidated Condensed Balance Sheet at September 30, 2011.

Suffolk Downs

On March 29, 2011, we acquired an interest in Sterling Suffolk Racecourse, LLC, which owns a horse-racing track in Massachusetts, along with options to purchase additional interests and the right to manage a potential future gaming facility. The consideration paid for this investment has been recorded as an amortizing intangible asset, representing the right to manage a potential future gaming facility, with amortization commencing upon the future opening date of such facility. Our interest will be accounted for using the cost method of accounting.

Baltimore, Maryland

In September 2011 we filed an application with the State of Maryland for the license to operate a video lottery terminal (“VLT”) facility in the City of Baltimore. The application was filed on behalf of a venture that includes Caesars Entertainment as the lead investor and facility manager, Rock Gaming, LLC, CVPR Gaming Holdings, LLC and The Stronach Group.

The consideration paid to the State of Maryland along with the bid for the license has been recorded as a non-amortizing intangible asset.

Acquisition of Playtika Ltd

On May 16, 2011, Caesars Interactive Entertainment Israel, Ltd. (“CIEI”), a majority-owned subsidiary of Caesars Entertainment, entered into an agreement to acquire 51 percent of the voting equity interests of Playtika Ltd. (“Playtika”), a social games developer based in Israel. The results of Playtika for periods subsequent to the acquisition are consolidated with our results.

Purchase Accounting

The purchase price of Playtika was allocated based upon preliminary estimated fair values of the assets acquired and liabilities assumed, with the excess of estimated fair value over net tangible and intangible assets acquired recorded as goodwill. The preliminary purchase price allocation includes assets and liabilities of Playtika as follows:

(In millions)	May 16, 2011
Assets
Total current assets	$0.5
Land, buildings and equipment	—
Goodwill	50.7
Intangible assets other than goodwill	25.0

76.2

Liabilities
Total current liabilities	(5.9)
Total long term liabilities	(5.3)
Redeemable non-controlling interests	(36.0)

Net assets acquired	$29.0

During the quarter ended September 30, 2011, the Company continued to review its preliminary purchase price allocation and the supporting valuations and related assumptions. Based upon these reviews, the Company made adjustments to its preliminary purchase price allocation (included in the table above) which resulted in an increase to the recorded goodwill of $4.7 million. The Company has not finalized its review of the purchase price allocation.

Note 4—Goodwill and Other Intangible Assets

The following table sets forth changes in our goodwill and other intangible assets for the nine months ended September 30, 2011.

	Amortizing Intangible Assets	Non-Amortizing Intangible Assets
(In millions)		Goodwill	Other
Balance at December 31, 2010	$1,235.1	$3,420.9	$3,476.7
Acquisitions	85.4	53.1	22.7
Amortization Expense	(117.7)	—	—
Other, including foreign currency translation	0.1	(1.0)	0.9

Balance at September 30, 2011	$1,202.9	$3,473.0	$3,500.3

The following table provides the gross carrying value and accumulated amortization for each major class of intangible assets other than goodwill:

	September 30, 2011				December 31, 2010
(In millions)	Weighted Average Remaining Useful Life (in years)	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Amortizing intangible assets
Customer relationships	8.4	$1,456.9	$(461.0)	$995.9	$1,456.9	$(366.5)	$1,090.4
Contract rights	3.1	192.6	(96.8)	95.8	132.5	(85.6)	46.9
Patented technology	4.5	118.9	(43.0)	75.9	93.5	(34.1)	59.4
Gaming rights	13.0	42.8	(9.6)	33.2	42.8	(7.6)	35.2
Trademarks	1.3	7.8	(5.7)	2.1	7.8	(4.6)	3.2

		$1,819.0	$(616.1)	1,202.9	$1,733.5	$(498.4)	1,235.1

Non-amortizing intangible assets
Trademarks				1,916.7			1,916.7
Gaming rights				1,583.6			1,560.0

				3,500.3			3,476.7

Total intangible assets other than goodwill				$4,703.2			$4,711.8

The aggregate amortization of intangible assets for the nine months ended September 30, 2011 was $117.7 million. Estimated annual amortization expense for the years ending December 31, 2011, 2012, 2013, 2014, 2015 and thereafter is $161.5 million, $163.2 million, $160.9 million, $145.5 million, $142.3 million and $547.2 million, respectively.

We have completed a preliminary annual impairment assessment of goodwill and other non-amortizing intangible assets as of September 30, 2011, and did not record any impairment charges as a result of this assessment. We are not able to finalize our assessment until such time as we finalize the Company’s 2012 operating plan and certain other assumptions, which we expect to complete during fourth quarter 2011. Changes to the preliminary 2012 operating plan or other assumptions could require us to update our assessment, which could result in an impairment charge.

For our preliminary assessment, we determined the estimated fair value of each reporting unit as a function, or multiple, of earnings before interest, taxes, depreciation and amortization (“EBITDA”), combined with estimated future cash flows discounted at rates commensurate with the Company’s capital structure and the prevailing borrowing rates within the casino industry in general. Both EBITDA multiples and discounted cash flows are common measures used to value and buy or sell cash-intensive businesses such as casinos. We determine the estimated fair values of our non-amortizing intangible assets by primarily using the Relief From Royalty Method and Excess Earnings Method under the income approach.

Note 5—Debt

The following table presents our outstanding debt as of September 30, 2011 and December 31, 2010:

Detail of Debt (dollars in millions)	Final Maturity		Rate(s) at Sept. 30, 2011	Face Value at Sept. 30, 2011	Book Value at Sept. 30, 2011	Book Value at Dec. 31, 2010
Credit Facilities
Term Loans B1 – B3	2015		3.23%-3.37%	$5,003.9	$5,003.9	$5,815.1
Term Loan B4	2016		9.50%	982.5	962.9	968.3
Term Loan B5	2018		4.50%	1,222.7	1,218.0	—
Revolving Credit Facility	2014		—	—	—	—
Secured Debt
Senior Secured Notes	2017		11.25%	2,095.0	2,053.4	2,049.7
CMBS financing	2015	*	3.21%	5,031.5	5,025.7	5,182.3
Second-Priority Senior Secured Notes	2018		12.75%	750.0	741.9	741.3
Second-Priority Senior Secured Notes	2018		10.0%	4,553.1	2,104.1	2,033.3
Second-Priority Senior Secured Notes	2015		10.0%	214.8	162.0	156.2
Chester Downs term loan	2016		12.375%	233.2	224.2	237.5
PHW Las Vegas Senior Secured Loan	2015	**	3.09%	517.7	427.5	423.8
Linq/Octavius Senior Secured Loan	2017		9.25%	450.0	445.7	—
Other	Various		4.25%-6.0%	0.2	0.2	1.4
Subsidiary-guaranteed Debt
Senior Notes	2016		10.75%	478.6	478.6	478.6
Senior PIK Toggle Notes	2018		10.75%/11.5%	8.6	8.6	10.5
Unsecured Senior Debt
5.375%	2013		5.375%	125.2	106.8	101.6
7.0%	2013		7.0%	0.6	0.6	0.6
5.625%	2015		5.625%	364.5	283.3	273.9
6.5%	2016		6.5%	248.7	188.2	183.8
5.75%	2017		5.75%	153.7	105.9	105.5
Floating Rate Contingent Convertible Senior Notes	2024		0.303%	0.2	0.2	0.2
Other Unsecured Borrowings
5.3% special improvement district bonds	2035		5.3%	65.7	65.7	67.1
Other	Various		Various	1.0	1.0	1.0
Capitalized Lease Obligations
Various	to 2020		6.42%-9.8%	12.2	12.2	9.4

Total debt				22,513.6	19,620.6	18,841.1
Current portion of long-term debt				(45.5)	(45.5)	(55.6)

Long-term debt				$22,468.1	$19,575.1	$18,785.5

*	We are permitted to extend the maturity of the CMBS Loans from 2013 to 2015, subject to satisfying certain conditions, in connection with the amendment to the CMBS Facilities
**	On October 26, 2011, we notified the lenders of our intent to exercise the option to extend the PHW Las Vegas senior secured loan to 2013. The loan contains an additional extension option to move its maturity from 2013 to 2015, subject to certain conditions.

As of September 30, 2011, book values are presented net of unamortized discounts, net of premiums, of $2,892.9 million. Book values as of December 31, 2010 are presented net of unamortized discounts of $3,006.6 million.

Our current maturities of debt include required interim principal payments on each of our Term Loans, our Chester Downs term loans, and the special improvement district bonds. The PHW Las Vegas senior secured loan has not been included in current maturities of debt as of September 30, 2011 based upon the Company’s notification to the lenders to exercise its option to extend the maturity of this loan.

Credit Agreement

In connection with the Acquisition, CEOC entered into the senior secured credit facilities (the “Credit Facilities.”) This financing is neither secured nor guaranteed by Caesars Entertainment’s other direct, wholly-owned subsidiaries, including the subsidiaries that own properties that are security for the CMBS Financing (as defined below).

On May 20, 2011, CEOC amended its Credit Facilities to, among other things: (i) allow CEOC to buy back loans from individual lenders at negotiated prices at any time, which may be less than par, (ii) allow CEOC to extend the maturity of term loans or revolving commitments, as applicable, and for CEOC to otherwise modify the terms of loans or revolving commitments in connection with such an extension and (iii) modify certain other provisions of the credit facilities. CEOC also extended its Credit Facilities by (i) converting $799.4 million of B-1, B-2 and B-3 term loans held by consenting lenders to B-5 term loans with an extended maturity date of January 28, 2018 and a higher interest rate with respect to such extended term loans (the “Extended Term Loans”) and (ii) converting $423.3 million of revolver commitments held by consenting lenders to Extended Term Loans.

As of September 30, 2011, our Credit Facilities provide for senior secured financing of up to $8,415.9 million, consisting of (i) senior secured term loan facilities in an aggregate principal amount of $7,209.1 million with $5,003.9 million maturing on January 28, 2015, $982.5 million maturing on October 31, 2016 (the $982.5 million borrowing defined as the “Incremental Loans”) and $1,222.7 million maturing on January 28, 2018 and (ii) a senior secured revolving credit facility in an aggregate principal amount of up to $1,206.8 million, maturing January 28, 2014, including both a letter of credit sub-facility and a swingline loan sub-facility. The term loans under the Credit Facilities require scheduled quarterly payments of $5.9 million, with the balance due at maturity. A total of $7,209.1 million face amount of borrowings were outstanding under the Credit Facilities as of September 30, 2011, with $126.6 million of the revolving credit facility committed to outstanding letters of credit. After consideration of these borrowings and letters of credit, $1,080.2 million of additional borrowing capacity was available to the Company under its revolving credit facility as of September 30, 2011.

CMBS Financing

The properties securing our commercial mortgage-backed securities (“CMBS properties”) originally borrowed $6,500.0 million of CMBS financing (the “CMBS Financing”). The CMBS Financing is secured by the assets of the CMBS properties and certain aspects of the financing are guaranteed by Caesars Entertainment. The CMBS properties are Harrah’s Las Vegas, Rio, Flamingo Las Vegas, Harrah’s Atlantic City, Paris Las Vegas and Harrah’s Laughlin.

On August 31, 2010, we executed an agreement with the lenders to amend the terms of our CMBS Financing to, among other things, (i) provide our subsidiaries that are borrowers under the CMBS mortgage loan and/or related mezzanine loans (“CMBS Loans”) the right to extend the maturity of the CMBS Loans, subject to certain conditions, by up to two years until February 2015, (ii) amend certain terms of the CMBS Loans with respect to reserve requirements, collateral rights, property release prices and the payment of management fees,

(iii) provide for ongoing mandatory offers to repurchase CMBS Loans using excess cash flow from the CMBS properties at discounted prices, (iv) provide for the amortization of the mortgage loan in certain minimum amounts upon the occurrence of certain conditions and (v) provide for certain limitations with respect to the amount of excess cash flow from the CMBS properties that may be distributed to us. Any CMBS Loan purchased pursuant to the amendments will be canceled.

Pursuant to the terms of the amendment as initially agreed to in March, 2010, we agreed to pay lenders selling CMBS Loans during the fourth quarter 2009 an additional $47.4 million for their loans previously sold, to be paid no later than December 31, 2010. This additional liability was recorded as a loss on early extinguishment of debt during the first quarter of 2010 and was paid during the fourth quarter of 2010.

In June 2010, we purchased $46.6 million face value of CMBS Loans for $22.6 million, recognizing a net gain on the transaction of approximately $23.3 million during the second quarter of 2010. In September 2010, in connection with the execution of the amendment, we purchased $123.8 million face value of CMBS Loans for $37.1 million, of which $31.0 million was paid at the closing of the CMBS amendment, and the remainder of which was paid during fourth quarter 2010. We recognized a pre-tax gain on the transaction of approximately $77.4 million, net of deferred finance charges.

In December 2010, we purchased $191.3 million of face value of CMBS Loans for $95.6 million, recognizing a pre-tax gain of $66.9 million, net of deferred finance charges.

In March 2011, we purchased $108.1 million of face value of CMBS Loans for $73.5 million, recognizing a pre-tax gain of $33.2 million, net of deferred finance charges.

In April 2011, we purchased $50.0 million of face value of CMBS Loans for $35.0 million, recognizing a pre-tax gain of $14.3 million, net of deferred finance charges.

As part of the amended CMBS Loan Agreement, in order to extend the maturity of the CMBS Loans under the extension option, we are required to extend our interest rate cap agreement to cover the two years of extended maturity of the CMBS Loans, with a maximum aggregate purchase price for such extended interest rate cap for $5.0 million. We funded the $5.0 million obligation on September 1, 2010 in connection with the closing of the amendment to the CMBS Loan Agreement.

PHW Las Vegas senior secured loan

In February 2010, CEOC acquired 100% of the equity interests of PHW Las Vegas, which owns the Planet Hollywood Resort and Casino located in Las Vegas, Nevada. In connection with this transaction, PHW Las Vegas assumed a $554.3 million, face value, senior secured loan, and a subsidiary of CEOC canceled certain debt issued by PHW Las Vegas’ predecessor entities. The outstanding amount is secured by the assets of PHW Las Vegas, and is non-recourse to other subsidiaries of the Company.

In connection with the transaction and the assumption of debt, PHW Las Vegas entered into the Amended and Restated Loan Agreement with Wells Fargo Bank, N.A., as trustee for The Credit Suisse First Boston Mortgage Securities Corp. Commercial Mortgage Pass-Through Certificates, Series 2007-TFL2 (“Lender”). On October 26, 2011, we notified the lenders of our intent to exercise the option to extend the PHW Las Vegas senior secured loan to 2013. The loan contains an additional extension option (subject to certain conditions,) which if exercised, would extend its maturity until April 2015. PHW Las Vegas is an unrestricted subsidiary of CEOC and therefore not a borrower under CEOC’s Credit Facilities. A subsidiary of CEOC manages the property for PHW Las Vegas for a fee.

PHW Las Vegas may, at its option, voluntarily prepay the loan in whole or in part upon twenty (20) days prior written notice to Lender. PHW Las Vegas is required to prepay the loan in (i) the amount of any insurance proceeds received by Lender for which Lender is not obligated to make available to PHW Las Vegas for restoration in accordance with the terms of the Amended and Restated Loan Agreement, (ii) the amount of any proceeds received from the operator of the timeshare property adjacent to the Planet Hollywood Resort and Casino, subject to the limitations set forth in the Amended and Restated Loan Agreement and (iii) the amount of any excess cash remaining after application of the cash management provisions of the Amended and Restated Loan Agreement.

Octavius and Linq Projects

On April 25, 2011, the Company, together with certain indirect wholly-owned subsidiaries of CEOC (the “Borrowers”) entered into a credit agreement (the “Credit Agreement”) pursuant to which the Borrowers incurred financing to complete the Development. The Credit Agreement provides for a $450.0 million senior secured term facility (the “Term Facility”) with a six-year maturity, which is secured by all material assets of the Borrowers. The proceeds of the Term Facility were funded during the second quarter and are included as restricted cash on the Company’s balance sheet. These funds will be used by the Borrowers to finance the Development and to pay fees and expenses incurred in connection with the Term Facility and the transactions related thereto.

As a condition to the provision of the Term Facility, the Company provided a completion guarantee (the “Completion Guaranty”) with respect to the Development, which guarantees completion of the construction of the Development, availability of contemplated working capital and receipt of material permits and licenses necessary to open and operate the Development. The maximum liability of the Company under the completion guarantee is $25.0 million in respect of Project Octavius and $75.0 million in respect of Project Linq.

In connection with the Development and the Term Facility, the Company has contributed the existing Octavius Tower and related assets to one of the Borrowers, the book value of which was $317.2 million. In August 2011, the Company completed the contribution of the existing O’Shea’s casino (adjacent to the Flamingo Las Vegas) and related real property and other assets comprising the components of Project Linq to one of the Borrowers, the book value of which was $297.9 million. In connection with Project Octavius, one of the Borrowers leases the Octavius Tower to a wholly-owned subsidiary of CEOC. Upon completion of Project Linq, one of the Borrowers will lease the gaming space in Project Linq to a wholly-owned subsidiary of CEOC. The total lease payments will be $50.0 million annually once the Development is open. CEOC has guaranteed certain of the obligations of the lessees under the Project Octavius and Project Linq leases described above.

Pursuant to the Credit Agreement, the Company is required to make cash contributions to the Borrowers from time to time to fund a total equity commitment to the Development of $76.0 million. In addition, from time to time, the Company may be required to make additional cash contributions to the Borrowers to fund certain portions of the Development upon the occurrence of certain conditions. In addition to potential contributions pursuant to the Completion Guaranty, the Company has guaranteed all payments of interest under the Term Facility until the commencement of operations of the Octavius Tower and Project Linq and guaranteed the performance of the Borrowers of the first lien leverage ratio maintenance covenant (the “Performance Guarantee”) by agreeing, upon certain conditions, to make cash equity contributions to the Borrowers from time to time pursuant to the terms of the Term Facility. The maximum liability of the Company under the performance guarantee is $50.0 million. Except in the circumstances described above, neither the Company nor CEOC has any material obligations under the Term Facility, and the Term Facility is non-recourse to the Company or CEOC.

The Credit Agreement requires that the Borrowers maintain certain reserve funds in respect of furniture, fixtures, and equipment, capital improvements, interest service, taxes and insurance. Amounts deposited into the specified reserve funds represent restricted cash. In addition the Credit Agreement requires up to 50.0 percent of excess cash flow (as defined in the agreement), depending on the Senior Secured Leverage Ratio for that period, be applied to prepay the Term Facility.

Other Financing Transactions

On October 8, 2010, Chester Downs and Marina LLC (“Chester Downs”), a majority-owned subsidiary of CEOC and owner of Harrah’s Chester, amended its existing senior secured term loan facility to obtain an additional $40.0 million term loan. The additional loan has substantially the same terms as the existing term loan with respect to interest rates, maturity and security.

Exchange Offers, Debt Purchases and Open Market Purchases

From time to time, we may retire portions of our outstanding debt in open market purchases, privately negotiated transactions or otherwise. These purchases will be funded through available cash from operations and from our established debt programs. Such purchases are dependent on prevailing market conditions, the Company’s liquidity requirements, contractual restrictions and other factors.

Issuances and Redemptions

During the second quarter of 2010, CEOC completed the offering of $750.0 million aggregate principal amount of 12.75 percent second-priority senior secured notes due 2018 and used the proceeds of this offering to redeem or repay the following outstanding debt:

Debt (dollars in millions)	Maturity	Interest Rate	Face Value
5.5% Senior Notes	2010	5.5%	$191.6
8.0% Senior Notes	2011	8.0%	13.2
8.125% Senior Subordinated Notes	2011	8.125%	12.0
Revolving Credit Facility	2014	3.23%—3.25%	525.0

In connection with the retirement of the outstanding senior and senior subordinated notes above, CEOC recorded a pre-tax loss of $4.7 million during the second quarter of 2010.

In June, 2010, Caesars Entertainment announced an agreement under which affiliates of each of Apollo, TPG and Paulson were to exchange approximately $1,118.3 million face amount of debt for approximately 15.7 percent of the common equity of Caesars Entertainment, subject to regulatory approvals and certain other conditions. In connection with the transaction, the Sponsors and Paulson purchased approximately $835.4 million, face amount, of CEOC notes that were held by another subsidiary of Caesars Entertainment for aggregate consideration of approximately $557.0 million, including accrued interest. The notes that were purchased, together with $282.9 million face amount of notes they had previously acquired, were exchanged for equity in the fourth quarter of 2010. The notes exchanged for equity are held by a subsidiary of Caesars Entertainment and remain outstanding for purposes of CEOC. The exchange was accounted for as an equity transaction.

Interest and Fees

Borrowings under the Credit Facilities, other than borrowings under the Incremental Loans and the Extended Term Loans, bear interest at a rate equal to the then-current LIBOR rate or at a rate equal to the alternate base rate, in each case plus an applicable margin. As of September 30, 2011, the Credit Facilities, other than borrowings under the Incremental Loans and the Extended Term Loans, bore interest at LIBOR plus 300 basis points for the term loans. The revolver loan bore interest at LIBOR plus 300 basis points or the alternate base rate plus 200 basis points. The swingline loan bore interest at the alternate base rate plus 150 basis points.

Borrowings under the Incremental Loans bear interest at a rate equal to either the alternate base rate or the greater of (i) the then-current LIBOR rate or (ii) 2.0 percent; in each case plus an applicable margin. At September 30, 2011, borrowings under the Incremental Loans bore interest at the minimum base rate of 2.0 percent, plus 750 basis points.

Borrowings under the Extended Term Loans bear interest at a rate equal to either the alternate base rate or the then-current LIBOR rate, plus an applicable margin. At September 30, 2011, borrowings under the Extended Term Loans bore interest at LIBOR plus 425 basis points.

In addition, on a quarterly basis, we are required to pay each lender (i) a commitment fee in respect of any unborrowed amounts under the revolving credit facility and (ii) a letter of credit fee in respect of the aggregate face amount of outstanding letters of credit under the revolving credit facility. As of September 30, 2011, the Credit Facilities bore a commitment fee for unborrowed amounts of 50 basis points.

We make monthly interest payments on our CMBS Financing. Our Senior Secured Notes, including the Second-Priority Senior Secured Notes, and our unsecured debt, which is fixed rate debt, have semi-annual interest payments, with the majority of those payments on June 15 and December 15.

The amount outstanding under the PHW Las Vegas senior secured loan bears interest, payable to third party lenders on a monthly basis, at a rate per annum equal to LIBOR plus 2.859 percent. Interest only participations of PHW Las Vegas bear interest at a fixed rate equal to $7.3 million per year, payable to the subsidiary of CEOC that owns such participations.

The Linq/Octavius Term Facility bears interest at a rate equal to either the alternate base rate, plus an applicable margin or the greater of (i) the then-current LIBOR rate or (ii) 1.25 percent, in each case plus an applicable margin. At September 30, 2011, borrowings under the agreement bore interest at 1.25 percent, plus 800 basis points.

Collateral and Guarantors

CEOC’s Credit Facilities are guaranteed by Caesars Entertainment, and are secured by a pledge of CEOC’s capital stock, and by substantially all of the existing and future property and assets of CEOC and its material, wholly-owned domestic subsidiaries, including a pledge of the capital stock of CEOC’s material, wholly-owned domestic subsidiaries and 65.0 percent of the capital stock of the first-tier foreign subsidiaries, in each case subject to exceptions. The following casino properties have mortgages under the Credit Facilities:

Las Vegas	Atlantic City	Louisiana/Mississippi	Iowa/Missouri
Caesars Palace	Bally’s Atlantic City	Harrah’s New Orleans	Harrah’s St. Louis
Bally’s Las Vegas	Caesars Atlantic City	(Hotel only)	Harrah’s Council Bluffs
Imperial Palace	Showboat Atlantic City	Harrah’s Louisiana Downs	Horseshoe Council Bluffs/
Bill’s Gamblin’ Hall & Saloon		Horseshoe Bossier City	Bluffs Run
Harrah’s Tunica
Horseshoe Tunica
Tunica Roadhouse Hotel & Casino

Illinois/Indiana	Other Nevada
Horseshoe Southern Indiana	Harrah’s Reno
Harrah’s Metropolis	Harrah’s Lake Tahoe
Horseshoe Hammond	Harveys Lake Tahoe

Additionally, certain undeveloped land in Las Vegas also is mortgaged.

In connection with PHW Las Vegas’ Amended and Restated Loan Agreement, Caesars Entertainment entered into a Guaranty Agreement (the “Guaranty”) for the benefit of the Lender pursuant to which Caesars Entertainment guaranteed to the Lender certain recourse liabilities of PHW Las Vegas. Caesars Entertainment’s maximum aggregate liability for such recourse liabilities is limited to $30.0 million provided that such recourse liabilities of PHW Las Vegas do not arise from (i) events, acts, or circumstances that are actually committed by, or voluntarily or willfully brought about by Caesars Entertainment or (ii) event, acts, or circumstances (regardless of the cause of the same) that provide actual benefit (in cash, cash equivalent, or other quantifiable amount) to the Registrant, to the full extent of the actual benefit received by the Registrant. Pursuant to the Guaranty, Caesars Entertainment is required to maintain a net worth or liquid assets of at least $100.0 million.

Restrictive Covenants and Other Matters

The Credit Facilities require compliance on a quarterly basis with a maximum net senior secured first lien debt leverage test. In addition, the Credit Facilities include negative covenants, subject to certain exceptions, restricting or limiting CEOC’s ability and the ability of its restricted subsidiaries to, among other things: (i) incur additional debt; (ii) create liens on certain assets; (iii) enter into sale and lease-back transactions; (iv) make certain investments, loans and advances; (v) consolidate, merge, sell or otherwise dispose of all or any part of its assets or to purchase, lease or otherwise acquire all or any substantial part of assets of any other person; (vi) pay dividends or make distributions or make other restricted payments; (vii) enter into certain transactions with its affiliates; (viii) engage in any business other than the business activity conducted at the closing date of the loan or business activities incidental or related thereto; (ix) amend or modify the articles or certificate of incorporation, by-laws and certain agreements or make certain payments or modifications of indebtedness; and (x) designate or permit the designation of any indebtedness as “Designated Senior Debt.”

Caesars Entertainment is not bound by any financial or negative covenants contained in CEOC’s credit agreement, other than with respect to the incurrence of liens on and the pledge of its stock of CEOC.

All borrowings under the senior secured revolving credit facility are subject to the satisfaction of customary conditions, including the absence of a default and the accuracy of representations and warranties, and the requirement that such borrowing does not reduce the amount of obligations otherwise permitted to be secured under our new senior secured credit facilities without ratably securing the retained notes.

The PHW Las Vegas senior secured loan requires that the Company maintain certain reserve funds in respect of furniture, fixtures, and equipment, capital improvements, interest service, taxes and insurance. Certain amounts deposited into the specified reserve funds represent restricted cash.

Certain covenants contained in CEOC’s credit agreement require the maintenance of a senior first priority secured debt to last twelve months adjusted earnings before interest, taxes, depreciation and amortization adjusted for estimated costs savings yet to be realized (“LTM Adjusted EBITDA—Pro Forma”), as defined in the agreements, ratio (“Senior Secured Leverage Ratio”). Our credit agreement excludes from the Senior Secured Leverage Ratio (a) the $1,375.0 million Original First Lien Notes issued June, 2009 and the $720.0 million Additional First Lien Notes issued on September, 2009 and (b) up to $350.0 million aggregate principal amount of consolidated debt of subsidiaries that are not wholly owned subsidiaries. Certain covenants contained in CEOC’s credit agreement governing its senior secured credit facilities, the indenture and other agreements governing CEOC’s 10.0 percent Second-Priority Senior Secured Notes due 2015 and 2018, and our first lien notes restrict our ability to take certain actions such as incurring additional debt or making acquisitions if we are unable to meet defined Adjusted EBITDA to Fixed Charges, senior secured debt to LTM Adjusted EBITDA—Pro Forma and consolidated debt to LTM Adjusted EBITDA—Pro Forma ratios. The covenants that restrict additional indebtedness and the ability to make future acquisitions require an LTM Adjusted EBITDA—Pro Forma to Fixed Charges ratio (measured on a trailing four-quarter basis) of 2.0:1.0. Failure to comply with these covenants can result in limiting our long-term growth prospects by hindering our ability to incur future indebtedness or grow through acquisitions.

The CMBS Financing includes negative covenants, subject to certain exceptions, restricting or limiting the ability of the borrowers and operating companies under the CMBS Financing to, among other things: (i) incur additional debt; (ii) create liens on assets; (iii) make certain investments, loans and advances; (iv) consolidate, merge, sell or otherwise dispose of all or any part of its assets or to purchase, lease or otherwise acquire all or any substantial part of assets of any other person; (v) enter into certain transactions with its affiliates; (vi) engage in any business other than the ownership of the properties and business activities ancillary thereto; and (vi) amend or modify the articles or certificate of incorporation, by-laws and certain agreements.

The CMBS Financing also includes affirmative covenants that require the CMBS properties to, among other things, maintain the borrowers as “special purpose entities”, maintain certain reserve funds in respect of furniture, fixtures, and equipment, taxes, and insurance, and comply with other customary obligations for CMBS real estate financings. Amounts deposited into the specified reserve funds represent restricted cash.

In addition, the CMBS Financing obligates the CMBS properties to apply excess cash flow in certain specified manners, depending on the outstanding principal amount of various tranches of the CMBS loans and other factors. These obligations will limit the amount of excess cash flow from the CMBS properties that may be distributed to Caesars Entertainment. For example, the CMBS properties are required to use 100.0 percent of excess cash flow to make ongoing mandatory offers on a quarterly basis to purchase CMBS mezzanine loans at discounted prices from the holders thereof. To the extent such offers are accepted, such excess cash flow will need to be so utilized and will not be available for distribution to Caesars Entertainment. To the extent such offers are not accepted with respect to any fiscal quarter, the amount of excess cash flow that may be distributed to Caesars Entertainment is limited to 85.0 percent of excess cash flow with respect to such quarter. In addition, the CMBS Financing provides that once the aggregate principal amount of the CMBS mezzanine loans is less than or equal to $625.0 million, the mortgage loan will begin to amortize on a quarterly basis in an amount equal to the greater of 100.0 percent of excess cash flow for such quarter and $31.3 million. If the CMBS mortgage loan begins to amortize, the excess cash flow from the CMBS properties will need to be applied to such amortization and will not be available for distribution to Caesars Entertainment.

Note 6—Derivative Instruments

Derivative Instruments—Interest Rate Swap Agreements

We use interest rate swaps to manage the mix of our debt between fixed and variable rate instruments. As of September 30, 2011, we have entered into eight interest rate swap agreements for notional amounts totaling $5,750.0 million. The difference to be paid or received under the terms of the interest rate swap agreements is accrued as interest rates change and recognized as an adjustment to interest expense for the related debt. Changes in the variable interest rates to be paid or received pursuant to the terms of the interest rate swap agreements will have a corresponding effect on future cash flows. The major terms of the interest rate swap agreements as of September 30, 2011 are as follows:

Effective Date	Notional Amount (in millions)	Fixed Rate Paid	Variable Rate Received as of Sept. 30, 2011	Next Reset Date	Maturity Date
April 25, 2011	$250.0	1.351%	0.235%	October 25, 2011	January 25, 2015
April 25, 2011	250.0	1.347%	0.235%	October 25, 2011	January 25, 2015
April 25, 2011	250.0	1.350%	0.235%	October 25, 2011	January 25, 2015
January 25, 2011	1,000.0	3.233%	0.253%	October 25, 2011	January 25, 2015
April 25, 2011	1,000.0	3.315%	0.253%	October 25, 2011	January 25, 2015
January 25, 2011	1,000.0	3.915%	0.253%	October 25, 2011	January 25, 2015
April 25, 2011	1,000.0	3.385%	0.253%	October 25, 2011	January 25, 2015
January 25, 2011	1,000.0	3.935%	0.253%	October 25, 2011	January 25, 2015

The variable rate on our interest rate swap agreements did not materially change as a result of the October 25, 2011 reset.

During the second quarter of 2011, the Company completed transactions to amend and extend certain swap contracts. A $1,000.0 million swap was modified to change the fixed payment rate from 4.172 percent and the maturity date from April 25, 2012. Two $2,000.0 million swaps were split into four $1,000.0 million tranches. The terms were modified to change the fixed payment rates from 4.276 percent and 4.263 percent and the maturity dates from April 25, 2013. The amended payment rates and maturity dates are shown in the table above.

In connection with the transactions to amend and extend the swap contracts, we removed the cash flow hedging designation for those swap agreements, freezing the amount of deferred losses recorded in Accumulated Other Comprehensive Loss (“AOCL”). We are amortizing deferred losses from the amend and extend transactions and other amounts previously frozen in AOCL into income over the original remaining term of the hedged forecasted transactions that are still considered to be probable of occurring. For the quarter and nine months ended September 30, 2011, we amortized $20.6 million and $37.0 million, respectively, out of AOCL to interest expense. We will amortize an additional $73.5 million out of AOCL to interest expense over the next twelve months.

During the second quarter of 2011, we re-designated $4,310.1 million of the amended swap contracts as cash flow hedging instruments. To qualify for cash flow hedge accounting, the total designated swap amounts must match the critical terms such as notional amounts, benchmark interest rates and payment dates of the corresponding debt. At September 30, 2011, $5,060.1 million of our total interest rate swap agreements notional amount of $5,750.0 million are designated as hedging instruments for accounting purposes. Any future changes in fair value of the portion of the interest rate swap agreement not designated as a hedging instrument will be recognized in interest expense during the period in which the changes in value occur.

Derivative Instruments—Interest Rate Cap Agreements

In January, 2008, we entered into an interest rate cap agreement to partially hedge the risk of future increases in the variable rate of the CMBS Financing. The CMBS interest rate cap agreement, which was effective in January, 2008 and terminates February 13, 2013, is for a notional amount of $6,500.0 million at a LIBOR cap rate of 4.5 percent. The CMBS interest rate cap was designated as a cash flow hedging instrument for accounting purposes in May, 2008.

In 2009, we began purchasing and extinguishing portions of the CMBS Financing. The hedging relationship between the CMBS Financing and the interest rate cap remained effective subsequent to each debt extinguishment. In connection with the extinguishments, we reclassified deferred losses out of AOCL and into interest expense associated with hedges for which the forecasted future transactions are no longer probable of occurring. The following table summarizes the face value of debt extinguishments and the amount of deferred losses reclassified out of AOCL (in millions):

Extinguishment Date	Debt Extinguished	Deferred Losses Reclassified
June 7, 2010	$46.6	$0.8
September 1, 2010	123.8	1.5
December 13, 2010	191.3	3.3
March 11, 2011	108.1	1.4
April 1, 2011	50.0	0.5

On January 31, 2010, we removed the cash flow hedge designation for the $6,500.0 million interest rate cap, freezing the amount of deferred losses recorded in AOCL associated with the interest rate cap. Beginning February 1, 2010, we began amortizing deferred losses frozen in AOCL into income over the original remaining term of the hedge forecasted transactions that are still probable of occurring. For the quarter and nine months ended September 30, 2011, we recorded $5.2 million and $15.7 million, respectively, as an increase to interest expense. We will record an additional $20.9 million as an increase to interest expense and AOCL over the next twelve months, all related to deferred losses on the interest rate cap.

On January 31, 2010, we re-designated $4,650.2 million of the interest rate cap as a cash flow hedging instrument for accounting purposes. Any future changes in fair value of the portion of the interest rate cap not designated as a hedging instrument will be recognized in interest expense during the period in which the changes in value occur.

In April, 2010, as required under the the PHW Las Vegas Amended and Restated Loan Agreement, we entered into an interest rate cap agreement to partially hedge the risk of future increases in the variable interest rate of the PHW Las Vegas senior secured loan. The interest rate cap agreement is for a notional amount of $554.3 million at a LIBOR cap rate of 5.0 percent, and matures on December 9, 2011. To give proper consideration to the prepayment requirements of the PHW Las Vegas senior secured loan, we designated $525.0 million of the $554.3 million notional amount of the interest rate cap as a cash flow hedging instrument for accounting purposes. On May 1, 2011, we removed the cash flow hedging designation for the interest rate cap agreement. Any subsequent change in fair value is recognized in interest expense during the period in which the change in value occurs.

Derivative Instruments—Impact on Financial Statements

The following table represents the fair values of derivative instruments in the Consolidated Condensed Balance Sheets as of September 30, 2011 and December 31, 2010:

	Asset Derivatives				Liability Derivatives
	September 30, 2011		December 31, 2010		September 30, 2011		December 31, 2010
(In millions)	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value
Derivatives designated as hedging instruments
Interest rate swaps		$—		$—	Accrued expenses	$—	Accrued expenses	$(21.6)
Interest rate swaps	Deferred charges and other	—	Deferred charges and other	11.6	Deferred credits and other	(335.1)	Deferred credits and other	(305.5)
Interest rate cap	Deferred charges and other	0.2	Deferred charges and other	3.7		—		—

Subtotal		0.2		15.3		(335.1)		(327.1)

Derivatives not designated as hedging instruments
Interest rate swaps		—		—	Deferred credits and other	(19.7)	Deferred credits and other	(32.2)
Interest rate cap	Deferred charges and other	0.1	Deferred charges and other	1.5		—		—

Subtotal		0.1		1.5		(19.7)		(32.2)

Total Derivatives		$0.3		$16.8		$(354.8)		$(359.3)

The following table represents the effect of derivative instruments in the Consolidated Condensed Statements of Operations for the quarters ended September 30, 2011 and 2010 for amounts transferred into or out of AOCL:

(In millions)	Amount of (Gain) or Loss Recognized in AOCL (Effective Portion)		Location of (Gain) or Loss Reclassified From AOCL Into Income (Effective Portion)	Amount of (Gain) or Loss Reclassified from AOCL into Income (Effective Portion)		Location of (Gain) or Loss Recognized in Income (Ineffective Portion)	Amount of (Gain) or Loss Recognized in Income (Ineffective Portion)
Derivatives designated as hedging instruments	Quarter Ended Sept. 30, 2011	Quarter Ended Sept. 30, 2010		Quarter Ended Sept. 30, 2011	Quarter Ended Sept. 30, 2010		Quarter Ended Sept. 30, 2011	Quarter Ended Sept. 30, 2010
Interest rate contracts	$72.6	$19.1	Interest expense	$40.5	$9.1	Interest expense	$(78.7)	$(6.4)

(In millions)		Amount of (Gain) or Loss Recognized in Income
Derivatives not designated as hedging instruments	Location of (Gain) or Loss Recognized in Income	Quarter Ended Sept. 30, 2011	Quarter Ended Sept. 30, 2010
Interest rate contracts	Interest expense	$6.3	$1.0

The following table represents the effect of derivative instruments in the Consolidated Condensed Statements of Operations for the nine months ended September 30, 2011 and 2010 for amounts transferred into or out of AOCL:

(In millions)	Amount of (Gain) or Loss Recognized in AOCL (Effective Portion)		Location of (Gain) or Loss Reclassified From AOCL Into Income (Effective Portion)	Amount of (Gain) or Loss Reclassified from AOCL into Income (Effective Portion)		Location of (Gain) or Loss Recognized in Income (Ineffective Portion)	Amount of (Gain) or Loss Recognized in Income (Ineffective Portion)
Derivatives designated as hedging instruments	Nine Months Ended Sept. 30, 2011	Nine Months Ended Sept. 30, 2010		Nine Months Ended Sept. 30, 2011	Nine Months Ended Sept. 30, 2010		Nine Months Ended Sept. 30, 2011	Nine Months Ended Sept. 30, 2010
Interest rate contracts	$74.4	$143.0	Interest expense	$59.8	$23.4	Interest expense	$(74.3)	$(55.1)

(In millions)		Amount of (Gain) or Loss Recognized in Income
Derivatives not designated as hedging instruments	Location of (Gain) or Loss Recognized in Income	Nine Months Ended Sept. 30, 2011	Nine Months Ended Sept. 30, 2010
Interest rate contracts	Interest expense	$11.9	$10.8

In addition to the impact on interest expense from amounts reclassified from AOCL, the difference to be paid or received under the terms of the interest rate swap agreements is recognized as interest expense and is paid quarterly. This cash settlement portion of the interest rate swap agreements increased interest expense for the quarters ended September 30, 2011 and 2010 by approximately $41.0 million and $64.8 million, respectively. This cash settlement portion of the interest rate swap agreements increased interest expense for the nine months ended September 30, 2011 and 2010 by approximately $158.3 million and $199.3 million, respectively.

At September 30, 2011, our variable-rate debt, excluding the aforementioned $5,060.1 million of variable-rate debt hedged using interest rate swap agreements, represents approximately 31.2 percent of our total debt, while our fixed-rate debt is approximately 68.8 percent of our total debt.

Note 7—Stock-Based Employee Compensation

Our stock-based compensation expense consists primarily of time-based and performance-based options that have been granted to management, other personnel and key service providers. The Company has recognized compensation expense associated with its stock-based employee compensation programs as follows:

	Quarter Ended September 30,		Nine Months Ended September 30,
(In millions)	2011	2010	2011	2010
Amounts included in:
Corporate expense	$4.1	$1.6	$10.0	$9.2
Property general, administrative and other	3.3	2.3	7.6	7.3

Total Stock-Based Compensation Expense	$7.4	$3.9	$17.6	$16.5

In February 2010, the Human Resources Committee of the Board of Directors of the Company adopted an amendment to the Company’s Management Equity Incentive Plan (the “Plan”). The amendment provides for an increase in the available number shares of the Registrant’s non-voting common stock for which options may be granted to 4,566,919 shares.

The amendment also revised the vesting hurdles for performance-based options under the Plan. The performance options vest if the return on investment in the Company of TPG, Apollo, and their respective affiliates and co-investors (the “Majority Stockholders”) achieve a specified return. Previously, 50.0 percent of the performance-based options vested upon a 2x return and 50.0 percent vested upon a 3x return. The triggers have been revised to 1.5x and 2.5x, respectively. In addition, a pro-rata portion of the 2.5x options will vest if the Majority Stockholders achieve a return on their investment that is greater than 2.0x, but less than 2.5x. The pro-rata portion will increase on a straight line basis from zero to a participant’s total number of 2.5x options depending upon the level of returns that the Majority Stockholders realize between 2.0x and 2.5x.

In July, 2011, the Human Resources Committee of the Board of Directors of the Company approved amendments to the Plan and to outstanding stock options which were granted pursuant to the Plan.

As a result of the July 2011 amendments, performance-based options will vest and become exercisable if the return on investment in the Company of the Majority Stockholders reaches at least 2.0 (rather than 2.5, which applied prior to the amendments), and if the Majority Stockholders realize a return of less than 2.0 but equal to or greater than 1.75, a pro-rata portion of such performance based options will vest based on straight line interpolation (collectively, the “Vesting Adjustment”).

The exercise price of outstanding 1.5X performance-based options was reduced to $35 per share. All outstanding 2.5X performance options were amended to reflect the Vesting Adjustment described above; however, the exercise price for the outstanding 2.5X, now 2.0X, performance options was not reduced to $35 per share. Additionally, the exercise price for all outstanding time-based options was reduced to $35 per share, with the reduced exercise price being phased in between a four to six year period, depending on grant date, as set forth in each individual award agreement. Prior to the phase in, any vested options may still be exercised at the original exercise price, subject to the terms of the Plan.

As a result of the July 8, 2011 amendments, additional expense of $3.1 million was recognized in the third quarter of 2011. As of September 30, 2011, there was approximately $53.2 million of total unrecognized compensation cost related to stock option grants, which includes the additional unrecognized compensation cost from the July 8, 2011 amendments.

The following is a summary of share-based option activity for the nine months ended September 30, 2011:

Options	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (years)
Outstanding at December 31, 2010	4,242,002	$80.75	7.7
Options granted	156,669	59.90
Canceled	(384,063)	70.60

Outstanding at September 30, 2011	4,014,608	72.19	6.9

Exercisable at September 30, 2011	1,050,803	$76.97	5.6

The assumptions used to estimate fair value and the resulting estimated fair value of options granted during the nine months ended September 30, 2011 are as follows:

Nine Months Ended September 30, 2011
Expected volatility	70.7%
Expected dividend yield	—
Expected term (in years)	6.21
Risk-free interest rate	2.59%
Weighted average fair value per share of options granted	$30.86

Note 8—Write-downs, Reserves and Recoveries

Write-downs, reserves and recoveries include various pre-tax charges to record long-lived tangible asset impairments, contingent liability reserves, costs associated with efficiency projects, project write-offs, demolition costs, recoveries of previously recorded non-routine reserves and other non-routine transactions. The components of write-downs, reserves and recoveries are as follows:

	Quarter Ended September 30,		Nine Months Ended September 30,
(In millions)	2011	2010	2011	2010
Remediation costs	$1.7	$6.9	$9.4	$38.7
Efficiency projects	10.6	0.3	36.1	0.9
Loss on divested or abandoned assets	31.3	26.9	31.0	27.1
Write-down of long-term note receivable	—	—	—	52.2
Litigation reserves, awards and settlements	(4.2)	(6.0)	1.7	21.0
Flood insurance deductibles	0.2	—	4.6	—
Other	—	0.6	0.1	(3.6)

Total Write-downs, reserves and recoveries	$39.6	$28.7	$82.9	$136.3

Remediation costs relate to projects at certain of our Las Vegas properties.

Efficiency projects represent costs incurred to identify and implement efficiency programs aimed at stream-lining corporate and operating functions to achieve cost savings and efficiencies. The costs recorded in 2011 relate to the new initiative launched during the fourth quarter of 2010.

Loss on divested or abandoned assets for the quarter and nine months ended September 30, 2011 includes charges of $27.1 million to write off specific assets as a result of the termination of a development stage project in Spain. Loss on divested or abandoned assets for the quarter and nine months ended September 30, 2010 includes charges of $21.2 million to write off specific assets as a result of the indefinite deferral of certain capital projects in the Las Vegas and Atlantic City regions.

During the second quarter of 2010, we recorded a $52.2 million write-down on a long-term note receivable related to land and pre-development costs contributed to a venture for development of a casino project in Philadelphia with which we were involved prior to December 2005. In April 2010, the proposed operator for the project withdrew from the project and the Pennsylvania Gaming Control Board commenced proceedings to revoke the license for the project. As a result, we fully reserved the note.

Litigation reserves, awards and settlements include costs incurred or reversed as a result of the Company’s involvement in various litigation matters, including contingent losses. During 2010, we recorded a $25.0 million charge related to the previously disclosed Hilton matter. An update to this matter is included in Note 11, “Commitments and Contingent Liabilities.”

Flood insurance deductibles represent the deductibles incurred as a result of the temporary closures of certain properties due to flooding during the first half of 2011.

Note 9—Income Taxes

Total income taxes were allocated as follows:

Income Tax Benefit/(Provision)	Quarter Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Loss before income taxes	$70.5	$97.5	$248.5	$364.5
Accumulated other comprehensive loss	14.2	2.7	14.0	31.5
Goodwill	(5.3)	—	(5.3)	—
Accumulated deficit	—	—	(6.0)	—

	$79.4	$100.2	$251.2	$396.0

We classify reserves for tax uncertainties within Accrued expenses and Deferred credits and other in our Consolidated Condensed Balance Sheets, separate from any related income tax payable or deferred income taxes. Reserve amounts relate to any potential income tax liabilities (uncertain tax benefits (“UTB”)) resulting from uncertain tax positions as well as potential interest or penalties associated with those liabilities. During the quarter and nine months ended September 30, 2011, our UTB, excluding related interest and penalties, did not change significantly from our UTB at December 31, 2010.

We file income tax returns, including returns for our subsidiaries, with federal, state, and foreign jurisdictions. We are under regular and recurring audit by the Internal Revenue Service (“IRS”) on open tax positions, and it is possible that the amount of the liability for unrecognized tax benefits could change during the next twelve months. The IRS audit of our 2008 federal income tax year concluded during the quarter ended June 30, 2010. The IRS proposed an adjustment to our cancellation of debt income tax position which we have appealed. It is reasonably possible that this issue could be settled in the next twelve months with an estimated tax impact ranging from $0 to $70 million. Any tax impact of this settlement will have no impact on the Company’s effective tax rate.

Under the American Recovery and Reinvestment Act of 2009, (the “ARRA”), the Company has received temporary federal tax relief under the Delayed Recognition of Cancellation of Debt Income, (“CODI”), rules. The ARRA contains a provision that allows for a deferral for tax purposes of CODI for debt reacquired in 2009 and 2010, followed by recognition of CODI ratably from 2014 through 2018. In connection with the debt that we reacquired in 2009 and 2010, we have deferred related CODI of $3.6 billion for tax purposes (net of Original Issue Discount (OID) interest expense, some of which must also be deferred to 2014 through 2018 under the ARRA). We are required to include one-fifth of the deferred CODI, net of deferred and regularly scheduled OID, in taxable income each year from 2014 through 2018. For state income tax purposes, certain states have conformed to the ARRA and others have not.

Note 10—Fair Value Measurements

Items Measured at Fair Value on a Recurring Basis

The following table shows the fair value of our financial assets and financial liabilities that are required to be measured at fair value as of September 30, 2011 and December 31, 2010:

(In millions)	Balance	Level 1	Level 2	Level 3
September 30, 2011
Assets:
Investments	$107.4	$105.9	$1.5	$—
Derivative instruments	0.3	—	0.3	—
Liabilities:
Derivative instruments	(354.8)	—	(354.8)	—

December 31, 2010
Assets:
Investments	$95.4	$92.7	$2.7	$—
Derivative instruments	16.8	—	16.8	—
Liabilities:
Derivative instruments	(359.3)	—	(359.3)	—

The following section describes the valuation methodologies used to estimate or measure fair value, key inputs, and significant assumptions:

Investments—Investments consist of debt and equity securities with maturity dates greater than 90 days at the date of the security’s acquisition. The majority of these securities are traded in active markets, have readily determined market values and use Level 1 inputs. Securities for which there are not active markets or the market values are not readily determinable are valued using Level 2 inputs. All of these investments are included in either Prepayments and other current assets or Deferred charges and other in our Consolidated Condensed Balance Sheets.

The fair value of investments in marketable securities were as follows:

(In millions)	September 30, 2011	December 31, 2010
Corporate bonds	$1.5	$2.7
Equity securities	2.2	2.6
Government bonds	101.7	88.0
Mortgaged-backed securities	—	0.1
Other liquid investments	2.0	2.0

Total Investments	$107.4	$95.4

Gross unrealized gains and losses on marketable securities at September 30, 2011 and December 31, 2010 were not material.

Derivative instruments—The estimated fair values of our derivative instruments are derived from market prices obtained from dealer quotes for similar, but not identical, assets or liabilities. Such quotes represent the estimated amounts we would receive or pay to terminate the contracts. Derivative instruments are included in either Deferred charges and other, or Deferred credits and other, in our Consolidated Condensed Balance Sheets. Our derivatives are recorded at their fair values, adjusted for the credit rating of the counterparty if the derivative is an asset, or adjusted for the credit rating of the Company if the derivative is a liability. See Note 6, “Derivative Instruments” for more information.

Items Disclosed at Fair Value

Long-Term Debt—The fair value of the Company’s debt has been calculated based on the borrowing rates available as of September 30, 2011 for debt with similar terms and maturities, and based on market quotes of our publicly traded debt. As of September 30, 2011, the Company’s outstanding debt had a fair value of $17,350.1 million and a carrying value of $19,620.6 million.

Interest-only Participations—Late in 2009, a subsidiary of CEOC acquired certain interest only participations payable by certain predecessor entities of PHW Las Vegas. When the Company assumed the debt in connection with the acquisition of Planet Hollywood, these interest only participations survived the transaction and remain outstanding as an asset of a subsidiary of CEOC as of September 30, 2011. In connection with both the initial acquisition of the interest only participations and the acquisition of Planet Hollywood, the fair value of these participations was determined based upon valuations as of each date. As the Company owns 100 percent of the outstanding participations, there is no active market available to determine a trading fair value at any point in time subsequent to the acquisition. As a result, the Company does not have the ability to update the fair value of the interest only participations subsequent to their acquisition and valuation, other than by estimating fair value based upon discounted future cash flows. Since discounted cash flows were used as the primary basis for valuation upon their acquisition and are also being used as the method to determine the amortization of the value of such participations into earnings, the Company believes that the book values of the interest only participations at September 30, 2011 approximate their fair values.

Note 11—Commitments and Contingent Liabilities

Litigation

The Company is party to ordinary and routine litigation incidental to our business. We do not expect the outcome of any pending litigation to have a material adverse effect on our consolidated financial position or results of operations.

Contingent Liability—Employee Benefit Obligations

In December 1998, Hilton Hotels Corporation (“Hilton”) spun-off its gaming operations as Park Place Entertainment Corporation (“Park Place”). In connection with the spin-off, Hilton and Park Place entered into various agreements, including an Employee Benefits and Other Employment Allocation Agreement dated December 31, 1998 (the “Allocation Agreement”) whereby Park Place assumed or retained, as applicable, certain liabilities and excess assets, if any, related to the Hilton Hotels Retirement Plan (the “Hilton Plan”) based on the accrued benefits of Hilton employees and Park Place employees. Park Place changed its name to Caesars Entertainment, Inc. (“Caesars”) and the Company acquired Caesars in June 2005. In 1999 and 2005, the United States District Court for the District of Columbia (the “Court”) certified two nationwide classes in the lawsuit against Hilton and others alleging that the Hilton Plan’s benefit formula was backloaded in violation of ERISA, and that Hilton and the other defendants failed to properly calculate Hilton Plan participants’ service for vesting purposes. In May 2009, the Court issued a decision granting summary judgment to the plaintiffs. Thereafter, the Court required the parties to attempt to agree on a remedies determination and further required the parties to submit briefs to the Court in support of their positions. On September 7, 2010, the Court issued an opinion resolving certain of Hilton’s and the plaintiffs’ issues regarding a remedies determination and requiring the parties to confer and take other actions in an effort to resolve the remaining issues. On July 28 and 29, 2011, the Court held a hearing to address the remaining remedy issues and on August 31, 2011, the Court issued a Memorandum Opinion and a final Order (the “Order”). In the Order, the Court ordered, among other things, Hilton to award back payments and commence increased benefits for all class members no later than January 1, 2012 or, in the case of any individual benefit or vesting disputes, within 30 days after the final dispute resolution by the Court. On September 28, 2011, Hilton filed a Motion for Reconsideration to ask the Court to reconsider certain aspects of the Order. On September 30, 2011, Hilton filed a Notice of Appeal to appeal all aspects of the Order and all other orders in the case to the United States Court of Appeals for the District of Columbia Circuit. Prior to the Court’s 2010 opinion, we were advised by counsel for the defendants that the plaintiffs estimated that the damages are in the range of $180.0 million to $250.0 million. Counsel for the defendants further advised that approximately $50.0 million of the damages relates to questions regarding the proper size of the class and the amount, if any, of damages to any additional class members due to issues with Hilton’s record keeping.

The Company received a letter from Hilton dated October 7, 2009 notifying the Company for the first time of this lawsuit and alleging that the Company has potential liability for the above described claims under the terms of the Allocation Agreement. Based on the terms of the Allocation Agreement, the Company believes its maximum potential exposure is approximately 30.0 percent to 33.0 percent of the amount ultimately awarded as damages. The Company is not a party to the proceedings between the plaintiffs and the defendants and has not participated in the defense of the litigation or in any discussions between the plaintiffs and the defendants about potential remedies or damages. Further, the Company does not have access to information sufficient to enable the Company to make an independent judgment about the possible range of loss in connection with this matter. Based on conversations between a representative of the Company and a representative of the defendants, the Company believes it is probable that damages will be at least $80.0 million and, accordingly, the Company recorded a charge of $25.0 million in accordance with ASC 450, Contingencies, during the second quarter 2010 in relation to this matter. The Company has not changed its belief respecting the damages which may be awarded in this lawsuit as a result of the 2010 opinion of the Court or the Order. The Company also continues to believe that it may have various defenses if a claim under the Allocation Agreement is asserted against the Company, including defenses as to the amount of damages. Because the Company has not had access to sufficient information regarding this matter, we cannot at this time predict the ultimate outcome of this matter or the possible additional loss, if any.

Contractual Commitments

During 2011, the Eastern Band of Cherokee Indians renewed our management agreement for Harrah’s Cherokee in North Carolina via an amendment (the “Cherokee amendment”) that includes a seven year term. The Cherokee amendment was approved by the National Indian Gaming Commission in September 2011. The agreements pursuant to which we manage casinos on Indian lands contain provisions required by law that provide that a minimum monthly payment be made to the tribe. That obligation has priority over scheduled repayments of borrowings for development costs and over the management fee earned and paid to the manager. In the event that insufficient cash flow is generated by the operations to fund this payment, we must pay the shortfall to the tribe. Subject to certain limitations as to time, such advances, if any, would be repaid to us in future periods in which operations generate cash flow in excess of the required minimum payment. Our aggregate monthly commitment for the minimum guaranteed payments pursuant to the Cherokee amendment is $84.0 million over the contract term. Currently this casino generates sufficient cash flows to cover all of its obligations, including its debt service.

Note 12—Comprehensive Loss

The following activity affected comprehensive loss:

	Quarter Ended September 30,		Nine Months Ended September 30,
(In millions)	2011	2010	2011	2010
Net loss	$(173.4)	$(163.2)	$(471.3)	$(629.3)
Defined benefit plan adjustments, net of tax	0.9	(1.1)	0.3	(0.7)
Foreign currency translation adjustments, net of tax	(13.1)	9.0	(23.1)	7.6
Fair market value of derivatives, net of tax	(59.6)	(5.3)	(65.6)	(90.4)
Reclassification of loss on derivative instruments from other comprehensive loss to interest expense, net of tax	40.3	0.1	59.5	0.4
Unrealized gains on investments, net of tax	0.9	—	1.9	—

Total comprehensive loss	$(204.0)	$(160.5)	$(498.3)	$(712.4)

Note 13—Loss Per Share

The weighted-average number of common and common equivalent shares used in the calculation of basic and diluted loss per share consisted of the following:

	Quarter Ended September 30,		Nine Months Ended September 30,
(In millions)	2011	2010	2011	2010
Weighted-average common shares outstanding used in the calculation of basic loss per share	71.8	60.6	71.8	54.2
Potential dilution from stock options and warrants	—	—	—	—

Weighted-average common and common equivalent shares used in the calculation of diluted loss per share	71.8	60.6	71.8	54.2

Antidilutive stock options, warrants, and convertible preferred shares excluded from the calculation of diluted loss per share	3.9	4.4	3.4	22.9

Note 14—Supplemental Cash Flow Disclosures

Cash Paid for Interest and Taxes

The following table reconciles our interest expense, net of capitalized interest, per the Consolidated Condensed Statements of Operations, to cash paid for interest:

	Nine Months Ended September 30,
(In millions)	2011	2010
Interest expense, net of interest capitalized	$1,448.3	$1,471.9
Adjustments to reconcile to cash paid for interest:
Net change in accruals	(201.8)	(237.8)
Amortization of deferred finance charges	(54.0)	(59.9)
Net amortization of discounts and premiums	(122.2)	(120.2)
Amortization of accumulated other comprehensive loss	(60.6)	(31.4)
Rollover of PIK interest to principal	(1.1)	(1.1)
Change in fair value of derivative instruments	62.4	54.1

Cash paid for interest	$1,071.0	$1,075.6

Cash (refunds)/payments of income taxes, net	$(2.4)	$25.9

Significant non-cash transactions during the nine months ended September 30, 2011 include an adjustment to the accrued jackpot liability, and the corresponding cumulative effect adjustment to Accumulated Deficit, resulting from the adoption of the provision of new accounting requirements, as further discussed in Note 2, “Recent Accounting Pronouncements”.

Note 15—Related Party Transactions

In connection with the Acquisition, the Sponsors entered into a services agreement with Caesars Entertainment relating to the provision of financial and strategic advisory services and consulting services. In addition, we pay a monitoring fee for management services and advice. Fees paid to the Sponsors, which are included in Corporate expense in our Consolidated Condensed Statements of Operations, for the quarter and nine months ended September 30, 2011, were $7.5 million and $22.5 million, respectively. For the quarter and nine months ended September 30, 2010, fees paid to the Sponsors totaled approximately $7.1 million and $21.4 million, respectively. We also reimburse the Sponsors for expenses that they incur related to their management services.

Note 16—Consolidating Financial Information of Guarantors and Issuers

As of September 30, 2011, CEOC is the issuer of certain debt securities that have been guaranteed by Caesars Entertainment and certain subsidiaries of CEOC. The following consolidating schedules present condensed financial information for Caesars Entertainment, the parent and guarantor; CEOC, the subsidiary issuer; guarantor subsidiaries of CEOC; and non-guarantor subsidiaries of Caesars Entertainment and CEOC, which include PHW Las Vegas and the CMBS properties, as of September 30, 2011, and December 31, 2010, and for the quarters and nine months ended September 30, 2011 and 2010.

In lieu of providing separate unaudited financial statements for the guarantor subsidiaries, we have included the accompanying condensed consolidating financial statements based on the Securities and Exchange Commission’s interpretation and application of ASC 470-10-S99, (Rule 3-10 of the Securities and Exchange Commission’s Regulation S-X). Management does not believe that separate financial statements of the guarantor subsidiaries are material to our investors. Therefore, separate financial statements and other disclosures concerning the guarantor subsidiaries are not presented.

As described in more detail in Note 5, “Debt” in this 10-Q, Caesars Entertainment is in the process of completing the Octavius Tower at Caesars Palace Las Vegas and the development of Project Linq on the Las Vegas strip. As part of the financing of the two projects, certain non-guarantor entities borrowed $450.0 million in April 2011. Also, in April 2011, a guarantor entity contributed the existing Octavius Tower and related assets, which totaled $293.2 million, to the Octavius non-guarantor borrower. Concurrent with this asset contribution, the contributing guarantor entity increased its investment in the non-guarantor borrower entity by the same amount.

In August 2010, in conjunction with the amendment of the CMBS Financing, certain trademark assets were transferred from one of the Guarantor subsidiaries of CEOC to the CMBS properties, which are non-guarantor subsidiaries of the Company. This transfer of trademarks, with a book value of $45.3 million, was not properly recorded in this footnote in our filings since that time. At September 30, 2011, the trademark values have been properly reclassified in the respective Guarantor and Non-Guarantor columns of the Condensed Consolidating Balance Sheet herein. This revision resulted in decreases in Intangible assets other than goodwill and Stockholders’ equity in the Guarantors column and corresponding increases in Intangible assets other than goodwill and Stockholders’ equity in the Non-Guarantors column, of this footnote. The error, which the Company has determined is not material to this disclosure for all periods, had no impact on the Company’s Consolidated Condensed Balance Sheets, Consolidated Condensed Statements of Operations or Consolidated Condensed Statements of Cash Flows for any period presented in this 10-Q. In addition, the error had no impact on the Condensed Consolidating Statements of Operations and Condensed Consolidating Statements of Cash Flows within this footnote.

CONDENSED CONSOLIDATING BALANCE SHEET

SEPTEMBER 30, 2011

(In millions)	CEC (Parent)	Subsidiary Issuer	Guarantors	Non- Guarantors	Consolidating/ Eliminating Adjustments	Total
Assets
Current assets
Cash and cash equivalents	$113.3	$306.9	$267.9	$462.6	$—	$1,150.7
Receivables, net of allowance for doubtful accounts	—	39.6	260.9	113.7	—	414.2
Deferred income taxes	—	66.6	81.2	12.3	—	160.1
Prepayments and other current assets	—	13.0	76.2	162.1	—	251.3
Inventories	—	0.5	32.1	16.4	—	49.0
Assets held for sale	—	—	2.4	—	—	2.4
Intercompany receivables	12.9	259.0	155.7	137.7	(565.3)	—

Total current assets	126.2	685.6	876.4	904.8	(565.3)	2,027.7
Land, buildings, riverboats and equipment, net of accumulated depreciation	—	228.6	9,800.2	7,333.7	—	17,362.5
Goodwill	—	—	1,646.1	1,826.9	—	3,473.0
Intangible assets other than goodwill	—	5.1	3,848.2	849.9	—	4,703.2
Investments in and advances to non-consolidated affiliates	681.0	13,656.2	653.7	966.5	(15,857.5)	99.9
Restricted cash	—	—	—	465.3	—	465.3
Deferred charges and other	5.0	332.1	183.7	213.7	—	734.5
Intercompany receivables	361.2	1,105.5	585.9	98.5	(2,151.1)	—

	$1,173.4	$16,013.1	$17,594.2	$12,659.3	$(18,573.9)	$28,866.1

Liabilities and Stockholders’ Equity/ (Deficit)
Current liabilities
Accounts payable	$0.3	$90.8	$87.3	$97.8	$—	$276.2
Interest payable	—	374.7	1.7	9.1	—	385.5
Accrued expenses	3.9	169.6	431.2	480.0	—	1,084.7
Current portion of long-term debt	—	23.5	7.0	15.0	—	45.5
Intercompany payables	7.5	80.0	277.0	200.8	(565.3)	—

Total current liabilities	11.7	738.6	804.2	802.7	(565.3)	1,791.9
Long-term debt	—	14,240.9	68.5	6,111.7	(846.0)	19,575.1
Deferred credits and other	—	645.2	164.8	98.2	—	908.2
Deferred income taxes	(0.2)	940.9	2,465.4	1,942.9	—	5,349.0
Intercompany payables	—	387.8	871.6	891.7	(2,151.1)	—

	11.5	16,953.4	4,374.5	9,847.2	(3,562.4)	27,624.2

Redeemable non-controlling interests				36.0		36.0

Caesars Entertainment Corporation Stockholders’ equity/(deficit)	1,161.9	(940.3)	13,219.7	2,732.1	(15,011.5)	1,161.9
Non-controlling interests	—	—	—	44.0	—	44.0

Total Stockholders’ equity/(deficit)	1,161.9	(940.3)	13,219.7	2,776.1	(15,011.5)	1,205.9

	$1,173.4	$16,013.1	$17,594.2	$12,659.3	$(18,573.9)	$28,866.1

CONDENSED CONSOLIDATING BALANCE SHEET

DECEMBER 31, 2010

(In millions)	CEC (Parent)	Subsidiary Issuer	Guarantors	Non- Guarantors	Consolidating/ Eliminating Adjustments	Total
Assets
Current assets
Cash and cash equivalents	$136.0	$61.0	$358.2	$431.8	$—	$987.0
Receivables, net of allowance for doubtful accounts	—	18.0	261.4	113.8	—	393.2
Deferred income taxes	—	66.2	92.6	17.0	—	175.8
Prepayments and other current assets	—	29.0	77.2	77.9	—	184.1
Inventories	—	0.4	32.7	17.3	—	50.4
Intercompany receivables	3.7	313.0	161.9	169.1	(647.7)	—

Total current assets	139.7	487.6	984.0	826.9	(647.7)	1,790.5
Land, buildings, riverboats and equipment, net of accumulated depreciation	—	229.8	10,457.8	7,079.0	—	17,766.6
Goodwill	—	—	1,646.1	1,774.8	—	3,420.9
Intangible assets other than goodwill	—	5.6	4,052.1	654.1	—	4,711.8
Investments in and advances to non-consolidated affiliates	1,002.3	13,924.4	7.6	914.0	(15,754.3)	94.0
Deferred charges and other	—	408.2	188.4	207.3	—	803.9
Intercompany receivables	500.0	1,106.7	669.5	184.2	(2,460.4)	—

	$1,642.0	$16,162.3	$18,005.5	$11,640.3	$(18,862.4)	$28,587.7

Liabilities and Stockholders’ Equity/(Deficit)
Current liabilities
Accounts payable	$2.1	$87.6	$91.3	$70.4	$—	$251.4
Interest payable	—	191.2	0.5	9.8	—	201.5
Accrued expenses	7.3	208.2	420.2	438.6	—	1,074.3
Current portion of long-term debt	—	30.0	6.7	18.9	—	55.6
Intercompany payables	—	47.9	318.8	281.0	(647.7)	—

Total current liabilities	9.4	564.9	837.5	818.7	(647.7)	1,582.8
Long-term debt	—	13,690.7	71.8	5,825.0	(802.0)	18,785.5
Deferred credits and other	—	646.4	164.2	112.5	—	923.1
Deferred income taxes	(0.2)	1,131.3	2,536.1	1,956.5	—	5,623.7
Intercompany payables	—	598.1	955.2	907.1	(2,460.4)	—

	9.2	16,631.4	4,564.8	9,619.8	(3,910.1)	26,915.1

Caesars Entertainment Corporation Stockholders’ equity/(deficit)	1,632.8	(469.1)	13,440.7	1,980.7	(14,952.3)	1,632.8
Non-controlling interests	—	—	—	39.8	—	39.8

Total Stockholders’ equity/(deficit)	1,632.8	(469.1)	13,440.7	2,020.5	(14,952.3)	1,672.6

	$1,642.0	$16,162.3	$18,005.5	$11,640.3	$(18,862.4)	$28,587.7

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

FOR THE QUARTER ENDED SEPTEMBER 30, 2011

(In millions)	CEC (Parent)	Subsidiary Issuer	Guarantors	Non- Guarantors	Consolidating/ Eliminating Adjustments	Total
Revenues
Casino	$—	$18.3	$1,078.0	$593.9	$—	$1,690.2
Food and beverage	—	3.8	227.9	172.1	—	403.8
Rooms	—	5.0	163.3	146.7	—	315.0
Management fees	—	—	16.4	0.7	(7.4)	9.7
Other	—	7.4	96.4	102.8	(41.8)	164.8
Less: casino promotional allowances	—	(5.5)	(201.5)	(122.5)	—	(329.5)

Net revenues	—	29.0	1,380.5	893.7	(49.2)	2,254.0

Operating expenses
Direct
Casino	—	11.3	607.7	336.5	—	955.5
Food and beverage	—	1.6	90.7	82.2	—	174.5
Rooms	—	0.5	35.5	39.0	—	75.0
Property general, administrative and other	—	12.6	334.8	239.3	(34.9)	551.8
Depreciation	—	1.7	110.5	69.1	—	181.3
Write-downs, reserves and recoveries	—	10.6	4.3	24.7	—	39.6
Loss/(income) on interests in non-consolidated affiliates	161.7	(87.4)	(10.5)	0.1	(62.8)	1.1
Corporate expense	7.0	20.0	7.2	16.6	(14.3)	36.5
Acquisition and integration costs	(0.2)	0.1	—	1.4	—	1.3
Amortization of intangible assets	—	0.2	23.4	15.6	—	39.2

Total operating expenses	168.5	(28.8)	1,203.6	824.5	(112.0)	2,055.8

(Loss)/income from operations	(168.5)	57.8	176.9	69.2	62.8	198.2
Interest expense, net of interest capitalized	—	(413.5)	(7.3)	(74.1)	44.6	(450.3)
Other income, including interest income	3.3	14.3	3.8	31.4	(44.6)	8.2

(Loss)/income before income taxes	(165.2)	(341.4)	173.4	26.5	62.8	(243.9)
Benefit/(provision) for income taxes	1.2	148.2	(62.0)	(16.9)	—	70.5

Net (loss)/income	(164.0)	(193.2)	111.4	9.6	62.8	(173.4)
Less: net loss attributable to non-controlling interests	—	—	—	9.4	—	9.4

Net (loss)/income attributable to Caesars Entertainment Corporation	$(164.0)	$(193.2)	$111.4	$19.0	$62.8	$(164.0)

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

FOR THE QUARTER ENDED SEPTEMBER 30, 2010

(In millions)	CEC (Parent)	Subsidiary Issuer	Guarantors	Non- Guarantors	Consolidating/ Eliminating Adjustments	Total
Revenues
Casino	$—	$19.9	$1,161.9	$602.5	$—	$1,784.3
Food and beverage	—	5.1	223.3	166.6	—	395.0
Rooms	—	5.4	155.4	135.2	—	296.0
Management fees	—	—	14.5	0.5	(5.9)	9.1
Other	—	18.5	95.3	82.9	(41.2)	155.5
Less: casino promotional allowances	—	(7.0)	(217.8)	(126.6)	—	(351.4)

Net revenues	—	41.9	1,432.6	861.1	(47.1)	2,288.5

Operating expenses
Direct
Casino	—	12.8	644.8	353.3	—	1,010.9
Food and beverage	—	2.0	85.0	77.0	—	164.0
Rooms	—	0.5	31.5	35.2	—	67.2
Property general, administrative and other	—	16.0	335.2	221.0	(31.4)	540.8
Depreciation	—	1.8	116.1	63.5	—	181.4
Project opening costs	—	—	0.7	1.0	—	1.7
Write-downs, reserves and recoveries	—	6.6	16.2	5.9	—	28.7
Impairment of intangible assets	—	—	38.0	6.0	—	44.0
Loss/(income) on interests in non-consolidated affiliates	160.0	(94.9)	(6.7)	(0.6)	(56.1)	1.7
Corporate expense	6.2	19.0	5.0	17.9	(15.7)	32.4
Acquisition and integration costs	—	0.5	—	0.2	—	0.7
Amortization of intangible assets	—	0.2	23.3	15.8	—	39.3

Total operating expenses	166.2	(35.5)	1,289.1	796.2	(103.2)	2,112.8

(Loss)/income from operations	(166.2)	77.4	143.5	64.9	56.1	175.7
Interest expense, net of interest capitalized	(3.1)	(446.5)	(20.7)	(100.9)	47.6	(523.6)
Gains on early extinguishment of debt	—	—	—	77.4	—	77.4
Other income, including interest income	1.7	21.1	18.5	16.1	(47.6)	9.8

(Loss)/income before income taxes	(167.6)	(348.0)	141.3	57.5	56.1	(260.7)
Benefit/(provision) for income taxes	2.8	160.7	(39.1)	(26.9)	—	97.5

Net (loss)/income	(164.8)	(187.3)	102.2	30.6	56.1	(163.2)
Less: net income attributable to non-controlling interests	—	—	—	(1.6)	—	(1.6)

Net (loss)/income attributable to Caesars Entertainment Corporation	$(164.8)	$(187.3)	$102.2	$29.0	$56.1	$(164.8)

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2011

(In millions)	CEC (Parent)	Subsidiary Issuer	Guarantors	Non- Guarantors	Consolidating/ Eliminating Adjustments	Total
Revenues
Casino	$—	$50.3	$3,193.7	$1,785.5	$—	$5,029.5
Food and beverage	—	11.1	647.0	506.9	—	1,165.0
Rooms	—	13.4	470.8	433.0	—	917.2
Management fees	—	—	50.4	2.4	(25.1)	27.7
Other	—	32.5	288.5	286.1	(133.7)	473.4
Less: casino promotional allowances	—	(15.0)	(571.4)	(364.3)	—	(950.7)

Net revenues	—	92.3	4,079.0	2,649.6	(158.8)	6,662.1

Operating expenses
Direct
Casino	—	31.5	1,797.8	998.6	—	2,827.9
Food and beverage	—	5.3	260.0	235.0	—	500.3
Rooms	—	1.6	102.3	113.2	—	217.1
Property general, administrative and other	—	40.0	960.6	696.5	(104.1)	1,593.0
Depreciation	—	5.1	333.7	193.4	—	532.2
Project opening costs	—	—	3.9	0.3	—	4.2
Write-downs, reserves and recoveries	—	38.7	12.7	31.5	—	82.9
Loss/(income) on interests in non-consolidated affiliates	462.3	(316.1)	(36.5)	3.0	(108.5)	4.2
Corporate expense	17.2	75.2	15.5	61.9	(54.7)	115.1
Acquisition and integration costs	—	0.5	1.1	2.0	—	3.6
Amortization of intangible assets	—	0.5	70.4	46.8	—	117.7

Total operating expenses	479.5	(117.7)	3,521.5	2,382.2	(267.3)	5,998.2

(Loss)/income from operations	(479.5)	210.0	557.5	267.4	108.5	663.9
Interest expense, net of interest capitalized	—	(1,328.9)	(25.5)	(241.0)	147.1	(1,448.3)
Gains on early extinguishments of debt	—	—	—	47.9	—	47.9
Other income, including interest income	10.0	37.9	13.2	102.7	(147.1)	16.7

(Loss)/income before income taxes	(469.5)	(1,081.0)	545.2	177.0	108.5	(719.8)
Benefit/(provision) for income taxes	2.5	496.1	(194.1)	(56.0)	—	248.5

Net (loss)/income	(467.0)	(584.9)	351.1	121.0	108.5	(471.3)
Less: net income attributable to non-controlling interests	—	—	—	4.3	—	4.3

Net (loss)/income attributable to Caesars Entertainment Corporation	$(467.0)	$(584.9)	$351.1	$125.3	$108.5	$(467.0)

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2010

(In millions)	CEC (Parent)	Subsidiary Issuer	Guarantors	Non- Guarantors	Consolidating/ Eliminating Adjustments	Total
Revenues
Casino	$—	$55.1	$3,421.9	$1,774.3	$—	$5,251.3
Food and beverage	—	14.6	659.1	484.1	—	1,157.8
Rooms	—	14.4	450.7	393.4	—	858.5
Management fees	—	2.6	46.0	1.1	(18.5)	31.2
Other	—	37.1	273.6	236.7	(107.5)	439.9
Less: casino promotional allowances	—	(19.0)	(646.9)	(375.2)	—	(1,041.1)

Net revenues	—	104.8	4,204.4	2,514.4	(126.0)	6,697.6

Operating expenses
Direct
Casino	—	35.3	1,923.7	1,023.9	—	2,982.9
Food and beverage	—	6.0	246.2	217.5	—	469.7
Rooms	—	1.6	92.8	101.1	—	195.5
Property general, administrative and other	—	33.6	1,003.0	638.8	(95.4)	1,580.0
Depreciation	—	5.5	357.8	184.8	—	548.1
Project opening costs	—	—	2.0	2.0	—	4.0
Write-downs, reserves and recoveries	—	27.8	85.8	22.7	—	136.3
Impairment of intangible assets	—	—	138.0	6.0	—	144.0
Loss/(income) on interests in non-consolidated affiliates	622.6	(193.1)	(22.4)	0.3	(405.3)	2.1
Corporate expense	17.0	63.4	16.7	37.3	(30.6)	103.8
Acquisition and integration costs	—	0.9	0.9	6.5	—	8.3
Amortization of intangible assets	—	0.5	74.6	46.6	—	121.7

Total operating expenses	639.6	(18.5)	3,919.1	2,287.5	(531.3)	6,296.4

(Loss)/income from operations	(639.6)	123.3	285.3	226.9	405.3	401.2
Interest expense, net of interest capitalized	(3.1)	(1,274.0)	(62.6)	(296.2)	164.0	(1,471.9)
(Losses)/gains on early extinguishments of debt	—	(4.5)	—	53.2	—	48.7
Other income, including interest income	1.8	55.7	50.1	84.6	(164.0)	28.2

(Loss)/income before income taxes	(640.9)	(1,099.5)	272.8	68.5	405.3	(993.8)
Benefit/(provision) for income taxes	6.5	491.2	(106.6)	(26.6)	—	364.5

Net (loss)/income	(634.4)	(608.3)	166.2	41.9	405.3	(629.3)
Less: net income attributable to non-controlling interests	—	—	—	(5.1)	—	(5.1)

Net (loss)/income attributable to Caesars Entertainment Corporation	$(634.4)	$(608.3)	$166.2	$36.8	$405.3	$(634.4)

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2011

(in millions)	CEC (Parent)	Subsidiary Issuer	Guarantors	Non- Guarantors	Consolidating/ Eliminating Adjustments	Total
Cash flows provided by/(used in) operating activities	$169.4	$(62.6)	$2.8	$205.3	$—	$314.9

Cash flows (used in)/provided by investing activities
Land, buildings, riverboats and equipment additions, net of change in construction payables	—	(8.8)	(83.1)	(73.0)	—	(164.9)
Change in restricted cash	—	—	—	(544.0)	—	(544.0)
Investments in subsidiaries/payments to acquire a business, net of transaction costs	(108.5)	(103.2)	(15.6)	(19.0)	227.3	(19.0)
Payments to acquire certain gaming rights	—	—	—	(22.7)	—	(22.7)
Investments in/advances to non-consolidated affiliates and other	—	—	—	(76.0)	—	(76.0)
Proceeds from other asset sales	—	—	1.4	—	—	1.4
Other	—	—	(5.2)	(5.0)	—	(10.2)

Cash flows (used in)/provided by investing activities	(108.5)	(112.0)	(102.5)	(739.7)	227.3	(835.4)

Cash flows provided by/(used in) financing activities
Proceeds from issuance of long-term debt	—	418.3	—	445.5	—	863.8
Debt issuance costs and fees	—	(3.2)	—	(14.3)	—	(17.5)
Borrowings under lending agreements	—	135.0	—	—	—	135.0
Repayments under lending agreements	—	(135.0)	—	—	—	(135.0)
Cash paid in connection with early extinguishment of debt	—	—	(1.2)	(124.7)	—	(125.9)
Scheduled debt retirements	—	(19.3)	—	(15.1)	—	(34.4)
Non-controlling interests’ contributions, net of distributions	—	—	—	4.8	—	4.8
Other	(1.6)	—	(5.0)	—	—	(6.6)
(Distributions to) and transfers from affiliates, net	(82.0)	24.7	15.6	269.0	(227.3)	—

Cash flows (used in)/provided by financing activities	(83.6)	420.5	9.4	565.2	(227.3)	684.2

Net (decrease)/increase in cash and cash equivalents	(22.7)	245.9	(90.3)	30.8	—	163.7
Cash and cash equivalents, beginning of period	136.0	61.0	358.2	431.8	—	987.0

Cash and cash equivalents, end of period	$113.3	$306.9	$267.9	$462.6	$—	$1,150.7

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2010

(In millions)	CEC (Parent)	Subsidiary Issuer	Guarantors	Non- Guarantors	Consolidating/ Eliminating Adjustments	Total
Cash flows provided by/(used in) operating activities	$644.1	$(117.6)	$(122.5)	$(95.6)	$—	$308.4

Cash flows (used in)/provided by investing activities
Land, buildings, riverboats and equipment additions, net of change in construction payables	—	(3.1)	(78.6)	(42.9)	—	(124.6)
Investment in subsidiaries/payments to acquire a business, net of transaction costs	—	(0.2)	(0.9)	(43.5)	—	(44.6)
Payment made for partnership interest	—	—	—	(19.5)	—	(19.5)
Payment made for Pennsylvania gaming rights	—	—	—	(16.5)	—	(16.5)
Cash acquired in business acquisition, net	—	(18.6)	—	33.0	—	14.4
Investments in/advances to non-consolidated affiliates and other	—	—	(5.0)	—	—	(5.0)
Proceeds from other asset sales	—	—	14.3	—	—	14.3
Other	—	—	(10.6)	(3.8)	—	(14.4)

Cash flows used in investing activities	—	(21.9)	(80.8)	(93.2)	—	(195.9)

Cash flows provided by/(used in) financing activities
Proceeds from the issuance of long-term debt	—	740.8	—	551.4	—	1,292.2
Debt issuance costs and fees	—	(17.8)	—	(41.1)	—	(58.9)
Borrowings under lending agreements	—	1,175.0	—	—	—	1,175.0
Repayments under lending agreements	—	(1,602.0)	—	(3.0)	—	(1,605.0)
Cash paid in connection with early extinguishment of debt	—	(219.9)	—	(53.6)	—	(273.5)
Scheduled debt retirements	—	(191.0)	—	(23.7)	—	(214.7)
Non-controlling interests’ distributions, net of contributions	—	—	—	(5.8)	—	(5.8)
Other	(1.3)	—	(6.6)	(0.4)	—	(8.3)
(Distributions to) and transfers from affiliates, net	(448.8)	650.5	26.7	(228.4)	—	—

Cash flows (used in)/provided by financing activities	(450.1)	535.6	20.1	195.4	—	301.0

Effect of deconsolidation of variable interest entities	—	—	—	(7.9)	—	(7.9)

Net increase/(decrease) in cash and cash equivalents	194.0	396.1	(183.2)	(1.3)	—	405.6
Cash and cash equivalents, beginning of period	122.7	(15.6)	445.2	365.8	—	918.1

Cash and cash equivalents, end of period	$316.7	$380.5	$262.0	$364.5	$—	$1,323.7

Schedule II

CAESARS ENTERTAINMENT CORPORATION

CONSOLIDATED VALUATION AND QUALIFYING ACCOUNTS

(In millions)

		Additions
Description	Balance at Beginning of Period	Charged to Costs and Expenses	Charged to Other Accounts	Deductions from Reserves		Balance at End of Period
YEAR ENDED DECEMBER 31, 2010
Allowance for doubtful accounts
Current	$207.1	$66.1	$—	$(56.9	)(a)	$216.3

Long-term	$0.3	$—	$—	$—		$0.3

Liability to sellers under acquisition agreement (b)	$1.4	$—	$—	$(0.2)		$1.2

YEAR ENDED DECEMBER 31, 2009
Allowance for doubtful accounts
Current	$201.4	$72.1	$13.1	$(79.5	)(a)	$207.1

Long-term	$0.3	$—	$—	$—		$0.3

Liability to sellers under acquisition agreement (b)	$1.6	$—	$—	$(0.2)		$1.4

YEAR ENDED DECEMBER 31, 2008
Allowance for doubtful accounts
Current	$126.2	$85.9	$45.3	$(56.0	)(a)	$201.4

Long-term	$0.3	$—	$—	$—		$0.3

Liability to sellers under acquisition agreement (b)	$1.8	$—	$—	$(0.2)		$1.6

(a)	Uncollectible accounts written off, net of amounts recovered.

(b)	We acquired Players International, Inc., (“Players”) in March 2000. In 1995, Players acquired a hotel and land adjacent to its riverboat gaming facility in Lake Charles, Louisiana, for cash plus future payments to the seller based on the number of passengers boarding the riverboat casinos during a defined term. In accordance with the guidance provided by ASC 805 regarding the recognition of liabilities assumed in a business combination accounted for as a purchase, Players estimated the net present value of the future payments to be made to the sellers and recorded that amount as a component of the total consideration paid to acquire these assets. Our recording of this liability in connection with the purchase price allocation process following the Players acquisition was originally reported in 2000. Our casino operations in Lake Charles sustained significant damage in late third quarter 2005 as a result of Hurricane Rita. As a result of hurricane damage, and upon the Company’s subsequent decision to scale back operations in Lake Charles and ultimately sell the property, the current and long-term portions of this obligation were written down in fourth quarter 2005; the credit was included in Discontinued operations on our Consolidated Statements of Operations. We sold Harrah’s Lake Charles in fourth quarter 2006. Prior to the sale, the current and long-term portions of this obligation were included in Liabilities held for sale on our Consolidated Balance Sheets. The remaining long-term portion of this liability is included in Deferred credits and other on our Consolidated Balance Sheets; the current portion of this obligation is included in Accrued expenses on our Consolidated Balance Sheets.